Form 10-K, Exhibit 13
period 1994-09-30
RALSTON PURINA CO
filed 1994-12-29
CIK 81870

                                                                    Exhibit 13



                RALSTON PURINA COMPANY AND SUBSIDIARIES

                    INDEX TO FINANCIAL INFORMATION

  Holders of Ralston-Ralston Purina Group Common Stock (RPG Stock) and Ralston-Continental Baking Group Common Stock (CBG Stock) are common shareholders of the Ralston Purina Company (Company). Although the financial statements of the Ralston Purina Group (RPG Group) and the Continental Baking Group (CBG Group) separately report the assets, liabilities and shareholders equity of the Company attributed to each group, this attribution does not affect legal title to such assets or responsibility for such liabilities. Financial impacts arising from the RPG Group or the CBG Group that affect the consolidated results of operations or financial position of the Company could affect the results of operations or financial position of both groups. Accordingly, the Company's Consolidated Financial Statements and Financial Review should be read in conjunction with the Combined Financial Statements and Financial Review sections of the Ralston Purina Group and the Continental Baking Group.

                                                                                                                          Page
                                                                                                                          ----
  Ralston Purina Group

    Five Year Summary..................................................................................................    14

    Financial Review...................................................................................................    15

    Business Segment Information.......................................................................................    21

    Responsibility for Financial Statements............................................................................    24

    Report of Independent Accountants..................................................................................    24

    Combined Statement of Earnings.....................................................................................    25

    Combined Balance Sheet.............................................................................................    26

    Combined Statement of Cash Flows...................................................................................    27

    Notes to Financial Statements......................................................................................    28

    Quarterly Financial Information....................................................................................    46

  Continental Baking Group

    Five Year Summary..................................................................................................    50

    Financial Review...................................................................................................    51

    Responsibility for Financial Statements............................................................................    54

    Report of Independent Accountants..................................................................................    54

    Combined Statement of Earnings.....................................................................................    55

    Combined Balance Sheet.............................................................................................    56

    Combined Statement of Cash Flows...................................................................................    57

    Notes to Financial Statements......................................................................................    58

    Quarterly Financial Information....................................................................................    74

  Ralston Purina Company

    Five Year Summary..................................................................................................    75

    Financial Review...................................................................................................    77

    Business Segment Information.......................................................................................    85

    Responsibility for Financial Statements............................................................................    88

    Report of Independent Accountants..................................................................................    88

    Consolidated Statement of Earnings.................................................................................    89

    Consolidated Balance Sheet.........................................................................................    91

    Consolidated Statement of Cash Flows...............................................................................    92

    Consolidated Statement of Shareholders Equity......................................................................    93

    Notes to Financial Statements......................................................................................    95

    Quarterly Financial Information....................................................................................   112

                         RALSTON PURINA GROUP

                      Five Year Financial Summary


(In millions except per share and percentage data)
                                                                           For the year ended September 30,
                                                         -------------------------------------------------------------------
STATEMENT OF EARNINGS DATA                               1994<Fa>        1993              1992          1991           1990
                                                         --------        ----              ----          ----           ----

Net Sales............................................   $5,759.3       $5,915.4          $5,748.3      $5,424.8       $5,152.3
Depreciation and Amortization........................      232.9          236.5             223.3         193.0          172.1
Earnings (Loss) Related to Retained Interest in the
 CBG Group...........................................      (13.1)         (26.7)             20.8          27.9           31.0
Earnings before Income Taxes, Interest Expense,
 Extraordinary Item and Cumulative Effect of
 Accounting Changes..................................      642.2          712.2             690.8         745.4          741.6
  As a Percent of Sales..............................       11.2%          12.0%             12.0%         13.7%          14.4%
Earnings before Income Taxes, Extraordinary Item and
 Cumulative Effect of Accounting Changes.............   $  451.3       $  501.5          $  478.7      $  566.7       $  565.3
Income Taxes.........................................      220.2          217.9             186.5         210.7          208.9
Earnings before Extraordinary Item and Cumulative
 Effect of Accounting Changes<Fb>....................      231.1          283.6             292.2         356.0          356.4
  As a Percent of Sales..............................        4.0%           4.8%              5.1%          6.6%           6.9%
Net Earnings<Fc>.....................................   $  223.2       $  153.4          $  285.8      $  356.0       $  356.4
Earnings after Preferred Stock Dividend..............      204.8          134.3             266.7         337.2          337.8

                                                                                 As of September 30,
                                                     ----------------------------------------------------------------------------
BALANCE SHEET DATA                                       1994(a)         1993              1992          1991           1990
                                                         -------         ----              ----          ----           ----
Working Capital......................................   $  142.4       $  251.5          $  113.8      $  519.9       $  317.0
Property at Cost, Net................................    1,300.4        1,742.7           1,733.4       1,613.5        1,477.3
  Additions (during the year)........................      242.5          230.7             253.3         322.2          259.1
  Depreciation (during the year).....................      189.5          191.7             186.9         156.4          142.2
Total Assets.........................................    3,791.0        4,293.9           4,422.1       3,914.1        3,707.5
Long-Term Debt.......................................    1,251.6        1,731.6           1,752.6       1,685.8        1,574.4
Redeemable Preferred Stock...........................      427.4          463.9             463.9         462.6          457.7
RPG Group Equity.....................................      340.1          436.4             584.3         693.8          511.7
  Per Share..........................................       3.40<Fd>       4.29
Common RPG Stock Outstanding.........................      100.0<Fd>      101.8

- ------------------------------------------------------------------------
SHARE AND PER SHARE DATA
RPG Stock (Pro forma in 1993 and 1992 assuming
 two classes of common stock):                                     For the year ended
  Earnings before Extraordinary Item and Cumulative                   September 30,
                                                     -----------------------------------------------
   Effect of Accounting Changes                           1994         1993<Fe>            1992
                                                          ----         --------            ----
    Primary..........................................   $   2.12       $   2.56          $   2.57
    Fully Diluted....................................       2.05           2.44              2.44
  Net Earnings
    Primary..........................................       2.04           1.30              2.51
    Fully Diluted....................................       1.98           1.29              2.39
Dividends Declared on RPG Stock......................       1.20            .60<Ff>
  Average Shares Outstanding-RPG Stock...............      100.5          103.3             106.3

- -----

<Fa> On March 31, 1994, the Company effected a spin-off of Ralcorp
     Holdings, Inc., its private label and branded cereal, baby food, crackers and cookie, ski resort and coupon redemption businesses. The RPG Group's earnings and cash flows reflect the operations of those businesses through March 31, 1994. Pro forma results of operations of the RPG Group without the Ralcorp businesses appear on page 32.

<Fb> Before extraordinary charges for early retirement of debt of $7.9 for 1994, $9.9 for 1993 and $6.4 for 1992. Also, before charges for the cumulative effect of accounting changes of $159.2 (which includes $38.9 related to the RPG Group's retained interest in the CBG Group) in 1993.

<Fc> After tax provisions reduced earnings by $72.8 in 1994, $24.5 in
     1992, $18.0 in 1991 and $12.9 in 1990. Provisions were for restructuring in all years and also included gains on disposition of property in 1992, environmental costs in 1991 and settlement of litigation in 1990. Also, the incremental impact of adopting FAS 106 and FAS 109 resulted in a reduction of net earnings of $15.1 in 1993.

<Fd> Does not reflect 4.0 shares held by the Company's Grantor Trust.

<Fe> Earnings before extraordinary item per share of RPG Stock for the two months ended September 30, 1993 were $.40 and $.38 on a primary and fully diluted basis, respectively. Net earnings per share for the same period were $.36 and $.34.

<Ff> Represents dividends declared on redesignated RPG Stock from July
     30, 1993 through September 30, 1993.

                         RALSTON PURINA GROUP

                           FINANCIAL REVIEW

  Effective July 30, 1993, the Company has two classes of common stock, RPG Stock and CBG Stock. RPG Stock is intended to reflect the performance of the RPG Group which consists of the Company's non-bakery businesses.

  The following discussion is a summary of the key factors management considers necessary in reviewing the RPG Group's results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Business Segment Information and the Combined Financial Statements of the RPG Group and related notes.

Highlights and Outlook

  Net earnings for the RPG Group were $223.2 million for the year compared to $153.4 million in 1993. Included in net earnings in 1994 are extraordinary losses on early retirement of debt of $7.9 million, after taxes, restructuring charges primarily in the Battery Products segment of $72.8 million, after taxes, and earnings related to spun-off businesses of $37.5 million. Included in net earnings in 1993 are extraordinary losses on early retirement of debt of $9.9 million, after taxes, a charge for the cumulative effect of accounting change related to postretirement benefits other than pensions of $130.7 million, after taxes, a credit for the cumulative effect of accounting change related to income taxes of $10.4 million, a decrease of $38.9 million in the RPG Group's earnings related to its retained interest in the CBG Group due to the CBG Group's accounting changes, and earnings related to spun-off businesses of $45.2 million. Excluding the effect of items previously discussed, net earnings decreased $10.9 million in 1994 on lower earnings related to the retained interest in the CBG Group and lower returns on other investments, partially offset by improved operating results and lower interest expense.

  Earnings per share, exclusive of the aforementioned items were $2.48 and $2.37 on a primary and fully diluted basis, respectively, for 1994 compared to pro forma primary and fully diluted earnings per share, exclusive of the aforementioned items, of $2.50 and $2.38. Earnings per share comparisons benefited from fewer outstanding shares in 1994, reflecting stock repurchases.

  In 1993, net earnings decreased $132.4 million, primarily on accounting changes. In 1992, the RPG Group recognized an extraordinary loss on early retirement of debt of $6.4 million, after taxes, and provisions for restructuring of international battery manufacturing and agricultural operations, offset by a gain on sale of assets, of $24.5 million, after taxes. Earnings in 1992 also included $30.3 million related to spun-off businesses. Excluding the effect of the aforementioned items in 1993 and 1992, net earnings decreased in 1993 by $9.1 million as improved results in the Battery Products segment were more than offset by higher expense related to accounting changes of $15.1 million, after taxes, and lower earnings related to the retained interest in the CBG Group of $8.6 million.

  The fourth quarter of 1994 reflected a net loss of $26.5 million compared to net earnings of $54.3 million in the 1993 fourth quarter. Exclusive of restructuring provisions in the current year fourth quarter, and an extraordinary loss of $4.2 million, after taxes, and results of spun-off operations of $6.3 million in 1993, earnings declined $5.9 million primarily on lower earnings related to the retained interest in the CBG Group and lower operating results partially offset by lower net interest expense.

Operating Results

  On March 31, 1994, the Company effected a spin-off of its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses (Ralcorp). The RPG Group's earnings and cash flows reflect the operations of those businesses through March 31, 1994.

  Included in the period under review are the following acquisitions that affect comparability of operating results for the periods.

  Fiscal 1993-The Company acquired ski and real estate assets in the resort of Breckenridge, Colorado (which were spun-off on March 31, 1994) and the assets of a nickel-based rechargeable battery business, which have been attributed to the RPG Group.

  Fiscal 1992-The Company acquired two battery products businesses, operating primarily in the United Kingdom, Spain and Portugal, which have been attributed to the RPG Group.

Net Sales

  Net sales decreased $156.1 million or 2.6% in 1994 on the exclusion of sales of spun-off businesses after March 31, 1994, partially offset by increases in battery products and pet foods. In 1993, net sales increased $167.1 million or 2.9%,

                         RALSTON PURINA GROUP
primarily due to inclusion for the full year of battery operations acquired in 1992 and alkaline battery volume growth, offset by declines in the Pet and Human Foods segment. Comments on sales changes by business segment may be found in the Business Segment section of this financial review.

Gross Profit

  Gross profit of the RPG Group decreased 4% in 1994 on the exclusion of spun-off operations. Excluding such operations, gross profit increased 3% on increases in all other segments. In 1993, gross profit increased 3%. Gross profit as a percentage of sales was 42.7% in 1994 compared to 43.3% in 1993 and 1992. Sales growth in the Battery Products segment, which has generally lower margin percentages, unfavorably impacted the Group's gross profit percentages in both 1994 and 1993. In addition, gross profit percentages in the Pet and Human Foods segment were lower in 1994. In 1993, improved margin percentages in Battery Products were offset by declines in Pet and Human Foods.

  Cost of products sold in the Pet and Human Foods, Agricultural Products and Soy Protein Products and Other segments are somewhat dependent on commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as soybean meal, corn or wheat. Commodity costs have represented 30 to 35% of cost of products sold during the three year period ended September 30, 1994. The Company used futures contracts to hedge approximately 15 to 20% of such commodity purchases or 5 to 7% of cost of products sold during that period. As of September 30, 1994, the Company owned futures contracts, attributed to the RPG Group, with an aggregate value of approximately $60 million.

Operating Expenses

  Selling, general and administrative expenses decreased 4% in 1994 on the exclusion of spun-off businesses. Excluding the effect of spun-off businesses, selling general and administrative costs increased only 1% while sales increased 4%. In 1993, selling, general and administrative costs increased 8% on the reclassification of certain costs related to postretirement benefits other than pensions previously classified as interest expense and the inclusion of acquired operations.

Interest Expense and Other Income/Expense

  Interest expense decreased in 1994 to $190.9 million compared to $210.7 million in 1993 and $212.1 million in 1992. The decrease in 1994 reflects the reduction of debt due to the spin-off of Ralcorp. The decrease in 1993 occurred as expense of higher average borrowings was more than offset by a change in the classification of certain costs related to postretirement benefits other than pensions in 1993. These costs are reflected as interest in 1992 and as cost of products sold and selling, general and administrative expenses in 1994 and 1993. In 1994, other income/expense, net, increased $9.0 million on lower returns on other investments, partially offset by lower translation and exchange losses. In 1993, translation and exchange losses increased $8.0 million while investment and miscellaneous income decreased $8.2 million.

Earnings (Loss) Related to Retained Interest in the CBG Group

  The RPG Group recognized a loss related to its retained interest in the CBG Group of $13.1 million in 1994 compared to $26.7 million in 1993 and earnings of $20.8 million in 1992. The 1993 loss includes $38.9 million related to accounting changes of the CBG Group. Excluding such accounting changes, the retained interest earnings declined by $25.3 million in 1994 and $8.6 million in 1993. Lower results reflect continuing volume declines and unfavorable product mix in bread products and lower thrift store volume in the CBG Group in both years and, in the current year, higher ingredient, production and distribution costs.

Income Taxes

  Income taxes, which include federal, state and foreign taxes, were 48.8% of pre-tax earnings before extraordinary item and cumulative effect of accounting changes in 1994, 43.4% in 1993 and 39.0% in 1992. The increased percentage in 1994 reflects pre-tax losses which did not result in tax benefits due to tax loss situations or particular statutes of a country. The provision for income taxes in 1993 was $7.6 million higher than in 1992 due to the change in the method of accounting for income taxes. Income taxes in 1993 also increased $4.3 million as a result of a change to the federal tax rate.

                         RALSTON PURINA GROUP

  In addition to the aforementioned factors, income tax percentages are influenced by the inclusion of the RPG Group's earnings (loss) related to its retained interest in the CBG Group, on an after tax basis, in the computation of pre-tax earnings. The income tax percentages in 1994 and 1993 are increased due to the inclusion of a loss related to the retained interest and the percentage is decreased in 1992 due to the inclusion of earnings related to the retained interest.

Liquidity and Capital Resources

  For the year ended September 30, 1994, cash flow from operations was $428.3 million compared to $554.0 million and $458.4 million for fiscal years 1993 and 1992, respectively. The 1994 decrease in cash flow from operations resulted primarily from an increase in accounts receivable and changes in other working capital items. Working capital was $142.4 million at September 30, 1994 compared to $251.5 million and $113.8 million at September 30, 1993 and 1992, respectively. The decrease in working capital in 1994 is due to higher current maturities of long-term debt and short-term debt, partially offset by higher current assets and lower accounts payable and accrued liabilities. The increase in 1993 is primarily due to lower short-term borrowings and a decrease in accounts payable and accrued liabilities.

  Capital expenditures were $242.5 million, $230.7 million and $253.3 million in fiscal years 1994, 1993 and 1992, respectively. Projected capital expenditures of $270 million in 1995 are expected to be financed with funds generated from operations.

  The acquisition of European battery operations in 1992 for approximately $315 million represented significant investments.

  The Company manages most financial activities of the groups on a centralized, consolidated basis. The liquidity and capital resources of the Company provide financial and operating flexibility to each group. After redesignation of the Company's common stock to RPG Stock on July 30, 1993, equity transactions are imputed based on specific identification of treasury stock purchases, dividends and other equity transactions to each class of stock and group financial statements. During 1994, the Company purchased $100.9 million of RPG Stock and paid dividends of $120.4 million on RPG Stock. Financing activities for 1993 included RPG Group contributions to corporate equity transactions of $131.3 million for the period prior to the redesignation and purchases of and dividend payments on RPG Stock of $59.5 million and $30.9 million, respectively, after July 30, 1993. Prior to the redesignation, each group was attributed corporate equity transactions. The RPG Group's contribution to corporate equity transactions in 1992 was $428.4 million. As of November 21, 1994, 1,883,900 shares remained under the Board of Directors' authorization for the purchase of up to 3 million shares of RPG Stock.

  The RPG Group's portion of centrally managed debt decreased $325.5 million in 1994 while specifically attributed long and short-term debt, primarily foreign borrowings, increased $100.3 million. Centrally managed debt decreased $219.6 million and increased $298.8 million in 1993 and 1992, respectively. Specifically attributed debt increased $225.8 million and $156.6 million in 1993 and 1992, respectively.

  Coincident with the spin-off of Ralcorp on March 31, 1994, the Company redeemed 334,109 shares of its Series A 6.75% Preferred Stock at its guaranteed minimum value. The shares were redeemed by the Company in connection with the cessation of participation in the Company's Savings Investment Plan by plan participants employed by Ralcorp following the spin-off. Issued in connection with the redemption were 789,417 shares of RPG Stock.

Environmental Matters

  The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including air and water quality, underground fuel storage tanks, and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to approximately 16 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters,

                         RALSTON PURINA GROUP
particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the financial position of the RPG Group, but could be material to results of operations or cash flows for a particular quarter or annual period.

Inflation

  Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The RPG Group tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1994.

Foreign Exchange

  The RPG Group is engaged in the manufacture and sale of products in over 160 countries on a global basis. The Company enters into foreign exchange forward contracts and options to mitigate the RPG Group's economic exposure to changes in exchange rates. These exposures arise from three major areas: (a) non-U.S. dollar cash flows to the U.S. from foreign subsidiaries expected within a year or less, (b) cash flows to a foreign country in a currency other than the subsidiary's functional currency, and (c) future cash flows at the operating margin level. Contracts are entered into to offset exposures on a net basis. The level of such actions is dependent on seasonality of the RPG Group's activities and on specific market conditions involving various currencies. See Commitments and Contingencies note to financial statements for additional information about foreign currency contracts.

  The RPG Group's investments in foreign subsidiaries with a functional currency other than the U.S. dollar are generally considered long-term.
As a result, the Company does not generally hedge these net investments. Capital structuring techniques are used to manage net investment in foreign currencies as considered necessary. Additionally, the RPG Group attempts to limit its U.S. dollar net monetary liabilities in currencies of hyperinflationary countries primarily in South and Central America. Net foreign investments as of September 30,
1994 were:

                                                                                                                      Net
                                                             Region                                                Investment
                                                             ------                                                ----------

                  Europe......................................................................................        $528

                  Asia Pacific................................................................................         123

                  Central and South America...................................................................         124

                  Other.......................................................................................          21
                                                                                                                      ----

                                                                                                                      $796
                                                                                                                      ====


Restructuring Activities

  In the fourth quarter of 1994, the RPG Group recorded provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions. Such provisions, together with additional provisions for previously recorded restructurings, totaled $83.9 million. Of the total pre-tax charge for restructuring, cash cost includes termination benefits of $26.2 million, payment of guaranteed debt of $4.3 million and other exit costs of $7.0 million. Non-cash charges of $46.4 million primarily relate to anticipated losses on disposal of land, buildings and machinery and equipment. As of September 30, 1994, no material actions contemplated in the restructuring plan have taken place.

  Restructuring actions will result in the closing of seven plants and severance of approximately 1,700 employees. Such actions are expected to be substantially completed by 1995 for five plants and 1996 for the remaining two plants. Additional charges associated with these plant closings of $40 to $50 million, pre-tax, are expected in future periods. Two additional plant closings are planned for 1997 with expected charges of $25 to $40 million, pre-tax. The Company expects to fund the costs of the plan from internal sources and available borrowing capacity.

  As a result of the restructuring actions to be taken in 1995 and 1996, the Company expects lower pre-tax operating costs in 1995 of approximately $10 million, increasing to $34 million on an annualized basis by 1997. Savings from the planned actions will be used for profit improvement and business-building initiatives.

  Provisions for restructuring international battery and agricultural operations in 1992 consisted of $32.4 million of severance and employee related costs, $6.9 million of costs to hold or sell fixed assets, $3.7 million of other cash costs and

                                    18

                         RALSTON PURINA GROUP

                     FINANCIAL REVIEW (Continued)

$22.3 million of fixed asset writedown on expected disposition losses. The following summarizes activities related to such reserves:


                                                                                                                 (in millions)
                  1992 restructuring provision................................................................       $ 65.3
                  Cash exit costs incurred thru 9/30/94.......................................................        (32.2)
                  Losses on disposal of fixed assets thru 9/30/94.............................................          (.1)
                  Reduction due to translation................................................................         (8.7)
                  Net provision increases in 1994.............................................................          7.9
                                                                                                                      -----
                  Remaining reserve balance at 9/30/94........................................................        $32.2
                                                                                                                      =====


  Activities related to the 1992 restructuring provisions are expected to be completed in 1995.

  As a result of the restructuring actions covered by the 1992 provision, pre-tax cost savings have been or are expected to be as follows:

                                                                                                  (in millions)

                                                                                                                 Ultimate Annual
                                                                                       1993            1994         Reduction
                                                                                       ----            ----      ---------------

International battery products..................................................        $2             $16             $30
International agricultural products.............................................         8              11              13

Business Segment Information

  Summarized financial information on a worldwide basis by business segments for the three years ended September 30, 1994 is set forth below. During these years the segments comprised the following:

  Pet and Human Foods

    Pet foods

    Cereals-domestic (Spun-off March 31, 1994)

    Baby food products (Spun-off March 31, 1994)

    Other specialty grocery products, including crackers, cookies and snacks (Spun-off March 31, 1994)

    Cereal and other-international

  Battery products

    Alkaline, carbon zinc, lithium and rechargeable batteries, miniatures, flashlights and other related products

  Agricultural Products-international

    Animal feeds

  Soy Protein Products and Other

    Dietary soy protein, fiber food ingredients and polymer products

    All seasons resort (Spun-off March 31, 1994)

  Included in the period under review are the following items which affect comparability of operating results for the periods.

Battery Products

  Includes carbon zinc manufacturing and administrative restructuring provisions of $80.5 million in 1994. Includes manufacturing restructuring provisions of $53.3 million and gain on sale of assets of $41.5 million in 1992.

Agricultural Products

  Includes $12.0 million restructuring provision in 1992.

  Comments, amounts and percentages in the remaining Business Segment discussion exclude the effects of the items discussed above and spun-off businesses.

Pet and Human Foods

  Sales in the Pet and Human Foods segment increased 3.6%, on higher domestic and international dog and cat food volume. In 1993, sales decreased 2.0% on lower domestic dry dog food volume, partially offset by higher international pet food volume. Domestic pet food volume in 1993 was negatively impacted by the retail trade's rationalization of inventories.

                         RALSTON PURINA GROUP

  Operating profit for the Pet and Human Foods segment increased 1.6% in 1994, as higher volume was partially offset by higher domestic ingredient costs. Operating profit was flat in 1993 as higher international volume was offset by lower domestic volume and an unfavorable product mix.

  Operating profit for the fourth quarter of 1994 declined as more moderate volume increases than those experienced earlier in the year were more than offset by higher ingredient costs and advertising and promotion expense.

  The pet foods industry is mature and non-cyclical with strong cash flows. Competition is intense and volume growth depends on innovative new product introductions and focused advertising and promotion spending. Consolidation of the retail industry and growth of the mass merchandiser segment has resulted, and will continue to result, in significant changes in the product distribution pattern and trade promoting and pricing practices of the RPG Group. Increased profitability depends on developing mutually beneficial relationships with the trade.

Battery Products

  Sales for the Battery Products segment increased 7% in 1994 on the inclusion of rechargeable operations acquired in August 1993 and higher alkaline volume in the North America and Asia Pacific regions. In 1993, sales increased 10% on higher international volume from European battery operations acquired during 1992 and alkaline battery volume growth in the North America, Asia Pacific and South America regions.

  Battery Products' operating profit increased 7% in 1994 on volume increases and acquired operations partially offset by substantial European declines. European operations declined on unfavorable product mix and significant declines in carbon zinc volume. European operations were negatively impacted by the consolidation of the trade, poor economic conditions and a strategic advertising investment to launch the Energizer brand to supplant several existing alkaline brands. Operating profit in 1993 increased 18% due to increased margins and volume in domestic alkaline batteries, contribution of acquired European operations and higher alkaline volume in the Asia Pacific and South America region, partially offset by an unfavorable domestic product mix.

  Domestically, the battery products business continues to face intense competition. While carbon zinc batteries dominate on a worldwide basis, there is a rapid shift to alkaline batteries in more developed markets such as the U.S., Canada, Europe and Japan.

  In 1994 and 1992, the RPG Group adopted restructuring plans for its world-wide battery production capacity and certain administrative functions. The RPG Group continues to review its battery production capacity and its business structure in light of pervasive global trends, including the continuing shift from carbon zinc to alkaline products and easing of trade restrictions in many regions. Future periods will likely include further provisions for restructuring. (See Restructuring Activities section of this financial review.)

Agricultural Products

  Sales declined 1.4% on lower volume in Europe, partially offset by increases in Asia and the Americas. Sales in the fourth quarter increased 3.5% as European declines moderated. In 1993, sales declined 1.1% as slightly higher volume was more than offset by lower prices and unfavorable exchange rates.

  Operating profit declined 4.3% in 1994 as European declines were partially offset by improvements in most other areas of the world. Operating profit increased 28% in 1993, primarily on cost reductions.

  The Company signed a letter of intent on November 15, 1994 to sell the RPG Group's international agribusiness operations to PM Holdings Corporation, the parent company of Purina Mills, Inc. The transaction is subject to approval by the Board of Directors of both companies, necessary government approvals and the completion of a definitive sales agreement.

Soy Protein Products and Other

  Sales for the soy protein products business increased 10% in 1994 on strong volume in food protein products. Sales increased 1.2% in 1993 on higher volume. Operating profit increased 8.4% in 1994 as higher volume was partially offset by higher raw material costs and unfavorable foreign currency exchange rates. In 1993, operating profit increased 1.8% as higher volume and favorable cost of products sold were partially offset by selling and new product development expenses.

                         RALSTON PURINA GROUP

                     BUSINESS SEGMENT INFORMATION

Dollars in millions                                                                  1994<Fa>          1993            1992
- -------------------                                                                  --------          ----            ----
Sales by Product Lines and Segments
Pet and Human Foods
  Pet Foods.....................................................................     $1,753.0        $1,686.9        $1,733.7
  Cereal and other-international................................................         41.2            45.0            34.1
                                                                                     --------        --------        --------
  Continuing businesses.........................................................      1,794.2         1,731.9         1,767.8
  Cereal and other-domestic (spun-off March 31, 1994)...........................        420.9           805.2           784.6
                                                                                     --------        --------        --------
    Subtotal....................................................................      2,215.1         2,537.1         2,552.4
                                                                                     --------        --------        --------
Battery Products................................................................      2,112.7         1,978.8         1,798.0
                                                                                     --------        --------        --------
Agricultural Products...........................................................      1,007.2         1,022.0         1,033.0
                                                                                     --------        --------        --------
Soy Protein Products and Other..................................................
  Soy protein products..........................................................        322.1           293.6           289.9
  All seasons resort (spun-off March 31, 1994)..................................        102.2            83.9            75.0
                                                                                     --------        --------        --------
    Subtotal....................................................................        424.3           377.5           364.9
                                                                                     --------        --------        --------
      Total.....................................................................     $5,759.3        $5,915.4        $5,748.3
                                                                                     ========        ========        ========
Operating Profit
Pet and Human Foods
  Continuing businesses.........................................................     $  333.2        $  327.9 <Fc>   $  327.9
  Cereal and other-domestic (spun-off March 31, 1994)...........................         34.0            85.4 <Fc>       59.8
                                                                                     --------        --------        --------
     Subtotal...................................................................        367.2           413.3           387.7
                                                                                     --------        --------        --------
Battery Products................................................................        188.5<Fb>       250.9 <Fc>      200.2 <Fe>
                                                                                     --------        --------        --------
Agricultural Products...........................................................         46.6            48.7 <Fc>       26.0 <Ff>
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................         66.9            61.7 <Fc>       60.6
  All seasons resort (spun-off March 31, 1994)..................................         33.9             2.5             3.8
                                                                                     --------        --------        --------
    Subtotal....................................................................        100.8            64.2            64.4
                                                                                     --------        --------        --------
      Total.....................................................................        703.1           777.1           678.3
Unallocated Corporate and Miscellaneous Expenses................................        (47.8)          (38.2)<Fc>       (8.3)
Interest Expense................................................................       (190.9)         (210.7)<Fd>     (212.1)
Earnings (loss) Related to Retained Interest in the CBG Group...................        (13.1)          (26.7)           20.8
                                                                                     --------        --------        --------
      Earnings before Income Taxes, Extraordinary Item and Cumulative Effect of
       Accounting Changes.......................................................     $  451.3        $  501.5        $  478.7
                                                                                     ========        ========        ========

- -----

<Fa> On March 31, 1994, the Company effected a spin-off of Ralcorp
     Holdings, Inc., its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. The combined earnings and cash flows through March 31, 1994 reflect the operations of those businesses. Pro forma results of operations of the RPG Group without the Ralcorp businesses appear on page 32.

<Fb> Includes restructuring provisions of $80.5.

<Fc> Includes additional expense of change in accounting for postretirement benefits other than pensions of $7.1 for Pet and Human Foods-continuing businesses, $1.3 for cereal and other, $5.0 for Battery Products, $1.2 for Agricultural Products, $1.6 for Soy Protein Products and Other and $9.4 for unallocated corporate expenses.

<Fd> Excludes certain expenses related to postretirement benefits other than pensions which were classified as interest expense in prior years. Such expenses were $13.8 in 1993.

<Fe> Includes restructuring provisions of $53.3, offset by gain on sale of property of $41.5.

<Ff> Includes restructuring provisions of $12.0.

                         RALSTON PURINA GROUP

                     BUSINESS SEGMENT INFORMATION

Dollars in millions                                                                    1994            1993            1992
- -------------------                                                                    ----            ----            ----
Assets at Year End
Pet and Human Foods
  Continuing businesses.........................................................     $  515.4        $  481.2        $  502.5
  Cereal and other-domestic (spun-off March 31, 1994)...........................                        392.7           374.7
                                                                                     --------        --------        --------
    Subtotal....................................................................        515.4           873.9           877.2
                                                                                     --------        --------        --------
Battery Products................................................................      2,114.3         2,117.2         2,231.4
                                                                                     --------        --------        --------
Agricultural Products...........................................................        318.9           305.9           345.0
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................        324.1           313.8           316.0
  All seasons resort (spun-off March 31, 1994)..................................                        232.4           142.9
                                                                                     --------        --------        --------
    Subtotal....................................................................        324.1           546.2           458.9
                                                                                     --------        --------        --------
      Subtotal..................................................................      3,272.7         3,843.2         3,912.5
Corporate Assets................................................................        505.8           423.3           451.5
Retained Interest in the CBG Group..............................................         12.5            27.4            58.1
                                                                                     --------        --------        --------
      Total.....................................................................     $3,791.0        $4,293.9        $4,422.1
                                                                                     ========        ========        ========
Depreciation Expense
Pet and Human Foods
  Continuing businesses.........................................................     $   33.7        $   30.5        $   29.7
  Cereal and other-domestic (spun-off March 31, 1994)...........................         13.8            24.5            21.0
                                                                                     --------        --------        --------
    Subtotal....................................................................         47.5            55.0            50.7
                                                                                     --------        --------        --------
Battery Products................................................................         83.8            75.6            79.0
                                                                                     --------        --------        --------
Agricultural Products...........................................................         15.7            15.2            16.3
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................         20.6            18.9            16.6
  All seasons resort (spun-off March 31, 1994)..................................          6.0             9.5             7.5
                                                                                     --------        --------        --------
    Subtotal....................................................................         26.6            28.4            24.1
                                                                                     --------        --------        --------
Property Additions
Pet and Human Foods
  Continuing businesses.........................................................         49.3            32.3            34.8
  Cereal and other-domestic (spun-off March 31, 1994)...........................         13.6            41.6            48.4
                                                                                     --------        --------        --------
    Subtotal....................................................................         62.9            73.9            83.2
                                                                                     --------        --------        --------
Battery Products................................................................        114.6            96.9            82.2
                                                                                     --------        --------        --------
Agricultural Products...........................................................         21.5            21.7            27.3
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................         20.2            18.8            25.9
  All seasons resort (spun-off March 31, 1994)..................................          6.2             9.4            17.2
                                                                                     --------        --------        --------
    Subtotal....................................................................         26.4            28.2            43.1
                                                                                     --------        --------        --------

                         RALSTON PURINA GROUP

                     BUSINESS SEGMENT INFORMATION

  Export sales and sales between business segments were immaterial. No single customer accounted for 10% or more of sales. Minority interests in earnings of certain RPG Group businesses and the RPG Group's share of the net earnings of minority owned businesses attributed to the RPG Group were not significant and have been included in operating profit.

                    GEOGRAPHIC SEGMENT INFORMATION

  Financial information by geographic location for the past three years is set forth below.


Dollars in millions                                                                  1994<Fa>          1993            1992
- -------------------                                                                  --------          ----            ----
Sales
  United States.................................................................     $3,166.8        $3,322.3        $3,335.9
  Europe........................................................................        949.6         1,050.4           964.1
  South & Central America.......................................................        721.9           685.7           647.0
  Asia Pacific..................................................................        683.0           596.6           525.1
  Other.........................................................................        238.0           260.4           276.2
                                                                                     --------        --------        --------
    Total.......................................................................     $5,759.3        $5,915.4        $5,748.3
                                                                                     ========        ========        ========
Operating Profit
  United States.................................................................     $  602.2        $  583.9<Ff>    $  559.8
  Europe........................................................................           .8<Fb>        66.2            (4.5)<Fg>
  South & Central America.......................................................         26.2<Fc>        40.4            22.1 <Fh>
  Asia Pacific..................................................................         68.5<Fd>        73.4            97.8 <Fi>
  Other.........................................................................          5.4<Fe>        13.2             3.1 <Fj>
                                                                                     --------        --------        --------
    Total.......................................................................     $  703.1        $  777.1        $  678.3
                                                                                     ========        ========        ========
Assets
  United States.................................................................     $1,667.5        $2,255.3        $2,122.3
  Europe........................................................................        834.2           842.5         1,061.0
  South & Central America.......................................................        252.4           245.6           248.6
  Asia Pacific..................................................................        414.1           377.9           332.8
  Other.........................................................................        104.5           121.9           147.8
                                                                                     --------        --------        --------
    Total.......................................................................     $3,272.7        $3,843.2        $3,912.5
                                                                                     ========        ========        ========

- -----

<Fa> On March 31, 1994, the Company effected a spin-off of Ralcorp
     Holdings, Inc., its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. The combined earnings and cash flows through March 31, 1994 reflect the operations of those businesses. Pro forma results of operations of the RPG Group without the Ralcorp businesses appear on page 32.

<Fb> Includes restructuring provisions of $32.8.

<Fc> Includes restructuring provisions of $21.7.

<Fd> Includes restructuring provisions of $14.7.

<Fe> Includes restructuring provisions of $8.4.

<Ff> Includes additional expense of change in accounting for postretirement benefits other than pensions of $25.6.

<Fg> Includes restructuring provisions of $53.6.

<Fh> Includes restructuring provisions of $11.7.

<Fi> Includes gain on sale of property of $41.5, and restructuring gains of $9.5.

<Fj> Includes restructuring provisions of $9.5.

                RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The preparation and integrity of the financial statements of the RPG Group are the responsibility of the Company's management. These statements have been prepared in conformance with generally accepted accounting principles and in the opinion of management fairly present the RPG Group's financial position, results of operations and cash flows.

  The Company maintains accounting and internal control systems which it believes are adequate to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel, the establishment and communication of accounting and administrative policies and procedures, and an extensive program of internal audits are important elements of these control systems.

  The report of Price Waterhouse LLP, independent accountants, on their audits of the accompanying financial statements is shown below. This report states that the audits were made in accordance with generally accepted auditing standards. These standards include a study and evaluation of internal control for the purpose of establishing a basis for reliance thereon relative to the scope of their audits of the financial statements.

  The Board of Directors, through its Audit Committee consisting solely of nonmanagement directors, meets periodically with management, internal audit and the independent accountants to discuss audit and financial reporting matters. To assure independence, Price Waterhouse LLP has direct access to the Audit Committee.

                   REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Ralston Purina Company

  In our opinion, the accompanying combined balance sheet and the related combined statements of earnings and of cash flows present fairly, in all material respects, the financial position of the Ralston Purina Group at September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Ralston Purina Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the Summary of Accounting Policies note to the financial statements, Ralston Purina Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1993.

  The Ralston Purina Group is a business group of Ralston Purina Company (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of the Ralston Purina Group should be read in connection with the consolidated financial statements of Ralston Purina Company.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

St. Louis, Missouri
November 4, 1994, except as to the
 "Subsequent Event" note which
 is dated as of November 15, 1994


                         RALSTON PURINA GROUP

                    COMBINED STATEMENT OF EARNINGS

                                                                                             Year ended September 30,
                                                                                       ------------------------------------
(Dollars in millions except per share data)                                            1994            1993            1992
- -------------------------------------------                                            ----            ----            ----

Net Sales.......................................................................     $5,759.3        $5,915.4        $5,748.3
                                                                                     --------        --------        --------
Costs and Expenses
  Cost of products sold.........................................................      3,299.7         3,353.0         3,261.4
  Selling, general and administrative...........................................        980.3         1,023.3           949.6
  Advertising and promotion.....................................................        722.8           791.9           851.4
  Interest......................................................................        190.9           210.7           212.1
  Gain on sale of assets........................................................                                        (41.5)
  Provisions for restructuring..................................................         83.9                            65.3
  Other (income)/expense, net...................................................         17.3             8.3            (7.9)
                                                                                     --------        --------        --------
                                                                                      5,294.9         5,387.2         5,290.4
                                                                                     --------        --------        --------
Earnings (Loss) Related to Retained Interest in the CBG Group...................        (13.1)          (26.7)           20.8
                                                                                    ---------       ---------        --------
Earnings before Income Taxes, Extraordinary Item and Cumulative Effect of
 Accounting Changes.............................................................        451.3           501.5           478.7
Income Taxes....................................................................        220.2           217.9           186.5
                                                                                     --------        --------        --------
Earnings before Extraordinary Item and Cumulative Effect of Accounting Changes..        231.1           283.6           292.2
Extraordinary Item-Loss on Early Retirement of Debt.............................         (7.9)           (9.9)           (6.4)
                                                                                    ---------        --------        --------
Earnings before Cumulative Effect of Accounting Changes.........................        223.2           273.7           285.8
Cumulative Effect of Accounting Changes:
  Postretirement benefits other than pensions...................................                       (130.7)
  Income taxes..................................................................                         10.4
                                                                                     --------        --------        --------
Net Earnings....................................................................        223.2           153.4           285.8
Preferred Stock Dividend, Net of Taxes..........................................         18.4            19.1            19.1
                                                                                     --------        --------        --------
Earnings after Preferred Stock Dividend.........................................     $  204.8        $  134.3        $  266.7
                                                                                     ========        ========        ========


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Earnings per share of RPG Stock (Pro forma in 1993 and 1992 assuming two classes of common stock, unaudited):
  Primary
    Earnings before Extraordinary Item and Cumulative Effect of Accounting
     Changes....................................................................      $2.12           $ 2.56          $2.57
    Extraordinary Item..........................................................       (.08)            (.10)          (.06)
    Cumulative Effect of Accounting Changes.....................................                       (1.16)
                                                                                      -----           ------          -----
    Net Earnings................................................................      $2.04           $ 1.30          $2.51
                                                                                      =====           ======          =====
  Fully Diluted
    Earnings before Extraordinary Item and Cumulative Effect of Accounting
     Changes....................................................................      $2.05           $ 2.44          $2.44
    Extraordinary Item..........................................................       (.07)            (.09)          (.05)
    Cumulative Effect of Accounting Changes.....................................                       (1.06)
                                                                                      -----           ------          -----
    Net Earnings................................................................      $1.98           $ 1.29          $2.39
                                                                                      =====           ======          =====

                                                                                         Primary              Fully Diluted
                                                                                -------------------------------------------------
                                                                                      2 months ended          2 months ended
                                                                                    September 30, 1993      September 30, 1993
                                                                                    ------------------      ------------------
Earnings per share of RPG Stock for the two months ended September 30, 1993:
  Earnings before Extraordinary Item............................................          $ .40                   $ .38
  Extraordinary Item............................................................           (.04)                   (.04)
                                                                                          -----                   -----
  Net Earnings..................................................................          $ .36                   $ .34
                                                                                          =====                   =====
  The above financial statement should be read in conjunction with the
Notes to Financial Statements.

                         RALSTON PURINA GROUP

                        COMBINED BALANCE SHEET

                                                                                                          September 30,
                                                                                                       --------------------
(Dollars in millions)                                                                                  1994            1993
- ---------------------                                                                                  ----            ----

ASSETS
Current Assets
  Cash and cash equivalents......................................................................   $   112.4        $   57.4
  Receivables, less allowance for doubtful accounts..............................................       730.6           673.2
  Inventories....................................................................................       677.2           748.4
  Other current assets...........................................................................       142.2           142.2
                                                                                                    ---------        --------
    Total Current Assets.........................................................................     1,662.4         1,621.2
                                                                                                    ---------        --------
Retained Interest in the CBG Group...............................................................        12.5            27.4
                                                                                                    ---------        --------
Investments and Other Assets.....................................................................       815.7           902.6
                                                                                                    ---------        --------
Property at Cost
  Land...........................................................................................        51.2           115.2
  Buildings......................................................................................       490.0           612.1
  Machinery and equipment........................................................................     1,816.7         2,088.3
  Construction in progress.......................................................................        98.4           111.9
                                                                                                    ---------        --------
                                                                                                      2,456.3         2,927.5
    Accumulated depreciation.....................................................................     1,155.9         1,184.8
                                                                                                    ---------        --------
                                                                                                      1,300.4         1,742.7
                                                                                                    ---------        --------
      Total......................................................................................   $ 3,791.0        $4,293.9
                                                                                                    =========        ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
  Current maturities of long-term debt...........................................................   $   223.2        $   80.1
  Notes payable..................................................................................       454.3           393.9
  Accounts payable and accrued liabilities.......................................................       772.4           833.1
  Dividends payable..............................................................................        38.4            38.3
  Income taxes...................................................................................        31.7            24.3
                                                                                                    ---------        --------
    Total Current Liabilities....................................................................     1,520.0         1,369.7
                                                                                                    ---------        --------
Long-Term Debt...................................................................................     1,251.6         1,731.6
                                                                                                    ---------        --------
Deferred Income Taxes............................................................................        63.6           138.4
                                                                                                    ---------        --------
Other Liabilities................................................................................       383.6           386.0
                                                                                                    ---------        --------
Commitments and Contingencies....................................................................
Redeemable Preferred Stock.......................................................................       427.4           463.9
                                                                                                    ---------        --------
Unearned ESOP Compensation.......................................................................      (195.3)         (232.1)
                                                                                                    ---------        --------
RPG Group Equity.................................................................................       340.1           436.4
                                                                                                    ---------        --------
      Total......................................................................................   $ 3,791.0        $4,293.9
                                                                                                    =========        ========
  The above financial statement should be read in conjunction with the
Notes to Financial Statements.

                          RALSTON PURINA GROUP

                    COMBINED STATEMENT OF CASH FLOWS

                                                                                             Year ended September 30,
                                                                                       ------------------------------------
(Dollars in millions)                                                                  1994            1993            1992
- ---------------------                                                                  ----            ----            ----

Cash Flow from Operations
  Net earnings..................................................................     $ 223.2         $ 153.4         $ 285.8
  Adjustments to reconcile net earnings to net cash flow provided by operations
    Extraordinary item..........................................................         7.9             9.9             6.4
    Cumulative effect of accounting changes.....................................                       120.3
    Non-cash restructuring reserves.............................................        46.4                            22.3
    Retained interest in CBG Group's earnings...................................        13.1            26.7           (20.8)
    Depreciation and amortization...............................................       232.9           236.5           223.3
    Deferred income taxes.......................................................       (28.6)            4.5            (2.4)
    Gain on sale of property....................................................                                       (41.5)
    Changes in assets and liabilities used in operations........................
      Increase in accounts receivable...........................................      (130.2)          (16.8)         (108.2)
      (Increase) decrease in inventories........................................        (1.6)          (20.6)           28.4
      (Increase) decrease in other current assets...............................       (25.6)           (2.5)            7.5
      Increase in accounts payable and accrued liabilities......................        70.3            49.8            50.9
      Increase (decrease) in other current liabilities..........................         1.6            (6.9)           13.1
    Other, net..................................................................        18.9             (.3)           (6.4)
                                                                                     -------         -------         -------
     Net cash flow from operations..............................................       428.3           554.0           458.4
                                                                                     -------         -------         -------
Cash Flow from Investing Activities
  Property additions............................................................      (242.5)         (230.7)         (253.3)
  Proceeds from the sale of property............................................        33.8            30.3            60.5
  Acquisition of businesses.....................................................       (39.2)         (142.8)         (315.2)
  Other, net....................................................................          .3            34.9           (29.9)
                                                                                     -------         -------         -------
     Net cash used by investing activities......................................      (247.6)         (308.3)         (537.9)
                                                                                     -------         -------         -------
Cash Flow from Financing Activities
  Proceeds from issuance of debt for spin-off...................................       370.0
  Net proceeds from (payments on) centrally managed debt........................      (325.5)         (219.6)          298.8
  Proceeds from specifically attributed long-term debt..........................        37.7            90.7
  Principal payments on specifically attributed long-term debt, including
   current maturities...........................................................       (26.2)          (16.6)           (6.2)
  Net increase in specifically attributed notes payable.........................        88.8           151.7           162.8
  Cash provided for corporate equity transactions prior to redesignation of
   Ralston Common Stock to RPG Stock............................................                      (131.3)         (428.4)
  RPG Stock Purchases...........................................................      (100.9)          (59.5)
  Dividends paid................................................................      (151.2)          (30.9)
  Other, net....................................................................         1.9
                                                                                     -------         -------         -------
     Net cash provided (used) by financing activities...........................      (105.4)         (215.5)           27.0
                                                                                     -------         -------         -------
Effect of Exchange Rate Changes on Cash.........................................       (20.3)          (31.8)          (30.2)
                                                                                     -------         -------         -------
Net Increase (Decrease) in Cash and Cash Equivalents............................        55.0            (1.6)          (82.7)
Cash and Cash Equivalents, Beginning of Period..................................        57.4            59.0           141.7
                                                                                     -------         -------         -------
Cash and Cash Equivalents, End of Period........................................     $ 112.4         $  57.4         $  59.0
                                                                                     =======         =======         =======
  The above financial statement should be read in conjunction with the
Notes to Financial Statements.

                         RALSTON PURINA GROUP

                     NOTES TO FINANCIAL STATEMENTS

              (Dollars in millions except per share data)

Basis of Presentation

  Effective July 30, 1993, the Company has two classes of common stock, RPG Stock and CBG Stock. RPG Stock is intended to reflect the performance of the Company's non-bakery businesses.

  The financial statements of the RPG Group include the financial position, results of operations and cash flows of the Pet and Human Foods, Battery Products, Agricultural Products and Soy Protein Products and Other segments and a portion of the Company's corporate assets and liabilities and related transactions which are not separately identified with operations of a specific segment. The RPG Group financial statements are prepared using the amounts included in the Company's consolidated financial statements. Corporate amounts reflected in these financial statements are determined based upon methods which management believes to be reasonable (see Related Party Activities note).

  The Company provides to holders of RPG Stock separate financial statements, financial review, descriptions of business and other relevant information for the RPG Group. Notwithstanding the attribution of assets and liabilities (including contingent liabilities) between the RPG Group and CBG Group for the purpose of preparing their respective financial statements, this attribution does not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of RPG Stock are common shareholders of the Company, which continues to be responsible for all of its liabilities. Financial impacts arising from the CBG Group that affect the consolidated results of operations or financial position of the Company could affect the results of operations or financial position of the RPG Group. Accordingly, the Company's consolidated financial information should be read in connection with the RPG Group financial information.

  The Net Debt (see Related Party Activities note) and preferred stock components of the capital structure attributed to the RPG Group and the CBG Group as determined by the Board have been reflected in the financial statements as of March 31, 1993. The Redeemable Preferred Stock has been attributed to each Group based on estimated relative market values of the respective groups prior to the distribution of CBG Stock.

  The amount of Net Debt reflected in the financial statements has been adjusted based upon the cash flow impacts of the debt and other cash flows, including corporate transactions, occurring during those periods. In attributing corporate equity transactions to each Group prior to July 30, 1993, the Company has maintained the relationship of each Group's debt to total capitalization to the Company's debt to total capitalization. Subsequent to July 30, 1993, equity transactions are imputed as a result of the specific attribution of the cash flow impacts of treasury stock purchases, dividends and other equity transactions to the respective Group financial statements. Such attribution impacts the attribution of Net Debt to the RPG Group.

  The Board intends to declare and pay dividends on the RPG Stock based primarily on the earnings and cash flow capabilities and business requirements of the RPG Group although there is no requirement to do so. Dividends that may be paid to holders of RPG Stock are limited to legally available funds of the Company.

  The accounting policies applicable to the preparation of the financial statements of the RPG Group may be modified or rescinded at the sole discretion of the Board without approval of shareholders, although there is no current intention to do so.

Summary of Accounting Policies

  The RPG Group's significant accounting policies, which conform to generally accepted accounting principles and are applied on a consistent basis among years, except as indicated, are described below:

  Principles of Combination-These financial statements include the combined accounts of those Company majority-owned businesses comprising the RPG Group as described above. All significant intercompany transactions within the RPG Group are eliminated. The RPG Group's investments in affiliated companies, 20% to 50% owned, are carried at equity.

  The RPG Group's earnings include 45% of the earnings (loss) of the CBG Group, as discussed below. Minority interests in earnings of the RPG Group businesses and the RPG Group's share of the net earnings of minority owned businesses attributed to the RPG Group are included in selling, general and administrative expenses.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

  Foreign Currency Translation-Foreign currency financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of RPG Group equity. For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange and related translation adjustments are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

  Financial Instruments-The Company enters into interest rate swap and cap agreements in the management of interest rate exposure. The differential to be paid or received is normally accrued as interest rates change and is recognized over the life of the agreements. In addition, in order to hedge foreign currency exposures on firm commitments, the Company regularly enters into forward foreign currency contracts. Gains and losses resulting from these instruments are recognized in the same period as the underlying hedged transaction.

  Cash Equivalents for purposes of the statement of cash flows are considered to be all highly liquid investments with a maturity of three months or less when purchased. Cash flow from hedging transactions are classified in the same category as the cash flow from the item being hedged.

  Inventories are valued generally at the lower of average cost or market. The Company hedges certain of its grain and commodity purchases as considered necessary to reduce the risk associated with market price fluctuations. Gains and losses on hedges of future grain and commodity purchases are recognized in the same period as the related purchase transaction.

  Retained Interest in the CBG Group-The RPG Group has a 45% Retained Interest in the business, assets and liabilities of the CBG Group. The RPG Group's Retained Interest in the CBG Group (Retained Interest) is increased (decreased) for 45% of the earnings (loss) after preferred stock dividends and decreased by 45% of the CBG Group's cash provided for corporate equity transactions prior to the distribution of CBG Stock and by equity transactions specifically attributed to the CBG Group subsequent to the distribution of CBG Stock.

  The Retained Interest is represented by a number of shares of CBG Stock that the Company may issue for the account of the RPG Group. Such shares deemed to represent the Retained Interest as of September 30, 1994 and 1993 were 16,715,758 and 16,931,823, respectively. The number of shares representing 100% of the equity value of the Company attributable to the CBG Group (issued and outstanding shares of CBG Stock plus shares of CBG Stock deemed to represent the Retained Interest) were 37,303,528 and 37,630,942 at September 30, 1994 and 1993, respectively. The shares deemed to represent the Retained Interest are not outstanding shares of CBG Stock and cannot be voted by the RPG Group. As additional shares of CBG Stock are issued, the Retained Interest will decrease. When a dividend or other distribution is paid or distributed in respect to the outstanding CBG Stock, or any amount paid to repurchase shares of CBG Stock, the consideration for which is attributed to the CBG Group, the RPG Group financial statements will be credited, and the CBG Group financial statements charged with, an amount equal to the product of the aggregate transaction amount times a fraction. The numerator of the fraction is the number of unissued shares of CBG Stock then issuable with respect to the Retained Interest and the denominator of which is the number of shares of CBG Stock then outstanding.

  Property at Cost-Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

  Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 25 years for machinery and equipment and 10 to 50 years for buildings.

  Intangible Assets, which are included in Investments and Other Assets, represent the excess of cost over the net tangible assets of acquired businesses and are amortized over estimated periods of related benefit ranging from 5 to 40 years. Intangible assets resulting from acquisitions of businesses in the RPG Group have been attributed to the RPG Group.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

  Subsequent to acquisition, the RPG Group continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of intangible assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of September 30, 1994 and 1993.

  Income Taxes-The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109) effective October 1, 1992. FAS 109 requires the liability method of income tax accounting. The impact of this change is discussed in the Income Taxes note to financial statements. The RPG Group is included in the consolidated federal income tax return filed by the Company. The Company's consolidated provision and actual cash payments for income taxes have been allocated between the RPG Group and the CBG Group in accordance with the Company's tax allocation policy for such groups. In general, the consolidated tax provision and related tax payments or refunds are allocated between the RPG Group and the CBG Group, for group financial statement purposes, based principally upon the financial income, taxable income, credits and other amounts directly related to the respective group. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting. No additional U.S. taxes have been provided on earnings of foreign subsidiaries expected to be reinvested indefinitely. Additional income taxes are provided, however, on planned repatriations of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

  Postretirement Benefits Other Than Pensions-The Company adopted Statement of Financial Accounting Standards No. 106 "Employer's Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) effective October 1, 1992. The impact of this change is discussed in the Postretirement Benefits Other Than Pensions note to financial statements.

  Advertising Costs-The RPG Group expenses advertising costs as incurred.

  Earnings Per Share-Primary earnings per share are based on the average number of shares of RPG Stock outstanding during the period for which earnings per share are reported. The average number of shares of RPG Stock outstanding for the year ended September 30, 1994 was 100,547,000 and for the period after July 30, 1993 through September 30, 1993 was 102,199,000. The 1993 and 1992 pro forma earnings per share are based on the assumption that the RPG Stock had been outstanding as of the beginning of the periods presented. Primary pro forma earnings per share are based on pro forma average number of shares of RPG Stock outstanding of 103,329,000 in 1993 and 106,314,000 in 1992. The pro forma earnings per share are not necessarily indicative of results that would have occurred if the RPG Stock had been outstanding for the periods presented.

  Fully diluted earnings per share and pro forma fully diluted earnings per share assumes the conversion of the Company's Series A 6.75% preferred stock (redeemable preferred stock) and other dilutive securities into RPG Stock. For purposes of calculating fully diluted earnings per share, net earnings have been adjusted for the RPG Group's portion of additional contribution to the Company's employee stock ownership plan and their related trust (ESOP) that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

  Reclassifications-Certain reclassifications have been made to the 1993 and 1992 financial statements to conform with the 1994 presentation.

Business Segment Information

  The Business Segment Information and Geographic Segment Information sections, appearing on pages 21 through 23 herein, are an integral part of these financial statements.

Related Party Activities

  Financial-As a matter of policy, the Company manages most financial activities of the RPG Group and CBG Group on a centralized, consolidated basis. Cash deposits from the RPG Group's domestic operations are transferred to the Company on a daily basis and the Company funds RPG Group's disbursement bank accounts as required. Other financial activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, the issuance, repurchase and redemption of preferred stock, and the issuance and repurchase of common stock.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

  The centrally managed financial balances, exclusive of preferred stock, are reflected in each Group's financial statements through the Net Debt attribution (as described in the Basis of Presentation note). "Net Debt" is the aggregate of the Company's long-term debt (including current maturities), notes payable, cash and cash equivalents, deferred financing costs and other financing related balances except for (a) foreign financial activities specifically identified with the RPG Group, (b) certain asset-based borrowings and (c) the ESOP debt guarantee. Each component included in the Company's total Net Debt is attributed to the RPG Group and the CBG Group in proportion to the ratio of each Group's attributed Net Debt balance to the Company's total Net Debt.

  The RPG Group's portion of the Company's centrally managed financial activities (other than amounts specifically attributed to the RPG
Group) is as follows:



                                                                            RPG Group                      Consolidated
                                                                      ---------------------            --------------------
                                                                          September 30,                   September 30,
                                                                      ---------------------            --------------------
                                                                      1994             1993            1994            1993
                                                                      ----             ----            ----            ----

Cash and Cash Equivalents.......................................    $    45.6       $     2.5       $    59.2       $     3.0
Investments and Other Assets....................................         16.3            27.5            21.2            32.5
Current Maturities of Long-Term Debt............................       (172.7)          (32.8)         (224.3)          (38.8)
Notes Payable...................................................                        (40.7)                          (48.1)
Accounts Payable and Accrued Liabilities........................        (72.2)         (101.8)          (93.8)         (120.4)
Long-Term Debt..................................................       (975.6)       (1,419.3)       (1,267.0)       (1,677.1)
                                                                    ---------       ---------       ---------       ---------
Net Debt........................................................    $(1,158.6)      $(1,564.6)      $(1,504.7)      $(1,848.9)
                                                                    =========       =========       =========       =========
Net Interest Expense............................................    $   127.1       $   146.9       $   157.3       $   174.3
                                                                    =========       =========       =========       =========
Effective Interest Rate.........................................          9.3%            8.9%            9.3%            8.9%
                                                                          ===             ===             ===             ===

  Shared Services-A portion of corporate general, administrative and other shared services has been allocated between the RPG Group and CBG Group based upon utilization. Costs which the Company cannot reasonably attribute to the RPG Group and the CBG Group based upon utilization are attributed to each Group in proportion to the simple average of the ratios of each Group's net sales and total operating assets to the Company's net sales and total operating assets for the period in which such costs are attributed, which method management believes to be reasonable. These allocations were $49.7 in 1994, $49.9 in 1993 and $48.8 in 1992.

  The RPG Group provides certain general and administrative services to the CBG Group at negotiated rates. The RPG Group's charges to the CBG Group for such services were $11.7, $14.2 and $14.2 in 1994, 1993 and 1992, respectively.


  Sales to and Purchases from Related Parties-The RPG Group sells certain ingredients and goods for resale to the CBG Group and purchases certain products for export from the CBG Group. These transactions are at negotiated prices. Included in the statement of earnings are sales to and purchases from the CBG Group as follows:


                                                                                 1994              1993               1992
                                                                                 ----              ----               ----
                  Net sales..............................................        $2.6              $4.4               $3.7
                                                                                 ====              ====               ====
                  Purchases..............................................                          $5.8               $5.6
                                                                                                   ====               ====

Acquisitions

  On November 19, 1993, the Company purchased the oats processing and packaging and cereal making operations of the National Oats Company division of Curtice Burns Foods, Inc., along with certain related manufacturing assets, for approximately $39.

  On August 27, 1993, the Company purchased the nickel-based rechargeable battery business of Gates Energy Products, Inc. for approximately $52. In May 1993, the Company purchased Victoria U.S.A. Inc.'s ski assets and substantially all of its real estate in the resort of Breckenridge, Colorado for approximately $90.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

  On July 15, 1992, the Company completed the purchase of Ever Ready Limited from Hanson, PLC, London for $245.2 in cash. On February 18, 1992, the Company acquired the consumer battery products business of Sociedad Espanola Del Acumulador Tudor, a battery products manufacturer based in Spain and Portugal, for $70.0 in cash.

  These acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of operations are included in the consolidated statement of earnings from the date of acquisition. Assuming these acquisitions had occurred as of the beginning of the respective fiscal years, it would not have had a material effect on net sales or net earnings.

Divestitures

  On March 31, 1994, the Company effected a spin-off of its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses (the Distribution). One share of stock of the new company, Ralcorp Holdings, Inc. (Ralcorp), was distributed for each three shares of RPG Stock held by shareholders. The combined earnings and cash flows of the RPG Group reflect the operations of those businesses through March 31, 1994.

  The following pro forma data reflect the results of operations for the year ended September 30, 1994 and 1993 of the RPG Group as if the Distribution had occurred as of October 1, 1992. Such data have been prepared by adjusting the historical statements for the effect of costs, expenses, assets and liabilities and the recapitalization which might have occurred had the Distribution been effected as of October 1, 1992. This pro forma data may not necessarily reflect the combined results of operations that would have existed had the Distribution occurred as of that date.

               Pro Forma Combined Statement of Earnings

                              (unaudited)


                                                                                                            Year Ended
                                                                                                          September 30,
                                                                                                       --------------------
                                                                                                       1994            1993
                                                                                                       ----            ----
Net Sales<Fa>....................................................................................    $5,236.2        $5,024.3
                                                                                                     --------        --------
Cost and Expenses
  Cost of products sold<Fa>......................................................................     3,032.8         2,884.6
  Selling, general and administrative<Fa>........................................................       908.7           897.4
  Advertising and promotion<Fa>..................................................................       606.0           583.4
  Interest<Fb>...................................................................................       183.5           195.5
  Provision for restructuring....................................................................        83.9
  Other (income)/expense, net<Fa>................................................................        17.1             7.7
                                                                                                     --------        --------
                                                                                                      4,832.0         4,568.6
                                                                                                     --------        --------
Loss related to retained interest in the CBG Group...............................................       (13.1)          (26.7)
                                                                                                    ---------        --------
Earnings before Income Taxes, Extraordinary Item and Cumulative Effect of Accounting Changes.....       391.1           429.0
Income Taxes<Fc>.................................................................................       197.5           190.6
                                                                                                     --------        --------
Earnings before Extraordinary Item and Cumulative Effect of Accounting Changes...................    $  193.6        $  238.4
                                                                                                     ========        ========
Earnings per Share before Extraordinary Item and Cumulative Effect of Accounting Changes:
  Primary<Fa>....................................................................................    $   1.75        $   2.12
  Fully Diluted<Fa>..............................................................................    $   1.71        $   2.04

- -----
<Fa> Excludes results of operations of Ralcorp.
<Fb> Reflects reduction of interest expense at an average rate of 3.9%
     in 1994 and 4.1% in 1993 due to debt repayment of $370 by Ralston from the proceeds of debt issued in connection with the spin-off.
<Fc> Reflects the applicable federal and state statutory tax rates for the pro forma adjustments.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)


Restructuring Activities

  In the fourth quarter of 1994, the RPG Group recorded provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions. Restructuring actions will result in the closing of seven plants and severance of approximately 1,700 employees. Such actions are expected to be substantially completed by 1995 for five plants and 1996 for the remaining two plants. Such provisions, together with additional provisions for previously recorded restructurings, reduced 1994 earnings before income taxes, net earnings and net earnings per primary share by $83.9, $72.8 and $.73, respectively. Of the total pre-tax charge for restructuring, cash cost includes termination benefits of $26.2, payment of guaranteed debt of $4.3 and other exit costs of $7.0. Non-cash charges of $46.4 primarily relate to anticipated losses on disposal of land, buildings and machinery and equipment. As of September 30, 1994, no material actions contemplated in the restructuring plan have taken place. Additional charges associated with these plant closings of $40 to $50 million, pre-tax, are expected in future periods. Two additional plant closings are planned for 1997 with expected charges of $25 to $40 million, pre-tax.

  Provisions for restructuring international battery and agricultural operations of $65.3, pre-tax, were recorded in 1992. These provisions, offset by a pre-tax gain on the sale of assets of $41.5, reduced net earnings and net earnings per common share by $24.5 and $.24, respectively. The pre-tax restructuring charge consisted of $32.4 of severance and employee related costs, $6.9 of costs to hold or sell fixed assets, $3.7 of other cash costs and $22.3 of fixed asset writedown on expected disposition losses. Restructuring activities through September 30, 1994 related to the 1992 provisions included cash exit costs incurred of $32.2, losses on disposal of fixed assets of $.1, reductions due to translation of $8.7 and net provision increases of $7.9. Activities related to the 1992 restructuring provisions are expected to be completed in 1995.

Income Taxes

  The provisions for income taxes consisted of the following:

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Currently payable
  United States.................................................................      $177.4          $156.5          $141.2
  State.........................................................................        19.9            16.3            11.7
  Foreign.......................................................................        51.5            37.6            34.0
                                                                                      ------          ------          ------
    Total current...............................................................       248.8           210.4           186.9
                                                                                      ------          ------          ------
Deferred
  United States.................................................................       (13.0)           (8.8)           (4.2)
  State.........................................................................        (1.2)           (1.0)
  Foreign.......................................................................       (14.4)           17.3             3.8
                                                                                     -------          ------          ------
    Total deferred..............................................................       (28.6)            7.5             (.4)
                                                                                     -------          ------         -------
Income taxes before extraordinary item and cumulative effect of accounting
 changes........................................................................      $220.2          $217.9          $186.5
                                                                                      ======          ======          ======

  The source of pre-tax earnings follows:


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
United States...................................................................      $427.6          $371.1          $414.6
Foreign.........................................................................        23.7           130.4            64.1
                                                                                      ------          ------          ------
Pre-tax earnings before extraordinary item and cumulative effect of accounting
 changes........................................................................      $451.3          $501.5          $478.7
                                                                                      ======          ======          ======

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)


  A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                           1994                        1993                       1992
                                                    ------------------         -------------------         ------------------

Computed tax at federal statutory rate...........   $158.0       35.0%         $174.3        34.7%         $162.8       34.0%
State income taxes, net of federal tax benefit...     12.2        2.7             9.9         2.0             7.7        1.6
Foreign tax in excess of domestic rate...........     28.8        6.4             9.6         1.9            23.9        5.0
Taxes on repatriation of foreign earnings........     20.5        4.6            22.4         4.5             6.0        1.3
Effect of after tax loss (income) from Retained
 Interest in the CBG Group.......................      4.6        1.0             9.3         1.8            (7.1)      (1.5)
Other, net.......................................     (3.9)       (.9)           (7.6)       (1.5)           (6.8)      (1.4)
                                                   -------      -----         -------       -----         -------      -----
                                                    $220.2       48.8%         $217.9        43.4%         $186.5       39.0%
                                                    ======       ====          ======        ====          ======       ====


  The tax benefit related to the extraordinary loss on early retirement of debt was $5.1 in 1994, $6.3 in 1993 and $4.1 in 1992.

  Effective October 1, 1992, the Company adopted FAS 109, which required the Company to change its method of accounting for income taxes from the deferred method to the liability method. FAS 109 was adopted on a prospective basis and amounts presented for prior years were not restated. The cumulative effect of the adoption as of October 1, 1992 was a $10.4 increase to prior years' net earnings. The effect of the adoption on the 1993 income tax provision was an increase of $7.6.

  The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 30 are as follows:

                                                                                                       1994            1993
                                                                                                       ----            ----

Deferred Tax Liabilities:
  Depreciation and property basis differences....................................................    $ 170.6         $ 209.1
  Pensions.......................................................................................       53.0            51.6
  Other..........................................................................................       39.4            63.7
                                                                                                     -------         -------
    Gross deferred tax liabilities...............................................................      263.0           324.4
                                                                                                     -------         -------
Deferred Tax (Assets)
  Postretirement benefits other than pensions....................................................     (129.7)         (126.4)
  Accrued liabilities............................................................................      (64.0)          (48.4)
  Tax loss carryforwards and tax credits.........................................................      (62.3)          (44.8)
  Intangible assets..............................................................................      (25.2)          (20.5)
  Self-insurance reserves........................................................................       (2.1)           (4.9)
  Other..........................................................................................      (29.5)          (42.6)
                                                                                                     -------         -------
    Gross deferred tax (assets)..................................................................     (312.8)         (287.6)
                                                                                                     -------         -------
  Valuation Allowance............................................................................       65.6            44.6
                                                                                                     -------         -------
  Net deferred tax liability.....................................................................    $  15.8         $  81.4
                                                                                                     =======         =======


  Total net deferred tax liabilities shown above include current and noncurrent elements.

  Tax loss carryforwards and tax credits totaling $1.2 expired in 1994. Future expiration of tax loss carryforwards, if not utilized, are as follows: 1995, $4.0; 1996, $7.6; 1997, $18.2; 1998, $11.4; thereafter or no expiration, $18.9. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance increased in 1994 by $21.0.

  At September 30, 1994, $147.0 of foreign subsidiary net earnings was considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

Incentive Compensation

  Certain officers and employees of the RPG Group participate in incentive stock plans of the Company. These plans are discussed in the Incentive Compensation note to the Company's consolidated financial statements.

  As a result of the distribution of the common stock of Ralcorp Holdings, Inc. to all holders of RPG Stock on March 31, 1994, each outstanding option to acquire shares of RPG Stock was adjusted pursuant to existing antidilution provisions. Both the number of options and the exercise price were adjusted based upon the ratio of the average trading prices of the RPG Stock prior to and following the distribution. Each outstanding restricted RPG Stock award received the Ralcorp Stock distribution as a restricted dividend which will vest in accordance with the terms of the original restricted stock award, although for a limited number of restricted RPG Stock awards, the Ralcorp Stock issued in the distribution was immediately distributed without restrictions to the recipients.

  Changes in nonqualified stock options outstanding are summarized as follows:


                                                                                                                     Shares
                                                                                                                     Under
                                                                                                                     Option
                                                                                                                     ------

                  RPG Stock
                    Outstanding beginning of year ($17.968 to 50.025 per share)...............................     3,754,602
                    Exercised ($37.25 to $39.996 per share)...................................................       (73,513)
                    Cancelled.................................................................................      (328,200)
                                                                                                                   ---------
                    Outstanding March 31, 1994 ($17.968 to $50.025 per share) prior to Ralcorp spin-off.......     3,352,889
                                                                                                                   =========
                    Adjusted options at March 31, 1994 based on ratio of average trading prices ($15.296 to
                     $42.585 per share).......................................................................     3,938,675
                    Exercised ($15.296 to $33.235 per share)..................................................       (26,573)
                    Cancelled.................................................................................      (275,411)
                                                                                                                   ---------
                    Outstanding September 30, 1994 ($15.296 to $42.585 per share).............................     3,636,691
                                                                                                                   =========
                    Exercisable at September 30, 1994.........................................................       775,479
                                                                                                                   =========

  At September 30, 1994 and 1993, there were 5,763,744 and 4,397,608 shares, respectively, of RPG Stock available for future awards. In addition, at September 30, 1994 and 1993, there were 258,111 and 435,020 restricted shares, respectively, of RPG Stock outstanding. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. Compensation cost is recognized over this vesting period. Charges to the RPG Group's earnings were $1.4 in 1994, $2.4 in 1993 and $7.7 in 1992.

Pension Plans

  The RPG Group participates in the Company's noncontributory defined benefit pension plans (Plans) covering substantially all full-time RPG Group employees in the United States and certain employees in other countries. The Plans provide retirement benefits based on years of service and earnings. It is the Company's practice to fund pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (ERISA) and federal income tax laws. The Company's pension cost attributed to the RPG Group is actuarially determined based on the attributes of its plan participants, the benefit formulas of the RPG Group and a proportionate share of fund assets, which method management believes to be reasonable.

  Certain foreign pension arrangements, which include various retirement and termination benefit plans, some of which are required by local law or coordinated with government-sponsored plans, are not material in the aggregate and are not included in these disclosures.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

  Allocated pension cost and other retirement savings plan costs included the following components:


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Defined benefit plans
  Service cost for benefits earned during the year..............................      $22.7          $  24.0          $ 22.3
  Interest cost on projected benefit obligation.................................       42.0             41.7            37.1
  Return on plan assets.........................................................      (25.1)          (137.5)          (56.9)
  Net amortization and deferral.................................................      (50.7)            63.7           (11.7)
                                                                                     ------          -------          ------
Total defined benefit plans.....................................................      (11.1)            (8.1)           (9.2)
Defined contribution plans......................................................       25.9             26.7            24.8
                                                                                      -----          -------          ------
    Total.......................................................................      $14.8          $  18.6          $ 15.6
                                                                                      =====          =======          ======

  The following table presents the RPG Group's funded status based on a proportionate share of fund assets as described above and amounts recognized in the accompanying balance sheet at September 30. The funded status of the Plans as determined under ERISA is discussed in the Pension Plans note to the Company's consolidated financial statements.


                                                                                                       1994            1993
                                                                                                       ----            ----

Actuarial present value of:
  Vested benefits................................................................................    $(399.3)        $(416.9)
  Nonvested benefits.............................................................................      (26.2)          (32.8)
                                                                                                     -------         -------
  Accumulated benefit obligation.................................................................     (425.5)         (449.7)
  Effect of future salary increases..............................................................     (117.7)         (125.9)
                                                                                                     -------         -------
  Projected benefit obligation...................................................................     (543.2)         (575.6)
Plan assets at fair value........................................................................      774.5           846.1
                                                                                                     -------         -------
Plan assets in excess of projected benefit obligation............................................      231.3           270.5
Unrecognized net gain............................................................................      (71.6)         (114.6)
Unrecognized prior service cost..................................................................        7.4            15.0
Unrecognized net asset at transition, net of amortization........................................      (27.3)          (32.6)
                                                                                                     -------         -------
Prepaid pension cost included in Investments and Other Assets....................................    $ 139.8         $ 138.3
                                                                                                     =======         =======

  The assumptions used in determining the information above, which reflect weighted averages for the component plans, were as follows:

                                                                                                       1994            1993
                                                                                                       ----            ----

Discount rate....................................................................................      7.8%            7.8%
Rate of increase of future compensation levels...................................................      5.4%            5.4%
Long-term rate of return on assets...............................................................      8.9%            9.4%


  Assets of the Company's plans, a portion of which has been allocated to the RPG Group, consist primarily of listed common stocks and bonds, including 1,700,866 shares of RPG Stock and 340,173 shares of CBG Stock with a market value of $70.4 and $1.9, respectively, at September 30, 1994.

  Substantially all of the RPG Group's full-time employees in the United States are eligible to participate in the Company's leveraged employee stock ownership plan (ESOP). The RPG Group makes a matching contribution of up to 100% of the participant's contribution based on specified limits of the participant's salary.

  The cost of the ESOP attributed to the RPG Group is recognized as incurred by the Company and was $22.8 for 1994, $25.8 for 1993 and $23.8 for 1992. The RPG Group contributions include $3.4 in 1994, $4.4 in 1993 and $4.5 in 1992 of additional

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

employer contributions necessary to meet the debt service requirements of the ESOP's long-term debt as discussed in the Long-Term Debt note.

Postretirement Benefits Other Than Pensions

  Effective October 1, 1992, the Company adopted FAS 106. This standard requires that the estimated cost of postretirement benefits other than pensions be accrued over the period such benefits are earned. The Company elected to recognize the cumulative effect of this accounting change in 1993. As a result, the RPG Group recorded a non-cash charge of $204.2 ($130.7 after income taxes) which represents the excess of the accumulated postretirement benefit obligation over accruals recorded prior to the adoption of FAS 106 of $71.9. Annual pre-tax postretirement benefit expense allocated to the RPG Group was comparable in 1994 and 1993. However, in 1993 such expense increased $11.8 as a result of the adoption of FAS 106. In addition, costs associated with the deferred compensation plans were classified as interest expense prior to the adoption of FAS 106. Effective October 1, 1992, such costs are reported in the same expense category as other costs related to the covered employee. This change resulted in $13.8 less interest expense being reported in 1993 than 1992, with a corresponding increase in operating expenses.

  The Company currently provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. The Company also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement. The RPG Group is allocated costs associated with such benefits related to its employees and retirees, plus an allocation of costs not directly attributable to the RPG Group or the CBG Group. The costs related to health care and life insurance were expensed as incurred before adoption of FAS 106. The cost of deferred compensation benefits was accrued over the life of the participant prior to adoption of FAS 106.

  The net periodic costs for postretirement benefits allocated to the RPG Group includes the following components for the year ended
September 30:

                                                                              1994                             1993
                                                                     ----------------------          ----------------------
                                                                     Medical          Other          Medical          Other
                                                                     -------          -----          -------          -----

Service cost....................................................      $ 1.2           $ 4.1           $ 1.1           $ 6.8

Interest cost...................................................       10.4            12.4             9.7            11.4
                                                                      -----           -----           -----           -----

                                                                      $11.6           $16.5           $10.8           $18.2
                                                                      =====           =====           =====           =====

  The following table presents the status of the RPG Group's portion of the Company's postretirement benefit plans at September 30:


                                                                              1994                             1993
                                                                     ----------------------          ----------------------
                                                                     Medical          Other          Medical          Other
                                                                     -------          -----          -------          -----
Accumulated benefit obligation

  Retirees......................................................     $ 64.9           $102.6          $ 67.3          $ 86.9

  Fully eligible plan participants..............................       35.6             48.2            46.9            45.4

  Other active plan participants................................       16.6             27.3            22.7            28.2
                                                                     ------           ------          ------          ------

Accumulated benefit obligation..................................      117.1            178.1           136.9           160.5

Fair value of plan assets.......................................        3.5                              3.3
                                                                     ------           ------          ------          ------

Accumulated benefit obligation in excess of plan assets.........      113.6            178.1           133.6           160.5

Unrecognized experience gain (loss).............................        7.8             (5.6)            1.7             1.2

Unrecognized prior service gain.................................       10.3
                                                                     ------           ------          ------          ------

Accrued postretirement benefit liability........................      131.7            172.5           135.3           161.7

Current portion.................................................        3.4              6.9             3.4             6.5
                                                                     ------           ------          ------          ------

Non-current portion.............................................     $128.3           $165.6          $131.9          $155.2
                                                                     ======           ======          ======          ======

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)


  The assumptions used in determining the information above were as follows:

                                                                                                       1994            1993
                                                                                                       ----            ----
Discount rate....................................................................................      7.9%            7.9%

Trend rate for health care costs

  Prior to age 65-current year...................................................................       11%             12%

                 -ultimate rate (by 2000)........................................................        6%              6%

  After age 65-current year......................................................................        8%              9%

              -ultimate rate (by 1997)...........................................................        6%              6%


  If the assumed health care cost trend rate increased by 1 percentage point, the accumulated benefit obligation as of September 30, 1994 would increase by approximately $13.3 and expense would increase by $1.2 annually.

  Coincident with the adoption of the ESOP, the Company is phasing out its subsidy of medical benefits for future retirees. In addition, retiree contributions are adjusted periodically and it is expected that such adjustments will continue in the future.

Notes Payable

  The information below describes the RPG Group's notes payable, consisting of foreign notes payable specifically attributed to the RPG
Group and a portion of the Company's centrally managed notes payable attributed to the RPG Group for the three years ended September 30, 1994 (see Related Party Activities note).

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Notes Payable
  Ending balance................................................................      $454.3          $393.9          $422.6
    Weighted average interest rate..............................................           9%              9%             10%
  Outstanding during period<Fa>
    Maximum.....................................................................      $488.1          $565.0          $494.5
    Average.....................................................................       433.6           435.7           270.7
    Weighted average interest rate..............................................           9%             10%             12%
Commercial Paper
  Ending balance................................................................                                      $ 46.7
    Weighted average interest rate..............................................                                           4%
  Outstanding during period<Fa>
    Maximum.....................................................................      $ 14.6          $ 77.7          $ 85.2
    Average.....................................................................         2.2            17.7            31.3
    Weighted average interest rate..............................................           3%              4%              4%


- -----

<Fa> Based on month-end balances.

  Notes payable include borrowings in highly inflationary economies which are specifically attributed to the RPG Group. The real effective cost of local currency borrowing in these economies is expected to be substantially less due to devaluation of the applicable local currencies against the U.S. dollar.

  On September 30, 1994, the Company's total unused lines of credit were $132.5.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

Long-Term Debt


  The detail of long-term debt as of September 30 follows:

                                                                                                              Consolidated
                                                                                                             Ralston Purina
                                                         RPG Group                  CBG Group                    Company
                                                     -----------------          -----------------           ----------------
                                                     1994         1993          1994         1993           1994        1993
                                                     ----         ----          ----         ----           ----        ----

Centrally managed debt of the Company:<Fa>
  Debentures
    9 1/2% due 2016                                                                                       $   86.4    $  143.8
    9 3/8% due 2016                                                                                           46.7       112.0
    9 1/4% due 2009                                                                                          181.0       200.0
    9.30% due 2021                                                Attributed in total                        200.0       200.0
    8 5/8% due 2022                                                  but not with                            250.0       250.0
    8 1/8% due 2023                                               respect to specific                        175.0       175.0
  Other Debt                                                       issues for Group
    Medium-term Notes, 7.75% to                                  financial statements
     10.18%                                                                                                   84.5       121.0
    12 3/4% Swiss Franc Bonds due 1994<Fb>                                                                    50.1        50.1
    11 3/4% Notes due 1995                                                                                   123.3       132.3
    9% Notes due 1996                                                                                        200.0       200.0
    12% Notes due 1996                                                                                        38.8        38.8
    Capitalized lease obligations, 4% to 11 1/8%                                                               6.0        13.0
  Industrial revenue bonds, 3 1/4% to 12 3/4%                                                                 49.5        68.8
  Other                                                                                                                   11.1
                                                                                                          --------    --------
    Subtotal-centrally managed debt                $1,148.3     $1,452.1       $343.0       $263.8         1,491.3     1,715.9
                                                   --------     --------       ------       ------        --------    --------
Specifically attributed debt<Fc>                      131.2        127.5                                     131.2       127.5
ESOP debt guarantee<Fd>                               195.3        232.1         64.9         77.4           260.2       309.5
                                                   --------     --------       ------       ------        --------    --------
    Subtotal                                        1,474.8      1,811.7        407.9        341.2         1,882.7     2,152.9
  Less current portion                               (223.2)       (80.1)       (64.9)       (18.3)         (288.1)      (98.4)
                                                   --------     --------      -------      -------       ---------    --------
                                                   $1,251.6     $1,731.6       $343.0       $322.9        $1,594.6    $2,054.5
                                                   ========     ========       ======       ======        ========    ========

- -----

<Fa> Most long-term debt is managed on a centralized consolidated basis.
     This debt is attributed to the RPG Group and the CBG Group (in total, but not with respect to specific issues) in proportion to the ratio of each Group's attributed Net Debt balance to the Company's total Net Debt. (See Related Party Activities note.)
<Fb> Represents the equivalent principal amount and approximate effective interest rate of the 5 3/8% Bonds under related currency exchange arrangements.
<Fc> As described in the Related Party Activities note, certain financial activities are directly attributable to the RPG Group.
<Fd> ESOP debt recorded by the Company, along with related unearned compensation, has been attributed to the RPG Group and the CBG Group in proportion to the estimated future contributions of their employees, which method management believes to be reasonable.

                                    39


                         RALSTON PURINA GROUP

              NOTES TO FINANCIAL STATEMENTS (Continued)

              (Dollars in millions except per share data)

  Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $290.5, $58.5, $18.5 and $12.2 for the years ending September 30, 1996 through 1999, respectively. These aggregate maturities do not include the future maturities of the ESOP debt guarantee.

  To fund its purchase of the Company's preferred stock, the Trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). The ESOP loan is unconditionally guaranteed by the Company and is included in the Company's consolidated balance sheet as long-term debt, along with a corresponding unearned ESOP compensation. Both the long-term debt and the unearned ESOP compensation will be reduced as employee and employer contributions to the ESOP are used to reduce the outstanding ESOP loan. During 1994 and 1993, the ESOP incurred $24.5 and $28.4, respectively, of interest expense on the ESOP loan.

Fair Value of Financial Instruments

  The RPG Group's financial instruments include cash and cash equivalents, short- and long-term debt, foreign currency hedging contracts, and interest rate swap agreements used to hedge fluctuations in interest rates. As of September 30, 1994 and 1993, the fair value of the Company's long-term debt (which includes the CBG Group's portion of centrally managed debt) was $1,926.3 and $2,401.2, respectively, compared to its carrying value of $1,882.7 and $2,152.9, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

  Due to the nature of cash equivalents and short-term borrowings, including current notes payable, carrying amounts on the balance sheet approximate fair value.

  The fair value of foreign currency contracts and interest rate management agreements is the amount that the Company would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as, interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts and interest rate management agreements outstanding at September 30, 1994 and 1993 were not material.

Redeemable Preferred Stock

  At September 30, 1994, the Company had 10,600,000 shares of $1 par value preferred stock authorized, of which 4,600,000 shares were authorized as Series A 6.75% Preferred Stock ("Preferred Stock"). Preferred Stock has a guaranteed minimum value of $110.83 per share and is convertible into the Company's $.10 par value RPG Stock and $.10 par value CBG Stock at the ratio of 2.255 shares of RPG Stock and .4 shares of CBG Stock for each share of Preferred Stock. The shares have a preference in liquidation and each share has one voting right. Dividends are cumulative, compounded and payable semi-annually. In accordance with financial reporting requirements of the Securities and Exchange Commission, the Preferred Stock has been classified outside of permanent equity as Redeemable Preferred Stock.

  Coincident with the spin-off of Ralcorp, the Company redeemed 334,109 shares of its Preferred Stock at the guaranteed minimum value. The shares were redeemed by the Company in connection with the cessation of participation in the Company's Savings Investment Plan by plan participants employed by Ralcorp following the spin-off. As of March 31, 1994, the terms of the Preferred Stock required adjustment of the conversion ratio to that described above with respect to RPG Stock to reflect the change in the market value of RPG Stock as a result of the Ralcorp spin-off. All other terms and provisions of the Preferred Stock remain unchanged. During the year, the Company also redeemed 28,224 shares of its Preferred Stock to meet ongoing share redemption requirements of the ESOP. Following these redemptions, 4,237,667 shares of Preferred Stock remained issued and outstanding and continued to be held by the Company's ESOP at September 30, 1994.

  Preferred Stock shares are held, on behalf of the ESOP, by the ESOP's trustee and are allocated to individual participants' accounts based on the amount of employee and employer matching contributions to the ESOP. Dividends on unallocated Preferred Stock are used to fund the debt service requirements of the ESOP. The trustee, as holder of

                                    40


                         RALSTON PURINA GROUP

              NOTES TO FINANCIAL STATEMENTS (Continued)

              (Dollars in millions except per share data)

Preferred Stock, may convert its shares into Company common stock (both RPG Stock and CBG Stock) at any time, or may require the Company to redeem the Preferred Stock shares, under certain limited circumstances, at the guaranteed minimum price, in cash or in shares of Company common stock.
The Company may elect to redeem the Preferred Stock, under limited circumstances, in cash or in shares of Company common stock.

  The Redeemable Preferred Stock has been attributed to the RPG Group and CBG Group based on estimated relative market values of the respective groups prior to the distribution of stock, which method management believes to be reasonable.


RPG Group Equity


  The following analyzes this account for the periods presented:

                                                                                             Year Ended September 30,
                                                                                       ------------------------------------
                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Balance at beginning of year....................................................     $ 436.4         $ 584.3         $ 693.8
Net earnings....................................................................       223.2           153.4           285.8
RPG Group's portion of corporate equity transactions (prior to redesignation of
 Ralston Purina Common Stock as RPG Stock)......................................                      (131.3)         (428.4)
RPG Stock purchases.............................................................      (100.9)          (59.5)
Dividends declared on RPG Stock.................................................      (121.5)          (61.6)
Preferred Stock dividends, net of taxes, accrued after redesignation of Ralston
 Purina Common Stock as RPG Stock...............................................       (18.4)           (3.2)
Impact of Ralcorp spin-off......................................................       (93.8)
Impact of Retained Interest.....................................................                        (2.7)          (38.3)
Change in cumulative translation adjustment.....................................        11.4           (89.4)           57.3
Other, net......................................................................         3.7            46.4            14.1
                                                                                     -------         -------         -------
  Balance at end of year........................................................     $ 340.1         $ 436.4         $ 584.3
                                                                                     =======         =======         =======


  Corporate equity transactions include primarily treasury stock purchases and dividends.

  The shareholders equity of the Company is discussed in the Shareholders Equity note to the Company's financial statements on pages 105 through 107.

Grantor Trust

  On September 15, 1994, the Company established the Ralston Purina Company Grantor Trust (the Trust) to provide a source of funds to assist the Company in meeting its obligations under various employee benefit plans and programs. The Trust supports existing, previously approved employee benefit plans and does not change those plans or the amounts of stock expected to be issued for those plans. Basic benefits under such plans have not changed, however, payment of such benefits would be accelerated if minimum funding requirements of the Trust are not met.

  Among the assets used to initially fund the Trust were 4,033,347 shares of RPG Stock having a fair market value on the date of transfer of $169.4. The RPG Stock transferred to the Trust was issued out of treasury.

  The Trust is consolidated with the Company for financial reporting purposes. For RPG Group financial reporting, the RPG Stock held in the Trust is reported as outstanding but is offset by a corresponding reduction in RPG Group equity, leaving total RPG Group equity unaffected. RPG Stock held in the Trust is not considered outstanding in the computation of earnings per share. At September 30, 1994, 4,033,347 shares of RPG Stock at a fair market value of $166.9 were held by the Trust.

  The Trustee is responsible for voting the shares of RPG Stock held in the Trust.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

Commitments and Contingencies

 Legal and Environmental Matters

  The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

  On January 4, 1993, the Company was served with the first of nine substantively identical actions currently pending in the United States District Court for the District of New Jersey. The suits have been consolidated and styled In Re Baby Food Antitrust Litigation, No. 92-5495 (NHP). The consolidated proceeding is a certified class action by and on behalf of all direct purchasers of baby foods (other than the defendants and governmental entities), alleging that the Beech-Nut baby food business (owned by the Company from November, 1989 until April, 1994, and now owned by Ralcorp Holdings, Inc.) and its predecessor Nestle Holdings, Inc. together with Gerber Products Company and H.J. Heinz Company, conspired to fix, maintain and stabilize the prices of baby food during the period January 1, 1975 to August 31, 1992. The suit seeks treble damages.

  On January 19 and 21, 1993, the Company was served with two class actions on behalf of indirect purchasers (consumers) of baby food in California, which contain substantially identical charges. These actions have been consolidated in the Superior Court for the County of San Francisco and styled Bruce, et al. v. Gerber Products Company, et al., No. 94-8857. On January 19, 1993, Ralston was served with a similar action filed in Alabama state court on behalf of indirect purchasers of baby food in Alabama, styled Johnson, et al. v. Gerber Products Company, et al., No. 93-L-0333-NE. The California and Alabama state actions allege violations of state antitrust laws seek treble damages and are substantively identical to each other. Similar state actions may be filed in states having laws permitting suits by indirect purchasers. The Company and Ralcorp Holdings, Inc. have agreed that all liability expenses related to the above antitrust matters will be shared equally, except that the Company will be solely responsible for any settlement or judgment exceeding a set amount.

  On January 6, 1993, the Company was served with an action entitled Sunshine Mills, Inc. v. Ralston Purina Co., CV-93-P-0024-W, which is currently pending in the United States District Court for the Northern District of Alabama. The suit charged the Company with attempted monopolization, conspiracy in restraint of trade and unlawful price discrimination, together with false advertising and tortious interference with business relations, in connection with its marketing activities in pet foods. The Company has filed counterclaims challenging certain labeling and advertising activities of Sunshine. Both parties moved for summary judgment on the other's case; and on October 31, 1994, the trial court granted summary judgment for the Company with respect to Sunshine's claims of attempted monopolization, conspiracy in restraint of trade, unlawful price discrimination, and tortious interference with business relations to the extent that such claim was predicated on the same Company activities claimed to violate federal antitrust law.

  On April 26, 1993, the Company also received two letters of inquiry from the Federal Trade Commission seeking information related to the allegations in the Sunshine lawsuit. One of these inquiries has been closed with no further action against the Company.

  The operations of the RPG Group, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including air and water quality, and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and the RPG Group may be required to share in the cost of cleanup with respect to approximately 16 "Superfund" sites. The RPG Group's ultimate liability in connection with those sites may depend on many factors including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

  In the opinion of management, based on the information presently known, the ultimate liability of the RPG Group, if any, arising from all such matters, as well as from all other pending legal proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals of $11.7 for estimated liabilities, should not be material to the financial position of the RPG Group, but could be material to results of operations or cash flows of a particular quarter or annual period.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)


 Other Contingencies

  The Company had outstanding, at September 30, 1994, interest rate swap agreements effectively converting Belgium franc, French franc, Hong Kong dollar, Australian dollar and Swiss franc variable rate debt having an equivalent U.S. dollar value of $126.0 into fixed rate debt. These agreements mature in fiscal 1995 and 1996 and result in a weighted average fixed interest rate of 9.1%.

  The following represents open foreign exchange forward and option contracts at September 30, 1994:

Forward Contracts:
  Australia...................................................$  2.3
  Belgium..................................................... 126.8<Fa>
  Canada......................................................  17.7
  Italy.......................................................    .8
  Japan.......................................................  13.6
  Mexico......................................................  25.0
  New Zealand.................................................   5.8
  Philippines.................................................   1.3
  Singapore...................................................   9.8
  Switzerland.................................................   3.0

Option Contracts to Purchase:
  France......................................................$ 21.0
  Switzerland.................................................  22.0
  U.K.........................................................   9.0

- -----

<Fa> The RPG Group has a Belgian Coordination Center which functions as an intragroup bank. The exposures and hedges in Belgium result primarily from funding in various European currencies as well as U.S. dollars.

  Foreign exchange contracts are generally for one year or less. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times.

  The counterparties to interest rate swap agreements and foreign currency contracts consist of a number of major international financial institutions and are generally institutions with which the Company maintains lines of credit. The Company does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. The Company continually monitors its positions and the credit ratings of its counterparties both internally and by using outside rating agencies. The Company has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the RPG Group to potential credit losses, such losses are not anticipated due to the control features mentioned.

  At September 30, 1994, the Company had third party guarantees outstanding in the aggregate amount of approximately $45.4. These guarantees relate to financial arrangements with customers, suppliers, and other business relationships. In addition, the RPG Group had various commitments outstanding at September 30, 1994, involving primarily purchase obligations, whereby the RPG Group was committed to expenditures of $10.5 in fiscal 1995.

  At September 30, 1994, the RPG Group's primary concentration of credit risk related to approximately $18.0 of trade accounts receivable due from several highly leveraged customers. Consideration was given to the financial position of these customers when determining the appropriate allowance for doubtful accounts.

 Lease Commitments

  Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1994 were: 1995-$13.4, 1996-$9.9, 1997-$7.1, 1998-$5.1, 1999-$4.6, thereafter-$29.5.

  Total rental expense for all operating leases was $43.7 in 1994, $43.4 in 1993 and $42.6 in 1992.

                         RALSTON PURINA GROUP

              (Dollars in millions except per share data)

Subsequent Event

  The Company signed a letter of intent on November 15, 1994 to sell the RPG Group's international agribusiness operations to PM Holdings Corporation, the parent company of Purina Mills, Inc. The transaction is subject to approval by the Board of Directors of both companies, necessary government approvals and the completion of a definitive sales agreement.


Other Income and Expense

  Other (income)/expense, net consists of the following:


                                                                                             Year Ended September 30,
                                                                                       ------------------------------------
                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Translation and exchange loss...................................................      $22.0           $ 26.6          $ 18.6
Investment income...............................................................      (15.2)           (12.3)          (15.6)
Miscellaneous (income)/expense..................................................       10.5             (6.0)          (10.9)
                                                                                      -----           ------          ------
                                                                                      $17.3           $  8.3          $ (7.9)
                                                                                      =====           ======          ======


Supplemental Earnings Statement Information

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Maintenance and repairs.........................................................      $155.8          $152.9          $148.7
Research and development........................................................        69.3            65.0            68.9


Supplemental Balance Sheet Information

                                                                                                       1994            1993
                                                                                                       ----            ----

Receivables (current)-
  Trade..........................................................................................     $663.4          $621.2
  Notes and other................................................................................       93.0            79.9
  Allowance for doubtful accounts................................................................      (25.8)          (27.9)
                                                                                                     -------         -------
                                                                                                      $730.6          $673.2
                                                                                                      ======          ======
Inventories-
  Raw materials and supplies.....................................................................     $170.7          $185.7
  Work in process................................................................................      101.5            93.7
  Finished products..............................................................................      405.0           469.0
                                                                                                      ------          ------
                                                                                                      $677.2          $748.4
                                                                                                      ======          ======
Other Current Assets-
  Prepaid expenses...............................................................................     $ 94.4          $ 85.2
  Deferred income tax benefits...................................................................       47.8            57.0
                                                                                                      ------          ------
                                                                                                      $142.2          $142.2
                                                                                                      ======          ======
Investments and Other Assets-
  Goodwill (net of accumulated amortization: 1994-$55.2 and 1993-$41.6)..........................     $325.6          $365.7

  Other intangible assets (net of accumulated amortization: 1994-$255.0 and 1993-$227.4).........      191.6           228.7
  Investments in affiliated companies............................................................       13.9            12.7
  Deferred charges and other assets..............................................................      284.6           295.5
                                                                                                      ------          ------
                                                                                                      $815.7          $902.6
                                                                                                      ======          ======

                                    44


                         RALSTON PURINA GROUP

              NOTES TO FINANCIAL STATEMENTS (Continued)

              (Dollars in millions except per share data)


Supplemental Balance Sheet Information

                                                                                                       1994            1993
                                                                                                       ----            ----
Accounts Payable and Accrued Liabilities-
  Trade accounts payable.........................................................................     $368.3          $392.0
  Incentive compensation, salaries and vacations.................................................       80.3            76.6
  Accrued interest...............................................................................       43.7            51.9
  Restructuring reserves.........................................................................      108.1            57.3
  Other items....................................................................................      172.0           255.3
                                                                                                      ------          ------
                                                                                                      $772.4          $833.1
                                                                                                      ======          ======
Other Liabilities-
  Postretirement medical benefits................................................................     $128.3          $131.9
  Other postretirement benefits..................................................................      165.6           155.2
  Minority interests.............................................................................       14.1            14.6
  Other..........................................................................................       75.6            84.3
                                                                                                      ------          ------
                                                                                                      $383.6          $386.0
                                                                                                      ======          ======


Supplemental Cash Flow Statement Information

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Interest paid...................................................................      $186.2          $203.6          $194.5
Income taxes paid...............................................................       234.5           216.4           175.8


Analysis of Balance Sheet Changes

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----


Allowance for Doubtful Accounts-
  Balance, beginning of year....................................................     $   27.9        $   23.0        $   16.4
  Provision charged to expense..................................................          5.2            14.8            14.5
  Writeoffs, less recoveries....................................................         (7.3)           (9.9)           (7.9)
                                                                                     --------        --------        --------
Balance, end of year............................................................     $   25.8        $   27.9        $   23.0
                                                                                     ========        ========        ========
Property at Cost-
  Balance, beginning of year....................................................     $2,927.5        $2,823.2        $2,549.7
  Additions.....................................................................        242.5           230.7           253.3
  Acquisitions..................................................................         24.6            60.7            50.2
  Disposals.....................................................................       (114.8)          (90.6)          (80.1)
  Ralcorp spin-off..............................................................       (645.3)
  Foreign translation...........................................................         21.8           (96.5)           50.1
                                                                                     --------        --------        --------
Balance, end of year............................................................     $2,456.3        $2,927.5        $2,823.2
                                                                                     ========        ========        ========
Accumulated Depreciation-
  Balance, beginning of year....................................................     $1,184.8        $1,089.8        $  936.2
  Depreciation provision........................................................        189.5           191.7           186.9
  Disposals.....................................................................        (80.9)          (60.3)          (53.7)
  Ralcorp spin-off..............................................................       (188.5)
  Foreign translation...........................................................          8.1           (36.4)           20.4
  Property writedowns associated with restructuring.............................         42.9
                                                                                     --------        --------        --------
Balance, end of year............................................................     $1,155.9        $1,184.8        $1,089.8
                                                                                     ========        ========        ========

                         RALSTON PURINA GROUP

                    QUARTERLY FINANCIAL INFORMATION

                              (unaudited)

              (Dollars in millions except per share data)

Fiscal 1994                                                            First           Second        Third<Fa>      Fourth<Fa>
- -----------                                                            -----           ------        ---------      ----------

Net sales.......................................................    $1,724.3         $1,507.4        $1,223.4       $1,304.2
Gross profit....................................................       780.2            644.5           506.1          528.8
Earnings (loss) before extraordinary item.......................       133.4             73.3            50.9          (26.5)<Fb>
Net earnings (loss).............................................       133.4             65.4            50.9          (26.5)<Fb>
Earnings per common share-
  Primary
    Earnings (loss) before extraordinary item...................        1.27              .68             .46           (.31)<Fb>
    Net earnings (loss).........................................        1.27              .60             .46           (.31)<Fb>
  Fully diluted
    Earnings (loss) before extraordinary item...................        1.18              .65             .45           (.31)<Fb>
    Net earnings (loss).........................................        1.18              .58             .45           (.31)<Fb>
Dividends paid per common share.................................         .30              .30             .30            .30
Market price range of RPG Stock.................................          42 3/4-          46 3/8-         39 1/2-        42 1/4-
                                                                          38 1/4           38 1/4          33 1/2         34 3/8

Fiscal 1993                                                           First           Second          Third          Fourth
- -----------                                                           -----           ------          -----          ------

Net sales.......................................................    $1,691.2         $1,416.5        $1,359.7       $1,448.0
Gross profit....................................................       766.4            614.5           581.0          600.5
Earnings before extraordinary item and cumulative effect of
 accounting changes.............................................        90.7             78.5            55.9           58.5
Earnings before cumulative effect of accounting changes.........        85.0             78.5            55.9           54.3
Net earnings (loss).............................................       (35.3)            78.5            55.9           54.3
Pro forma earnings per common share (assuming two classes of common stock)-
  Primary
    Earnings before extraordinary item and cumulative effect of
     accounting changes.........................................         .82              .71             .49            .52
    Earnings before cumulative effect of accounting changes.....         .77              .71             .49            .48
    Net earnings (loss).........................................        (.39)             .71             .49            .48
  Fully diluted
    Earnings before extraordinary item and cumulative effect of
     accounting changes.........................................         .78              .68             .48            .51
    Earnings before cumulative effect of accounting changes.....         .73              .68             .48            .47
    Net earnings (loss).........................................        (.32)             .68             .48            .47
Actual earnings per common share-
  Primary
    Earnings before extraordinary item..........................                                                         .40<Fc>
    Net earnings................................................                                                         .36<Fc>
  Fully diluted
    Earnings before extraordinary item..........................                                                         .38<Fc>
    Net earnings................................................                                                         .34<Fc>
Dividends paid per common share.................................                                                         .30
Market price range of RPG Stock.................................                                                          40 3/4-
                                                                                                                          33 1/2<Fc>

- -----
<Fa> Excludes results of operations of Ralcorp after spin-off on March
     31, 1994.

<Fb> Earnings for the fourth quarter of 1994 were reduced by $72.8 or
     $.73 per primary share of RPG Stock due to provisions for restructuring expenses.

<Fc> Represents actual earnings per share and stock price range on the redesignated RPG Stock for the period after July 30, 1993 through September 30, 1993.

                       CONTINENTAL BAKING GROUP

                      Five Year Financial Summary


(In millions except per share and percentage data)
                                                        52 Weeks       52 Weeks          52 Weeks      52 Weeks       52 Weeks
                                                          Ended         Ended             Ended          Ended         Ended
                                                        Sept. 24,     Sept. 25,         Sept. 26,      Sept. 28,     Sept. 29,
STATEMENT OF EARNINGS DATA                                1994           1993              1992          1991           1990
                                                        ---------     ---------         ---------      ---------     ---------

Net Sales............................................   $1,948.6       $1,997.0          $2,013.4      $1,962.3       $1,956.5
Depreciation and Amortization........................       76.5           73.2              69.1          66.7           64.3
Earnings (Loss) before Income Taxes, Interest
 Expense, Extraordinary Item and Cumulative Effect of
 Accounting Changes..................................      (13.2)          79.6             115.0         139.0          152.1
  As a Percent of Sales..............................        (.7)%          4.0%              5.7%          7.1%           7.8%
Earnings (Loss) before Income Taxes, Extraordinary
 Item and Cumulative Effect of Accounting Changes....  $   (42.7)      $   52.2          $   84.2      $  109.0       $  120.7
Income Taxes.........................................      (16.9)          21.2              34.9          45.2           49.8
Earnings (Loss) before Extraordinary Item and
 Cumulative Effect of Accounting Changes<Fa>.........      (25.8)          31.0              49.3          63.8           70.9
  As a Percent of Sales..............................       (1.3)%          1.6%              2.4%          3.3%           3.6%
Net Earnings (Loss)<Fb>..............................  $   (27.4)      $  (57.5)         $   48.2      $   63.8       $   70.9
Earnings (Loss) after Preferred Stock Dividend.......      (29.2)         (59.4)             46.3          61.9           69.0
Earnings (Loss) after RPG Group's Retained
 Interest<Fc>........................................      (16.1)         (32.7)             25.5          34.0           38.0

                                                        Sept. 24,     Sept. 25,         Sept. 26,      Sept. 28,     Sept. 29,
BALANCE SHEET DATA                                        1994           1993              1992          1991           1990
                                                        ---------     ---------         ---------      ---------     ---------
Working Capital Deficit..............................   $ (80.7)       $ (62.8)          $ (78.8)      $ (38.3)       $ (70.7)
Property at Cost, Net................................     597.0          588.9             573.0         570.2          555.2
  Additions (during the year)........................      89.6           90.1              72.1          82.1           83.0
  Depreciation (during the year).....................      75.2           71.8              67.8          64.6           61.9
Total Assets.........................................     856.7          825.1             828.3         823.0          775.0
Long-Term Debt.......................................     343.0          322.9             358.7         385.5          386.4
Redeemable Preferred Stock...........................      42.3           45.9              45.9          45.8           45.3
CBG Group Equity.....................................      28.0           60.8             129.0         163.6          134.1
  Per Share..........................................       .75           1.62
CBG Stock Outstanding................................      20.6           20.7


- ------------------------------------------------------------------------


SHARE AND PER SHARE DATA
CBG Stock (Pro forma in 1993 and 1992 assuming          52 Weeks       52 Weeks          52 Weeks
 two classes of common stock):                            Ended         Ended             Ended
  Earnings (Loss) before Extraordinary Item and         Sept. 24,      Sept. 25         Sept. 26,
   Cumulative Effect of Accounting Changes                1994         1993(d)            1992
                                                        --------       --------          ---------
    Primary..........................................   $  (.74)        $  .77            $ 1.23
    Fully Diluted....................................      (.74)           .67              1.08
  Net Earnings (Loss)
    Primary..........................................      (.78)         (1.58)             1.20
    Fully Diluted....................................      (.78)         (1.43)             1.05
Dividends Declared on CBG Stock......................                      .16<Fe>
  Average Shares Outstanding-CBG Stock...............      20.5           20.7              21.3


- -----

<Fa> Before extraordinary charges for early retirement of debt of $1.6 in fiscal 1994, $1.9 in fiscal 1993 and $1.1 in fiscal 1992. Also, before cumulative effect of accounting changes of $86.6 in fiscal 1993.

<Fb> After tax provisions for restructuring, and additionally for environmental costs in 1991, reduced earnings by $9.6 in 1994, $8.4 in 1992 and $10.1 in 1991.

<Fc> Earnings (loss) after RPG Group's Retained Interest represents earnings after preferred stock dividend multiplied by 55%, the CBG Fraction. The balance of earnings after preferred stock dividend represents the RPG Group's Retained Interest and is reflected in the earnings of the RPG Group.

<Fd> Earnings before extraordinary item per share of CBG Stock for the two months ended September 25, 1993 were $.21 and $.18 on a primary and fully diluted basis, respectively. Net earnings per share for the same period were $.19 and $.16.

<Fe> Represents dividends declared on newly issued CBG Stock from July
     30, 1993 through September 25, 1993.

                       CONTINENTAL BAKING GROUP

                           FINANCIAL REVIEW

  Effective July 30, 1993, the Company has two classes of common stock, CBG Stock and RPG Stock. CBG Stock is intended to reflect the performance of the CBG Group which consists of the operations of the Company's Bakery Products segment.

  The following discussion is a summary of the key factors management considers necessary in reviewing the CBG Group's results of operations, liquidity and capital resources. The discussion should be read in conjunction with the combined financial statements of the CBG Group and related notes.

Highlights and Outlook

  The CBG Group had a net loss of $27.4 million in 1994 compared to $57.5 million in 1993 and net earnings of $48.2 million in 1992. The 1994 loss includes a provision for restructuring of $9.6 million, after taxes, and an extraordinary loss on the early retirement of debt of $1.6 million, after taxes. The 1993 loss includes charges of $86.6 million, after taxes, for the cumulative effect of accounting changes related to postretirement benefits other than pensions and income taxes, and an extraordinary loss on the early retirement of debt of $1.9 million, after taxes. The 1992 earnings include a restructuring provision of $8.4 million, after taxes, and an extraordinary loss on the early retirement of debt of $1.1 million, after taxes. Excluding these items, earnings declined $47.2 million in 1994 and $26.7 million in 1993.

  The markets in which the CBG Group competes are mature and highly competitive and are sensitive to pricing and promotion. Most of the production and distribution workforce belong to organized labor unions.

  Future performance of the CBG Group is dependent on arresting volume declines, implementing cost reductions, the ability to raise prices, maintaining competitive promotion and pricing practices and new product introductions. Historically, the CBG Group has responded to these market conditions by introducing new bread, snack cakes and breakfast products, by consolidating and improving production and by improving margins from pricing actions. However, performance has been hampered by strong, low price competition, the growth of in-store bakeries, weak market trends and the decline in convenience stores. Bread margins have been impacted by a shift from branded to private label products during recent years.

  The impact of problems described above has thus far exceeded the benefits of cost reduction programs underway. Management continues to challenge the way it conducts business by looking for additional cost savings, ways to strengthen volume and opportunities to improve bottom line performance. The CBG Group has experienced resistance to aspects of its cost reduction initiatives by some unions; however, the CBG Group expects to continue aggressively pursuing these changes in contract talks in order to implement its costs savings objectives.

  Cost of products sold is somewhat dependent on commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as flour and sweetners. Commodity costs have represented 30 to 35% of cost of products sold during the three year period ended September 24, 1994. Futures contracts were used to hedge approximately 10 to 25% of such commodity purchases, or 4 to 8% of cost of products sold, during that period.

Operating Results

  Net sales decreased $48.4 million or 2.4% in 1994 on lower volume and the continuing shift to lower margin products in bread, lower thrift store volume and higher promotional sales discounts. Sales declined .8% in 1993 on the shift to lower margin products in bread, lower thrift store volume and higher promotional sales discounts, partially offset by higher prices.

  Gross profit decreased 5.4% in 1994 and 2.4% in 1993. Cost of products sold as a percentage of sales was 50.6% in 1994 compared to 49.0% in 1993 and 48.2% in 1992. Lower sales combined with the high fixed cost operating structure as well as higher ingredient costs accounted for the higher cost percentage in the current year, more than offsetting the impact of cost reductions.

  Operating profit, before restructuring charges, declined 84% in 1994. Lower sales combined with high fixed production and distribution costs account for the majority of the decline. Price increases insufficient to cover higher ingredient costs

                       CONTINENTAL BAKING GROUP
and inflationary increases in other costs also contributed to the decline. In 1993, operating profit, before restructuring charges, declined 36% as bread products experienced a significant decline in operating profit as a result of an unfavorable product mix, lower thrift store volume and higher promotional sales discounts. Sweet baked goods operating profit improved on cost reductions partially offset by lower thrift store volume and higher promotional sales discounts.

  The CBG Group experienced an operating loss in the fourth quarter of 1994 of $8.2 million compared to operating profit of $23.9 million in the fourth quarter of 1993. Factors cited for the year and a $5.5 million pre-tax adjustment to prior years' workers compensation claims accounted for the decline.

  Selling, general and administrative expenses increased 2.9% in 1994 and 2.5% in 1993. The increases in 1994 and 1993 approximated inflation rates. As a percent of sales, such costs were 45.2%, 42.9% and 41.5% in 1994, 1993 and 1992, respectively, reflecting declining sales combined with the CBG Group's high fixed cost distribution structure. The increases also reflect plant consolidation efforts and more centralized production of new products.

  Other income/expense, net, was unfavorable in 1994 by $4.2 million, primarily on lower returns on other investments. The CBG Group recorded tax benefits of 39.6% of pre-tax loss in 1994 compared to income tax provisions of 40.6% in 1993 and 41.4% in 1992. Tax provisions generally reflect statutory tax rates.

Liquidity and Capital Resources

  Cash flow from operations was $42.7 million in 1994 compared to $138.0 million in 1993 and $119.5 million in 1992. The decrease in 1994 cash flow from operations is primarily the result of lower cash earnings. The CBG Group's working capital needs are minimal due to daily production and distribution of fresh product and fast receivable turnover. Current liabilities exceeded current assets by $80.7 million at September 24, 1994 compared to $62.8 million at September 25, 1993.

  Capital expenditures were $89.6 million, $90.1 million and $72.1 million in fiscal years 1994, 1993 and 1992, respectively. In 1995, capital expenditures are projected to be approximately $80 million which includes capital expenditures for cost reduction programs.

  The Company manages most financial activities of the groups on a centralized, consolidated basis. The liquidity and capital resources of the Company provide financial and operating flexibility to each group. The CBG Group's portion of centrally managed debt increased $70.0 million in 1994, decreased $47.8 million in 1993 and increased $21.1 million in 1992.

  Subsequent to the issuance of CBG Stock, equity transactions are imputed based on specific identification of treasury stock purchases, dividends and other equity transactions to each class of stock and to group financial statements. Cash dividends on CBG Stock of $1.6 million were paid both in 1994 and in the two months subsequent to issuance of CBG Stock in 1993. Coincident with the dividend payments, the CBG Group paid $1.4 million in 1994 and in 1993 to the RPG Group related to its 45% retained interest in the CBG Group. The Company purchased CBG Stock for $2.3 million in 1994 and attributed such purchases to the CBG Group. Coincident with the stock purchases, the CBG Group paid $1.9 million to the RPG Group related to its 45% retained interest in the CBG Group. Prior to the issuance of CBG Stock, each group was attributed a portion of corporate equity transactions. The CBG Group contributed $6.0 million and $85.0 million to fund the Company's equity transactions for the ten months ended July 30, 1993 and for the year ended 1992, respectively. As of November 21, 1994, 3,757,900 shares remained under the Board of Directors' authorization for the purchase of up to 4 million shares of CBG Stock.

  Coincident with the spin-off of the Company's cereal, baby food, cookies and crackers, ski resort and coupon redemption businesses (Ralcorp) on March 31, 1994, the Company redeemed 334,109 shares of its Series A 6.75% Preferred Stock at its guaranteed minimum value. The shares were redeemed by the Company in connection with the cessation of participation in the Company's Savings Investment Plan by plan participants employed by Ralcorp following the spin-off. The CBG Group's share of the preferred stock redemption was $3.3 million, which was funded by the issuance of 161,582 shares of CBG Stock and $2.2 million of additional centrally managed debt.

  The Board intends to declare and pay dividends on the CBG Stock based primarily on earnings and cash flow capabilities and business requirements of the CBG Group, although there is no requirement to do so. Dividends that may be paid to holders of CBG Stock are limited to the lesser of legally available funds of the Company and the Available CBG

                       CONTINENTAL BAKING GROUP

Dividend as defined by the Company's Articles of Incorporation. As of September 24, 1994, dividends available under this restriction were at least $84.0 million. No dividends were declared on CBG Stock in fiscal 1994.

Restructuring Activities

  The 1994 restructuring provision of $16.0 million, pre-tax, covers severance and related payroll costs for 435 headquarters and field employees who have been or will be laid off as part of the CBG Group's continuing cost reduction program. As of September 24, 1994, 205 employees have been laid off and have begun receiving benefits which will total $9.5 million. As of September 24, 1994, $1.4 million of such benefits had been paid. The CBG Group expects annualized cost reductions of $20 million, pre-tax, as a result of these actions. Pre-tax cost savings realized in the fourth quarter were $2.7 million.

  Provisions for restructuring in 1992 consisted of $6.7 million of severance and employee related costs, $3.2 million of other cash costs and $3.8 million of fixed asset writedown on expected disposition losses. The following summarizes activities related to such reserves:

                                                                                                                 (in millions)

                  1992 restructuring provision................................................................       $13.7

                  Cash exit costs incurred thru 9/30/94.......................................................        (3.8)

                  Losses on disposal of fixed assets thru 9/30/94.............................................        (2.6)

                  Provision reversal in 1993..................................................................        (2.6)

                  Provision reversal in 1994..................................................................         (.5)
                                                                                                                    ------

                  Remaining reserve balance at 9/30/94........................................................       $ 4.2
                                                                                                                     =====


  Activities related to the 1992 restructuring provisions are expected to be completed in 1995.

  As a result of the restructuring actions covered by the 1992 provision, pre-tax cost savings have been approximately $6 million and $5 million in 1994 and 1993, respectively. The ultimate annual reduction is expected to be $6 million.

Environmental Matters

  The operations of the CBG Group, like those of similar businesses, are subject to various federal, state and local laws and regulations intended to protect the public health and the environment, including air and water quality, underground fuel storage tanks, and waste handling and disposal. The CBG Group has approximately 300 underground fuel storage tanks at various locations throughout the United States which are subject to federal and state regulations establishing minimum standards for such tanks and, where necessary, remediation of associated contamination. The CBG Group is presently in the process of testing and evaluating, and, if necessary, removing, replacing or upgrading such tanks in order to comply with such laws. In addition, the Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and the CBG Group may be required to share in the cost of cleanup with respect to approximately 3 "Superfund" sites. The CBG Group's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the financial position of the CBG Group, but could be material to results of operations or cash flows for a particular quarter or annual period.

                RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The preparation and integrity of the financial statements of the CBG Group are the responsibility of the Company's management. These statements have been prepared in conformance with generally accepted accounting principles and in the opinion of management fairly present the CBG Group's financial position, results of operations and cash flows.

  The Company maintains accounting and internal control systems which it believes are adequate to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel, the establishment and communication of accounting and administrative policies and procedures, and an extensive program of internal audits are important elements of these control systems.

  The report of Price Waterhouse LLP, independent accountants, on their audits of the accompanying financial statements is shown below. This report states that the audits were made in accordance with generally accepted auditing standards. These standards include a study and evaluation of internal control for the purpose of establishing a basis for reliance thereon relative to the scope of their audits of the financial statements.

  The Board of Directors, through its Audit Committee consisting solely of nonmanagement directors, meets periodically with management, internal audit and the independent accountants to discuss audit and financial reporting matters. To assure independence, Price Waterhouse LLP has direct access to the Audit Committee.

                   REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Ralston Purina Company

  In our opinion, the accompanying combined balance sheet and the related combined statements of earnings and of cash flows present fairly, in all material respects, the financial position of the Continental Baking Group at September 24, 1994 and September 25, 1993, and the results of their operations and their cash flows for each of the three 52 week periods in the period ended September 24, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Ralston Purina Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the Summary of Accounting Policies note to the financial statements, Ralston Purina Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1993.

  The Continental Baking Group is a business group of Ralston Purina Company (as described in the Basis of Presentation note to these financial statements); accordingly, the combined financial statements of the Continental Baking Group should be read in connection with the consolidated financial statements of Ralston Purina Company.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
November 4, 1994

                       CONTINENTAL BAKING GROUP

                    COMBINED STATEMENT OF EARNINGS

                                                                                     52 Weeks        52 Weeks        52 Weeks
                                                                                      Ended           Ended           Ended
                                                                                    Sept. 24,       Sept. 25,       Sept. 26,
(Dollars in millions except per share data)                                            1994            1993            1992
- -------------------------------------------                                         ---------       ---------       ---------

Net Sales.......................................................................     $1,948.6        $1,997.0        $2,013.4
Costs and Expenses
  Cost of products sold.........................................................        985.4           979.2           971.0
  Selling, general and administrative...........................................        881.0           856.5           835.3
  Advertising and promotion.....................................................         77.1            83.6            79.9
  Interest......................................................................         29.5            27.4            30.8
  Provisions for restructuring..................................................         16.0                            13.7
  Other (income)/expense, net...................................................          2.3            (1.9)           (1.5)
                                                                                     --------       ---------       ---------
                                                                                      1,991.3         1,944.8         1,929.2
Earnings (Loss) before Income Taxes, Extraordinary Item and Cumulative Effect of
 Accounting Changes.............................................................        (42.7)           52.2            84.2
Income Taxes....................................................................        (16.9)           21.2            34.9
                                                                                    ---------        --------        --------
Earnings (Loss) before Extraordinary Item and Cumulative Effect of Accounting
 Changes........................................................................        (25.8)           31.0            49.3
Extraordinary Item-Loss on Early Retirement of Debt.............................         (1.6)           (1.9)           (1.1)
                                                                                    ---------       ---------       ---------
Earnings (Loss) before Cumulative Effect of Accounting Changes..................        (27.4)           29.1            48.2
Cumulative Effect of Accounting Changes:
  Postretirement benefits other than pensions...................................                        (41.2)
  Income taxes..................................................................                        (45.4)
                                                                                     --------       ---------        --------
Net Earnings (Loss).............................................................        (27.4)          (57.5)           48.2
Preferred Stock Dividend, Net of Taxes..........................................          1.8             1.9             1.9
                                                                                     --------        --------        --------
Earnings (Loss) after Preferred Stock Dividend..................................        (29.2)          (59.4)           46.3
Earnings (Loss) Applicable to the RPG Group's Retained Interest in the CBG Group.       (13.1)          (26.7)           20.8
                                                                                    ---------       ---------        --------
Earnings (Loss) after RPG Group's Retained Interest.............................    $   (16.1)      $   (32.7)       $   25.5
                                                                                    =========       =========        ========


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Earnings (Loss) per Share of CBG Stock (Pro forma in 1993 and 1992 assuming two classes of common stock, unaudited):
  Primary
    Earnings (Loss) before Extraordinary Item and Cumulative Effect of
     Accounting Changes.........................................................      $(.74)          $  .77          $1.23
    Extraordinary Item..........................................................       (.04)            (.05)          (.03)
    Cumulative Effect of Accounting Changes.....................................                       (2.30)
                                                                                      -----           ------          -----
    Net Earnings (Loss).........................................................      $(.78)          $(1.58)         $1.20
                                                                                      =====           ======          =====
  Fully Diluted
    Earnings (Loss) before Extraordinary Item and Cumulative Effect of
     Accounting Changes.........................................................      $(.74)          $  .67          $1.08
    Extraordinary Item..........................................................       (.04)            (.05)          (.03)
    Cumulative Effect of Accounting Changes.....................................                       (2.05)
                                                                                      -----           ------          -----
    Net Earnings (Loss).........................................................      $(.78)          $(1.43)         $1.05
                                                                                      =====           ======          =====

                                                                                         Primary              Fully Diluted
                                                                                    ------------------      ------------------
                                                                                      2 months ended          2 months ended
                                                                                    September 25, 1993      September 25, 1993
                                                                                    ------------------      ------------------
Earnings per share of CBG Stock for the two months ended September 25, 1993:
  Earnings before Extraordinary Item............................................          $ .21                   $ .18
  Extraordinary Item............................................................           (.02)                   (.02)
                                                                                          -----                   -----
  Net Earnings..................................................................          $ .19                   $ .16
                                                                                          =====                   =====
  The above financial statement should be read in conjunction with the
Notes to Financial Statements.

                       CONTINENTAL BAKING GROUP

                        COMBINED BALANCE SHEET

                                                                                                    Sept. 24,       Sept. 25,
(Dollars in millions)                                                                                  1994            1993
- ---------------------                                                                               ---------       ---------

ASSETS
Current Assets
  Cash and cash equivalents......................................................................    $   13.6         $   .5
  Receivables, less allowance for doubtful accounts..............................................        98.5           91.3
  Inventories....................................................................................        52.7           55.3
  Other current assets...........................................................................        32.0           29.0
                                                                                                     --------         ------
    Total Current Assets.........................................................................       196.8          176.1
                                                                                                     --------         ------
Investments and Other Assets.....................................................................        62.9           60.1
                                                                                                     --------         ------
Property at Cost
  Land...........................................................................................        65.6           64.2
  Buildings......................................................................................       215.3          210.1
  Machinery and equipment........................................................................       765.1          702.1
  Construction in progress.......................................................................        25.5           37.9
                                                                                                     --------         ------
                                                                                                      1,071.5        1,014.3
    Accumulated depreciation.....................................................................       474.5          425.4
                                                                                                     --------         ------
                                                                                                        597.0          588.9
                                                                                                     --------         ------
      Total......................................................................................    $  856.7         $825.1
                                                                                                     ========         ======
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
  Current maturities of long-term debt...........................................................    $   64.9         $ 18.3
  Notes payable..................................................................................                        7.4
  Accounts payable and accrued liabilities.......................................................       211.9          209.9
  Dividends payable..............................................................................          .7            2.5
  Income taxes...................................................................................                         .8
                                                                                                     --------         ------
    Total Current Liabilities....................................................................       277.5          238.9
                                                                                                     --------         ------
Long-Term Debt...................................................................................       343.0          322.9
                                                                                                     --------         ------
Deferred Income Taxes............................................................................         8.9           11.1
                                                                                                     --------         ------
Other Liabilities................................................................................       221.9          222.9
                                                                                                     --------         ------
Commitments and Contingencies....................................................................
Redeemable Preferred Stock.......................................................................        42.3           45.9
                                                                                                     --------         ------
Unearned ESOP Compensation.......................................................................       (64.9)         (77.4)
                                                                                                    ---------        -------
CBG Group Equity.................................................................................        28.0           60.8
                                                                                                     --------         ------
      Total......................................................................................    $  856.7         $825.1
                                                                                                     ========         ======
  The above financial statement should be read in conjunction with the
Notes to Financial Statements.

                       CONTINENTAL BAKING GROUP

                   COMBINED STATEMENT OF CASH FLOWS

                                                                                     52 Weeks        52 Weeks        52 Weeks
                                                                                      Ended           Ended           Ended
                                                                                    Sept. 24,       Sept. 25,       Sept. 26,
(Dollars in millions)                                                                  1994            1993            1992
- ---------------------                                                               ---------       ---------       ---------

Cash Flow from Operations
  Net earnings (loss)...........................................................     $(27.4)         $ (57.5)         $ 48.2
  Adjustments to reconcile net earnings (loss) to net cash flow provided by operations
    Extraordinary item..........................................................        1.6              1.9             1.1
    Cumulative effect of accounting changes.....................................                        86.6

    Non-cash restructuring reserves.............................................                                         3.8
    Depreciation and amortization...............................................       76.5             73.2            69.1
    Deferred income taxes.......................................................       (5.7)            (1.4)           (9.4)
    Changes in assets and liabilities used in operations
      (Increase) decrease in accounts receivable................................       (7.2)             2.1            (5.2)
      (Increase) decrease in inventories........................................        2.6              1.2            (2.3)
      (Increase) decrease in other current assets...............................       (2.2)             1.8              .5
      Increase in accounts payable and accrued liabilities......................        3.0             23.8
      Increase (decrease) in other current liabilities..........................        1.2             (4.7)           (5.2)
    Other, net..................................................................         .3             11.0            18.9
                                                                                     ------           ------          ------
       Net cash flow from operations............................................       42.7            138.0           119.5
                                                                                     ------           ------          ------
Cash Flow from Investing Activities
  Property additions............................................................      (89.6)           (90.1)          (72.1)
  Proceeds from the sale of property............................................        6.3              2.4             1.5
  Other, net....................................................................       (3.6)             6.5             (.3)
                                                                                     ------           ------         -------
       Net cash used by investing activities....................................      (86.9)           (81.2)          (70.9)
                                                                                     ------          -------         -------
Cash Flow from Financing Activities
  Net proceeds from (payments on) centrally managed debt........................       70.0            (47.8)           21.1
  Cash provided for corporate equity transactions prior to distribution of CBG
   Stock........................................................................                        (6.0)          (85.0)
  CBG Stock purchases...........................................................       (2.3)
  Dividends paid................................................................       (4.6)            (1.6)
  Payment attributed to Retained Interest.......................................       (3.3)            (1.4)
  Other, net....................................................................       (2.5)
                                                                                     ------           ------          ------
       Net cash provided (used) by financing activities.........................       57.3            (56.8)          (63.9)
                                                                                     ------          -------         -------
Net Increase (Decrease) in Cash and Cash Equivalents............................       13.1              0.0           (15.3)
Cash and Cash Equivalents, Beginning of Period..................................         .5               .5            15.8
                                                                                     ------           ------          ------
Cash and Cash Equivalents, End of Period........................................     $ 13.6           $   .5          $   .5
                                                                                     ======           ======          ======
  The above financial statement should be read in conjunction with the
Notes to Financial Statements.

                       CONTINENTAL BAKING GROUP

                     NOTES TO FINANCIAL STATEMENTS

              (Dollars in millions except per share data)

Basis of Presentation

  Effective July 30, 1993, the Company has two classes of common stock, CBG Stock and RPG Stock. CBG Stock is intended to reflect the performance of the Company's fresh bakery products business.

  The financial statements of the CBG Group include the financial position, results of operations and cash flows of the Bakery Products segment and a portion of the Company's corporate assets and liabilities and related transactions which are not separately identified with operations of a specific segment. The CBG Group financial statements are prepared using the amounts included in the Company's consolidated financial statements. Corporate amounts reflected in these financial statements are determined based upon methods which management believes to be reasonable (see Related Party Activities note).

  The Company provides to holders of CBG Stock separate financial statements, financial review, descriptions of business and other relevant information for the CBG Group. Notwithstanding the attribution of assets and liabilities (including contingent liabilities) between the CBG Group and RPG Group for the purpose of preparing their respective financial statements, this attribution does not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of CBG Stock are common shareholders of the Company, which continues to be responsible for all of its liabilities. Financial impacts arising from the RPG Group that affect the consolidated results of operations or financial position of the Company could affect the results of operations or financial position of the CBG Group. Accordingly, the Company's consolidated financial information should be read in connection with the CBG Group financial information.

  The Net Debt (see Related Party Activities note) and preferred stock components of the capital structure attributed to the CBG Group and the RPG Group as determined by the Board have been reflected in the financial statements as of March 31, 1993. The Redeemable Preferred Stock has been attributed to each Group based on estimated relative market values of the respective groups prior to distribution of CBG Stock.

  The amount of Net Debt reflected in the financial statements has been adjusted based upon the cash flow impacts of the debt and other cash flows, including corporate transactions, occurring during those periods. In attributing corporate equity transactions to each Group prior to July 30, 1993, the Company has maintained the relationship of each Group's debt to total capitalization to the Company's debt to total capitalization. Subsequent to July 30, 1993, equity transactions are imputed as a result of the specific attribution of the cash flow impacts of treasury stock purchases, dividends and other equity transactions to the respective group financial statements. Such attribution impacts the attribution of Net Debt to the CBG Group.

  Dividends paid to the holders of CBG Stock are limited to the lesser of legally available funds of the Company and the Available CBG
Dividend Amount (see Available Dividends note). Subject to this limitation, the Board intends to declare and pay dividends on the CBG Stock based primarily on the earnings and cash flow capabilities and business requirements of the CBG Group, although there is no requirement to do so.

  The accounting policies applicable to the preparation of the financial statements of the CBG Group may be modified or rescinded at the sole discretion of the Board without approval of shareholders, although there is no current intention to do so.

Summary of Accounting Policies

  The CBG Group's significant accounting policies, which conform to generally accepted accounting principles and are applied on a consistent basis among years, except as indicated, are described below:

  Principles of Combination-These financial statements include the combined accounts of the businesses comprising the CBG Group. All significant transactions among those businesses are eliminated.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

  Financial Instruments-The Company enters into interest rate swap and cap agreements in the management of interest rate exposure. The differential to be paid or received is normally accrued as interest rates change and is recognized over the life of the agreements.

  Cash Equivalents for purposes of the statement of cash flows are considered to be all highly liquid investments with a maturity of three months or less when purchased. Cash flow from hedging transactions are classified in the same category as the cash flow from the item being hedged.

  Inventories are valued generally at the lower of FIFO cost or market. The Company hedges certain of its commodity purchases as considered necessary to reduce the risk associated with market price fluctuations. Gains and losses on hedges of future commodity purchases are recognized in the same period as the related purchase transaction.

  Property at Cost-Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

  Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 20 years for machinery and equipment and 15 to 45 years for buildings.


  Intangible Assets, which are included in Investments and Other Assets, represent the excess of cost over the net tangible assets of acquired businesses and are amortized over estimated periods of related benefit ranging from 5 to 40 years. Intangible assets resulting from acquisitions of businesses in the CBG Group have been attributed to the CBG Group.

  Subsequent to acquisition, the CBG Group continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of intangible assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of September 24, 1994 and September 25, 1993.

  Income Taxes-The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109) for the CBG Group effective September 27, 1992. FAS 109 requires the liability method of income tax accounting. The impact of the change is discussed in the Income Taxes note to financial statements. The CBG Group is included in the consolidated federal income tax return filed by the Company. The Company's consolidated provision and actual cash payments for income taxes have been allocated between the CBG Group and the RPG Group in accordance with the Company's tax allocation policy for such groups. In general, the consolidated tax provision and related tax payments or refunds are allocated between the CBG Group and the RPG Group, for group financial statement purposes, based principally upon the financial income, taxable income, credits and other amounts directly related to the respective group. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting.

  Postretirement Benefits Other Than Pensions-The Company adopted Statement of Financial Accounting Standards No. 106 "Employer's Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) for the CBG Group effective September 27, 1992. The impact of this change is discussed in the Postretirement Benefits Other Than Pensions note to financial statements.

  Advertising Costs-The CBG Group expenses advertising costs as incurred.

  Earnings (Loss) Per Share-Earnings (loss) per share applicable to outstanding CBG Stock are based on earnings (loss) after RPG Group's Retained Interest for the period. Primary earnings per share are based on the average number of shares of CBG Stock outstanding during the period for which earnings per share are reported. The average number of shares of CBG stock outstanding for the year ended September 24, 1994 was 20,542,000 and for the period after July 30,

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

1993 through September 25, 1993 was 20,694,000. The pro forma earnings
(loss) per share are based on the assumption that the CBG Stock had been outstanding as of the beginning of the periods presented. Primary pro forma earnings (loss) per share are based on pro forma average number of shares of CBG Stock outstanding of 20,709,000 in 1993 and 21,263,000 in 1992. The pro forma earnings (loss) per share are not necessarily indicative of results that would have occurred if the CBG Stock had been outstanding for the periods presented.

  Fully diluted earnings per share and pro forma fully diluted earnings per share assumes the conversion of the Company's Series A 6.75% preferred stock (redeemable preferred stock) and other dilutive securities into CBG Stock. For purposes of calculating fully diluted earnings per share, net earnings have been adjusted for the CBG Group's portion of additional contribution to the Company's employee stock ownership plan and its related trust (ESOP) that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

  RPG Group's Retained Interest in the CBG Group-The RPG Group has a 45% Retained Interest in the business, assets and liabilities of the CBG Group. The RPG Group's Retained Interest in the CBG Group is increased (decreased) for 45% of the earnings (loss) after preferred stock dividends and decreased by 45% of the CBG Group's cash provided for corporate equity transactions prior to the distribution of CBG Stock and by equity transactions specifically attributed to the CBG Group subsequent to the distribution of CBG Stock.

  The Retained Interest is represented by a number of shares of CBG Stock that the Company may issue for the account of the RPG Group. Such shares deemed to represent the Retained Interest as of September 24, 1994 and September 25, 1993 were 16,715,758 and 16,931,823, respectively. The number of shares representing 100% of the equity value of the Company attributable to the CBG Group (issued and outstanding shares of CBG Stock plus shares of CBG Stock deemed to represent the Retained Interest) were 37,303,528 and 37,630,942 at September 24, 1994 and September 25, 1993, respectively. The shares deemed to represent the Retained Interest are not outstanding shares of CBG Stock and cannot be voted by the RPG Group. As additional shares of CBG Stock are issued, the Retained Interest will decrease. When a dividend or other distribution is paid or distributed in respect to the outstanding CBG Stock, or any amount paid to repurchase shares of CBG Stock, the consideration for which is attributed to the CBG Group, the RPG Group financial statements will be credited, and the CBG Group financial statements charged with, an amount equal to the product of the aggregate transaction amount times a fraction. The numerator of the fraction is the number of unissued shares of CBG Stock then issuable with respect to the Retained Interest and the denominator of which is the number of shares of CBG Stock then outstanding.

  Business Segment Information-The CBG Group manufactures and sells fresh bakery products, which is a single business segment. No single customer accounts for 10% or more of sales. Operations of the CBG Group are based solely in the United States.

  Reclassifications-Certain reclassifications have been made to the 1993 and 1992 financial statements to conform with the 1994 presentation.

Related Party Activities

  Financial-As a matter of policy, the Company manages most financial activities of the CBG Group and the RPG Group on a centralized consolidated basis. Cash deposits from the CBG Group's bakeries are transferred to the Company on a daily basis and the Company funds the CBG Group's disbursement bank accounts as required. Other financial activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, the issuance, repurchase and redemption of preferred stock, and the issuance and repurchase of common stock.

  The centrally managed financial balances, exclusive of preferred stock, are reflected in each Group's financial statements through the Net Debt attribution (as described in the Basis of Presentation note). "Net Debt" is the aggregate of the Company's long-term debt (including current maturities), notes payable, cash and cash equivalents, deferred financing costs and other financing related balances except for (a) foreign financial activities specifically identified with the RPG Group, (b) certain asset-based borrowings and (c) the ESOP debt guarantee. Each component included in the Company's total Net Debt is attributed to the CBG Group and the RPG Group in proportion to the ratio of each Group's attributed Net Debt balance to the Company's total Net Debt.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

  The CBG Group's portion of the Company's centrally managed financial activities (other than amounts specifically attributed to the CBG
Group) is as follows:


                                                                            CBG Group                      Consolidated
                                                                    -------------------------       -------------------------
                                                                    Sept. 24,       Sept. 25,       Sept. 30,       Sept. 30,
                                                                      1994             1993            1994            1993
                                                                    -------------------------       -------------------------

Cash and Cash Equivalents.......................................     $  13.6         $    .5        $    59.2       $     3.0
Investments and Other Assets....................................         4.9             5.0             21.2            32.5
Current Maturities of Long-Term Debt............................       (51.6)           (6.0)          (224.3)          (38.8)
Notes Payable...................................................                        (7.4)                           (48.1)
Accounts Payable and Accrued Liabilities........................       (21.6)          (18.6)           (93.8)         (120.4)
Long-Term Debt..................................................      (291.4)         (257.8)        (1,267.0)       (1,677.1)
                                                                     -------         -------        ---------       ---------
Net Debt........................................................     $(346.1)        $(284.3)       $(1,504.7)      $(1,848.9)
                                                                     =======         =======        =========       =========
Net Interest Expense............................................     $  30.2         $  27.4        $   157.3       $   174.3
                                                                     =======         =======        =========       =========
Effective Interest Rate.........................................         9.3%            8.9%             9.3%            8.9%
                                                                         ===             ===              ===             ===


  Shared Services-A portion of corporate general, administrative and other shared services has been allocated between the CBG Group and the RPG Group based upon utilization. Costs which the Company cannot reasonably attribute to the CBG Group and the RPG Group based upon utilization are attributed to each group in proportion to the simple average of the ratios of each group's net sales and total operating assets to the Company's net sales and total operating assets for the period in which such costs are attributed, which method management believes to be reasonable. These allocations were $12.9, $12.8 and $13.2 in 1994, 1993 and 1992, respectively. In addition, the RPG Group provides certain general and administrative services to the CBG Group at negotiated rates. Charges for such services were $11.7, $14.2 and $14.2 for 1994, 1993 and 1992, respectively.

  Sales to and Purchases from Related Parties-The CBG Group sells certain of its products to the RPG Group for export and purchases certain ingredients and goods for resale from the RPG Group. These transactions are at negotiated prices. Included in the statement of earnings are export sales to and purchases from the RPG Group as follows:


                                                                                 1994              1993               1992
                                                                                 ----              ----               ----

                  Net sales..............................................                          $5.8               $5.6
                                                                                                   ====               ====
                  Purchases..............................................        $2.6              $4.4               $3.7
                                                                                 ====              ====               ====

Restructuring Activities

  In the third quarter of 1994, the CBG Group recorded restructuring provisions which reduced 1994 earnings before income taxes, net earnings and net earnings per primary share by $16.0, $9.6 and $.26, respectively. The charge covers severance and related payroll costs for 435 headquarters and field employees who have been or will be laid off as part of the continuing bakery products cost reduction program. As of September 24, 1994, 205 employees have been laid off and have begun receiving benefits which will total $9.5. As of September 24, 1994, $1.4 of such benefits had been paid.

  Provisions for restructuring bakery operations of $13.7, pre-tax, were recorded in 1992. These provisions reduced net earnings and net earnings per primary share by $8.4 and $.22, respectively. The pre-tax restructuring charge consisted of $6.7 of severance and employee related costs, $3.2 of other cash costs and $3.8 of fixed asset writedowns on expected disposition losses. Restructuring activities through September 24, 1994 related to the 1992 provisions included cash exit costs of $3.8, losses on disposal of fixed assets of $2.6 and provision reversals of $3.1. Activities related to the 1992 restructuring provisions are expected to be completed in 1995.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

Income Taxes

  The provisions (benefits) for income taxes consisted of the following:


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Currently payable
  United States.................................................................     $ (9.6)          $17.3           $36.7
  State.........................................................................       (1.6)            5.3             7.6
                                                                                     ------           -----           -----
    Total current...............................................................      (11.2)           22.6            44.3
                                                                                     ------           -----           -----
Deferred
  United States.................................................................       (4.6)           (1.1)           (9.4)
  State.........................................................................       (1.1)            (.3)
                                                                                     ------          ------           -----
    Total deferred..............................................................       (5.7)           (1.4)           (9.4)
                                                                                     ------          ------          ------
Income taxes before extraordinary item and cumulative effect of accounting
 changes........................................................................     $(16.9)          $21.2           $34.9
                                                                                     ======           =====           =====

  A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:


                                                           1994                        1993                       1992
                                                   -------------------          ------------------         ------------------

Computed tax at federal statutory rate...........  $(14.9)       35.0%          $18.1        34.7%         $28.6        34.0%
State income taxes, net of federal tax benefit...    (1.8)        4.2             3.3         6.3            5.0         5.9
Amortization of purchase price adjustments.......                                                            1.8         2.1
Other, net.......................................     (.2)         .4             (.2)        (.4)           (.5)        (.6)
                                                   ------        ----          ------        ----         ------        ----
                                                   $(16.9)       39.6%          $21.2        40.6%         $34.9        41.4%
                                                   ======        ====           =====        ====          =====        ====


  The tax benefit related to the extraordinary loss on early retirement of debt was $1.0 in 1994, $1.3 in 1993 and $.6 in 1992.

  Effective September 27, 1992, the CBG Group adopted FAS 109, which required the Company to change its method of accounting for income taxes from the deferred method to the liability method. FAS 109 was adopted on a prospective basis and amounts presented for prior years were not restated. The cumulative effect of the adoption as of September 27, 1992 was a $45.4 decrease to prior years' net earnings. The effect of the adoption on the 1993 income tax provision was a decrease of $1.6.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)


  The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 24, 1994 and September 25, 1993 are as follows:

                                                                                                       1994            1993
                                                                                                       ----            ----

Deferred Tax Liabilities:
  Depreciation and property basis differences....................................................    $  96.9         $  99.8
  Pension plans..................................................................................         .1
  Other..........................................................................................        2.0             1.5
                                                                                                     -------         -------
    Gross deferred tax liabilities...............................................................       99.0           101.3
                                                                                                     -------         -------
Deferred Tax (Assets):
  Self-insurance reserves........................................................................      (46.0)          (45.7)
  Postretirement benefits other than pensions....................................................      (41.1)          (38.4)
  Accrued liabilities............................................................................      (23.8)          (20.6)
  Pension plans..................................................................................                       (2.1)
  Other..........................................................................................       (3.1)           (4.0)
                                                                                                     -------         -------
    Gross deferred tax (assets)..................................................................     (114.0)         (110.8)
                                                                                                     -------         -------
  Net deferred tax (assets)......................................................................    $ (15.0)        $  (9.5)
                                                                                                     =======         =======


  Total net deferred tax assets shown above include current and noncurrent elements.

Incentive Compensation

  Certain officers and employees of the CBG Group participate in incentive stock plans of the Company. These plans are discussed in the Incentive Compensation note to the Company's consolidated financial statements.

  Changes in nonqualified stock options outstanding are summarized as follows:


                                                                                                                     Shares
                                                                                                                     Under
                                                                                                                     Option
                                                                                                                     ------
                  CBG Stock
                    Outstanding beginning of year ($4.221 to $11.751 per share)...............................       750,921
                    Granted ($8.875 per share)................................................................     1,272,168
                    Exercised ($9.1710 per share).............................................................          (640)
                    Cancelled.................................................................................       (89,897)
                                                                                                                   ---------
                    Outstanding September 24, 1994 ($4.221 to $11.751 per share)..............................     1,932,552
                                                                                                                   =========
                    Exercisable at September 24, 1994.........................................................       223,633
                                                                                                                   =========


  At September 24, 1994 and September 25, 1993, there were 1,983,937 and 3,161,885 shares, respectively, of CBG Stock available for future awards. In November 1993, certain employees of the CBG Group were granted CBG Stock options for 1,087,168 shares in exchange for cancellation or exercise of certain RPG Stock options held by such employees prior to the new grant.

  In addition, at September 24, 1994 and September 25, 1993, there were 32,811 and 87,004 restricted shares, respectively, of CBG Stock outstanding. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. Compensation cost is recognized over this vesting period. Charges to the CBG Group's earnings were $.2 in 1994, $.8 in 1993 and $1.9 in 1992.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

Pension Plans

  The CBG Group participates in the Company's noncontributory defined benefit pension plans (Plans) covering substantially all full-time employees in the United States, who are not participating in a multiemployer pension plan. The Plans provide retirement benefits based on years of service and earnings. It is the Company's practice to fund pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (ERISA) and the federal income tax laws. The Company's pension cost attributable to the CBG Group is actuarially determined based on the attributes of its plan participants, the benefit formulas of the CBG Group and a proportionate share of fund assets based on plan assets at the acquisition date of Continental Baking Company, which method management believes to be reasonable. The CBG Group also contributes to jointly administered multiemployer defined benefit pension plans covering certain of its union employees. These contributions are expensed currently.


  Allocated pension cost and other retirement savings plan costs included the following components:
                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Defined benefit plans
  Service cost for benefits earned during the year..............................     $  8.7           $  8.3          $  8.4
  Interest cost on projected benefit obligation.................................       22.5             21.2            20.8
  Return on plan assets.........................................................       (8.1)           (46.9)          (22.0)
  Net amortization and deferral.................................................      (18.0)            23.8            (2.6)
                                                                                     ------           ------          ------
Total defined benefit plans.....................................................        5.1              6.4             4.6
Multiemployer plans.............................................................       56.1             59.8            55.6
Defined contribution plans......................................................        8.4              8.7             8.7
                                                                                     ------           ------          ------
    Total.......................................................................     $ 69.6           $ 74.9          $ 68.9
                                                                                     ======           ======          ======


  The following table presents the CBG Group's funded status based on a proportionate share of fund assets as described above and amounts recognized in the accompanying balance sheet at year end. The funded status of the Plans as determined under ERISA is discussed in the
Pension Plans note to the Company's consolidated financial statements.
                                                                                                       1994            1993
                                                                                                       ----            ----
Actuarial present value of:
  Vested benefits................................................................................    $(232.8)        $(222.2)
  Nonvested benefits.............................................................................      (13.7)          (13.2)
                                                                                                     -------         -------
  Accumulated benefit obligation.................................................................     (246.5)         (235.4)
  Effect of future salary increases..............................................................      (56.7)          (54.6)
                                                                                                     -------         -------
  Projected benefit obligation...................................................................     (303.2)         (290.0)
Plan assets at fair value........................................................................      309.5           308.7
                                                                                                     -------         -------
Plan assets in excess of projected benefit obligation............................................        6.3            18.7
Unrecognized net gain............................................................................      (29.8)          (47.6)
Unrecognized prior service cost..................................................................        1.5             1.7
Unrecognized net liability at transition, net of amortization....................................        5.8             6.2
                                                                                                     -------         -------
Accrued pension cost included in other liabilities...............................................    $ (16.2)        $ (21.0)
                                                                                                     =======         =======

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)


  The assumptions used in determining the information above, which reflect weighted averages for the component plans, were as follows:
                                                                                                       1994            1993
                                                                                                       ----            ----
Discount rate....................................................................................      7.9%            7.9%
Rate of increase of future compensation levels...................................................      5.5%            5.5%
Long-term rate of return on assets...............................................................      9.0%            9.5%


  Assets of the Company's plans, a portion of which has been allocated to the CBG Group, consist primarily of listed common stocks and bonds, including 1,700,866 shares of RPG Stock and 340,173 shares of CBG Stock with a market value of $70.4 and $1.9 at September 30, 1994, respectively.

  Substantially all of the CBG Group's full-time administrative and non-union production employees are eligible to participate in the Company's leveraged employee stock ownership plan ("ESOP"). The CBG Group makes a matching contribution of up to 100% of the participant's contribution based on specified limits of the participant's salary.


  The cost of the ESOP attributed to the CBG Group is recognized as incurred and was $8.2 for 1994, $8.5 for 1993 and $8.4 for 1992. The CBG Group contributions include additional employer contributions necessary to meet the debt service requirements of the ESOP's long-term debt as discussed in the Long-Term Debt note of $1.2 in 1994, $1.5 in 1993 and $1.6 in 1992.

Postretirement Benefits Other Than Pensions

  Effective September 27, 1992, the CBG Group adopted FAS 106. This standard requires that the estimated cost of postretirement benefits other than pensions be accrued over the period such benefits are earned. The Company elected to recognize the cumulative effect of this accounting change in 1993. As a result, the CBG Group recorded a non-cash charge of $68.6 ($41.2 after income taxes) which represents the excess of the accumulated postretirement benefit obligation over accruals recorded prior to the adoption of FAS 106 of $14.9. Annual pre-tax postretirement benefit expense allocated to the CBG Group was comparable in 1994 and 1993. However, in 1993 such expense increased $2.7 as a result of the adoption of FAS 106. In addition, costs associated with the deferred compensation plans were classified as interest expense prior to the adoption of FAS 106. Effective September 27, 1992, such costs are reported in the same expense category as other costs related to the covered employee. This change resulted in $2.6 less interest expense being reported in 1993 than 1992, with a corresponding increase in operating expenses.

  The Company currently provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. The Company also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement. The CBG Group is allocated costs associated with such benefits related to its employees and retirees, plus an allocation of costs not directly attributable to the CBG Group or the RPG Group. The costs related to health care and life insurance were expensed as incurred before adoption of FAS 106. The cost of deferred compensation benefits was accrued over the life of the participant prior to adoption of FAS 106.

  The net periodic costs for postretirement benefits other than pensions allocated to the CBG Group include the following components for the years ended September 24, 1994 and September 25, 1993:

                                                                              1994                             1993
                                                                     ----------------------          ----------------------
                                                                     Medical          Other          Medical          Other
                                                                     -------          -----          -------          -----
Service cost....................................................                       $1.2            $ .1            $2.2
Interest cost...................................................      $4.6              2.4             4.2             2.0
                                                                      ----             ----            ----            ----
                                                                      $4.6             $3.6            $4.3            $4.2
                                                                      ====             ====            ====            ====

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

  The following table presents the status of the CBG Group's portion of the Company's postretirement benefit plans at September 24, 1994 and September 25, 1993:

                                                                              1994                             1993
                                                                     ----------------------          ----------------------
                                                                     Medical          Other          Medical          Other
                                                                     -------          -----          -------          -----
Accumulated benefit obligation

  Retirees......................................................      $39.2           $12.2           $44.9           $10.1

  Fully eligible plan participants..............................       12.2            14.8            13.8            13.2

  Other active plan participants................................        1.5             8.4             1.0             7.2
                                                                      -----           -----           -----           -----
Accumulated benefit obligation..................................       52.9            35.4            59.7            30.5

Fair value of plan assets.......................................        1.6                             1.6
                                                                      -----           -----           -----           -----
Accumulated benefit obligation in excess of plan assets.........       51.3            35.4            58.1            30.5

Unrecognized experience gain (loss).............................        1.7            (1.1)           (2.0)             .4

Unrecognized prior service gain.................................        4.7
                                                                      -----          ------          ------           -----
Accrued postretirement benefit liability........................       57.7            34.3            56.1            30.9

Current portion.................................................        3.1             1.1             3.2             1.0
                                                                      -----           -----           -----           -----
Non-current portion.............................................      $54.6           $33.2           $52.9           $29.9
                                                                      =====           =====           =====           =====

  The assumptions used in determining the information above were as follows:
                                                                                                       1994            1993
                                                                                                       ----            ----
Discount rate....................................................................................      7.9%            7.9%

Trend rate for health care costs

  Prior to age 65-current year...................................................................       11%             12%

                 -ultimate rate (by 2000)........................................................        6%              6%

  After age 65-current year......................................................................        8%              9%

              -ultimate rate (by 1997)...........................................................        6%              6%


  If the assumed health care cost trend rate increased by 1 percentage point, the accumulated benefit obligation as of September 30, 1994 would increase by approximately $6.0 and expense would increase by $.5 annually.

  Coincident with the adoption of the ESOP, the Company is phasing out its subsidy of medical benefits for future retirees. In addition, retiree contributions are adjusted periodically and it is expected that such adjustments will continue in the future.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

Notes Payable

  The information below describes the CBG Group's notes payable, consisting of a portion of the Company's centrally managed notes payable, for the 52 weeks ended September 24, 1994, September 25, 1993 and September 26, 1992 (see Related Party Activities note).


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

  Notes Payable
    Ending balance..............................................................                      $ 7.4           $30.0
      Weighted average interest rate............................................                          3%              4%
    Outstanding during period<Fa>
      Maximum...................................................................      $20.5           $42.0           $69.3
      Average...................................................................        9.4            20.1            23.7
      Weighted average interest rate............................................          4%              4%              4%
  Commercial Paper
    Ending balance..............................................................                                      $ 8.8
      Weighted average interest rate............................................                                          4%
    Outstanding during period<Fa>
      Maximum...................................................................      $ 4.4           $14.1           $16.0
      Average...................................................................         .6             3.2             5.8
      Weighted average interest rate............................................          3%              4%              4%

- -----
<Fa> Based on month-end balances

  On September 30, 1994, the Company's total unused lines of credit were $132.5.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

Long-Term Debt

  The detail of long-term debt as of September 30 follows:

                                                                                                              Consolidated
                                                                                                             Ralston Purina
                                                         CBG Group                  RPG Group                    Company
                                                     -----------------          -----------------           ----------------
                                                     1994         1993          1994         1993           1994        1993
                                                     ----         ----          ----         ----           ----        ----
Centrally managed debt of the Company:<Fa>
  Debentures
    9 1/2% due 2016                                                                                       $   86.4    $  143.8
    9 3/8% due 2016                                                                                           46.7       112.0
    9 1/4% due 2009                                                                                          181.0       200.0
    9.30% due 2021                                                Attributed in total                        200.0       200.0
    8 5/8% due 2022                                                  but not with                            250.0       250.0
    8 1/8% due 2023                                               respect to specific                        175.0       175.0
  Other Debt                                                       issues for Group
    Medium-term Notes, 7.75% to                                  financial statements
     10.18%                                                                                                   84.5       121.0
    12 3/4% Swiss Franc Bonds due 1994<Fb>                                                                    50.1        50.1
    11 3/4% Notes due 1995                                                                                   123.3       132.3
    9% Notes due 1996                                                                                        200.0       200.0
    12% Notes due 1996                                                                                        38.8        38.8
    Capitalized lease obligations, 4% to 11 1/8%                                                               6.0        13.0
  Industrial revenue bonds, 3 1/4% to 12 3/4%                                                                 49.5        68.8
  Other                                                                                                                   11.1
                                                                                                          --------    --------
    Subtotal-centrally managed debt                 $343.0       $263.8       $1,148.3     $1,452.1        1,491.3     1,715.9
                                                    ------       ------       --------     --------       --------    --------
Specifically attributed debt<Fc>                                                 131.2        127.5          131.2       127.5
ESOP debt guarantee<Fd>                               64.9         77.4          195.3        232.1          260.2       309.5
                                                    ------       ------       --------     --------       --------    --------
    Subtotal                                         407.9        341.2        1,474.8      1,811.7        1,882.7     2,152.9
  Less current portion                               (64.9)       (18.3)        (223.2)       (80.1)        (288.1)      (98.4)
                                                   -------      -------      ---------    ---------      ---------    --------
                                                    $343.0       $322.9       $1,251.6     $1,731.6       $1,594.6    $2,054.5
                                                    ======       ======       ========     ========       ========    ========

- -----

<Fa> Most long-term debt is managed on a centralized consolidated basis.
     This debt is attributed to the CBG Group and the RPG Group (in total, but not with respect to specific issues) in proportion to the ratio of each Group's attributed Net Debt balance to the Company's total Net Debt. (See Related Party Activities note.)
<Fb> Represents the equivalent principal amount and approximate effective interest rate of the 5 3/8% Bonds under related currency exchange arrangements.
<Fc> As described in the Related Party Activities note, certain financial activities are directly attributable to the RPG Group.
<Fd> ESOP debt recorded by the Company, along with related unearned compensation, has been attributed to the CBG Group and the RPG Group in proportion to the estimated future contributions of their employees, which management believes to be reasonable.

  Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $290.5, $58.5, $18.5 and $12.2 for the years ending September 30, 1996 through 1999, respectively. These aggregate maturities do not include the future maturities of the ESOP debt guarantee.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

  To fund its purchase of the Company's preferred stock, the Trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). The ESOP loan is unconditionally guaranteed by the Company and is included in the Company's consolidated balance sheet as long-term debt, along with a corresponding unearned ESOP compensation. Both the long-term debt and the unearned ESOP compensation will be reduced as employee and employer contributions to the ESOP are used to reduce the outstanding ESOP loan. During 1994 and 1993, the ESOP incurred $24.5 and $28.4, respectively, of interest expense on the ESOP loan.

Fair Value of Financial Instruments

  The CBG Group's financial instruments include its share of centrally managed cash and cash equivalents and short and long-term debt. As of September 30, 1994 and 1993, the fair value of the Company's centrally managed debt (which includes the RPG Group's portion of such debt) was $1,516.7 and $1,922.0, respectively, compared to its carrying value of $1,491.3 and $1,715.9, respectively. In addition, the fair value of the Company's outstanding ESOP debt guarantee (which includes the RPG Group's portion of such guarantee) was $278.4 and $351.7 compared to its carrying value of $260.2 and $309.5, respectively, at September 30, 1994 and 1993. The fair value of the Company's long-term debt and ESOP debt guarantee has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

  Due to the nature of cash equivalents and short-term borrowings, including current notes payable, carrying amounts on the balance sheet approximate fair value.

Redeemable Preferred Stock

  At September 30, 1994, the Company had 10,600,000 shares of $1 par value preferred stock authorized, of which 4,600,000 shares were authorized as Series A 6.75% Preferred Stock ("Preferred Stock"). Preferred Stock has a guaranteed minimum value of $110.83 per share and is convertible into the Company's $.10 par value RPG Stock and $.10 par value CBG Stock at the ratio of 2.255 shares of RPG Stock and .4 shares of CBG Stock for each share of Preferred Stock. The shares have a preference in liquidation and each share has one voting right. Dividends are cumulative, compounded and payable semi-annually. In accordance with financial reporting requirements of the Securities and Exchange Commission, the Preferred Stock has been classified outside of permanent equity as Redeemable Preferred Stock.

  Coincident with the spin-off of Ralcorp, the Company redeemed 334,109 shares of its Preferred Stock at the guaranteed minimum value. The shares were redeemed by the Company in connection with the cessation of participation in the Company's Savings Investment Plan by plan participants employed by Ralcorp following the spin-off. As of March 31, 1994, the terms of the Preferred Stock required adjustment of the conversion ratio to that described above with respect to RPG Stock to reflect the change in the market value of RPG Stock as a result of the Ralcorp spin-off. All other terms and provisions of the Preferred Stock remain unchanged. During the year, the Company also redeemed 28,224 shares of its Preferred Stock to meet ongoing share redemption requirements of the ESOP. Following these redemptions, 4,237,667 shares of Preferred Stock remained issued and outstanding and continued to be held by the Company's ESOP at September 30, 1994.

  Preferred Stock shares are held, on behalf of the ESOP, by the ESOP's trustee and are allocated to individual participants' accounts based on the amount of employee and employer matching contributions to the ESOP. Dividends on unallocated Preferred Stock are used to fund the debt service requirements of the ESOP. The trustee, as holder of Preferred Stock, may convert its shares into Company common stock (both RPG Stock and CBG Stock) at any time, or may require the Company to redeem the Preferred Stock shares, under certain limited circumstances, at the guaranteed minimum price, in cash or in shares of Company common stock. The Company may elect to redeem the Preferred Stock, under limited circumstances, in cash or in shares of Company common stock.

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

  The Redeemable Preferred Stock has been attributed to the CBG Group and RPG Group based on estimated relative market values of the respective groups prior to the distribution of stock, which method management believes to be reasonable.


CBG Group Equity

  The following analyzes this account for the periods presented:

                                                                                     52 Weeks        52 Weeks        52 Weeks
                                                                                      Ended           Ended           Ended
                                                                                    Sept. 24,       Sept. 25,       Sept. 26,
                                                                                       1994            1993            1992
                                                                                    ---------       ---------       ---------
Balance at beginning of period..................................................      $ 60.8          $129.0          $163.6
Net earnings (loss).............................................................       (27.4)          (57.5)           48.2
CBG Group's portion of corporate equity transactions (prior to distribution of
 CBG Stock).....................................................................                        (6.0)          (85.0)
CBG Stock purchases.............................................................        (2.3)
Dividends declared on CBG Stock.................................................                        (3.3)
Payment attributed to Retained Interest.........................................        (1.9)           (2.7)
Preferred Stock dividends, net of taxes, accrued after distribution of CBG Stock.       (1.8)            (.3)
Other...........................................................................          .6             1.6             2.2
                                                                                      ------          ------          ------
Balance at end of period........................................................      $ 28.0          $ 60.8          $129.0
                                                                                      ======          ======          ======


  Corporate equity transactions include primarily treasury stock purchases and dividends.

  The shareholders equity of the Company is discussed in the Shareholders Equity note to the Company's financial statements on pages 105 through 107.


Available Dividends

  Dividends to be paid to holders of CBG Stock are limited to the lesser of legally available funds of the Company and the Available CBG Dividend Amount, an amount which is intended to be similar to the amount which would be legally available for dividends if the CBG Group were an independent corporation (excluding the effect of adopting FAS 106 and FAS 109). The Available CBG Dividend Amount at September 24, 1994 was at least $84.0. The legally available funds of the Company exceeded such amount.


Commitments and Contingencies

 Legal and Environmental Matters

  The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

  On September 27, 1994, the Company's wholly-owned subsidiary, Continental Baking Company, was served with a subpoena by the Dallas, Texas office of the Antitrust Division of the U.S. Department of Justice requiring it to produce records to a Federal Grand Jury. The subpoena seeks information regarding the sale of bread and bread products (including snack cakes), principally in the State of Texas, during the period from January 1, 1986 to the present.

  The operations of the CBG Group, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including air and water quality, underground fuel storage tanks, and waste handling and disposal. The CBG Group has approximately 300

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)

underground fuel storage tanks at various locations throughout the United States which are subject to federal and state laws and regulations establishing minimum standards for such tanks and, where necessary, remediation of associated contamination. The CBG Group is presently in the process of testing and evaluating, and, if necessary, removing, replacing or upgrading such tanks in order to comply with such laws. In addition, the Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to approximately 3 "Superfund" sites. The CBG Group's ultimate liability in connection with those sites may depend on many factors including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

  In the opinion of management, based on the information presently known, the ultimate liability of the CBG Group, if any, arising from all such matters, as well as from all other pending legal proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals of $6.5 for estimated liabilities, should not be material to the financial position of the CBG Group, but could be material to the results of operations or cash flows for a particular quarter or annual period.

 Other Contingencies

  At September 24, 1994, the CBG Group's primary concentration of credit risk related to approximately $9.9 of trade accounts receivable due from several highly leveraged customers. Consideration was given to the financial position of these customers when determining the appropriate allowance for doubtful accounts.

 Lease Commitments

  Future minimum rental commitments under noncancellable operating leases in effect as of September 24, 1994 were: 1995-$8.2, 1996-$7.7, 1997-$6.7, 1998-$3.6, 1999-$2.2, thereafter-$4.6.

  Total rental expense for all operating leases was $28.7 in 1994, $26.4 in 1993 and $27.5 in 1992.

Other Income and Expense

  Other (income)/expense, net consists of the following:
                                                                                     52 Weeks        52 Weeks        52 Weeks
                                                                                      Ended           Ended           Ended
                                                                                    Sept. 24,       Sept. 25,       Sept. 26,
                                                                                       1994            1993            1992
                                                                                    ---------       ---------       ---------
Investment income...............................................................      $(.2)          $  (.1)
Miscellaneous (income)/expense..................................................       2.5             (1.8)         $  (1.5)
                                                                                      ----           ------          -------
                                                                                      $2.3           $ (1.9)          $ (1.5)
                                                                                      ====           ======           ======


Supplemental Earnings Statement Information
                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Maintenance and repairs.........................................................      $60.8           $58.1           $57.8
Research and development........................................................        5.6             7.3             8.5

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)


Supplemental Balance Sheet Information

                                                                                                       1994            1993
                                                                                                       ----            ----
Receivables (current)-
  Trade..........................................................................................     $ 98.5          $ 90.9
  Other..........................................................................................        3.4             3.7
  Allowance for doubtful accounts................................................................       (3.4)           (3.3)
                                                                                                     -------         -------
                                                                                                      $ 98.5          $ 91.3
                                                                                                      ======          ======
Inventories-
  Raw materials and supplies.....................................................................     $ 45.3          $ 46.9
  Finished products..............................................................................        7.4             8.4
                                                                                                      ------          ------
                                                                                                      $ 52.7          $ 55.3
                                                                                                      ======          ======
Other Current Assets-
  Deferred income tax benefits...................................................................     $ 23.9          $ 20.6
  Prepaid expenses...............................................................................        8.1             8.4
                                                                                                      ------          ------
                                                                                                      $ 32.0          $ 29.0
                                                                                                      ======          ======
Investments and Other Assets-
  Goodwill and other intangible assets (net of accumulated amortization: 1994-$13.3 and
   1993-$11.9)...................................................................................     $ 43.2          $ 41.3
  Deferred charges and other assets..............................................................       19.7            18.8
                                                                                                      ------          ------
                                                                                                      $ 62.9          $ 60.1
                                                                                                      ======          ======
Accounts Payable and Accrued Liabilities-
  Trade accounts payable.........................................................................     $ 86.2          $105.3
  Incentive compensation, salaries and vacations.................................................       44.5            39.7
  Accrued interest...............................................................................       11.5             8.7
  Restructuring reserves.........................................................................       18.2             7.8
  Environmental reserves.........................................................................        6.5             6.8
  Other items....................................................................................       45.0            41.6
                                                                                                      ------          ------
                                                                                                      $211.9          $209.9
                                                                                                      ======          ======
Other Liabilities-
  Self-insurance reserves........................................................................     $114.9          $112.8
  Postretirement medical benefits................................................................       54.6            52.9
  Other postretirement benefits..................................................................       33.2            29.9
  Other..........................................................................................       19.2            27.3
                                                                                                      ------          ------
                                                                                                      $221.9          $222.9
                                                                                                      ======          ======

                       CONTINENTAL BAKING GROUP

              (Dollars in millions except per share data)


Supplemental Cash Flow Statement Information

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Interest paid...................................................................      $31.0           $27.2           $29.9

Income taxes paid...............................................................        2.3            26.2            44.6


Analysis of Balance Sheet Changes


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Allowance for Doubtful Accounts-
  Balance, beginning of year....................................................     $    3.3        $    3.2         $  3.1
  Provision charged to expense..................................................           .6              .7             .6
  Writeoffs, less recoveries....................................................          (.5)            (.6)           (.5)
                                                                                    ---------       ---------        -------
Balance, end of year............................................................     $    3.4        $    3.3         $  3.2
                                                                                     ========        ========         ======
Property at Cost-
  Balance, beginning of year....................................................     $1,014.3        $  941.8         $892.8
  Additions.....................................................................         89.6            90.1           72.1
  Disposals.....................................................................        (32.4)          (17.6)         (23.1)
                                                                                    ---------       ---------        -------
Balance, end of year............................................................     $1,071.5        $1,014.3         $941.8
                                                                                     ========        ========         ======
Accumulated Depreciation-
  Balance, beginning of year....................................................     $  425.4        $  368.8         $322.6
  Depreciation provision........................................................         75.2            71.8           67.8
  Disposals.....................................................................        (26.1)          (15.2)         (21.6)
                                                                                    ---------       ---------        -------
Balance, end of year............................................................     $  474.5        $  425.4         $368.8
                                                                                     ========        ========         ======

                       CONTINENTAL BAKING GROUP

                    QUARTERLY FINANCIAL INFORMATION

                              (unaudited)

              (Dollars in millions except per share data)

Fiscal 1994                                                           First           Second          Third           Fourth
- -----------                                                           -----           ------          -----           ------
Net sales.......................................................     $476.0           $491.4          $500.9          $480.3
Gross profit....................................................      245.5            247.9           245.2           224.6
Earnings (loss) before extraordinary item.......................         .2             (3.4)          (11.4)<Fa>      (11.2)
Net earnings (loss).............................................         .2             (5.0)          (11.4)<Fa>      (11.2)
Earnings per common share-
  Primary
    Loss before extraordinary item..............................       (.01)            (.10)           (.32)<Fa>       (.31)
    Net loss....................................................       (.01)            (.14)           (.32)<Fa>       (.31)
  Fully diluted
    Loss before extraordinary item..............................       (.01)            (.10)           (.32)<Fa>       (.31)
    Net loss....................................................       (.01)            (.14)           (.32)<Fa>       (.31)
Dividends paid per common share.................................        .08
Market price range of CBG Stock.................................         10-               9 5/8-          6 7/8-          6-
                                                                          7 1/2            6 3/8           4 1/2           4


Fiscal 1993                                                           First           Second          Third           Fourth
- -----------                                                           -----           ------          -----           ------
Net sales.......................................................     $488.9           $499.2          $517.4          $491.5
Gross profit....................................................      244.3            255.5           269.1           248.9
Earnings before extraordinary item and cumulative effect of
 accounting changes.............................................        3.5              7.0            11.4             9.1
Earnings before cumulative effect of accounting changes.........        2.4              7.0            11.4             8.3
Net earnings (loss).............................................      (84.2)             7.0            11.4             8.3
Pro Forma earnings per common share (assuming two classes of common stock)-
  Primary
    Earnings before extraordinary item and cumulative effect of
     accounting changes.........................................        .08              .18             .29             .23
    Earnings before cumulative effect of accounting changes.....        .05              .18             .29             .21
    Net earnings (loss).........................................      (2.25)             .18             .29             .21
  Fully diluted
    Earnings before extraordinary item and cumulative effect of
     accounting changes.........................................        .07              .15             .25             .20
    Earnings before cumulative effect of accounting changes.....        .04              .15             .25             .18
    Net earnings (loss).........................................      (2.04)             .15             .25             .18
Actual earnings per common share-
  Primary
    Earnings before extraordinary item..........................                                                         .21<Fb>
    Net earnings................................................                                                         .19<Fb>
  Fully diluted
    Earnings before extraordinary item..........................                                                         .18<Fb>
    Net earnings................................................                                                         .16<Fb>
Dividends paid per common share.................................                                                         .08
Market price range of CBG Stock.................................                                                          10 5/8-
                                                                                                                           8 1/2<Fb>

- -----

<Fa> Earnings for the third quarter of 1994 were reduced by $9.6 or $.26 per primary share of CBG Stock due to provisions for restructuring expenses.

<Fb> Represents actual earnings per share and stock price range on the newly issued CBG Stock for the period after July 30, 1993 through September 25, 1993.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                      Five Year Financial Summary

(In millions except per share and percentage data)
                                                                           For the year ended September 30,
                                                            ----------------------------------------------------------------
STATEMENT OF EARNINGS DATA                                  1994<Fa>       1993             1992           1991         1990
                                                            --------       ----             ----           ----         ----
Net Sales............................................   $7,705.3       $7,902.2          $7,752.4      $7,375.8       $7,101.4
Depreciation and Amortization........................      309.4          309.7             292.4         259.7          236.4
Earnings before Income Taxes, Interest Expense,
 Extraordinary Item and Cumulative Effect of
 Accounting Changes..................................      642.1          818.5             785.0         856.5          862.7
  As a Percent of Sales..............................        8.3%          10.4%             10.1%         11.6%          12.1%
Earnings before Income Taxes, Extraordinary Item and
 Cumulative Effect of Accounting Changes.............   $  421.7       $  580.4          $  542.1      $  647.8       $  655.0
Income Taxes.........................................      203.3          239.1             221.4         255.9          258.7
Earnings before Extraordinary Item and Cumulative
 Effect of Accounting Changes<Fb>....................      218.4          341.3             320.7         391.9          396.3
  As a Percent of Sales..............................        2.8%           4.3%              4.1%          5.3%           5.6%
Net Earnings<Fc>.....................................   $  208.9       $  122.6          $  313.2      $  391.9       $  396.3
Earnings After Preferred Stock Dividends.............      188.7          101.6             292.2         371.2          375.8

                                                                                    September 30,
                                                         -------------------------------------------------------------------
BALANCE SHEET DATA                                       1994<Fa>        1993              1992          1991           1990
                                                         --------        ----              ----          ----           ----
Working Capital......................................   $   61.7       $  188.7          $   35.0      $  481.6       $  246.3
Property at Cost, Net................................    1,897.4        2,331.6           2,306.4       2,183.7        2,032.5
  Additions (during the year)........................      332.1          320.8             325.4         404.3          342.1
  Depreciation (during the year).....................      264.7          263.5             254.7         221.0          204.1
Total Assets.........................................    4,622.3        5,071.9           5,150.5       4,632.1        4,394.5
Long-Term Debt.......................................    1,594.6        2,054.5           2,111.3       2,071.3        1,960.8
Redeemable Preferred Stock...........................      469.7          509.8             509.8         508.4          503.0
Shareholders Equity..................................      355.6          469.8             655.2         783.8          585.4
Common Stock Outstanding:
  RPG Stock..........................................      100.0<Fd>      101.8
  CBG Stock..........................................       20.6           20.7
  Ralston Purina Company.............................                                       103.7         110.5          111.4

- -----

<Fa> On March 31, 1994, the Company effected a spin-off of Ralcorp
     Holdings, Inc., its private label and branded cereal, baby food, crackers and cookie, ski resort and coupon redemption businesses. The Company's earnings and cash flows reflect the operations of those businesses through March 31, 1994. Pro forma results of operations of the Company without the Ralcorp businesses appear on page 97.

<Fb> Before extraordinary charges for early retirement of debt of $9.5 for 1994, $11.8 for 1993 and $7.5 for 1992. Also, before charges for the cumulative effect of accounting changes of $206.9 in 1993.

<Fc> After tax provisions reduced earnings by $82.4 in 1994, $32.9 in
     1992, $28.1 in 1991 and $12.9 in 1990. Provisions were for restructuring in all years and also included gains on disposition of property in 1992, environmental costs in 1991 and settlement of litigation in 1990. Also, the incremental impact of adopting FAS 106 and FAS 109 resulted in a reduction of net earnings of $15.1 in 1993.

<Fd> Does not include 4.0 shares of RPG Stock held by the Company's
     Grantor Trust.


                RALSTON PURINA COMPANY AND SUBSIDIARIES

                Five Year Financial Summary (Continued)

(In millions except per share and percentage data)
                                                                           For the year ended September 30,
                                                          ------------------------------------------------------------------
SHARE AND PER SHARE DATA                                  1994           1993              1992          1991           1990
                                                          ----           ----              ----          ----           ----
RPG Stock (Pro Forma in 1993 and 1992 assuming two
 classes of common stock):
  Earnings before Extraordinary Item and Cumulative
   Effect of Accounting Changes
    Primary..........................................    $ 2.12       $ 2.56              $ 2.57
    Fully Diluted....................................      2.05         2.44                2.44
  Net Earnings
    Primary..........................................      2.04         1.30                2.51
    Fully Diluted....................................      1.98         1.29                2.39
CBG Stock (Pro Forma in 1993 and 1992 assuming two
 classes of common stock):
  Earnings (Loss) before Extraordinary Item and
   Cumulative Effect of Accounting Changes
    Primary..........................................   $  (.74)      $  .77              $ 1.23
    Fully Diluted....................................      (.74)         .67                1.08
  Net Earnings (Loss)
    Primary..........................................      (.78)       (1.58)               1.20
    Fully Diluted....................................      (.78)       (1.43)               1.05
Ralston Purina Company through July 30, 1993:
  Earnings before Extraordinary Item and Cumulative
   Effect of Accounting Changes......................
      Primary........................................                       <Fa>          $ 2.82        $ 3.34         $ 3.23
      Fully Diluted..................................                       <Fa>            2.65          3.12           3.03
    Net Earnings
    Primary..........................................                       <Fa>            2.75          3.34           3.23
    Fully Diluted....................................                       <Fa>            2.59          3.12           3.03
Dividends Declared:
  RPG Stock..........................................      1.20          .60<Fb>
  CBG Stock..........................................                    .16<Fb>
  Ralston Purina Common Stock........................                   .632<Fb>            1.20         1.075           .925
Common Shares Outstanding (average pro forma in 1993
 assuming two classes of common stock):
  RPG Stock..........................................     100.5        103.3
  CBG Stock..........................................      20.5         20.7
  Ralston Purina Common Stock........................                                      106.3         111.2          116.3

- -----

<Fa> Actual earnings per share for 1993 are segregated due to the redesignation of Ralston Purina Company common stock to RPG Stock and the issuance of CBG Stock, both occurring on July 30, 1993. Earnings before extraordinary item and cumulative effect of accounting changes per share of Ralston Purina Company common stock through July 30, 1993 were $2.65 and $2.50 on a primary and fully diluted basis, respectively. Net earnings per share of Ralston Purina Company common stock through July 30, 1993 were $.59 and $.63 on a primary and fully diluted basis, respectively. For the two months ended September 30, 1993, earnings before extraordinary item per share of RPG Stock were $.40 and $.38 on a primary and fully diluted basis, respectively, and net earnings per share were $.36 and $.34. For this same period, earnings before extraordinary item per share of CBG Stock were $.21 and $.18 on a primary and fully diluted basis, respectively, and net earnings per share were $.19 and $.16.

<Fb> Represents dividends declared on redesignated RPG Stock and newly issued CBG Stock from July 30, 1993 through September 30, 1993 and dividends declared on Ralston Purina Company common stock from October 1, 1993 through July 30, 1993.


                RALSTON PURINA COMPANY AND SUBSIDIARIES

                           FINANCIAL REVIEW

  The following discussion is a summary of the key factors management considers necessary in reviewing the Company's results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Business Segment Information and the Consolidated Financial Statements and related notes.

Highlights and Outlook

  Net earnings were $208.9 million for the year compared to $122.6 million in 1993. Included in net earnings in 1994 are extraordinary losses on early retirement of debt of $9.5 million, after taxes, restructuring charges in the Battery Products and Bakery Products segments of $82.4 million, after taxes, and earnings related to spun-off businesses of $37.5 million. Included in net earnings in 1993 are extraordinary losses on early retirement of debt of $11.8 million, after taxes, a charge for the cumulative effect of accounting change related to postretirement benefits other than pensions of $171.9 million, after taxes, a charge for the cumulative effect of accounting change related to income taxes of $35.0 million and earnings related to spun-off businesses of $45.2 million. Excluding the effect of items previously discussed, net earnings decreased $32.8 million in 1994 on significant declines in the Bakery Products segment and lower returns on other investments, partially offset by improved results in other segments and lower interest expense.

  In 1993, net earnings decreased $190.6 million, primarily on accounting changes. In 1992, the Company recognized an extraordinary loss on early retirement of debt of $7.5 million, after taxes, and provisions for restructuring of international battery manufacturing, agricultural and bakery operations, offset by a gain on sale of assets, of $32.9 million, after taxes. Earnings in 1992 also included $30.3 million related to spun-off businesses. Excluding the effect of the aforementioned items in 1993 and 1992, net earnings decreased in 1993 by $27.2 million primarily on lower operating profit for the Bakery Products segment and higher expense related to accounting changes of $15.1 million, after taxes, partially offset by improved results in the Battery Products segment.

  The fourth quarter of 1994 reflected a net loss of $32.5 million compared to net earnings of $59.1 million in the 1993 fourth quarter. Exclusive of restructuring provisions of $72.8 million, after taxes, in the current year fourth quarter, and extraordinary loss of $5.0 million, after taxes, and results of spun-off operations of $6.3 million in 1993, earnings declined $17.5 million primarily on lower Bakery Products results.

Operating Results

  On March 31, 1994, the Company effected a spin-off of its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses (Ralcorp). The Company's earnings and cash flows reflect the operations of those businesses through March 31, 1994.

  Included in the period under review are the following acquisitions that affect comparability of operating results for the periods.

  Fiscal 1993- The Company acquired ski and real estate assets in the resort of Breckenridge, Colorado (which were spun-off on March 31, 1994) and the assets of a nickel-based rechargeable battery business, which have been attributed to the RPG Group.

  Fiscal 1992- The Company acquired two battery products businesses, operating primarily in the United Kingdom, Spain and Portugal, which have been attributed to the RPG Group.

Net Sales

  Net sales decreased $196.9 million or 2.5% in 1994 due to the exclusion of sales of spun-off businesses after March 31, 1994 and lower bakery products sales, partially offset by increases in battery products and pet foods. In 1993, net sales increased $149.8 million or 1.9%, primarily due to inclusion for the full year of battery operations acquired in 1992 and alkaline battery volume growth, offset by declines in the Bakery Products and Pet and Human Foods segments. Comments on sales changes by business segment may be found in the Business Segment section of this financial review.

Gross Profit

  Gross profit decreased 4.4% in 1994 on the exclusion of spun-off operations. Excluding such operations, gross profit was flat as declines in the Bakery Products segment were offset by increases in all other segments. In 1993, gross profit

                RALSTON PURINA COMPANY AND SUBSIDIARIES
increased 1.4%. Gross profit as a percentage of sales was 44.4% in 1994 compared to 45.3% in 1993 and 45.5% in 1992. Lower gross profit percentages in the Bakery Products and Pet and Human Foods segments unfavorably impacted comparisons in the current year. In addition, sales growth in the Battery Products segment, which has generally lower margin percentages, decreased consolidated gross profit percentages in both 1994 and 1993.

  Cost of products sold in the Pet and Human Foods, Bakery Products, Agricultural Products, and Soy Protein Products and Other segments are somewhat dependent on commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as soybean meal, corn or wheat. Commodity costs have represented 30 to 35% of cost of products sold during the three year period ended September 30, 1994. The Company used futures contracts to hedge approximately 15 to 20% of such commodity purchases or 5 to 7% of cost of products sold during that period. As of September 30, 1994, the Company owned futures contracts with an aggregate value of approximately $60 million.

Operating Expenses

  Selling, general and administrative expenses decreased 1% in 1994 on the exclusion of spun-off businesses, partially offset by higher distribution costs in the Bakery Products segment. In 1993, selling, general and administrative costs increased 5% on higher distribution costs, the reclassification of certain costs related to postretirement benefits other than pensions previously classified as interest expense and the consolidation of acquired operations.

Interest Expense and Other Income/Expense

  Interest expense decreased in 1994 to $220.4 million compared to $238.1 million in 1993 and $242.9 million in 1992. The decrease in 1994 reflects the reduction of debt due to the spin-off of Ralcorp. The decrease in 1993 occurred as expense of higher average borrowings was more than offset by a change in the classification of certain costs related to postretirement benefits other than pensions in 1993. These costs are reflected as interest in 1992 and as cost of products sold and selling, general and administrative expenses in 1994 and 1993. In 1994, other income/expense, net, increased $13.2 million on lower returns on other investments, partially offset by lower translation and exchange losses. In 1993, translation and exchange losses increased $8.0 million while investment and miscellaneous income decreased $7.8 million.

Income Taxes

  Income taxes, which include federal, state and foreign taxes, were 48.2% of pre-tax earnings before extraordinary item and cumulative effect of accounting changes in 1994, 41.2% in 1993 and 40.8% in 1992. The increased percentage in 1994 reflects pre-tax losses which did not result in tax benefits due to tax loss situations or particular statutes of a country. The provision for income taxes in 1993 was $6.0 million higher due to the change in the method of accounting for income taxes. Income taxes in 1993 also increased $4.3 million as a result of a change to the federal tax rate.

Liquidity and Capital Resources

  Cash flow from operations is the Company's primary source of liquidity. Management continues to have a strong orientation toward cash flows and the effective use of excess cash flows. In addition, the Company uses financial leverage to minimize the overall cost of capital and maintain adequate operating and financial flexibility. Management monitors leverage through its interest coverage ratio (defined as earnings before interest expense, provisions for restructurings, income taxes, extraordinary items and accounting changes divided by interest expense), debt to internal funds ratio (defined as average debt divided by cash earnings) and total debt as a percentage of total capitalization.


Dollars in millions                                                                    1994            1993            1992
- -------------------                                                                    ----            ----            ----

Cash Flow from Operations.......................................................      $471.0          $692.0          $577.9
Interest Coverage...............................................................         3.4             3.4             3.6
Debt to Internal Funds..........................................................         4.6             4.1             4.3
Total Debt as a Percent of Total Capitalization.................................          81%             79%             77%

                RALSTON PURINA COMPANY AND SUBSIDIARIES

  On a current equity market basis, total debt as a percentage of total capitalization was 34% at September 30, 1994, compared to 37% at September 30, 1993. For purposes of the debt ratios, the guarantee of the ESOP debt is treated as debt and redeemable preferred stock and related unearned compensation are treated as capital. The historical cost basis ratio is significantly influenced by the large amount of stock repurchased by the Company.

  Cash flow from operations decreased in 1994 primarily as a result of changes in working capital items, primarily accounts receivable. The 1993 increase was largely due to improvements in items other than earnings. The debt to internal funds ratio increased in 1994 due to lower cash flow from operations. The 1993 ratio decreased as a result of higher cash flow from operations.

  The Company's working capital requirements for inventories and receivables are influenced by changes in raw materials costs, the availability of raw materials and seasonality, and as a result, may fluctuate widely. The Company has traditionally used short-term debt to finance these seasonal and other working capital requirements and, from time to time, to finance capital expenditures on a temporary basis. In addition, the Company is currently using international short-term debt to minimize its overall after-tax cost of debt. Bank lines of credit provide future credit availability and support the sale of commercial paper. Payment for lines of credit is effected primarily through fees. At September 30, 1994 the Company's total unused lines of credit were $132.5 million.

  Working capital (current assets less current liabilities) was $61.7 at September 30, 1994 compared to $188.7 million at September 30, 1993 and $35.0 million at September 30, 1992. The decrease in 1994 is due to higher current maturities of long-term debt and short-term debt, partially offset by higher current assets. The increase in 1993 over 1992 is primarily due to lower short term borrowings.

Investing Activities

  Capital expenditures were $332.1 million, $320.8 million and $325.4 million in fiscal years 1994, 1993, 1992, respectively. Projected capital expenditures of $350 million in 1995 are expected to be financed with funds generated from operations.

  The acquisition of European battery operations in 1992 for approximately $315 million represented significant investments.

Financing Activities

  Long-term financings are arranged as necessary to meet the Company's capital or other requirements, with the timing of issue, principal amount and form depending on the prevailing securities markets and general economic conditions. The Company received $37.7 million, $265.7 million and $250.0 million in proceeds from new debt issuances, offset by payments on long-term debt of $233.8 million, $260.5 million and $172.7 million in 1994, 1993 and 1992, respectively. The Company also increased short-term obligations by $40.9 million in 1994, after decreasing $46.8 million in 1993.

  The Company returned a significant amount of cash to its common shareholders during the three years ended September 30, 1994 through common stock dividends and common stock repurchases. These outflows totaled $103.2 million and $122.0 million for stock repurchases and dividends, respectively, in 1994 compared to $69.8 million and $128.5 million in 1993 and $358.6 million and $123.3 million in 1992. As of November 21, 1994, 1,883,900 shares of RPG Stock and 3,757,900 shares of CBG Stock remained under the current Board of Directors' authorization for the purchases of up to 3 million shares of RPG Stock and 4 million shares of CBG Stock.

  Coincident with the spin-off of Ralcorp on March 31, 1994, the Company redeemed 334,109 shares of its Series A 6.75% Preferred Stock at its guaranteed minimum value. The shares were redeemed by the Company in connection with the cessation of participation in the Company's Savings Investment Plan by plan participants employed by Ralcorp following the spin-off. Issued in connection with the redemption were 789,417 shares of RPG Stock and 161,582 shares of CBG Stock.

Environmental Matters

  The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including air and

                RALSTON PURINA COMPANY AND SUBSIDIARIES
water quality, underground fuel storage tanks, and waste handling and disposal. The Company has approximately 300 underground fuel storage tanks at various locations throughout the United States which are subject to federal and state laws and regulations establishing minimum standards for such tanks and, where necessary, remediation of associated contamination. The Company is presently in the process of testing and evaluating, and, if necessary, removing, replacing or upgrading such tanks in order to comply with such laws. In addition, the Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to approximately 19 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

Inflation

  Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The Company tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1994.

Foreign Exchange

  The Company is engaged in the manufacture and sale of products in over 160 countries on a global basis. The Company enters into foreign exchange forward contracts and options to mitigate the Company's economic exposure to changes in exchange rates. The Company views these exposures as arising from three major areas: (a) non-U.S. dollar cash flows to the U.S. from foreign subsidiaries expected within a year or less, (b) cash flows to a foreign country in a currency other than the subsidiary's functional currency, and (c) future cash flows at the operating margin level. Contracts are entered into to offset exposures on a net basis. The level of such actions is dependent on seasonality of the Company's activities and on specific market conditions involving various currencies. See Commitments and Contingencies note to financial statements for additional information about foreign currency contracts.


  The Company generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, the company does not generally hedge these net investments.
However, the Company uses capital structuring techniques to manage net investment in foreign currencies as considered necessary. Additionally, the Company attempts to limit its U.S. dollar net monetary liabilities in currencies of hyperinflationary countries primarily in South
America. Net foreign investments as of September 30, 1994 were:

                                                                                                                      Net
                                                                                                                   Investment
                                                             Region                                              (in millions)
                                                             ------                                              -------------
                  Europe......................................................................................        $528

                  Asia Pacific................................................................................         123

                  Central and South America...................................................................         124

                  Other.......................................................................................          21
                                                                                                                      ----
                                                                                                                      $796
                                                                                                                      ====

                RALSTON PURINA COMPANY AND SUBSIDIARIES

Restructuring Activities

  In the fourth quarter of 1994, the Company recorded provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions. Such provisions, together with additional provisions for previously recorded restructurings, totaled $83.9 million. Of the total pre-tax charge for restructuring, cash costs include termination benefits of $26.2 million, payment of guaranteed debt of $4.3 million and other exit costs of $7.0 million. Non-cash charges of $46.4 million primarily relate to anticipated losses on disposal of land, buildings and machinery and equipment. As of September 30, 1994, no material actions contemplated in the restructuring plan have taken place.

  Restructuring actions will result in the closing of seven plants and severance of approximately 1,700 employees. Such actions are expected to be substantially completed by 1995 for five plants and 1996 for the remaining two plants. Additional charges associated with these plant closings of $40 to $50 million, pre-tax, are expected in future periods. Two additional plant closings are planned for 1997 with expected charges of $25 to $40 million, pre-tax. The Company expects to fund the costs of the plan from internal sources and available borrowing capacity.

  As a result of the restructuring actions to be taken in 1995 and 1996, the Company expects lower pre-tax operating costs in 1995 of approximately $10 million, increasing to $34 million on an annualized basis by 1997. Savings from the planned actions will be used for profit improvement and business-building initiatives.

  In 1994, restructuring provisions of $16.0 million, pre-tax, were recorded to cover severance and related payroll costs for 435 bakery products headquarters and field employees who have been or will be laid off as part of the continuing bakery products cost reduction program. As of September 30, 1994, 205 employees have been laid off and have begun receiving benefits which will total $9.5 million. As of September 30, 1994, $1.4 million of such benefits had been paid. The Company expects annualized cost reductions of $20 million, pre-tax, as a result of these actions. Pre-tax cost savings realized in the fourth quarter of 1994 were $2.7 million.

  Provisions for restructuring international battery, agricultural and bakery operations in 1992 consisted of $39.1 million of severance and employee related costs, $7.0 million of costs to hold or sell fixed assets, $6.8 million of other cash costs and $26.1 million of fixed asset writedown on expected disposition losses. The following summarizes activities related to such reserves:

                                                                                                                 (in millions)
                  1992 restructuring provision................................................................       $ 79.0

                  Cash exit costs incurred through 9/30/94....................................................        (36.0)

                  Losses on disposal of fixed assets through 9/30/94..........................................         (2.7)

                  Reduction due to translation................................................................         (8.7)

                  Provision reversal in 1993..................................................................         (2.6)

                  Net provision increases in 1994.............................................................          7.4
                                                                                                                     ------
                  Remaining reserve balance at 9/30/94........................................................       $ 36.4
                                                                                                                     ======

  Activities related to the 1992 restructuring provisions are expected to be completed in 1995.

  As a result of the restructuring actions covered by the 1992 provision, pre-tax cost savings have been or are expected to be as follows:

                                                                                                  (in millions)

                                                                                                                 Ultimate Annual
                                                                                       1993            1994         Reduction
                                                                                       ----            ----      ----------------
International battery products..................................................        $2             $16             $30

International agricultural products.............................................         8              11              13

Bakery products.................................................................         5               6               6

                RALSTON PURINA COMPANY AND SUBSIDIARIES

Business Segment Information

  Summarized financial information on a worldwide basis by business segments for the three years ended September 30, 1994 is set forth below. During these years the segments comprised the following:

  Pet and Human Foods

    Pet foods

    Cereals-domestic (Spun-off March 31, 1994)

    Baby food products (Spun-off March 31, 1994)

    Other specialty grocery products, including crackers, cookies and snacks (Spun-off March 31, 1994)

    Cereal and other-international

  Battery products

    Alkaline, carbon zinc, lithium and rechargeable batteries, miniatures, flashlights and other related products

  Bakery Products

    Bread and sweet baked goods

  Agricultural Products-International

    Animal feeds

  Soy Protein Products and Other

    Dietary soy protein, fiber food ingredients and polymer products

    All seasons resort (Spun-off March 31, 1994)

  Included in the period under review are the following items which affect comparability of operating results for the periods.

Battery Products

  Includes carbon zinc manufacturing and administrative restructuring provisions of $80.5 million in 1994. Includes manufacturing restructuring provisions of $53.3 million and gain on sale of assets of $41.5 million in 1992.

Bakery Products

  Includes headquarters and field restructuring provisions of $16.0 million in 1994. Includes bakery restructuring provisions of $13.7 million in 1992.

Agricultural Products

  Includes $12.0 million restructuring provisions in 1992.

  Comments, amounts and percentages in the remaining Business Segment discussion exclude the effects of the items discussed above and spun-off businesses.

Pet and Human Foods

  Sales in the Pet and Human Foods segment increased 3.6% on higher domestic and international dog and cat food volume. In 1993, sales decreased 2.0% on lower domestic dry dog food volume, partially offset by higher international pet food volume. Domestic pet food volume in 1993 was negatively impacted by the retail trade's rationalization of inventories.

  Operating profit for the Pet and Human Food segment increased 1.6% in 1994, as higher volume was partially offset by higher domestic ingredient costs. Operating profit was flat in 1993 as higher international volume was offset by lower domestic volume and an unfavorable product mix.

  Operating profit for the fourth quarter of 1994 declined as more moderate volume increases than those experienced earlier in the year were more than offset by higher ingredient costs and advertising and promotion expense.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

  The pet foods industry is mature and non-cyclical with strong cash flows. Competition is intense and volume growth depends on innovative new product introductions and focused advertising and promotion spending. Consolidation of the retail industry and growth of the mass merchandiser segment has resulted, and will continue to result, in significant changes in the product distribution pattern and trade promoting and pricing practices of the Company. Increased profitability depends on developing mutually beneficial relationships with the trade (or customers).

Battery Products

  Sales for the Battery Products segment increased 7% in 1994 on the inclusion of rechargeable operations acquired in August 1993 and higher alkaline volume in the North America and Asia Pacific Regions. In 1993, sales increased 10% on higher international volume from European battery operations acquired during 1992 and alkaline battery volume growth in the North America, Asia Pacific and South America regions.

  Battery Products' operating profit increased 7% in 1994 on volume increases and acquired operations partially offset by substantial European declines. European operations declined on unfavorable product mix and significant declines in carbon zinc volume. European operations were negatively impacted by the consolidation of the trade, poor economic conditions and a strategic advertising investment to launch the Energizer brand to supplant several existing alkaline brands. Operating profit in 1993 increased 18% due to increased margins and volume in domestic alkaline batteries, contribution of acquired European operations and higher alkaline volume in the Asia Pacific and South America region, partially offset by an unfavorable domestic product mix.

  Domestically, the battery products business continues to face intense competition. While carbon zinc batteries dominate on a worldwide basis, there is a rapid shift to alkaline batteries in more developed markets such as the U.S., Canada, Europe and Japan.

  In 1994 and 1992, the Company adopted restructuring plans for its world-wide battery production capacity and certain administrative functions. The Company continues to review its battery production capacity and its business structure in light of pervasive global trends, including the continuing shift from carbon zinc to alkaline products and easing of trade restrictions in many regions. Future periods will likely include further provisions for restructuring. (See Restructuring Activities section of this financial review.)

Bakery Products

  Sales in the Bakery Products segment decreased 2.1% in 1994 on lower volume and the continuing shift to lower margin products in bread, lower thrift store volume and higher promotional sales discounts. Sales declined .8% in 1993 on the shift to lower margin products in bread, lower thrift store volume, and higher promotional sales discounts, partially offset by higher prices.

  Operating profit for the Bakery Products segment declined 84% in 1994. Lower sales combined with high fixed production and distribution costs account for the majority of the decline. Price increases insufficient to cover higher ingredient costs and inflationary increases in other costs also contributed to the decline. In 1993, operating profit of the segment declined 36% as bread products experienced a significant decline as a result of an unfavorable product mix, lower thrift store volume, and higher promotional sales discounts. Sweet baked goods operating profit improved on cost reductions partially offset by lower thrift store volume and higher promotional sales discounts.

  The Bakery Products segment experienced an operating loss in the fourth quarter of 1994 of $8.2 million compared to operating profit of $23.9 million in the fourth quarter of 1993. Factors cited for the year and a $5.5 million pre-tax adjustment to prior years' workers compensation claims accounted for the decline.

  The markets in which the Bakery Products segment competes are mature and highly competitive and are sensitive to pricing and promotion. Most of the production and distribution workforce belong to organized labor unions.

  Future performance of the Bakery Products segment is dependent on arresting volume declines, implementing cost reductions, the ability to raise prices, maintaining competitive promotion and pricing practices and new product introductions. Historically, the Company has responded to these market conditions by introducing new bread, snack cakes

                RALSTON PURINA COMPANY AND SUBSIDIARIES
and breakfast products, by consolidating and improving production and by improving margins from pricing actions. However, the segment's performance has been hampered by strong, low price competition, growth of in-store bakeries, weak market trends and the decline in convenience stores. Bread margins have been impacted by a shift from branded to private label products during recent years.

  The impact of problems described above have thus far exceeded the benefits of cost reduction programs underway. Management continues to challenge the way it conducts business by looking for additional cost savings, ways to strengthen volume and opportunities to improve bottom line performance. The Company has experienced resistance to aspects of its cost reduction initiatives by some unions; however, the Company expects to continue aggressively pursuing these changes in contract talks in order to implement its costs savings objectives.

Agricultural Products

  Sales declined 1.4% on lower volume in Europe, partially offset by increases in Asia and the Americas. Sales in the fourth quarter increased 3.5% as European declines moderated. In 1993, sales declined 1.1% as slightly higher volume was more than offset by lower prices and unfavorable exchange rates.

  Operating profit declined 4.3% as European declines were partially offset by improvements in most other areas of the world. Operating profit increased 28% in 1993, primarily on cost reductions.

  The Company signed a letter of intent on November 15, 1994 to sell its international agribusiness operations to PM Holdings Corporation, the parent company of Purina Mills, Inc. The transaction is subject to approval by the Board of Directors of both companies, necessary government approvals and the completion of a definitive sales agreement.

Soy Protein Products and Other

  Sales for the soy protein products business increased 10% in 1994 on strong volume in food protein products. Sales increased 1.2% in 1993 on higher volume. Operating profit increased 8.4% in 1994 as higher volume was partially offset by higher raw material costs and unfavorable foreign currency exchange rates. In 1993, operating profit increased 1.8% as higher volume and favorable cost of products sold were partially offset by selling and new product development expenses.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                     BUSINESS SEGMENT INFORMATION

Dollars in millions                                                                  1994<Fa>          1993            1992
- -------------------                                                                  --------          ----            ----

Sales by Product Lines and Segments
Pet and Human Foods
  Pet Foods.....................................................................     $1,753.0        $1,686.9        $1,733.7
  Cereal and other-international................................................         41.2            45.0            34.1
                                                                                     --------        --------        --------
  Continuing businesses.........................................................      1,794.2         1,731.9         1,767.8
  Cereal and other-domestic (spun-off March 31, 1994)...........................        419.7           802.9           782.8
                                                                                     --------        --------        --------
    Subtotal....................................................................      2,213.9         2,534.8         2,550.6
                                                                                     --------        --------        --------
Battery Products................................................................      2,112.7         1,978.8         1,798.0
                                                                                     --------        --------        --------
Bakery Products.................................................................      1,948.6         1,991.2         2,007.7
                                                                                     --------        --------        --------
Agricultural Products...........................................................      1,007.2         1,022.0         1,033.0
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................        320.7           291.5           288.1
  All seasons resort (spun-off March 31, 1994)..................................        102.2            83.9            75.0
                                                                                     --------        --------        --------
    Subtotal....................................................................        422.9           375.4           363.1
                                                                                     --------        --------        --------
      Total.....................................................................     $7,705.3        $7,902.2        $7,752.4
                                                                                     ========        ========        ========
Operating Profit
Pet and Human Foods
  Continuing businesses.........................................................     $  333.2        $  327.9 <Fd>   $  327.9
  Cereal and other-domestic (spun-off March 31, 1994)...........................         34.0            85.4 <Fd>       59.8
                                                                                     --------        --------        --------
    Subtotal....................................................................        367.2           413.3           387.7
                                                                                     --------        --------        --------
Battery Products................................................................        188.5<Fb>       250.9 <Fd>      200.2 <Ff>
                                                                                     --------        --------        --------
Bakery Products.................................................................         (2.6)<Fc>       85.7 <Fd>      121.2 <Fg>
                                                                                    ---------        --------        --------
Agricultural Products...........................................................         46.6            48.7 <Fd>       26.0 <Fh>
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................         66.9            61.7 <Fd>       60.6
  All seasons resort (spun-off March 31, 1994)..................................         33.9             2.5             3.8
                                                                                     --------        --------        --------
    Subtotal....................................................................        100.8            64.2            64.4
                                                                                     --------        --------        --------
      Total.....................................................................        700.5           862.8           799.5
  Unallocated Corporate and Miscellaneous Expenses..............................        (58.4)          (44.3)<Fd>      (14.5)
  Interest Expense..............................................................       (220.4)         (238.1)<Fe>     (242.9)
                                                                                     --------        --------        --------
      Earnings before Income Taxes, Extraordinary Item and Cumulative Effect of
       Accounting Changes.......................................................     $  421.7        $  580.4        $  542.1
                                                                                     ========        ========        ========

- -----
<Fa> On March 31, 1994, the Company effected a spin-off of Ralcorp
     Holdings, Inc., its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. The Company's earnings and cash flows through March 31, 1994 reflect the operations of those businesses. Pro forma results of operations of the Company without the Ralcorp businesses appear on page 97.
<Fb> Includes restructuring provisions of $80.5.
<Fc> Includes restructuring provisions of $16.0.
<Fd> Includes additional expense of change in accounting for postretirement benefits other than pensions of $7.1 for Pet and Human Foods-continuing businesses, $1.3 for Cereal and other, $5.0 for Battery Products, $3.5 for Bakery Products, $1.2 for Agricultural Products, $1.6 for Soy Protein Products and Other and $11.2 for unallocated corporate expenses.
<Fe> Excludes certain expenses related to postretirement benefits other than pensions which were classified as interest expense in prior years. Such expenses were $16.4 in 1993.
<Ff> Includes restructuring provisions of $53.3, offset by gain on sale of property of $41.5.
<Fg> Includes restructuring provisions of $13.7.
<Fh> Includes restructuring provisions of $12.0.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                     BUSINESS SEGMENT INFORMATION

Dollars in millions                                                                    1994            1993            1992
- -------------------                                                                    ----            ----            ----

Assets at Year End
Pet and Human Foods
  Continuing businesses.........................................................     $  515.4        $  481.2        $  502.5
  Cereal and other-domestic (spun-off March 31, 1994)...........................                        392.7           374.7
                                                                                     --------        --------        --------
    Subtotal....................................................................        515.4           873.9           877.2
                                                                                     --------        --------        --------
Battery Products................................................................      2,114.3         2,117.2         2,231.4
                                                                                     --------        --------        --------
Bakery Products.................................................................        797.5           782.8           773.4
                                                                                     --------        --------        --------
Agricultural Products...........................................................        318.9           305.9           345.0
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................        324.1           313.8           316.0
  All seasons resort (spun-off March 31, 1994)..................................                        232.4           142.9
                                                                                     --------        --------        --------
    Subtotal....................................................................        324.1           546.2           458.9
                                                                                     --------        --------        --------
      Subtotal..................................................................      4,070.2         4,626.0         4,685.9
  Corporate Assets..............................................................        552.1           445.9           464.6
                                                                                     --------        --------        --------
      Total.....................................................................     $4,622.3        $5,071.9        $5,150.5
                                                                                     ========        ========        ========
Depreciation Expense
Pet and Human Foods
  Continuing businesses.........................................................     $   33.7        $   30.5        $   29.7
  Cereal and other-domestic (spun-off March 31, 1994)...........................         13.8            24.5            21.0
                                                                                     --------        --------        --------
    Subtotal....................................................................         47.5            55.0            50.7
                                                                                     --------        --------        --------
Battery Products................................................................         83.8            75.6            79.0
                                                                                     --------        --------        --------
Bakery Products.................................................................         75.2            71.8            67.8
                                                                                     --------        --------        --------
Agricultural Products...........................................................         15.7            15.2            16.3
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................         20.6            18.9            16.6
  All seasons resort (spun-off March 31, 1994)..................................          6.0             9.5             7.5
                                                                                     --------        --------        --------
    Subtotal....................................................................         26.6            28.4            24.1
                                                                                     --------        --------        --------
Property Additions
Pet and Human Foods
  Continuing businesses.........................................................         49.3            32.3            34.8
  Cereal and other-domestic (spun-off March 31, 1994)...........................         13.6            41.6            48.4
                                                                                     --------        --------        --------
    Subtotal....................................................................         62.9            73.9            83.2
                                                                                     --------        --------        --------
Battery Products................................................................        114.6            96.9            82.2
                                                                                     --------        --------        --------
Bakery Products.................................................................         89.6            90.1            72.1
                                                                                     --------        --------        --------
Agricultural Products...........................................................         21.5            21.7            27.3
                                                                                     --------        --------        --------
Soy Protein Products and Other
  Soy protein products..........................................................         20.2            18.8            25.9
  All seasons resort (spun-off March 31, 1994)..................................          6.2             9.4            17.2
                                                                                     --------        --------        --------
    Subtotal....................................................................         26.4            28.2            43.1
                                                                                     --------        --------        --------

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                     BUSINESS SEGMENT INFORMATION

  Export sales and sales between business segments were immaterial. No single customer accounted for 10% or more of sales. Minority interests in earnings of certain subsidiaries and the Company's equity in earnings of unconsolidated 20% through 50% owned companies were not significant and have been included in operating profit.


                    GEOGRAPHIC SEGMENT INFORMATION

  Financial information by geographic location for the past three years is set forth below.

Dollars in millions                                                                  1994<Fa>          1993            1992
- -------------------                                                                  --------          ----            ----

Sales
  United States.................................................................     $5,112.8        $5,309.1        $5,340.0
  Europe........................................................................        949.6         1,050.4           964.1
  South & Central America.......................................................        721.9           685.7           647.0
  Asia Pacific..................................................................        683.0           596.6           525.1
  Other.........................................................................        238.0           260.4           276.2
                                                                                     --------        --------        --------
    Total.......................................................................     $7,705.3        $7,902.2        $7,752.4
                                                                                     ========        ========        ========
Operating Profit
  United States.................................................................     $  599.6<Fb>    $  669.6<Fg>    $  681.0
  Europe........................................................................           .8<Fc>        66.2            (4.5)<Fh>
  South & Central America.......................................................         26.2<Fd>        40.4            22.1 <Fi>
  Asia Pacific..................................................................         68.5<Fe>        73.4            97.8 <Fj>
  Other.........................................................................          5.4<Ff>        13.2             3.1 <Fk>
                                                                                     --------        --------        --------
    Total.......................................................................     $  700.5        $  862.8        $  799.5
                                                                                     ========        ========        ========
Assets
  United States.................................................................     $2,465.0        $3,038.1        $2,895.7
  Europe........................................................................        834.2           842.5         1,061.0
  South & Central America.......................................................        252.4           245.6           248.6
  Asia Pacific..................................................................        414.1           377.9           332.8
  Other.........................................................................        104.5           121.9           147.8
                                                                                     --------        --------        --------
    Total.......................................................................     $4,070.2        $4,626.0        $4,685.9
                                                                                     ========        ========        ========

- -----
<Fa> On March 31, 1994, the Company effected a spin-off of Ralcorp
     Holdings, Inc., its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. The Company's earnings and cash flows through March 31, 1994 reflect the operations of those businesses. Pro forma results of operations of the Company without the Ralcorp businesses appear on page 97.
<Fb> Includes restructuring provisions of $18.9.
<Fc> Includes restructuring provisions of $32.8.
<Fd> Includes restructuring provisions of $21.7.
<Fe> Includes restructuring provisions of $14.7.
<Ff> Includes restructuring provisions of $8.4.
<Fg> Includes additional expense of change in accounting for postretirement benefits other than pensions of $30.9.
<Fh> Includes restructuring provisions of $53.6.
<Fi> Includes restructuring provisions of $11.7.
<Fj> Includes gain on sale of property of $41.5, and restructuring gains of $9.5.
<Fk> Includes restructuring provisions of $9.5.


                RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The preparation and integrity of the financial statements of Ralston Purina Company are the responsibility of its management. These statements have been prepared in conformance with generally accepted accounting principles and in the opinion of management fairly present the Company's financial position, results of operations and cash flows.

  The Company maintains accounting and internal control systems which it believes are adequate to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel, the establishment and communication of accounting and administrative policies and procedures, and an extensive program of internal audits are important elements of these control systems.

  The report of Price Waterhouse LLP, independent accountants, on their audits of the accompanying financial statements is shown below. This report states that the audits were made in accordance with generally accepted auditing standards. These standards include a study and evaluation of internal control for the purpose of establishing a basis for reliance thereon relative to the scope of their audits of the financial statements.

  The Board of Directors, through its Audit Committee consisting solely of nonmanagement directors, meets periodically with management, internal audit and the independent accountants to discuss audit and financial reporting matters. To assure independence, Price Waterhouse LLP has direct access to the Audit Committee.

                   REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Ralston Purina Company

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of shareholders equity and of cash flows present fairly, in all material respects, the financial position of Ralston Purina Company and its subsidiaries at September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the Summary of Accounting Policies note to the financial statements, Ralston Purina Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1993.

/s/Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
November 4, 1994, except as to the
 "Subsequent Event" note, which
 is dated as of November 15, 1994

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF EARNINGS

                        Year ended September 30

(Dollars in millions except per share data)                                            1994            1993            1992
- -------------------------------------------                                            ----            ----            ----
Net Sales.......................................................................     $7,705.3        $7,902.2        $7,752.4
                                                                                     --------        --------        --------
Costs and Expenses
  Cost of products sold.........................................................      4,282.5         4,322.0         4,223.1
  Selling, general and administrative...........................................      1,861.3         1,879.8         1,784.9
  Advertising and promotion.....................................................        799.9           875.5           931.3
  Interest......................................................................        220.4           238.1           242.9
  Gain on sale of assets........................................................                                        (41.5)
  Provisions for restructuring..................................................         99.9                            79.0
  Other (income)/expense, net...................................................         19.6             6.4            (9.4)
                                                                                     --------       ---------       ---------
                                                                                      7,283.6         7,321.8         7,210.3
                                                                                     --------        --------        --------
Earnings before Income Taxes, Extraordinary Item and Cumulative Effect of
 Accounting Changes.............................................................        421.7           580.4           542.1
Income Taxes....................................................................        203.3           239.1           221.4
                                                                                     --------        --------        --------
Earnings before Extraordinary Item and Cumulative Effect of Accounting Changes..        218.4           341.3           320.7
Extraordinary Item-Loss on Early Retirement of Debt.............................         (9.5)          (11.8)           (7.5)
                                                                                    ---------       ---------        --------
Earnings before Cumulative Effect of Accounting Changes.........................        208.9           329.5           313.2
Cumulative Effect of Accounting Changes:
  Postretirement benefits other than pensions...................................                       (171.9)
  Income taxes..................................................................                        (35.0)
                                                                                     --------        --------        --------
Net Earnings....................................................................        208.9           122.6           313.2
Preferred Stock Dividend, Net of Taxes..........................................         20.2            21.0            21.0
                                                                                     --------        --------        --------
Earnings After Preferred Stock Dividend.........................................     $  188.7        $  101.6        $  292.2
                                                                                     ========        ========        ========

                RALSTON PURINA COMPANY AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF EARNINGS (Continued)

                        Year ended September 30

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----

Earnings per share of RPG Stock (Pro forma in 1993 and 1992 assuming two classes of common stock, unaudited):
  Primary
    Earnings before Extraordinary Item and Cumulative Effect of Accounting
     Changes....................................................................      $2.12           $ 2.56          $ 2.57
    Extraordinary Item..........................................................       (.08)            (.10)           (.06)
    Cumulative Effect of Accounting Changes.....................................                       (1.16)
                                                                                      -----           ------          ------
    Net Earnings................................................................      $2.04           $ 1.30          $ 2.51
                                                                                      =====           ======          ======
  Fully Diluted
    Earnings before Extraordinary Item and Cumulative Effect of Accounting
     Changes....................................................................      $2.05           $ 2.44          $ 2.44
    Extraordinary Item..........................................................       (.07)            (.09)           (.05)
    Cumulative Effect of Accounting Changes.....................................                       (1.06)
                                                                                      -----           ------          ------
    Net Earnings................................................................      $1.98           $ 1.29          $ 2.39
                                                                                      =====           ======          ======




- ------------------------------------------------------------------------

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Earnings (Loss) per share of CBG Stock (Pro forma in 1993 and 1992 assuming two classes of common stock, unaudited):
  Primary
    Earnings (Loss) before Extraordinary Item and Cumulative Effect of
     Accounting Changes.........................................................     $ (.74)          $  .77          $ 1.23
    Extraordinary Item..........................................................       (.04)            (.05)           (.03)
    Cumulative Effect of Accounting Changes.....................................                       (2.30)
                                                                                     ------           ------          ------
    Net Earnings (Loss).........................................................     $ (.78)          $(1.58)         $ 1.20
                                                                                     ======           ======          ======
  Fully Diluted
    Earnings (Loss) before Extraordinary Item and Cumulative Effect of
     Accounting Changes.........................................................     $ (.74)          $  .67          $ 1.08
    Extraordinary Item..........................................................       (.04)            (.05)           (.03)
    Cumulative Effect of Accounting Changes.....................................                       (2.05)
                                                                                     ------           ------           -----
    Net Earnings (Loss).........................................................     $ (.78)          $(1.43)         $ 1.05
                                                                                     ======           ======          ======


- ------------------------------------------------------------------------

                                                                                                      Ralston Purina Company
                                                                                                    ------------------------
                                                                                                    10 months
                                                                    RPG Stock       CBG Stock         ended
                                                                    ---------       ---------        July 30,
                                                                         2 months ended                1993            1992
                                                                                                     --------          ----
                                                                       September 30, 1993
                                                                    -------------------------

Earnings per Share:
  Primary
    Earnings before Extraordinary Item and Cumulative Effect of
     Accounting Changes.........................................     $  .40           $ .21           $ 2.65          $ 2.82
    Extraordinary Item..........................................       (.04)           (.02)            (.06)           (.07)
    Cumulative Effect of Accounting Changes.....................                                       (2.00)
                                                                     ------           -----           ------          ------
    Net Earnings................................................     $  .36           $ .19           $  .59          $ 2.75
                                                                     ======           =====           ======          ======
  Fully Diluted
    Earnings before Extraordinary Item and Cumulative Effect of
     Accounting Changes.........................................     $  .38           $ .18           $ 2.50          $ 2.65
    Extraordinary Item..........................................       (.04)           (.02)            (.06)           (.06)
    Cumulative Effect of Accounting Changes.....................                                       (1.81)
                                                                     ------           -----           ------          ------
    Net Earnings................................................     $  .34           $ .16           $  .63          $ 2.59
                                                                     ======           =====           ======          ======

  The above financial statement should be read in conjunction with the Notes to Financial Statements.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEET

                             September 30

(Dollars in millions except per share data)                                                            1994            1993
- -------------------------------------------                                                            ----            ----

ASSETS

Current Assets
  Cash and cash equivalents......................................................................    $  126.0        $   57.9
  Receivables, less allowance for doubtful accounts..............................................       829.1           763.2
  Inventories....................................................................................       729.9           803.7
  Other current assets...........................................................................       174.2           171.2
                                                                                                     --------        --------
    Total Current Assets.........................................................................     1,859.2         1,796.0
                                                                                                     --------        --------
Investments and Other Assets.....................................................................       865.7           944.3
                                                                                                     --------        --------
Property at Cost
  Land...........................................................................................       116.8           179.4
  Buildings......................................................................................       705.3           822.2
  Machinery and equipment........................................................................     2,581.8         2,790.4
  Construction in progress.......................................................................       123.9           149.8
                                                                                                     --------        --------
                                                                                                      3,527.8         3,941.8
    Accumulated depreciation.....................................................................     1,630.4         1,610.2
                                                                                                     --------        --------
                                                                                                      1,897.4         2,331.6
                                                                                                     --------        --------
      Total......................................................................................    $4,622.3        $5,071.9
                                                                                                     ========        ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
  Current maturities of long-term debt...........................................................    $  288.1        $   98.4
  Notes payable..................................................................................       454.3           401.3
  Accounts payable and accrued liabilities.......................................................       984.3         1,041.7
  Dividends payable..............................................................................        39.1            40.8
  Income taxes...................................................................................        31.7            25.1
                                                                                                     --------        --------
    Total Current Liabilities....................................................................     1,797.5         1,607.3
                                                                                                     --------        --------
Long-Term Debt...................................................................................     1,594.6         2,054.5
                                                                                                     --------        --------
Deferred Income Taxes............................................................................        72.5           149.5
                                                                                                     --------        --------
Other Liabilities................................................................................       592.6           590.5
                                                                                                     --------        --------
Commitments and Contingencies....................................................................
Redeemable Preferred Stock-Series A 6.75%, $1 par value, issued 4,237,667 and 4,600,000 shares in
 1994 and 1993, respectively.....................................................................       469.7           509.8
                                                                                                     --------        --------
Unearned ESOP Compensation.......................................................................      (260.2)         (309.5)
                                                                                                     --------        --------
Shareholders Equity
  Preferred stock, $1 par value, None outstanding
  Common stocks:
    RPG Stock-$.10 par value, issued 114,685,117 and 114,679,403 shares in 1994 and 1993,
     respectively................................................................................        11.5            11.5
    CBG Stock-$.10 par value, issued 20,857,799 and 20,694,484 shares in 1994 and 1993,
     respectively................................................................................         2.1             2.1
  Capital in excess of par value.................................................................       108.7           115.2
  Retained earnings..............................................................................     1,043.2         1,159.3
  Cumulative translation adjustment..............................................................       (58.7)          (70.1)
  Common stock in treasury, at cost:
    RPG Stock-10,620,388 and 12,916,608 shares in 1994 and 1993, respectively....................      (577.4)         (744.3)
    CBG Stock-270,029 and 540 shares in 1994 and 1993, respectively..............................        (2.6)
  Unearned portion of restricted stock...........................................................        (4.3)           (3.9)
  Value of 4,033,347 shares of RPG Stock held in Grantor Trust...................................      (166.9)
                                                                                                     --------        --------
    Total Shareholders Equity....................................................................       355.6           469.8
                                                                                                     --------        --------
      Total......................................................................................    $4,622.3        $5,071.9
                                                                                                     ========        ========

  The above financial statement should be read in conjunction with the Notes to Financial Statements.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF CASH FLOWS

                        Year ended September 30

(Dollars in millions)                                                                  1994            1993            1992
- ---------------------                                                                  ----            ----            ----

Cash Flow from Operations
  Net earnings..................................................................     $ 208.9         $ 122.6         $ 313.2
  Adjustments to reconcile net earnings to net cash flow provided by operations
    Extraordinary item..........................................................         9.5            11.8             7.5
    Cumulative effect of accounting changes.....................................                       206.9
    Non-cash restructuring reserves.............................................        46.4                            26.1
    Depreciation and amortization...............................................       309.4           309.7           292.4
    Deferred income taxes.......................................................       (34.3)            3.1           (11.8)
    Gain on sale of property....................................................                                       (41.5)
    Changes in assets and liabilities used in operations
      Increase in accounts receivable...........................................      (137.4)          (14.7)         (113.4)
      (Increase) decrease in inventories........................................         1.0           (19.4)           26.1
      (Increase) decrease in other current assets...............................       (27.8)            (.7)            8.0
      Increase in accounts payable and accrued liabilities......................        73.3            73.6            47.1
      Increase (decrease) in other current liabilities..........................         2.8           (11.6)           11.7
    Other, net..................................................................        19.2            10.7            12.5
                                                                                     -------         -------         -------
       Net cash flow from operations............................................       471.0           692.0           577.9
                                                                                     -------         -------         -------
Cash Flow from Investing Activities
  Property additions............................................................      (332.1)         (320.8)         (325.4)
  Proceeds from the sale of property............................................        40.1            32.7            62.0
  Acquisition of businesses.....................................................       (39.2)         (142.8)         (315.2)
  Other, net....................................................................        (6.6)           40.0           (30.2)
                                                                                     -------        --------         -------
       Net cash used by investing activities....................................      (337.8)         (390.9)         (608.8)
                                                                                     -------         -------         -------
Cash Flow from Financing Activities
  Proceeds from issuance of debt for spin-off...................................       370.0
  Proceeds from sale of long-term debt..........................................        37.7           265.7           250.0
  Principal payments on long-term debt, including current maturities............      (233.8)         (260.5)         (172.7)
  Net increase (decrease) in notes payable......................................        40.9           (46.8)          399.2
  Treasury stock purchases......................................................      (103.2)          (69.8)         (358.6)
  Dividends paid................................................................      (155.8)         (162.9)         (157.7)
  Other, net....................................................................         (.6)            3.4             2.9
                                                                                     -------         -------         -------
       Net cash used by financing activities....................................       (44.8)         (270.9)          (36.9)
                                                                                     -------         -------         -------
Effect of Exchange Rate Changes on Cash.........................................       (20.3)          (31.8)          (30.2)
                                                                                     -------         -------         -------
Net Increase (Decrease) in Cash and Cash Equivalents............................        68.1            (1.6)          (98.0)
Cash and Cash Equivalents, Beginning of Year....................................        57.9            59.5           157.5
                                                                                     -------         -------         -------
Cash and Cash Equivalents, End of Year..........................................     $ 126.0         $  57.9         $  59.5
                                                                                     =======         =======         =======

  The above financial statement should be read in conjunction with the Notes to Financial Statements.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY

                 Three years ended September 30, 1994

                                                                         Number of Shares                      Amount
                                                                          (In thousands)                (Dollars in millions)
                                                                     ------------------------         ------------------------
                                                                     1994      1993      1992         1994      1993      1992
                                                                     ----      ----      ----         ----      ----      ----

Common Stocks:
  Ralston-Ralston Purina Group Stock:
    Balance at beginning of year.................................. 114,679                          $   11.5
      Redesignation of Ralston Purina common stock................            114,678                         $   11.5
      Activity under stock plans..................................                  1
      Common stock issued on conversion of debentures.............       6
                                                                   -------   --------               --------  --------
    Balance at end of year........................................ 114,685    114,679                   11.5      11.5
                                                                   -------   --------               --------  --------
  Ralston-Continental Baking Group Stock:
    Balance at beginning of year..................................  20,694                               2.1
      Issuance of CBG stock.......................................             20,694                              2.1
      Shares issued in connection with preferred stock redemption.     162
      Common stock issued on conversion of debentures.............       1
                                                                   -------   --------               --------  --------
    Balance at end of year........................................  20,857     20,694                    2.1       2.1
                                                                   -------   --------               --------  --------
  Ralston Purina Stock:
    Balance at beginning of year..................................            114,670  114,661                    11.5  $   47.8
      Effect of change in par value...............................                                                         (36.3)
      Common stock issued on conversion of debentures.............                  2        9
      Activity under stock plans..................................                  6
      Redesignation of Ralston Purina common stock................           (114,678)                           (11.5)
                                                                             --------  -------                --------  --------
    Balance at end of year........................................                  0  114,670                       0      11.5
                                                                             --------  -------                --------  --------
Common Stocks in Treasury:
  Ralston-Ralston Purina Group Stock:
    Balance at beginning of year.................................. (12,917)                           (744.3)
      Redesignation of Ralston Purina common stock................            (11,173)                          (684.7)
      Activity under stock plans..................................     100         (3)                   7.5       (.1)
      Treasury stock purchased....................................  (2,560)    (1,741)                (100.9)    (59.5)
      Shares issued in connection with preferred stock redemption.     789                              43.9
      Restricted Stock Award transfer in connection with Ralcorp
      spin-off....................................................     (65)                             (2.9)
      Establishment of grantor trust..............................   4,033                             219.3
                                                                   -------   --------               --------  --------
    Balance at end of year........................................ (10,620)   (12,917)                (577.4)   (744.3)
                                                                  --------   --------              ---------  --------
  Ralston-Continental Baking Group Stock:
    Balance at beginning of year..................................      (1)
      Activity under stock plans..................................     (17)        (1)                   (.2)
      Treasury stock purchased....................................    (242)                             (2.3)
      Restricted Stock Award transfer in connection with Ralcorp
      spin-off....................................................     (10)                              (.1)
                                                                  --------   --------              ---------
    Balance at end of year........................................    (270)        (1)                  (2.6)
                                                                  --------   --------              ---------
  Ralston Purina Stock:
    Balance at beginning of year..................................            (10,931)  (4,162)                 (676.1)   (321.1)
      Activity under stock plans..................................                (22)       9                     1.7       3.6
      Treasury stock purchased....................................               (220)  (6,778)                  (10.3)   (358.6)
      Redesignation of Ralston Purina common stock................             11,173                            684.7
                                                                             --------  -------                --------  --------
    Balance at end of year........................................                  0  (10,931)                      0    (676.1)
                                                                             -------- --------                --------  --------
Grantor Trust:
      Establishment of grantor trust..............................  (4,033)                           (169.4)
      Market value adjustment.....................................                                       2.5
                                                                   -------                          --------
    Balance at end of year........................................  (4,033)                           (166.9)
                                                                  --------                         ---------

                RALSTON PURINA COMPANY AND SUBSIDIARIES

       CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY (Continued)

                 Three years ended September 30, 1994

                                                                                                               Amount
                                                                                                        (Dollars in millions)
                                                                                                      ------------------------
                                                                   1994      1993      1992
                                                                   ----      ----      ----
Capital in Excess of Par Value:
    Balance at beginning of year.................................. $  115.2  $  117.4  $   81.4
      Issuance of CBG Stock.......................................               (2.1)
      Effect of change in par value...............................                         36.3
      Common stock issued on conversion of debentures.............                           .1
      Activity under stock plans..................................       .6        .1       (.1)
      Market value adjustment on restricted stock.................                (.2)      (.3)
      Establishment of grantor trust..............................     (4.6)
      Market value adjustment of grantor trust....................     (2.5)
                                                                   --------  --------  --------
    Balance at end of year........................................    108.7     115.2     117.4
                                                                   --------  --------  --------
Retained Earnings:
    Balance at beginning of year..................................  1,159.3   1,192.1   1,032.8
      Activity under stock plans..................................     (4.4)     (4.4)     (7.1)
      Net earnings................................................    208.9     122.6     313.2
      Dividends declared on preferred stock, net of taxes.........    (20.2)    (21.0)    (21.0)
      Dividends declared on Ralston Purina Group common stock.....   (121.5)    (61.6)
      Dividends declared on Continental Baking Group common stock.               (3.3)
      Dividends declared on Ralston Purina common stock...........              (65.1)   (125.8)
      Impact of Ralcorp spin-off..................................   (133.6)
      Establishment of grantor trust..............................    (45.3)
                                                                   --------  --------  --------
    Balance at end of year........................................  1,043.2   1,159.3   1,192.1
                                                                   --------  --------  --------
Unearned Portion of Restricted Stock:
    Balance at beginning of year..................................     (3.9)     (9.0)    (19.1)
      Activity under stock plans..................................     (2.0)      1.7        .6
      Market value adjustment on restricted stock.................                 .2        .3
      Amortization of restricted stock............................      1.6       3.2       9.2
                                                                   --------  --------  --------
    Balance at end of year........................................     (4.3)     (3.9)     (9.0)
                                                                   --------   -------   -------
Cumulative Translation Adjustment:
    Balance at beginning of year..................................    (70.1)     19.3     (38.0)
      Translation adjustments.....................................     11.4     (89.4)     57.3
                                                                   --------   -------   -------
    Balance at end of year........................................ $  (58.7) $  (70.1) $   19.3
                                                                   ========  ========  ========

  The above financial statement should be read in conjunction with the Notes to Financial Statements.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                     NOTES TO FINANCIAL STATEMENTS

              (Dollars in millions except per share data)

Summary of Accounting Policies

  The Company's significant accounting policies, which conform to generally accepted accounting principles and are applied on a consistent basis among years, except as indicated, are described below:

  Principles of Consolidation-The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions are eliminated. Investments in affiliated companies, 20% through 50%-owned, are carried at equity.

  Minority interests in earnings of consolidated subsidiaries and the Company's share of the net earnings of unconsolidated companies carried at equity are included in selling, general and administrative expenses.

  Foreign Currency Translation-Foreign currency financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of shareholders equity. For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange and related translation adjustments are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

  Financial Instruments-The Company enters into interest rate swap and cap agreements in the management of interest rate exposure. The differential to be paid or received is normally accrued as interest rates change and is recognized over the life of the agreements. In addition, in order to hedge foreign currency exposures on firm commitments, the Company regularly enters into forward foreign currency contracts. Gains and losses resulting from these instruments are recognized in the same period as the underlying hedged transaction.

  Cash Equivalents for purposes of the statement of cash flows are considered to be all highly liquid investments with a maturity of three months or less when purchased. Cash flow from hedging transactions are classified in the same category as the cash flow from the item being hedged.

  Inventories are valued generally at the lower of average cost or market. The Company hedges certain of its grain and commodity purchases as considered necessary to reduce the risk associated with market price fluctuations. Gains and losses on hedges of future grain and commodity purchases are recognized in the same period as the related purchase transaction.

  Property at Cost-Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

  Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 25 years for machinery and equipment and 10 to 50 years for buildings.

  Intangible Assets, which are included in Investments and Other
Assets, represent the excess of cost over the net tangible assets of acquired businesses and are amortized over estimated periods of related benefit ranging from 5 to 40 years.

  Subsequent to acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of intangible assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of September 30, 1994 and 1993.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

  Income Taxes-The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109) effective October 1, 1992. FAS 109 requires the liability method of accounting for income taxes. The impact of this change is discussed in the Income Taxes note to financial statements. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting. No additional U.S. taxes have been provided on earnings of foreign subsidiaries expected to be reinvested indefinitely. Additional income taxes are provided, however, on planned repatriations of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

  Postretirement Benefits Other Than Pensions-The Company adopted Statement of Financial Accounting Standards No. 106 "Employer's Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) effective October 1, 1992. The impact of this change is discussed in the Postretirement Benefits Other Than Pensions note to financial statements.

  Advertising Costs-The Company expenses advertising costs as incurred.

  Earnings per Share-As discussed in the Shareholders Equity note to financial statements, effective July 30, 1993, the Company has two classes of common stock. Earnings per share are reported for the single outstanding common stock through July 30, 1993 and for the separate stocks, using the two-class method, after July 30, 1993. Primary earnings per share are based on the average number of shares of each respective class outstanding during the period for which earnings per share are reported. The average number of shares of RPG Stock and CBG Stock outstanding for the year ended September 30, 1994 was 100,547,000 and 20,542,000, respectively, and for the period after July 30, 1993 through September 30, 1993 was 102,199,000 and 20,694,000, respectively. The average number of shares of Ralston Purina Company Common Stock outstanding was 103,555,000 for the period October 1, 1992 through July 30, 1993 and 106,314,000 in 1992.

  The 1993 and 1992 pro forma earnings (loss) per share are based on the assumption that the RPG Stock and CBG Stock had been outstanding as of the beginning of the periods presented. For RPG Stock, such shares assumed outstanding were 103,329,000 in 1993 and 106,314,000 in 1992.
For CBG Stock, such shares assumed outstanding were 20,709,000 in 1993 and 21,263,000 in 1992. The pro forma earnings per share are not necessarily indicative of the results that would have occurred if the RPG Stock and CBG Stock had been outstanding during the periods presented.

  Fully diluted earnings per share assumes the conversion of the Series A 6.75% Preferred Stock (Redeemable Preferred Stock) and other dilutive securities into common stock. For purposes of calculating fully diluted earnings per share, net earnings have been adjusted for the additional contribution to the Company's employee stock ownership plans and their related trust (ESOP) that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

  Reclassifications-Certain reclassifications have been made to the 1993 and 1992 financial statements to conform with the 1994 presentation.

Business Segment Information

  The Business Segment Information and Geographic Segment Information sections, appearing on pages 85 through 87 herein, are an integral part of these financial statements.

Acquisitions

  On November 19, 1993, the Company purchased the oats processing and packaging and cereal making operations of the National Oats Company division of Curtice Burns Foods, Inc., along with certain related manufacturing assets, for approximately $39.

  On August 27, 1993, the Company purchased the nickel-based rechargeable battery business of Gates Energy Products, Inc. for approximately $52. In May 1993, the Company purchased Victoria U.S.A. Inc.'s ski assets and substantially all of its real estate in the resort of Breckenridge, Colorado for approximately $90.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

  On July 15, 1992, the Company completed the purchase of Ever Ready Limited from Hanson, PLC, London for $245.2 in cash. On February 18, 1992, the Company acquired the consumer battery products business of Sociedad Espanola Del Acumulador Tudor, a battery products manufacturer based in Spain and Portugal, for $70.0 in cash.

  These acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of operations are included in the consolidated statement of earnings from the date of acquisition. Assuming these acquisitions had occurred as of the beginning of their respective fiscal years, they would not have had a material effect on net sales or net earnings.

Divestitures

  On March 31, 1994, the Company effected a spin-off of its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses (the Distribution). One share of stock of the new company, Ralcorp Holdings, Inc. (Ralcorp), was distributed for each three shares of RPG Stock held by shareholders. The Company's earnings and cash flows reflect the operations of those businesses through March 31, 1994.

  The following pro forma data reflect the results of operations for the year ended September 30, 1994 and 1993 of the Company as if the Distribution had occurred as of October 1, 1992. Such data have been prepared by adjusting the historical statements for the effect of costs, expenses, assets and liabilities and the recapitalization which might have occurred had the Distribution been effected as of October 1, 1992. This pro forma data may not necessarily reflect the consolidated results of operations that would have existed had the Distribution occurred as of that date.

             Pro Forma Consolidated Statement of Earnings

                              (unaudited)


                                                                                                            Year Ended
                                                                                                          September 30,
                                                                                                       --------------------
                                                                                                       1994            1993
                                                                                                       ----            ----
Net Sales<Fa>....................................................................................    $7,183.4        $7,013.4
                                                                                                     --------        --------
Cost and Expenses
  Cost of products sold<Fa>......................................................................     4,016.8         3,855.9
  Selling, general and administrative<Fa>........................................................     1,789.7         1,753.9
  Advertising and promotion<Fa>..................................................................       683.1           667.0
  Interest<Fb>...................................................................................       213.0           222.9
  Provision for restructuring....................................................................        99.9
  Other (income)/expense, net<Fa>................................................................        19.4             5.8
                                                                                                     --------        --------
                                                                                                      6,821.9         6,505.5
                                                                                                     --------        --------
Earnings before Income Taxes, Extraordinary Loss and Cumulative Effect of Accounting Changes.....       361.5           507.9
Income Taxes<Fc>.................................................................................       180.6           211.8
                                                                                                     --------        --------
Earnings before Extraordinary Loss and Cumulative Effect of Accounting Changes...................    $  180.9        $  296.1
                                                                                                     ========        ========

- -----
<Fa> Excludes results of operations of Ralcorp.
<Fb> Reflects reduction of interest expense at an average rate of 3.9%
     in 1994 and 4.1% in 1993 due to debt repayment of $370 by Ralston from the proceeds of debt issued in connection with the spin-off.
<Fc> Reflects the applicable federal and state statuatory tax rates for the pro forma adjustments.

Restructuring Activities

  In the fourth quarter of 1994, the Company recorded provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions. Restructuring actions will result in the closing of seven plants and

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

severance of approximately 1,700 employees. Such actions are expected to be substantially completed by 1995 for five plants and 1996 for the remaining two plants. Such provisions, together with additional provisions for previously recorded restructurings, reduced 1994 earnings before income taxes and net earnings by $83.9 and $72.8, respectively. Of the total pre-tax charge for restructuring, cash cost includes termination benefits of $26.2, payment of guaranteed debt of $4.3 and other exit costs of $7.0. Non-cash charges of $46.4 primarily relate to anticipated losses on disposal of land, buildings and machinery and equipment. As of September 30, 1994, no material actions contemplated in the restructuring plan have taken place. Additional charges associated with these plant closings of $40 to $50 million, pre-tax, are expected in future periods. Two additional plant closings are planned for 1997 with expected charges of $25 to $40 million, pre-tax.

  In the third quarter of 1994, bakery products restructuring provisions were recorded which reduced 1994 earnings before income taxes and net earnings by $16.0 and $9.6, respectively. The charge covers severance and related payroll costs for 435 headquarters and field employees who have been or will be laid off as part of the continuing bakery products cost reduction program. As of September 24, 1994, 205 employees have been laid off and have begun receiving benefits which will total $9.5. As of September 24, 1994, $1.4 of such benefits had been paid.

  Provisions for restructuring international battery, agricultural and bakery operations of $79.0, pre-tax, were recorded in 1992. These provisions, offset by a pre-tax gain on the sale of assets of $41.5, reduced net earnings by $32.9. The pre-tax restructuring charge consisted of $39.1 of severance and employee related costs, $7.0 of costs to hold or sell fixed assets, $6.8 of other cash costs and $26.1 of fixed asset writedown on expected disposition losses. Restructuring activities through September 30, 1994 related to the 1992 provisions included cash exit costs incurred of $36.0, losses on disposal of fixed assets of $2.7, reductions due to translation of $8.7 and net provision increases of $4.8. Activities related to the 1992 restructuring provisions are expected to be completed in 1995.


Income Taxes

  The provisions for income taxes consisted of the following:


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Currently payable
  United States.................................................................      $167.8          $173.8          $177.9
  State.........................................................................        18.3            21.6            19.3
  Foreign.......................................................................        51.5            37.6            34.0
                                                                                      ------          ------          ------
    Total current...............................................................       237.6           233.0           231.2
                                                                                      ------          ------          ------
Deferred
  United States.................................................................       (17.6)           (9.9)          (13.6)
  State.........................................................................        (2.3)           (1.3)
  Foreign.......................................................................       (14.4)           17.3             3.8
                                                                                     -------          ------          ------
    Total deferred..............................................................       (34.3)            6.1            (9.8)
                                                                                     -------          ------         -------
Income taxes before extraordinary item and cumulative effect of accounting
 changes........................................................................      $203.3          $239.1          $221.4
                                                                                      ======          ======          ======

  The source of pre-tax earnings follows:

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
United States...................................................................      $398.0          $450.0          $478.0
Foreign.........................................................................        23.7           130.4            64.1
                                                                                      ------          ------          ------
Pre-tax earnings before extraordinary item and cumulative effect of accounting
 changes........................................................................      $421.7          $580.4          $542.1
                                                                                      ======          ======          ======


                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)


  A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                           1994                        1993                       1992
                                                    ------------------         -------------------         ------------------
Computed tax at federal statutory rate...........   $147.6       35.0%         $201.7        34.7%         $184.3       34.0%
State income taxes, net of federal tax benefit...     10.4        2.5            13.2         2.3            12.7        2.3
Foreign tax in excess of domestic rate...........     28.8        6.8             9.6         1.7            23.9        4.4
Taxes on repatriation of foreign earnings........     20.5        4.9            22.4         3.9             6.0        1.1
Other, net.......................................     (4.0)      (1.0)           (7.8)       (1.4)           (5.5)      (1.0)
                                                    ------       ----          ------        ----          ------       ----
                                                    $203.3       48.2%         $239.1        41.2%         $221.4       40.8%
                                                    ======       ====          ======        ====          ======       ====

  The tax benefit related to the extraordinary loss on early retirement of debt was $6.1 in 1994, $7.6 in 1993 and $4.7 in 1992.

  Effective October 1, 1992, the Company adopted FAS 109 which required the Company to change its method of accounting for income taxes from the deferred method to the liability method. FAS 109 was adopted on a prospective basis and amounts presented for prior years were not restated. The cumulative effect of the adoption as of October 1, 1992 was a $35.0 decrease in prior years' net earnings. The effect of the adoption on the 1993 income tax provision was an increase of $6.0.


  The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 30, 1994 and 1993 are as follows:

                                                                                                       1994            1993
                                                                                                       ----            ----
Deferred Tax Liabilities:
  Depreciation and property differences..........................................................    $ 267.5         $ 308.9
  Pension plans..................................................................................       53.1            49.5
  Other..........................................................................................       41.4            65.2
                                                                                                     -------         -------
    Gross deferred tax liabilities...............................................................      362.0           423.6
                                                                                                     -------         -------
Deferred Tax (Assets):
  Postretirement benefits other than pensions....................................................     (170.8)         (164.8)
  Accrued liabilities............................................................................      (87.8)          (69.0)
  Tax loss carryforwards and tax credits.........................................................      (62.3)          (44.8)
  Self-insurance reserves........................................................................      (48.1)          (50.6)
  Intangible assets..............................................................................      (25.8)          (20.5)
  Other..........................................................................................      (32.0)          (46.6)
                                                                                                     -------         -------
    Gross deferred tax (assets)..................................................................     (426.8)         (396.3)
                                                                                                     -------         -------
  Valuation Allowance............................................................................       65.6            44.6
                                                                                                     -------         -------
  Net deferred tax liabilities...................................................................    $    .8         $  71.9
                                                                                                     =======     ===========


  Total net deferred tax liabilities shown above include current and noncurrent elements.

  Tax loss carryforwards and tax credits totaling $1.2 expired in 1994. Future expiration of tax loss carryforwards, if not utilized, are as follows: 1995, $4.0; 1996, $7.6; 1997, $18.2; 1998, $11.4; thereafter or no expiration, $18.9. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance increased in 1994 by $21.0.

  At September 30, 1994, $147.0 of foreign subsidiary net earnings was considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

Incentive Compensation

  The Company's 1988 Incentive Stock Plan (1988 Plan), adopted in January 1988 and amended by shareholders in July 1993, replaces the 1982 Incentive Stock Plan (1982 Plan). No additional awards may be granted under the 1982 Plan, which otherwise will continue in existence until granted awards are exercised or terminated.

  The 1988 Plan, as amended, provides that eligible employees may receive stock option awards and other stock awards payable in whole or part by the issuance of RPG Stock or CBG Stock. Stock option awards are issued at an option price at least equal to the fair market value of the appropriate stock at the date of grant. Since option prices are equal to market value, no charge is made against earnings. Proceeds from the exercise of RPG Stock or CBG Stock options are credited to the appropriate group equity account.

  As a result of the distribution of the common stock of Ralcorp Holdings, Inc. to all holders of RPG Stock on March 31, 1994, each outstanding option to acquire shares of RPG Stock was adjusted pursuant to existing antidilution provisions. Both the number of options and the exercise price were adjusted based upon the ratio of the average trading prices of the RPG Stock prior to and following the distribution. Each outstanding restricted RPG Stock award received the Ralcorp Stock distribution as a restricted dividend which will vest in accordance with the terms of the original restricted stock award, although for a limited number of restricted RPG Stock awards, the Ralcorp Stock issued in the distribution was immediately distributed without restrictions to the recipients.

  Changes in nonqualified stock options outstanding are summarized as follows:


                                                                                                                     Shares
                                                                                                                     Under
                                                                                                                     Option
                                                                                                                     ------
                  RPG Stock
                    Outstanding beginning of year ($17.968 to $50.025 per share)..............................     3,754,602
                    Exercised ($37.25 to $39.996 per share)...................................................       (73,513)
                    Cancelled.................................................................................      (328,200)
                                                                                                                   ---------
                    Outstanding March 31, 1994 ($17.968 to $50.025 per share) prior to Ralcorp spin-off.......     3,352,889
                                                                                                                   =========
                    Adjusted options at March 31, 1994 based on ratio of average trading prices ($15.296 to
                     $42.585 per share).......................................................................     3,938,675
                    Exercised ($15.296 to $33.235 per share)..................................................       (26,573)
                    Cancelled.................................................................................      (275,411)
                                                                                                                   ---------
                    Outstanding September 30, 1994 ($15.296 to $42.585 per share).............................     3,636,691
                                                                                                                   =========
                    Exercisable at September 30, 1994.........................................................       775,479
                                                                                                                   =========

                  CBG Stock
                    Outstanding beginning of year ($4.221 to $11.751 per share)...............................       750,921
                    Granted ($8.875 per share)................................................................     1,272,168
                    Exercised ($9.1710 per share).............................................................          (640)
                    Cancelled.................................................................................       (89,897)
                                                                                                                   ---------
                    Outstanding September 30, 1994 ($4.221 to $11.751 per share)..............................     1,932,552
                                                                                                                   =========
                    Exercisable at September 30, 1994.........................................................       223,633
                                                                                                                   =========


  At September 30, 1994, there were 5,763,744 and 1,983,937 shares of RPG Stock and CBG Stock, respectively, available for future awards. At September 30, 1993, there were 4,397,608 and 3,161,885 shares of RPG Stock and CBG Stock, respectively, available for future awards. In November 1993, certain employees of the CBG Group were granted CBG Stock options for 1,087,168 shares of CBG Stock in exchange for cancellation or exercise of certain RPG Stock options held by such employees prior to the new grant.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

  In addition, at September 30, 1994, there were 258,111 and 32,811 restricted shares of RPG Stock and CBG Stock outstanding, respectively. At September 30, 1993, there were 435,020 and 87,004 restricted shares of RPG Stock and CBG Stock outstanding, respectively. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. Compensation cost is recognized over this vesting period. Charges to earnings were $1.6 in 1994, $3.2 in 1993 and $9.6 in 1992.

Pension Plans

  The Company has several noncontributory defined benefit pension plans covering substantially all full-time employees in the United States, who are not participating in a multiemployer pension plan, and certain employees in other countries. The plans provide retirement benefits based on years of service and earnings. It is the Company's practice to fund pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (ERISA) and federal income tax laws. The Company also contributes to jointly administered multiemployer defined benefit pension plans covering certain of its union employees.

  Certain foreign pension arrangements, which include various retirement and termination benefit plans, some of which are required by local law or coordinated with government-sponsored plans, are not material in the aggregate and are not included in these disclosures.


  Pension cost and other retirement savings plan costs included the following components:

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Defined benefit plans
  Service cost for benefits earned during the year..............................      $31.4          $  32.3          $ 30.7
  Interest cost on projected benefit obligation.................................       64.5             62.9            57.9
  Return on plan assets.........................................................      (33.2)          (184.4)          (78.9)
  Net amortization and deferral.................................................      (68.7)            87.5           (14.3)
                                                                                      -----          -------          ------
Total defined benefit plans.....................................................       (6.0)            (1.7)           (4.6)
Multiemployer plans.............................................................       56.1             59.8            55.6
Defined contribution plans......................................................       34.3             35.4            33.5
                                                                                      -----          -------          ------
    Total.......................................................................      $84.4          $  93.5          $ 84.5
                                                                                      =====          =======          ======


  The following table presents the funded status of the Company's principal defined benefit plans and amounts recognized in the balance sheet at September 30:

                                                                                                       1994            1993
                                                                                                       ----            ----
Actuarial present value of:
  Vested benefits................................................................................   $  (632.1)      $  (639.1)
  Nonvested benefits.............................................................................       (39.9)          (46.0)
                                                                                                    ---------       ---------
  Accumulated benefit obligation.................................................................      (672.0)         (685.1)
  Effect of future salary increases..............................................................      (174.4)         (180.5)
                                                                                                    ---------       ---------
  Projected benefit obligation...................................................................      (846.4)         (865.6)
Plan assets at fair value........................................................................     1,084.0         1,154.8
                                                                                                     --------        --------
Plan assets in excess of projected benefit obligation............................................       237.6           289.2
Unrecognized net gain............................................................................      (101.4)         (162.2)
Unrecognized prior service cost..................................................................         8.9            16.7
Unrecognized net asset at transition, net of amortization........................................       (21.5)          (26.4)
                                                                                                    ---------       ---------
Prepaid pension cost included in Investments and Other Assets....................................    $  123.6        $  117.3
                                                                                                     ========        ========

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)


  The assumptions used in determining the information above which reflect weighted averages for the component plans, were as follows:

                                                                                                       1994            1993
                                                                                                       ----            ----
Discount rate....................................................................................      7.8%            7.8%
Rate of increase of future compensation levels...................................................      5.5%            5.5%
Long-term rate of return on assets...............................................................      8.9%            9.4%


  Assets of the plans consist primarily of listed common stocks and bonds, including 1,700,866 shares of RPG Stock and 340,173 shares of CBG Stock with a market value of $70.4 and $1.9, respectively, at September 30, 1994.

  Substantially all full-time administrative and non-union production employees in the United States are eligible to participate in the Company-sponsored leveraged ESOP. The Company makes a matching contribution of up to 100% of the participant's contribution based on specified limits of the participant's salary.

  The cost of the ESOP is recognized as incurred and was $31.0 for 1994, $34.3 for 1993 and $32.2 for 1992. Company contributions include $4.6 in 1994, $5.9 in 1993 and $6.1 in 1992 of additional employer contributions necessary to meet the debt service requirements of the leveraged ESOP's long-term debt as discussed in the Long-Term Debt note.

Postretirement Benefits Other Than Pensions

  Effective October 1, 1992, the Company adopted FAS 106. This standard requires that the estimated cost of postretirement benefits other than pensions be accrued over the period such benefits are earned. The Company elected to recognize the cumulative effect of this accounting change by recording a non-cash charge of $272.8 ($171.9 after income taxes) which represents the excess of the accumulated postretirement benefit obligation over those accruals recorded prior to the adoption of FAS 106 of $86.8. Annual pre-tax postretirement benefit expense was comparable in 1994 and 1993. However, in 1993 such expense increased $14.5 as a result of the adoption of FAS 106. In addition, costs associated with the deferred compensation plans were classified as interest expense prior to the adoption of FAS 106. Effective October 1, 1992, such costs are reported in the same expense category as other costs related to the covered employee. This change resulted in $16.4 less interest expense being reported in 1993 than 1992, with a corresponding increase in operating expenses.

  The Company currently provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. The cost of these benefits was expensed as incurred before adoption of FAS 106. The Company also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement. The cost of deferred compensation benefits was accrued over the life of the participant prior to adoption of FAS 106.

  The net periodic costs for postretirement benefits includes the following components for the year ended September 30:

                                                                              1994                             1993
                                                                     ----------------------          ----------------------
                                                                     Medical          Other          Medical          Other
                                                                     -------          -----          -------          -----
Service cost....................................................      $ 1.2           $ 5.3           $ 1.2           $ 9.0

Interest cost...................................................       15.0            14.8            13.9            13.4
                                                                      -----           -----           -----           -----
                                                                      $16.2           $20.1           $15.1           $22.4
                                                                      =====           =====           =====           =====

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

  The following table presents the status of the Company's postretirement benefit plans at September 30:

                                                                              1994                             1993
                                                                     ----------------------          ----------------------
                                                                     Medical          Other          Medical          Other
                                                                     -------          -----          -------          -----
Accumulated benefit obligation

  Retirees......................................................     $104.1           $114.8          $112.2          $ 97.0

  Fully eligible plan participants..............................       47.8             63.0            60.7            58.6

  Other active plan participants................................       18.1             35.7            23.7            35.4
                                                                     ------           ------          ------          ------
Accumulated benefit obligation..................................      170.0            213.5           196.6           191.0

Fair value of plan assets.......................................        5.1                              4.9
                                                                     ------           ------          ------          ------
Accumulated benefit obligation in excess of plan assets.........      164.9            213.5           191.7           191.0

Unrecognized experience gain (loss).............................        9.5             (6.7)            (.3)            1.6

Unrecognized prior service gain.................................       15.0
                                                                     ------           ------          ------           -----
Accrued postretirement benefit liability........................      189.4            206.8           191.4           192.6

Current portion.................................................        6.5              8.0             6.6             7.5
                                                                     ------           ------          ------          ------
Non-current portion.............................................     $182.9           $198.8          $184.8          $185.1
                                                                     ======           ======          ======          ======


  The assumptions used in determining the information above were as follows:
                                                                                                       1994            1993
                                                                                                       ----            ----
Discount rate....................................................................................      7.9%            7.9%

Trend rate for health care costs

  Prior to age 65-current year...................................................................       11%             12%

                 -ultimate rate (by 2000)........................................................        6%              6%

  After age 65-current year......................................................................        8%              9%

              -ultimate rate (by 1997)...........................................................        6%              6%


  If the assumed health care cost trend rate increased by 1 percentage point, the accumulated benefit obligation as of September 30, 1994 would increase by approximately $19.3 and expense would increase by $1.7 annually.

  Coincident with the adoption of the ESOP, the Company is phasing out its subsidy of medical benefits for future retirees. In addition, retiree contributions are adjusted periodically and it is expected that such adjustments will continue in the future.

Notes Payable

  Information relative to short-term debt borrowings for the three years ended September 30, 1994 follows:

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Notes Payable
  Ending balance................................................................      $454.3          $401.3          $452.6
    Weighted average interest rate..............................................           9%              9%              9%
  Outstanding during period<Fa>
    Maximum.....................................................................      $508.6          $607.0          $563.8
    Average.....................................................................       443.0           455.8           294.4
    Weighted average interest rate..............................................           9%              9%             11%
Commercial Paper
  Ending balance................................................................                                      $ 55.5
    Weighted average interest rate..............................................                                           4%
  Outstanding during period<Fa>
    Maximum.....................................................................      $ 19.0          $ 91.8          $101.2
    Average.....................................................................         2.8            20.9            37.1
    Weighted average interest rate..............................................           3%              4%              4%

- -----

<Fa> Based on month-end balances.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

  Notes payable include borrowings in highly inflationary economies. The real effective cost of local currency borrowing in these economies is expected to be substantially less due to devaluation of the applicable local currencies against the U.S. dollar.

  On September 30, 1994, total unused lines of credit were $132.5.

Long-Term Debt

  The detail of long-term debt as of September 30 follows:


                                                                                                       1994            1993
                                                                                                       ----            ----
Debentures
  9 1/2% due 2016................................................................................    $   86.4        $  143.8
  9 3/8% due 2016................................................................................        46.7           112.0
  9 1/4% due 2009................................................................................       181.0           200.0
  9.30% due 2021.................................................................................       200.0           200.0
  8 5/8% due 2022................................................................................       250.0           250.0
  8 1/8% due 2023................................................................................       175.0           175.0
Other Debt
  ESOP debt guarantee............................................................................       260.2           309.5
  Medium-term Notes, 7.75% to 10.18%.............................................................        84.5           121.0
  12 3/4% Swiss Franc Bonds due 1994<Fa>.........................................................        50.1            50.1
  11 3/4% Notes due 1995.........................................................................       123.3           132.3
  9% Notes due 1996..............................................................................       200.0           200.0
  12% Notes due 1996.............................................................................        38.8            38.8
  Capitalized lease obligations, 4% to 11 1/8%...................................................         6.0            13.0
Industrial revenue bonds, 3 1/4% to 12 3/4%......................................................        49.5            68.8
Other............................................................................................       131.2           138.6
                                                                                                     --------        --------
                                                                                                      1,882.7         2,152.9
  Less current portion...........................................................................      (288.1)          (98.4)
                                                                                                     --------        --------
                                                                                                     $1,594.6        $2,054.5
                                                                                                     ========        ========

- -----

<Fa> Represents the equivalent principal amount and approximate effective interest rate of the 5 3/8% Bonds under related currency exchange arrangements.

  Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $290.5, $58.5, $18.5 and $12.2 for the years ending September 30, 1996 through 1999, respectively. These aggregate maturities do not include the future maturities of the ESOP debt guarantee.

  To fund its purchase of the Company's preferred stock, the Trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). The ESOP loan is unconditionally guaranteed by the Company and is included in the Company's consolidated balance sheet as long-term debt, along with a corresponding unearned ESOP compensation. Both the long-term debt and the unearned ESOP compensation will be reduced as employee and employer contributions to the ESOP are used to reduce the outstanding ESOP loan. During 1994 and 1993, the ESOP incurred $24.5 and $28.4, respectively, of interest expense on the ESOP loan.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)


Fair Value of Financial Instruments

  The Company's financial instruments include cash and cash equivalents, short- and long-term debt, foreign currency hedging contracts, and interest rate swap agreements used to hedge fluctuations in interest rates. As of September 30, 1994 and 1993, the fair value of long-term debt was $1,926.3 and $2,401.2, respectively, compared to its carrying value of $1,882.7 and $2,152.9, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

  Due to the nature of cash equivalents and short-term borrowings, including current notes payable, carrying amounts on the balance sheet approximate fair value.

  The fair value of foreign currency contracts and interest rate management agreements is the amount that the Company would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as, interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts and interest rate management agreements outstanding at September 30, 1994 and 1993 were not material.

Redeemable Preferred Stock

  At September 30, 1994, the Company had 10,600,000 shares of $1 par value preferred stock authorized, of which 4,600,000 shares were authorized as Series A 6.75% Preferred Stock ("Preferred Stock"). Preferred Stock has a guaranteed minimum value of $110.83 per share and is convertible into the Company's $.10 par value RPG Stock and $.10 par value CBG Stock at the ratio of 2.255 shares of RPG Stock and .4 shares of CBG Stock for each share of Preferred Stock. The shares have a preference in liquidation and each share has one voting right. Dividends are cumulative, compounded and payable semi-annually. In accordance with financial reporting requirements of the Securities and Exchange Commission, the Preferred Stock has been classified outside of permanent equity as Redeemable Preferred Stock.

  Coincident with the spin-off of Ralcorp, the Company redeemed 334,109 shares of its Preferred Stock at the guaranteed minimum value. The shares were redeemed by the Company in connection with the cessation of participation in the Company's Savings Investment Plan by plan participants employed by Ralcorp following the spin-off. As of March 31, 1994, the terms of the Preferred Stock required adjustment of the conversion ratio to that described above with respect to RPG Stock to reflect the change in the market value of RPG Stock as a result of the Ralcorp spin-off. All other terms and provisions of the Preferred Stock remain unchanged. During the year, the Company also redeemed 28,224 shares of its Preferred Stock to meet ongoing share redemption requirements of the ESOP. Following these redemptions, 4,237,667 shares of Preferred Stock remained issued and outstanding and continued to be held by the Company's ESOP at September 30, 1994.

  Preferred Stock shares are held, on behalf of the ESOP, by the ESOP's trustee and are allocated to individual participants' accounts based on the amount of employee and employer matching contributions to the ESOP. Dividends on unallocated Preferred Stock are used to fund the debt service requirements of the ESOP. The trustee, as holder of Preferred Stock, may convert its shares into Company common stock (both RPG Stock and CBG Stock) at any time, or may require the Company to redeem the Preferred Stock shares, under certain limited circumstances, at the guaranteed minimum price, in cash or in shares of Company common stock. The Company may elect to redeem the Preferred Stock, under limited circumstances, in cash or in shares of Company common stock.

Shareholders Equity

  On July 30, 1993, the Company's shareholders approved amendments to the Company's Articles of Incorporation which created a new class of common stock-the CBG Stock-and which redesignated the Company's existing common stock as RPG Stock. The amendments also increased the number of authorized shares of the Company's common stock from 600

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

million to 720 million, of which 600 million shares are designated as RPG Stock and 120 million shares are designated as CBG Stock. The RPG Stock is intended to reflect the performance of the RPG Group while the CBG Stock is intended to reflect the performance of the CBG Group. The RPG Group is deemed to have a 45% Retained Interest in the business, assets and liabilities of the CBG Group. The remaining 55% interest in such business, assets and liabilities is represented by the outstanding shares of CBG Stock.

  Each share of RPG Stock has one voting right while each share of CBG Stock has a variable number of votes equal to the ratio of the market values of one share of CBG Stock to one share of RPG Stock over a period of time prior to any relevant record date. The approval of at least two-thirds of the outstanding shares of RPG Stock is required to approve a payment or distribution to the holders of the CBG Stock of assets, or proceeds from the disposition of assets, of the RPG Group, or to use such assets or proceeds in the CBG Group, other than pursuant to certain permitted loans. Similarly, such approval is required from the holders of CBG Stock for payments or distributions to the holders of RPG Stock of assets, or proceeds from the disposition of assets, of the CBG Group, or the use of such assets or proceeds in the RPG Group, other than pursuant to certain permitted loans.

  Dividends on both the RPG Stock and the CBG Stock may be paid at the discretion of the Board of Directors of the Company out of legally available funds and subject to the payment of dividends on the Preferred Stock. In addition, dividends on the CBG Stock cannot exceed the Available CBG Dividend Amount, an amount which is intended to be similar to the amount which would be legally available for dividends if the CBG Group were an independent corporation (excluding the effect of adopting FAS 106 and FAS 109). The Available CBG Dividend Amount at September 30, 1994 was at least $84.0.

  Upon liquidation of the Company, holders of both classes of common stock will share any funds remaining for distribution based upon the relative market capitalizations of each class.

  The Company may exchange the RPG Stock for all of the shares of a wholly owned subsidiary to which all of the assets and liabilities of the RPG Group may be transferred. The Company may also exchange the CBG Stock for a percentage of the shares of a wholly owned subsidiary to which all of the assets and liabilities of the CBG Group may be transferred, such percentage being equal to the proportionate interest of the holders of outstanding CBG Stock in the business, assets and liabilities of the CBG Group. In addition, the Company may also at any time exchange the outstanding CBG Stock for a number of shares of RPG Stock equal to 115% of the ratio of the average market values of one share of CBG Stock to one share of RPG Stock. Upon the sale of all or substantially all of the properties and assets of the CBG Group, the Company must either distribute to holders of CBG Stock an amount equal to their proportionate interest in the net proceeds of such sale, or exchange each share of CBG Stock for a number of shares of RPG Stock equal to 110% of the ratio of the average market values of one share of CBG Stock to one share of RPG Stock.

  On January 17, 1986, the Board of Directors declared a dividend distribution of one share purchase right ("Right") for each outstanding share of the Company's common stock. The terms of the Rights were subsequently amended on May 26, 1989 and, in connection with the creation of CBG Stock and redesignation of RPG Stock, were amended again as of July 30, 1993. The latest amendments authorized the creation of CBG Stock share purchase rights ("CBG Rights") and the redesignation of the existing Rights as RPG Stock share purchase rights ("RPG Rights"). Additional amendments to the terms as of that date were effected to reflect the variable voting provisions of the CBG Stock. On July 30, 1993, the Board also declared a dividend distribution of one CBG Right for each outstanding share of CBG Stock.

  Each RPG Right entitles a shareholder of RPG Stock to purchase an additional share of RPG Stock at an exercise price of $63.46 per share (a new exercise price reflecting the spin-off of Ralcorp Holdings, Inc.), and each CBG Right entitles a shareholder of CBG Stock to purchase an additional share of CBG Stock at an exercise price of $16.46 per share, both of which prices are subject to antidilution adjustments. Both RPG Rights and CBG Rights, however, only become exercisable at the time a person or group acquires, or commences a public tender offer for, shares of the Company's common stock representing 20% or more of the total votes of the then outstanding common stock. If an acquiring person or group acquires shares representing 20% or more of the total votes of the common stock, the exercise prices will be further adjusted so that a holder of a RPG Right or a CBG Right, as the case may be, (other than the acquiring person or group) may purchase a share of RPG Stock or CBG Stock, respectively, at one-third of its then market price. In the event that the Company merges

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

with, or transfers 50% or more of its assets or earnings power to, any person or group after the RPG Rights and CBG Rights become exercisable, holders of such Rights may purchase, at the exercise price, common stock of the acquiring entity having a value equal to twice the exercise price. The RPG Rights can be redeemed by the Board of Directors at $.05 per Right, and the CBG Rights can be redeemed at $.01 per Right, only up to the date a person or group acquires shares representing 20% or more of the total votes of the common stock. Also, following the acquisition by a person or group of beneficial ownership of shares representing at least 20% but less than 50% of the total votes of the Company's common stock, the Board may exchange each RPG Right for one share of RPG Stock and each CBG Right for a share of CBG Stock. Both RPG Rights and CBG Rights expire on January 27, 1996. At September 30, 1994, 124,188,219 shares of RPG Stock and 26,241,115 shares of CBG Stock have been reserved for issuance upon exercise of the RPG Rights and CBG Rights, respectively.

  At September 30, 1994, there were 9,556,000 shares of RPG Stock and 1,696,000 shares of CBG Stock reserved for conversion of Redeemable Preferred Stock, 22,868 shares of RPG Stock and 4,045 shares of CBG Stock reserved for conversion of the 5 3/4% subordinated debentures and 10,544,622 shares of RPG Stock and 3,953,300 shares of CBG Stock reserved under various employee incentive compensation and benefit plans.

Grantor Trust

  On September 15, 1994, the Company established the Ralston Purina Company Grantor Trust (the Trust) to provide a source of funds to assist the Company in meeting its obligations under various employee benefit plans and programs. The Trust supports existing, previously approved employee benefit plans and does not change those plans or the amounts of stock expected to be issued for those plans. Basic benefits under such plans have not changed, however, payment of such benefits would be accelerated if minimum funding requirements of the Trust are not met.

  Among the assets used to initially fund the Trust were 4,033,347 shares of RPG Stock having a fair market value on the date of transfer of $169.4. The RPG Stock transferred to the Trust was issued out of treasury.

  For financial reporting purposes, the Trust is consolidated with the Company. The fair market value of the shares held by the Trust is shown as a reduction to shareholders equity in the Company's consolidated balance sheet. Any dividend transactions between the Company and the Trust are eliminated, and the difference between the fair value of the shares on the date of contribution to the Trust and the fair value of the shares at September 30, 1994 is included in consolidated additional paid-in capital. RPG Stock held in the Trust is not considered outstanding in the computation of earnings per share. At September 30, 1994, 4,033,347 shares of RPG Stock at a fair market value of $166.9 were held by the Trust.

  The Trustee is responsible for voting the shares of RPG Stock held in the Trust.

Commitments and Contingencies

 Legal and Environmental Matters

  The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

  On September 27, 1994, the Company's wholly-owned subsidiary, Continental Baking Company, was served with a subpoena by the Dallas, Texas office of the Antitrust Division of the U.S. Department of Justice requiring it to produce records to a Federal Grand Jury. The subpoena seeks information regarding the sale of bread and bread products (including snack cakes), principally in the State of Texas, during the period from January 1, 1986 to present.

  On January 4, 1993, the Company was served with the first of nine substantively identical actions currently pending in the United States District Court for the District of New Jersey. The suits have been consolidated and styled In Re Baby Food Antitrust Litigation, No. 92-5495 (NHP). The consolidated proceeding is a certified class action by and on behalf of all direct purchasers of baby foods (other than the defendants and governmental entities), alleging that the Beech-Nut baby food business (owned by the Company from November, 1989 until April, 1994, and now owned by Ralcorp Holdings, Inc.)

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

and its predecessor Nestle Holdings, Inc., together with Gerber Products Company and H.J. Heinz Company, conspired to fix, maintain and stabilize the prices of baby foods during the period January 1, 1975 to August 31,1992. The suit seeks treble damages.

  On January 19 and 21, 1993, the Company was served with two class actions on behalf of indirect purchasers (consumers) of baby food in California, which contain substantially identical charges. These actions have been consolidated in the Superior Court for the County of San Francisco and styled Bruce, et al. v. Gerber Products Company, et al., No. 94-8857. On January 19, 1993, Ralston was served with a similar action filed in Alabama state court on behalf of indirect purchasers of baby food in Alabama, styled Johnson, et al. v. Gerber Products Company, et al., No. 93-L-0333-NE. The California and Alabama state actions allege violations of state antitrust laws, seek treble damages and are substantively identical to each other. Similar state actions may be filed in states having laws permitting suits by indirect purchasers. The Company and Ralcorp Holdings, Inc. have agreed that all liability and expenses related to the above antitrust matters will be shared equally, except that the Company will be solely responsible for any settlement or judgment exceeding a certain set amount.

  On January 6, 1993, the Company was served with an action entitled Sunshine Mills, Inc. v. Ralston Purina Co., CV-93-P-0024-W, which is currently pending in the United States District Court for the Northern District of Alabama. The suit charged the Company with attempted monopolization, conspiracy in restraint of trade and unlawful price discrimination, together with false advertising and tortious interference with business relations, in connection with its marketing activities in pet foods. The Company has filed counterclaims challenging certain labeling and advertising activities of Sunshine. Both parties moved for summary judgment on the other's case, and on October 31, 1994, the trial court granted summary judgment for the Company with respect to Sunshine's claims of attempted monopolization, conspiracy in restraint of trade, unlawful price discrimination, and tortious interference with business relations to the extent that such claim was predicated on the same Company activities claimed to violate federal antitrust law.

  On April 26, 1993, the Company also received two letters of inquiry from the Federal Trade Commission seeking information related to the allegations in the Sunshine lawsuit. One of these inquiries has been closed with no further action against the Company.

  The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including air and water quality, underground fuel storage tanks, and waste handling and disposal. The Company has approximately 300 underground fuel storage tanks at various locations throughout the United States which are subject to federal and state laws and regulations establishing minimum standards for such tanks and, where necessary, remediation of associated contamination. The Company is presently in the process of testing and evaluating, and, if necessary, removing, replacing or upgrading such tanks in order to comply with such laws. In addition, the Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to approximately 19 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

  In the opinion of management, based on the information presently known, the ultimate liability for all such matters, together with the liability for all other pending legal proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals of $18.2 for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

 Other Contingencies

  The Company had outstanding, at September 30, 1994, interest rate swap agreements effectively converting Belgium franc, French franc, Hong Kong dollar, Australian dollar and Swiss franc variable rate debt having an equivalent U.S. dollar value of $126.0 into fixed rate debt. These agreements mature in fiscal 1995 and 1996 and result in a weighted average fixed interest rate of 9.1%.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

  The following represents open foreign exchange forward and option contracts at September 30, 1994:

Forward Contracts:

  Australia...................................................$  2.3
  Belgium..................................................... 126.8<Fa>
  Canada......................................................  17.7
  Italy.......................................................    .8
  Japan.......................................................  13.6
  Mexico......................................................  25.0
  New Zealand.................................................   5.8
  Philippines.................................................   1.3
  Singapore...................................................   9.8
  Switzerland.................................................   3.0

Option Contracts to Purchase:

  France......................................................$ 21.0
  Switzerland.................................................  22.0
  U.K.........................................................   9.0

- -----
<Fa> The Company has a Belgian Coordination Center which functions as an intragroup bank. The exposures and hedges in Belgium result primarily from funding in various European currencies as well as U.S. dollars.

  Foreign exchange contracts are generally for one year or less. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times.

  The counterparties to interest rate swap agreements and foreign currency contracts consist of a number of major international financial institutions and are generally institutions with which the Company maintains lines of credit. The Company does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. The Company continually monitors its positions and the credit ratings of its counterparties both internally and by using outside rating agencies. The Company has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the Company to potential credit losses, such losses are not anticipated due to the control features mentioned.

  At September 30, 1994, the Company had third party guarantees outstanding in the aggregate amount of approximately $45.4. These guarantees relate to financial arrangements with customers, suppliers and other business relationships. In addition, the Company had various commitments outstanding at September 30, 1994, involving primarily purchase obligations, whereby the Company was committed to expenditures of $10.5 in fiscal 1995.

  At September 30, 1994, the Company's primary concentration of credit risk related to approximately $27.9 of trade accounts receivable due from several highly leveraged customers. Consideration was given to the financial position of these customers when determining the appropriate allowance for doubtful accounts.

 Lease Commitments

  Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1994 were: 1995-$21.6, 1996-$17.6, 1997-$13.8, 1998-$8.7, 1999-$6.8, thereafter-$34.1.

  Total rental expense for all operating leases was $72.4 in 1994, $69.8 in 1993 and $70.1 in 1992.

Subsequent Event

  The Company signed a letter of intent on November 15, 1994 to sell its international agribusiness operations to PM Holdings Corporation, the parent company of Purina Mills, Inc. The transaction is subject to approval by the Board of Directors of both companies, necessary government approvals and the completion of a definitive sales agreement.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)

Other Income and Expense

  Other (income)/expense, net consists of the following:


                                                                                             Year Ended September 30,
                                                                                       ------------------------------------
                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Translation and exchange loss...................................................      $22.0           $ 26.6          $ 18.6
Investment income...............................................................      (15.4)           (12.4)          (15.6)
Miscellaneous (income)/expense..................................................       13.0             (7.8)          (12.4)
                                                                                      -----           ------          ------
                                                                                      $19.6           $  6.4          $ (9.4)
                                                                                      =====           ======          ======


Supplemental Earnings Statement Information

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Maintenance and repairs.........................................................      $216.6          $211.0          $206.5
Research and development........................................................        74.9            72.3            77.4

Supplemental Balance Sheet Information

                                                                                                       1994            1993
                                                                                                       ----            ----
Receivables (current)-
  Trade..........................................................................................    $  761.9        $  712.1
  Notes and other................................................................................        96.4            82.3
  Allowance for doubtful accounts................................................................       (29.2)          (31.2)
                                                                                                     --------        --------
                                                                                                     $  829.1        $  763.2
                                                                                                     ========        ========
Inventories-
  Raw materials and supplies.....................................................................    $  216.0        $  232.6
  Work in process................................................................................       101.5            93.7
  Finished products..............................................................................       412.4           477.4
                                                                                                     --------        --------
                                                                                                     $  729.9        $  803.7
                                                                                                     ========        ========
Other Current Assets-
  Prepaid expenses...............................................................................    $  102.5        $   93.6
  Deferred income tax benefits...................................................................        71.7            77.6
                                                                                                     --------        --------
                                                                                                     $  174.2        $  171.2
                                                                                                     ========        ========
Investments and Other Assets-
  Goodwill (net of accumulated amortization: 1994-$68.2 and 1993-$53.3)..........................      $365.9          $406.0
  Other intangible  assets  (net  of  accumulated amortization:  1994-$255.3  and  1993-$227.6).        194.5           229.7
  Investments in affiliated companies............................................................        13.9            12.7
  Deferred charges and other assets..............................................................       291.4           295.9
                                                                                                     --------        --------
                                                                                                     $  865.7        $  944.3
                                                                                                     ========        ========
Accounts Payable and Accrued Liabilities-
  Trade accounts payable.........................................................................    $  454.5        $  497.3
  Incentive compensation, salaries and vacations.................................................       124.8           116.3
  Accrued interest...............................................................................        55.2            60.6
  Restructuring reserves.........................................................................       126.3            65.1
  Other items....................................................................................       223.5           302.4
                                                                                                     --------        --------
                                                                                                     $  984.3        $1,041.7
                                                                                                     ========        ========
Other Liabilities-
  Self-insurance reserves........................................................................    $  116.5        $  118.3
  Postretirement medical benefits................................................................       182.9           184.8
  Other postretirement benefits..................................................................       198.8           185.1
  Minority interests.............................................................................        14.1            14.6
  Other..........................................................................................        80.3            87.7
                                                                                                     --------        --------
                                                                                                     $  592.6        $  590.5
                                                                                                     ========        ========

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              (Dollars in millions except per share data)


Supplemental Cash Flow Statement Information

                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Interest paid...................................................................      $217.2          $230.8          $224.4
Income taxes paid...............................................................       236.8           242.6           220.4

Analysis of Balance Sheet Changes


                                                                                       1994            1993            1992
                                                                                       ----            ----            ----
Allowance for Doubtful Accounts-
  Balance, beginning of year....................................................     $   31.2        $   26.2        $   19.5
  Provision charged to expense..................................................          5.8            15.5            15.1
  Writeoffs, less recoveries....................................................         (7.8)          (10.5)           (8.4)
                                                                                     --------        --------        --------
Balance, end of year............................................................     $   29.2        $   31.2        $   26.2
                                                                                     ========        ========        ========
Property at Cost-
  Balance, beginning of year....................................................     $3,941.8        $3,765.0        $3,442.5
  Additions.....................................................................        332.1           320.8           325.4
  Acquisitions..................................................................         24.6            60.7            50.2
  Disposals.....................................................................       (147.2)         (108.2)         (103.2)
  Ralcorp spin-off..............................................................       (645.3)
  Foreign translation...........................................................         21.8           (96.5)           50.1
                                                                                     --------        --------        --------
Balance, end of year............................................................     $3,527.8        $3,941.8        $3,765.0
                                                                                     ========        ========        ========
Accumulated Depreciation-
  Balance, beginning of year....................................................     $1,610.2        $1,458.6        $1,258.8
  Depreciation provision........................................................        264.7           263.5           254.7
  Disposals.....................................................................       (107.0)          (75.5)          (75.3)
  Ralcorp spin-off..............................................................       (188.5)
  Foreign translation...........................................................          8.1           (36.4)           20.4
  Property writedowns associated with restructurings............................         42.9
                                                                                     --------        --------        --------
Balance, end of year............................................................     $1,630.4        $1,610.2        $1,458.6
                                                                                     ========        ========        ========

                RALSTON PURINA COMPANY AND SUBSIDIARIES

                    QUARTERLY FINANCIAL INFORMATION

                              (Unaudited)

              (Dollars in millions except per share data)


Fiscal 1994                                                           First           Second         Third<Fa>      Fourth<Fa>
- -----------                                                           -----           ------         ---------      ----------
Net sales.......................................................    $2,199.3         $1,997.7      $1,724.1        $1,784.2
Gross profit....................................................     1,025.7            892.4         751.3           753.4
Earnings (loss) before extraordinary item.......................       133.7             72.4          44.8 <Fb>      (32.5)<Fc>
Net earnings (loss).............................................       133.7             62.9          44.8 <Fb>      (32.5)<Fc>
Earnings (loss) per common share-RPG Stock
  Primary
    Earnings (loss) before extraordinary item...................        1.27              .68           .46            (.31)<Fc>
    Net earnings (loss).........................................        1.27              .60           .46            (.31)<Fc>
  Fully diluted
    Earnings (loss) before extraordinary item...................        1.18              .65           .45            (.31)<Fc>
    Net earnings (loss).........................................        1.18              .58           .45            (.31)<Fc>
Loss per common share-CBG Stock
  Primary
    Loss before extraordinary item..............................        (.01)            (.10)         (.32)<Fb>       (.31)
    Net loss....................................................        (.01)            (.14)         (.32)<Fb>       (.31)
  Fully diluted
    Loss before extraordinary item..............................        (.01)            (.10)         (.32)<Fb>       (.31)
    Net loss....................................................        (.01)            (.14)         (.32)<Fb>       (.31)
Dividends paid per share:
  RPG Stock.....................................................         .30              .30           .30             .30
  CBG Stock.....................................................         .08               -             -               -
Market price range of RPG Stock.................................          42 3/4-          46 3/8-       39 1/2-         42 1/4-
                                                                          38 1/4           38 1/4        33 1/2          34 3/8
Market price range of CBG Stock.................................          10-               9 5/8-        6 7/8-          6-
                                                                           7 1/2            6 3/8         4 1/2           4

- -----

<Fa> Excludes results of operations of Ralcorp after spin-off on March
     31, 1994.

<Fb> Earnings for the third quarter of 1994 were reduced by $9.6 or $.26 per primary share of CBG Stock due to provisions for restructuring expenses.

<Fc> Earnings for the fourth quarter of 1994 were reduced by $72.8 or
     $.73 per primary share of RPG Stock due to provisions for restructuring expenses.

                RALSTON PURINA COMPANY AND SUBSIDIARIES

              QUARTERLY FINANCIAL INFORMATION (Continued)

                              (Unaudited)

              (Dollars in millions except per share data)


Fiscal 1993                                                           First           Second          Third          Fourth
- -----------                                                           -----           ------          -----          ------
Net sales.......................................................    $2,177.5         $1,913.4        $1,874.4       $1,936.9
Gross profit....................................................     1,010.7            870.0           850.1          849.4
Earnings before extraordinary item and cumulative effect of
 accounting changes.............................................       132.3             82.6            62.3           64.1
Earnings before cumulative effect of accounting changes.........       125.5             82.6            62.3           59.1
Net earnings (loss).............................................       (81.4)            82.6            62.3           59.1
Earnings per common share-
  Primary
    Earnings before extraordinary item and cumulative effect of
     accounting changes.........................................        1.22              .75             .55            .13<Fa>
    Earnings before cumulative effect of accounting changes.....        1.17              .75             .55            .13<Fa>
    Net earnings (loss).........................................        (.84)             .75             .55            .13<Fa>
  Fully diluted
    Earnings before extraordinary item and cumulative effect of
     accounting changes.........................................        1.13              .70             .53            .13<Fa>
    Earnings before cumulative effect of accounting changes.....        1.07              .70             .53            .13<Fa>
    Net earnings (loss).........................................        (.73)             .70             .53            .13<Fa>
Earnings per common share-RPG Stock
  Primary
    Earnings before extraordinary item..........................                                                         .40<Fb>
    Net earnings................................................                                                         .36<Fb>
  Fully diluted
    Earnings before extraordinary item..........................                                                         .38<Fb>
    Net earnings................................................                                                         .34<Fb>
Earnings per common share-CBG Stock
  Primary
    Earnings before extraordinary item..........................                                                         .21<Fb>
    Net earnings................................................                                                         .19<Fb>
  Fully diluted
    Earnings before extraordinary item..........................                                                         .18<Fb>
    Net earnings................................................                                                         .16<Fb>
Dividends paid per share:
  Ralston Purina common stock...................................         .30             .316            .316
  RPG Stock.....................................................                                                         .30
  CBG Stock.....................................................                                                         .08
Market price range of Ralston Purina common stock...............          49 1/2-          52 1/8-         51-            46 7/8-
                                                                          40 7/8           44 5/8          43 3/4         37 7/8<Fa>
Market price range of RPG Stock.................................                                                          40 3/4-
                                                                                                                          33 1/2<Fb>
Market price range of CBG Stock.................................                                                          10 5/8-
                                                                                                                           8 1/2<Fb>

- -----

<Fa> Represents consolidated earnings per share and stock price range through July 30, 1993.

<Fb> Represents actual earnings per share and stock price ranges on the redesignated RPG Stock and newly issued CBG Stock for the period after July 30, 1993 through September 30, 1993.

                                    113