Form 10-K, Exhibit 13
period 1995-09-30
RALSTON PURINA CO
filed 1995-12-20
CIK 81870

EXHIBIT 13


                    RALSTON PURINA COMPANY AND SUBSIDIARIES
                         INDEX TO FINANCIAL INFORMATION


Five Year Summary.................................................12
Financial Review..................................................15
Business Segment Information......................................22
Responsibility for Financial Statements...........................25
Report of Independent Accountants.................................25
Consolidated Statement of Earnings................................26
Consolidated Balance Sheet........................................28
Consolidated Statement of Cash Flows..............................29
Consolidated Statement of Shareholders Equity.....................30
Notes of Financial Statements.....................................32
Quarterly Financial Information...................................47

                                                                                                                          EXHIBIT 13
                                                       RALSTON PURINA COMPANY
                                            COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                                                 ASSUMING ONE CLASS OF COMMON STOCK
                                                (in millions except per share data)

                                                                                             Year Ended
                                                                                            September 30,
                                                                                       1995              1994


PRO FORMA EARNINGS PER COMMON SHARE

Earnings before extraordinary item                                                   $300.1             $218.4
Dividend on Series A ESOP convertible
  preferred stock, net of tax                                                         (18.8)             (20.2)
                                                                                 ----------         ---------
                                                                                      281.31              98.2
Extraordinary item                                                                     (3.7)              (9.5)
                                                                                 ----------         ---------
Net earnings                                                                         $277.6             $188.7
                                                                                 ==========         =========

Weighted average shares - primary
  earnings per share calculation                                                      101.9 *            102.4*
                                                                                 ==========         =========


Earnings per common share outstanding
  Earnings before extraordinary item                                                   $2.76              $1.93
  Extraordinary item                                                                   (0.04)             (0.09)
                                                                                 ----------         ---------
  Net earnings                                                                         $2.72              $1.84
                                                                                 ==========         =========

PRO FORMA EARNINGS PER SHARE ASSUMING FULL DILUTION

Earnings before extraordinary item                                                   $300.1             $218.4
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                                                      (6.1)              (6.9)
                                                                                 ----------         --------
                                                                                      294.02              11.5
Extraordinary item                                                                     (3.7)              (9.5)
                                                                                 ----------         --------
Net earnings for fully diluted
  earnings per share calculation                                                     $290.3             $202.0
                                                                                 =========          ========



Weighted average number of common shares outstanding                                  101.9 *            102.4 *
Convertible preferred stock                                                             7.2                9.7
Dilutive effect of stock options                                                        1.3                0.2
Shares issuable on conversion of debentures                                                                0.1
Dilutive effect of deferred compensation awards                                         0.2                0.1
                                                                                 ----------         ---------
Weighted average shares - fully diluted
  earnings per share calculation                                                      110.61             112.5

Earnings per share assuming full dilution
  Earnings before extraordinary item                                                   $2.66              $1.88
  Extraordinary item                                                                   (0.03)             (0.08)
                                                                                 ----------         ---------
Net earnings                                                                           $2.63              $1.80
                                                                                 ==========         =========

*Excludes 4,135,000 and 4,033,000 shares held in Grantor Trust at September 30, 1995 and 1994, respectively.

                                                                                                                          EXHIBIT 13
                                                       RALSTON PURINA COMPANY
                                                 COMPUTATION OF EARNINGS PER SHARE
                                                (in millions except per share data)
                                                                                             Year Ended
                                                                                            September 30,
                                                                                       1995              1994
EARNINGS PER COMMON SHARE OUTSTANDING

Earnings before extraordinary item                                                   $308.1             $231.1
Dividend on Series A ESOP convertible
  preferred stock, net of tax                   (17.6)    (18.4)
                                              ---------  ---------
                                                290.5     212.7
Extraordinary item                               (3.7)     (7.9)
                                              ---------  ---------
Net earnings                                   $286.8    $204.8
                                              =========  =========

Weighted average shares - primary
  earnings per share calculation                100.7 **  100.5 **
                                              ====================

Earnings per common share outstanding
  Earnings before extraordinary item             $2.89     $2.12
  Extraordinary item                             (0.04)    (0.08)
                                              --------------------
  Net earnings                                   $2.85     $2.04
                                              ====================

EARNINGS PER SHARE ASSUMING FULL DILUTION *

Earnings before extraordinary item             $308.1    $231.1
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                (5.2)     (5.0)
                                              ---------  ---------
                                                302.9     226.1
Extraordinary item                               (3.7)     (7.9)
                                              ---------  ---------

Net earnings for fully diluted
  earnings per share calculation               $299.2    $218.2
                                              =========  =========

Weighted average number of common shares outstanding      100.7 **         100.5 **
Convertible preferred stock                       7.2       9.6
Dilutive effect of stock options                  1.3       0.2
Shares issuable on conversion of debentures                 0.1
Dilutive effect of deferred compensation awards          0.2     0.1
                                              ---------- ---------
Weighted average shares - fully diluted
  earnings per share calculation                109.4     110.5
                                              ========== =========

Earnings per share assuming full dilution
  Earnings before extraordinary item             $2.77     $2.05
  Extraordinary item                             (0.03)    (0.07)
                                              --------------------

  Net earnings                                   $2.74     $1.98
                                              ====================


*Based on RPG Group earnings through May 15, 1995 and consolidated Ralston  earnings thereafter

**Excludes 4,135,000 and 4,033,000 shares held in Grantor Trust at September 30, 1995 and 1994, respectively.

                                                                                                                          EXHIBIT 13
                                                      CONTINENTAL BAKING GROUP
                                                 COMPUTATION OF EARNINGS PER SHARE
                                                (in millions except per share data)

                                                                          34 Weeks              52 Weeks
                                                                          Ended May 15,         Sept. 24,
                                                                            1995                1994

LOSS PER COMMON SHARE
Loss before extraordinary item            ($15.5)      ($25.8)
Dividend on Series A ESOP convertible
  preferred stock, net of tax               (1.2)       (1.8)
                                          --------     --------
                                           (16.7)      (27.6)
                                          ========     ========
Extraordinary item(1.6)
                                          --------     --------
Net loss                                  ($16.7)      ($29.2)
                                          ========     ========

Weighted average number of shares outstanding          20.6      20.5
Shares issuable with respect to RPG Group's
  retained interest in the CBG Group        16.7        16.8
                                          --------     --------

Weighted average shares - primary
  earnings per share calculation            37.3        37.3
                                          ========     ========

Loss per common share outstanding
  Loss before extraordinary item           ($0.45)     ($0.74)
  Extraordinary item                                    (0.04)
                                          --------     ---------
  Net loss                                 ($0.45)     ($0.78)
                                          ========     =========

LOSS PER SHARE ASSUMING FULL DILUTION

Loss before extraordinary item            ($15.5)      ($25.8)
Adjustments to net loss to reflect assumed
  ESOP preferred stock conversion           (1.8)       (3.1)
                                          --------     --------
                                           (17.3)      (28.9)
Extraordinary item                                      (1.6)
                                          --------     --------

Net loss for fully diluted
  earnings per share calculation          ($17.3)      ($30.5)
                                          ========     ========
Weighted average number of common           20.6        20.5
shares outstanding
Shares issuable with respect to RPG Group's
  retained interest in the CBG Group        16.7        16.8
Convertible preferred stock                  1.7         1.7
Dilutive effect of deferred compensation awards          0.1
                                          --------     -------

Weighted average shares - fully diluted
  earnings per share calculation            39.1        39.0
                                          ========     ========

Loss per share assuming full dilution
  Loss before extraordinary item           ($0.44)     ($0.74)
  Extraordinary item                                    (0.04)
                                          ---------    ---------

  Net loss                                 ($0.44)*    ($0.78)
                                          =========    =========

*  Due to anti-dilution as computed above for the 34 weeks ended May 15, 1995, fully diluted earnings per share as reported on the statement of earnings is revised to exclude anti-dilutive securities from the computation.