Form 10-K, Exhibit 13
period 1996-09-30
RALSTON PURINA CO
filed 1996-12-16
CIK 81870

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                          FIVE YEAR FINANCIAL SUMMARY

(In millions except per share and percentage data)

                                                                                   FOR THE YEAR ENDED SEPTEMBER 30,
                                                                       --------------------------------------------------------
STATEMENT OF EARNINGS DATA                                             1996       1995<Fd>     1994<Fg>       1993         1992
                                                                       ----       --------     --------       ----         ----
Net Sales.........................................................   $6,114.3     $7,171.6     $7,676.6     $7,874.8     $7,725.9
Depreciation and Amortization.....................................      237.1        289.5        309.4        309.7        292.4
Earnings before Interest Expense, Income Taxes, Equity Earnings,
  Extraordinary Item and Cumulative Effect of Accounting
  Changes.........................................................      752.6        714.0        642.1        818.5        785.0
    As a Percent of Sales.........................................       12.3%        10.0%         8.4%        10.4%        10.2%
Earnings before Income Taxes, Equity Earnings,
  Extraordinary Item and Cumulative Effect of
  Accounting Changes..............................................   $  562.3     $  514.2     $  421.7     $  580.4     $  542.1
Income Taxes......................................................      212.2        215.0        203.3        239.1        221.4
Earnings before Extraordinary Item and Cumulative Effect of
  Accounting Changes<Fa>..........................................      361.7        300.1        218.4        341.3        320.7
    As a Percent of Sales.........................................        5.9%         4.2%         2.8%         4.3%         4.2%
Net Earnings<Fb>..................................................   $  359.6     $  296.4<Fe> $  208.9     $  122.6     $  313.2
Earnings Available to Common Shareholders.........................      345.5        277.6        188.7        101.6        292.2

                                                                                            SEPTEMBER 30,
                                                                       --------------------------------------------------------
BALANCE SHEET DATA                                                     1996       1995<Fd>     1994<Fg>       1993         1992
                                                                       ----       --------     --------       ----         ----
Working Capital...................................................   $  (22.1)    $   21.8     $   61.7     $  188.7     $   35.0
Property at Cost, Net.............................................    1,455.9      1,350.9      1,897.4      2,331.6      2,306.4
    Additions (during the year)...................................      314.1        284.6        332.1        320.8        325.4
    Depreciation (during the year)................................      181.3        238.5        264.7        263.5        254.7
Total Assets......................................................    4,785.1      4,567.2      4,622.3      5,071.9      5,150.5
Long-Term Debt....................................................    1,437.0      1,602.1      1,594.6      2,054.5      2,111.3
Redeemable Preferred Stock........................................      323.5        348.7<Ff>    469.7        509.8        509.8
Shareholders Equity...............................................      689.0        494.2        355.6        469.8        655.2
Common Shares Outstanding:
    RAL Stock<Fc>.................................................      101.7        101.7        100.0        101.8
    CBG Stock.....................................................                                 20.6         20.7
    Ralston Purina Company Common Stock...........................                                                          103.7

---------

<Fa>     Before extraordinary charges for early retirement of debt of $2.1 for 1996, $3.7 for 1995, $9.5 for 1994, $11.8 for 1993
         and $7.5 for 1992. Also, before charges for the cumulative effect of accounting changes of $206.9 in 1993.

<Fb>     After-tax provisions reduced earnings by $15.5 in 1996, $70.0 in 1995, $82.4 in 1994 and $32.9 in 1992. Provisions were for restructuring in all years and also included gains on disposition of property in 1992. Also, the incremental impact of adopting FAS 106 and FAS 109 resulted in a reduction of net earnings of $15.1 in 1993.

<Fc>     Does not include 4.2, 4.1 and 4.0 shares of RAL Stock held by the Company's Grantor Trust in 1996, 1995 and 1994, respectively.

<Fd>     Effective July 22, 1995, the Company sold its Continental Baking Company (CBC) subsidiary. The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995. Pro forma results of operations of the Company without
         CBC appear on page 14.

<Fe>     Includes an after-tax gain on the sale of CBC of $42.0.

<Ff>     Reflects conversion of 1.0 shares of Redeemable Preferred Stock in connection with the sale of CBC.

<Fg>     On March 31, 1994, the Company effected a spin-off of Ralcorp Holdings, Inc., (Ralcorp), its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. The Company's earnings and cash flows reflect the operations of those businesses through March 31, 1994. Pro forma results of operations of the Company without Ralcorp appear on page 14.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

(In millions except per share data)

                                                                                FOR THE YEAR ENDED SEPTEMBER 30,
                                                                      ----------------------------------------------------
PER SHARE DATA                                                        1996        1995        1994       1993<Fa>     1992
                                                                      ----        ----        ----       -------      ----
RAL Stock (pro forma in 1995 and 1994 assuming one class of common stock):
    Earnings before Extraordinary Item............................
        Primary...................................................   $  3.41     $  2.76     $  1.93
        Fully Diluted.............................................      3.23        2.66        1.88
    Net Earnings
        Primary...................................................      3.39        2.72        1.84
        Fully Diluted.............................................      3.21        2.63        1.80
    Average Shares Outstanding....................................     101.8       101.9       102.4
RAL Stock (based on RPG Group earnings through May 15, 1995 and consolidated Ralston earnings thereafter):
    Earnings before Extraordinary Item and Cumulative Effect of
      Accounting Changes
        Primary...................................................               $  2.89     $  2.12     $   .40
        Fully Diluted.............................................                  2.77        2.05         .39
    Net Earnings
        Primary...................................................                  2.85        2.04         .36
        Fully Diluted.............................................                  2.74        1.98         .35
CBG Stock (through May 15, 1995):
    Earnings (Loss) before Extraordinary Item and Cumulative
      Effect of Accounting Changes
        Primary...................................................               $  (.45)    $  (.74)    $   .21
        Fully Diluted.............................................                  (.45)       (.74)        .19
    Net Earnings (Loss)
        Primary...................................................                  (.45)       (.78)        .19
        Fully Diluted.............................................                  (.45)       (.78)        .17
Ralston Purina Company Common Stock (through July 30, 1993):
    Earnings before Extraordinary Item and Cumulative Effect of
      Accounting Changes..........................................
        Primary...................................................                                       $  2.65     $  2.82
        Fully Diluted.............................................                                          2.52        2.65
    Net Earnings
        Primary...................................................                                           .59        2.75
        Fully Diluted.............................................                                           .63        2.59
Average Shares Outstanding:
    RAL Stock.....................................................                 100.7       100.5       102.2
    CBG Stock (through May 15, 1995)..............................                  20.6        20.5        20.7
    Ralston Purina Company Common Stock...........................                                         103.6       106.3
Dividends Declared:
    RAL Stock.....................................................   $  1.20     $  1.20     $  1.20     $   .60<Fb>
    CBG Stock.....................................................                                           .16<Fb>
    Ralston Purina Company Common Stock...........................                                          .632<Fb> $  1.20

---------

<Fa>     Actual earnings per share for 1993 are segregated due to the redesignation of Ralston Purina Company Common Stock and the issuance of CBG Stock, both occurring on July 30, 1993. RAL Stock and CBG Stock earnings are for the period after
         July 30 through September 30, 1993.

<Fb>     Represents dividends declared on redesignated RAL Stock and newly issued CBG Stock from July 30, 1993 through September
         30, 1993 and dividends declared on Ralston Purina Company Common Stock from October 1, 1992 through July 30, 1993.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                  (Dollars in millions except per share data)

      Effective July 22, 1995, the Company sold Continental Baking Company
(CBC) to Interstate Bakeries Corporation (IBC). On May 15, 1995, the Company exchanged each outstanding share of Ralston-Continental Baking Group Common Stock (CBG Stock) for shares of its Ralston-Ralston Purina Group Common Stock (CBG Stock Exchange). On March 31, 1994, the Company effected a spin-off of its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses (Ralcorp).

     In order to analyze the Company's results on a comparable basis, pro forma results are presented for the fiscal years ended September 30, 1995 and 1994. The following pro forma consolidated statement of earnings reflects the results of operations of the Company for the years ended September 30, 1995 and 1994 as if the sale of CBC, the spin-off of Ralcorp and the CBG Stock Exchange had occurred as of October 1, 1993. The pro forma financial statement has been prepared by adjusting the historical statement for the effect of revenues, expenses, assets and liabilities and the recapitalization which might have occurred had the sale of CBC, the spin-off of Ralcorp and the CBG Stock Exchange been effected as of October 1, 1993. The pro forma financial statement may not necessarily reflect the consolidated results of operations that would have existed had the sale of CBC, the spin-off of Ralcorp and the CBG Stock Exchange occurred on October 1, 1993.

                                                                                            (UNAUDITED)
                                                                                             YEAR ENDED
                                                                                           SEPTEMBER 30,
                                                                                       ----------------------
                                                                                       1995              1994
                                                                                       ----              ----
Net Sales<Fa>...................................................................     $5,583.4          $5,206.1
                                                                                     --------          --------
Cost and Expenses
    Cost of products sold<Fa>...................................................      3,271.9           3,029.6
    Selling, general and administrative<Fa>.....................................      1,012.8             921.0
    Advertising and promotion<Fa>...............................................        554.2             577.3
    Interest<Fb>................................................................        190.8             202.2
    Provisions for restructuring<Fa>............................................         90.8              83.9
    Other (income)/expense, net<Fa>.............................................         (3.0)             17.1
                                                                                     --------          --------
                                                                                      5,117.5           4,831.1
                                                                                     --------          --------
Earnings before Income Taxes, Equity Earnings and Extraordinary Item............        465.9             375.0
Income Taxes<Fc>................................................................       (207.5)           (186.1)
                                                                                     --------          --------
Earnings before Equity Earnings and Extraordinary Item..........................        258.4             188.9
Equity Earnings (Loss), Net of Taxes<Fd>........................................          4.5              (1.2)
                                                                                     --------          --------
Earnings before Extraordinary Item..............................................     $  262.9          $  187.7
                                                                                     ========          ========
Earnings per Share
    Primary<Fe>.................................................................     $   2.42          $   1.66
    Fully Diluted<Fe>...........................................................     $   2.32          $   1.62
Average Shares Outstanding Used in Earnings per Share Computation
    Primary<Fe>.................................................................        101.9             102.4
    Fully Diluted<Fe>,<Ff>......................................................        110.6             111.3

---------

<Fa>     Excludes results of operations for CBC and Ralcorp.

<Fb>     Reflects reduction of interest expense at an average rate of 6.75% assuming debt repayment of $160 by the Company from a portion of the CBC sales proceeds, and the reduction of interest expense at an average rate of 3.9% assuming debt repayment of $370 by the Company from the proceeds of debt issued in connection with the Ralcorp spin-off.

<Fc>     Reflects the applicable federal and state statutory tax rates for the pro forma adjustments.

<Fd>     Reflects the Company's 46% share of IBC pro forma earnings (loss).

<Fe>     Reflects exchange of CBG Stock for 1.8 million shares of RAL Stock.

<Ff>     Reflects conversion of Redeemable Preferred Stock allocated to CBC ESOP participants.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                               FINANCIAL REVIEW

    The following discussion is a summary of the key factors management considers necessary in reviewing the Company's results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Business Segment Information, Consolidated Financial Statements and related Notes to Financial Statements.

                            HIGHLIGHTS AND OUTLOOK

     Net earnings were $359.6 million for the year compared to $296.4 million in 1995. Included in net earnings in 1996 is an extraordinary loss on early debt retirement of $2.1 million, after taxes, and restructuring charges in the Pet Products, Agricultural Products and Battery Products segments of $15.5 million, after taxes. Net earnings in 1995 included an extraordinary loss on early debt retirement of $3.7 million, after taxes, and charges for battery products restructuring of $70.0 million, after taxes.

     Effective July 22, 1995, the Company sold CBC to IBC and recognized an after-tax gain on the sale of $42.0 million. On May 15, 1995, the Company exchanged each outstanding share of its CBG Stock for .0886 shares of its Ralston-Ralston Purina Group Common Stock (RAL Stock). On March 31, 1994, the Company distributed all of the capital stock of Ralcorp to holders of the RAL Stock. Pro forma earnings assume that each of these events had occurred on October 1, 1993, and do not include the gain on the sale of CBC.

     Earnings before charges described in the first paragraph, increased $44.3 million in 1996 to $377.2 million, compared to pro forma earnings before charges of $332.9 million in 1995. The 1996 earnings increase resulted from higher operating profit in all business segments, a lower tax rate and increased IBC equity earnings. Earnings per share for 1996, on this basis, were $3.56 and $3.37 on a primary and fully diluted basis, respectively, compared to $3.10 and $2.95 in the prior year.

     In 1995, net earnings increased $87.5 million. Unusual or non-recurring charges in 1994 include an extraordinary loss on early debt retirement of $9.5 million, after taxes, and restructuring charges in the Battery Products and Bakery Products segments of $82.4 million, after taxes. Excluding the effect of these 1994 charges, the 1995 charges previously discussed and earnings related to sold and spun-off businesses, net earnings increased in 1995 by $72.4 million primarily on higher operating profit, higher returns on other investments and a lower income tax rate. Earnings per share on this basis increased in 1995 by $.73 and $.67 on a primary and fully diluted basis, respectively.

     Net earnings in the fourth quarter of 1996 were $89.8 million compared to $75.7 million in the 1995 fourth quarter. Net earnings, exclusive of restructuring provisions of $15.5 million, after taxes, in the current quarter increased $28.4 million compared to pro forma earnings before an extraordinary loss of $3.7 million, after taxes, restructuring provisions of $37.7 million, after taxes, and a $42.0 million after-tax gain on the sale of CBC in the prior year quarter. This increase is primarily due to higher operating profit, a lower tax rate and higher equity earnings. Primary and fully diluted earnings per share on this basis were $1.00 and $.94, respectively, in the current quarter compared to $.72 and $.68 in the prior year.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS

     During 1996, the Company acquired an interest in several agricultural products businesses for approximately $25 million.

     On April 7, 1995 the Company acquired the assets of Golden Cat Corporation, the leading manufacturer and marketer of branded cat box filler in the United States and Canada, for $340 million.

     Effective July 22, 1995, the Company sold CBC to IBC for $220 million in cash and 16,923,077 shares of common stock of IBC. The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995, and reflect an equity interest in IBC thereafter.

     On March 31, 1994, the Company effected a spin-off of Ralcorp. The Company's earnings and cash flows reflect the operations of those businesses through March 31, 1994.

                                   NET SALES

     Net sales decreased $1,057.3 million or 14.7% in 1996 on the exclusion of sales of CBC, partially offset by increases in all segments and the inclusion of a full years' sales of Golden Cat. Excluding CBC sales in 1995, net sales increased 9.5% in 1996. In 1995, net sales decreased $505.0 million or 6.6% due to the exclusion of Ralcorp sales and the exclusion of sales of CBC after July 22, 1995, partially offset by increases in all segments and the inclusion of sales from Golden Cat. Excluding sold and spun-off businesses, sales increased 7.2% in 1995. Comments on sales changes by business segment may be found on pages 22 and 23 of this report.

                                 GROSS PROFIT

     Gross profit decreased 20.7% in 1996 and 9.1% in 1995 on the exclusion of divested businesses. Excluding such operations, gross profit increased 5.8% in 1996 and 6.2% in 1995 on increases in all segments. On this basis, gross profit as a percentage of sales was 40.0% in 1996 compared to 41.4% in 1995 and 41.8% in 1994. The decreased percentage in 1996 reflects improvements in battery and soy protein products which were more than offset by decreased percentages in pet and agricultural products. In 1996, the battery products' 1995 plant closings had a favorable impact on margins. Pet and agricultural products' margins were unfavorably impacted by higher grain prices as price increases in these segments were insufficient to maintain historical margin levels. In addition, sales increases in the lower margin Agricultural Products segment negatively impacted Company margin percentages in 1996. The 1995 percentage was unfavorably impacted by a lower Pet Products segment percentage associated with price reductions under simplified promotion practices and by sales growth in segments with generally lower margin percentages. These unfavorable factors were partially offset by the inclusion of the acquired Golden Cat operations and higher margin percentages in the Battery Products and Soy Protein Products segments.

     Cost of products sold in the Pet Products, Agricultural Products, and Soy Protein Products segments are somewhat dependent on agricultural commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as soybean meal, corn or wheat. Agricultural commodity costs of the Company's continuing businesses have represented 30% to 35% of cost of products sold during the three year period ended September 30, 1996. The Company used futures contracts to hedge approximately 15% to 20% of such commodity purchases or 4% to 7% of cost of products sold during that period. As of September 30, 1996, the Company owned futures contracts with an aggregate face value of approximately $20.0 million.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                              OPERATING EXPENSES

     Selling, general and administrative expenses, exclusive of CBC operations in the prior year, increased 5.5% in 1996 primarily due to acquisitions and to the inclusion of a full year of Golden Cat expenses. In 1995, selling, general and administrative expenses, excluding sold and spun-off businesses, increased 10% due to the Golden Cat acquisition and higher spending on cost reduction programs. Selling, general and administrative expenses on this basis were 17.5%, 18.1% and 17.7% of sales in 1996, 1995 and 1994, respectively.

     Advertising and promotion expense, exclusive of CBC operations in the prior year, increased 7.0% in 1996 on the inclusion of a full year of Golden Cat expenses and on increased brand development spending in pet products. Pro forma advertising and promotion expense decreased 4.0% in 1995 as a result of simplified promotion practices in the Pet Products segment, partially offset by the inclusion of Golden Cat operations. Excluding sold and spun-off businesses, advertising and promotion expense was 9.7% of sales in 1996 compared to 9.9% in 1995 and 11.1% in 1994.

                   INTEREST EXPENSE AND OTHER INCOME/EXPENSE

     Interest expense decreased in 1996 to $190.3 million compared to $199.8 million in 1995 and $220.4 million in 1994. The 1996 decrease resulted primarily from lower interest rates associated with the Company's maintaining a larger percentage of its total debt on a short-term basis. The decrease in 1995 was attributable to lower interest rates and the reduction of debt due to the spin-off of Ralcorp. Other income/expense, net, was unfavorable by $18.1 million in 1996 due to lower returns on other investments and higher foreign currency translation and exchange losses, primarily related to Mexican and Venezuelan operations. In 1995, other income/expense, net, improved by $23.0 million on higher returns on other investments and lower foreign currency translation and exchange losses.

                                 INCOME TAXES

     Income taxes, which include federal, state and foreign taxes, were 37.7% of pre-tax earnings before equity earnings and extraordinary item in 1996, 41.8% in 1995 and 48.2% in 1994. Income taxes in the current year are lower due to the elimination or moderation of operating losses in certain foreign jurisdictions where valuation allowances had been established for tax benefits on such losses and due to the realization of certain previously unrecognized net operating loss carryforwards. The higher income tax percentage in 1994, and to a lesser extent in 1995, reflects pre-tax restructuring provisions which did not result in tax benefits due to tax loss situations or particular statutes of a country. The 1995 provision was favorably impacted by a lower tax rate on the gain on sale of CBC. Income tax percentages, excluding the impact of restructuring provisions and the sale gain, were 37%, 41% and 42.3% in 1996, 1995 and 1994, respectively.

                        LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operations is the Company's primary source of liquidity. Management continues to have a strong orientation toward cash flows and effective management of cash generated. In addition, the Company uses financial leverage to minimize the overall cost of capital and maintain adequate operating and financial flexibility. Management monitors leverage through its interest coverage ratio (defined as earnings before interest expense, amortization, provisions for restructuring, gain on the sale of CBC, income taxes, equity earnings and extraordinary items divided by interest expense), debt to internal funds ratio (defined as average debt divided by earnings before non-cash restructuring reserves, depreciation and amortization, deferred income tax provision and gain on the sale of CBC (cash earnings)) and total debt as a percentage of total capitalization.

DOLLARS IN MILLIONS                                                         1996       1995       1994
-------------------                                                         ----       ----       ----
Cash Flow from Operations.............................................     $464.4     $473.7     $471.0
Interest Coverage.....................................................        4.3        4.0        3.6
Debt to Internal Funds................................................        4.0        4.3        4.6
Total Debt as a Percent of Total Capitalization.......................         73%        78%        81%

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

     On a current equity market basis, total debt as a percentage of total capitalization was 25% at September 30, 1996, compared to 28% at September 30, 1995 and 34% at September 30, 1994. For purposes of the debt ratios, the guarantee of the ESOP debt is treated as debt and redeemable preferred stock and related unearned compensation are treated as capital. The historical cost basis ratio is significantly influenced by the large amount of stock repurchased by the Company.

     Cash flow from operations decreased slightly in 1996 due to changes in working capital items, primarily accounts payable and accrued liabilities as a result of spending against restructuring accruals established in the prior year, largely offset by higher cash earnings. Cash flow from operations was flat in 1995 as higher cash earnings were offset by higher working capital requirements. In 1995, higher cash earnings from continuing businesses more than offset loss of cash flows from divested businesses. The interest coverage ratio improved in 1996 and in 1995 on higher earnings and lower interest expense. The debt to internal funds ratio also improved in 1996 and 1995 on higher cash earnings and, in 1995, on a lower average debt balance.

     The Company's working capital requirements for inventories and receivables are influenced by seasonality, the availability of raw materials and changes in raw materials costs, and as a result, may fluctuate widely. The Company has traditionally used short-term debt to finance these seasonal and other working capital requirements and, from time to time, to finance capital expenditures on a temporary basis. In addition, the Company is currently using international short-term debt to minimize its overall after-tax cost of debt. Bank lines of credit provide future credit availability and support the sale of commercial paper. Payment for lines of credit is effected primarily through fees. At September 30, 1996 the total unused lines of credit were $183.2 million.

     At September 30, 1996, current liabilities exceeded current assets by $22.1 million. Working capital (current assets less current liabilities) was $21.8 million at September 30, 1995 compared to $61.7 million at September 30, 1994. The decreases in working capital are primarily due to the Company's maintaining a larger percentage of its total debt on a short-term basis. This trend was partially offset by higher inventories and accounts receivable in 1996 and by lower accounts payable and accrued liabilities in 1995.

                             INVESTING ACTIVITIES

     Cash flow used for investing activities decreased to $307.5 million in 1996 from $428.0 million in 1995. The 1995 acquisition of the assets of Golden Cat Corporation for $340 million represented a significant investment, which was partially offset by the cash proceeds of $220 million from the sale of CBC. Capital expenditures were $314.1 million, $284.6 million and $332.1 million in fiscal years 1996, 1995 and 1994, respectively. Anticipated capital expenditures of approximately $450 million in 1997 are expected to be financed with funds generated from operations.

                             FINANCING ACTIVITIES

     Long-term financings are arranged as necessary to meet the Company's capital or other requirements, with the timing of issue, principal amount and form depending on the prevailing securities markets and general economic conditions. The Company received $199.7 million, $272.8 million and $37.7 million in proceeds from new debt issuances, offset by payments on long-term debt of $355.3 million, $318.1 million and $233.8 million in 1996, 1995 and 1994, respectively. The Company also increased short-term obligations by $203.2 million in 1996 and $222.6 million in 1995. At September 30, 1996, the Company has an unused shelf registration statement for the issuance of $400.0 million of debt securities.

     The Company returned cash to its common shareholders during the three years ended September 30, 1996 through dividends on common stock and common stock repurchases. These outflows totaled $121.9 million and $9.4 million for dividends and stock repurchases, respectively, in 1996 compared to $120.9 million and $15.3 million in 1995 and $122.0 million and $103.2 million in 1994. As of November 18, 1996, 1,438,362 shares of RAL Stock remained under the current Board of Director's authorization for the purchase of up to 3 million shares of RAL Stock.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

     To meet ongoing share redemption requirements of the ESOP, in 1996 shares of the Company's Series A 6.75% Preferred Stock (Redeemable Preferred Stock) were converted into RAL Stock and simultaneously repurchased from the ESOP for $24.3 million. In connection with the sale of CBC in 1995, $69.0 million of allocated and $57.0 million of unallocated Redeemable Preferred Stock was converted into RAL Stock and simultaneously repurchased from the ESOP.

     In accordance with the Shareholder Agreement signed upon closing of the sale of CBC to IBC, the Company's ownership of IBC Stock must be reduced to no more than 14.9% of total outstanding shares of IBC by July 22, 2000. At September 30, 1996, the current fair market value of the Company's investment in IBC, calculated based upon the closing market price of IBC shares traded on the New York Stock Exchange, was $617.7 million, as compared to the Company's recorded basis of $286.9 million.

                             ENVIRONMENTAL MATTERS

     The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including regulations related to air and water quality, underground fuel storage tanks and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a ``potentially responsible party'' (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 14 ``Superfund'' sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

                                   INFLATION

     Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The Company tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1996.

                               FOREIGN EXCHANGE

     The Company is engaged in the manufacture and sale of products in over 160 countries on a global basis. The Company enters into foreign exchange forward contracts and options to mitigate the Company's economic exposure to changes in exchange rates. See Financial Instruments and Risk Management note to the financial statements for additional information about foreign currency contracts.

     The Company generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, the Company does not generally hedge these net investments. However, the Company uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, the Company attempts to limit its U.S. dollar net monetary liabilities in currencies of hyperinflationary countries primarily in South America. Net foreign investments as of September 30, 1996 were:

                                                                                                       NET INVESTMENT
          REGION                                                                                       (IN MILLIONS)
          ------                                                                                       --------------
Europe..............................................................................................       $ 357.1
Asia Pacific........................................................................................         212.0
South and Central America...........................................................................         167.7
Other...............................................................................................          32.6
                                                                                                           -------
                                                                                                           $ 769.4
                                                                                                           =======

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                           RESTRUCTURING ACTIVITIES

     In 1996, the Company recorded provisions for restructuring which reduced earnings before income taxes, net earnings and net earnings per primary share by $18.0 million, $15.5 million and $.15, respectively. These charges are associated with the closing of the Company's European cereal operations, the streamlining of operations of the international agricultural animal feeds business in advance of the planned spin-off and additional battery products' restructuring. Charges were $8.4 million, pre-tax and after-tax, for the cereal operations, $5.6 million and $4.5 million, pre-tax and after-tax, respectively, for agricultural products and $4.0 million and $2.6 million, pre-tax and after-tax, respectively, for battery products. The 1996 provision for restructuring consisted of termination benefits of $10.8 million, relating to the termination of approximately 315 employees, other cash exit costs of $1.8 million and non-cash charges of $5.4 million, primarily related to impairment losses on land, buildings and machinery and equipment.

     During 1996, approximately 180 employees associated with the Company's foreign operations were terminated and termination benefits of $5.3 million were paid in connection with the 1996 provision. The remaining reserve balance of $7.3 million, which excludes the portion of the provision classified as property and other asset write-downs, is expected to be utilized during 1997.

     Pre-tax cost savings from these restructuring actions are expected to be as follows: 1997-$12.1; 1998-$14.1; and ultimate annual reduction-$14.3.

     During 1995 and 1994, the Company recorded provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions. The provisions provided for the closing of a total of ten plants and the severance of approximately 2,600 employees. The 1995 provisions reduced earnings before income taxes, net earnings and net earnings per pro forma primary share by $90.8 million, $70.0 million and $.68, respectively. The 1995 provision for restructuring consisted of termination benefits of $46.2 million, other cash exit costs of $11.6 million and non-cash charges of $33.0 million, primarily related to anticipated losses on disposal of land, buildings and machinery and equipment.

     The 1994 provisions were $83.9 million before income taxes and $72.8 million after taxes. The provision included cash costs for termination benefits of $26.2 million, payment of guaranteed debt of $4.3 million and other exit costs of $7.0 million. Non-cash charges of $46.4 million primarily related to anticipated losses on disposal of land, buildings and machinery and equipment.

     As of September 30, 1996, 8 plants have been closed and approximately 2,250 employees have been terminated in connection with the 1994 and 1995 restructuring provisions. Activity related to these provisions is summarized as follows:

                                                                                                      (IN MILLIONS)
                                                                                                    1996         1995
                                                                                                    ----         ----
Reserve balance at beginning of year............................................................   $ 43.9       $ 36.5
Provision recorded..............................................................................       --         90.8
Termination benefits paid.......................................................................    (20.7)       (32.6)
Other cash exit costs incurred..................................................................     (7.3)       (21.2)
Portion of current period provision classified as property and other asset writedowns...........       --        (33.0)
Increase due to translation.....................................................................       .8          3.4
                                                                                                   ------       ------
Reserve balance at September 30.................................................................   $ 16.7       $ 43.9
                                                                                                   ======       ======

     Restructuring actions are expected to be completed by 1997 for the remaining 2 plants. The Company expects to fund the remaining costs from internal sources and available borrowing capacity.

     As a result of the restructuring actions covered under the 1994 and 1995 provisions, pre-tax cost savings have been or are expected to be as follows:
1995-$9.1; 1996-$29.2; 1997-$44.9; and ultimate annual reduction-$47.7.

     In 1994, bakery products' restructuring provisions were recorded which reduced 1994 earnings before income taxes and net earnings by $16.0 million and $9.6 million, respectively. The charge covered severance and related payroll costs for 435 headquarters and field employees.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                         BUSINESS SEGMENT INFORMATION

     Summarized financial information on a worldwide basis by business segment for the three years ended September 30, 1996 is set forth below. During these years, the segments comprised the following:

PET PRODUCTS--pet foods, cat box filler and cereal and other foods
(international)

     Pet Products is the world's largest producer of dry dog and dry and soft-moist cat foods, the leading producer of soft-moist dog food in the United States and the leading manufacturer and marketer of cat box filler in the United States. Pet products are marketed primarily through a direct sales force to grocery, mass merchandisers and speciality retailers, wholesalers and other customers.

BATTERY PRODUCTS--alkaline, carbon zinc, lithium and rechargeable batteries, miniatures, flashlights and other related products

     Battery Products is the world's leading manufacturer of dry cell batteries and flashlights and a global leader in the dynamic business of providing portable power. Battery products' brands are recognized around the world and are marketed and sold in more than 160 countries. Battery products are marketed through a direct sales force to mass merchandisers, wholesalers and other customers.

SOY PROTEIN PRODUCTS--dietary soy protein, fiber food ingredients and polymer products

     Soy Protein Products is the world's leading producer and marketer of high-quality dietary isolated soy protein and fiber food ingredients, and a leading marketer of polymer products worldwide. Principal markets served include food, meat, paper/paperboard and animal feed industries. Food protein and industrial polymer products are marketed through a direct sales force.

AGRICULTURAL PRODUCTS (INTERNATIONAL)--animal feeds

     Agricultural Products is one of the world's largest producers and marketers of formula animal feeds and operates 62 manufacturing plants. Agricultural products are marketed through a worldwide network of 3,300 independent dealers, as well as an independent and a direct sales force.

DIVESTED BUSINESSES

     Bakery products--bread and sweet baked goods (sold as of July 22, 1995)

     Cereals and other specialty grocery products--domestic (spun-off March 31,
1994)

     All seasons resorts (spun-off March 31, 1994)

     Baby food products (spun-off March 31, 1994)

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                            BUSINESS SEGMENT REVIEW

     Pet products includes restructuring provisions of $8.4 million in 1996. Battery products includes restructuring provisions of $4.0 million in 1996, $90.8 million in 1995 and $80.5 million in 1994. Agricultural products includes restructuring provisions of $5.6 million in 1996. Comments, amounts and percentages in the remaining Business Segment discussion exclude the effects of divestitures and restructuring provisions.

                                 PET PRODUCTS

     Sales for the Pet Products segment increased 12.0% in 1996 on the inclusion of a full year's sales of Golden Cat, acquired in April 1995, higher pet food volume and higher prices. In 1995, sales increased 7.5% on the inclusion of Golden Cat and higher volume, partially offset by lower domestic prices reflecting expansion of simplified promotion practices.

     Operating profit for the Pet Products segment increased 4.9% in 1996 on the inclusion of a full year's results of Golden Cat. In addition, higher pet food volume and pricing were offset by higher ingredient and advertising and promotion costs. Gross profit margins declined significantly in 1996, reflecting the higher ingredient costs. In 1995, operating profit increased 10.4% on higher volume, favorable product mix, the inclusion of Golden Cat, and lower ingredient costs, partially offset by spending for cost reduction programs. Lower sales prices in 1995 were offset by reductions in advertising and promotion expenses associated with the new promotional practices.

     The domestic pet food and cat box filler industry is well developed and non-cyclical with strong cash flows. The improvement in pet ownership trends in recent years is supporting modest volume growth in the industry. The competitive environment continues to be challenging, particularly as manufacturers consolidate. Consolidation of the retail industry, growth of the mass merchandiser and category-dominant retailer segments and an increase in store-branded product has resulted, and will continue to result, in significant changes in the product distribution pattern and trade promoting and pricing practices of the Company. Increased profitability depends on maintaining brand loyalty, developing higher performance capabilities and on the successful development of mutually beneficial trading relationships with our customers.

     The international pet food market presents opportunities for sales and profit growth for pet products. Continued growth of the global network of technology and operational expertise that has been created should enable pet products to capitalize on these opportunities.

                               BATTERY PRODUCTS

     Sales for the Battery Products segment increased slightly in 1996 on higher volumes in the Asia Pacific region and higher alkaline volume and prices and favorable mix in the United States. These gains were nearly offset by volume declines and unfavorable mix in Europe, by volume declines and unfavorable foreign exchange rates in South and Central America and by decreased volume of rechargeable batteries sold to Original Equipment Manufacturer (OEM) customers. In 1995, sales increased 4.0% on strong alkaline volume growth in the Asia Pacific and North America regions and favorable foreign currency exchange rates, primarily in Europe, partially offset by declines in South and Central America.

     Battery products' operating profit increased 4.8% in 1996 on strong performances in Asia Pacific and in the United States, partially offset by lower rechargeable sales to the OEM market segment, sales declines in Europe and higher information systems development costs in the first half of the year. Margin percentages in Europe and South America improved in 1996 reflecting benefits from the 1995 plant closings. In 1995, operating profit increased 10.1% primarily as a result of higher Asia Pacific and North American sales and improved results in Europe.

     The battery products business faces intense competition. There continues to be a shift from carbon zinc batteries to alkaline batteries in most world areas. In each of the last three years, the Company has recorded provisions related to restructuring its world-wide carbon zinc battery production capacity and certain administrative functions. The Company continues to review its battery production capacity and its business structure, particularly in Europe, in light of pervasive global trends, including the continuing shift from carbon zinc to alkaline products and easing of trade restrictions in many regions. (See Restructuring Activities discussion in this section.)

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                             SOY PROTEIN PRODUCTS

     Sales for the Soy Protein Products segment increased 7.0% in 1996 and 10.6% in 1995 on strong volume in food protein products. Operating profit increased slightly in 1996 as higher volumes and prices were largely offset by increased business development costs and higher raw material costs in the second half of the year. In 1995, operating profit increased 23.5% on higher volume, increased productivity, lower raw material prices and favorable foreign currency exchange rates, partially offset by increased selling, general and administrative costs.

                             AGRICULTURAL PRODUCTS

     Sales in the Agricultural Products segment increased 22.7% in 1996 on higher volumes, acquisitions and higher prices in most world areas related to increased raw material prices. In 1995, sales increased 12.0% on higher volume and prices and favorable foreign currency exchange rates in most world areas.

     Operating profit increased 15.8% in 1996 on higher volumes, acquisitions and prior year one-time management costs. In 1995, operating profit declined 3.4% as higher volumes in most world areas were more than offset by one-time management costs and lower earnings in South and Central America.

     On March 29, 1996, the Company announced its intention to separate its international agricultural animal feeds business in a tax-free spin-off to shareholders. Completion of the spin-off is expected during 1997 and is contingent upon a favorable tax ruling from the Internal Revenue Service and approval by the Ralston Purina Board of Directors.

                              DIVESTED BUSINESSES

     In 1994 and continuing through the July 22, 1995 sale of CBC, the Bakery Products segment experienced sales declines primarily on an unfavorable product mix in bread, lower sweet baked goods volume and lower thrift store volume. Operating results for 1995, exclusive of restructuring charges, declined on lower sales combined with higher material and labor costs, which were partially offset by cost reduction actions.

     Sales and operating profit for the first half of 1994 include the results of the Company's domestic cereal, baby food, crackers and cookies, and all-season resorts which were spun-off on March 31, 1994.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                         BUSINESS SEGMENT INFORMATION

    Export sales and sales between geographic segments were immaterial. No single customer accounted for 10% or more of sales. Intersegment sales have been recorded at amounts approximating market.

DOLLARS IN MILLIONS                                                1996         1995         1994
-------------------                                                ----         ----         ----
SALES
Pet Products................................................     $2,161.2     $1,929.4     $1,794.2
Battery Products<Fa>........................................      2,183.5      2,168.4      2,084.0
Soy Protein Products........................................        420.7        393.1        355.5
    Intersegment Sales......................................        (35.3)       (35.7)       (34.8)
                                                                 --------     --------     --------
                                                                    385.4        357.4        320.7
Agricultural Products.......................................      1,384.2      1,128.2      1,007.2
                                                                 --------     --------     --------
                                                                  6,114.3      5,583.4      5,206.1
Divested Businesses<Fb><Fc>.................................           --      1,588.2      2,470.5
                                                                 --------     --------     --------
            Total...........................................     $6,114.3     $7,171.6     $7,676.6
                                                                 ========     ========     ========
OPERATING PROFIT
Pet Products
    Operating profit before amortization....................     $  389.3<Fd> $  374.2     $  333.7
    Amortization of goodwill and other intangibles..........        (11.8)        (6.2)         (.5)
                                                                 --------     --------     --------
                                                                    377.5        368.0        333.2
                                                                 --------     --------     --------
Battery Products
    Operating profit before amortization....................        347.5<Fe>    248.7<Fe>    231.0<Fe>
    Amortization of goodwill and other intangibles..........        (41.2)       (43.4)       (42.5)
                                                                 --------     --------     --------
                                                                    306.3        205.3        188.5
                                                                 --------     --------     --------
Soy Protein Products
    Operating profit before amortization....................         84.5         82.8         67.1
    Amortization of goodwill and other intangibles..........          (.2)         (.2)         (.2)
                                                                 --------     --------     --------
                                                                     84.3         82.6         66.9
                                                                 --------     --------     --------
Agricultural Products
    Operating profit before amortization....................         47.8<Ff>     45.2         46.9
    Amortization of goodwill and other intangibles..........         (1.3)         (.2)         (.3)
                                                                 --------     --------     --------
                                                                     46.5         45.0         46.6
                                                                 --------     --------     --------
                                                                    814.6        700.9        635.2
Divested Businesses<Fb><Fg>.................................           --          7.1         65.3
                                                                 --------     --------     --------
            Total...........................................        814.6        708.0        700.5
Unallocated Corporate and Miscellaneous Expenses............        (62.0)       (44.3)       (58.4)
Interest Expense............................................       (190.3)      (199.8)      (220.4)
Gain on Sale of CBC.........................................           --         50.3           --
                                                                 --------     --------     --------
            Earnings before Income Taxes, Equity Earnings
              and Extraordinary Item........................     $  562.3     $  514.2     $  421.7
                                                                 ========     ========     ========

---------

<Fa>     A reclassification between sales and advertising and promotion expense was made in 1995 and 1994 to conform to current year presentation.

<Fb>     Effective July 22, 1995, the Company sold CBC. The Company's sales and earnings reflect the operations of CBC through that date. On March 31, 1994, the Company effected a spin-off of Ralcorp. The Company's sales and earnings reflect the operations of Ralcorp through that date. Pro forma results of operations of the Company without CBC and Ralcorp appear on page 14.

<Fc>     Divested Businesses include bakery products with sales of $1,588.2 in 1995 and $1,948.6 in 1994 and other businesses with sales of $521.9 in 1994.

<Fd>     Includes restructuring provisions of $8.4.

<Fe>     Includes restructuring provisions of $4.0 in 1996, $90.8 in 1995 and $80.5 in 1994.

<Ff>     Includes restructuring provisions of $5.6.

<Fg>     Operating profit (losses) for bakery products were $7.1 in 1995 and $(2.6) in 1994 which includes restructuring provisions of $16.0. Operating profit for other businesses were $67.9 in 1994.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

DOLLARS IN MILLIONS                                                 1996         1995         1994
-------------------                                                 ----         ----         ----
ASSETS AT YEAR END
Pet Products................................................      $  992.0     $  955.7     $  515.4
Battery Products............................................       2,107.8      2,098.9      2,114.3
Soy Protein Products........................................         388.7        340.8        324.1
Agricultural Products.......................................         460.2        375.8        318.9
Divested Businesses<Fa>.....................................            --           --        797.5
                                                                  --------     --------     --------
            Subtotal........................................       3,948.7      3,771.2      4,070.2
Corporate...................................................         836.4        796.0        552.1
                                                                  --------     --------     --------
            Total...........................................      $4,785.1     $4,567.2     $4,622.3
                                                                  ========     ========     ========
DEPRECIATION AND AMORTIZATION EXPENSE
Pet Products................................................      $   56.8     $   48.5     $   40.4
Battery Products............................................         126.2        128.0        126.3
Soy Protein Products........................................          22.4         22.2         21.7
Agricultural Products.......................................          19.3         17.8         16.0
Divested Businesses<Fb>.....................................            --         65.9         97.5
                                                                  --------     --------     --------
            Subtotal........................................         224.7        282.4        301.9
Corporate...................................................          12.4          7.1          7.5
                                                                  --------     --------     --------
            Total...........................................      $  237.1     $  289.5     $  309.4
                                                                  ========     ========     ========
PROPERTY ADDITIONS
Pet Products................................................      $   74.4     $   68.2     $   58.4
Battery Products............................................         150.2        100.7        114.6
Soy Protein Products........................................          55.7         21.1         20.6
Agricultural Products.......................................          28.4         26.7         21.5
Divested Businesses<Fc>.....................................            --         49.8        109.4
                                                                  --------     --------     --------
            Subtotal........................................         308.7        266.5        324.5
Corporate...................................................           5.4         18.1          7.6
                                                                  --------     --------     --------
            Total...........................................      $  314.1     $  284.6     $  332.1
                                                                  ========     ========     ========

---------

<Fa>     Represents the bakery products business.

<Fb>     Depreciation and amortization expense was $65.9 in 1995 and $76.5 in 1994 for bakery products and $21.0 in 1994 for other divested businesses.

<Fc>     Property additions were $49.8 in 1995 and $89.6 in 1994 for bakery products and $19.8 in 1994 for other divested businesses.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                        GEOGRAPHIC SEGMENT INFORMATION

     Financial information by geographic location for the past three years is set forth below.

DOLLARS IN MILLIONS                                                                1996         1995         1994
-------------------                                                                ----         ----         ----
Sales<Fa>
    United States..........................................................      $2,994.2    $4,354.6<Fb> $5,112.8<Fb>
    Europe.................................................................       1,147.1     1,018.7        920.9
    South & Central America................................................         821.8       770.5        721.9
    Asia Pacific...........................................................         904.0       806.7        683.0
    Other..................................................................         247.2       221.1        238.0
                                                                                 --------    --------     --------
        Total..............................................................      $6,114.3    $7,171.6     $7,676.6
                                                                                 ========    ========     ========
Operating Profit<Fc>
    United States..........................................................      $  620.0    $  604.4<Fb> $  599.6<Fb>
    Europe.................................................................          21.3         8.3           .8
    South & Central America................................................          43.7        15.7         26.2
    Asia Pacific...........................................................         116.9        72.0         68.5
    Other..................................................................          12.7         7.6          5.4
                                                                                 --------    --------     --------
        Total..............................................................      $  814.6    $  708.0     $  700.5
                                                                                 ========    ========     ========
Assets
    United States..........................................................      $2,154.1    $2,077.7<Fb> $2,465.0<Fb>
    Europe.................................................................         882.5       856.6        834.2
    South & Central America................................................         307.6       272.1        252.4
    Asia Pacific...........................................................         507.6       468.2        414.1
    Other..................................................................          96.9        96.6        104.5
                                                                                 --------    --------     --------
        Total..............................................................      $3,948.7    $3,771.2     $4,070.2
                                                                                 ========    ========     ========

---------

<Fa>     See Note (a) on page 24.

<Fb>     See Note (b) on page 24.

<Fc>     Includes restructuring provisions of:

        Area                                                                        1996                 1995               1994
        ----                                                                        ----                 ----               ----
United States..............................................................        $ 1.5                $10.7              $18.9
Europe.....................................................................         17.1                 34.4               32.8
South & Central America....................................................          1.1                 28.8               21.7
Asia Pacific...............................................................           --                 16.9               14.7
Other......................................................................         (1.7)                  --                8.4

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

    The preparation and integrity of the financial statements of Ralston Purina Company are the responsibility of its management. These statements have been prepared in conformance with generally accepted accounting principles, and in the opinion of management, fairly present the Company's financial position, results of operations and cash flows.

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

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Ralston Purina Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of shareholders equity and of cash flows present fairly, in all material respects, the financial position of Ralston Purina Company and its subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

St. Louis, Missouri
November 1, 1996

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF EARNINGS

                            Year ended September 30

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)                                                     1996         1995         1994
-------------------------------------------                                                     ----         ----         ----
Net Sales................................................................................     $6,114.3     $7,171.6     $7,676.6
                                                                                              --------     --------     --------
Costs and Expenses
    Cost of products sold................................................................      3,668.1      4,088.0      4,282.5
    Selling, general and administrative..................................................      1,068.1      1,734.1      1,861.3
    Advertising and promotion............................................................        592.8        598.4        771.2
    Interest.............................................................................        190.3        199.8        220.4
    Provisions for restructuring.........................................................         18.0         90.8         99.9
    Gain on sale of CBC..................................................................           --        (50.3)          --
    Other (income)/expense, net..........................................................         14.7         (3.4)        19.6
                                                                                              --------     --------     --------
                                                                                               5,552.0      6,657.4      7,254.9
                                                                                              --------     --------     --------
Earnings before Income Taxes, Equity Earnings and Extraordinary Item.....................        562.3        514.2        421.7
Income Taxes.............................................................................       (212.2)      (215.0)      (203.3)
                                                                                              --------     --------     --------
Earnings before Equity Earnings and Extraordinary Item...................................        350.1        299.2        218.4
Equity Earnings, Net of Taxes............................................................         11.6           .9           --
                                                                                              --------     --------     --------
Earnings before Extraordinary Item.......................................................        361.7        300.1        218.4
Extraordinary Item--Loss on Early Retirement of Debt.....................................         (2.1)        (3.7)        (9.5)
                                                                                              --------     --------     --------
Net Earnings.............................................................................        359.6        296.4        208.9
Preferred Stock Dividend, Net of Taxes...................................................        (14.1)       (18.8)       (20.2)
                                                                                              --------     --------     --------
Earnings Available to Common Shareholders................................................     $  345.5     $  277.6     $  188.7
                                                                                              ========     ========     ========
Earnings per share of RAL Stock (Pro forma in 1995 and 1994 assuming one class of common stock, unaudited):
    Primary
        Earnings before Extraordinary Item...............................................     $   3.41     $   2.76     $   1.93
        Extraordinary Item...............................................................         (.02)        (.04)        (.09)
                                                                                              --------     --------     --------
        Net Earnings.....................................................................     $   3.39     $   2.72     $   1.84
                                                                                              ========     ========     ========
    Fully Diluted
        Earnings before Extraordinary Item...............................................     $   3.23     $   2.66     $   1.88
        Extraordinary Item...............................................................         (.02)        (.03)        (.08)
                                                                                              --------     --------     --------
        Net Earnings.....................................................................     $   3.21     $   2.63     $   1.80
                                                                                              ========     ========     ========
Earnings per share of RAL Stock (Based on RPG Group earnings through May 15, 1995 and consolidated Ralston Purina Company earnings thereafter):
    Primary
        Earnings before Extraordinary Item...............................................                  $   2.89     $   2.12
        Extraordinary Item...............................................................                      (.04)        (.08)
                                                                                                           --------     --------
        Net Earnings.....................................................................                  $   2.85     $   2.04
                                                                                                           ========     ========
    Fully Diluted
        Earnings before Extraordinary Item...............................................                  $   2.77     $   2.05
        Extraordinary Item...............................................................                      (.03)        (.07)
                                                                                                           --------     --------
        Net Earnings.....................................................................                  $   2.74     $   1.98
                                                                                                           ========     ========

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             1995         1994
                                                                                                             ----         ----
Loss per share of CBG Stock (Through May 15, 1995):
    Primary and Fully Diluted
        Loss before Extraordinary Item...................................................                  $ (.45)      $ (.74)
        Extraordinary Item...............................................................                      --         (.04)
                                                                                                           ------       ------
        Net Loss.........................................................................                  $ (.45)      $ (.78)
                                                                                                           ======       ======

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                                 September 30

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)                                                   1996             1995
-------------------------------------------                                                   ----             ----
ASSETS
Current Assets
    Cash and cash equivalents............................................................   $   62.3         $   44.3
    Receivables, less allowance for doubtful accounts....................................      845.6            801.4
    Inventories..........................................................................      816.2            766.2
    Other current assets.................................................................      149.3            151.1
                                                                                            --------         --------
        Total Current Assets.............................................................    1,873.4          1,763.0
Investments and Other Assets.............................................................    1,455.8          1,453.3
Property at Cost
    Land.................................................................................       48.4             50.4
    Buildings............................................................................      504.6            495.6
    Machinery and equipment..............................................................    2,069.3          1,946.1
    Construction in progress.............................................................      175.0            113.9
                                                                                            --------         --------
                                                                                             2,797.3          2,606.0
        Accumulated depreciation.........................................................    1,341.4          1,255.1
                                                                                            --------         --------
                                                                                             1,455.9          1,350.9
                                                                                            --------         --------
            Total........................................................................   $4,785.1         $4,567.2
                                                                                            ========         ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
    Current maturities of long-term debt.................................................   $   98.0         $  303.2
    Notes payable........................................................................      881.9            503.2
    Accounts payable and accrued liabilities.............................................      843.9            875.5
    Dividends payable....................................................................       36.0             36.4
    Income taxes.........................................................................       35.7             22.9
                                                                                            --------         --------
        Total Current Liabilities........................................................    1,895.5          1,741.2
Long-Term Debt...........................................................................    1,437.0          1,602.1
Deferred Income Taxes....................................................................       50.0             53.6
Other Liabilities........................................................................      500.7            479.3
Redeemable Preferred Stock--Series A 6.75%, $1 par value, issued 2,919,209 and 3,146,209
  shares in 1996 and 1995, respectively..................................................      323.5            348.7
Unearned ESOP Compensation...............................................................     (110.6)          (151.9)
Shareholders Equity
    Preferred stock, $1 par value, none outstanding
    Common Stock--$.10 par value, issued 114,688,225 and 114,687,476 shares in 1996 and
     1995, respectively..................................................................       11.5             11.5
    Capital in excess of par value.......................................................      217.3            169.6
    Retained earnings....................................................................    1,302.9          1,089.7
    Cumulative translation adjustment....................................................      (66.6)           (50.3)
    Common stock in treasury, at cost, 8,739,872 and 8,831,457 shares in 1996 and 1995,
     respectively........................................................................     (482.3)          (481.7)
    Unearned portion of restricted stock.................................................       (4.2)            (5.3)
    Value of 4,228,314 and 4,135,314 shares of Common Stock held in Grantor Trust in 1996
     and 1995, respectively..............................................................     (289.6)          (239.3)
                                                                                            --------         --------
        Total Shareholders Equity........................................................      689.0            494.2
                                                                                            --------         --------
            Total........................................................................   $4,785.1         $4,567.2
                                                                                            ========         ========

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                            Year ended September 30

(DOLLARS IN MILLIONS)                                                                    1996        1995        1994
---------------------                                                                    ----        ----        ----
Cash Flow from Operations
    Net earnings...................................................................     $ 359.6     $ 296.4     $ 208.9
    Adjustments to reconcile net earnings to net cash flow provided by operations
        Extraordinary item.........................................................         2.1         3.7         9.5
        Non-cash restructuring reserves............................................         5.4        33.0        46.4
        Depreciation and amortization..............................................       237.1       289.5       309.4
        Deferred income tax provision..............................................        (2.8)       (8.6)      (34.3)
        Gain on sale of CBC........................................................          --       (50.3)         --
        Changes in assets and liabilities used in operations
            (Increase) in accounts receivable......................................       (48.6)      (75.4)     (137.4)
            (Increase) decrease in inventories.....................................       (56.8)      (73.2)        1.0
            (Increase) decrease in other current assets............................        (1.3)       11.5       (27.8)
            Increase (decrease) in accounts payable and accrued liabilities........       (48.2)        7.4        73.3
            Increase in other current liabilities..................................        29.0        12.7         2.8
        Other, net.................................................................       (11.1)       27.0        19.2
                                                                                        -------     -------     -------
              Net cash flow from operations........................................       464.4       473.7       471.0
                                                                                        -------     -------     -------
Cash Flow from Investing Activities
    Property additions.............................................................      (314.1)     (284.6)     (332.1)
    Proceeds from the sale of property.............................................        22.5        17.7        40.1
    Proceeds from the sale of CBC..................................................          --       220.0          --
    Acquisitions of businesses.....................................................       (25.1)     (358.0)      (39.2)
    Other, net.....................................................................         9.2       (23.1)       (6.6)
                                                                                        -------     -------     -------
              Net cash used by investing activities................................      (307.5)     (428.0)     (337.8)
                                                                                        -------     -------     -------
Cash Flow from Financing Activities
    Proceeds from issuance of debt for spin-off....................................          --          --       370.0
    Proceeds from sale of long-term debt...........................................       199.7       272.8        37.7
    Principal payments on long-term debt, including current maturities.............      (355.3)     (318.1)     (233.8)
    Net increase in notes payable..................................................       203.2       222.6        40.9
    Treasury stock purchases.......................................................        (9.4)      (15.3)     (103.2)
    Dividends paid.................................................................      (145.0)     (153.8)     (155.8)
    Stock repurchases in connection with the ESOP..................................       (24.3)     (126.0)         --
    Other, net.....................................................................        (3.8)       (8.8)        (.6)
                                                                                        -------     -------     -------
              Net cash used by financing activities................................      (134.9)     (126.6)      (44.8)
                                                                                        -------     -------     -------
Effect of Exchange Rate Changes on Cash............................................        (4.0)        (.8)      (20.3)
                                                                                        -------     -------     -------
Net Increase (Decrease) in Cash and Cash Equivalents...............................        18.0       (81.7)       68.1
Cash and Cash Equivalents, Beginning of Year.......................................        44.3       126.0        57.9
                                                                                        -------     -------     -------
Cash and Cash Equivalents, End of Year.............................................     $  62.3     $  44.3     $ 126.0
                                                                                        =======     =======     =======

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY

                     Three years ended September 30, 1996


                                                                    NUMBER OF SHARES                       AMOUNT
                                                                     (IN THOUSANDS)                 (DOLLARS IN MILLIONS)
                                                               --------------------------        --------------------------
                                                               1996       1995       1994        1996       1995       1994
                                                               ----       ----       ----        ----       ----       ----
Common Stocks:
    RAL Stock:
        Balance at beginning of year........................  114,687    114,685    114,679     $  11.5    $  11.5    $  11.5
             Common stock issued on conversion of
              debentures....................................        1          2          6
                                                              -------    -------    -------     -------    -------    -------
        Balance at end of year..............................  114,688    114,687    114,685     $  11.5    $  11.5    $  11.5
                                                              =======    =======    =======     =======    =======    =======
    CBG Stock:
        Balance at beginning of year........................              20,857     20,694                $   2.1    $   2.1
             Shares issued in connection with preferred
              stock redemption..............................                            162
             Common stock issued on conversion of
              debentures....................................                   1          1
             Exchange of CBG Stock for RAL Stock............             (20,858)                             (2.1)
                                                                         -------    -------                -------    -------
        Balance at end of year..............................                  --     20,857                $    --    $   2.1
                                                                         =======    =======                =======    =======
Common Stocks in Treasury:
    RAL Stock:
        Balance at beginning of year........................   (8,831)   (10,620)   (12,917)    $(481.7)   $(577.4)   $(744.3)
             Shares issued in connection with CBG Stock
              exchange......................................               1,816                              98.7
             Activity under stock plans.....................      237        210        100        11.7       12.6        7.5
             Treasury stock purchased.......................     (146)      (300)    (2,560)       (9.4)     (15.3)    (100.9)
             Shares issued in connection with preferred
              stock redemption/conversion...................      391      2,319        789        21.4      125.7       43.9
             Share repurchases in connection with the
              ESOP..........................................     (391)    (2,256)                 (24.3)    (126.0)
             Restricted Stock Award transfer in connection
              with Ralcorp spin-off.........................                            (65)                             (2.9)
             Establishment of grantor trust.................                          4,033                             219.3
                                                              -------    -------    -------     -------    -------    -------
        Balance at end of year..............................   (8,740)    (8,831)   (10,620)    $(482.3)   $(481.7)   $(577.4)
                                                              =======    =======    =======     =======    =======    =======
    CBG Stock:
        Balance at beginning of year........................                (270)        (1)               $  (2.6)   $    --
             Activity under stock plans.....................                   2        (17)                              (.2)
             Treasury stock purchased.......................                           (242)                             (2.3)
             Restricted Stock Award transfer in connection
              with Ralcorp spin-off.........................                            (10)                              (.1)
             Cancellation of shares.........................                 268                               2.6
                                                                         -------    -------                -------    -------
        Balance at end of year..............................                  --       (270)               $    --    $  (2.6)
                                                                         =======    =======                =======    =======
Grantor Trust:
        Balance at beginning of year........................   (4,135)    (4,033)               $(239.3)   $(166.9)   $    --
             Establishment of grantor trust.................                         (4,033)                           (169.4)
             Shares purchased...............................      (93)      (102)                  (6.0)      (5.0)
             Market value adjustment........................                                      (44.3)     (67.4)       2.5
                                                              -------    -------    -------     -------    -------    -------
        Balance at end of year..............................   (4,228)    (4,135)    (4,033)    $(289.6)   $(239.3)   $(166.9)
                                                              =======    =======    =======     =======    =======    =======

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
                                                   (Continued)

                     Three years ended September 30, 1996

                                                                                                  AMOUNT
                                                                                          (DOLLARS IN MILLIONS)
                                                                                 ----------------------------------------
                                                                                 1996              1995              1994
                                                                                 ----              ----              ----
Capital in Excess of Par Value:
        Balance at beginning of year.......................................    $  169.6          $  108.7          $  115.2
             Effect of exchange of CBG Stock for RAL Stock.................                          (5.8)
             Effect of preferred stock conversion..........................                          (3.2)
             Activity under stock plans....................................         3.4               2.5                .6
             Establishment of grantor trust................................                                            (4.6)
             Market value adjustment of grantor trust......................        44.3              67.4              (2.5)
                                                                               --------          --------          --------
        Balance at end of year.............................................    $  217.3          $  169.6          $  108.7
                                                                               ========          ========          ========
Retained Earnings:
        Balance at beginning of year.......................................    $1,089.7          $1,043.2          $1,159.3
             Net earnings..................................................       359.6             296.4             208.9
             Effect of exchange of CBG Stock for RAL Stock.................                         (93.8)
             Effect of preferred stock conversion..........................        (2.5)            (10.4)
             Activity under stock plans....................................        (7.7)             (5.3)             (4.4)
             Dividends declared on preferred stock, net of taxes...........       (14.1)            (18.8)            (20.2)
             Dividends declared on RAL Stock...............................      (122.1)           (121.6)           (121.5)
             Impact of Ralcorp spin-off....................................                                          (133.6)
             Establishment of grantor trust................................                                           (45.3)
                                                                               --------          --------          --------
        Balance at end of year.............................................    $1,302.9          $1,089.7          $1,043.2
                                                                               ========          ========          ========
Unearned Portion of Restricted Stock:
        Balance at beginning of year.......................................    $   (5.3)         $   (4.3)         $   (3.9)
             Activity under stock plans....................................                          (1.2)             (2.0)
             Market value adjustment on restricted stock...................                           (.5)
             Amortization of restricted stock..............................         1.1                .7               1.6
                                                                               --------          --------          --------
        Balance at end of year.............................................    $   (4.2)         $   (5.3)         $   (4.3)
                                                                               ========          ========          ========
Cumulative Translation Adjustment:
        Balance at beginning of year.......................................    $  (50.3)         $  (58.7)         $  (70.1)
             Translation adjustments.......................................       (16.3)              8.4              11.4
                                                                               --------          --------          --------
        Balance at end of year.............................................    $  (66.6)         $  (50.3)         $  (58.7)
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

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                  (Dollars in millions except per share data)

                        SUMMARY OF ACCOUNTING POLICIES

     Ralston Purina Company's (the Company) significant accounting policies, which conform to generally accepted accounting principles and are applied on a consistent basis among years, except as indicated, are described below:

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions are eliminated. Investments in affiliated companies, 20% through 50%-owned, are carried at equity.

     FOREIGN CURRENCY TRANSLATION -- Foreign currency financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of shareholders equity. For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange and related translation adjustments are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

     FINANCIAL INSTRUMENTS -- The Company uses financial instruments in its management of foreign currency and interest rate exposures. Financial instruments are not held or issued for trading purposes.

     Interest rate swap and cap agreements are utilized in the management of interest rate exposure. The differential to be paid or received is normally accrued as interest rates change and is recognized as a component of interest expense over the life of the agreements. In addition, in order to hedge foreign currency exposures on firm commitments, the Company regularly enters into foreign currency forward and option contracts. Realized and unrealized gains and losses resulting from financial instruments which are effective as hedges are deferred in the cost basis of the asset or liability being hedged and are recognized in the same period as the underlying hedged transaction. Cash flow from hedging transactions are classified in the same category as the cash flow from the item being hedged. Other realized and unrealized gains and losses on financial instruments are recognized currently in earnings.

     CASH EQUIVALENTS for purposes of the statement of cash flows are considered to be all highly liquid investments with a maturity of three months or less when purchased.

     INVENTORIES are valued generally at the lower of cost or market, with cost being determined using average cost or the first-in, first-out (FIFO) method. The Company hedges certain of its grain and commodity purchases as considered necessary to reduce the risk associated with market price fluctuations. Gains and losses on hedges of future grain and commodity purchases are recognized in the same period as the related inventory is sold.

     PROPERTY AT COST -- Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

     DEPRECIATION is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 25 years for machinery and equipment and 10 to 50 years for buildings.

     GOODWILL AND OTHER INTANGIBLE ASSETS, which are included in Investments and Other Assets, represent the excess of cost over the net tangible assets of acquired businesses and are amortized over estimated periods of related benefit ranging from 7 to 40 years.

     Subsequent to acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of intangible assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of September 30, 1996 and 1995.

     ADVERTISING COSTS -- The Company expenses advertising costs as incurred.

     RESEARCH AND DEVELOPMENT costs are expensed as incurred and were $84.2, $80.9 and $74.9 in 1996, 1995 and 1994, respectively.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     INCOME TAXES -- Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting. No additional U.S. taxes have been provided on earnings of foreign subsidiaries expected to be reinvested indefinitely. Additional income taxes are provided, however, on planned repatriations of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

     EARNINGS PER SHARE -- Primary earnings per share are based on the average number of shares outstanding during the period for which earnings per share are reported. The average number of shares of RAL Stock outstanding for the year ended September 30, 1996 was 101,776,000.

     As discussed in the CBG Stock Exchange note to the financial statements, on May 15, 1995, the Company exchanged all outstanding shares of Ralston-Continental Baking Group Common Stock (CBG Stock) for shares of Ralston-Ralston Purina Group Common Stock (RAL Stock), which remains the Company's sole outstanding class of common stock. The average number of shares of RAL Stock outstanding for the year ended September 30, 1995 was 100,700,000. For the period October 1, 1994 through May 15, 1995, the average number of shares of CBG Stock outstanding was 20,589,000. The average number of shares of RAL Stock and CBG Stock outstanding for the year ended September 30, 1994 was 100,547,000 and 20,542,000, respectively.

     The 1995 and 1994 pro forma earnings per share are based on the assumption that the CBG Stock exchange had occurred as of the beginning of the periods presented. The average number of shares of RAL Stock assumed outstanding was 101,850,000 in 1995 and 102,363,000 in 1994. The pro forma earnings per share are not necessarily indicative of the results that would have occurred had the RAL Stock been the sole class of common stock outstanding during the periods presented.

     Fully diluted earnings per share assumes the conversion of the Series A 6.75% Preferred Stock (Redeemable Preferred Stock) and other dilutive securities into common stock. For purposes of calculating fully diluted earnings per share, net earnings have been adjusted for the additional contribution to the ESOP portion of the Company's Savings Investment Plan and its related trust (ESOP) that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

     ACCOUNTING FOR STOCK-BASED COMPENSATION -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ``Accounting for Stock-Based Compensation'' (SFAS No. 123). SFAS 123 establishes a fair value based method of accounting for the issuance of stock or similar equity instruments to employees. The Company currently accounts for stock compensation using Accounting Principles Board Opinion No. 25 ``Accounting for Stock Issued to Employees'' (APB 25). SFAS 123 allows companies to elect fair value based accounting for stock compensation or continue using the intrinsic value method of accounting for stock compensation as required by APB 25. For companies electing to continue the use of APB 25, SFAS 123 requires pro forma disclosures of net earnings and earnings per share as if the provisions of SFAS 123 had been adopted. The Company will continue to apply APB 25 in its consolidated financial statements and will provide required disclosures effective in fiscal 1997. As a result, SFAS 123 will have no effect on the financial condition or results of operations of the Company.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the 1996 presentation.

                         BUSINESS SEGMENT INFORMATION

     The Business Segment Information and Geographic Segment Information sections, appearing on pages 21 through 26 herein, are an integral part of these financial statements.

                                 ACQUISITIONS

     On April 7, 1995, the Company purchased the assets of Golden Cat Corporation, the leading manufacturer and marketer of branded cat box filler in the United States and Canada for $340. Also in the third quarter of 1995, the Company acquired the assets of a Mexican pet food company for $18.

     These acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of operations are included in the consolidated statement of earnings from the date of acquisition. Assuming these acquisitions had occurred as of the beginning of their respective fiscal years, they would not have had a material effect on net sales or net earnings.

                              CBG STOCK EXCHANGE

     On May 15, 1995, the Company exchanged each outstanding share of CBG Stock for .0886 shares of RAL Stock as permitted by the Company's Restated Articles of Incorporation (Articles). The exchange represented a 15% premium to the relative trading values of the CBG Stock and RAL Stock for the period March 31 through April 6, 1995, as provided in the Articles.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

                                 DIVESTITURES

     Effective July 22, 1995, the Company sold its Continental Baking Company
(CBC) subsidiary to Interstate Bakeries Corporation (IBC) and its wholly owned subsidiary, Interstate Brands Corporation, for $220.0 in cash and 16,923,077 shares of common stock of IBC (the IBC Stock). The Company recorded a pre-tax and after-tax gain on the sale of CBC of $50.3 and $42.0, respectively, or $.41 per pro forma primary share. Due to the Company's continuing ownership interest in IBC, an additional $18.5 after-tax gain was deferred.

     On March 31, 1994 the Company effected a spin-off of its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. One share of stock of the new company, Ralcorp Holdings, Inc. (Ralcorp), was distributed for each three shares of RAL Stock held by shareholders.

     The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995 and reflect the operations of spun-off businesses through March 31, 1994.

                 INVESTMENT IN INTERSTATE BAKERIES CORPORATION

     The Company's equity investments in affiliated companies includes a 45.2% interest in IBC at September 30, 1996. The Company accounts for its investment in IBC by the equity method of accounting. The carrying value of this investment was $286.9 and $281.2 at September 30, 1996 and 1995, respectively. The market value of the Company's investment in IBC was $617.7 and $357.5 at September 30, 1996 and 1995, respectively. As of the July 1995 sale of CBC, the market value of the IBC shares received exceeded the underlying net assets of IBC by $95.2. This excess is included in the carrying value of the Company's investment in IBC, and is amortized over 30 years. Cash dividends received from IBC were $8.5 in 1996.

     Terms of a shareholder agreement provide that, with certain limited exceptions, the Company will not acquire any additional shares of IBC Stock for a period of six years from the July 1995 closing of the sale of CBC. The agreement also provides that within five years of closing, the Company's ownership of IBC Stock will be reduced to no more than 14.9% of the total outstanding shares. The Company has registration rights with respect to the IBC Stock, but the shareholder agreement provides that, with certain limited exceptions, the Company may not sell any of the IBC Stock without first offering the securities to IBC. IBC also has the right, during the fifth year following closing, to acquire any of the IBC Stock then held by the Company at a price equal to 110% of its then current market price. The shareholder agreement provides that the Company will vote the shares of IBC Stock in accordance with the recommendation of IBC's Board with respect to shareholder proposals and nominations to that Board, and with respect to other proposals, in proportion to the votes of all other shareholders; provided, however, that the Company may vote as it deems appropriate with respect to proposals for the merger of IBC, the sale of all IBC assets, or the issuance of any other class of voting stock of IBC. The Company has two representatives on the IBC Board of Directors.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     Presented below is summary financial information of IBC:

                                                                              AUGUST 24,        AUGUST 26,
                                                                                 1996              1995
                                                                              ----------        ----------
Current assets.............................................................    $  331.3          $  321.6
Noncurrent assets..........................................................     1,160.7           1,167.9
                                                                               --------          --------
    Total assets...........................................................    $1,492.0          $1,489.5
                                                                               ========          ========
Current liabilities........................................................    $  371.2          $  300.3
Noncurrent liabilities.....................................................       644.8             744.7
Stockholders equity........................................................       476.0             444.5
                                                                               --------          --------
    Total liabilities and stockholders equity..............................    $1,492.0          $1,489.5
                                                                               ========          ========

                                                                               52 WEEKS          12 WEEKS
                                                                                ENDED              ENDED
                                                                              AUGUST 24,        AUGUST 26,
                                                                                 1996              1995
                                                                              ----------        ----------
Net sales..................................................................    $3,160.4          $  471.4
Cost of products sold......................................................     1,586.0             241.3
                                                                               --------          --------
Gross profit...............................................................    $1,574.4          $  230.1
                                                                               ========          ========
Net income.................................................................    $   37.4          $    5.7
Company equity income, net of taxes (1995 amount represents July 23 through
  August 26, 1995).........................................................    $   11.6          $     .9

                           RESTRUCTURING ACTIVITIES

     In 1996, the Company recorded provisions for restructuring which reduced earnings before income taxes, net earnings and net earnings per primary share by $18.0, $15.5 and $.15, respectively. These charges are associated with the closing of the Company's European cereal operations, the streamlining of operations of the international agricultural animal feeds business in advance of the planned spin-off and additional battery products' restructuring. Charges were $8.4, pre-tax and after-tax, for the cereal operations, $5.6 and $4.5, pre-tax and after-tax, respectively, for agricultural products and $4.0 and $2.6, pre-tax and after-tax, respectively, for battery products. The 1996 provision for restructuring consisted of termination benefits of $10.8, relating to the termination of approximately 315 employees, other cash exit costs of $1.8 and non-cash charges of $5.4, primarily related to impairment losses on land, buildings and machinery and equipment.

     During 1996, approximately 180 employees associated with the Company's foreign operations were terminated and termination benefits of $5.3 were paid in connection with the 1996 provision. The remaining reserve balance of $7.3, which excludes the portion of the provision classified as property and other asset write-downs, is expected to be utilized during 1997.

     During 1995 and 1994, the Company recorded provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions. The provisions provided for the closing of a total of ten plants and the severance of approximately 2,600 employees. The 1995 provisions reduced earnings before income taxes, net earnings and net earnings per pro forma primary share by $90.8, $70.0 and $.68, respectively. The 1995 provision for restructuring consisted of termination benefits of $46.2, other cash exit costs of $11.6 and non-cash charges of $33.0, primarily related to anticipated losses on disposal of land, buildings and machinery and equipment.

     The 1994 provisions were $83.9 before income taxes and $72.8 after taxes. The provision included cash costs for termination benefits of $26.2, payment of guaranteed debt of $4.3 and other exit costs of $7.0. Non-cash charges of $46.4 primarily related to anticipated losses on disposal of land, buildings and machinery and equipment.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     As of September 30, 1996, 8 plants have been closed and approximately 2,250 employees have been severed in connection with the 1994 and 1995 restructuring provisions. Activity related to these provisions is summarized as follows:

                                                                               1996        1995
                                                                               ----        ----
Reserve balance at beginning of year.......................................   $ 43.9      $ 36.5
Provision recorded.........................................................       --        90.8
Termination benefits paid..................................................    (20.7)      (32.6)
Other cash exit costs incurred.............................................     (7.3)      (21.2)
Portion of current period provision classified as property and other asset
  writedowns...............................................................       --       (33.0)
Increase due to translation................................................       .8         3.4
                                                                              ------      ------
Reserve balance at September 30............................................   $ 16.7      $ 43.9
                                                                              ======      ======

     Restructuring actions are expected to be completed in 1997 for the remaining 2 plants.

     In 1994, bakery products' restructuring provisions were recorded which reduced 1994 earnings before income taxes and net earnings by $16.0 and $9.6, respectively. The charge covered severance and related payroll costs for 435 headquarters and field employees.

                                 INCOME TAXES

     The provisions for income taxes consisted of the following:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
Currently payable
    United States..........................................................     $154.1       $161.0       $167.8
    State..................................................................       12.3         16.5         18.3
    Foreign................................................................       48.6         46.1         51.5
                                                                                ------       ------       ------
        Total current......................................................      215.0        223.6        237.6
                                                                                ------       ------       ------
Deferred
    United States..........................................................       (7.2)        (9.0)       (17.6)
    State..................................................................         --         (1.7)        (2.3)
    Foreign................................................................        4.4          2.1        (14.4)
                                                                                ------       ------       ------
        Total deferred.....................................................       (2.8)        (8.6)       (34.3)
                                                                                ------       ------       ------
Income taxes before equity earnings and extraordinary item.................     $212.2       $215.0       $203.3
                                                                                ======       ======       ======

     The source of pre-tax earnings follows:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
United States..............................................................     $442.3       $465.4       $398.0
Foreign....................................................................      120.0         48.8         23.7
                                                                                ------       ------       ------
Pre-tax earnings before equity earnings and extraordinary item.............     $562.3       $514.2       $421.7
                                                                                ======       ======       ======

     A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                                      1996                  1995                  1994
                                                                -----------------     -----------------     -----------------
Computed tax at federal statutory rate.......................   $196.8       35.0%    $180.0       35.0%    $147.6       35.0%
State income taxes, net of federal tax benefit...............      8.0        1.4        9.6        1.9       10.4        2.5
Foreign tax in excess of domestic rate.......................      5.3         .9       26.1        5.1       28.8        6.8
Taxes on repatriation of foreign earnings....................     21.0        3.7       16.0        3.1       20.5        4.9
Taxes on gain on sale of CBC less than domestic rate.........       --         --      (10.3)      (2.0)        --         --
Other, net...................................................    (18.9)      (3.3)      (6.4)      (1.3)      (4.0)      (1.0)
                                                                ------       ----     ------       ----     ------       ----
                                                                $212.2       37.7%    $215.0       41.8%    $203.3       48.2%
                                                                ======       ====     ======       ====     ======       ====

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     The tax benefit related to the extraordinary loss on early retirement of debt was $1.3 in 1996, $2.3 in 1995 and $6.1 in 1994.

     The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 30, 1996 and 1995 are as follows:

                                                                                 1996        1995
                                                                                 ----        ----
Deferred Tax Liabilities:
    Depreciation and property differences..................................     $(165.2)    $(165.6)
    Pension plans..........................................................       (74.3)      (65.0)
    Other..................................................................       (57.7)      (47.3)
                                                                                -------     -------
        Gross deferred tax liabilities.....................................      (297.2)     (277.9)
                                                                                -------     -------
Deferred Tax Assets:
    Postretirement benefits other than pensions............................       177.1       164.2
    Accrued liabilities....................................................        72.4        74.9
    Tax loss carryforwards and tax credits.................................        61.2        62.8
    Self-insurance reserves................................................         6.0         5.7
    Intangible assets......................................................        34.7        31.3
    Other..................................................................        16.0        16.5
                                                                                -------     -------
        Gross deferred tax assets..........................................       367.4       355.4
                                                                                -------     -------
    Valuation allowance....................................................       (63.8)      (72.3)
                                                                                -------     -------
    Net deferred tax assets................................................     $   6.4     $   5.2
                                                                                =======     =======

     Total net deferred tax assets shown above include current and noncurrent elements.

     Tax loss carryforwards and tax credits totaling $7.6 expired in 1996. Future expiration of tax loss carryforwards and credits, if not utilized, are as follows: 1997, $4.4; 1998, $4.2; 1999, $4.8; 2000, $10.3; 2001, $5.8;
thereafter or no expiration, $31.7. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance decreased in 1996 by $8.5.

     At September 30, 1996, $202.0 of foreign subsidiary net earnings were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

                            INCENTIVE COMPENSATION

     The Company's 1996 Incentive Stock Plan (1996 Plan), adopted in February, 1996, replaces the 1988 Incentive Stock Plan (the 1988 Plan). No additional awards may be granted under the 1988 Plan, or the 1982 Incentive Stock Plan, both of which will continue in existence until granted awards are exercised or terminated.

     The 1996 Plan provides that eligible employees may receive stock option awards and other stock awards payable in whole or in part by the issuance of RAL Stock. Stock option awards are issued at an option price at least equal to the fair market value of RAL Stock at the date of grant. Performance-based options granted under the various plans result in charges to earnings. These charges may reverse in future periods if performance triggers are not met. Charges to earnings for performance based options were $2.1 in 1996.

     Changes in nonqualified RAL Stock options outstanding are summarized as follows:

                                                                                                        SHARES
                                                                                                         UNDER
                                                                                                        OPTION
                                                                                                       ---------
    Outstanding beginning of year ($31.71 to $132.63 per share).....................................   5,250,233
    Granted ($67.25 per share)......................................................................   1,928,000
    Exercised ($31.71 to $48.00 per share)..........................................................    (380,327)
    Cancelled.......................................................................................     (79,424)
                                                                                                       ---------
    Outstanding September 30, 1996 ($31.71 to $132.63 per share)....................................   6,718,482
                                                                                                       =========
    Exercisable at September 30, 1996...............................................................     965,662
                                                                                                       =========

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     At September 30, 1996 and 1995, there were 3,072,000 and 4,077,679 shares of RAL Stock available for future awards.

     In addition, at September 30, 1996 and 1995, there were 141,944 and 155,728 restricted shares of RAL Stock outstanding. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. Compensation cost is recognized over this vesting period. Charges to earnings were $1.1 in 1996, $.7 in 1995 and $1.6 in 1994.

                                 PENSION PLANS

     The Company has several noncontributory defined benefit pension plans covering substantially all regular employees in the United States not participating in a multiemployer pension plan and certain employees in other countries. The plans provide retirement benefits based on years of service and earnings. It is the Company's practice to fund pension liabilities in the United States in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (ERISA) and federal income tax laws. In prior years, the Company also contributed to jointly administered multiemployer defined benefit pension plans covering certain CBC union employees.

     Certain foreign pension arrangements, which include various retirement and termination benefit plans, some of which are required by local law or coordinated with government-sponsored plans, are not material in the aggregate and are not included in these disclosures.

     Pension cost and other retirement savings plan costs included the following components:

                                                                                 1996        1995        1994
                                                                                 ----        ----        ----
Defined benefit plans
    Service cost for benefits earned during the year.......................     $  22.0     $  28.5     $  31.4
    Interest cost on projected benefit obligation..........................        65.5        64.6        64.5
    Return on plan assets..................................................      (169.1)     (221.0)      (33.2)
    Net amortization and deferral..........................................        62.7       123.7       (68.7)
                                                                                -------     -------     -------
Total defined benefit plans................................................       (18.9)       (4.2)       (6.0)
Multiemployer plans........................................................          --        46.9        56.1
Defined contribution plans.................................................        22.9        29.0        34.3
                                                                                -------     -------     -------
        Total..............................................................     $   4.0     $  71.7     $  84.4
                                                                                =======     =======     =======

     The following table presents the funded status of the Company's principal defined benefit plans and amounts recognized in the balance sheet at September 30:

                                                                                  1996         1995
                                                                                  ----         ----
Actuarial present value of:
    Vested benefits........................................................     $ (752.4)    $ (727.0)
    Nonvested benefits.....................................................        (30.7)       (28.4)
                                                                                --------     --------
    Accumulated benefit obligation.........................................       (783.1)      (755.4)
    Effect of future salary increases......................................       (123.6)      (107.5)
                                                                                --------     --------
    Projected benefit obligation...........................................       (906.7)      (862.9)
Plan assets at fair value..................................................      1,380.0      1,265.2
                                                                                --------     --------
Plan assets in excess of projected benefit obligation......................        473.3        402.3
Unrecognized net gain......................................................       (273.8)      (222.6)
Unrecognized prior service cost............................................          6.7          7.8
Unrecognized net asset at transition, net of amortization..................        (13.5)       (17.4)
                                                                                --------     --------
Prepaid pension cost included in Investments and Other Assets..............     $  192.7     $  170.1
                                                                                ========     ========

     The sale of CBC in 1995 reduced the projected benefit obligation by $39.0. This pension curtailment gain was recognized in the gain on sale of CBC.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     The assumptions used in determining the information above, which reflect weighted averages for the component plans, were as follows:

                                                                           1996     1995
                                                                           ----     ----
Discount rate.........................................................      7.8%     7.8%
Rate of increase of future compensation levels........................      5.5%     5.4%
Long-term rate of return on assets....................................      8.9%     8.9%

     Assets of the plans consist primarily of listed common stocks and bonds, including 1,731,005 shares of RAL Stock with a market value of $118.6 at September 30, 1996.

     Substantially all U.S. regular employees are eligible to participate in the Company-sponsored leveraged ESOP. The Company makes a matching contribution of up to 100% of the participant's contribution based on specified limits of the participant's salary. The cost of the ESOP is recognized as incurred and was $20.7 for 1996, $26.8 for 1995 and $31.0 for 1994.

                  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company currently provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. The Company also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement.

     The net periodic costs for postretirement benefits included the following components for the year ended September 30:

                                    1996                     1995                     1994
                            --------------------     --------------------     --------------------
                            MEDICAL        OTHER     MEDICAL        OTHER     MEDICAL        OTHER
                            -------        -----     -------        -----     -------        -----
Service cost.............    $  .6         $ 3.2      $ 1.0         $ 3.5      $ 1.2         $ 5.3
Interest cost............      8.1          17.4       12.4          16.5       15.0          14.8
Net amortization.........     (1.8)           --        (.8)           --         --            --
                             -----         -----      -----         -----      -----         -----
                             $ 6.9         $20.6      $12.6         $20.0      $16.2         $20.1
                             =====         =====      =====         =====      =====         =====

     The following table presents the status of the Company's postretirement benefit plans at September 30:

                                                                          1996                        1995
                                                                 ----------------------      ----------------------
                                                                 MEDICAL          OTHER      MEDICAL          OTHER
                                                                 -------          -----      -------          -----
Accumulated benefit obligation
    Retirees................................................      $ 66.8          $154.1      $ 63.3          $148.3
    Fully eligible plan participants........................        33.5            57.8        30.6            51.2
    Other active plan participants..........................        10.1            28.8        11.1            26.8
                                                                  ------          ------      ------          ------
Accumulated benefit obligation..............................       110.4           240.7       105.0           226.3
Fair value of plan assets...................................         5.1              --         5.2              --
                                                                  ------          ------      ------          ------
Accumulated benefit obligation in excess of plan assets.....       105.3           240.7        99.8           226.3
Unrecognized experience gain (loss).........................        28.2           (12.4)       30.6            (7.6)
Unrecognized prior service gain.............................         9.4              --        10.0              --
                                                                  ------          ------      ------          ------
Accrued postretirement benefit liability....................       142.9           228.3       140.4           218.7
Less current portion........................................        (3.7)          (12.0)       (3.7)          (10.0)
                                                                  ------          ------      ------          ------
Non-current portion included in Other Liabilities...........      $139.2          $216.3      $136.7          $208.7
                                                                  ======          ======      ======          ======

     In 1995, the accumulated medical benefit obligation decreased approximately $50.4 due to the assumption by IBC of accumulated benefits related to CBC employees.

     The discount rate used in determining the information above was 7.9% in 1996 and 1995. The assumed health care cost trend rate for participants under age 65 is 9% for 1997, declining 1% per year to 6% in 2000 and thereafter. For participants age 65 and over, the trend rate is 6% in 1997 and thereafter.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     If the assumed health care cost trend rate increased by 1 percentage point, the accumulated benefit obligation as of September 30, 1996 would increase by approximately $11.3 and expense would increase by $1.4 annually.

     Coincident with the adoption of the ESOP in January of 1989, the Company began phasing out its subsidy of medical benefits for future retirees. In addition, retiree contributions are adjusted periodically and it is expected that such adjustments will continue in the future.

                                 NOTES PAYABLE

     Notes payable at September 30, 1996 and 1995 consisted of notes payable to financial institutions and had a weighted average interest rate of 6% and 8% at September 30, 1996 and 1995, respectively.

     At September 30, 1996, total unused lines of credit were $183.2.

                                LONG-TERM DEBT

     The detail of long-term debt as of September 30 follows:

                                                                             1996         1995
                                                                             ----         ----
Debentures
    9 1/4% due 2009...................................................     $  181.0     $  181.0
    9 1/2% due 2016...................................................           --         40.5
    9 3/8% due 2016...................................................           --         27.0
    9.30% due 2021....................................................        200.0        200.0
    8 5/8% due 2022...................................................        250.0        250.0
    8 1/8% due 2023...................................................        175.0        175.0
    7 7/8% due 2025...................................................        225.0        225.0
    7 3/4% due 2015...................................................        175.0           --
Other Debt
    ESOP loan guarantee...............................................        110.6        151.9
    Medium-term Notes, 7.75% to 10.18%................................         84.5         84.5
    9% Notes due 1996.................................................           --        200.0
    Capitalized lease obligations, 5.8% to 11.1%......................          6.2          5.4
Industrial revenue bonds, 4.7% to 12.75%..............................         29.1         36.5
Other.................................................................         98.6        155.2
Notes payable reclassified as long-term...............................           --        173.3
                                                                           --------     --------
                                                                            1,535.0      1,905.3
    Less current portion..............................................        (98.0)      (303.2)
                                                                           --------     --------
                                                                           $1,437.0     $1,602.1
                                                                           ========     ========

     On October 2, 1995, the Company refinanced $173.3 of short-term notes payable with the issuance of $175.0 of 7 3/4% debentures due in 2015. Such notes have been reclassified as long-term debt at September 30, 1995.

     Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $63.5, $42.0, $14.8 and $5.2 for the years ending September 30, 1998 through 2001, respectively. These aggregate maturities do not include the future maturities of the ESOP loan guarantee.

     To fund its purchase of the Company's Redeemable Preferred Stock, the trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). The ESOP loan is unconditionally guaranteed by the Company and is included in the Company's consolidated balance sheet as long-term debt, along with corresponding unearned ESOP compensation. In connection with the sale of CBC in 1995, approximately $56.7 of the ESOP loan was assigned to the Company's Employee Stock Ownership Plan for Continental Baking Company Employees (CBC ESOP) which utilized the proceeds of unallocated Redeemable Preferred Stock held in that plan to prepay such portion of the ESOP loan. Both the remaining long-term debt and the unearned ESOP compensation will be reduced

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

as employee and employer contributions to the ESOP are used to reduce the outstanding ESOP loan. During 1996 and 1995, the ESOP incurred $12.2 and $20.3, respectively, of interest expense on the ESOP loan.

                          REDEEMABLE PREFERRED STOCK

     At September 30, 1996, the Company had 10,600,000 shares of $1 par value preferred stock authorized, of which 4,600,000 shares were authorized as Series A 6.75% Preferred Stock (Redeemable Preferred Stock). Redeemable Preferred Stock has a guaranteed minimum value of $110.83 per share and is convertible into the Company's $.10 par value RAL Stock at the ratio of 2.29 shares of RAL Stock for each share of Redeemable Preferred Stock. The shares have a preference in liquidation and each share has one voting right. Dividends are cumulative, compounded and payable semi-annually. In accordance with financial reporting requirements of the Securities and Exchange Commission, the Redeemable Preferred Stock has been classified outside of permanent equity.

     Approximately 227,000 shares of its Redeemable Preferred Stock in 1996 and 78,955 shares in 1995 were redeemed or converted to meet ongoing share redemption requirements of the ESOP. In addition, as a result of the 1995 sale of CBC, 1,012,503 shares of Redeemable Preferred Stock were converted into shares of RAL Stock. Following the above described redemptions and conversions, 2,919,209 shares of Redeemable Preferred Stock remained issued and outstanding and continued to be held by the ESOP at September 30, 1996. Of these shares, approximately 1,921,600 shares have been allocated to participant accounts at September 30, 1996.

     Redeemable Preferred Stock shares are held, on behalf of the ESOP, by the ESOP's trustee and are allocated to individual participants' accounts based on the amount of employee and employer matching contributions to the ESOP. Dividends on unallocated Redeemable Preferred Stock are used to fund the debt service requirements of the ESOP. The trustee, as holder of Redeemable Preferred Stock, may convert its shares into RAL Stock at any time, or may require the Company to redeem the Redeemable Preferred Stock shares, under certain limited circumstances, at the guaranteed minimum value, in cash or in shares of RAL Stock. The Company may elect to redeem the Redeemable Preferred Stock, under limited circumstances, in cash or in shares of RAL Stock.

                              SHAREHOLDERS EQUITY

     From July 30, 1993 through May 15, 1995, the Company had two classes of common stock, RAL Stock and CBG Stock. The CBG Stock was intended to reflect the performance of the CBG Group, which consisted of the Company's bakery products business. The RAL Stock was intended to reflect the performance of the RPG Group, which consisted of the Company's other businesses.

     On May 15, 1995, the Company exchanged each outstanding share of CBG Stock for .0886 shares of RAL Stock, now the Company's sole outstanding class of common stock. The exchange represented a 15% premium to the relative trading values of the CBG Stock and the RAL Stock for the period March 31 through April 6, 1995, as provided in the Company's Articles.

     On February 1, 1996, shareholders approved the amendment of the Company's Restated Articles of Incorporation to reduce the number of authorized shares of common stock from 730,600,000 to 610,600,000 (reflecting the elimination of the authorization to issue 120,000,000 shares of CBG Stock), redesignate the Company's Ralston-Ralston Purina Group Common Stock as Ralston Purina Common Stock, and eliminate various provisions relating to CBG Stock. The amendments did not change the voting power or other rights of holders of RAL Stock nor the rights of the Company with respect to the outstanding RAL Stock.

     On March 28, 1996, the Board of Directors declared a dividend distribution of one share purchase right (``Right'') for each outstanding share of RAL Stock. The Rights were intended to replace the previously issued share purchase rights which were initially distributed in January of 1986 and which expired on March 28, 1996.

     Each Right entitles a shareholder of RAL Stock to purchase an additional share of RAL Stock at an exercise price of $200 per share, subject to antidilution adjustments. The Rights, however, only become exercisable at the time a person or group acquires, or commences a public tender for, shares of RAL Stock representing 20% or more of the RAL Stock then outstanding (except pursuant to a tender or exchange offer which is for all outstanding shares of RAL Stock at a price and on terms which a majority of the Board of Directors determines to be adequate and in the best interests of shareholders). If an acquiring person or group acquires shares representing 20% or more of the RAL Stock then outstanding, the exercise price will be further adjusted so that a holder of a Right (other than the acquiring person or group) may purchase a share of RAL Stock at one-third of its then market price. In the event that the Company merges with, or transfers 50% or more of its assets or earnings power to, any person or group after the Rights become exercisable, holders of Rights may purchase, at the exercise price, common stock of the acquiring entity having a value equal to twice the exercise price. The Rights can be redeemed by the Board of Directors at $.01 per Right, only up to the date a person or group acquires shares representing 20% or more of the RAL Stock then outstanding. Also, following the acquisition by a person or group of beneficial ownership of shares representing 20% but less than 50% of the RAL Stock then outstanding, the Board may exchange each Right for one share of RAL Stock. The terms of the Rights may be amended by the Board of Directors at any time prior to the acquisition by a person or group of beneficial ownership of shares

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

representing 20% of the RAL Stock then outstanding, including an amendment to lower such threshold to not less than the greater of (i) any percentage greater than the largest percentage then held by any shareholder, or (ii) 10%. The Rights expire on March 28, 2006. At September 30, 1996, 123,733,468 shares of RAL Stock have been reserved for issuance upon exercise of the Rights.

     At September 30, 1996, there were 6,684,989 shares of RAL Stock reserved for conversion of Redeemable Preferred Stock, 20,078 shares of RAL Stock reserved for conversion of the 5 3/4% subordinated debentures and 11,080,048 shares of RAL Stock reserved under various employee incentive compensation and benefit plans.

                                 GRANTOR TRUST

     On September 15, 1994, the Company established the Ralston Purina Company Grantor Trust (the Trust) to provide a source of funds to assist the Company in meeting its obligations under various employee benefit plans and programs. The Trust supports certain employee benefit plans and does not change those plans or the amounts of stock expected to be issued for those plans. However, payment of certain benefits would be accelerated if minimum funding requirements of the Trust are not met.

     Among the assets used to initially fund the Trust were 4,033,347 shares of RAL Stock having a fair market value on the date of transfer of $169.4. The RAL Stock transferred to the Trust was issued out of treasury.

     For financial reporting purposes, the Trust is consolidated with the Company. The fair market value of the shares held by the Trust is shown as a reduction to shareholders equity in the Company's consolidated balance sheet. Any dividend transactions between the Company and the Trust are eliminated, and the difference between the fair value of the shares on the date of contribution to the Trust, plus the fair value of shares on the date of purchase by the Trust, and the fair value of the shares at September 30 is included in consolidated additional paid-in capital. RAL Stock held in the Trust is not considered outstanding in the computation of earnings per share. The Trust held 4,228,314 and 4,135,314 shares of RAL Stock at a fair market value of $289.6 and $239.3 at September 30, 1996 and 1995, respectively.

     The Trustee is responsible for voting the shares of RAL Stock held in the Trust.

                         COMMITMENTS AND CONTINGENCIES

     LEGAL AND ENVIRONMENTAL MATTERS -- The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

     On January 4, 1993, the Company was served with the first of nine substantively identical actions currently pending in the United States District Court for the District of New Jersey. The suits have been consolidated in Re Baby Food Antitrust Litigation. The consolidated proceeding is a certified class action by and on behalf of all direct purchasers of baby foods (other than the defendants and governmental entities), alleging that the Beech-Nut baby food business (owned by the Company from November, 1989 until April, 1994, and now owned by Ralcorp) and its predecessor Nestle Holdings, Inc., together with Gerber Products Company and H.J. Heinz Company, conspired to fix, maintain and stabilize the prices of baby foods during the period January 1, 1975 to August 31, 1992. The suit seeks treble damages.

     On January 19 and 21, 1993, the Company was served with two class actions on behalf of indirect purchasers (consumers) of baby food in California, which contain substantially identical charges. These actions have been consolidated in the Superior Court for the County of San Francisco in Bruce, et al. v. Gerber Products Company, et al. On January 19, 1993, the Company was served with a similar action filed in Alabama state court on behalf of indirect purchasers of baby food in Alabama, Johnson, et al. v. Gerber Products Company, et al. The California and Alabama state actions allege violations of state antitrust laws, seek treble damages and are substantively identical to each other. Similar state actions may be filed in states having laws permitting suits by indirect purchasers. The Company and Ralcorp have agreed that all liability and expenses related to the above antitrust matters will be shared equally, except that the Company will be solely responsible for any settlement or judgment exceeding a certain set amount.

     The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including regulations related to air and water quality, underground fuel storage tanks and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a ``potentially responsible party'' (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 14 ``Superfund'' sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

     In the opinion of management, based on the information presently known, the ultimate liability for all such matters, together with the liability for all other pending legal proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals of $13.9 for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

     OTHER COMMITMENTS -- At September 30, 1996, the Company had third party guarantees outstanding in the aggregate amount of approximately $100. These guarantees relate primarily to workers compensation claims associated with CBC prior to the sale, and revenue bonds for various facilities.

     Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1996 were: 1997--$12.1, 1998--$9.6, 1999--$6.5,
2000--$4.7, 2001--$4.0 and thereafter--$22.7.

     Total rental expense for all operating leases was $48.5 in 1996, $67.9 in 1995 and $72.4 in 1994, of which $20.1 and $28.7 in 1995 and 1994, respectively, related to CBC operations.

                   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     FOREIGN CURRENCY CONTRACTS -- The Company enters into foreign exchange forward contracts and options to mitigate the Company's economic exposure to changes in exchange rates. The Company views these exposures as arising from three major areas: (a) non-U.S. dollar cash flows to the U.S. from foreign subsidiaries expected within a year or less, (b) cash flows to a foreign country in a currency other than the subsidiary's functional currency, and (c) future cash flows at the operating margin level. The level of such actions is dependent on seasonality of the Company's activities and on specific market conditions involving various currencies.

     The tables below summarize by instrument and by major currency the contractual amounts of the Company's forward exchange contracts and purchased currency options in U.S. dollar equivalents at year end. Foreign currency contracts are generally for one year or less.

INSTRUMENT                                                        1996             1995
                                                                  ----             ----
    Forwards................................................     $301.2           $224.2
    Options.................................................       11.5             12.8
CURRENCY
    Belgian franc<Fa>.......................................     $242.7           $156.5
    French franc............................................       17.5             11.4
    Indonesian rupiah.......................................       10.5              4.5
    Swiss franc.............................................       10.1             16.2
    Japanese yen............................................        6.2             10.0
    Other currencies........................................       25.7             38.4

---------

<Fa>     The Company has a Belgian Coordination Center which functions as an intragroup bank. The exposures and hedges in Belgium result primarily from funding affiliated companies in various European currencies.

     INTEREST RATE SWAP AGREEMENTS -- The Company utilizes interest rate swap agreements to reduce exposure to changes in interest rates and manage the mix of fixed and variable rate debt. The swaps mature in fiscal 1998.

     The Company had $41.6 notional amount of interest rate swap agreements outstanding at September 30, 1996. These agreements effectively convert Swiss franc variable rate debt into fixed interest rate debt with a weighted average pay rate of 4.2%.

     At September 30, 1995, the Company had $136.4 notional amount of interest rate swap agreements outstanding. These agreements effectively converted French franc, Hong Kong dollar, Australian dollar and Swiss franc variable rate debt into fixed interest rate debt with a weighted average pay rate of 7.6%.

     CONCENTRATION OF CREDIT RISK -- The counterparties to foreign currency contracts and interest rate swap agreements consist of a number of major international financial institutions and are generally institutions with which the Company maintains lines of credit. The Company does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times. The Company continually monitors the credit ratings of its counterparties both internally

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

and by using outside rating agencies. The Company has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the Company to potential credit losses, such losses are not anticipated due to the control features mentioned.

     Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, short- and long-term debt, Redeemable Preferred Stock, foreign currency contracts and interest rate swap agreements. As of September 30, 1996 and 1995, the fair value of long-term debt was $1,630.5 and $2,050.9, respectively, compared to its carrying value of $1,535.0 and $1,905.3, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

     Redeemable Preferred Stock had a fair value of $457.9 and $417.0 at September 30, 1996 and 1995, respectively, based upon the greater of the fair market value of RAL Stock into which the Redeemable Preferred Stock may be converted or the guaranteed minimum value.

     Due to the nature of cash equivalents and short-term borrowings, including current notes payable, carrying amounts on the balance sheet approximate fair value.

     The fair value of foreign currency contracts and interest rate management agreements is the amount that the Company would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts and interest rate management agreements outstanding at September 30, 1996 and 1995 were not material.

                           OTHER INCOME AND EXPENSE

     Other (income)/expense, net consists of the following:

                                                                              YEAR ENDED SEPTEMBER 30,
                                                                       --------------------------------------
                                                                       1996             1995             1994
                                                                       ----             ----             ----
Translation and exchange loss....................................     $ 22.5           $ 16.1           $ 22.0
Investment income................................................       (8.7)            (9.4)           (15.4)
Miscellaneous (income)/expense...................................        0.9            (10.1)            13.0
                                                                      ------           ------           ------
                                                                      $ 14.7           $ (3.4)          $ 19.6
                                                                      ======           ======           ======

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                  (Dollars in millions except per share data)

                    SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                                                            SEPTEMBER 30,
                                                                                                       -----------------------
                                                                                                       1996               1995
                                                                                                       ----               ----

Receivables (current)--
    Trade......................................................................................      $  788.5           $  743.1
    Notes and other............................................................................          93.0               92.6
    Allowance for doubtful accounts............................................................         (35.9)             (34.3)
                                                                                                     --------           --------

                                                                                                     $  845.6           $  801.4
                                                                                                     ========           ========
Inventories--
    Raw materials and supplies.................................................................      $  242.1           $  209.1
    Work in process............................................................................         123.6              111.4
    Finished products..........................................................................         450.5              445.7
                                                                                                     --------           --------
                                                                                                     $  816.2           $  766.2
                                                                                                     ========           ========
Other Current Assets--
    Prepaid expenses...........................................................................      $   92.9           $   92.3
    Deferred income tax benefits...............................................................          56.4               58.8
                                                                                                     --------           --------
                                                                                                     $  149.3           $  151.1
                                                                                                     ========           ========
Investments and Other Assets--
    Goodwill (net of accumulated amortization: 1996--$100.0 and 1995--$75.0)...................      $  509.1           $  519.6
    Other intangible assets (net of accumulated amortization: 1996--$309.5 and 1995--$279.3)...         256.3              286.9
    Equity investments in affiliated companies.................................................         301.6              292.6
    Deferred charges and other assets..........................................................         388.8              354.2
                                                                                                     --------           --------
                                                                                                     $1,455.8           $1,453.3
                                                                                                     ========           ========
Accounts Payable and Accrued Liabilities--
    Trade accounts payable.....................................................................      $  407.9           $  400.5
    Incentive compensation, salaries and vacations.............................................         122.0               98.4
    Accrued interest...........................................................................          40.5               43.8
    Restructuring reserves.....................................................................          24.0               43.9
    Other......................................................................................         249.5              288.9
                                                                                                     --------           --------
                                                                                                     $  843.9           $  875.5
                                                                                                     ========           ========
Other Liabilities--
    Postretirement medical benefits............................................................      $  139.2           $  136.7
    Other postretirement benefits..............................................................         216.3              208.7
    Minority interests.........................................................................          10.6               15.3
    Other......................................................................................         134.6              118.6
                                                                                                     --------           --------
                                                                                                     $  500.7           $  479.3
                                                                                                     ========           ========

                 SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                             ----------------------------------------
                                                                             1996              1995              1994
                                                                             ----              ----              ----
Interest paid.........................................................      $185.2            $201.0            $217.2
Income taxes paid.....................................................       187.6             203.2             236.8

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                             1996              1995               1994
                                                                             ----              ----               ----
Balance, beginning of year............................................      $34.3             $29.2             $ 31.2
Provision charged to expense..........................................        9.6              11.8                5.8
Writeoffs, less recoveries............................................       (8.0)             (6.7)              (7.8)
                                                                            -----             -----             ------
Balance, end of year..................................................      $35.9             $34.3             $ 29.2
                                                                            =====             =====             ======

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                        QUARTERLY FINANCIAL INFORMATION

                                  (UNAUDITED)
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1996                                                FIRST             SECOND            THIRD            FOURTH<Fa>
-----------                                                -----             ------            -----            ----------
Net sales<Fb>..........................................   $1,639.3          $1,432.1          $1,478.6          $1,564.3
Gross profit...........................................      694.7             564.6             572.3             614.6
Earnings before extraordinary item.....................      128.5              59.1              84.3              89.8
Net earnings...........................................      128.5              59.1              82.2              89.8
Earnings per share of RAL Stock
    Primary
        Earnings before extraordinary item.............       1.23               .55               .79               .85
        Net earnings...................................       1.23               .55               .77               .85
    Fully diluted
        Earnings before extraordinary item.............       1.15               .52               .75               .80
        Net earnings...................................       1.15               .52               .73               .80
    Dividends paid per share...........................        .30               .30               .30               .30
Market price range of RAL Stock........................         67-               69-           67 3/4-           68 7/8-
                                                            57 1/4            57 7/8                56            57 3/4

---------

<Fa>     Net earnings in the fourth quarter of 1996 were reduced by $15.5 or $.15 and $.14 per primary and fully diluted share, respectively, due to restructuring charges.

<Fb>     Reflects a reclassification between sales and advertising and promotion expense.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES

                                  (UNAUDITED)
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1995                                               FIRST<Fa>         SECOND<Fa>        THIRD<Fa>         FOURTH<Fa><Fb><Fc>
-----------                                               ---------         ----------        ---------         ------------------
Net sales<Fd>..........................................   $1,978.1          $1,743.9          $1,853.0             $ 1,596.6
Gross profit...........................................      867.8             748.9             803.7                 663.2
Earnings before extraordinary item.....................      101.1              51.4              68.2                  79.4
Net earnings...........................................      101.1              51.4              68.2                  75.7
Earnings per share of RAL Stock<Fe>
    Primary
        Earnings before extraordinary item.............       1.02               .50               .63                   .74
        Net earnings...................................       1.02               .50               .63                   .70
    Fully diluted
        Earnings before extraordinary item.............        .95               .48               .60                   .70
        Net earnings...................................        .95               .48               .60                   .67
Loss per share of CBG Stock
    Primary
        Loss before extraordinary item.................       (.28)             (.15)             (.02)<Ff>
        Net loss.......................................       (.28)             (.15)             (.02)<Ff>
    Fully diluted
        Loss before extraordinary item.................       (.28)             (.15)             (.03)<Ff>
        Net loss.......................................       (.28)             (.15)             (.03)<Ff>
Dividends paid per share:
    RAL Stock..........................................        .30               .30               .30                   .30
Market price range of RAL Stock........................         45 3/4-           50 1/8-           51 3/4-               59-
                                                                40 1/2            43 1/2            46 3/8                48 5/8
Market price range of CBG Stock........................          5 1/2-            4 5/8-            4 1/2-<Ff>
                                                                 3 5/8             3 1/4             3 5/8

---------

<Fa>     Net earnings and earnings per share in 1995 were reduced by the following amounts due to provisions for restructuring:

                                                                   NET          PRIMARY          FULLY
                                                                 EARNINGS         EPS         DILUTED EPS
                                                                 --------       -------       -----------
First quarter...............................................      $16.3          $.16            $.15
Second quarter..............................................       11.7           .12             .11
Third quarter...............................................        4.3           .04             .04
Fourth quarter..............................................       37.7           .37             .34

<Fb>   Excludes results of operations of CBC after sale, effective July 22, 1995.

<Fc>   Includes an after-tax gain on the sale of CBC of $42.0 or $.41 and $.38 per primary and fully diluted share, respectively.

<Fd>   Reflects a reclassification between sales and advertising and promotion expense.

<Fe>   Based on RPG Group earnings through May 15, 1995 and consolidated Ralston Purina Company earnings thereafter.

<Ff>   Through exchange of CBG Stock on May 15, 1995.