Form 10-K, Exhibit 13
period 1997-09-30
RALSTON PURINA CO
filed 1997-12-17
CIK 81870

R A L S T O N  P U R I N A  C O M P A N Y

Five Year Financial Summary
 ...............................................................................
(In millions except per share and percentage data)

                                                         FOR THE YEAR ENDED SEPTEMBER 30,
                                             --------------------------------------------------------
STATEMENT OF EARNINGS DATA                   1997         1996       1995<Fd>     1994<Fg>       1993
                                             ----         ----       --------     --------       ----
Net Sales...............................   $4,486.8     $4,301.9     $5,645.4     $6,319.8     $6,542.0
Depreciation and Amortization...........      189.0        193.8        249.4        268.3        272.1
Earnings from Continuing Operations
  before Interest Expense, Income Taxes,
  Equity Earnings, Extraordinary Item
  and Cumulative Effect of Accounting
  Changes...............................      559.2        638.0        599.4        546.5        726.9
    As a Percent of Sales...............       12.5%        14.8%        10.6%         8.6%        11.1%
Earnings from Continuing Operations
  before Income Taxes, Equity Earnings,
  Extraordinary Item and Cumulative
  Effect of Accounting Changes..........   $  384.9     $  447.7     $  399.6     $  326.1     $  488.8
Income Taxes............................       70.0        162.9        167.8        162.6        194.4
Earnings from Continuing Operations
  before Extraordinary Item and
  Cumulative Effect of Accounting
  Changes<Fa>...........................      348.9        296.4        232.7        163.5        294.4
    As a Percent of Sales...............        7.8%         6.9%         4.1%         2.6%         4.5%
Net Earnings<Fb>........................     $423.7<Fh> $  359.6       $296.4<Fe> $  208.9     $  122.6
Earnings Available to Common
  Shareholders..........................      410.6        345.5        277.6        188.7        101.6

                                                         FOR THE YEAR ENDED SEPTEMBER 30,
                                             --------------------------------------------------------
BALANCE SHEET DATA                           1997         1996       1995<Fd>     1994<Fg>       1993
                                             ----         ----       --------     --------       ----
Working Capital.........................   $  289.7     $ (230.3)    $(141.4)     $ (60.1)     $   74.1
Property at Cost, Net...................    1,113.7      1,050.9        989.7      1,536.5      1,967.1
    Additions (during the year).........      282.9        228.8        235.2        281.8        271.8
    Depreciation (during the year)......      142.5        139.5        198.5        222.8        226.5
Total Assets............................    4,741.8      4,523.0      4,310.8      4,423.9      4,912.8
Long-Term Debt..........................    1,860.4      1,437.0      1,602.1      1,594.6      2,054.5
Redeemable Preferred Stock..............      304.9        323.5        348.7<Ff>    469.7        509.8
Shareholders Equity.....................      917.1        689.0        494.2        355.6        469.8
Common Shares Outstanding:
    RAL Stock<Fc>.......................      102.3        101.7        101.7        100.0        101.8
    CBG Stock...........................                                              20.6         20.7

---------

<Fa>     Before extraordinary charges for early retirement of debt of $2.1 for 1996, $3.7 for 1995, $9.5 for 1994 and $11.8 for
         1993. Also, before charges for the cumulative effect of accounting changes of $206.9 in 1993.

<Fb>     After-tax restructuring provisions reduced earnings by $36.3 in 1997, $11.0 in 1996, $70.0 in 1995 and $82.4 in 1994.

<Fc>     Does not include 4.3, 4.2, 4.1 and 4.0 shares of RAL Stock held by the Company's Grantor Trust in 1997, 1996, 1995 and
         1994, respectively.

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

<Fh>     Includes a tax benefit of $34.7 related to tax refund claims for 1993 through 1996 as a result of a change in the
         Company's method of computing foreign tax credits and an after-tax gain of $15.1 on the sale of 1.0 shares of
         Interstate Bakeries Corporation stock.

14 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
(In millions except per share data)

                                                      FOR THE YEAR ENDED SEPTEMBER 30,
                                            ------------------------------------------------------
PER SHARE DATA                              1997        1996        1995        1994       1993<Fa>
                                            ----        ----        ----        ----       -------
RAL Stock (pro forma in 1995 and 1994
  assuming one class of common stock):
    Earnings from Continuing Operations
      before Extraordinary Item
        Primary.........................   $  3.29     $  2.77     $  2.10     $  1.40
        Fully Diluted...................      3.13        2.64        2.05        1.39
    Net Earnings
        Primary.........................      4.02        3.39        2.72        1.84
        Fully Diluted...................      3.80        3.21        2.63        1.80
    Average Shares Outstanding..........     102.1       101.8       101.9       102.4
RAL Stock (based on RPG Group earnings
  through May 15, 1995 and consolidated
  Ralston earnings thereafter):
    Earnings from Continuing Operations
      before Extraordinary Item and
      Cumulative Effect of Accounting
      Changes
        Primary.........................                           $  2.22     $  1.57     $   .30
        Fully Diluted...................                              2.16        1.55         .30
    Net Earnings
        Primary.........................                              2.85        2.04         .36
        Fully Diluted...................                              2.74        1.98         .35
CBG Stock (through May 15, 1995):
    Earnings (Loss) before Extraordinary
      Item and Cumulative Effect of
      Accounting Changes
        Primary.........................                           $  (.45)    $  (.74)    $   .21
        Fully Diluted...................                              (.45)       (.74)        .19
    Net Earnings (Loss)
        Primary.........................                              (.45)       (.78)        .19
        Fully Diluted...................                              (.45)       (.78)        .17
Ralston Purina Company Common Stock
  (through July 30, 1993):
    Earnings from Continuing Operations
      before Extraordinary Item and
      Cumulative Effect of Accounting
      Changes
        Primary.........................                                                   $  2.30
        Fully Diluted...................                                                      2.20
    Net Earnings
        Primary.........................                                                       .59
        Fully Diluted...................                                                       .63
Average Shares Outstanding:
    RAL Stock...........................                             100.7       100.5       102.2
    CBG Stock (through May 15, 1995)....                              20.6        20.5        20.7
    Ralston Purina Company Common
      Stock.............................                                                     103.6
Dividends Declared:
    RAL Stock...........................   $  1.20     $  1.20     $  1.20     $  1.20     $   .60<Fb>
    CBG Stock...........................                                                       .16<Fb>
    Ralston Purina Company Common
      Stock.............................                                                      .632<Fb>

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

 ............................................................................ 15

R A L S T O N  P U R I N A  C O M P A N Y

Financial Review
 ...............................................................................

     The following discussion is a summary of the key factors management considers necessary in reviewing the Company's results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Business Segment Information and the Consolidated Financial Statements and related notes.

Highlights
 ..........

     Net earnings were $423.7 million for the year ended September 30, 1997 compared to $359.6 million in 1996. Earnings per share were $4.02 and $3.80 on a primary and fully diluted basis, respectively, compared to earnings per primary and fully diluted share of $3.39 and $3.21 in the prior year. Included in net earnings in 1997 are net earnings from discontinued operations of $74.8 million and several unusual items which increased net earnings by $13.5 million. Discontinued operations consist of Soy Protein Products, which is being sold to E.I. Du Pont de Nemours and Company (DuPont), and Agricultural Products, which will be spun-off to shareholders in early 1998. The first unusual item in 1997 was an after-tax restructuring charge of $36.3 million, net of income tax benefits of $75.1 million, primarily related to continued rationalization of Battery Products' worldwide battery production capacity and business structure. The income tax benefits of $75.1 million associated with current and past restructuring actions included current tax benefits of $13.4 million and the recognition of capital loss benefits of $61.7 million. The second unusual item is a tax benefit of $34.7 million related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits. The third unusual item is a $15.1 million after-tax gain on the sale of 1.0 million shares of Interstate Bakeries Corporation (IBC) stock.

     Net earnings in 1996 included net earnings from discontinued operations of $65.3 million, after-tax restructuring charges in the Pet Products and Battery Products segments of $11.0 million and an extraordinary loss on early debt retirement of $2.1 million, after taxes.

     In 1997, earnings from continuing operations before the unusual items described above increased $28.0 million to $335.4 million, compared to $307.4 million in 1996. The 1997 earnings increase resulted from higher IBC equity earnings, lower interest expense, lower translation and exchange losses and higher returns on other investments. Operating profit was flat in 1997. Earnings per share on this basis were $3.16 and $3.01 per primary and fully diluted share, respectively, compared to $2.88 and $2.74 in the prior year.

     In 1996, net earnings increased $63.2 million and earnings per share increased $.67 and $.58 on a primary and fully diluted basis, respectively. Unusual items in 1995 included after-tax restructuring provisions of $70.0 million in Battery Products, an after-tax gain on the sale of Continental Baking Company (CBC) of $42.0 million and an extraordinary loss on early debt retirement of $3.7 million, after taxes. Additionally, 1995 results include net earnings from the discontinued Soy Protein Products and Agricultural Products operations of $67.4 million. Exclusive of these unusual items, 1996 earnings from continuing operations increased on higher operating profit in Pet Products and Battery Products, a lower tax rate and increased IBC equity earnings.

Transactions Affecting Comparability of Results
 ...............................................

Discontinued Operations

     In December 1997, the Company reached agreement to sell its Soy Protein Products operations to DuPont for approximately $1.5 billion comprised of DuPont common stock and the assumption of certain liabilities. The amount received will be recorded in the first quarter of fiscal 1998 and will result in a gain for the Company. The Soy Protein Products business is the world's leading producer and marketer of high-quality dietary isolated protein and fiber food ingredients and a leading marketer of polymer products worldwide.

     In addition, the Company has made significant progress in its efforts to separate its Agricultural Products business in a tax-free spin-off to shareholders. The spin-off is expected to be completed during the second quarter of fiscal 1998 after receipt of a favorable tax ruling from the Internal Revenue Service and final approval by the Board of Directors. The Agricultural Products business is one of the world's largest producers and marketers of formula feeds outside the United States.

     The Soy Protein Products and Agricultural Products segments are accounted for as discontinued operations, and accordingly, amounts in the financial statements and related notes for all periods shown have been restated to reflect discontinued operations accounting. Summarized results of these businesses are shown separately as Discontinued Operations in the accompanying consolidated financial statements.

Other Transactions Affecting Comparability

     Effective July 22, 1995, the Company sold CBC to IBC for $220 million in cash and 16,923,077 shares of common stock of IBC. The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995, and reflect an equity interest in IBC thereafter.

     On April 7, 1995, the Company acquired the assets of Golden Cat Corporation, the leading manufacturer and marketer of branded cat box filler in the United States and Canada, for $340 million.

16 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................

Operating Results from Continuing Operations
 ............................................

Net Sales

     Net sales increased $184.9 million or 4.3% in 1997 due to increases in Pet Products. In 1996, net sales decreased $1,343.5 million or 23.8% on the exclusion of CBC sales, partially offset by increases in Pet Products and Battery Products and the inclusion of Golden Cat sales for a full year. Excluding CBC sales in 1995, net sales increased 6.0% in 1996. Comments on changes in sales by Business Segment may be found on pages 22 and 23 of this report.

Gross Profit

     Gross profit increased 5.2% in 1997 due to an increase in Pet Products.
In 1996, gross profit decreased 24.2% on the exclusion of CBC. Excluding such operations, gross profit increased 5.2% in 1996 on increases in both Pet Products and Battery Products. Gross profit as a percentage of sales was 49.1% in 1997 compared to 48.7% in 1996 and 49.1% in 1995, excluding CBC operations. The increased percentage in 1997 reflects slightly improved margins in Pet Products and increased sales in the higher margin Pet Products segment. The decreased percentage in 1996 reflects a decreased percentage in Pet Products, slightly offset by increased sales in the higher margin Pet Products' segment and improvements in Battery Products. Pet Products' margins were unfavorably impacted in 1996 by higher grain prices as price increases were insufficient to maintain historical margin levels. In 1996, the Battery Products' 1995 plant closings had a favorable impact on margins.

     Cost of products sold in the Pet Products segment is somewhat dependent on agricultural commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as corn or soybean meal. Agricultural commodity costs of the Pet Products' segment have represented approximately 19% to 24% of cost of products sold during the three year period ended September 30, 1997. See Market Risk Sensitive Instruments and Positions section of this financial review for further discussion of commodities.

Operating Expenses

     Selling, general and administrative expenses increased 6.2% in 1997 primarily due to increases in Pet Products, start-up expenses related to capital projects and incremental expense associated with options and mark-to-market adjustments on liabilities denominated in share equivalents. Exclusive of CBC operations in 1995, selling, general and administrative expenses increased 4.4% in 1996 primarily due to the inclusion of a full year of Golden Cat expenses. Selling, general and administrative expenses, exclusive of CBC operations in 1995, were 20.5%, 20.1% and 20.4% of sales in 1997, 1996 and 1995, respectively.

     Advertising and promotion expense increased 13.1% in 1997 due to additional promotional spending in Pet Products. In 1996, advertising and promotion expense, exclusive of CBC operations in 1995, increased 7.0% on the inclusion of Golden Cat and on increased brand development spending in Pet Products. Excluding CBC operations in 1995, advertising and promotion expense was 14.4% of sales in 1997 compared to 13.3% in 1996 and 13.2% in 1995.

Interest Expense and Other Income/Expense

     Interest expense decreased in 1997 to $174.3 million compared to $190.3 million in 1996 and $199.8 million in 1995. The decrease from 1995 resulted primarily from lower interest rates associated with the Company maintaining a larger percentage of its total debt on a short-term basis during 1996 and much of 1997. Additionally, the 1997 decrease resulted from a lower average debt balance during the year. Other income/expense, net, was favorable by $16.8 million in 1997 due to higher prior year foreign currency translation and exchange losses and higher returns on other investments in the current year. In 1996, other income/expense, net, was unfavorable by $11.9 million due primarily to lower returns on other investments.

Income Taxes

     Income taxes, which represent federal, state and foreign taxes, were 18.2%, 36.4% and 42.0% of pre-tax earnings before equity earnings and extraordinary item in 1997, 1996 and 1995, respectively. Income taxes include certain unusual items in all years. The first unusual item in 1997 was the recognition of capital loss tax benefits of $61.7 million related to prior years' restructuring actions. These capital loss tax benefits will be used to partially offset taxes due upon the disposition of shares of IBC stock. The second unusual item in 1997 was a tax benefit of $34.7 million related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits. In addition, the income tax percentage in each year was unfavorably impacted by pre-tax restructuring provisions which did not result in tax benefits due to tax loss situations or particular statutes of a country. In 1995, the income tax percentage was favorably impacted by a lower tax rate on the gain on the sale of CBC. Income tax percentages, excluding the impact of these unusual items in each year, were 36.2%, 35.7% and 41.0% in 1997, 1996 and 1995, respectively.

 ............................................................................ 17

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................

Liquidity and Capital Resources
 ...............................

     Cash flow from operations is the Company's primary source of liquidity. Management continues to have a strong orientation toward cash flows and the effective management of cash generated. In addition, the Company uses financial leverage to minimize the overall cost of capital and maintain adequate operating and financial flexibility. Management monitors leverage through its interest coverage ratio, debt to internal funds ratio and total debt as a percentage of total capitalization.

DOLLARS IN MILLIONS                                               1997       1996       1995
-------------------                                               ----       ----       ----
Cash Flow from Continuing Operations........................     $451.1     $436.1     $384.2

Interest Coverage<Fa>.......................................        4.0        3.7        3.5

Debt to Internal Funds<Fb><Fc>..............................        4.0        4.0        4.3

Total Debt as a Percentage of Total Capitalization<Fc>......         67%        73%        78%

---------

<Fa>     Defined as earnings from continuing operations before extraordinary item, interest expense, amortization, provisions for restructuring, gains on the sale of CBC and on IBC stock, income taxes and equity earnings divided by interest expense.

<Fb>     Defined as average debt divided by net earnings before non-cash restructuring reserves, depreciation and amortization, deferred income tax provision and gain on the sale of CBC (cash earnings).

<Fc>     Excludes market value of $1.1 billion of IBC stock.

     On a current equity market basis, total debt as a percentage of total capitalization was 20% at September 30, 1997 compared to 25% at September 30, 1996 and 28% at September 30, 1995. For purposes of the debt ratios, the guarantee of the ESOP debt is treated as debt and redeemable preferred stock and related unearned compensation are treated as capital. The historical cost basis ratio is significantly influenced by the large amount of stock repurchased by the Company.

     Cash flow from continuing operations increased 3.4% in 1997 as changes in cash earnings were largely offset by changes in working capital items. Cash flow from continuing operations increased 13.5% in 1996 due primarily to increased cash earnings. The interest coverage ratio improved in 1997 and in 1996 on lower interest expense, and, in 1996, on higher earnings. The debt to internal funds ratio was flat in 1997 due to lower cash earnings, offset by a lower average debt balance. In 1996, the debt to internal funds ratio improved on higher cash earnings.

     The Company's working capital requirement for inventories and receivables is influenced by seasonality, the availability of raw materials and changes in raw materials costs, and as a result, may fluctuate widely. The Company has traditionally used short-term debt to finance these seasonal and other working capital requirements and, from time to time, to finance capital expenditures on a temporary basis. In addition, the Company is currently using international short-term debt to minimize its overall after-tax cost of debt. Bank lines of credit provide future credit availability and support the sale of commercial paper. Payment for lines of credit is effected primarily through fees. At September 30, 1997, total unused lines of credit were $429.0 million.

     At September 30, 1997, working capital was $289.7 million. At September 30, 1996, current liabilities exceeded current assets by $230.3 million. The increase in working capital is primarily due to the Company maintaining a larger percentage of its total debt on a long-term basis at year-end 1997, as compared to 1996, as a result of the Company's issuance of Stock Appreciation Income Linked Securities (SAILS) in July 1997. See further discussion of the SAILS in the financing section of this financial review.

Investing Activities
 ....................

     Cash flow used for investing activities by continuing operations was $223.4 million in 1997 compared to $213.8 million in 1996 and $372.4 million in 1995. In 1997, the increase in cash used for capital expenditures related to the expansion of production capacity was largely offset by proceeds from the sale of 1.0 million shares of IBC stock. The 1995 acquisition of the assets of Golden Cat Corporation for $340 million represented a significant investment, and the 1995 sale of CBC resulted in cash proceeds of $220 million. Capital expenditures related to continuing operations were $282.9 million, $228.8 million and $235.2 million in fiscal years 1997, 1996 and 1995, respectively. Anticipated capital expenditures of approximately $300 million in 1998 are expected to be financed with funds generated from operations.

Financing Activities
 ....................

     Long-term financings are arranged as necessary to meet the Company's capital or other requirements, with the timing of issue, principal amount and form depending on the prevailing securities markets and general economic conditions. The Company received $541.1 million in proceeds from new debt issuances in 1997 and made payments on long-term debt of $63.5 million. In July of 1997, the Company issued $480 million of SAILS consisting of 7% exchangeable notes due in 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. The number of shares of IBC common stock to be exchanged will depend upon the market price of the IBC stock at maturity of the notes, ranging from one share per note if the price at maturity is less than or equal to the initial price of

18 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................

approximately $62.00, to .82 of a share per note if the maturity price is greater than or equal to $75.50 per share. Approximately 7.7 million notes were issued. This transaction effectively limits the amount of appreciation on part of the Company's investment in IBC and establishes a minimum gain on these same shares should the Company elect to settle the SAILS with IBC common stock. Effective November 3, 1997, IBC's stock split 2-for-1 which is not reflected in the aforementioned share amounts. Proceeds from the SAILS transaction of $466 million were used to pay down short-term debt. In 1997, the Company reduced short-term obligations by $508.7 million.

     Simultaneous with the SAILS transaction, the Company sold 1.0 million shares of its IBC stock back to IBC for $60.1 million. In accordance with the Shareholder Agreement signed upon the closing of the sale of CBC to IBC, the Company's investment in IBC must be reduced to no more than 14.9% of total outstanding shares of IBC by July 2000. At September 30, 1997, the Company's investment in IBC was $289.2 million compared to current market value of $1,096.7 million.

     New debt issuances totaled $199.7 million in 1996 and $272.8 million in 1995, while payments on long-term debt totaled $355.3 million in 1996 and $318.1 million in 1995. The Company also increased short-term obligations by $203.2 million and $222.6 million in 1996 and 1995, respectively.

     The Company returned cash to its common shareholders during the three years ended September 30, 1997 through common stock dividends and common stock repurchases. These outflows totaled $122.4 million and $24.7 million in 1997 for dividends and stock repurchases, respectively, compared to $121.9 million and $9.4 million in 1996 and $120.9 million and $15.3 million in 1995. As of November 10, 1997, 1,130,400 shares of RAL Stock remained under the current Board of Directors' authorization for the purchase of up to 3 million shares of RAL Stock.

     To meet ongoing share redemption requirements of the ESOP, in 1997 and in 1996 the Company converted shares of its Series A 6.75% Preferred Stock (Redeemable Preferred Stock) and simultaneously repurchased all RAL Stock issued in the conversion for $30.4 million and $24.3 million, respectively. In connection with the sale of CBC in 1995, the Company converted $69.0 million of allocated and $57.0 million of unallocated Redeemable Preferred Stock into RAL Stock and simultaneously repurchased substantially all RAL Stock issued in the conversion.

Year 2000 Costs
 ...............

     Many computer systems process dates in application software and data files based on two digits for the year of a transaction rather than a full four digits. These systems are unable to properly process dates in the year 2000. The Company has developed plans to address the impact of replacing or modifying its key financial information and operational systems to deal with this issue. Several new information technologies have been and are being installed to achieve further productivity and cost improvements. These systems will be year 2000 compliant. The Company believes that all systems necessary to manage the business effectively will be replaced, modified or upgraded before the year 2000. Because of the significant system replacement and business reengineering expenditures currently underway, the Company believes the costs to modify current systems to be year 2000 compliant will not be significant to the Company's financial results.

Environmental Matters
 .....................

     The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including air and water quality, underground fuel storage tanks and waste handling and disposal. The Company has received notices from the US Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to approximately 14 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

Inflation
 .........

     Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The Company tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1997.

 ............................................................................ 19

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................

Market Risk Sensitive Instruments and Positions
 ...............................................

     The market risk inherent in the Company's financial instruments and positions represents the potential loss arising from adverse changes in interest rates, foreign currency exchange rates, commodity prices and marketable equity securities.

Interest Rates

     At September 30, 1997, the fair value of the Company's total debt is estimated at $2,535.3 million using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options. Such fair value exceeded the carrying value of debt at September 30, 1997 by $228.4 million. Market risk is estimated as the potential change in fair value resulting from a hypothetical 10% adverse change in interest rates and amounts to $75.0 million at September 30, 1997.

     The Company had $472.0 million variable rate debt outstanding at September 30, 1997. A hypothetical 10% adverse change in interest rates would have a $3.4 million unfavorable impact on the Company's earnings and cash flows. The primary interest rate exposures on floating rate debt are with respect to US and European interbank rates and short-term local currency rates in certain Asian countries.

     Although the Company's SAILS are subject to a change in fair market value due to interest rate risk, equity risk presents the more significant risk as the value of these instruments are tied to the stock price of IBC. The effect of the interest rate risk is included in the aforementioned discussion of the fair value of the Company's total debt. See the discussion of these instruments in the Investment in Interstate Bakeries Corporation and Long Term Debt notes to the financial statements.

Foreign Currency Exchange Rates

     The Company employs a foreign currency hedging strategy to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Foreign currency exposures arise from transactions, including firm commitments and anticipated transactions, denominated in a currency other than an entity's functional currency and from foreign denominated revenues and profits translated into US dollars. The primary currencies to which the Company is exposed include the British pound and other European currencies, the Mexican peso, the Australian dollar and the Philippine peso. The Company is also exposed to other South American and Asian currencies. Exposures are hedged with foreign currency forward contracts, put and call options with maturity dates of generally less than one year. Company policy allows foreign currency transactions only for identifiable foreign currency exposures and, therefore, the Company does not enter into foreign currency contracts for trading purposes where the objective is to generate profits. The potential loss in fair value at September 30, 1997 for such net currency positions resulting from a hypothetical 10% adverse change in all foreign currency exchange rates is $6.6 million.

     The Company generally views as long-term its investments in foreign subsidiaries with a functional currency other than the US dollar. As a result, the Company does not generally hedge these net investments. However, the Company uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, the Company attempts to limit its US dollar net monetary liabilities in currencies of hyperinflationary countries, primarily in Latin America. The net investment in foreign subsidiaries and affiliates translated into dollars using the year end exchange rates is $615.0 million at September 30, 1997. The potential loss in value of the Company's net investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates at September 30, 1997 amounts to $55.9 million.

Commodity Prices

     The availability and price of agricultural commodities are subject to wide fluctuations due to unpredictable factors such as weather conditions, government regulations, economic climate or other unforeseen circumstances. To reduce price risk caused by market fluctuations, the Company enters into commodity futures contracts to buy commodities at fixed prices, thereby minimizing the risk of decreased Company margins.

     A sensitivity analysis has been prepared to estimate the Company's exposure to market risk of its agricultural commodities positions, excluding inventory on hand and fixed price contracts. The fair value of the Company's positions is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The results of this analysis are as follows for fiscal 1997:

                                                                                        (IN MILLIONS)
                                                                                      FAIR        MARKET
                                                                                     VALUE         RISK
                                                                                     -----        ------
Highest long position...........................................................     $118.5       $11.9

Average long position...........................................................       38.3         3.8

Lowest long position............................................................        --          --

20 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y


 ...............................................................................
Forward-looking information

     The above risk management discussion and the estimated amounts generated from the sensitivity analyses for continuing operations are forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets. The analysis methods used by the Company to assess and mitigate risks discussed above should not be considered projections of future events or losses.

Restructuring Activities
 ........................

     In 1997, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per primary share by $111.4 million, $36.3 million and $.36, respectively. These charges are primarily associated with the continued rationalization of Battery Products' production capacity and business structure and provide for the termination of 1,340 employees and the closing of 3 plants. The total pre-tax charge for restructuring consisted of termination benefits of $50.5 million, other cash exit costs of $11.0 million, and non-cash charges of $49.9 million, primarily related to impairment losses on land, buildings and machinery and equipment. The income tax benefits of $75.1 million recorded during the year associated with current and past restructuring actions include current tax benefits of $13.4 million and the recognition of capital loss benefits of $61.7 million. During 1997, 80 employees were severed in connection with this charge.

     These restructuring actions are expected to generate pre-tax cost savings of $15 million in 1998 and ultimate annual savings of $35 million in fiscal 2000.

     In 1996, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per primary share by $12.4 million, $11.0 million and $.11, respectively. These charges are associated with the closing of the Company's European cereal operations and additional Battery Products' restructuring. The total 1996 pre-tax charge for restructuring consisted of termination benefits of $5.2 million, relating to the termination of approximately 170 employees, other cash exit costs of $1.8 million and non-cash charges of $5.4 million, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1997, substantially all actions associated with this charge have been completed.

     Pre-tax cost savings from these restructuring actions have been or are expected to be as follows: 1997--$4.7 million; and ultimate annual reduction--$7.2 million.

     During 1995, the Company recorded additional provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions as part of a plan initiated in 1994. This plan provided for the closing of a total of ten plants and the severance of approximately 2,600 employees. The 1995 provisions reduced pre-tax and after-tax earnings from continuing operations by $90.8 million and $70.0 million, respectively. The total 1995 pre-tax charge for restructuring consisted of termination benefits of $46.2 million, other cash exit costs of $11.6 million and non-cash charges of $33.0 million, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1997, substantially all actions associated with this charge have been completed.

     As a result of the restructuring actions covered under the 1994 and 1995 provisions, pre-tax cost savings have been or are expected to be as follows:
1995--$9.1 million; 1996--$29.2 million; 1997--$44.9 million; and ultimate annual reduction--$47.7 million.

     Activity related to the restructuring provisions discussed above is summarized as follows:

                                                                                        (IN MILLIONS)
                                                                                      1997         1996
                                                                                      ----         ----
Reserve balance at beginning of year............................................     $ 22.4       $ 43.9

Provision recorded..............................................................      111.4         12.4

Portion of current period provision classified as property and other asset
  impairments...................................................................      (49.9)        (5.4)

Termination benefits paid.......................................................      (15.0)       (22.0)

Other cash exit costs incurred..................................................       (3.9)        (7.3)

Increase due to translation.....................................................        1.3           .8
                                                                                     ------       ------

Reserve balance at September 30.................................................     $ 66.3       $ 22.4
                                                                                     ======       ======

     Restructuring actions represented by the September 30, 1997 reserve balance are expected to be substantially completed in 1999, and the Company expects to fund these costs from internal sources and available borrowing capacity.

 ............................................................................ 21

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
Business Segment Information
 ............................

     Summarized financial information on a worldwide basis by continuing business segment and for discontinued operations for the three years ended September 30, 1997 is set forth below. The segments comprise the following:

Pet Products -- pet foods and cat box filler

     Pet Products is the world's largest producer of dry dog and dry and soft-moist cat foods, the leading producer of soft-moist dog food in the United States and the leading manufacturer and marketer of cat box filler in the United States. Pet products are marketed primarily through a direct sales force to grocery, mass merchandisers and specialty retailers, wholesalers and other customers.

Battery Products -- alkaline, carbon zinc, miniatures, lithium and rechargeable batteries, flashlights and other related products

     Battery Products is the world's leading manufacturer of dry cell batteries and flashlights and a global leader in the dynamic business of providing portable power. Battery Products' brands are recognized around the world and are marketed and sold in more than 160 countries. Battery products are marketed through a direct sales force to mass merchandisers, wholesalers and other customers.

Discontinued Segments

Soy Protein Products -- dietary soy protein, fiber food ingredients and polymer products

     Soy Protein Products is the world's leading producer and marketer of high-quality dietary isolated soy protein and fiber food ingredients, and a leading marketer of polymer products worldwide. Principal markets served include food, meat, paper/paperboard and animal feed industries. Food protein and industrial polymer products are marketed through a direct sales force.

Agricultural Products (International) -- animal feeds

     Agricultural Products is one of the world's largest producers and marketers of formula animal feeds and operates 73 manufacturing plants. Agricultural products are marketed through a worldwide network of 3,300 independent dealers, as well as an independent and a direct sales force.

Divested Business

Bakery Products -- bread and sweet baked goods (sold as of July 22, 1995)

     Pet Products includes restructuring provisions of $15.5 million in 1997 and $8.4 million in 1996. Battery Products includes restructuring provisions of $95.9 million in 1997, $4.0 million in 1996 and $90.8 million in 1995. Comments, amounts and percentages in the remaining Business Segment discussion exclude the effects of restructuring provisions.

Pet Products
 ............

     Sales for the Pet Products segment increased 9.0% in 1997 and 12.2% in 1996 on higher domestic and international pet food volume and pricing. The 1996 increase also reflected the inclusion of a full year's sales of Golden Cat, acquired in April 1995.

     Operating profit for the Pet Products segment was flat in 1997 as increased sales were offset by higher ingredient costs, higher promotion support and start-up expenses. In 1996, operating profit increased 3.7% on the inclusion of a full year's results of Golden Cat. In addition, higher pet food volume and pricing were offset by higher ingredient and advertising and promotion costs. Gross profit margins increased slightly in 1997 after declining significantly in 1996, reflecting the higher ingredient costs.

     The domestic pet food and cat box filler industry is well developed and non-cyclical with strong cash flows. In addition, the international pet food market presents opportunities for growth for Pet Products. The improvement in pet ownership trends in recent years is supporting volume growth in the industry. The competitive environment continues to be challenging, particularly as manufacturers consolidate. Consolidation of the retail industry, growth of the mass merchandiser and category-dominant retailer segments and an increase in store-branded product have resulted, and will continue to result, in significant changes in the product distribution pattern and marketing practices of the Company. Increased profitability depends on maintaining brand loyalty, developing higher performance capabilities and on the successful development of mutually beneficial trading relationships with our customers.

22 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y


 ...............................................................................
Battery Products
 ................

     Sales for the Battery Products segment were flat in 1997. Worldwide branded alkaline volumes increased, particularly in North America and Asia Pacific. These increases were offset by volume declines and unfavorable exchange rates in Europe and the continued decline in carbon zinc sales. The impact of the consolidation of the retail trade and increased competitive pressures also negatively impacted results for the year. Sales for the Battery Products' segment increased slightly in 1996 on higher volumes in the Asia Pacific region and higher alkaline volume and prices and favorable mix in the United States. These gains were nearly offset by sales declines in Europe and South and Central America and by decreased sales of rechargeable batteries to Original Equipment Manufacturer (OEM) customers.

     Battery Products' operating profit was flat in 1997. Increased worldwide alkaline volumes and improved results in the Asia Pacific region were offset by an unfavorable package mix in the United States, decreased earnings in Europe, decreased OEM rechargeable sales in the Asia Pacific region and start-up costs associated with the lithium-ion rechargeable battery. Margins were flat in 1997. Operating profit increased 4.8% in 1996 on strong performances in Asia Pacific and in the United States, partially offset by lower rechargeable sales to the OEM market segment, declines in Europe due to poor economic conditions and higher information systems development costs. Margin percentages in Europe and Pan Am improved in 1996 reflecting benefits from the 1995 plant closings.

     The Battery Products business faces intense competition. There has been a shift within primary battery products from carbon zinc batteries to alkaline batteries. As such, the Company has recorded provisions related to restructuring its world-wide battery production capacity and certain administrative functions in each of the last three years. Alkaline batteries are now the dominant primary battery in all world areas with the exception of Asia and Africa. The rechargeable battery products business is experiencing rapid technological evolution, particularly within the lithium area. These emerging rechargeable technologies are expected to play a predominant role in the future of the rechargeable battery business. The Company continues to review its battery production capacity and its business structure in light of pervasive global trends, including the evolution of technology. (See Restructuring Activities discussion in this section.)

Discontinued Operations
 .......................

Soy Protein Products and Agricultural Products

     Results of discontinued operations increased 14.5% in 1997 as decreased operating profit for Soy Protein Products and Agricultural Products was more than offset by lower translation and exchange losses and lower taxes. Results of discontinued operations were flat in 1996 as operating profit in the Soy Protein Products segment was flat and increased operating profit in the Agricultural Products segment was offset by higher translation and exchange losses and higher taxes.

 ............................................................................ 23

R A L S T O N  P U R I N A  C O M P A N Y

Business Segment Information
 ...............................................................................

     Export sales and sales between geographic segments were immaterial. One single mass merchandiser accounted for 11.9%, 10.5% and 6.7% of total sales in fiscal years 1997, 1996 and 1995, respectively.

IN MILLIONS                                                       1997          1996          1995
-----------                                                       ----          ----          ----
SALES
Pet Products................................................    $2,308.9      $2,118.4      $1,888.8
Battery Products............................................     2,177.9       2,183.5       2,168.4
                                                                --------      --------      --------
                                                                 4,486.8       4,301.9       4,057.2
Divested Business<Fa>.......................................         --            --        1,588.2
                                                                --------      --------      --------
            Total...........................................    $4,486.8      $4,301.9      $5,645.4
                                                                ========      ========      ========
OPERATING PROFIT
Pet Products
    Operating profit before amortization....................    $  384.2 <Fb> $  392.9 <Fb> $  381.7
    Amortization of goodwill and other intangibles..........       (11.5)        (11.8)         (6.2)
                                                                --------      --------      --------
                                                                   372.7         381.1         375.5
                                                                --------      --------      --------
Battery Products
    Operating profit before amortization....................       244.3 <Fc>    347.5 <Fc>    248.7 <Fc>
    Amortization of goodwill and other intangibles..........       (32.8)        (41.2)        (43.4)
                                                                --------      --------      --------
                                                                   211.5         306.3         205.3
                                                                --------      --------      --------
                                                                   584.2         687.4         580.8
Divested Business<Fa>.......................................         --            --            7.1
                                                                --------      --------      --------
            Total...........................................       584.2         687.4         587.9
Unallocated Corporate and Miscellaneous Expenses............       (48.2)        (49.4)        (38.8)
Interest Expense............................................      (174.3)       (190.3)       (199.8)
Gain on Sale of CBC.........................................         --            --           50.3
Gain on Sale of IBC Stock...................................        23.2           --            --
                                                                --------      --------      --------
            Earnings from Continuing Operations before
              Income Taxes, Equity Earnings and
              Extraordinary Item............................    $  384.9      $  447.7      $  399.6
                                                                ========      ========      ========

---------

<Fa>     Effective July 22, 1995, the Company sold CBC. The Company's sales and earnings reflect the operations of CBC through that date.

<Fb>     Includes restructuring provisions of $15.5 in 1997 and $8.4 in 1996.

<Fc>     Includes restructuring provisions of $95.9 in 1997, $4.0 in 1996 and $90.8 in 1995.

24 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................

IN MILLIONS                                                        1997         1996         1995
-----------                                                        ----         ----         ----
ASSETS AT YEAR END
Pet Products................................................     $ 1,077.2    $   984.9    $   940.4
Battery Products............................................       2,026.1      2,107.8      2,098.9
                                                                 ---------    ---------    ---------
            Subtotal........................................       3,103.3      3,092.7      3,039.3
Investment in Discontinued Operations<Fa>...................         592.3        587.1        469.8
Corporate...................................................       1,046.2        843.2        801.7
                                                                 ---------    ---------    ---------
            Total...........................................     $ 4,741.8    $ 4,523.0    $ 4,310.8
                                                                 =========    =========    =========
DEPRECIATION AND AMORTIZATION EXPENSE
Pet Products................................................     $    58.9    $    55.2    $    47.6
Battery Products............................................         117.0        126.2        128.0
Divested Business<Fb>.......................................           --           --          65.9
                                                                 ---------    ---------    ---------
            Subtotal........................................         175.9        181.4        241.5
Corporate...................................................          13.1         12.4          7.9
                                                                 ---------    ---------    ---------
            Total...........................................     $   189.0    $   193.8    $   249.4
                                                                 =========    =========    =========
PROPERTY ADDITIONS
Pet Products................................................     $   135.2    $    73.2    $    66.6
Battery Products............................................         141.9        150.2        100.7
Divested Business<Fb>.......................................           --           --          49.8
                                                                 ---------    ---------    ---------
            Subtotal........................................         277.1        223.4        217.1
Corporate...................................................           5.8          5.4         18.1
                                                                 ---------    ---------    ---------
            Total...........................................     $   282.9    $   228.8    $   235.2
                                                                 =========    =========    =========

---------

<Fa>     See Discontinued Operations in the Notes to Financial Statements.

<Fb>     See Note (a) on page 24.

 ............................................................................ 25

R A L S T O N  P U R I N A  C O M P A N Y

Business Segment Information
 ...............................................................................

Geographic Segment Information
 ..............................

     Financial information by geographic location for the past three years is set forth below.

IN MILLIONS                                                                  1997         1996         1995
-----------                                                                  ----         ----         ----
SALES
    United States.....................................................     $2,950.8     $2,757.5     $4,125.2 <Fa>
    Europe............................................................        519.4        572.5        591.0
    South & Central America...........................................        320.9        290.8        285.6
    Asia Pacific......................................................        534.7        529.6        499.7
    Other.............................................................        161.0        151.5        143.9
                                                                           --------     --------     --------
        Total.........................................................     $4,486.8     $4,301.9     $5,645.4
                                                                           ========     ========     ========
OPERATING PROFIT<Fb>
    United States.....................................................     $  531.1     $  555.8     $  537.7 <Fa>
    Europe............................................................        (56.9)         7.5         (9.2)
    South & Central America...........................................         17.8         22.2         (2.8)
    Asia Pacific......................................................         84.3         91.7         55.9
    Other.............................................................          7.9         10.2          6.3
                                                                           --------     --------     --------
        Total.........................................................     $  584.2     $  687.4     $  587.9
                                                                           ========     ========     ========
ASSETS
    United States.....................................................     $1,936.4     $1,847.1     $1,803.5
    Europe............................................................        563.8        666.0        701.5
    South & Central America...........................................        200.8        166.1        157.1
    Asia Pacific......................................................        337.0        350.3        311.6
    Other.............................................................         65.3         63.2         65.6
                                                                           --------     --------     --------
        Total.........................................................     $3,103.3     $3,092.7     $3,039.3
                                                                           ========     ========     ========

---------

<Fa>     See Note (a) on page 24.

<Fb>     Includes restructuring provisions of:

        AREA                                                                        1997                 1996               1995
        ----                                                                        ----                 ----               ----
United States..............................................................        $25.1                $ 1.5              $10.7
Europe.....................................................................         63.0                 12.6               34.4
South & Central America....................................................          3.5                   --               28.8
Asia Pacific...............................................................         15.3                   --               16.9
Other......................................................................          4.5                 (1.7)                --

26 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

Responsibility for Financial Statements
 ...............................................................................

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

Report of Independent Accountants
 ...............................................................................

To the Shareholders and Board of Directors of Ralston Purina Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of shareholders equity and of cash flows present fairly, in all material respects, the financial position of Ralston Purina Company and its subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

St. Louis, Missouri

November 4, 1997, except the Discontinued Operations note which is as of December 3, 1997

 ............................................................................ 27

R A L S T O N  P U R I N A  C O M P A N Y

Consolidated Statement of Earnings
 ................................................................................................................

                                           Year ended September 30

(IN MILLIONS EXCEPT PER SHARE DATA)                                               1997         1996         1995
-----------------------------------                                               ----         ----         ----
Net Sales..................................................................     $4,486.8     $4,301.9     $5,645.4
                                                                                --------     --------     --------
Costs and Expenses
    Cost of products sold..................................................      2,281.9      2,206.0      2,880.6
    Selling, general and administrative....................................        918.6        864.8      1,549.0
    Advertising and promotion..............................................        646.6        571.6        578.7
    Interest...............................................................        174.3        190.3        199.8
    Provisions for restructuring...........................................        111.4         12.4         90.8
    Gain on sale of IBC stock..............................................        (23.2)         --           --
    Gain on sale of CBC....................................................          --           --         (50.3)
    Other (income)/expense, net............................................         (7.7)         9.1         (2.8)
                                                                                --------     --------     --------
                                                                                 4,101.9      3,854.2      5,245.8
                                                                                --------     --------     --------
Earnings from Continuing Operations before Income Taxes, Equity Earnings
  and Extraordinary Item...................................................        384.9        447.7        399.6
Income Taxes...............................................................        (70.0)      (162.9)      (167.8)
                                                                                --------     --------     --------
Earnings from Continuing Operations before Equity Earnings and
  Extraordinary Item.......................................................        314.9        284.8        231.8
Equity Earnings, Net of Taxes..............................................         34.0         11.6          0.9
                                                                                --------     --------     --------
Earnings from Continuing Operations before Extraordinary Item..............        348.9        296.4        232.7
Net Earnings from Discontinued Operations..................................         74.8         65.3         67.4
                                                                                --------     --------     --------
Earnings before Extraordinary Item.........................................        423.7        361.7        300.1
Extraordinary Item--Loss on Early Retirement of Debt.......................          --          (2.1)        (3.7)
                                                                                --------     --------     --------
Net Earnings...............................................................        423.7        359.6        296.4
Preferred Stock Dividend, Net of Taxes.....................................        (13.1)       (14.1)       (18.8)
                                                                                --------     --------     --------
Earnings Available to Common Shareholders..................................     $  410.6     $  345.5     $  277.6
                                                                                ========     ========     ========
Earnings Per Share of RAL stock (Pro forma in 1995 assuming one class of common stock, unaudited):
    Primary
        Earnings from continuing operations................................     $   3.29     $   2.77     $   2.10
        Earnings from discontinued operations..............................         0.73         0.64         0.66
        Extraordinary item.................................................          --         (0.02)       (0.04)
                                                                                --------     --------     --------
        Net Earnings.......................................................     $   4.02     $   3.39     $   2.72
                                                                                ========     ========     ========
    Fully Diluted
        Earnings from continuing operations................................     $   3.13     $   2.64     $   2.05
        Earnings from discontinued operations..............................         0.67         0.59         0.61
        Extraordinary item.................................................          --         (0.02)       (0.03)
                                                                                --------     --------     --------
        Net Earnings.......................................................     $   3.80     $   3.21     $   2.63
                                                                                ========     ========     ========
Earnings Per Share of RAL stock (Based on RPG Group earnings through May
  15, 1995 and consolidated Ralston Purina Company earnings thereafter):
    Primary
        Earnings from continuing operations................................                               $   2.22
        Earnings from discontinued operations..............................                                   0.67
        Extraordinary item.................................................                                  (0.04)
                                                                                                          --------
        Net Earnings.......................................................                               $   2.85
                                                                                                          ========
    Fully Diluted
        Earnings from continuing operations................................                               $   2.15
        Earnings from discontinued operations..............................                                   0.62
        Extraordinary item.................................................                                  (0.03)
                                                                                                          --------
        Net Earnings.......................................................                               $   2.74
                                                                                                          ========
------------------------------------------------------------------------------------------------------------------

Loss per share of CBG Stock (Through May 15, 1995):
    Primary and Fully Diluted
        Net Loss...........................................................                                 $(0.45)

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

28 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

Consolidated Balance Sheet
 ..........................................................................................................

                                             September 30

(IN MILLIONS)                                                                        1997             1996
-------------                                                                        ----             ----
ASSETS
Current Assets
    Cash and cash equivalents...................................................   $  109.1         $   62.3
    Receivables, less allowance for doubtful accounts...........................      675.2            662.2
    Inventories.................................................................      604.8            628.2
    Other current assets........................................................      116.4            120.0
                                                                                   --------         --------
        Total Current Assets....................................................    1,505.5          1,472.7
Investments and Other Assets....................................................    1,530.3          1,412.3
Investment in Discontinued Operations...........................................      592.3            587.1
Property at Cost
    Land........................................................................       38.6             37.6
    Buildings...................................................................      371.6            368.2
    Machinery and Equipment.....................................................    1,546.1          1,518.1
    Construction in Progress....................................................      204.3            133.7
                                                                                   --------         --------
                                                                                    2,160.6          2,057.6
        Accumulated depreciation................................................    1,046.9          1,006.7
                                                                                   --------         --------
                                                                                    1,113.7          1,050.9
                                                                                   --------         --------
            Total...............................................................   $4,741.8         $4,523.0
                                                                                   ========         ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
    Current maturities of long-term debt........................................   $  106.2         $   98.0
    Notes payable...............................................................      340.3            881.9
    Accounts payable and accrued liabilities....................................      705.0            661.0
    Dividends payable...........................................................       35.8             36.0
    Income taxes................................................................       28.5             26.1
                                                                                   --------         --------
        Total Current Liabilities...............................................    1,215.8          1,703.0
Long-Term Debt..................................................................    1,860.4          1,437.0
Other Liabilities...............................................................      507.4            481.1
Redeemable Preferred Stock--Series A 6.75%, $1 par value, issued 2,750,636 and
  2,919,209 shares in 1997 and 1996, respectively...............................      304.9            323.5
Unearned ESOP Compensation......................................................      (63.8)          (110.6)
Shareholders Equity
    Preferred stock, $1 par value, none outstanding
    Common stock--$.10 par value, issued 114,694,666 and 114,688,225 shares in
     1997 and 1996, respectively................................................       11.5             11.5
    Capital in excess of par value..............................................      320.0            217.3
    Retained earnings...........................................................    1,566.7          1,302.9
    Cumulative translation adjustment...........................................     (129.8)           (66.6)
    Common stock in treasury, at cost, 8,116,407 and 8,739,872 shares in 1997
     and 1996, respectively.....................................................     (466.7)          (482.3)
    Unearned portion of restricted stock........................................       (3.4)            (4.2)
    Value of 4,307,214 and 4,228,314 shares of common stock held in Grantor
     Trust in 1997 and 1996, respectively.......................................     (381.2)          (289.6)
                                                                                   --------         --------
        Total Shareholders Equity...............................................      917.1            689.0
                                                                                   --------         --------
            Total...............................................................   $4,741.8         $4,523.0
                                                                                   ========         ========

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

 ............................................................................ 29

R A L S T O N  P U R I N A  C O M P A N Y

Consolidated Statement of Cash Flows
 .............................................................................................................

                                        Year ended September 30

(IN MILLIONS)                                                                    1997        1996        1995
-------------                                                                    ----        ----        ----
Cash Flow from Operations
    Net earnings...........................................................     $ 423.7     $ 359.6     $ 296.4
    Adjustments to reconcile net earnings to net cash flow provided by operations
        Net earnings from discontinued operations..........................       (74.8)      (65.3)      (67.4)
        Extraordinary item.................................................         --          2.1         3.7
        Non-cash restructuring charges.....................................        49.9         5.4        33.0
        Depreciation and amortization......................................       189.0       193.8       249.4
        Deferred income tax provision......................................      (115.5)       (1.8)      (21.3)
        Gain on sale of CBC................................................         --          --        (50.3)
        Gain on sale of IBC stock..........................................       (23.2)        --          --
        Changes in assets and liabilities used in operations
            Increase in accounts receivable................................       (39.9)      (25.0)      (46.9)
            Increase in inventories........................................        (9.0)       (9.7)      (28.5)
            Decrease in other current assets...............................         4.0         1.2        15.0
            Increase (decrease) in accounts payable and accrued
              liabilities..................................................        63.8       (50.1)      (34.8)
            Increase in other current liabilities..........................        15.3        25.6        18.8
        Other, net.........................................................       (32.2)         .3        17.1
                                                                                -------     -------     -------
            Cash flow from continuing operations...........................       451.1       436.1       384.2
            Cash flow from discontinued operations.........................       156.5        28.3        89.5
                                                                                -------     -------     -------
              Net cash flow from operations................................       607.6       464.4       473.7
                                                                                -------     -------     -------
Cash Flow from Investing Activities
    Property additions.....................................................      (282.9)     (228.8)     (235.2)
    Proceeds from the sale of property.....................................        10.4        18.4        10.3
    Proceeds from sale of IBC stock........................................        60.1         --          --
    Proceeds from the sale of CBC..........................................         --          --        220.0
    Acquisitions of businesses.............................................         --          --       (358.0)
    Other, net.............................................................       (11.0)       (3.4)       (9.5)
                                                                                -------     -------     -------
            Cash used by investing activities - continuing operations......      (223.4)     (213.8)     (372.4)
            Cash used by investing activities - discontinued operations....      (114.3)      (93.7)      (55.6)
                                                                                -------     -------     -------
              Net cash used by investing activities........................      (337.7)     (307.5)     (428.0)
                                                                                -------     -------     -------
Cash Flow from Financing Activities
    Proceeds from sale of long-term debt...................................       541.1       199.7       272.8
    Principal payments on long-term debt, including current maturities.....       (63.5)     (355.3)     (318.1)
    Net increase (decrease) in notes payable...............................      (508.7)      203.2       222.6
    Treasury stock purchases...............................................       (24.7)       (9.4)      (15.3)
    Dividends paid.........................................................      (143.9)     (145.0)     (153.8)
    Stock repurchases in connection with the ESOP..........................       (30.4)      (24.3)     (126.0)
    Other, net.............................................................        13.1        (3.8)       (8.8)
                                                                                -------     -------     -------
              Net cash used by financing activities........................      (217.0)     (134.9)     (126.6)
                                                                                -------     -------     -------
Effect of Exchange Rate Changes on Cash....................................        (6.1)       (4.0)       (0.8)
                                                                                -------     -------     -------
Net Increase (Decrease) in Cash and Cash Equivalents.......................        46.8        18.0       (81.7)
Cash and Cash Equivalents, Beginning of Period.............................        62.3        44.3       126.0
                                                                                -------     -------     -------
Cash and Cash Equivalents, End of Period...................................     $ 109.1     $  62.3     $  44.3
                                                                                =======     =======     =======

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

30 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

Consolidated Statement of Shareholders Equity
 ...........................................................................................................................

                                          Three years ended September 30, 1997

                                                                    NUMBER OF SHARES                       AMOUNT
                                                                     (IN THOUSANDS)                     (IN MILLIONS)
                                                               --------------------------        --------------------------
                                                               1997       1996       1995        1997       1996       1995
                                                               ----       ----       ----        ----       ----       ----
Common Stocks:
    RAL Stock:
        Balance at beginning of year........................  114,688    114,687    114,685     $  11.5    $  11.5    $  11.5
             Common stock issued on conversion of
              debentures....................................        7          1          2
                                                              -------    -------    -------     -------    -------    -------
        Balance at end of year..............................  114,695    114,688    114,687     $  11.5    $  11.5    $  11.5
                                                              =======    =======    =======     =======    =======    =======
    CBG Stock:
        Balance at beginning of year........................                         20,857                           $   2.1
             Common stock issued on conversion of
              debentures....................................                              1
             Exchange of CBG Stock for RAL Stock............                        (20,858)                             (2.1)
                                                                                    -------                           -------
        Balance at end of year..............................                            --                            $   --
                                                                                    =======                           =======
Common Stocks in Treasury:
    RAL Stock:
        Balance at beginning of year........................   (8,740)    (8,831)   (10,620)    $(482.3)   $(481.7)   $(577.4)
             Shares issued in connection with CBG Stock
              exchange......................................                          1,816                              98.7
             Activity under stock plans.....................      932        237        210        49.1       11.7       12.6
             Treasury stock purchased.......................     (308)      (146)      (300)      (24.7)      (9.4)     (15.3)
             Shares issued in connection with preferred
              stock redemption/conversion...................      386        391      2,319        21.7       21.4      125.7
             Share repurchases in connection with the
              ESOP..........................................     (386)      (391)    (2,256)      (30.5)     (24.3)    (126.0)
                                                              -------    -------    -------     -------    -------    -------
        Balance at end of year..............................   (8,116)    (8,740)    (8,831)    $(466.7)   $(482.3)   $(481.7)
                                                              =======    =======    =======     =======    =======    =======
    CBG Stock:
        Balance at beginning of year........................                           (270)                          $  (2.6)
             Activity under stock plans.....................                              2
             Cancellation of shares.........................                            268                               2.6
                                                                                    -------                           -------
        Balance at end of year..............................                            --                            $   --
                                                                                    =======                           =======
Grantor Trust:
        Balance at beginning of year........................   (4,228)    (4,135)    (4,033)    $(289.6)   $(239.3)   $(166.9)
             Shares purchased...............................      (79)       (93)      (102)       (6.4)      (6.0)      (5.0)
             Market value adjustment........................                                      (85.2)     (44.3)     (67.4)
                                                              -------    -------    -------     -------    -------    -------
        Balance at end of year..............................   (4,307)    (4,228)    (4,135)    $(381.2)   $(289.6)   $(239.3)
                                                              =======    =======    =======     =======    =======    =======

 ............................................................................ 31

R A L S T O N  P U R I N A  C O M P A N Y

Consolidated Statement of Shareholders Equity (continued)
 .........................................................................................................................

                                     Three years ended September 30, 1997

                                                                                                  AMOUNT
                                                                                              (IN MILLIONS)
                                                                                 ----------------------------------------
                                                                                 1997              1996              1995
                                                                                 ----              ----              ----
Capital in Excess of Par Value:
        Balance at beginning of year.......................................    $  217.3          $  169.6          $  108.7
             Effect of exchange of CBG Stock for RAL Stock.................                                            (5.8)
             Effect of preferred stock conversion..........................                                            (3.2)
             Activity under stock plans....................................        17.5               3.4               2.5
             Market value adjustment of grantor trust......................        85.2              44.3              67.4
                                                                               --------          --------          --------
        Balance at end of year.............................................    $  320.0          $  217.3          $  169.6
                                                                               ========          ========          ========
Retained Earnings:
        Balance at beginning of year.......................................    $1,302.9          $1,089.7          $1,043.2
             Net earnings..................................................       423.7             359.6             296.4
             Effect of exchange of CBG Stock for RAL Stock.................                                           (93.8)
             Effect of preferred stock conversion..........................        (3.0)             (2.5)            (10.4)
             Activity under stock plans....................................       (21.1)             (7.7)             (5.3)
             Dividends declared on preferred stock, net of taxes...........       (13.1)            (14.1)            (18.8)
             Dividends declared on RAL Stock...............................      (122.7)           (122.1)           (121.6)
                                                                               --------          --------          --------
        Balance at end of year.............................................    $1,566.7          $1,302.9          $1,089.7
                                                                               ========          ========          ========
Unearned Portion of Restricted Stock:
        Balance at beginning of year.......................................    $   (4.2)         $   (5.3)         $   (4.3)
             Activity under stock plans....................................         (.3)                               (1.2)
             Market value adjustment on restricted stock...................                                             (.5)
             Amortization of restricted stock..............................         1.1               1.1                .7
                                                                               --------          --------          --------
        Balance at end of year.............................................    $   (3.4)         $   (4.2)         $   (5.3)
                                                                               ========          ========          ========
Cumulative Translation Adjustment:
        Balance at beginning of year.......................................    $  (66.6)         $  (50.3)         $  (58.7)
             Translation adjustments.......................................       (63.2)            (16.3)              8.4
                                                                               --------          --------          --------
        Balance at end of year.............................................    $ (129.8)         $  (66.6)         $  (50.3)
                                                                               ========          ========          ========

     The above financial statement should be read in conjunction with the Notes to Financial Statements.

32 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

Notes to Financial Statements
 ...............................................................................
                                    (Dollars in millions except per share data)

Summary of Accounting Policies
 ..............................

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

Foreign Currency Translation -- Financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of shareholders equity. For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange and related translation adjustments are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

Financial Instruments -- The Company uses financial and commodities derivatives in the management of foreign currency, commodities pricing and interest rate risks that are inherent to its business operations. Such instruments are not held or issued for trading purposes.

     The Company uses foreign exchange (F/X) instruments, including currency forwards, futures and options, to reduce transaction and translation exposures resulting from its foreign currency activities. F/X instruments used are selected based on their risk reduction attributes and the related market conditions. Such instruments are marked-to-market, and the terms generally do not exceed twelve months. Realized and unrealized gains and losses from instruments qualifying as hedges are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the statement of earnings in the same period as the underlying transaction. Realized and unrealized gains or losses from F/X instruments used as economic hedges but not qualifying for hedge accounting are recognized currently in the statement of earnings. Cash flows from F/X instruments are classified in the same category in the statement of cash flows as the underlying activities. F/X instruments are generally not disposed of prior to the settlement date; however, if an F/X instrument and the underlying hedged transaction were disposed of prior to the settlement date, any gain or loss would be recognized immediately in the statement of earnings.

     The Company uses commodities hedging instruments, including futures and options, to reduce the risk of price fluctuations related to future raw materials requirements for commodities such as corn, wheat and soybean meal. The terms of such instruments generally do not exceed twelve months, and depend on the commodity and other market factors. The instruments are marked-to-market, and the gains and losses are deferred. Deferred gains and losses are subsequently recorded as cost of products sold in the statement of earnings when the inventory is sold. If the inventory is not acquired and the hedge is disposed of, the deferred gain or loss is recognized immediately in cost of products sold.

     The Company uses interest rate swap and cap agreements in the management of interest rate exposure. The interest rate differential to be paid or received is normally accrued as interest rates change, and is recognized as a component of interest expense over the life of the agreements. If an agreement and the underlying hedged transaction were terminated prior to the maturity date, any accrued rate differential would be recognized immediately as interest expense in the statement of earnings.

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

     Subsequent to acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of intangible assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of September 30, 1997 and 1996.

 ............................................................................ 33

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

Stock Appreciation Income Linked Securities (SAILS) -- SAILS debt was initially recorded on the balance sheet at the principal amount of the issuance. At each subsequent balance sheet date, the SAILS will be marked to the cash value of the underlying IBC shares for which the SAILS may be exchanged. Any changes in value will be recorded in earnings each period.

Advertising Costs -- The Company expenses advertising costs as incurred.

Research and Development costs are expensed as incurred and were $70.4, $65.3 and $62.6 in 1997, 1996 and 1995, respectively.

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

Earnings per Share -- Primary earnings per share are based on the average number of shares outstanding during the period for which earnings per share are reported. The average number of shares of RAL Stock outstanding was 102,058,000 and 101,776,000 for the years ended September 30, 1997 and 1996, respectively.

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

     The 1995 pro forma earnings per share are based on the assumption that the CBG Stock exchange had occurred as of the beginning of the period. The average number of shares of RAL Stock assumed outstanding was 101,850,000 in 1995. The pro forma earnings per share are not necessarily indicative of the results that would have occurred had the RAL Stock been the sole class of common stock outstanding during the period.

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

Accounting for Stock-Based Compensation -- The Company accounts for stock options using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 (APB25). Pro forma disclosures required under Statement of Financial Accounting Standards No. 123 (SFAS 123), as if the Company had adopted the fair value based method of accounting for stock options, are presented in the Notes to Financial Statements.

Other -- Statement of Financial Accounting Standards No. 128, "Earnings Per Share", was issued in February 1997. Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", were issued in June 1997. The Company expects the impact of adoption of these statements to be immaterial.

Business Segment Information
 ............................

     The Business Segment Information and Geographic Segment Information sections, appearing on pages 24 through 26 herein, are an integral part of these financial statements.

Discontinued Operations
 .......................

     In December 1997, the Company reached agreement to sell its Soy Protein Products operations to E. I. Du Pont de Nemours and Company (DuPont) for approximately $1.5 billion comprised of DuPont common stock and the assumption of certain liabilities. The amount received will be recorded in the first quarter of fiscal 1998, and will result in a gain for the Company. The Soy Protein Products business is the world's leading producer and marketer of high-quality dietary isolated protein and fiber food ingredients, and a leading marketer of polymer products worldwide. In addition, the Company has made significant progress in its efforts to separate its Agricultural Products business in a tax-free spin-off to shareholders. The spin-off is expected to be completed during the second quarter of fiscal 1998 after receipt of a favorable tax ruling from the Internal Revenue Service and approval by the Board of Directors. The Agricultural Products business is one of the world's largest producers and marketers of formula feeds outside the United States.

     The Soy Protein Products and Agricultural Products segments are accounted for as discontinued operations, and accordingly, amounts in the financial statements and related notes for all periods shown have been restated to reflect discontinued operations accounting. Summarized results of these businesses are shown separately as Discontinued

34 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

Operations in the accompanying consolidated financial statements. The Investment in Discontinued Operations is primarily comprised of accounts receivable, inventory, fixed assets and accounts payable. Operating results of these businesses are as follows:

                                                                                       1997          1996          1995
                                                                                       ----          ----          ----

Net Sales.......................................................................     $1,983.8      $1,812.4      $1,526.2
                                                                                     ========      ========      ========
Earnings before income taxes....................................................     $  116.3      $  114.6      $  114.6

Income taxes....................................................................         41.5          49.3          47.2
                                                                                     --------      --------      --------

Net Earnings from discontinued operations.......................................     $   74.8      $   65.3      $   67.4
                                                                                     ========      ========      ========

Acquisitions
 ............

     On April 7, 1995, the Company purchased the assets of Golden Cat Corporation, the leading manufacturer and marketer of branded cat box filler in the United States and Canada for $340. Also in the third quarter of 1995, the Company acquired the assets of a Mexican pet food company for $18.

     These acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of operations are included in the consolidated statement of earnings from the date of acquisition. Assuming these acquisitions had occurred as of the beginning of the year, they would not have had a material effect on net sales or net earnings.

CBG Stock Exchange
 ..................

     On May 15, 1995, the Company exchanged each outstanding share of CBG
Stock for .0886 shares of RAL Stock as permitted by the Company's Restated Articles of Incorporation (Articles). The exchange represented a 15% premium to the relative trading values of the CBG Stock and RAL Stock for the period March 31 through April 6, 1995, as provided in the Articles.

Divestitures
 ............

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

Investment in Interstate Bakeries Corporation
 .............................................

     The Company's equity investments in affiliated companies includes a 43.5% interest in IBC at September 30, 1997. The Company accounts for its investment in IBC by the equity method of accounting. The carrying value of this investment was $289.2 and $286.9 at September 30, 1997 and 1996, respectively. The market value of the Company's investment in IBC was $1,096.7 and $617.7 at September 30, 1997 and 1996, respectively. As of the July 1995 sale of CBC, the market value of the IBC shares received exceeded the underlying net assets of IBC by $95.2. This excess is included in the carrying value of the Company's investment in IBC, and is amortized over 30 years and adjusted for changes in our equity ownership. Cash dividends received from IBC were $9.1 and $8.5 in 1997 and 1996, respectively. In July 1997, the Company sold one million shares of its IBC stock back to IBC for $60.1 and recognized a pre-tax gain of $23.2, or $15.1 after tax.

     Terms of a shareholder agreement provide that, with certain limited exceptions, the Company will not acquire any additional shares of IBC stock for a period of six years from the July 1995 closing of the sale of CBC. The agreement also provides that within five years of closing, the Company's ownership of IBC stock will be reduced to no more than 14.9% of the total outstanding shares. The Company has registration rights with respect to the IBC stock, but the shareholder agreement provides that, with certain limited exceptions, the Company may not sell any of the IBC stock without first offering the securities to IBC. IBC also has the right, during the fifth year following closing, to acquire any of the IBC stock then held by the Company at a price equal to 110% of its then current market price. The shareholder agreement provides that the Company will vote the shares of IBC stock in accordance with the recommendation of IBC's Board of Directors with respect to shareholder proposals and nominations to that Board, and with respect to other proposals, in proportion to the votes of all other shareholders; provided, however, that the Company may vote as it deems appropriate with respect to proposals for the merger of IBC, the sale of all IBC assets, or the issuance of any other class of voting stock of IBC. The Company has one representative on the IBC Board.

 ............................................................................ 35

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

     In July 1997, the Company issued $480 million of Stock Appreciation Income Linked Securities (SAILS) consisting of 7% exchangeable notes due August 1, 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company or, cash, at the Company's option. The number of shares or the amount of cash will be based on the average market price of IBC stock on the 20 trading days prior to maturity on August 1, 2000 (the "IBC Maturity Price"). If the IBC Maturity Price is greater than or equal to $75.5638, the SAILS will be exchanged at maturity into 6.35 million shares of IBC stock. If the IBC Maturity Price is $61.9375 or less, the SAILS will be exchangeable into 7.75 million shares of IBC stock. If the IBC Maturity Price is between $61.9375 and $75.5638, the SAILS will be exchangeable into a number of shares of IBC stock between 7.75 million and 6.35 million, respectively, based on an exchange ratio. If the SAILS are redeemed for cash, the amount of cash will be equal to the number of IBC shares exchangeable under the terms of the SAILS times the IBC Maturity Price. This transaction effectively limits the amount of appreciation on part of the Company's investment in IBC and locks in a minimum gain at the issuance price of $61.9375. Effective November 3, 1997, IBC's stock split 2-for-1 which is not reflected in the aforementioned share amounts.

     Presented below is summary financial information of IBC:

                                                                         AUGUST 23,       AUGUST 24,
                                                                            1997             1996
                                                                         ----------       ----------
Current assets........................................................    $  328.1         $  331.3
Noncurrent assets.....................................................     1,157.0          1,160.7
                                                                          --------         --------
    Total assets......................................................    $1,485.1         $1,492.0
                                                                          ========         ========
Current liabilities...................................................    $  356.4         $  371.2
Noncurrent liabilities................................................       624.9            644.8
Stockholders equity...................................................       503.8            476.0
                                                                          --------         --------
    Total liabilities and stockholders equity.........................    $1,485.1         $1,492.0
                                                                          ========         ========

                                                                          52 WEEKS         52 WEEKS         12 WEEKS
                                                                           ENDED            ENDED            ENDED
                                                                         AUGUST 23,       AUGUST 24,       AUGUST 26,
                                                                            1997             1996             1995
                                                                         ----------       ----------       ----------
Net sales.............................................................    $3,222.5         $3,160.4          $471.4
Cost of products sold.................................................     1,554.3          1,586.0           241.3
                                                                          --------         --------          ------
Gross profit..........................................................    $1,668.2         $1,574.4          $230.1
                                                                          ========         ========          ======
Net income............................................................    $  108.4         $   37.4          $  5.7
                                                                          ========         ========          ======
Company equity income, net of taxes (1995 amount represents July 23
  through August 26, 1995)............................................    $   34.0         $   11.6          $   .9
                                                                          ========         ========          ======

Restructuring Activities
 ........................

     In 1997, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per primary share by $111.4, $36.3 and $.36, respectively. These charges are primarily associated with the continued rationalization of Battery Products' production capacity and business structure and provide for the termination of 1,340 employees and the closing of 3 plants. The total pre-tax charge for restructuring consisted of termination benefits of $50.5, other cash exit costs of $11.0, and non-cash charges of $49.9, primarily related to impairment losses on land, buildings and machinery and equipment. The income tax benefits of $75.1 recorded during the year associated with current and past restructuring actions include current tax benefits of $13.4 and the recognition of capital loss benefits of $61.7. During 1997, 80 employees were severed in connection with this charge.

     In 1996, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per primary share by $12.4, $11.0 and $.11, respectively. These charges are associated with the closing of the Company's European cereal operations and additional Battery Products' restructuring. The total 1996 pre-tax charge for restructuring consisted of termination benefits of $5.2, relating to the termination of approximately 170 employees, other cash exit costs of $1.8 and non-cash charges of $5.4, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1997, substantially all actions associated with this charge have been completed.

     During 1995, the Company recorded additional provisions for restructuring of its world-wide carbon zinc battery production capacity and certain administrative functions as part of a plan initiated in 1994. This plan provided for the closing of a total of ten plants and the severance of approximately 2,600 employees. The 1995 provisions reduced pre-tax

36 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ..............................................................................
                                    (Dollars in millions except per share data)

and after-tax earnings from continuing operations by $90.8 and $70.0, respectively. The total 1995 pre-tax charge for restructuring consisted of termination benefits of $46.2, other cash exit costs of $11.6 and non-cash charges of $33.0, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1997, substantially all actions associated with this charge have been completed.

     Activity related to the restructuring provisions discussed above is summarized as follows:

                                                                                 1997         1996
                                                                                 ----         ----
Reserve balance at beginning of year.......................................     $ 22.4       $ 43.9
Provision recorded.........................................................      111.4         12.4
Portion of current period provision classified as property and other asset
  impairments..............................................................      (49.9)        (5.4)
Termination benefits paid..................................................      (15.0)       (22.0)
Other cash exit costs incurred.............................................       (3.9)        (7.3)
Increase due to translation................................................        1.3           .8
                                                                                ------       ------
Reserve balance at September 30............................................     $ 66.3       $ 22.4
                                                                                ======       ======

     Restructuring actions represented by the September 30, 1997 reserve balance are expected to be substantially completed in 1999.

Income Taxes
 ............

     The provisions for income taxes consisted of the following:

                                               1997                              1996                              1995
                                   ----------------------------      ----------------------------      ----------------------------
                                   CONTINUING                        CONTINUING                        CONTINUING
                                   OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED
                                   ----------      ------------      ----------      ------------      ----------      ------------
Currently payable
    United States.............       $ 136.8          $ 151.1          $135.3           $153.5           $144.1           $159.0
    State.....................          12.2             14.5            10.1             12.2             14.3             16.2
    Foreign...................          36.5             61.0            19.3             48.6             30.7             46.1
                                     -------          -------          ------           ------           ------           ------
        Total current.........         185.5            226.6           164.7            214.3            189.1            221.3
                                     -------          -------          ------           ------           ------           ------
Deferred
    United States.............        (114.4)          (100.7)           (9.1)            (5.2)           (10.1)            (8.5)
    State.....................          (1.2)            (1.2)            --               --              (1.7)            (1.7)
    Foreign...................           0.1              1.1             7.3              4.4             (9.5)             2.1
                                     -------          -------          ------           ------           ------           ------
        Total deferred........        (115.5)          (100.8)           (1.8)            (0.8)           (21.3)            (8.1)
                                     -------          -------          ------           ------           ------           ------
Income taxes..................       $  70.0          $ 125.8          $162.9           $213.5           $167.8           $213.2
                                     =======          =======          ======           ======           ======           ======

     Components of consolidated income taxes:

                                                                  1997         1996         1995
                                                                  ----         ----         ----
Continuing operations.......................................     $ 70.0       $162.9       $167.8

Discontinued operations.....................................       41.5         49.3         47.2

Equity earnings.............................................       14.3          2.6           .5

Extraordinary item..........................................        --          (1.3)        (2.3)
                                                                 ------       ------       ------

                                                                 $125.8       $213.5       $213.2
                                                                 ======       ======       ======

     The source of pre-tax earnings follows:

                                               1997                              1996                              1995
                                   ----------------------------      ----------------------------      ----------------------------
                                   CONTINUING                        CONTINUING                        CONTINUING
                                   OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED
                                   ----------      ------------      ----------      ------------      ----------      ------------
United States.................       $352.4           $464.3           $367.4           $453.0           $401.1           $460.8
Foreign.......................         32.5             85.2             80.3            120.1             (1.5)            48.8
                                     ------           ------           ------           ------           ------           ------
Pre-tax earnings..............       $384.9           $549.5           $447.7           $573.1           $399.6           $509.6
                                     ======           ======           ======           ======           ======           ======

 ............................................................................ 37

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

     A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                  1997                  1996                  1995
                                           ------------------     -----------------     -----------------
Computed tax at federal statutory
  rate..................................   $134.7        35.0%    $156.7       35.0%    $139.9       35.0%
State income taxes, net of federal tax
  benefit...............................      7.1         1.8        6.6        1.5        8.2        2.1
Foreign tax in excess of (less than)
  domestic rate.........................     25.2         6.5       (1.5)       (.3)      21.7        5.4
Taxes on repatriation of foreign
  earnings..............................     13.1         3.4       21.6        4.8       15.9        4.0
Taxes on gain on sale of CBC less than
  domestic rate.........................      --          --         --         --       (10.3)      (2.6)
Foreign tax credit refunds..............    (34.7)       (9.0)       --         --         --         --
Recognition of capital losses related to
  prior restructuring actions...........    (61.7)      (16.0)       --         --         --         --
Non-taxable investment income...........    (10.6)       (2.7)      (7.5)      (1.7)      (8.3)      (2.1)
Other, net..............................     (3.1)        (.8)     (13.0)      (2.9)        .7         .2
                                           ------       -----     ------       ----     ------       ----
                                           $ 70.0        18.2%    $162.9       36.4%    $167.8       42.0%
                                           ======       =====     ======       ====     ======       ====

     In 1997, the Company recognized capital loss benefits of $61.7 related to past restructuring actions. These benefits will be used to partially offset taxes due upon the disposition of IBC shares. In addition, the Company changed its method of computing foreign tax credits. The Company recognized tax benefits of $34.7 related to foreign tax credit refund claims for 1993 through 1996.

     The effective rate for discontinued operations is higher than the federal statutory rate due to foreign taxes in excess of the domestic rate and taxes on repatriation of foreign earnings.

     The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 30, 1997 and 1996 are as follows:

                                                                                      1997        1996
                                                                                      ----        ----
Deferred Tax Liabilities:
    Depreciation and property differences.......................................     $(114.0)    $(121.1)
    Pension plans...............................................................       (84.9)      (72.2)
    Other.......................................................................       (39.3)      (48.9)
                                                                                     -------     -------
        Gross deferred tax liabilities..........................................      (238.2)     (242.2)
                                                                                     -------     -------
Deferred Tax Assets:
    Postretirement benefits other than pensions.................................       201.3       177.1
    Accrued liabilities.........................................................        82.3        72.0
    Tax loss carryforwards and tax credits......................................        46.9        55.2
    Self-insurance reserves.....................................................         6.0         5.8
    Recognized capital losses...................................................        58.5         --
    Intangible assets...........................................................        31.9        34.7
    Other.......................................................................        19.0         3.9
                                                                                     -------     -------
        Gross deferred tax assets...............................................       445.9       348.7
                                                                                     -------     -------
    Valuation allowance.........................................................       (81.5)      (58.4)
                                                                                     -------     -------
    Net deferred tax assets.....................................................     $ 126.2     $  48.1
                                                                                     =======     =======

     Total net deferred tax assets shown above include current and noncurrent elements.

     Tax loss carryforwards and tax credits totaling $4.2 expired in 1997. Future expiration of tax loss carryforwards and credits, if not utilized, are as follows: 1998, $2.8; 1999, $2.1; 2000, $5.3; 2001, $4.5; 2002, $6.9;
thereafter or no expiration, $25.3. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance increased in 1997 by $23.1, primarily due to restructuring provisions recorded in the current year for which no tax benefits are expected to be realized.

38 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

     At September 30, 1997, $122 of foreign subsidiary net earnings were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

Incentive Compensation
 ......................

     The Company's 1996 Incentive Stock Plan (1996 Plan) was adopted in February, 1996, and replaced the 1988 Incentive Stock Plan (1988 Plan). Awards may be granted to officers and key employees. No additional awards may be granted under the 1988 Plan, or the 1982 Incentive Stock Plan, both of which will continue in existence until granted shares are exercised or terminated. A maximum of 5 million shares of RAL Stock was approved to be issued under the 1996 Plan. At September 30, 1997, 1996 and 1995, respectively, there were 2.9 million, 3.1 million and 4.1 million shares available for future awards.

     Options under the 1996 and 1988 Plan generally consist of two types of grants. The first type are based on stock price or peer group performance hurdles and generally vest in three tranches. The second type is fixed and vests generally over five years. Each award generally has a maximum term of 10 years. The exercise price of each option is equal to the market price of RAL Stock on the date of grant. The peer group performance and the 1995 stock price performance option awards were modified on March 20, 1997. As a result, all of the peer group and stock price performance options vest at year nine, regardless of these hurdles.

     Restricted stock awards may also be issued under the 1996 Plan. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. 4,000 and 31,500 restricted stock shares were granted in 1997 and 1995, respectively. No shares were granted in 1996. The weighted-average fair value for restricted stock granted in FY97 is $84.03.

     The Company continues to apply APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation. Accordingly, charges to earnings for stock-based compensation were $13.8, $3.2, and $.7 in 1997, 1996 and 1995, respectively. Had compensation cost for stock-based compensation been determined based on the fair value method set forth under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The modification of options noted above had an immaterial effect on pro forma calculations. The pro forma results shown below reflect only the impact of options granted in 1996 and 1997. Since options in 1996 were granted at the end of the year, pro forma impact for 1996 is immaterial. Pro forma amounts are for disclosure purposes only and do not include options granted prior to fiscal year 1996, and therefore may not be representative of future calculations.

                                                                               1997
                                                                               ----
    Net Earnings:
        As reported........................................................   $423.7
        Pro forma..........................................................   $417.9
    Primary Earnings Per Share:
        As reported........................................................   $ 4.02
        Pro forma..........................................................   $ 3.97
    Fully Diluted Earnings Per Share:
        As reported........................................................   $ 3.80
        Pro forma..........................................................   $ 3.75

     The weighted average fair value for options granted in 1997 and 1996 was $29.06 and $22.40, respectively. This was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                1997       1996
                                                                                ----       ----
Risk-free interest rate....................................................       6.3%       6.7%
Expected life of option....................................................    8 years    8 years
Expected volatility of RAL Stock...........................................      20.0%      20.0%
Expected dividend yield on RAL Stock.......................................      1.33%      1.75%

 ............................................................................ 39

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

     A summary of nonqualified RAL Stock options outstanding is as follows (shares in millions):

                                                   1997                      1996                    1995<F1>
                                           --------------------      --------------------      --------------------
                                                       WEIGHTED                  WEIGHTED                  WEIGHTED
                                                       AVERAGE                   AVERAGE                   AVERAGE
                                                       EXERCISE                  EXERCISE                  EXERCISE
                                           SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
                                           ------      --------      ------      --------      ------      --------
Outstanding beginning of year...........    6.72        $51.47        5.25        $44.85        3.81        $39.53
Granted.................................     .02         82.90        1.93         67.25        1.90         54.21
Exercised...............................   (1.03)        35.05        (.38)        34.82        (.37)        36.48
Cancelled...............................    (.06)        64.09        (.08)        76.73        (.09)        51.52
                                           -----                      ----                      ----
Outstanding end of year.................    5.65         54.44        6.72         51.47        5.25         44.85
                                           =====                      ====                      ====
Exercisable on September 30,............     .82         46.47         .97         36.77        1.01         38.44
                                           =====                      ====                      ====

     Information about RAL Stock options at September 30, 1997 is summarized below (shares in millions):

                                                     OUTSTANDING STOCK OPTIONS               EXERCISABLE STOCK OPTIONS
                                           ----------------------------------------------    --------------------------
                                                     WEIGHTED-AVERAGE
                                                        REMAINING
                RANGE OF                             CONTRACTUAL LIFE    WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
            EXERCISE PRICES                SHARES        (YEARS)          EXERCISE PRICE     SHARES     EXERCISE PRICE
            ---------------                ------    ----------------    ----------------    ------    ----------------
$31.71-48.38............................    2.48            4.5               $ 40.62          .68          $ 40.30
$58.00-76.13............................    3.06            8.6                 63.81          .09            60.63
$98.76-132.63...........................     .11            3.5                104.13          .05           104.90
                                            ----
                                                                                               ---
$31.71-132.63...........................    5.65            6.7                 54.44          .82            46.47
                                            ====                                               ===


<F1> As a result of the exchange of CBG Stock for shares of RAL Stock on May 15, 1995, each outstanding option to acquire
     CBG Stock was converted, pursuant to existing antidilution provisions, into an option to acquire RAL Stock. In the conversion, both the number of options and the exercise price were adjusted based upon the exchange ratio of .0886 share of RAL Stock per share of CBG Stock. Each outstanding restricted CBG Stock award was exchanged for restricted RAL
     Stock based upon the same exchange ratio. CBG shares have been restated to RAL shares at October 1, 1994 for comparative purposes only.

Pension Plans
 .............

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

40 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ..............................................................................
                                    (Dollars in millions except per share data)

     Pension cost and other retirement savings plan costs included the following components:

                                                                  1997        1996        1995
                                                                  ----        ----        ----
Defined benefit plans
    Service cost for benefits earned during the year........     $  21.6     $  20.0     $  26.7
    Interest cost on projected benefit obligation...........        65.8        63.1        62.7
    Return on plan assets...................................      (351.9)     (165.8)     (218.6)
    Net amortization and deferral...........................       238.7        62.3       123.9
                                                                 -------     -------     -------
Total defined benefit plans.................................       (25.8)      (20.4)       (5.3)
Multiemployer plans.........................................         --          --         46.9
Defined contribution plans..................................        20.3        20.5        26.8
                                                                 -------     -------     -------
        Total...............................................     $  (5.5)    $    .1     $  68.4
                                                                 =======     =======     =======

     The following table presents the funded status of the Company's principal defined benefit plans and amounts recognized in the balance sheet at September 30:

                                                                                  1997         1996
                                                                                  ----         ----
Actuarial present value of:
    Vested benefits........................................................     $ (790.0)    $ (730.1)
    Nonvested benefits.....................................................        (32.5)       (28.8)
                                                                                --------     --------
    Accumulated benefit obligation.........................................       (822.5)      (758.9)
    Effect of future salary increases......................................       (118.1)      (115.5)
                                                                                --------     --------
    Projected benefit obligation...........................................       (940.6)      (874.4)
Plan assets at fair value..................................................      1,645.8      1,345.5
                                                                                --------     --------
Plan assets in excess of projected benefit obligation......................        705.2        471.1
Unrecognized net gain......................................................       (481.3)      (273.4)
Unrecognized prior service cost............................................          5.0          5.9
Unrecognized net asset at transition, net of amortization..................         (8.9)       (12.9)
                                                                                --------     --------
Prepaid pension cost included in Investments and Other Assets..............     $  220.0     $  190.7
                                                                                ========     ========

     The assumptions used in determining the information above, which reflect weighted averages for the component plans, were as follows:

                                                                           1997     1996
                                                                           ----     ----
Discount rate.........................................................      7.8%     7.8%
Rate of increase of future compensation levels........................      5.4%     5.5%
Long-term rate of return on assets....................................      9.0%     8.9%

     Assets of the plans consist primarily of listed common stocks and bonds, including 1,731,005 shares of RAL Stock with a market value of $153.2 at September 30, 1997.

     Substantially all U.S. regular employees are eligible to participate in the Company-sponsored leveraged ESOP. The Company makes a matching contribution of up to 100% of the participant's contribution based on specified limits of the participant's salary. The cost of the ESOP is recognized as incurred and was $18.2 for 1997, $18.3 for 1996 and $24.6 for 1995.

 ............................................................................ 41

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

Postretirement Benefits Other Than Pensions
 ...........................................

     The Company currently provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. The Company also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement.

     The net periodic costs for postretirement benefits included the following components for the year ended September 30:

                                    1997                     1996                     1995
                            ---------------------    ---------------------    ---------------------
                            MEDICAL        OTHER     MEDICAL        OTHER     MEDICAL        OTHER
                            -------        ------    -------        ------    -------        ------
Service cost.............    $  .5         $  2.5     $  .6         $  3.2     $ 1.0         $  3.5
Interest cost............      8.5           18.5       8.1           17.4      12.4           16.5
Net amortization.........     (1.6)           --       (1.8)           --        (.8)           --
                             -----         ------     -----         ------     -----         ------
                             $ 7.4         $ 21.0     $ 6.9         $ 20.6     $12.6         $ 20.0
                             =====         ======     =====         ======     =====         ======

     The following table presents the status of the Company's postretirement benefit plans at September 30:

                                                                          1997                        1996
                                                                 ----------------------      ----------------------
                                                                 MEDICAL          OTHER      MEDICAL          OTHER
                                                                 -------          -----      -------          -----
Accumulated benefit obligation
    Retirees................................................      $ 68.1          $201.8      $ 66.8          $154.1
    Fully eligible plan participants........................        31.0            28.3        33.5            57.8
    Other active plan participants..........................         7.2            30.0        10.1            28.8
                                                                  ------          ------      ------          ------
Accumulated benefit obligation..............................       106.3           260.1       110.4           240.7
Fair value of plan assets...................................         5.1             --          5.1             --
                                                                  ------          ------      ------          ------
Accumulated benefit obligation in excess of plan assets.....       101.2           260.1       105.3           240.7
Unrecognized experience gain (loss).........................        36.2           (23.1)       28.2           (12.4)
Unrecognized prior service gain.............................         8.8             --          9.4             --
                                                                  ------          ------      ------          ------
Accrued postretirement benefit liability....................       146.2           237.0       142.9           228.3
Less current portion........................................        (4.0)          (13.9)       (3.7)          (12.0)
                                                                  ------          ------      ------          ------
Non-current portion included in Other Liabilities...........      $142.2          $223.1      $139.2          $216.3
                                                                  ======          ======      ======          ======

     The discount rate used in determining the information above was 7.9% in 1997 and 1996. The assumed health care cost trend rate for participants under age 65 is 8% for 1998, declining 1% per year to 6% in 2000 and thereafter. For participants age 65 and over, the trend rate is 6% in 1998 and thereafter.

     If the assumed health care cost trend rate increased by 1 percentage point, the accumulated benefit obligation as of September 30, 1997 would increase by approximately $11.5 and expense would increase by $1.3 annually.

     Coincident with the adoption of the ESOP in January of 1989, the Company began phasing out its subsidy of medical benefits for future retirees. In addition, retiree contributions are adjusted periodically and it is expected that such adjustments will continue in the future.

Notes Payable
 .............

     Notes payable at September 30, 1997 and 1996 consisted of notes payable to financial institutions and had a weighted average interest rate of 7% and 6% at September 30, 1997 and 1996, respectively.

     At September 30, 1997, total unused lines of credit were $429.0.

42 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

Long-Term Debt
 ..............

     The detail of long-term debt as of September 30 follows:

                                                                             1997         1996
                                                                             ----         ----
Debentures
    9 1/4% due 2009...................................................     $  181.0     $  181.0
    9.30% due 2021....................................................        200.0        200.0
    8 5/8% due 2022...................................................        250.0        250.0
    8 1/8% due 2023...................................................        175.0        175.0
    7 7/8% due 2025...................................................        225.0        225.0
    7 3/4% due 2015...................................................        175.0        175.0
Other Debt
    ESOP loan guarantee (through 1998)................................         63.8        110.6
    Medium-term Notes, 8.52% to 10.18%................................         49.4         84.5
    SAILS, 7%.........................................................        480.0          --
    LIBOR + 15 basis points, or 5.8375% at September 30, 1997.........         50.0          --
Industrial revenue bonds, 4.5% to 12.75%..............................         29.1         29.1
Other.................................................................         88.3        104.8
                                                                           --------     --------
                                                                            1,966.6      1,535.0
    Less current portion..............................................       (106.2)       (98.0)
                                                                           --------     --------
                                                                           $1,860.4     $1,437.0
                                                                           ========     ========

     Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $41.8, $545.6, $6.6 and $11.5 for the years ending September 30, 1999 through 2002, respectively. These aggregate maturities do not include the future maturities of the ESOP loan guarantee.

     To fund its purchase of the Company's Redeemable Preferred Stock, the trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). The ESOP loan is unconditionally guaranteed by the Company and is included in the Company's consolidated balance sheet as long-term debt, along with corresponding unearned ESOP compensation. In connection with the sale of CBC in 1995, approximately $56.7 of the ESOP loan was assigned to the Company's Employee Stock Ownership Plan for Continental Baking Company Employees (CBC ESOP) which utilized the proceeds of unallocated Redeemable Preferred Stock held in that plan to prepay such portion of the ESOP loan. Both the remaining long-term debt and the unearned ESOP compensation will be reduced as employee and employer contributions to the ESOP are used to reduce the outstanding ESOP loan. During 1997 and 1996, the ESOP incurred $8.2 and $12.2, respectively, of interest expense on the ESOP loan.

     In July 1997, the Company issued $480 of SAILS consisting of 7% exchangeable notes due August 1, 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company or, cash, at the Company's option. Approximately 7.7 million notes were issued. Net proceeds of $466 from the transaction were primarily used to reduce short-term debt. SAILS debt was initially recorded on the balance sheet at the principal amount of the issuance. At each subsequent balance sheet date, the SAILS are marked to the cash value of the underlying IBC shares for which the SAILS may be exchanged. Any change in value is recorded in earnings each period. At September 30, 1997, the Company's SAILS debt was $480.0, which includes no change in the market value of the IBC common stock that is exchangeable into SAILS. Effective November 3, 1997, IBC's stock split 2-for-1 which is not reflected in the aforementioned share amounts. (Please see the "Investment in Interstate Bakeries Corporation Note" for more information on SAILS.)

Redeemable Preferred Stock
 ..........................

     At September 30, 1997, the Company had 10,600,000 shares of $1 par value preferred stock authorized, of which 4,600,000 shares were authorized as Series A 6.75% Preferred Stock (Redeemable Preferred Stock). Redeemable Preferred Stock has a guaranteed minimum value of $110.83 per share and is convertible into the Company's $.10 par value RAL Stock at the ratio of 2.29 shares of RAL Stock for each share of Redeemable Preferred Stock. The shares have a preference in liquidation and each share has one voting right. Dividends are cumulative, compounded and payable semi-annually. In accordance with financial reporting requirements of the Securities and Exchange Commission, the Redeemable Preferred Stock has been classified outside of permanent equity.

 ............................................................................ 43

R A L S T O N  P U R I N A  C O M P A N Y

 ..............................................................................
                                    (Dollars in millions except per share data)

     Approximately 168,573 shares of its Redeemable Preferred Stock in 1997 and 227,000 shares in 1996 were redeemed or converted to meet ongoing share redemption requirements of the ESOP. In addition, as a result of the 1995 sale of CBC, 1,012,503 shares of Redeemable Preferred Stock were converted into shares of RAL Stock. Following the above described redemptions and conversions, 2,750,636 shares of Redeemable Preferred Stock remained issued and outstanding and continued to be held by the ESOP at September 30, 1997. Of these shares, approximately 2,174,600 shares have been allocated to participant accounts at September 30, 1997.

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

Shareholders Equity
 ...................

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

     On March 28, 1996, the Board of Directors declared a dividend distribution of one share purchase right ("Right") for each outstanding share of RAL
Stock. The Rights were intended to replace the previously issued share purchase rights which were initially distributed in January of 1986 and which expired on March 28, 1996.

     Each Right entitles a shareholder of RAL Stock to purchase an additional share of RAL Stock at an exercise price of $200 per share, subject to antidilution adjustments. The Rights, however, only become exercisable at the time a person or group acquires, or commences a public tender for, shares of RAL Stock representing 20% or more of the RAL Stock then outstanding (except pursuant to a tender or exchange offer which is for all outstanding shares of RAL Stock at a price and on terms which a majority of the Board of Directors determines to be adequate and in the best interests of shareholders). If an acquiring person or group acquires shares representing 20% or more of the RAL Stock then outstanding, the exercise price will be further adjusted so that a holder of a Right (other than the acquiring person or group) may purchase a share of RAL Stock at one-third of its then market price. In the event that the Company merges with, or transfers 50% or more of its assets or earnings power to, any person or group after the Rights become exercisable, holders of Rights may purchase, at the exercise price, common stock of the acquiring entity having a value equal to twice the exercise price. The Rights can be redeemed by the Board of Directors at $.01 per Right, only up to the date a person or group acquires shares representing 20% or more of the RAL Stock then outstanding. Also, following the acquisition by a person or group of beneficial ownership of shares representing 20% but less than 50% of the RAL Stock then outstanding, the Board may exchange each Right for one share of RAL Stock. The terms of the Rights may be amended by the Board of Directors at any time prior to the acquisition by a person or group of beneficial ownership of shares representing 20% of the RAL Stock then outstanding, including an amendment to lower such threshold to not less than the greater of (i) any percentage greater than the largest percentage then held by any shareholder, or (ii) 10%. The Rights expire on March 28, 2006. At September 30, 1997, 122,925,172 shares of RAL Stock have been reserved for issuance upon exercise of the Rights.

     At September 30, 1997, there were 6,298,956 shares of RAL Stock reserved for conversion of Redeemable Preferred Stock, 13,637 shares of RAL Stock reserved for conversion of the 5 3/4% subordinated debentures and 10,034,320 shares of RAL Stock reserved under various employee incentive compensation and benefit plans.

Grantor Trust
 .............

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

44 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

     For financial reporting purposes, the Trust is consolidated with the Company. The fair market value of the shares held by the Trust is shown as a reduction to shareholders equity. Any dividend transactions between the Company and the Trust are eliminated, and the difference between the fair value of the shares on the date of contribution to the Trust, plus the fair value of shares on the date of purchase by the Trust, and the fair value of the shares at September 30 is included in consolidated additional paid-in capital. RAL Stock held in the Trust is not considered outstanding in the computation of earnings per share. The Trust held 4,307,214 and 4,228,314 shares of RAL Stock at a fair market value of $381.2 and $289.6 at September 30, 1997 and 1996, respectively.

     The Trustee, an independent party, is responsible for voting the shares of RAL Stock held in the Trust.

Commitments and Contingencies
 .............................

Legal and Environmental Matters -- The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

     The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment, including regulations related to air and water quality, underground fuel storage tanks and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 14 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

     In the opinion of management, based on the information presently known, the ultimate liability for all such matters, together with the liability for all other pending legal proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals of $10.4 for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

Other Commitments -- At September 30, 1997, the Company had third party guarantees outstanding in the aggregate amount of approximately $86.1. These guarantees relate primarily to workers compensation claims associated with CBC prior to the sale, and revenue bonds for various facilities.

     Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1997 were: 1998--$9.8, 1999--$8.8, 2000--$6.4,
2001--$4.6, 2002--$3.9 and thereafter--$20.4.

     Total rental expense for all operating leases was $36.7 in 1997, $38.7 in 1996 and $59.9 in 1995, of which $20.1 in 1995 related to CBC operations.

Financial Instruments and Risk Management
 .........................................

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

 ............................................................................ 45

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

     The tables below summarize by instrument and by major currency the contractual amounts of the Company's forward exchange contracts and purchased currency options in U.S. dollar equivalents at year end. These contractual amounts represent transaction volume outstanding, and do not represent the amount of the Company's exposure to credit or market loss. Foreign currency contracts are generally for one year or less.

INSTRUMENT                                                        1997             1996
                                                                  ----             ----
    Forwards................................................     $330.4           $293.0
    Options.................................................       19.6             11.5
CURRENCY
    French franc............................................      101.3            156.8
    Swiss franc.............................................       93.0             70.4
    British pound...........................................       55.3              7.2
    Belgian franc...........................................       26.1              8.0
    German mark.............................................       21.8             15.9
    Indonesian rupiah.......................................       13.5             10.5
    Other currencies........................................       39.0             35.7

Interest Rate Swap Agreements -- The Company utilizes interest rate swap agreements to reduce exposure to changes in interest rates and manage the mix of fixed and variable rate debt. The swaps mature in fiscal 1998.

     The Company had $33.7 and $41.6 notional amount of interest rate swap agreements outstanding at September 30, 1997 and 1996, respectively. The underlying debt of these swaps is included in Notes Payable. These agreements effectively convert Swiss franc variable rate debt into fixed rate debt and had a weighted average pay rate of 4.2% in 1997 and 1996.

Concentration of Credit Risk -- The counterparties to foreign currency contracts and interest rate swap agreements consist of a number of major international financial institutions and are generally institutions with which the Company maintains lines of credit. The Company does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times. The Company continually monitors the credit ratings of its counterparties both internally and by using outside rating agencies. The Company has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the Company to potential credit losses, such losses are not anticipated due to the control features mentioned.

     Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas.

Fair Value of Financial Instruments -- The Company's financial instruments include cash and cash equivalents, short- and long-term debt, Redeemable Preferred Stock, foreign currency contracts and interest rate swap agreements. As of September 30, 1997 and 1996, the fair value of debt was $2,535.3 and $2,512.4, respectively, compared to its carrying value of $2,306.9 and $2,416.9, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

     Redeemable Preferred Stock had a fair value of $557.5 and $457.9 at September 30, 1997 and 1996, respectively, compared to its carrying value of $304.9 and $323.5, respectively. The fair value is based upon the greater of the fair market value of RAL Stock into which the Redeemable Preferred Stock may be converted or the guaranteed minimum value.

     Due to the nature of cash equivalents and short-term borrowings, including current notes payable, carrying amounts on the balance sheet approximate fair value.

     The fair value of foreign currency contracts and interest rate management agreements is the amount that the Company would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts and interest rate management agreements outstanding at September 30, 1997 and 1996 were not material.

46 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

Other Income and Expense
 ........................

      Other (income)/expense, net consists of the following:

                                                                              YEAR ENDED SEPTEMBER 30,
                                                                       --------------------------------------
                                                                       1997             1996             1995
                                                                       ----             ----             ----
Translation and exchange loss....................................      $ 6.0            $12.4            $11.1
Investment income................................................       (4.3)            (4.2)            (3.8)
Return on other investments......................................       (8.3)            (1.7)            (9.0)
Miscellaneous (income)/expense...................................       (1.1)             2.6             (1.1)
                                                                       -----            -----            -----
                                                                       $(7.7)           $ 9.1            $(2.8)
                                                                       =====            =====            =====

Supplemental Balance Sheet Information
 ......................................

                                                                                             SEPTEMBER 30,
                                                                                        -----------------------
                                                                                        1997               1996
                                                                                        ----               ----
Receivables (current)--
    Trade.......................................................................      $  635.8           $  638.3
    Notes and other.............................................................          64.2               50.6
    Allowance for doubtful accounts.............................................         (24.8)             (26.7)
                                                                                      --------           --------
                                                                                      $  675.2           $  662.2
                                                                                      ========           ========
Inventories--
    Raw materials and supplies..................................................      $  119.7           $  123.4
    Work in process.............................................................         115.8              123.6
    Finished products...........................................................         369.3              381.2
                                                                                      --------           --------
                                                                                      $  604.8           $  628.2
                                                                                      ========           ========
Other Current Assets--
    Prepaid expenses............................................................      $   54.7           $   63.6
    Deferred income tax benefits................................................          61.7               56.4
                                                                                      --------           --------
                                                                                      $  116.4           $  120.0
                                                                                      ========           ========
Investments and Other Assets--
    Goodwill (net of accumulated amortization: 1997--$111.3 and 1996--$95.7)....      $  446.5           $  478.3
    Other intangible assets (net of accumulated amortization: 1997--$332.9 and
     1996--$309.5)..............................................................         236.4              259.4
    Equity investments in affiliated companies..................................         299.9              295.2
    Deferred charges and other assets...........................................         547.5              379.4
                                                                                      --------           --------
                                                                                      $1,530.3           $1,412.3
                                                                                      ========           ========
Accounts Payable and Accrued Liabilities--
    Trade accounts payable......................................................      $  264.0           $  293.5
    Incentive compensation, salaries and vacations..............................          63.3               94.6
    Accrued interest............................................................          42.9               39.9
    Restructuring reserves......................................................          66.3               22.4
    Other.......................................................................         268.5              210.6
                                                                                      --------           --------
                                                                                      $  705.0           $  661.0
                                                                                      ========           ========
Other Liabilities--
    Postretirement medical benefits.............................................      $  142.2           $  139.2
    Other postretirement benefits...............................................         223.1              216.3
    Minority interests..........................................................           6.5                9.4
    Other.......................................................................         135.6              116.2
                                                                                      --------           --------
                                                                                      $  507.4           $  481.1
                                                                                      ========           ========

 ............................................................................ 47

R A L S T O N  P U R I N A  C O M P A N Y

 ...............................................................................
                                    (Dollars in millions except per share data)

Supplemental Cash Flow Statement Information
 ............................................

                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                             ------------------------------------------
                                                                             1997               1996               1995
                                                                             ----               ----               ----

Interest paid.........................................................      $154.2             $166.7             $182.4

Income taxes paid.....................................................       166.7              168.9              183.0

Allowance for Doubtful Accounts
 ...............................

                                                                            1997              1996               1995
                                                                            ----              ----               ----

Balance, beginning of year............................................      $26.7             $25.5              $24.7

Provision charged to expense..........................................        3.1               6.2                7.1

Writeoffs, less recoveries............................................       (5.0)             (5.0)              (6.3)
                                                                            -----             -----              -----

Balance, end of year..................................................      $24.8             $26.7              $25.5
                                                                            =====             =====              =====

48 ............................................................................

R A L S T O N  P U R I N A  C O M P A N Y

Quarterly Financial Information
 ....................................................................................................................................

                                                            (UNAUDITED)
                                            (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1997                                           FIRST             SECOND           THIRD<Fa>         FOURTH<Fa>
-----------                                           -----             ------           ---------         ----------
Net sales.........................................   $1,260.5          $1,048.4          $1,041.8          $1,136.1
Gross profit......................................      615.1             518.0             518.1             553.7
Earnings from continuing operations...............      114.3              59.0              80.2              95.4
Earnings from discontinued operations.............       23.1              17.7              20.5              13.5
Net earnings......................................      137.4              76.7             100.7             108.9
Earnings per share of RAL Stock
    Primary
        Earnings from continuing operations.......       1.09               .55               .76               .90
        Earnings from discontinued operations.....        .23               .17               .20               .13
        Net earnings..............................       1.32               .72               .96              1.03
    Fully diluted
        Earnings from continuing operations.......       1.02               .53               .73               .87
        Earnings from discontinued operations.....        .21               .16               .18               .12
        Net earnings..............................       1.23               .69               .91               .99
    Dividends paid per share......................        .30               .30               .30               .30
Market price range of RAL Stock.........                   78-               87 3/8-           87 1/4-           94 5/16-
                                                           65 1/2            71 1/8            74 3/4            80 1/16


<Fa>   Earnings from continuing operations and earnings per share in 1997 were reduced due to provisions for restructuring and increased due to income tax benefits on income tax claims and a gain on the sale of IBC stock by the following amounts:

                                                       EARNINGS FROM
                                                        CONTINUING      PRIMARY       FULLY
                                                        OPERATIONS        EPS      DILUTED EPS
                                                       -------------    -------    -----------
Third Quarter
    Restructuring.................................         $29.1         $(.28)      $(.27)
    Income tax benefits...........................          34.7           .34         .32
Fourth Quarter
    Restructuring.................................           7.2         $(.07)      $(.06)
    Gain on sale of stock.........................          15.1           .15         .14

------------------------------------------------------------------------------------------------------------------------------------

FISCAL 1996                                            FIRST             SECOND           THIRD            FOURTH<Fa>
-----------                                            -----             ------           -----            ----------
Net sales.........................................   $1,217.6            $993.9          $1,001.7           $1,088.7
Gross profit......................................      608.3             480.4             483.7              523.5
Earnings from continuing operations before
  extraordinary item..............................      110.4              43.7              67.0               75.3
Earnings from discontinued operations.............       18.1              15.4              17.3               14.5
Net earnings......................................      128.5              59.1              82.2               89.8
Earnings per share of RAL Stock
    Primary
        Earnings from continuing operations before
          extraordinary item......................       1.05               .40               .62                .71
        Earnings from discontinued operations.....        .18               .15               .17                .14
        Net earnings..............................       1.23               .55               .77                .85
    Fully diluted
        Earnings from continuing operations before
          extraordinary item......................        .99               .38               .60                .67
        Earnings from discontinued operations.....        .16               .14               .15                .13
        Net earnings..............................       1.15               .52               .73                .80
    Dividends paid per share......................        .30               .30               .30                .30
Market price range of RAL Stock.........                   67-               69-               67 3/4-            68 7/8-
                                                           57 1/4            57 7/8            56                 57 3/4


<Fa>   Earnings from continuing operations before the extraordinary item in the fourth quarter were reduced by $11.0 or $.11 and
       $.10 per primary and fully diluted share, respectively, due to restructuring charges.

 ............................................................................ 49