Form 10-K, Exhibit 13
period 1998-09-30
RALSTON PURINA CO
filed 1998-12-22
CIK 81870

                R A L S T O N     P U R I N A     C O M P A N Y
--------------------------------------------------------------------------------

FIVE YEAR FINANCIAL SUMMARY
---------------------------
(In millions except per share and percentage data)

                                                                      FOR THE YEAR ENDED SEPTEMBER 30,
                                                ----------------------------------------------------------------------------
                                                  1998             1997             1996           1995<Ff>         1994<Fh>
                                                  ----             ----             ----           --------         --------
STATEMENT OF EARNINGS DATA
Net Sales...................................    $4,653.3         $4,486.8         $4,301.9         $5,645.4         $6,319.8

Depreciation and Amortization...............       194.7            189.0            193.8            249.4            268.3

Earnings from Continuing Operations before
  Interest Expense, Income Taxes, Equity
  Earnings and Extraordinary Item...........       660.5            559.2            638.0            599.4            546.5

    As a Percent of Sales...................        14.2%            12.5%            14.8%            10.6%             8.6%

Earnings from Continuing Operations before
  Income Taxes, Equity Earnings and
  Extraordinary Item........................    $  469.4         $  384.9         $  447.7         $  399.6         $  326.1

Income Taxes<Fa>............................       117.5             70.0            162.9            167.8            162.6

Earnings from Continuing Operations before
  Extraordinary Item<Fb><Fc>................       390.6            348.9            296.4            232.7<Fg>        163.5
    As a Percent of Sales...................         8.4%             7.8%             6.9%             4.1%             2.6%

Net Earnings<Fd><Fe>........................    $1,105.7         $  423.7         $  359.6         $  296.4         $  208.9

Earnings Available to Common Shareholders...     1,094.2            410.6            345.5            277.6            188.7

                                                                      FOR THE YEAR ENDED SEPTEMBER 30,
                                                ----------------------------------------------------------------------------
                                                  1998             1997             1996           1995<Ff>         1994<Fh>
                                                  ----             ----             ----           --------         --------
BALANCE SHEET DATA
Working Capital.............................    $  (54.5)        $  289.7         $ (230.3)        $ (141.4)        $  (60.1)

Property at Cost, Net.......................     1,116.0          1,113.7          1,050.9            989.7          1,536.5

       Additions (during the year)..........       230.7            282.9            228.8            235.2            281.8

       Depreciation (during the year).......       145.9            142.5            139.5            198.5            222.8

Total Assets................................     5,551.7          4,741.8          4,523.0          4,310.8          4,423.9

Long-Term Debt..............................     1,794.8          1,860.4          1,437.0          1,602.1          1,594.6

Redeemable Preferred Stock..................       256.1            304.9            323.5            348.7<Fk>        469.7

Shareholders Equity.........................     1,089.1            917.1            689.0            494.2            355.6

Common Shares Outstanding<Fi>:

       RAL Stock<Fj>........................       298.9            306.8            305.2            305.2            300.0

       CBG Stock............................                                                                            61.8

-----

<Fa>  Includes capital loss tax benefits primarily related to past restructuring actions of $44.8 in 1998 and $61.7 in 1997. Also includes a tax benefit of $34.7 in 1997 related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits.

<Fb>  Includes after-tax restructuring provisions of $61.3 in 1998, $98.0 in
      1997, $11.0 in 1996, $70.0 in 1995, and $82.4 in 1994.

<Fc>  Includes after-tax gains on sales of shares of Interstate Bakeries
      Corporation common stock of $13.0 in 1998 and $15.1 in 1997.

<Fd>  Includes extraordinary charges for early retirement of debt of $2.1 in
      1996, $3.7 in 1995, and $9.5 in 1994.

<Fe>  Includes an after-tax gain on the sale of the Company's Soy Protein
      Products business of $705.1 in 1998 and earnings from discontinued operations of $10.0 in 1998, $74.8 in 1997, $65.3 in 1996, $67.4 in 1995,
      and $54.9 in 1994. Discontinued operations consist primarily of the Company's Soy Protein Products business sold in December 1997 and the Agricultural Products business spun off to shareholders in April 1998.

<Ff>  Effective July 22, 1995, the Company sold its Continental Baking Company
      (CBC) subsidiary. The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995.

<Fg>  Includes an after-tax gain on the sale of CBC of $42.0.

<Fh>  On March 31, 1994, the Company effected a spin-off of Ralcorp Holdings,
      Inc., (Ralcorp), its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. The Company's earnings and cash flows reflect the operations of those businesses through March 31, 1994.

<Fi>  Common shares outstanding for 1994 through 1997 have been restated to reflect a three-for-one stock split, effected in the form of a 200% stock dividend, declared by the Board of Directors on May 28, 1998. The dividend was paid to shareholders of record at the close of business on June 22, 1998, and the additional shares were distributed on July 15, 1998.

<Fj>  Does not include 13.5, 12.9, 12.7, 12.4, and 12.1 shares of RAL Stock held by the Company's Grantor Trust in 1998, 1997, 1996, 1995 and 1994, respectively. The number of shares held by Company's Grantor Trust for 1994 through 1997 have been restated for the three-for-one stock split discussed above.

<Fk>  Reflects conversion of 1.0 shares of Redeemable Preferred Stock in connection with the sale of CBC.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                    FIVE YEAR FINANCIAL SUMMARY
                                                    ---------------------------
                        (In millions except per share data)         (continued)

                                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ------------------------------------------
                                                             1998     1997     1996     1995     1994
                                                             ----     ----     ----     ----     ----
PER SHARE DATA
RAL Stock (pro forma in 1995 and 1994 assuming one class
  of common stock):
    Earnings from Continuing Operations before
    Extraordinary Item
        Basic...........................................    $ 1.24   $ 1.10   $  .92   $  .70   $  .47
        Diluted.........................................      1.19     1.05      .88      .68      .46
    Net Earnings
        Basic...........................................      3.59     1.34     1.13      .91      .61
        Diluted.........................................      3.38     1.27     1.07      .88      .60
    Average Shares Outstanding..........................     304.9    306.2    305.3    305.7    307.2

RAL Stock (based on RPG Group earnings through May 15,
  1995 and consolidated Ralston earnings thereafter):
    Earnings from Continuing Operations before
      Extraordinary Item
        Basic...........................................                               $  .74   $  .52
        Diluted.........................................                                  .72      .52
    Net Earnings
        Basic...........................................                                  .95      .68
        Diluted.........................................                                  .91      .66
CBG Stock (through May 15, 1995):
    Loss before Extraordinary Item
        Basic...........................................                               $ (.15)  $ (.25)
        Diluted.........................................                                 (.15)    (.25)
    Net Loss
        Basic...........................................                                 (.15)    (.26)
        Diluted.........................................                                 (.15)    (.26)
Average Shares Outstanding:
    RAL Stock...........................................                                302.1    301.5
    CBG Stock (through May 15, 1995)....................                                 61.8     61.5
Dividends Declared:
    RAL Stock...........................................    $  .40   $  .40   $  .40   $  .40   $  .40

-------

All per share information for 1994 through 1997 has been restated to reflect a three-for-one stock split, effected in the form of a 200% stock dividend, declared by the Board of Directors on May 28, 1998.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW
----------------

(in millions except per share data)

    The following discussion is a summary of the key factors management considers necessary in reviewing the Company's results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Business Segment Information and the Consolidated Financial Statements and related notes.

HIGHLIGHTS
----------

    Net earnings were $1,105.7 for the year ended September 30, 1998 compared to $423.7 in 1997. Earnings per share were $3.59 and $3.38 on a basic and diluted basis, respectively, compared to earnings per basic and diluted share of $1.34 and $1.27 in the prior year. Included in net earnings are earnings from continuing operations of $390.6 and $348.9 in 1998 and 1997, respectively; earnings from discontinued operations of $10.0 in 1998 and $74.8 in 1997; and an after-tax gain of $705.1 on the December 3, 1997 sale of the Soy Protein Products business to E.I. du Pont de Nemours and Company (DuPont) in 1998.

    In 1998, earnings from continuing operations increased $41.7, or $.14 per basic and diluted share. This earnings increase resulted from higher Pet Products' operating earnings, higher income from the Company's investment in DuPont and a lower tax rate, partially offset by higher interest expense. Earnings from continuing operations included several unusual items in both 1998 and 1997. In 1998, unusual items decreased net earnings by $3.5, or $.01 per basic and diluted share. In 1997, net earnings were increased by $13.5, or $.05 and $.04 per basic and diluted share, respectively, due to unusual items. Earnings from continuing operations before unusual items increased $58.7 to $394.1, compared to $335.4 in 1997. Earnings per share on this basis were $1.25 and $1.20 on a basic and diluted basis, respectively, in 1998 compared to $1.05 and $1.01 in the prior year.

    The following unusual items, which decreased net earnings by $3.5, are included in the current year results: an after-tax restructuring charge of $61.3, or $.20 and $.19 per share on a basic and diluted basis, respectively; capital loss tax benefits of $44.8, or $.15 and $.14 per basic and diluted share, respectively, primarily associated with past restructuring actions; and an after-tax gain of $13.0, or $.04 per basic and diluted share, on the sale of shares of Interstate Bakeries Corporation (IBC) common stock.

    Unusual items included in the 1997 results, which increased net earnings by $13.5, are as follows: an after-tax restructuring charge of $98.0, or $.32 and $.30 per basic and diluted share, primarily related to continued rationalization of Battery Products' worldwide battery production capacity and business structure; capital loss tax benefits of $61.7, or $.21 and $.19 per basic and diluted share, respectively, associated with past restructuring actions; a tax benefit of $34.7, or $.11 and $.10 per basic and diluted share, respectively, related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits; and a $15.1, or $.05 per basic and diluted share, after-tax gain on the sale of shares of IBC stock.

    In 1997, net earnings increased $64.1 and earnings per share increased $.21 and $.20 on a basic and diluted basis, respectively. Unusual items in 1996 included after-tax restructuring charges in the Pet Products and Battery Products segments of $11.0 and an extraordinary loss on early debt retirement of $2.1, after taxes. Net earnings in 1996 also included earnings from discontinued operations of $65.3. Exclusive of unusual items in 1997 and 1996, earnings from continuing operations increased in 1997 on higher IBC equity earnings, lower interest expense, lower translation and exchange losses and higher returns on other investments. Operating profit was flat in 1997.

    Discontinued operations consist of the operating results of the Soy Protein Products business, through the sale date, and the Agricultural Products business, which was spun off to shareholders on April 1, 1998. Also included in earnings from discontinued operations in 1998 is a gain on the settlement of a claim related to a previously disposed business, partially offset by transaction costs associated with the spin-off.

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS
-----------------------------------------------

DISCONTINUED OPERATIONS

    On December 3, 1997, the Company completed the sale of its Soy Protein Products business to DuPont for $1,554.2, comprised of 22.5 million shares of DuPont common stock (which stock was valued at $1,399.2 at the date of the transaction) and the assumption of certain liabilities. The Company recorded a pre-tax gain on the sale of $1.1 billion or $705.1, after-tax.

    On April 1, 1998, the Company completed the tax-free spin-off to shareholders of its Agricultural Products business.

    The Soy Protein Products and Agricultural Products segments are accounted for as discontinued operations, and accordingly, amounts in the financial statements and related notes for all periods shown reflect discontinued operations accounting. Summarized results of these businesses are shown separately as Discontinued Operations in the accompanying consolidated financial statements.

OTHER TRANSACTIONS AFFECTING COMPARABILITY

    In December 1997, the Company acquired Edward Baker Petfoods, a United Kingdom manufacturer of dry pet foods and a supplier of branded and private label products to the European market, for $182.5. The acquisition has been accounted for using the purchase method of accounting.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                               FINANCIAL REVIEW
                                                         ----------------------
                                            (in millions except per share data)
                                                                    (continued)


                                   OPERATING RESULTS FROM CONTINUING OPERATIONS
                                   --------------------------------------------

NET SALES

    Net sales increased $166.5 or 3.7% in 1998 due to increases in Pet Products, partially offset by decreases in Battery Products. In 1997, net sales increased $184.9 or 4.3% due to increases in Pet Products. Comments on changes in sales by Business Segment may be found on pages 20 and 21 of this report.

GROSS PROFIT

    Gross profit increased 6.7% in 1998 and 5.2% in 1997 due to increases in Pet Products. Gross profit as a percentage of sales was 50.6% in 1998 compared to 49.1% in 1997 and 48.7% in 1996. The increased percentage in 1998 reflects improved margins in both Battery Products and Pet Products, as well as increased sales in the higher margin Pet Products segment. In 1997, the percentage reflects slightly improved margins and increased sales in Pet Products.

OPERATING EXPENSES

    Selling, general and administrative expenses increased 2.4% in 1998 primarily due to increases in Pet Products, partially offset by lower mark-to-market adjustments on liabilities denominated in share equivalents. In addition, currency devaluations in the current year, particularly in Asia, had a favorable impact on selling, general and administrative expenses. In 1997, selling, general and administrative expenses increased 6.2% primarily due to increases in Pet Products, start-up expenses related to capital projects and incremental expense associated with options and mark-to-market adjustments on liabilities denominated in share equivalents. Selling, general and administrative expenses were 20.2%, 20.5% and 20.1% of sales in 1998, 1997 and 1996, respectively.

    Advertising and promotion expense increased 7.7% in 1998 and 13.1% in 1997 due to increases in Pet Products. The 1998 increase was due primarily to increased brand development spending while the 1997 increase was largely due to additional promotional spending. Advertising and promotion expense was 15.0% of sales in 1998 compared to 14.4% in 1997 and 13.3% in 1996.

INTEREST EXPENSE AND OTHER INCOME/EXPENSE

    Interest expense increased in 1998 to $191.1 compared to $174.3 in 1997 and $190.3 in 1996. The increase in 1998 resulted from higher average borrowings. The 1997 decrease resulted from a lower average debt balance during the year and lower interest rates in 1997 associated with the Company maintaining a larger percentage of its total debt on a short-term basis during much of the year. Other income/expense, net, was favorable by $12.7 in 1998 primarily due to dividend income from the Company's investment in DuPont, partially offset by higher translation and exchange losses. In 1997, other income/expense, net was favorable by $16.8 as compared to 1996 due to lower foreign currency translation and exchange losses and higher returns on other investments.

INCOME TAXES

    Income taxes, which include federal, state and foreign taxes, were 25.0%, 18.2% and 36.4% of pre-tax earnings before equity earnings and extraordinary item in 1998, 1997 and 1996, respectively. Income taxes include certain unusual items in all years. Capital loss tax benefits of $44.8 and $61.7 were recognized in 1998 and 1997, respectively, and were primarily related to prior years' restructuring actions. These capital loss tax benefits will be used to partially offset taxes due upon the disposition of IBC shares. Additionally in 1997, a tax benefit of $34.7 was recorded related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits. The income tax percentage in 1997 and in 1996 was unfavorably impacted by pre-tax restructuring provisions which did not result in tax benefits due to tax loss situations or particular statutes of a country. Income tax percentages, excluding the impact of these unusual items in each year, were 35.0%, 36.2% and 35.7% in 1998, 1997 and 1996, respectively. The decrease in the tax rate is primarily due to the 70% exclusion on dividend income received from DuPont and the realization of certain previously unrecognized net operating loss carryforwards.

                                                LIQUIDITY AND CAPITAL RESOURCES
                                                -------------------------------

    Cash flow from operations is the Company's primary source of liquidity. Additional sources of liquidity include the Company's investments in DuPont and IBC. Management continues to have a strong orientation toward cash flows and the effective management of cash generated. In addition, the Company uses financial leverage to minimize the overall cost of capital and maintain adequate operating and financial flexibility. Management monitors leverage through its interest coverage ratio, debt to internal funds ratio and total debt as a percentage of total capitalization.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW
----------------
(in millions except per share data)
                        (continued)

                                                                   1998        1997        1996
                                                                   ----        ----        ----
Cash Flow from Continuing Operations........................      $516.6      $451.1      $436.1
Interest Coverage<Fa>.......................................         4.0         3.7         3.4
Debt to Internal Funds<Fb>..................................         4.8         5.2         5.5
Total Debt as a Percentage of Total Capitalization..........          66%         67%         73%

-----

<Fa>  Defined as earnings from continuing operations before income taxes, extraordinary item, interest expense, provisions for restructuring and gains on the sale of IBC stock divided by gross interest expense.

<Fb>  Defined as average debt divided by cash flow from continuing operations.

    On a current equity market basis, total debt as a percentage of total capitalization was 23% at September 30, 1998 compared to 20% at September 30, 1997 and 25% at September 30, 1996. For purposes of the debt ratios, the guarantee of the ESOP debt is treated as debt and redeemable preferred stock and related unearned compensation are treated as capital. The historical cost basis ratio is significantly influenced by the large amount of stock repurchased by the Company.

    Cash flow from continuing operations increased 14.5% in 1998 as increased cash earnings were partially offset by changes in working capital items, particularly payables and accrued liabilities. Cash flow from continuing operations increased 3.4% in 1997 as changes in cash earnings were largely offset by changes in working capital items. The interest coverage ratio improved in both 1998 and in 1997. The 1998 improvement resulted from higher earnings, partially offset by higher interest expense. The 1997 ratio improved on higher earnings and lower interest expense. The debt to internal funds ratio improved in 1998 due to higher cash flows, partially offset by a higher average debt balance. In 1997, the debt to internal funds ratio improved on higher cash flows and a lower average debt balance.

    The Company's working capital requirement for inventories and receivables is influenced by seasonality, the availability of raw materials and changes in raw materials costs, and as a result, may fluctuate widely. The Company has traditionally used short-term debt to finance these seasonal and other working capital requirements and, from time to time, to finance capital expenditures on a temporary basis. Bank lines of credit provide future credit availability and support the sale of commercial paper. Payment for lines of credit is effected primarily through fees. At September 30, 1998, total unused lines of credit were $226.3.

    At September 30, 1998, current liabilities exceeded current assets by $54.5. At September 30, 1997, working capital (current assets less current liabilities) was $289.7. The decrease in working capital is primarily due to increased short-term debt, partially offset by higher accounts receivable.

INVESTING ACTIVITIES
--------------------

    Cash flow used for investing activities by continuing operations was $370.5 in 1998 compared to $223.4 in 1997 and $213.8 in 1996. The 1998 increase was primarily due to the December 1997 acquisition of Edward Baker Petfoods for $182.5. In 1997, the increase in cash used for capital expenditures related to the expansion of production capacity was largely offset by proceeds from the sale of shares of IBC stock. In accordance with the Shareholder Agreement signed upon the closing of the sale of Continental Baking Company to IBC in July of 1995, the Company's investment in IBC must be reduced to no more than 14.9% of total outstanding shares of IBC by July 2000.

    Capital expenditures related to continuing operations were $230.7, $282.9 and $228.8 in fiscal years 1998, 1997 and 1996, respectively. Anticipated capital expenditures of approximately $225 in 1999 are expected to be financed with funds generated from operations.

FINANCING ACTIVITIES
--------------------

    Long-term financings are arranged as necessary to meet the Company's capital or other requirements, with the timing of issue, principal amount and form depending on the prevailing securities markets and general economic conditions. The Company increased its total borrowings in 1998 through increased short-term obligations due to market conditions and favorable short-term rates.

    In 1997, the Company reduced its short-term obligations and increased its long-term debt primarily by issuing $480 of Stock Appreciation Income Linked Securities (SAILS) consisting of 7% exchangeable notes due in 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. The number of shares of IBC common stock to be exchanged will depend upon the market price of the IBC stock at maturity of the notes. See further discussion of SAILS in Investment in Interstate Bakeries Corporation Note to Financial Statements. This transaction effectively limits the amount of appreciation on part of the Company's investment in IBC and establishes a minimum gain on these same shares should the Company elect to settle the SAILS with IBC common stock. Net proceeds from the SAILS transaction of $466 were used to pay down short-term debt.

    In 1996, the Company increased total debt obligations to fund operations and capital additions.

    The Company used cash during the three years ended September 30, 1998 for common stock dividends and common stock repurchases. These outflows totaled $121.7 and $416.1 in 1998 for dividends and stock repurchases, respectively, compared to $122.4 and $55.1 in 1997 and $121.9 and $33.7 in 1996. On May 28,
1998, the

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                               FINANCIAL REVIEW
                                                               ----------------
                                            (in millions except per share data)
                                                                    (continued)

Company's Board of Directors declared a 3-for-1 stock split, effected by means of a stock dividend of two additional shares of the Company's $.10 par value common stock for each outstanding share of common stock, to shareholders of record at the close of business on June 22, 1998. As of November 9, 1998, after giving effect to the stock split, 357,000 shares of RAL Stock remained under the current Board of Directors' authorization for the purchase of RAL Stock.

                                                                YEAR 2000 COSTS
                                                                ---------------

    The Company uses both purchased and internally developed computer software. Like many other organizations, certain programs within the Company's purchased and internally developed software process dates based on two digits for the year of a transaction rather than a full four digits. These programs are unable to properly process dates in the year 2000. As such, incomplete or untimely resolution of the Year 2000 issue by the Company or its critical suppliers and customers or government agencies could have an adverse impact on the Company's business, operations and financial condition.

    The Company has plans and active projects in place targeted to achieve 100% Year 2000 readiness in its key application systems software, computer hardware and operating systems software, and various other systems containing embedded chip technology (such as manufacturing equipment controllers and facility controllers which include elevators, alarm systems and heating and cooling systems) before the turn of the millennium.

    The Company started its Year 2000 compliance efforts in 1995 when it began replacing certain key financial systems with Year 2000 compliant packaged applications. In 1996, a formal inventory and scoping effort was begun to estimate remaining replacement, remediation, and package upgrade efforts. The Company has substantially completed this effort.

STATE OF READINESS

    The Company estimates that more than 70% of its application systems software has been modified or replaced, which includes a higher level of remediation in the United States than in other world areas. The remaining application systems software is in the process of being modified or replaced with completion, in all but a few cases, targeted for March 1999. Testing has been completed on approximately 60% of the Company's modified or replaced application systems software. The Company expects to complete its testing in June 1999.

    Approximately 80% of the Company's computer hardware and operating systems software have been modified or replaced, of which 50% have been tested for Year 2000 readiness. Upgrade/replacement and Year 2000 readiness testing of all computer hardware and operating systems software is targeted for June 1999.

    Systems that contain embedded chip technology are in the process of being inventoried and verified for Year 2000 readiness. Testing and upgrade/replacement of all impacted systems containing embedded chip technology is targeted for completion in June 1999.

COSTS

    The estimated total cost for the Company to achieve Year 2000 readiness is approximately $34 million, of which $20 million has been expended through September 30, 1998. Costs include evaluation and remediation of existing systems, acceleration of the installation of new systems and costs to replace/upgrade systems containing embedded chip technology.

RISKS AND CONTINGENCY PLANS

    The Company is taking steps to prevent major interruptions in its business due to Year 2000 issues. The effect, if any, on the Company's results of operations if the Company, its customers, or its suppliers are not fully compliant is not reasonably estimable due to the inherent complexity of supply chain dependencies. The Company has initiated a project to identify high risks and dependencies associated with critical suppliers and customers. Currently, all critical suppliers and customers have been identified and are in the process of being evaluated for potential risks. The assessment of risks and development of any required contingency plans is targeted for completion in June 1999. The Company believes that its worldwide market presence and manufacturing facilities help to mitigate the risk of a major business interruption.

                                                                           EURO
                                                                           ----

    On January 1, 1999, certain member countries of the European Community are scheduled to establish fixed conversion rates between their existing currencies and the European Economic and Monetary Union's common currency (Euro). The transition period for the introduction of the Euro will be between January 1, 1999 and July 1, 2002 at the latest. The Company will be prepared to transact business on January 1, 1999 with those customers who choose the Euro for billing and payment purposes. We are currently developing and implementing plans to address other issues involved with the introduction of the Euro, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments and impacts on the processes for preparing taxation and accounting records. We believe the Euro conversion will not have a material impact on the Company's consolidated financial results.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW
----------------------
(in millions except per share data)
                        (continued)

ENVIRONMENTAL MATTERS
---------------------

    The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to, among other things, air and water quality, underground fuel storage tanks and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 13 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period.

INFLATION
---------

    Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The Company tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1998.

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS
-----------------------------------------------

    The market risk inherent in the Company's financial instruments and positions represents the potential loss arising from adverse changes in interest rates, foreign currency exchange rates, commodity prices and marketable equity security prices. The following risk management discussion and the estimated amounts generated from the sensitivity analyses for continuing operations are forward-looking statements of market risk assuming certain adverse market conditions occur.

INTEREST RATES

    At September 30, 1998 and 1997, the fair value of the Company's total debt is estimated at $2,925.1 and $2,535.3, respectively, using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options. Such fair value exceeded the carrying value of debt at September 30, 1998 and 1997 by $320.8 and $228.4, respectively. Market risk is estimated as the potential change in fair value resulting from a hypothetical 10% adverse change in interest rates and amounted to $108.2 and $112.1 at September 30, 1998 and 1997, respectively.

    The Company had $839.6 and $472.0 variable rate debt outstanding at September 30, 1998 and 1997, respectively. A hypothetical 10% adverse change in interest rates would have had an annualized unfavorable impact of $5.9 and $3.4 on the Company's earnings and cash flows based upon these year-end debt levels. The primary interest rate exposures on floating rate debt are with respect to U.S. rates and short-term local currency rates in certain Asian and European countries.

    Although the Company's SAILS are subject to a change in fair market value due to interest rate risk, equity risk presents the more significant risk as the value of these instruments are tied to the stock price of IBC. However, equity risk exists only to the extent the Company has previously recorded unrealized settlement gains on the SAILS. As of September 30, 1998, no such gains have been recorded. The effect of the interest rate risk is included in the aforementioned discussion of the fair value of the Company's total debt. See the discussion of these instruments in the Investment in Interstate Bakeries Corporation and Long Term Debt notes to the financial statements.

FOREIGN CURRENCY EXCHANGE RATES

    The Company employs a foreign currency hedging strategy to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Foreign currency exposures arise from transactions, including firm commitments and anticipated transactions, denominated in a currency other than an entity's functional currency and from foreign denominated revenues and profits translated into U.S. dollars. The primary currencies to which the Company is exposed include the Swiss franc, British pound and other European currencies; the Mexican peso, Brazilian real and other South American currencies; and the Indonesian rupiah, Philippine Peso and other Asian currencies. The Company is also exposed to other South American and Asian currencies. Exposures are hedged with foreign currency forward contracts, put and call options with maturity dates of generally less than one year. Company policy allows foreign currency transactions only for identifiable foreign currency exposures and, therefore, the Company does not enter into foreign currency contracts for trading purposes where the objective is to generate profits. The potential loss in fair value at September 30, 1998 and 1997 for net currency positions of outstanding foreign currency contracts resulting from a hypothetical 10% adverse change in all foreign currency exchange rates was $4.0 and $6.6, respectively. These calculations exclude hedges of existing balance sheet exposures because losses on these contracts would be fully offset by exchange gains on the underlying net monetary exposures for which the contracts are designated as hedges.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                               FINANCIAL REVIEW
                                                               ----------------
                                            (in millions except per share data)
                                                                    (continued)

    The Company generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, the Company does not generally hedge these net investments. However, the Company uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, the Company attempts to limit its U.S. dollar net monetary liabilities in currencies of hyperinflationary countries, primarily in Latin America. The net investment in foreign subsidiaries and affiliates, translated into dollars using the year-end exchange rates, was $735.1 and $615.0 at September 30, 1998 and 1997, respectively. The potential loss in value of the Company's net investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates at September 30, 1998 and 1997 amounted to $73.5 and $61.5.

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

    A sensitivity analysis has been prepared to estimate the Company's exposure to market risk of its agricultural commodities positions, excluding inventory on hand and fixed price contracts. The fair value of the Company's positions is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The results of this analysis are as follows for fiscal years 1998 and 1997:

                                                         1998                     1997
                                                         ----                     ----
                                                   FAIR        MARKET       FAIR        MARKET
                                                  VALUE         RISK       VALUE         RISK
                                                  -----         ----       -----         ----
   Highest long position....................      $127.1       $12.7       $118.5       $11.9
   Average long position....................        58.3         5.8         38.3         3.8
   Lowest long position.....................         7.7         0.8           --          --

MARKETABLE EQUITY SECURITY PRICES

    Marketable equity securities at September 30, 1998, which are recorded at a fair value of $1,281.2, have exposure to price risk. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in the securities' quoted market prices, and amounted to $128.1 at September 30, 1998.

                                                       RESTRUCTURING ACTIVITIES
                                                       ------------------------

    In 1998, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic share by $96.4, $61.3 and $.20, respectively. On a pre-tax basis, charges for restructuring consisted of termination benefits of $31.4, other cash costs of $6.3 and non-cash charges of $58.7. The total pre-tax charge and the non-cash component are net of an $11.9 reversal of prior period restructuring charges.

    Included in the total pre-tax charge are impairment write-downs totaling $66.4, primarily representing a write-down of the Company's investment in lithium-ion rechargeable battery manufacturing assets. Fair value of those assets was primarily determined based upon estimates of recovery value for unique manufacturing equipment. Due to rapid changes in the business environment since the beginning of the lithium-ion project in 1996, it has become more economical to source lithium-ion cells from other manufacturers. The Company continues to assemble and package lithium-ion rechargeable batteries.

    The restructuring provision also includes charges of $21.8, pre-tax, for a voluntary early retirement option offered to most U.S. Battery Products' employees meeting certain age and service requirements and additional charges related to the Company's European battery and international pet food operations. These charges provide for the termination or early retirement of approximately 700 employees in production, sales and administrative capacities. During 1998, 350 employees were terminated or retired in connection with this charge.

    These restructuring actions are currently expected to generate pre-tax cost savings of $15 in 1999 and ultimate annual savings of $17.

    In 1997, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic share by $111.4, $98.0 and $.32, respectively. These charges are primarily associated with the continued rationalization of Battery Products' production capacity and business structure and provide for the termination of 1,340 employees and the closing of 3 plants. The total pre-tax charge for restructuring consisted of termination benefits of $50.5, other cash exit costs of $11.0, and non-cash charges of $49.9, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1998, 560 employees have been terminated and 1 plant closed in connection with this charge.

    Pre-tax cost savings from these restructuring actions have been or are currently expected to be: 1998--$12; 1999--$20; and ultimate annual reduction--$28.

    In 1996, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic share by $12.4, $11.0 and $.04, respectively. These charges are associated with the closing of the Company's European cereal operations and additional Battery Products' restructuring. The total 1996 pre-tax charge for restructuring consisted of termination benefits of $5.2, relating to the termination of approximately 170

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW
----------------
(in millions except per share data)
                        (continued)

employees, other cash exit costs of $1.8 and non-cash charges of $5.4, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1997, substantially all actions associated with this charge were completed.

    Pre-tax cost savings from these restructuring actions have been or are currently expected to be as follows: 1997--$4; and ultimate annual reduction--$5.

    Activity related to the restructuring provisions discussed above is summarized as follows:

                                                                   1998         1997
                                                                   ----         ----
Reserve balance at beginning of year........................      $ 66.3       $ 22.4
Provision recorded, net of reversal of prior period reserves
  of $11.9 in 1998..........................................        96.4        111.4
Portion of current period provision classified as property
  and other asset impairments, net of reversals.............       (58.7)       (49.9)
Termination benefits paid...................................       (28.5)       (15.0)
Other cash exit costs incurred..............................       (16.5)        (3.9)
Increase (decrease) due to translation......................        (1.7)         1.3
                                                                  ------       ------
Reserve balance at September 30.............................      $ 57.3       $ 66.3
                                                                  ======       ======

    Restructuring actions represented by the September 30, 1998 reserve balance are expected to be substantially completed in 1999, and the Company expects to fund these costs from internal sources and available borrowing capacity.

RECENTLY ISSUED ACCOUNTING STANDARDS
------------------------------------

    See discussion in Summary of Accounting Policies in Notes to Financial Statements.

FORWARD-LOOKING INFORMATION
---------------------------

    In various places throughout the Financial Review and other sections of this Annual Report to Shareholders, we discuss our expectations regarding future performance of the Company. These "forward-looking" statements are based on currently available competitive, financial, economic and systems data, as well as our operating plans. Section 21E of the Securities Exchange Act of 1934 provides a safe harbor for such forward-looking statements. Such statements are inherently uncertain; known and unknown risks, uncertainties and other factors may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things: the Year 2000 readiness of critical suppliers, customers and governmental agencies, as well as the difficulty of evaluating and remediating certain systems and technologies utilized in the operation of the Company's businesses, and incremental costs associated with evaluation and remediation; economic instability associated with the introduction of the Euro, and the inadequacy of Company plans to address the impact of such introduction; adverse developments in global financial markets, including adverse interest or exchange rate fluctuations; the insufficiency of recorded provisions for restructuring, or the Company's inability to realize cost reductions and tax or other benefits anticipated from such restructuring; and unexpected litigation and environmental claims and expenses or adverse developments in domestic or foreign laws related to product liability, environmental or employment claims.

BUSINESS SEGMENT INFORMATION
----------------------------

    Summarized financial information on a worldwide basis by continuing business segment and for discontinued operations for the three years ended September 30, 1998 is set forth below. Pet Products includes restructuring provisions of $4.1 in 1998, $15.5 in 1997 and $8.4 in 1996. Battery Products includes restructuring provisions of $92.3 in 1998, $95.9 in 1997 and $4.0 in 1996. Comments, amounts and percentages in the remaining Business Segment discussion exclude the effects of restructuring provisions. The segments comprise the following:

PET PRODUCTS -- pet foods and cat box filler

    Pet Products is the world's largest producer of dry dog and dry and soft-moist cat foods and a leading manufacturer of cat box filler in the United States. Pet Products are marketed primarily through a direct sales force to grocery, mass merchandisers, specialty retailers, wholesalers and other customers.

BATTERY PRODUCTS -- alkaline, carbon zinc, miniatures, lithium and rechargeable batteries, flashlights and other related products

    Battery Products is the world's largest manufacturer of dry cell batteries and flashlights. Battery Products brands are recognized around the world and are marketed and sold in more than 160 countries. Battery Products are marketed through a direct sales force to mass merchandisers, wholesalers and other customers.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                               FINANCIAL REVIEW
                                                               ----------------
                                            (in millions except per share data)
                                                                    (continued)

DISCONTINUED SEGMENTS

SOY PROTEIN PRODUCTS -- dietary soy protein, fiber food ingredients and polymer products

AGRICULTURAL PRODUCTS (INTERNATIONAL) -- animal feeds

                                                                   PET PRODUCTS
                                                                   ------------

    Sales for the Pet Products segment increased 11.8% in 1998 and 9.0% in 1997 on higher domestic and international pet food volume and on higher pricing in 1997. The 1998 increase also reflects inclusion of sales from the Company's December 1997 acquisition of Edward Baker Petfoods, based in the United Kingdom.

    Operating profit for the Pet Products segment increased significantly in 1998 as a result of the sales increase coupled with lower ingredient costs. This increase was partially offset by increased brand development spending, an unfavorable package size mix and, to a lesser extent, increased promotional spending. Gross profit margins continued to improve in 1998, reflecting favorable ingredient prices; however, the 1998 improvements were nearly offset by an unfavorable package size mix. Pet Products' operating profit was flat in 1997 as increased sales were offset by higher ingredient costs, higher promotion support and start-up expenses.

    Cost of products sold in the Pet Products segment is somewhat dependent on agricultural commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as corn and soy meal. Agricultural commodity costs of the Pet Products segment have represented approximately 17% to 21% of cost of products sold during the three year period ended September 30, 1998. See Market Risk Sensitive Instruments and Positions section of this financial review for further discussion of commodities.

    The domestic pet food and cat box filler industry is well developed and non-cyclical with strong cash flows. In addition, the international pet food market presents opportunities for growth for Pet Products. The improvement in pet ownership trends in recent years is supporting volume growth in the industry. Consolidation of the retail industry, growth of the mass merchandiser and category-dominant retailer segments, an increase in store-branded product and a trend toward larger bags have resulted, and will continue to result, in significant changes in the product distribution pattern and marketing practices of the Company. Increased profitability depends on maintaining brand loyalty, developing higher performance capabilities and on the successful development of mutually beneficial trading relationships with our customers.

                                                               BATTERY PRODUCTS
                                                               ----------------

    Sales for the Battery Products segment decreased in 1998 primarily due to currency devaluations, particularly in Asia, and lower rechargeable and carbon zinc battery sales. These declines were mitigated by increased alkaline volumes and improved product mix. Alkaline volumes increased in all world areas, except in Asia Pacific where alkaline volumes declined only slightly despite overall market contractions. However, market conditions in Asia resulted in a 10% decline in carbon zinc volumes. Excluding the unfavorable impact of currency devaluations worldwide, sales increased slightly for the year. Sales for the Battery Products segment were flat in 1997 as worldwide branded alkaline volumes increased, particularly in North America and Asia Pacific. These increases were offset by volume declines and unfavorable exchange rates in Europe and the continued decline in carbon zinc sales. The impact of the consolidation of the retail trade and increased competitive pressures also negatively impacted results for both years.

    Battery Products' operating profit was flat in 1998 and in 1997. In 1998, results in the Americas improved on higher alkaline volumes and improved product mix. These gains were offset by lower earnings in Asia and Europe, which included the impact of significant currency devaluations. Margin improvements in 1998 were primarily attributable to the favorable product mix in the Americas and price increases in the Asia Pacific region in response to currency devaluations. In 1997, increased worldwide alkaline volumes and improved results in the Asia Pacific region were offset by an unfavorable package mix in the United States, decreased earnings in Europe, decreased rechargeable sales to original equipment manufacturers in the Asia Pacific region and start-up costs associated with the lithium-ion rechargeable battery. Margins were flat in 1997.

    The Battery Products business faces intense competition. There has been a shift within primary battery products from carbon zinc batteries to alkaline batteries. As such, the Company has recorded provisions related to restructuring its worldwide battery production capacity and certain administrative functions in each of the last three years. Alkaline batteries are now the dominant primary battery in all world areas with the exception of Asia and Africa. The rechargeable battery products business is experiencing rapid technological evolution and significant pricing and competitive pressures. The Company continues to review its battery production capacity and its business structure in light of pervasive global trends, including the evolution of technology. (See Restructuring Activities discussion in this section.)

                                                        DISCONTINUED OPERATIONS
                                                        -----------------------

SOY PROTEIN PRODUCTS AND AGRICULTURAL PRODUCTS

    Results of discontinued operations decreased for the year primarily due to the December 1997 sale of the Soy Protein Products business and the April 1, 1998 spin-off to shareholders of the Agricultural Products business. Results of discontinued operations increased 14.5% in 1997 as decreased operating profit for Soy Protein Products and Agricultural Products was more than offset by lower translation and exchange losses and lower taxes.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

BUSINESS SEGMENT INFORMATION
----------------------------

    Export sales and sales between geographic segments were immaterial. One single mass merchandiser accounted for 14.3%, 11.9% and 10.5% of total sales in fiscal years 1998, 1997 and 1996, respectively.

(IN MILLIONS)                                                       1998               1997               1996
-------------                                                       ----               ----               ----
SALES
Pet Products................................................      $2,582.1           $2,308.9           $2,118.4
Battery Products............................................       2,071.2            2,177.9            2,183.5
                                                                  --------           --------           --------
             Total..........................................      $4,653.3           $4,486.8           $4,301.9
                                                                  ========           ========           ========
OPERATING PROFIT
Pet Products
    Operating profit before amortization <Fa>...............      $  465.3           $  384.2           $  392.9
    Amortization of goodwill and other intangibles..........         (14.6)             (11.5)             (11.8)
                                                                  --------           --------           --------
                                                                     450.7              372.7              381.1
                                                                  --------           --------           --------
Battery Products
    Operating profit before amortization <Fb>...............         236.4              244.3              347.5
    Amortization of goodwill and other intangibles..........         (25.9)             (32.8)             (41.2)
                                                                  --------           --------           --------
                                                                     210.5              211.5              306.3
                                                                  --------           --------           --------
             Total..........................................         661.2              584.2              687.4
Unallocated Corporate and Miscellaneous Expenses............         (20.8)             (48.2)             (49.4)
Interest Expense............................................        (191.1)            (174.3)            (190.3)
Gain on Sale of IBC Stock...................................          20.1               23.2                 --
                                                                  --------           --------           --------
             Earnings from Continuing Operations before
               Income Taxes, Equity Earnings and
               Extraordinary Item...........................      $  469.4           $  384.9           $  447.7
                                                                  ========           ========           ========

-----

<Fa>  Includes restructuring provisions of $4.1 in 1998, $15.5 in 1997 and $8.4 in 1996.

<Fb>  Includes restructuring provisions of $92.3 in 1998, $95.9 in 1997 and $4.0 in 1996.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                   BUSINESS SEGMENT INFORMATION
                                                   ----------------------------
                                                                    (continued)

(IN MILLIONS)                                                       1998               1997               1996
-------------                                                       ----               ----               ----
ASSETS AT YEAR END
Pet Products................................................      $1,315.0           $1,077.2           $  984.9
Battery Products............................................       1,931.6            2,026.1            2,107.8
                                                                  --------           --------           --------
             Subtotal.......................................       3,246.6            3,103.3            3,092.7
Investment in Discontinued Operations<Fa>...................            --              592.3              587.1
Corporate...................................................       2,305.1            1,046.2              843.2
                                                                  --------           --------           --------
             Total..........................................      $5,551.7           $4,741.8           $4,523.0
                                                                  ========           ========           ========

DEPRECIATION AND AMORTIZATION EXPENSE
Pet Products................................................      $   71.2           $   58.9           $   55.2
Battery Products............................................         107.7              117.0              126.2
                                                                  --------           --------           --------
             Subtotal.......................................         178.9              175.9              181.4
Corporate...................................................          15.8               13.1               12.4
                                                                  --------           --------           --------
             Total..........................................      $  194.7           $  189.0           $  193.8
                                                                  ========           ========           ========

PROPERTY ADDITIONS
Pet Products................................................      $  109.1           $  135.2           $   73.2
Battery Products............................................         116.5              141.9              150.2
                                                                  --------           --------           --------
             Subtotal.......................................         225.6              277.1              223.4
Corporate...................................................           5.1                5.8                5.4
                                                                  --------           --------           --------
             Total..........................................      $  230.7           $  282.9           $  228.8
                                                                  ========           ========           ========

-----

<Fa>  See Discontinued Operations in the Notes to Financial Statements.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

BUSINESS SEGMENT INFORMATION
----------------------------
                 (continued)

GEOGRAPHIC SEGMENT INFORMATION
------------------------------

    Financial information by geographic location for the past three years is set forth below.

(IN MILLIONS)                                                   1998                    1997                    1996
-------------                                                   ----                    ----                    ----
SALES
    United States.......................................      $3,099.9                $2,950.8                $2,757.5
    Europe..............................................         572.9                   519.4                   572.5
    South & Central America.............................         373.1                   320.9                   290.8
    Asia Pacific........................................         445.4                   534.7                   529.6
    Other...............................................         162.0                   161.0                   151.5
                                                              --------                --------                --------
        Total...........................................      $4,653.3                $4,486.8                $4,301.9
                                                              ========                ========                ========
OPERATING PROFIT<Fa>
    United States.......................................      $  517.6                $  531.1                $  555.8
    Europe..............................................           5.9                   (56.9)                    7.5
    South & Central America.............................          37.3                    17.8                    22.2
    Asia Pacific........................................          87.7                    84.3                    91.7
    Other...............................................          12.7                     7.9                    10.2
                                                              --------                --------                --------
        Total...........................................      $  661.2                $  584.2                $  687.4
                                                              ========                ========                ========
ASSETS
    United States.......................................      $1,932.9                $1,936.4                $1,847.1
    Europe..............................................         756.0                   563.8                   666.0
    South & Central America.............................         226.1                   200.8                   166.1
    Asia Pacific........................................         267.1                   337.0                   350.3
    Other...............................................          64.5                    65.3                    63.2
                                                              --------                --------                --------
        Total...........................................      $3,246.6                $3,103.3                $3,092.7
                                                              ========                ========                ========

-----
<Fa>  Includes net restructuring provisions of:

                          AREA                                                     1998            1997            1996
                          ----                                                    -----           -----           -----
                United States..............................................       $95.3           $25.1           $ 1.5
                Europe.....................................................         1.8            63.0            12.6
                South & Central America....................................         0.6             3.5              --
                Asia Pacific...............................................        (1.3)           15.3              --
                Other......................................................          --             4.5            (1.7)

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                        RESPONSIBILITY FOR FINANCIAL STATEMENTS
                                        ---------------------------------------

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

    The report of PricewaterhouseCoopers LLP, independent accountants, on their audits of the accompanying financial statements is shown below. This report states that the audits were made in accordance with generally accepted auditing standards. These standards include a study and evaluation of internal control for the purpose of establishing a basis for reliance thereon relative to the scope of their audits of the financial statements.

    The Board of Directors, through its Audit Committee consisting solely of nonmanagement directors, meets periodically with management, internal audit and the independent accountants to discuss audit and financial reporting matters. To assure independence, PricewaterhouseCoopers LLP has direct access to the Audit Committee.

                                              REPORT OF INDEPENDENT ACCOUNTANTS
                                              ---------------------------------

To the Shareholders and Board of Directors of Ralston Purina Company

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of shareholders equity and of cash flows present fairly, in all material respects, the financial position of Ralston Purina Company and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
October 30, 1998

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF EARNINGS
----------------------------------

                                          YEAR ENDED SEPTEMBER 30
(IN MILLIONS EXCEPT PER SHARE DATA)                                 1998             1997             1996
-----------------------------------                                 ----             ----             ----
Net Sales...................................................      $4,653.3         $4,486.8         $4,301.9
                                                                  --------         --------         --------
Costs and Expenses
    Cost of products sold...................................       2,299.7          2,281.9          2,206.0
    Selling, general and administrative.....................         940.8            918.6            864.8
    Advertising and promotion...............................         696.4            646.6            571.6
    Interest expense........................................         191.1            174.3            190.3
    Provisions for restructuring............................          96.4            111.4             12.4
    Gain on sale of IBC stock...............................         (20.1)           (23.2)              --
    Other (income)/expense, net.............................         (20.4)            (7.7)             9.1
                                                                  --------         --------         --------
                                                                   4,183.9          4,101.9          3,854.2
                                                                  --------         --------         --------
Earnings from Continuing Operations before Income Taxes,
  Equity Earnings and Extraordinary Item....................         469.4            384.9            447.7
Income Taxes................................................        (117.5)           (70.0)          (162.9)
                                                                  --------         --------         --------
Earnings from Continuing Operations before Equity Earnings
  and Extraordinary Item....................................         351.9            314.9            284.8
Equity Earnings, Net of Taxes...............................          38.7             34.0             11.6
                                                                  --------         --------         --------
Earnings from Continuing Operations before Extraordinary
  Item......................................................         390.6            348.9            296.4
Earnings from Discontinued Operations.......................          10.0             74.8             65.3
Gain on Sale of Discontinued Operations.....................         705.1               --               --
                                                                  --------         --------         --------
Earnings before Extraordinary Item..........................       1,105.7            423.7            361.7
Extraordinary Item--Loss on Early Retirement of Debt........            --               --             (2.1)
                                                                  --------         --------         --------
Net Earnings................................................       1,105.7            423.7            359.6
Preferred Stock Dividend, Net of Taxes......................         (11.5)           (13.1)           (14.1)
                                                                  --------         --------         --------
Earnings Available to Common Shareholders...................      $1,094.2         $  410.6         $  345.5
                                                                  ========         ========         ========
Earnings Per Share of RAL Stock
    Basic
        Earnings from continuing operations.................      $   1.24         $   1.10         $   0.92
        Earnings from discontinued operations...............          0.03             0.24             0.22
        Gain on sale of discontinued operations.............          2.32               --               --
        Extraordinary item..................................            --               --            (0.01)
                                                                  --------         --------         --------
        Net Earnings........................................      $   3.59         $   1.34         $   1.13
                                                                  ========         ========         ========
    Diluted
        Earnings from continuing operations.................      $   1.19         $   1.05         $   0.88
        Earnings from discontinued operations...............          0.03             0.22             0.20
        Gain on sale of discontinued operations.............          2.16               --               --
        Extraordinary item..................................            --               --            (0.01)
                                                                  --------         --------         --------
        Net Earnings........................................      $   3.38         $   1.27         $   1.07
                                                                  ========         ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.


-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                     CONSOLIDATED BALANCE SHEET
                                                     --------------------------

                                                SEPTEMBER 30
(IN MILLIONS EXCEPT SHARE DATA)                                                       1998             1997
-------------------------------                                                       ----             ----
ASSETS
Current Assets
    Cash and cash equivalents...................................................    $   89.8         $  109.1
    Receivables, less allowance for doubtful accounts...........................       717.2            675.2
    Inventories.................................................................       600.4            604.8
    Other current assets........................................................       120.1            116.4
                                                                                    --------         --------
        Total Current Assets....................................................     1,527.5          1,505.5
Investments and Other Assets....................................................     2,908.2          1,530.3
Investment in Discontinued Operations...........................................          --            592.3
Property at Cost
    Land........................................................................        35.3             38.6
    Buildings...................................................................       413.5            371.6
    Machinery and Equipment.....................................................     1,599.4          1,546.1
    Construction in Progress....................................................       164.7            204.3
                                                                                    --------         --------
                                                                                     2,212.9          2,160.6
        Accumulated depreciation................................................     1,096.9          1,046.9
                                                                                    --------         --------
                                                                                     1,116.0          1,113.7
                                                                                    --------         --------
             Total..............................................................    $5,551.7         $4,741.8
                                                                                    ========         ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
    Current maturities of long-term debt........................................    $   37.1         $  106.2
    Notes payable...............................................................       772.4            340.3
    Accounts payable and accrued liabilities....................................       714.8            705.0
    Dividends payable...........................................................        34.2             35.8
    Income taxes................................................................        23.5             28.5
                                                                                    --------         --------
        Total Current Liabilities...............................................     1,582.0          1,215.8
Long-Term Debt..................................................................     1,794.8          1,860.4
Deferred Income Taxes...........................................................       309.3               --
Other Liabilities...............................................................       533.6            507.4
Redeemable Preferred Stock--Series A 6.75%, $1 par value, issued 2,310,634 and
  2,750,636 shares in 1998 and 1997, respectively...............................       256.1            304.9
Unearned ESOP Compensation......................................................       (13.2)           (63.8)
Shareholders Equity
    Preferred stock, $1 par value, none outstanding
    Common stock--$.10 par value, issued 326,303,467 and 114,694,666 shares in
      1998 and 1997, respectively...............................................        32.6             11.5
    Capital in excess of par value..............................................       127.7            320.0
    Retained earnings...........................................................     2,067.0          1,566.7
    Cumulative translation adjustment...........................................       (87.3)          (129.8)
    Common stock in treasury, at cost, 13,875,377 and 8,116,407 shares in 1998
      and 1997, respectively....................................................      (766.3)          (466.7)
    Unearned portion of restricted stock........................................        (4.2)            (3.4)
    Value of 13,470,442 and 4,307,214 shares of common stock held in Grantor
      Trust in 1998 and 1997, respectively......................................      (191.5)          (381.2)
    Net unrealized holding loss on available-for-sale securities................       (88.9)              --
                                                                                    --------         --------
        Total Shareholders Equity...............................................     1,089.1            917.1
                                                                                    --------         --------
             Total..............................................................    $5,551.7         $4,741.8
                                                                                    ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.


-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------

                                                    YEAR ENDED SEPTEMBER 30
(IN MILLIONS)                                                               1998                   1997                   1996
-------------                                                               ----                   ----                   ----
Cash Flow from Operations
    Net earnings....................................................      $1,105.7                $ 423.7                $ 359.6
    Adjustments to reconcile net earnings to net cash flow provided by operations
        Earnings from discontinued operations.......................         (10.0)                 (74.8)                 (65.3)
        Extraordinary item..........................................            --                     --                    2.1
        Non-cash restructuring charges..............................          58.7                   49.9                    5.4
        Depreciation and amortization...............................         194.7                  189.0                  193.8
        Deferred income tax provision...............................         (47.0)                (115.5)                  (1.8)
        Gain on sale of discontinued operations.....................        (705.1)                    --                     --
        Gain on sale of IBC stock...................................         (20.1)                 (23.2)                    --
        Changes in assets and liabilities used in operations
             Increase in accounts receivable........................         (42.5)                 (39.9)                 (25.0)
             Increase in inventories................................         (13.4)                  (9.0)                  (9.7)
             (Increase) decrease in other current assets............          (8.8)                   4.0                    1.2
             Increase (decrease) in accounts payable and accrued
               liabilities..........................................           4.1                   63.8                  (50.1)
             Increase in other current liabilities..................          29.6                   15.3                   25.6
        Other, net..................................................         (29.3)                 (32.2)                    .3
                                                                          --------                -------                -------
             Cash flow from continuing operations...................         516.6                  451.1                  436.1
             Cash flow (used by) from discontinued operations.......         (29.5)                 156.5                   28.3
                                                                          --------                -------                -------
               Net cash flow from operations........................         487.1                  607.6                  464.4
                                                                          --------                -------                -------
Cash Flow from Investing Activities
    Property additions..............................................        (230.7)                (282.9)                (228.8)
    Proceeds from the sale of property..............................          17.8                   10.4                   18.4
    Proceeds from the sale of IBC stock.............................          41.3                   60.1                     --
    Purchase of Edward Baker Petfoods...............................        (182.5)                    --                     --
    Other, net......................................................         (16.4)                 (11.0)                  (3.4)
                                                                          --------                -------                -------
             Cash used by investing activities--continuing
               operations...........................................        (370.5)                (223.4)                (213.8)
             Cash used by investing activities--discontinued
               operations...........................................        (223.6)                (114.3)                 (93.7)
                                                                          --------                -------                -------
               Net cash used by investing activities................        (594.1)                (337.7)                (307.5)
                                                                          --------                -------                -------
Cash Flow from Financing Activities
    Issuance of long-term debt......................................          17.3                  541.1                  199.7
    Principal payments on long-term debt, including current
      maturities....................................................         (73.1)                 (63.5)                (355.3)
    Net increase (decrease) in notes payable........................         698.2                 (508.7)                 203.2
    Treasury stock purchases........................................        (367.2)                 (24.7)                  (9.4)
    Dividends paid..................................................        (141.2)                (143.9)                (145.0)
    Stock repurchases in connection with the ESOP...................         (48.9)                 (30.4)                 (24.3)
    Other, net......................................................          12.9                   13.1                   (3.8)
                                                                          --------                -------                -------
               Net cash from (used by) financing activities.........          98.0                 (217.0)                (134.9)
                                                                          --------                -------                -------
Effect of Exchange Rate Changes on Cash.............................         (10.3)                  (6.1)                  (4.0)
                                                                          --------                -------                -------
Net Increase (Decrease) in Cash and Cash Equivalents................         (19.3)                  46.8                   18.0
Cash and Cash Equivalents, Beginning of Period......................         109.1                   62.3                   44.3
                                                                          --------                -------                -------
Cash and Cash Equivalents, End of Period............................      $   89.8                $ 109.1                $  62.3
                                                                          ========                =======                =======

    The above financial statement should be read in conjunction with the Notes to Financial Statements.


-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                  CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
                                  ---------------------------------------------

                                              THREE YEARS ENDED SEPTEMBER 30, 1998

                                                                  NUMBER OF SHARES                            AMOUNT
                                                                   (IN THOUSANDS)                          (IN MILLIONS)
                                                           ------------------------------          -----------------------------
                                                            1998       1997        1996             1998       1997       1996
                                                            ----       ----        ----             ----       ----       ----
RAL Common Stock:
        Balance at beginning of year....................   114,695    114,688     114,687          $  11.5    $  11.5    $  11.5
            Common stock issued on conversion of
              debentures................................         2          7           1               --         --         --
                                                           -------    -------    --------          -------    -------    -------
                Subtotal................................   114,697    114,695     114,688             11.5       11.5       11.5
            Three-for-one split.........................   211,606         --          --             21.1         --         --
                                                           -------    -------    --------          -------    -------    -------
        Balance at end of year..........................   326,303    114,695     114,688          $  32.6    $  11.5    $  11.5
                                                           =======    =======    ========          =======    =======    =======
RAL Common Stock in Treasury:
        Balance at beginning of year....................    (8,116)    (8,740)     (8,831)         $(466.7)   $(482.3)   $(481.7)
            Activity under stock plans..................       870        932         237             41.7       49.1       11.7
            Treasury stock purchased....................    (7,166)      (308)       (146)          (367.2)     (24.7)      (9.4)
            Shares issued in connection with preferred
              stock redemption/conversion...............     1,246        386         391             74.8       21.7       21.4
            Share repurchases in connection with the
              ESOP......................................      (709)      (386)       (391)           (48.9)     (30.5)     (24.3)
                                                           -------    -------    --------          -------    -------    -------
        Balance at end of year..........................   (13,875)    (8,116)     (8,740)         $(766.3)   $(466.7)   $(482.3)
                                                           =======    =======    ========          =======    =======    =======
Grantor Trust:
        Balance at beginning of year....................    (4,307)    (4,228)     (4,135)         $(381.2)   $(289.6)   $(239.3)
            Shares purchased............................      (167)       (79)        (93)           (18.4)      (6.4)      (6.0)
            Market value adjustment.....................        --         --          --               --      (85.2)     (44.3)
            Adjustment of grantor trust to cost.........        --         --          --            194.4         --         --
            Other transactions..........................        --         --          --             15.0         --         --
                                                           -------    -------    --------          -------    -------    -------
                Subtotal................................    (4,474)    (4,307)     (4,228)          (190.2)    (381.2)    (289.6)
            Three-for-one split.........................    (8,949)        --          --               --         --         --
            Shares purchased............................       (47)        --          --             (1.3)        --         --
                                                           -------    -------    --------          -------    -------    -------
        Balance at end of year..........................   (13,470)    (4,307)     (4,228)         $(191.5)   $(381.2)   $(289.6)
                                                           =======    =======    ========          =======    =======    =======

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
---------------------------------------------
                                  (continued)

                                         THREE YEARS ENDED SEPTEMBER 30, 1998
                                                                                               AMOUNT
                                                                                           (IN MILLIONS)
                                                                             ------------------------------------------
                                                                               1998             1997             1996
                                                                               ----             ----             ----
Capital in Excess of Par Value:
        Balance at beginning of year.......................................  $  320.0         $  217.3         $  169.6
            Three-for-one stock split......................................     (21.1)              --               --
            Activity under stock plans.....................................      23.2             17.5              3.4
            Adjustment of grantor trust to cost............................    (194.4)            85.2             44.3
                                                                             --------         --------         --------
        Balance at end of year.............................................  $  127.7         $  320.0         $  217.3
                                                                             ========         ========         ========
Retained Earnings:
        Balance at beginning of year.......................................  $1,566.7         $1,302.9         $1,089.7
            Net earnings...................................................   1,105.7            423.7            359.6
            Agricultural Products business spin-off dividend declared......    (419.4)              --               --
            Effect of preferred stock conversion...........................     (26.0)            (3.0)            (2.5)
            Activity under stock plans.....................................     (27.6)           (21.1)            (7.7)
            Dividends declared on preferred stock, net of taxes............     (11.5)           (13.1)           (14.1)
            Dividends declared on RAL Stock................................    (120.9)          (122.7)          (122.1)
                                                                             --------         --------         --------
        Balance at end of year.............................................  $2,067.0         $1,566.7         $1,302.9
                                                                             ========         ========         ========
Unearned Portion of Restricted Stock:
        Balance at beginning of year.......................................  $   (3.4)        $   (4.2)        $   (5.3)
            Activity under stock plans.....................................      (1.7)             (.3)              --
            Amortization of restricted stock...............................        .9              1.1              1.1
                                                                             --------         --------         --------
        Balance at end of year.............................................  $   (4.2)        $   (3.4)        $   (4.2)
                                                                             ========         ========         ========
Cumulative Translation Adjustment:
        Balance at beginning of year.......................................  $ (129.8)        $  (66.6)        $  (50.3)
            Translation adjustments........................................     (50.2)           (63.2)           (16.3)
            Agricultural Products business spin-off........................      86.3               --               --
            Sale of Soy Protein Products business..........................       6.4               --               --
                                                                             --------         --------         --------
        Balance at end of year.............................................  $  (87.3)        $ (129.8)        $  (66.6)
                                                                             ========         ========         ========
Net Unrealized Holding Loss:
        Balance at beginning of year.......................................  $     --               --               --
            Loss on available for sale securities, net of income taxes.....     (88.9)              --               --
                                                                             --------         --------         --------
        Balance at end of year.............................................  $  (88.9)              --               --
                                                                             ========         ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.


-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                                    (Dollars in millions except per share data)

                                                 SUMMARY OF ACCOUNTING POLICIES
                                                 ------------------------------

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

FOREIGN CURRENCY TRANSLATION -- Financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of shareholders equity. For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange while translation adjustments for other accounts are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

FINANCIAL INSTRUMENTS -- The Company uses financial and commodities derivatives in the management of foreign currency, commodities pricing and interest rate risks that are inherent to its business operations. Such instruments are not held or issued for trading purposes.

    The Company uses foreign exchange (F/X) instruments, including currency forwards, futures and options, to reduce transaction and translation exposures resulting from its foreign currency activities. F/X instruments used are selected based on their risk reduction attributes and the related market conditions. Such instruments are marked-to-market, and the terms generally do not exceed twelve months. Realized and unrealized gains and losses from instruments that hedge firm commitments are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the statement of earnings in the same period as the underlying transaction. Realized and unrealized gains or losses from F/X instruments used as hedges of existing balance sheet exposures or anticipated transactions that are not firmly committed are recognized currently in the statement of earnings. However, gains and losses from F/X instruments that hedge existing balance sheet exposures are offset by gains and losses recorded on these hedged exposures. Cash flows from F/X instruments are classified in the same category in the statement of cash flows as the underlying activities. F/X instruments are generally not disposed of prior to the settlement date; however, if an F/X instrument and the underlying hedged transaction were disposed of prior to the settlement date, any gain or loss would be recognized immediately in the statement of earnings.

    The Company uses commodities hedging instruments, including futures and options, to reduce the risk of price fluctuations related to future raw material requirements for commodities such as corn, wheat and soybean meal. The terms of such instruments generally do not exceed twelve months, and depend on the commodity and other market factors. The instruments are marked-to-market, and the gains and losses are deferred. Deferred gains and losses are subsequently recorded as cost of products sold in the statement of earnings when the inventory is sold. If the inventory is not acquired and the hedge is disposed of, the deferred gain or loss is recognized immediately in cost of products sold.

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

CAPITALIZED SOFTWARE COSTS -- In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal and external costs associated with the purchase and/or development of internal use software be capitalized rather than expensed. The Company adopted this statement as of the beginning of fiscal year 1998.

    Capitalized software costs are included in Investments and Other Assets. These costs are amortized using the straight line method over periods of related benefit ranging primarily from 3 to 7 years.

MARKETABLE EQUITY SECURITIES classified as available-for-sale are carried at fair value, based on quoted market prices, and are included in Investments and Other Assets. Net unrealized gains or losses on these securities are reported, net of tax, as a separate component of shareholders equity.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

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

    Subsequent to acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of intangible assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of September 30, 1998 and 1997.

STOCK APPRECIATION INCOME LINKED SECURITIES (SAILS) -- SAILS debt was initially recorded on the balance sheet at the principal amount of the issuance. At each subsequent balance sheet date, the SAILS are marked to the cash value of the underlying Interstate Bakeries Corporation (IBC) shares for which the SAILS may be exchanged. Any changes in value are recorded in earnings each period.

ADVERTISING COSTS are expensed as incurred.

RESEARCH AND DEVELOPMENT costs are expensed as incurred and were $80.0, $70.4 and $65.3 in 1998, 1997 and 1996, respectively.

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

EARNINGS PER SHARE -- In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". The Company adopted this statement at the beginning of fiscal year 1998.

    SFAS No. 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the average number of shares outstanding during the period. This calculation is the same as the primary earnings per share calculation previously reported by the Company.

    Diluted earnings per share is very similar to the previously reported fully diluted earnings per share and is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options, convertible debentures and compensation awards. Average number of shares for diluted earnings per share calculations assumes the conversion of Series A 6.75% Perferred Stock (Redeemable Preferred Stock) and other dilutive securities into common stock. For purposes of calculating diluted earnings per share, net earnings have been adjusted for the additional contribution to the ESOP portion of the Company's Savings Investment Plan and its related trust that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

    All related per share information and average share data has been restated, for all periods presented, to reflect the effects of the three-for-one stock split, effected in the form of a 200% stock dividend, declared by the Board of Directors on May 28, 1998. The dividend was paid to shareholders of record at the close of business on June 22, 1998, and the additional shares were distributed on July 15, 1998.

ACCOUNTING FOR STOCK-BASED COMPENSATION -- The Company accounts for stock options using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 (APB 25). Pro forma disclosures required under SFAS
No. 123, as if the Company had adopted the fair value based method of accounting for stock options, are presented in the Notes to Financial Statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- The FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997; SFAS No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits," in February 1998; and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June 1998.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                        (Dollars in millions except per share data) (continued)

    SFAS 130 establishes standards for the reporting and display of an entity's components of comprehensive income in a full set of financial statements. SFAS 131 defines segments in terms of an entity's internal organization structure. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Company will adopt these statements for fiscal year 1999. The adoption of these statements will have no impact on the Company's operating results, statement of financial position or cash flows, as SFAS 130, 131 and 132 provide standards on financial statement disclosure only.

    SFAS 133 provides standards on accounting and disclosure for derivative instruments, and requires that all derivatives be measured at fair value and reported as either assets or liabilities in the statement of financial position. The Company will be required to adopt this statement no later than the beginning of fiscal year 2000. The Company has not completed its evaluation to determine the impact of this statement on its consolidated financial statements.

                                                                    STOCK SPLIT
                                                                    -----------

    On May 28, 1998, the Company's Board of Directors declared a 3-for-1 stock split, which was accomplished by means of a stock dividend of two additional shares of RAL stock for each outstanding share of RAL stock. The dividend was paid to shareholders of record at the close of business on June 22, 1998, and the additional shares were distributed on July 15, 1998. Newly issued shares were used for the split, therefore treasury shares were not affected. All references to the number of shares and per share amounts have been restated to reflect the split, except on the Consolidated Balance Sheet and the Consolidated Statement of Shareholders Equity.

                                                   BUSINESS SEGMENT INFORMATION
                                                   ----------------------------

    The Business Segment Information and Geographic Segment Information sections, appearing on pages 22 through 24 herein, are an integral part of these financial statements.

                                                        DISCONTINUED OPERATIONS
                                                        -----------------------

    On December 3, 1997, the Company completed the sale of its Soy Protein Products business to E.I. du Pont de Nemours and Company (DuPont) for $1,554.2, comprised of 22.5 million shares of DuPont common stock (which stock was valued at $1,399.2 at the date of the transaction) and the assumption of certain liabilities. A pre-tax gain of $1.1 billion, or $705.1 after tax, was recorded on the sale during the first quarter of fiscal year 1998.

    On April 1, 1998, the Company completed the tax-free spin-off to shareholders of its Agricultural Products business. The spin-off resulted in a reduction in equity of $333.1, recorded as a reduction of the Company's retained earnings of $419.4 and a reduction of the Company's cumulative translation adjustment of $86.3.

    The Soy Protein Products and Agricultural Products businesses are accounted for as discontinued operations in the accompanying consolidated financial statements. Also included in discontinued operations in the current year is a gain of $5.3, after taxes, on the settlement of a claim related to a previously disposed business, partially offset by transaction costs associated with the spin-off of the Company's Agricultural Products business. The Investment in Discontinued Operations at September 30, 1997 is primarily comprised of accounts receivable, inventory, fixed assets and accounts payable. Operating results for the Soy Protein Products and Agricultural Products businesses are included in the Consolidated Statement of Earnings through December 3, 1997 and April 1, 1998, respectively. Results for discontinued operations are as follows:

                                                                                        1998          1997          1996
                                                                                        ----          ----          ----
Net sales.......................................................................      $  923.7      $1,983.8      $1,812.4
                                                                                      ========      ========      ========
Earnings before income taxes....................................................      $   32.1      $  116.3      $  114.6

Income taxes....................................................................          22.1          41.5          49.3
                                                                                      --------      --------      --------
Earnings from discontinued operations...........................................      $   10.0      $   74.8      $   65.3
                                                                                      ========      ========      ========

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data) (continued)

ACQUISITIONS
------------

    In December 1997, the Company acquired Edward Baker Petfoods, a United Kingdom manufacturer of dry pet foods and a supplier of branded and private label products to the European market, for $182.5. This acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations are included in the Consolidated Statement of Earnings from the date of acquisition. Assuming this acquisition had occurred as of the beginning of fiscal year 1998, it would not have had a material effect on net sales, net earnings, or earnings per share of the Company for the year ended September 30, 1998.

INVESTMENT IN INTERSTATE BAKERIES CORPORATION
---------------------------------------------

    The Company's equity investments in affiliated companies includes a 42.1% interest in IBC at September 30, 1998. The Company accounts for its investment in IBC by the equity method of accounting. The carrying value of this investment was $314.1 and $289.2 at September 30, 1998 and 1997, respectively. The market value of the Company's investment in IBC was $940.7 and $1,096.7 at September 30, 1998 and 1997, respectively. As of the July 1995 sale of Continental Baking Company (CBC), the market value of the IBC shares received exceeded the underlying net assets of IBC by $95.2. This excess is included in the carrying value of the Company's investment in IBC, and is amortized over 30 years and adjusted for changes in the Company's equity ownership. Cash dividends received from IBC were $8.8 and $9.1 in 1998 and 1997, respectively.

    Terms of a shareholder agreement provide that, with certain limited exceptions, the Company will not acquire any additional shares of IBC stock for a period of six years from the July 1995 closing of the sale of CBC. The agreement also provides that within five years of closing, the Company's ownership of IBC stock will be reduced to no more than 14.9% of the total outstanding shares. The Company has registration rights with respect to the IBC stock, but the shareholder agreement provides that, with certain limited exceptions, the Company may not sell any of the IBC stock without first offering the securities to IBC. IBC also has the right, during the sixth year following closing, to acquire any of the IBC stock then held by the Company at a price equal to 110% of its then current market price. The shareholder agreement provides that the Company will vote the shares of IBC stock in accordance with the recommendation of IBC's Board of Directors with respect to shareholder proposals and nominations to that Board, and with respect to other proposals, in proportion to the votes of all other shareholders; provided, however, that the Company may vote as it deems appropriate with respect to proposals for the merger of IBC, the sale of all IBC assets, or the issuance of any other class of voting stock of IBC. The Company has one representative on the IBC Board.

    In July 1997, the Company issued $480 million of SAILS consisting of 7% exchangeable notes due August 1, 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. The number of shares or the amount of cash will be based on the average market price of IBC stock on the 20 trading days prior to maturity on August 1, 2000 (the "IBC Maturity Price"). If the IBC Maturity Price is greater than or equal to $37.7819, the SAILS will be exchanged at maturity into 12.70 million shares of IBC stock. If the IBC Maturity Price is $30.96875 or less, the SAILS will be exchangeable into 15.50 million shares of IBC stock. If the IBC Maturity Price is between $30.96875 and $37.7819, the SAILS will be exchangeable into a number of shares of IBC stock between 15.50 million and 12.70 million, respectively, based on an exchange ratio. If the SAILS are redeemed for cash, the amount of cash will be equal to the number of IBC shares exchangeable under the terms of the SAILS times the IBC Maturity Price. This transaction effectively limits the amount of appreciation on part of the Company's investment in IBC and locks in a minimum gain at the issuance price of $30.96875.

    Presented below is summary financial information of IBC:

                                                                                            AUGUST 22,       AUGUST 23,
                                                                                               1998             1997
                                                                                            ----------       ----------
                    Current assets........................................................   $  343.2         $  328.1
                    Noncurrent assets.....................................................    1,304.2          1,157.0
                                                                                             --------         --------
                        Total assets......................................................   $1,647.4         $1,485.1
                                                                                             ========         ========
                    Current liabilities...................................................   $  361.0         $  356.4
                    Noncurrent liabilities................................................      710.5            624.9
                    Stockholders equity...................................................      575.9            503.8
                                                                                             --------         --------
                        Total liabilities and stockholders equity.........................   $1,647.4         $1,485.1
                                                                                             ========         ========


-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

                                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                                          ENDED           ENDED           ENDED
                                                                        AUGUST 22,      AUGUST 23,      AUGUST 24,
                                                                           1998            1997            1996
                                                                        ----------      ----------      ----------
Net sales.............................................................   $3,290.5        $3,222.5        $3,160.4

Cost of products sold.................................................    1,551.6         1,554.3         1,586.0
                                                                         --------        --------        --------
Gross profit..........................................................   $1,738.9        $1,668.2        $1,574.4
                                                                         ========        ========        ========
Net income............................................................   $  132.5        $  108.4        $   37.4
                                                                         ========        ========        ========
Company equity earnings, net of taxes.................................   $   38.7        $   34.0        $   11.6
                                                                         ========        ========        ========

                                                       RESTRUCTURING ACTIVITIES
                                                       ------------------------

    In 1998, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic share by $96.4, $61.3 and $.20, respectively. On a pre-tax basis, charges for restructuring consisted of termination benefits of $31.4, other cash costs of $6.3 and non-cash charges of $58.7. The total pre-tax charge and the non-cash component are net of an $11.9 reversal of prior period restructuring charges.

    Included in the total pre-tax charge are impairment write-downs totaling $66.4, primarily representing a write-down of the Company's investment in lithium-ion rechargeable battery manufacturing assets. Fair value of those assets was primarily determined based upon estimates of recovery value for unique manufacturing equipment. Due to rapid changes in the business environment since the beginning of the lithium-ion project in 1996, it has become more economical to source lithium-ion cells from other manufacturers. The Company continues to assemble and package lithium-ion rechargeable batteries.

    The restructuring provision also includes charges of $21.8, pre-tax, for a voluntary early retirement option offered to most U.S. Battery Products' employees meeting certain age and service requirements and additional charges related to the Company's European battery and international pet food operations. These charges provide for the termination or early retirement of approximately 700 employees in production, sales and administrative capacities. During 1998, 350 employees were terminated or retired in connection with this charge.

    In 1997, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic share by $111.4, $98.0 and $.32, respectively. These charges are primarily associated with the continued rationalization of Battery Products' production capacity and business structure and provide for the termination of 1,340 employees and the closing of 3 plants. The total pre-tax charge for restructuring consisted of termination benefits of $50.5, other cash exit costs of $11.0, and non-cash charges of $49.9, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1998, 560 employees have been terminated and 1 plant closed in connection with this charge.

    In 1996, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic share by $12.4, $11.0 and $.04, respectively. These charges are associated with the closing of the Company's European cereal operations and additional Battery Products' restructuring. The total 1996 pre-tax charge for restructuring consisted of termination benefits of $5.2, relating to the termination of approximately 170 employees, other cash exit costs of $1.8 and non-cash charges of $5.4, primarily related to impairment losses on land, buildings and machinery and equipment. As of September 30, 1997, substantially all actions associated with this charge were completed.

    Activity related to the restructuring provisions discussed above is summarized as follows:

                                                                                                      1998         1997
                                                                                                      ----         ----
                    Reserve balance at beginning of year.......................................      $ 66.3       $ 22.4
                    Provision recorded, net of reversal of prior period reserves of $11.9 in
                      1998.....................................................................        96.4        111.4
                    Portion of current period provision classified as property and other asset
                      impairments, net of reversals............................................       (58.7)       (49.9)
                    Termination benefits paid..................................................       (28.5)       (15.0)
                    Other cash exit costs incurred.............................................       (16.5)        (3.9)
                    Increase (decrease) due to translation.....................................        (1.7)         1.3
                                                                                                     ------       ------
                    Reserve balance at September 30............................................      $ 57.3       $ 66.3
                                                                                                     ======       ======

    Restructuring actions represented by the September 30, 1998 reserve balance are expected to be substantially completed in 1999.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

INCOME TAXES
------------

    The provisions for income taxes consisted of the following:

                                            1998                              1997                              1996
                                ----------------------------      ----------------------------      ----------------------------
                                CONTINUING                        CONTINUING                        CONTINUING
                                OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED
                                ----------      ------------      ----------      ------------      ----------      ------------
Currently payable
    United States.........       $ 120.0          $ 140.9           $136.8           $151.1           $135.3           $153.5
    State.................          14.9             15.4             12.2             14.5             10.1             12.2
    Foreign...............          29.6             41.0             36.5             61.0             19.3             48.6
                                 -------          -------           ------           ------           ------           ------
        Total current.....         164.5            197.3            185.5            226.6            164.7            214.3
                                 -------          -------           ------           ------           ------           ------
Deferred
    United States.........         (57.1)           345.1           (114.4)          (100.7)            (9.1)            (5.2)
    State.................          (1.3)             9.6             (1.2)            (1.2)              --               --
    Foreign...............          11.4             11.5               .1              1.1              7.3              4.4
                                 -------          -------           ------           ------           ------           ------
        Total deferred....         (47.0)           366.2           (115.5)          (100.8)            (1.8)             (.8)
                                 -------          -------           ------           ------           ------           ------
Income taxes..............       $ 117.5          $ 563.5           $ 70.0           $125.8           $162.9           $213.5
                                 =======          =======           ======           ======           ======           ======

    Components of consolidated income taxes:

                                                                   1998         1997         1996
                                                                   ----         ----         ----
Continuing operations.......................................      $117.5       $ 70.0       $162.9
Discontinued operations.....................................       428.4         41.5         49.3
Equity earnings.............................................        17.6         14.3          2.6
Extraordinary item..........................................          --           --         (1.3)
                                                                  ------       ------       ------
                                                                  $563.5       $125.8       $213.5
                                                                  ======       ======       ======

    The source of pre-tax earnings follows:

                                            1998                              1997                              1996
                                ----------------------------      ----------------------------      ----------------------------
                                CONTINUING                        CONTINUING                        CONTINUING
                                OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED      OPERATIONS      CONSOLIDATED
                                ----------      ------------      ----------      ------------      ----------      ------------
United States.............        $385.3          $1,561.4          $352.4           $464.3           $367.4           $453.0
Foreign...................          84.1             107.8            32.5             85.2             80.3            120.1
                                  ------          --------          ------           ------           ------           ------
Pre-tax earnings..........        $469.4          $1,669.2          $384.9           $549.5           $447.7           $573.1
                                  ======          ========          ======           ======           ======           ======

    A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                        1998                    1997                   1996
                                                 ------------------      ------------------      -----------------
Computed tax at federal statutory rate.......    $164.3        35.0%     $134.7        35.0%     $156.7       35.0%
State income taxes, net of federal tax
  benefit....................................       8.8         1.9         7.1         1.8         6.6        1.5
Foreign tax in excess of (less than) domestic
  rate.......................................      11.6         2.4        25.2         6.5        (1.5)       (.3)
Taxes on repatriation of foreign earnings....       9.0         1.9        13.1         3.4        21.6        4.8
Foreign tax credit refunds...................        --          --       (34.7)       (9.0)         --         --
Recognition of capital losses related to
  prior restructuring actions................     (44.8)       (9.5)      (61.7)      (16.0)         --         --
Non-taxable investment income................     (11.0)       (2.3)      (10.6)       (2.7)       (7.5)      (1.7)
Other, net...................................     (20.4)       (4.4)       (3.1)        (.8)      (13.0)      (2.9)
                                                 ------       -----      ------       -----      ------       ----
                                                 $117.5        25.0%     $ 70.0        18.2%     $162.9       36.4%
                                                 ======       =====      ======       =====      ======       ====

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

    The Company recognized capital loss benefits of $44.8 in 1998, and $61.7 in 1997 primarily related to past restructuring actions. These benefits will be used to partially offset taxes due upon the disposition of IBC shares. In 1997, the Company changed its method of computing foreign tax credits and recognized tax benefits of $34.7 related to foreign tax credit refund claims for 1993 through 1996.

    The effective rate for discontinued operations is higher than the federal statutory rate due to foreign taxes in excess of the domestic rate, taxes on repatriation of foreign earnings and non-deductible costs related to the spin-off.

    The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 30, 1998 and 1997 are as follows:

                                                                   1998                         1997
                                                                   ----                         ----
Deferred Tax Liabilities:
    Investment in available-for-sale securities.............      $(380.3)                     $    --
    Depreciation and property differences...................       (125.7)                      (114.0)
    Pension plans...........................................       (106.0)                       (84.9)
    Equity investments in affiliated companies..............        (21.3)                        (6.7)
    Other...................................................        (58.9)                       (32.6)
                                                                  -------                      -------
        Gross deferred tax liabilities......................       (692.2)                      (238.2)
                                                                  -------                      -------
Deferred Tax Assets:
    Postretirement benefits other than pensions.............        207.4                        201.3
    Accrued liabilities.....................................         90.6                         82.3
    Tax loss carryforwards and tax credits..................         54.4                         46.9
    Recognized capital losses...............................         91.7                         58.5
    Intangible assets.......................................         30.5                         31.9
    Other...................................................         43.3                         25.0
                                                                  -------                      -------
        Gross deferred tax assets...........................        517.9                        445.9
                                                                  -------                      -------
    Valuation allowance.....................................        (74.6)                       (81.5)
                                                                  -------                      -------
    Net deferred tax (liabilities) assets...................      $(248.9)                     $ 126.2
                                                                  =======                      =======

    Total net deferred tax assets shown above include current and noncurrent elements.

    Tax loss carryforwards and tax credits totaling $7.5 expired in 1998. Future expiration of tax loss carryforwards and credits, if not utilized, are as follows: 1999, $2.1; 2000, $2.5; 2001, $4.1; 2002, $4.7; 2003, $2.0;
thereafter or no expiration, $39.0. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance decreased in 1998 by $6.9, primarily due to tax loss carryforwards and tax credits expiring in fiscal 1998 for which valuation allowance had been provided.

    At September 30, 1998, $132 of foreign subsidiary net earnings were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

                                                             EARNINGS PER SHARE
                                                             ------------------

    In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the average number of shares outstanding during the period. This calculation is the same as the primary earnings per share calculation previously reported by the Company.

    Diluted earnings per share is very similar to the previously reported fully diluted earnings per share and is based on the average number of shares used for the basic earnings per share calculation adjusted for the dilutive effect of convertible preferred stock, stock options, convertible debentures and compensation awards.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

    The following table sets forth the computation of basic and diluted earnings per share in accordance with the provisions of SFAS 128. Previously reported diluted earnings per share amounts have been restated, as necessary, to conform to SFAS 128 requirements. In addition, number of shares and options, per share amounts and option prices have been restated to reflect the effect of the 3-for-1 stock split declared on May 28, 1998.

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                   ------------------------
                                                                   1998      1997      1996
                                                                   ----      ----      ----
Numerator:
    Earnings from continuing operations
      before extraordinary item.............................      $ 390.6   $ 348.9   $ 296.4
    Preferred stock dividend, net of taxes..................        (11.5)    (13.1)    (14.1)
                                                                  -------   -------   -------
    Numerator for basic earnings per share -
      Earnings from continuing operations
        available to common shareholders....................        379.1     335.8     282.3
    Effect of dilutive securities:
      ESOP stock............................................          9.8      10.0       9.7
                                                                  -------   -------   -------
    Numerator for diluted earnings per share -
      Earnings from continuing operations
        available to common shareholders....................      $ 388.9   $ 345.8   $ 292.0
                                                                  -------   -------   -------
      Earnings from discontinued operations.................      $  10.0   $  74.8   $  65.3
                                                                  -------   -------   -------
      Gain on sale of discontinued operations...............      $ 705.1   $    --   $    --
                                                                  -------   -------   -------
      Extraordinary Item....................................      $    --   $    --   $  (2.1)
                                                                  -------   -------   -------
Denominator (shares in millions):
    Denominator for basic earnings per share-
      weighted-average shares<F*>...........................        304.9     306.2     305.3
    Effect of dilutive securities:
      ESOP stock............................................         17.7      19.4      20.1
      Stock options.........................................          4.2       4.5       5.4
      Deferred Compensation.................................           --       0.6       1.0
                                                                  -------   -------   -------
    Dilutive potential common shares........................         21.9      24.5      26.5
                                                                  -------   -------   -------
    Denominator for diluted earnings per
      share - adjusted weighted-average
      shares and assumed conversions........................        326.8     330.7     331.8
                                                                  =======   =======   =======
Basic earnings per share:
    Earnings from continuing operations.....................      $  1.24   $  1.10   $  0.92
    Earnings from discontinued operations...................         0.03      0.24      0.22
    Gain on sale of discontinued operations.................         2.32        --        --
    Extraordinary item......................................           --        --     (0.01)
                                                                  -------   -------   -------
    Net Earnings............................................      $  3.59   $  1.34   $  1.13
                                                                  =======   =======   =======
Diluted earnings per share:
    Earnings from continuing operations.....................      $  1.19   $  1.05   $  0.88
    Earnings from discontinued operations...................         0.03      0.22      0.20
    Gain on sale of discontinued operations.................         2.16        --        --
    Extraordinary item......................................           --        --     (0.01)
                                                                  -------   -------   -------
    Net Earnings............................................      $  3.38   $  1.27   $  1.07
                                                                  =======   =======   =======

<F*>Weighted average shares used for the computation of basic earnings per share excludes 13.5, 12.9 and 12.7 shares of common stock held by the Company's Grantor Trust at September 30, 1998, 1997 and 1996, respectively.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

                                                       STOCK-BASED COMPENSATION
                                                       ------------------------

    The Company's 1996 Incentive Stock Plan (1996 Plan) was adopted in February 1996, and replaced the 1988 Incentive Stock Plan (1988 Plan). Under these plans, awards to purchase shares of the Company's common stock may be granted to officers and key employees. No additional awards may be granted under the 1988 Incentive Stock Plan, which will continue in existence until granted shares are exercised or terminated. A maximum of 15 million shares of RAL Stock was approved to be issued under the 1996 Plan. At September 30, 1998, 1997 and 1996, respectively, there were 3.0 million, 8.7 million and 9.3 million shares available for future awards.

    Options under the 1996 and 1988 Plan generally consist of two types of grants. The first type of option grant generally vests ratably over four or five years. The second type has accelerated vesting provisions that are based on stock price or peer group performance hurdles. If these hurdles are met, options vest at various times between years three through eight. If the hurdles are not achieved, options vest in year nine. Awards have a maximum term of 10 years. The exercise price of each new option grant is equal to the market price of RAL Stock on the date of grant.

    In fiscal year 1998, some options were modified for certain employees of discontinued operations to extend the option exercise period. The modification resulted in a new measurement date and a one-time charge to earnings from discontinued operations in fiscal 1998. The effect of this modification is also included in the pro forma disclosures below.

    Restricted stock awards may also be issued under the 1996 Plan. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. 64,000 and 12,000 restricted stock shares were granted in 1998 and 1997, respectively. No shares were granted in 1996. The weighted-average fair value for restricted stock granted in 1998 and 1997 is $30.88 and $28.01, respectively.

    The Company continues to apply APB 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, charges to earnings for stock-based compensation were $20.5, $13.8, and $3.2 in 1998, 1997 and 1996, respectively. Had compensation cost for stock-based compensation been determined based on the fair value method set forth under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the table below. Since options in 1996 were granted at the end of the year, pro forma impact for 1996 is immaterial. Pro forma amounts are for disclosure purposes only, do not include options granted prior to fiscal year 1996, and therefore may not be representative of future calculations.

    Under the terms of the 1996 and 1988 Plans, option shares and prices are adjusted in conjunction with stock splits and spin-offs so that the option holder is in the same economic position before and after these equity transactions. Option shares and prices for each fiscal year presented have been restated for the 3-for-1 stock split distributed July 15, 1998. The current year has been restated for the effect of the spin-off of Agricultural Products business effective April 1, 1998. The stock split and spin-off did not result in additional compensation expense.

                                                                                 1998          1997
                                                                                 ----          ----
    Net Earnings:
        As reported........................................................    $1,105.7       $423.7
        Pro forma..........................................................    $1,104.9       $417.9

    Basic Earnings Per Share:
        As reported........................................................    $   3.59       $ 1.34
        Pro forma..........................................................    $   3.59       $ 1.32

    Diluted Earnings Per Share:
        As reported........................................................    $   3.38       $ 1.27
        Pro forma..........................................................    $   3.38       $ 1.25

    The weighted average fair value for options granted in fiscal 1998, 1997 and 1996 was $8.80, $9.69 and $7.47, respectively.

    This was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                  1998        1997     1996
                                                                                  ----        ----     ----
Risk-free interest rate....................................................       5.6%          6.3%     6.7%
Expected life of option....................................................     6 years      8 years  8 years
Expected volatility of RAL Stock...........................................  19.9% to 23.0%    20.0%    20.0%
Expected dividend yield on RAL Stock.......................................       1.3%          1.3%     1.8%

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

    A summary of nonqualified RAL Stock options outstanding is as follows (shares in millions):

                                                            1998                      1997                      1996
                                                    --------------------      --------------------      --------------------
                                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                                                AVERAGE                   AVERAGE                   AVERAGE
                                                                EXERCISE                  EXERCISE                  EXERCISE
                                                    SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
                                                    ------      --------      ------      --------      ------      --------
Outstanding on October 1,.........................  16.95        $18.15       20.16        $17.16       15.75        $14.95
Granted...........................................   2.68         30.73         .06         27.63        5.79         22.42
Exercised.........................................   (.87)        14.18       (3.09)        11.68       (1.14)        11.61
Cancelled.........................................   (.08)        22.63        (.18)        21.36        (.24)        25.58
                                                    -----                     -----                     -----
Outstanding prior to spin-off on March 31,........  18.68         20.12
                                                    =====
Adjusted options at March 31, based on spin-off
  ratio of average trading prices.................  19.27         19.50
Granted...........................................   2.21         30.88
Exercised.........................................  (2.03)        14.14
Cancelled.........................................   (.07)        27.65
                                                    -----
Outstanding on September 30,......................  19.38         21.33       16.95         18.15       20.16         17.16
                                                    =====                     =====                     =====
Exercisable on September 30,......................   5.92         17.70        2.46         15.49        2.91         12.26
                                                    =====                     =====                     =====

    Information about RAL Stock options at September 30, 1998 is summarized below (shares in millions):

                                                   OUTSTANDING STOCK OPTIONS             EXERCISABLE STOCK OPTIONS
                                          --------------------------------------------   -------------------------
                                                   WEIGHTED-AVERAGE
                                                      REMAINING
   RANGE OF                                        CONTRACTUAL LIFE   WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
EXERCISE PRICES                           SHARES       (YEARS)         EXERCISE PRICE    SHARES    EXERCISE PRICE
---------------                           ------   ----------------   ----------------   ------   ----------------
 $11.00-15.63...........................   5.02          3.6               $13.16         2.47         $13.19
 $18.74-28.12...........................   9.22          7.6                20.69         3.26          20.12
 $28.75-42.84...........................   5.14          9.3                30.47          .19          34.56
                                          -----                                           ----
 $11.00-42.84...........................  19.38          7.0                21.33         5.92          17.70
                                          =====                                           ====

PENSION PLANS
-------------

    The Company has several noncontributory defined benefit pension plans covering substantially all regular employees in the United States and certain employees in other countries. The plans provide retirement benefits based on years of service and earnings. It is the Company's practice to fund pension liabilities in the United States in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (ERISA) and federal income tax laws.

    Certain foreign pension arrangements, which include various retirement and termination benefit plans, some of which are required by local law or coordinated with government-sponsored plans, are not material in the aggregate and are not included in these disclosures.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

    Pension cost and other retirement savings plan costs, exclusive of plan curtailment, included the following components:

                                                                   1998      1997      1996
                                                                   ----      ----      ----
Defined benefit plans
    Benefits earned by employees............................      $  20.6   $  21.6   $  20.0
    Interest cost on projected benefit obligation...........         71.4      65.8      63.1
    Return on plan assets...................................       (129.5)   (351.9)   (165.8)
    Net amortization and deferral...........................          (.3)    238.7      62.3
                                                                  -------   -------   -------
Total defined benefit plans.................................        (37.8)    (25.8)    (20.4)
Early retirement enhancements...............................          6.1        --        --
Defined contribution plans..................................         21.3      20.3      20.5
                                                                  -------   -------   -------
        Total pension expense (income)......................      $ (10.4)  $  (5.5)  $    .1
                                                                  =======   =======   =======

    In 1998, the Company recognized a $6.9 curtailment gain related to the sale of its Soy Protein Products business which is reflected in the gain on the sale. The Company also initiated a voluntary early retirement option to certain Battery Product employees that resulted in a charge of $6.1 for early retirement pension enhancements.

    The following table presents the funded status of the Company's principal defined benefit plans and amounts recognized in the balance sheet at September 30:

                                                                    1998          1997
                                                                    ----          ----
Actuarial present value of benefits for services rendered:
    Vested..................................................      $ (889.5)     $ (790.0)
    Nonvested...............................................         (39.1)        (32.5)
                                                                  --------      --------
    Accumulated benefits based on salaries to date..........        (928.6)       (822.5)
    Additional benefits based on estimated future salary
      levels................................................        (156.6)       (118.1)
                                                                  --------      --------
    Projected benefit obligation............................      (1,085.2)       (940.6)
Plan assets at fair value...................................       1,729.2       1,645.8
                                                                  --------      --------
Plan assets in excess of projected benefit obligation.......         644.0         705.2
Unrecognized net gain.......................................        (380.1)       (481.3)
Unrecognized prior service cost.............................           4.3           5.0
Unrecognized net asset at transition, net of amortization...          (4.5)         (8.9)
                                                                  --------      --------
Prepaid pension cost included in Investments and Other
  Assets....................................................      $  263.7      $  220.0
                                                                  ========      ========

    The assumptions used in determining the information above, which reflect weighted averages for the component plans, were as follows:

                                                                  1998      1997
                                                                  ----      ----
Discount rate...............................................      6.9%      7.8%
Rate of increase of future compensation levels..............      5.4%      5.4%
Long-term rate of return on assets..........................      8.9%      9.0%

    Assets of the plans consist primarily of listed common stocks and bonds, including 5,193,015 shares of RAL Stock with a market value of $151.9 at September 30, 1998.

    Substantially all U.S. regular employees are eligible to participate in the Company-sponsored leveraged ESOP. The Company makes a matching contribution of up to 100% of the participant's contribution based on specified limits of the participant's salary. The cost of the ESOP is recognized as incurred and was $19.5 for 1998, $18.2 for 1997 and $18.3 for 1996.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
-------------------------------------------

    The Company currently provides health care and life insurance benefits for certain groups of retired employees who meet specified age and years of service requirements. The Company also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement.

    The net periodic costs for postretirement benefits, exclusive of the effects of the sale of the Soy Protein Products business, included the following components for the year ended September 30:

                                                            1998                       1997                       1996
                                                    ---------------------      ---------------------      ---------------------
                                                    MEDICAL         OTHER      MEDICAL         OTHER      MEDICAL         OTHER
                                                    -------         -----      -------         -----      -------         -----
Benefits earned by employees....................     $  .4          $ 1.9       $  .5          $ 2.5       $  .6          $ 3.2
Interest cost...................................       8.1           20.0         8.5           18.5         8.1           17.4
Net amortization................................      (2.1)            --        (1.6)            --        (1.8)            --
                                                     -----          -----       -----          -----       -----          -----
                                                     $ 6.4          $21.9       $ 7.4          $21.0       $ 6.9          $20.6
                                                     =====          =====       =====          =====       =====          =====

    The sale of the Company's Soy Protein Products business in 1998 resulted in a settlement gain in the health care and life insurance plans of $.7, and a curtailment loss of $.8 in the other benefit plans. These gains and losses were recognized in the gain on the sale of this business.

    The following table presents the status of the Company's postretirement benefit plans at September 30:

                                                                           1998                        1997
                                                                  ----------------------      ----------------------
                                                                  MEDICAL         OTHER       MEDICAL         OTHER
                                                                  -------         -----       -------         -----
Actuarial present value of benefits for services rendered:
    Retirees................................................      $ 84.7          $232.8      $ 68.1          $201.8
    Fully eligible plan participants........................        34.0            35.2        31.0            28.3
    Other active plan participants..........................         6.3            29.6         7.2            30.0
                                                                  ------          ------      ------          ------
Accumulated benefit obligation..............................       125.0           297.6       106.3           260.1
Fair value of plan assets...................................         4.6              --         5.1              --
                                                                  ------          ------      ------          ------
Accumulated benefit obligation in excess of plan assets.....       120.4           297.6       101.2           260.1
Unrecognized experience gain (loss).........................        17.7           (53.1)       36.2           (23.1)
Unrecognized prior service gain.............................         8.0              --         8.8              --
                                                                  ------          ------      ------          ------
Accrued postretirement benefit liability....................       146.1           244.5       146.2           237.0
Less current portion........................................        (4.2)          (15.9)       (4.0)          (13.9)
                                                                  ------          ------      ------          ------
Non-current portion included in Other Liabilities...........      $141.9          $228.6      $142.2          $223.1
                                                                  ======          ======      ======          ======

    The discount rate used in determining the information above was 7.0% in 1998 and 7.9% in 1997. The assumed health care cost trend rate for participants under age 65 is 7% for 1999, and declines to 6% in 2000 and thereafter. For participants age 65 and over, the trend rate is 6% in 1999 and thereafter.

    If the assumed health care cost trend rate increased by 1 percentage point, the accumulated benefit obligation as of September 30, 1998 would increase by approximately $11.9 and expense would increase by $1.3 annually.

    Coincident with the adoption of the ESOP in January of 1989, the Company began phasing out its subsidy of medical benefits for future retirees. In addition, retiree contributions are adjusted periodically and it is expected that such adjustments will continue in the future.

NOTES PAYABLE
-------------

    Notes payable at September 30, 1998 consisted of notes payable to financial institutions of $657.3 and commercial paper borrowings of $115.1 and had a weighted average interest rate of 7.2%. Notes payable at September 30, 1997 consisted of notes payable to financial institutions of $340.3 and had a weighted average interest rate of 7%.

    At September 30, 1998, total unused lines of credit were $226.3.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

                                                                 LONG-TERM DEBT
                                                                 --------------

    The detail of long-term debt as of September 30 follows:

                                                                    1998       1997
                                                                    ----       ----
Debentures
    9 1/4% due 2009.........................................      $  181.0   $  181.0
    7 3/4% due 2015.........................................         175.0      175.0
    9.30% due 2021..........................................         200.0      200.0
    8 5/8% due 2022.........................................         250.0      250.0
    8 1/8% due 2023.........................................         175.0      175.0
    7 7/8% due 2025.........................................         225.0      225.0
Other Debt
    ESOP loan guarantee (through 1998)......................          13.2       63.8
    Medium-term Notes, 8.52% to 10.18%, maturing
      1999-2010.............................................          31.0       49.4
    SAILS, 7%...............................................         480.0      480.0
    LIBOR + 15 basis points, or 5.8375% at September 30,
      1998..................................................          50.0       50.0
Industrial revenue bonds, 4.5% to 8.125%, maturing
  1999-2015.................................................          29.1       29.1
Other.......................................................          22.6       88.3
                                                                  --------   --------
                                                                   1,831.9    1,966.6
    Less current portion....................................         (37.1)    (106.2)
                                                                  --------   --------
                                                                  $1,794.8   $1,860.4
                                                                  ========   ========

    Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $544.0, $5.0, $2.9 and $3.2 for the years ending September 30, 2000 through 2003, respectively.

    To fund its purchase of the Company's Redeemable Preferred Stock, the trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). The ESOP loan is unconditionally guaranteed by the Company and is included in the Company's Consolidated Balance Sheet as debt, along with corresponding unearned ESOP compensation. Both the remaining debt and the unearned ESOP compensation will be reduced as employee and employer contributions to the ESOP are used to reduce the outstanding ESOP loan through maturity on December 31, 1998. During 1998 and 1997, the ESOP incurred $4.2 and $8.2, respectively, of interest expense on the ESOP loan.

    In July 1997, the Company issued $480 of SAILS consisting of 7% exchangeable notes due August 1, 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. Approximately 7.7 million notes were issued. Net proceeds of $466 from the transaction were primarily used to reduce short-term debt. SAILS debt was initially recorded on the balance sheet at the principal amount of the issuance. At each subsequent balance sheet date, the SAILS are marked to the cash value of the underlying IBC shares for which the SAILS may be exchanged. Any change in value is recorded in earnings each period. At September 30, 1998, the Company's SAILS debt was $480, which includes no change in the market value of the IBC common stock that is exchangeable into SAILS. (See the "Investment in Interstate Bakeries Corporation Note" for more information on SAILS.)

                                                     REDEEMABLE PREFERRED STOCK
                                                     --------------------------

    The Company's Articles of Incorporation authorize the Company to issue up to 10,600,000 shares of $1 par value preferred stock. The Company has issued 4,600,000 shares of preferred stock to the ESOP, which have been designated as Series A 6.75% Preferred Stock (Redeemable Preferred Stock). Redeemable Preferred Stock has a guaranteed redemption value of $110.83 per share and is convertible, at the option of the ESOP fiduciaries, into the Company's $.10 par value RAL Stock at the current ratio of 7.12 shares of RAL Stock for each share of Redeemable Preferred Stock. The shares of Redeemable Preferred Stock have preferential liquidation rights, and each share is entitled to one vote. Dividends are cumulative, compounded and payable semi-annually. In accordance with financial reporting requirements of the Securities and Exchange Commission, the Redeemable Preferred Stock has been classified outside of permanent equity.

    The shares of Redeemable Preferred Stock are held, on behalf of the ESOP, by the ESOP's trustee and are allocated to individual participants' accounts based on the amount of employee and employer matching contributions to the ESOP. Dividends on unallocated shares of Redeemable Preferred Stock are used to fund the debt service requirements of the ESOP loan. The trustee, as holder of the Redeemable Preferred Stock, may require the Company to redeem the shares, under certain limited circumstances, at the guaranteed redemption value. The Company may also, in certain limited circumstances, elect to redeem the Redeemable Preferred Stock. Payment of

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

the redemption price may be made in cash or in shares of RAL Stock. The Trustee may, prior to the time set for redemption, convert the Redeemable Preferred Stock into shares of RAL Stock at the then-current ratio.

    Approximately 440,002 shares of Redeemable Preferred Stock in 1998, 168,573 shares in 1997 and 227,000 shares in 1996 were redeemed or converted to meet ongoing requirements of the ESOP. As of September 30, 1998, 2,310,634 shares of Redeemable Preferred Stock remained issued and outstanding and continued to be held by the ESOP. Of these shares, approximately 2,191,700 shares were allocated to participant accounts as of that date.

    All shares of Redeemable Preferred Stock will be allocated to participants' accounts by December 31, 1998. The Company has given notice to the trustee that it will exercise its right to redeem all of the outstanding shares of Redeemable Preferred Stock following the final maturity of the ESOP loan on December 31, 1998. At that time, the Company will either redeem the shares at the guaranteed redemption value, or, at the option of the ESOP's trustee, convert those shares into shares of RAL Stock at the conversion rate then in effect. The proceeds of the redemption, or the shares of RAL Stock issued in the conversion, will be invested in an RAL Stock Fund in the ESOP, but participants will be able to diversify portions of that account into other investment options in the Company's Savings Investment Plan.

SHAREHOLDERS EQUITY
-------------------

    On March 28, 1996, the Board of Directors declared a dividend of one share purchase right ("Right") for each outstanding share of RAL Stock. Each Right entitles a shareholder of RAL Stock to purchase an additional share of RAL Stock at an exercise price of $64.27, which price is subject to antidilution adjustments. Rights, however, may only be exercised if a person or group has acquired, or commenced a public tender for, 20% or more of the outstanding RAL Stock, unless the acquisition is pursuant to a tender or exchange offer for all outstanding shares of RAL Stock and a majority of the Board of Directors determines that the price and terms of the offer are adequate and in the best interests of shareholders (a "Permitted Offer"). At the time that 20% or more of the outstanding RAL Stock is actually acquired (other than in connection with a Permitted Offer), the exercise price of each Right will be adjusted so that the holder (other than the person or member of the group that made the acquisition) may then purchase a share of RAL Stock at one-third of its then-current market price. If the Company merges with any other person or group after the Rights become exercisable, a holder of a Right may purchase, at the exercise price, common stock of the surviving entity having a value equal to twice the exercise price. If the Company transfers 50% or more of its assets or earnings power to any other person or group after the Rights become exercisable, a holder of a Right may purchase, at the exercise price, common stock of the acquiring entity having a value equal to twice the exercise price.

    The Company can redeem the Rights at a price of $.01 per Right at any time prior to the time a person or group actually acquires 20% or more of the outstanding RAL Stock (other than in connection with a Permitted Offer). In addition, following the acquisition by a person or group of at least 20%, but not more than 50%, of the outstanding RAL Stock (other than in connection with a Permitted Offer), the Company may exchange each Right for one share of RAL Stock. The Company's Board of Directors may amend the terms of the Rights at any time prior to the time a person or group acquires 20% or more of the outstanding RAL Stock (other than in connection with a Permitted Offer), and may amend the terms to lower the threshold for exercise of the Rights. If the threshold is reduced it cannot be lowered to a percentage which is less than 10%, or, if any shareholder holds 10% or more of the outstanding RAL Stock at that time, the reduced threshold must be greater than the percentage held by that shareholder. On May 28, 1998, the Board amended the terms of the Rights to eliminate the obligation of the Company to reserve shares of RAL Stock which would be issued upon exercise of the Rights. The Rights will expire on March 28, 2006.

    At September 30, 1998, there were 600,000,000 shares of RAL Stock authorized, 16,451,714 shares of RAL Stock reserved for conversion of Redeemable Preferred Stock, 34,620 shares reserved for conversion of the 5 3/4% subordinated debentures and 26,407,738 shares reserved under various employee incentive compensation and benefit plans.

GRANTOR TRUST
-------------

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

    For financial reporting purposes, the Trust is consolidated with the Company. In 1998, the Trust was adjusted through additional paid in capital from fair market value to original cost basis based upon guidance issued by the Emerging Issues Task Force of the Financial Accounting Standards Board. The cost basis of the shares held by the Trust is shown as a reduction to shareholders equity. Any dividend transactions between the Company and the Trust are eliminated. RAL Stock held in the Trust is not considered outstanding in the computation of earnings per share. The Trust held 13,470,442 shares of RAL Stock at a cost basis of $191.5 at September 30, 1998; and held 12,921,642 shares of RAL stock at a fair market value of $381.2 at September 30, 1997.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

    The Trustee, a party not related to the Company, is responsible for voting the shares of RAL Stock held in the Trust.

                                                  COMMITMENTS AND CONTINGENCIES
                                                  -----------------------------

LEGAL AND ENVIRONMENTAL MATTERS -- The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

    The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to, among other things, air and water quality, underground fuel storage tanks and waste handling and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP), under the Comprehensive Environmental Response, Compensation and Liability Act or similar state statutes, and may be required to share in the cost of cleanup with respect to 13 "Superfund" sites. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

    In the opinion of management, based on the information presently known, the ultimate liability for all such matters, together with the liability for all other pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals of $12.6 for estimated liabilities, should not be material to the financial position of the Company, but could be material to results of operations or cash flows for a particular quarter or annual period. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

OTHER COMMITMENTS -- At September 30, 1998, the Company had third party guarantees outstanding in the aggregate amount of approximately $65.5. These guarantees relate primarily to revenue bonds for various facilities and to workers compensation claims associated with the disposition of CBC prior to the sale. While IBC is primarily liable for the payment of these claims, the Company remains secondarily liable for payment.

    Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1998 were: 1999--$8.5, 2000--$7.4, 2001--$5.7,
2002--$4.4, 2003--$3.8 and thereafter--$14.6.

    Total rental expense for all operating leases was $41.9 in 1998, $36.7 in 1997 and $38.7 in 1996.

                                      FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
                                      -----------------------------------------

FOREIGN CURRENCY CONTRACTS -- The Company enters into foreign exchange forward contracts and options to mitigate the Company's economic exposure to changes in exchange rates. The Company views these exposures as arising from three major areas: (a) non-U.S. dollar cash flows to the U.S. from foreign subsidiaries expected within a year or less, (b) cash flows to a foreign country in a currency other than the subsidiary's functional currency, and (c) future cash flows at the operating margin level, including anticipated intercompany transactions. The level of such actions is dependent on seasonality of the Company's activities and on specific market conditions involving various currencies.

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

                                                                  1998             1997
INSTRUMENT                                                        ----             ----
    Forwards...............................................      $248.7           $330.4
    Options................................................         6.7             19.6
CURRENCY
    Canadian dollar........................................        19.5              1.2
    French franc...........................................        74.7            101.3
    Swiss franc............................................       144.0             93.0
    British pound..........................................         6.7             55.3
    Belgian franc..........................................         1.5             26.1
    German mark............................................         1.2             21.8
    Indonesian rupiah......................................          --             13.5
    Other currencies.......................................         7.8             37.8

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data)  (continued)

INTEREST RATE SWAP AGREEMENTS -- The Company utilizes interest rate swap agreements to reduce exposure to changes in interest rates and manage the mix of fixed and variable rate debt. All of the Company's previously outstanding interest rate swap agreements matured during fiscal year 1998.

    The Company had $33.7 notional amount of interest rate swap agreements outstanding at September 30, 1997. The underlying debt of these swaps was included in Notes Payable in the Consolidated Balance Sheet at September 30, 1997. These agreements effectively converted Swiss franc variable rate debt into fixed rate debt and had a weighted average pay rate of 4.2% in 1997.

CONCENTRATION OF CREDIT RISK -- The counterparties to foreign currency contracts, interest rate swap agreements and repurchase agreements consist of a number of major international financial institutions and are generally institutions with which the Company maintains lines of credit. The Company does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times. The Company continually monitors the credit ratings of its counterparties both internally and by using outside rating agencies. The Company has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the Company to potential credit losses, such losses are not anticipated due to the control features mentioned.

    Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas.

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, marketable equity securities, short-term and long-term debt, Redeemable Preferred Stock, foreign currency contracts and interest rate swap agreements.

    At September 30, 1998, the fair value and cost basis of the Company's available-for-sale marketable equity securities was $1,281.2 and $1,420.1, respectively, resulting in a gross unrealized holding loss of $138.9. This loss, net of tax of $50.0, is shown as a separate component of shareholders equity. The change in net unrealized holding loss for the year ended September 30, 1998, was $88.9. Marketable equity securities at September 30, 1998 consist primarily of shares of DuPont common stock.

    At September 30, 1998 and 1997, the fair value of debt was $2,925.1 and $2,535.3, respectively, compared to its carrying value of $2,604.3 and $2,306.9, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

    Redeemable Preferred Stock had a fair value of $481.2 and $557.5 at September 30, 1998 and 1997, respectively, compared to its carrying value of $256.1 and $304.9, respectively. The fair value is based upon the greater of the fair market value of RAL Stock into which the Redeemable Preferred Stock may be converted or the guaranteed minimum value.

    Due to the nature of cash equivalents and short-term borrowings, including current notes payable, carrying amounts on the balance sheet approximate fair value.

    The fair value of foreign currency contracts and interest rate management agreements is the amount that the Company would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts and interest rate management agreements outstanding at September 30, 1998 and 1997 were not material.

OTHER INCOME AND EXPENSE
------------------------

    Other (income)/expense, net consists of the following:

                                                                          YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------------------
                                                                   1998             1997             1996
                                                                  ------            ----             ----
Translation and exchange loss...............................      $ 16.9           $  6.0           $ 12.4
Dividend income.............................................       (22.9)              --               --
Investment income...........................................        (5.7)            (4.3)            (4.2)
Return on other investments.................................        (9.1)            (8.3)            (1.7)
Miscellaneous (income)/expense..............................          .4             (1.1)             2.6
                                                                  ------           ------           ------
                                                                  $(20.4)          $ (7.7)          $  9.1
                                                                  ======           ======           ======

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                  NOTES TO FINANCIAL STATEMENTS
                                                  -----------------------------
                       (Dollars in millions except per share data)  (continued)

                                         SUPPLEMENTAL BALANCE SHEET INFORMATION
                                         --------------------------------------

                                                                        SEPTEMBER 30,
                                                                  -------------------------
                                                                    1998             1997
                                                                  --------           ----
Receivables (current)--
    Trade...................................................      $  672.1         $  635.8
    Notes and other.........................................          69.6             64.2
    Allowance for doubtful accounts.........................         (24.5)           (24.8)
                                                                  --------         --------
                                                                  $  717.2         $  675.2
                                                                  ========         ========
Inventories--
    Raw materials and supplies..............................      $  134.7         $  119.7
    Work in process.........................................         124.1            115.8
    Finished products.......................................         341.6            369.3
                                                                  --------         --------
                                                                  $  600.4         $  604.8
                                                                  ========         ========
Other Current Assets--
    Prepaid expenses........................................      $   59.7         $   54.7
    Deferred income tax benefits............................          60.4             61.7
                                                                  --------         --------
                                                                  $  120.1         $  116.4
                                                                  ========         ========
Investments and Other Assets--
    Goodwill (net of accumulated amortization: 1998--$133.5
      and 1997--$111.3).....................................      $  545.9         $  446.5
    Other intangible assets (net of accumulated
      amortization: 1998--$345.7 and 1997--$332.9)..........         231.2            236.4
    Equity investments in affiliated companies..............         319.3            299.9
    Available for sale securities...........................       1,281.2               --
    Deferred charges and other assets.......................         530.6            547.5
                                                                  --------         --------
                                                                  $2,908.2         $1,530.3
                                                                  ========         ========
Accounts Payable and Accrued Liabilities--
    Trade accounts payable..................................      $  286.2         $  264.0
    Incentive compensation, salaries and vacations..........          76.2             63.3
    Accrued interest........................................          43.1             42.9
    Restructuring reserves..................................          57.3             66.3
    Other...................................................         252.0            268.5
                                                                  --------         --------
                                                                  $  714.8         $  705.0
                                                                  ========         ========
Other Liabilities--
    Postretirement medical benefits.........................      $  141.9         $  142.2
    Other postretirement benefits...........................         228.6            223.1
    Minority interests......................................           3.0              6.5
    Other...................................................         160.1            135.6
                                                                  --------         --------
                                                                  $  533.6         $  507.4
                                                                  ========         ========

                                   SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION
                                   --------------------------------------------

                                                                          YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------------------
                                                                   1998             1997             1996
                                                                  ------            ----             ----
Interest paid...............................................      $175.7           $154.2           $166.7
Income taxes paid...........................................       146.4            166.7            168.9

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
(Dollars in millions except per share data) (continued)

ALLOWANCE FOR DOUBTFUL ACCOUNTS
-------------------------------

                                                                  1998            1997             1996
                                                                  ----            ----             ----
Balance, beginning of year..................................      $24.8           $26.7           $ 25.5
Provision charged to expense................................        3.9             3.1              6.2
Writeoffs, less recoveries..................................       (4.2)           (5.0)            (5.0)
                                                                  -----           -----           ------
Balance, end of year........................................      $24.5           $24.8           $ 26.7
                                                                  =====           =====           ======

QUARTERLY FINANCIAL INFORMATION
-------------------------------


                                                            (UNAUDITED)
                                            (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1998                                                    FIRST           SECOND<Fb>         THIRD<Fb>         FOURTH<Fb>
-----------                                                    -----           ----------         ---------         ----------
Net sales.................................................    $1,317.1          $1,110.8          $1,072.9           $1,152.5
Gross profit..............................................       668.9             561.9             543.9              578.9
Earnings from continuing operations.......................       139.7<Fa>          86.5              59.6              104.8
Earnings/(loss) from discontinued operations..............        15.7              (6.6)              0.9                 --
Gain on sale of discontinued operations...................       705.1                --                --                 --
Net earnings..............................................       860.5<Fa>          79.9              60.5              104.8
Earnings per share of RAL Stock
    Basic
        Earnings from continuing operations...............         .44               .27               .19                .34
        Earnings/(loss) from discontinued operations......         .05              (.02)               --                 --
        Gain on sale of discontinued operations...........        2.30                --                --                 --
        Net earnings......................................        2.79               .25               .19                .34
    Diluted
        Earnings from continuing operations...............         .42               .26               .18                .33
        Earnings/(loss) from discontinued operations......         .05              (.02)               --                 --
        Gain on sale of discontinued operations...........        2.14                --                --                 --
        Net earnings......................................        2.61               .24               .18                .33
Dividends paid per share..................................         .10               .10               .10                .10
Market price range of RAL Stock...........................   32 19/64-           35 5/8-          39 5/64-          38 7/8-26
                                                              27 51/64            28 1/2           33 9/16

<Fa>  Amounts have been restated due to the adoption of SOP No.
      98-1. See "Capitalized Software Costs" in the Summary of
      Accounting Policies.

<Fb>  Earnings from continuing operations were reduced due to provisions for restructuring and increased due to capital loss tax benefits and a gain on the sale of IBC stock by the following amounts:

                                                   EARNINGS FROM
                                                    CONTINUING          BASIC          DILUTED
                                                    OPERATIONS           EPS             EPS
                                                   -------------        -----          -------
Second Quarter
    Restructuring............................         $(43.7)            (.14)           (.13)
    Capital loss tax benefits................           41.5              .13             .12
    Gain on sale of IBC stock................            9.5              .03             .03
Third Quarter
    Restructuring............................          (17.6)            (.05)           (.05)
Fourth Quarter
    Capital loss tax benefits................            3.3              .01             .01
    Gain on sale of IBC stock................            3.5              .01             .01

    All per share and market price range information for the first and second quarters as shown above has been restated to reflect a three-for-one stock split, effected in the form of a 200% stock dividend, declared by the Board of Directors on May 28, 1998.

-------------------------------------------------------------------------------

                R A L S T O N     P U R I N A     C O M P A N Y
-------------------------------------------------------------------------------

                                                QUARTERLY FINANCIAL INFORMATION
                                                -------------------------------
                                                                    (continued)


                                                            (UNAUDITED)
                                            (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1997                                                    FIRST           SECOND<Fa>         THIRD<Fa>         FOURTH<Fa>
-----------                                                    -----           ----------         ---------         ----------
Net sales.................................................    $1,260.5          $1,048.4          $1,041.8           $1,136.1
Gross profit..............................................       615.1             518.0             518.1              553.7
Earnings from continuing operations.......................       114.3              59.0              80.2               95.4
Earnings from discontinued operations.....................        23.1              17.7              20.5               13.5
Net earnings..............................................       137.4              76.7             100.7              108.9
Earnings per share of RAL Stock
    Basic
        Earnings from continuing operations...............         .36               .18               .25                .30
        Earnings from discontinued operations.............         .08               .06               .07                .04
        Net earnings......................................         .44               .24               .32                .34
    Diluted
        Earnings from continuing operations...............         .34               .17               .24                .29
        Earnings from discontinued operations.............         .07               .06               .06                .04
        Net earnings......................................         .41               .23               .30                .33
Dividends paid per share..................................         .10               .10               .10                .10
Market price range of RAL Stock........................... 26-21 53/64           29 1/8-          29 5/64-           31 7/16-
                                                                                23 45/64          24 59/64           26 11/16

<Fa>  Earnings from continuing operations were reduced due to provisions for restructuring and increased due to income tax benefits and a gain on the sale of IBC stock by the following amounts:

                                                   EARNINGS FROM
                                                    CONTINUING          BASIC          DILUTED
                                                    OPERATIONS           EPS             EPS
                                                   -------------        -----          -------
Third Quarter
    Restructuring............................         $(90.8)            (.29)           (.28)
    Capital loss tax benefits................           61.7              .20             .19
    Foreign tax credit refunds...............           34.7              .11             .11
Fourth Quarter
    Restructuring............................           (7.2)            (.02)           (.02)
    Gain on sale of IBC stock................           15.1              .05             .05

All per share and market price range information above has been restated to reflect a three-for-one stock split, effected in the form of a 200% stock dividend, declared by the Board of Directors on May 28, 1998.

-------------------------------------------------------------------------------