Form 10-K, Exhibit 13
period 1999-09-30
RALSTON PURINA CO
filed 1999-12-15
CIK 81870

R A L S T O N    P U R I N A    C O M P A N Y
--------------------------------------------------------------------------------

FIVE YEAR FINANCIAL SUMMARY
(In millions except per share and percentage data)

                                                               FOR THE YEAR ENDED SEPTEMBER 30,
                                         ----------------------------------------------------------------------------
                                           1999             1998             1997             1996           1995<Fd>
STATEMENT OF EARNINGS DATA                 ----             ----             ----             ----           --------
Net Sales............................    $4,720.5         $4,653.3         $4,486.8         $4,301.9         $5,645.4
Depreciation and Amortization........       192.6            194.7            189.0            193.8            249.4
Earnings from Continuing Operations
  before Interest Expense, Income
  Taxes, Equity Earnings and
  Extraordinary Item.................       899.2            659.5            557.9            637.0            598.4
    As a Percent of Sales............        19.0%            14.2%            12.4%            14.8%            10.6%
Earnings from Continuing Operations
  before Income Taxes, Equity
  Earnings and Extraordinary Item....    $  715.8         $  469.4         $  384.9         $  447.7         $  399.6
Income Taxes.........................       246.6            117.5             70.0            162.9            167.8
Earnings from Continuing Operations
  before Extraordinary Item<Fa>......       505.1            390.6            348.9            296.4            232.7
    As a Percent of Sales............        10.7%             8.4%             7.8%             6.9%             4.1%
Net Earnings<Fb><Fc>.................    $  505.1         $1,105.7         $  423.7         $  359.6         $  296.4
Earnings Available to Common
  Shareholders.......................       502.5          1,094.2            410.6            345.5            277.6


                                                                   YEAR ENDED SEPTEMBER 30,
                                         ----------------------------------------------------------------------------
                                           1999             1998             1997             1996           1995<Fd>
BALANCE SHEET DATA                         ----             ----             ----             ----           --------
Working Capital......................    $ (440.6)        $  (54.5)        $  289.7         $ (230.3)        $ (141.4)
Property at Cost, Net................     1,063.7          1,116.0          1,113.7          1,050.9            989.7
     Additions (during the year).....       171.9            230.7            282.9            228.8            235.2
     Depreciation (during the
       year).........................       144.9            145.9            142.5            139.5            198.5
Total Assets.........................     5,360.8          5,551.7          4,741.8          4,523.0          4,310.8
Long-Term Debt.......................     1,251.8          1,794.8          1,860.4          1,437.0          1,602.1
Redeemable Preferred Stock...........          --<Fe>        256.1            304.9            323.5            348.7
Shareholders Equity..................     1,257.0          1,089.1            917.1            689.0            494.2
Common Shares Outstanding<Ff>........       297.7            298.9            306.8            305.2            305.2

-----
<Fa>  Earnings from continuing operations before extraordinary item were
      (reduced)/increased due to the following unusual items:



                                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------------------------------------------------------
                                                   1999             1998             1997             1996             1995
                                                   ----             ----             ----             ----             ----
   Restructuring provisions..................     ($61.4)          ($61.3)          ($98.0)          ($11.0)          ($70.0)
   Capital loss tax benefits.................       10.0             44.8             61.7               --               --
   Foreign tax credit refunds................         --               --             34.7               --               --
   Gain on sale of shares of IBC stock.......         --             13.0             15.1               --               --
   Gain on sale of shares of DuPont stock....       22.8               --               --               --               --
   Gain on conversion of DuPont stock........       32.2               --               --               --               --
   Unrealized gain on SAILS debt.............       79.0               --               --               --               --
   Gain on the sale of CBC...................         --               --               --               --             42.0
                                                   -----            -----            -----            -----            -----
           Total.............................      $82.6            ($3.5)           $13.5           ($11.0)          ($28.0)
                                                   =====            =====            =====            =====            =====

<Fb>  Includes extraordinary charges for early retirement of debt of $2.1 in 1996 and $3.7 in 1995.
<Fc>  Includes an after-tax gain on the sale of the Company's Soy
      Protein Products business of $705.1 in 1998 and net earnings from discontinued operations of $10.0 in 1998, $74.8 in 1997, $65.3 in 1996 and $67.4 in 1995. Discontinued
      operations consist primarily of the Company's Soy Protein
      Products business sold in December 1997 and the Agricultural
      Products business which was spun off to shareholders in April 1998.
<Fd>  Effective July 22, 1995, the Company sold its Continental
      Baking Company (CBC) subsidiary. The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995.
<Fe>  At the end of December, 1998, the Company converted all of the outstanding shares of Redeemable Preferred Stock into RAL Stock, in accordance with the terms of the Redeemable
      Preferred Stock. See the Notes to Financial Statements for further information.
<Ff>  Does not include 13.7, 13.5, 12.9, 12.7 and 12.4 shares of
      RAL Stock held by the Company's Grantor Trust in 1999-1995, respectively.

--------------------------------------------------------------------------------
                                       10


                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FIVE YEAR FINANCIAL SUMMARY (continued)
(In millions except per share data)

                                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ------------------------------------------
                                                             1999     1998     1997     1996     1995
PER SHARE DATA                                               ----     ----     ----     ----     ----
RAL Stock (pro forma in 1995 assuming one class of
  common stock)<Fa>:
    Earnings from Continuing Operations before
      Extraordinary Item
        Basic...........................................    $ 1.63   $ 1.24   $ 1.10   $  .92   $  .70
        Diluted.........................................      1.60     1.19     1.05      .88      .68
    Net Earnings
        Basic...........................................      1.63     3.59     1.34     1.13      .91
        Diluted.........................................      1.60     3.38     1.27     1.07      .88
    Average Shares Outstanding..........................     307.8    304.9    306.2    305.3    305.7
Dividends Declared:
    RAL Stock...........................................    $  .40   $  .40   $  .40   $  .40   $  .40

-----

<Fa>  In 1995, earnings from continuing operations before extraordinary item per share for RAL Stock, based on RPG Group earnings through May 15, 1995 and consolidated Ralston earnings through September 30, 1995, was $.74 and $.72 on a basic and diluted basis, respectively. Net earnings per share of RAL Stock was $.95 and $.91 on a basic and diluted basis, respectively. These per share amounts were based on an average number of shares outstanding of 302.1.

      Loss before extraordinary item per share and net loss per share for CBG Stock, based on CBG Group earnings through May 15, 1995, was $(.15) on both a basic and diluted basis for 1995. These per share amounts were based on an average number of shares outstanding of 61.8.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW
(in millions except per share data)

    The following discussion is a summary of the key factors management considers necessary in reviewing the Company's results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Segment Information and the Consolidated Financial Statements and related notes.

                                  HIGHLIGHTS

    Net earnings were $505.1 for the year ended September 30, 1999 compared to $1,105.7 in 1998. Earnings per share were $1.63 and $1.60 on a basic and diluted basis, respectively, compared to earnings per basic and diluted share of $3.59 and $3.38 in the prior year. Included in prior year net earnings are earnings from continuing operations of $390.6, net earnings from discontinued operations of $10.0 and an after-tax gain of $705.1 on the December 3, 1997 sale of the Soy Protein Products business to E.I. du Pont de Nemours and Company (DuPont).

    Earnings from continuing operations increased $114.5, or $.39 and $.41 per basic and diluted share, respectively, in 1999. This increase resulted primarily from higher earnings from North American Pet Foods and earnings from unusual items. Higher International Pet Foods and Golden Products earnings also contributed to the increase. These increases were partially offset by lower Battery Products earnings. Unusual items, which are detailed below, increased earnings from continuing operations by $82.6, or $.27 and $.26 per basic and diluted share, respectively, in 1999 and decreased earnings by $3.5, or $.01 per basic and diluted share, in 1998.

    Earnings from continuing operations before unusual items increased $28.4, or 7.2%, to $422.5 compared to $394.1 in 1998. Earnings per share on this basis were $1.36 and $1.34 per basic and diluted share, respectively, in 1999 compared to $1.25 and $1.20 in the prior year.

    The following unusual items increased earnings in the current year by $82.6: net after-tax charges of $61.4 primarily related to the exit from the Original Equipment Manufacturers' (OEM) rechargeable battery business; an unrealized after-tax gain of $79.0 representing a market value adjustment of the Company's Stock Appreciation Income Linked Securities (SAILS); an after-tax gain of $22.8 on the sale of a portion of the Company's investment in DuPont common stock; a $32.2 after-tax gain on the conversion of a portion of the Company's investment in DuPont common stock to Conoco Inc. (Conoco) B common stock; and capital loss tax benefits totaling $10.0 primarily associated with past restructuring actions.

    Unusual items included in the 1998 results that decreased earnings by $3.5 are as follows: after-tax restructuring charges of $61.3 primarily representing a write-down of the Company's investment in lithium ion rechargeable battery assets and charges related to a voluntary early retirement option offered to most U.S. Battery Products' employees meeting certain age and service requirements; capital loss tax benefits of $44.8 primarily associated with past restructuring actions; and an after-tax gain of $13.0 on the sale of shares of Interstate Bakeries Corporation (IBC) common stock.

    Net earnings in 1997 were $423.7, or $1.34 and $1.27 per basic and diluted share, respectively. Included in net earnings are earnings from continuing operations of $348.9 and net earnings from discontinued operations of $74.8. In 1998, earnings from continuing operations increased $41.7, or $.14 per basic and diluted share. Unusual items in 1997 increased earnings from continuing operations by $13.5, or $.05 and $.04 per basic and diluted share, respectively.

    Earnings from continuing operations before unusual items increased $58.7, or 17.5%, in 1998 to $394.1 compared to $335.4 in 1997. This earnings increase resulted from higher North American Pet Foods, International Pet Foods and Golden Products operating earnings, dividend income from the Company's investment in DuPont and a lower tax rate, partially offset by lower Battery Products operating earnings and higher interest expense.

    Unusual items in 1997 included: an after-tax restructuring charge of $98.0 primarily related to continued rationalization of Battery Products' worldwide battery production capacity and business structure; capital loss tax benefits of $61.7 associated with past restructuring actions; a tax benefit of $34.7 related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits; and a $15.1 after-tax gain on the sale of shares of IBC common stock.

    Discontinued operations consist of the operating results of the Soy Protein Products business through the sale date and the Agricultural Products business, which was spun off on April 1, 1998. Also included in earnings from discontinued operations in 1998 is a gain on the settlement of a claim related to a previously disposed business, partially offset by transaction costs associated with the spin-off.

                TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS

    On December 3, 1997, the Company sold its Soy Protein Products business to DuPont for shares of DuPont common stock and the assumption of certain liabilities.

    On April 1, 1998, the Company completed the tax-free spin-off to shareholders of its Agricultural Products business.

    The Soy Protein Products and Agricultural Products segments are accounted for as discontinued operations in the financial statements and related notes. Summarized results of these businesses are shown separately as Discontinued Operations in the accompanying consolidated financial statements.

    In December 1997, the Company acquired Edward Baker Petfoods, a United Kingdom manufacturer of dry pet foods and a supplier of branded and private label products to the European market. The acquisition was accounted for using the purchase method of accounting.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

                 OPERATING RESULTS FROM CONTINUING OPERATIONS

NET SALES

    Net sales increased $67.2 or 1.4% in 1999 and $166.5 or 3.7% in 1998 due to increases in North American Pet Foods, International Pet Foods and Golden Products (Pet-related segments), partially offset by decreases in Battery Products. Comments on changes in sales by operating segment may be found on pages 19 and 20 of this report.

GROSS PROFIT

    Gross profit increased 3.9% in 1999 and 6.7% in 1998 due primarily to increases in North American Pet Foods, partially offset in 1999 by decreases in Battery Products. Gross profit as a percentage of sales was 51.9% in 1999 compared to 50.7% in 1998 and 49.3% in 1997. The increased percentage in 1999 reflects improved margins for Pet-related segments, partially offset by lower margin percentages for Battery Products. In addition, sales increased in the higher margin North American Pet Foods and Golden Products segments, while sales decreased in the lower margin Battery Products. In 1998, improved margins in North American Pet Foods and Battery Products, as well as increased sales in North American Pet Foods and Golden Products, led to the increase.

OPERATING EXPENSES

    Selling, general and administrative expenses were flat in 1999 as increases in operating segments were offset by lower corporate expenses and favorable mark-to-market adjustments on liabilities denominated in share equivalents. In 1998, selling, general and administrative expenses increased 2.2% primarily due to increases in North American Pet Foods and in International Pet Foods, due primarily to the acquisition of Edward Baker. These increases were partially offset by favorable mark-to-market adjustments on liabilities denominated in share equivalents. In addition, currency devaluations in 1998, particularly in Asia, had a favorable impact on selling, general and administrative expenses. Selling, general and administrative expenses were 20.1%, 20.3% and 20.6% of sales in 1999, 1998 and 1997, respectively.

    Advertising and promotion expense increased 6.4% in 1999 and 7.7% in 1998. The increase in 1999 was due primarily to increased brand development and promotional spending by Pet-related segments, partially offset by decreased spending by Battery Products. The 1998 increase was due primarily to increased brand development spending by North American Pet Foods and increased spending by International Pet Foods due primarily to the addition of Edward Baker. Advertising and promotion expense was 15.7% of sales in 1999 compared to 15.0% in 1998 and 14.4% in 1997.

INTEREST EXPENSE AND OTHER INCOME/EXPENSE

    Interest expense decreased in 1999 to $183.4 compared to $190.1 in 1998. The decrease in 1999 was attributable to lower average borrowings. Interest expense totaled $173.0 in 1997. The increase in 1998 resulted from higher average borrowings.

    Other income/expense, net, was favorable by $1.9 in 1999 and by $12.7 in 1998. The favorable variance in 1998 was primarily due to the addition of dividend income from the Company's investment in DuPont, partially offset by higher translation and exchange losses.

INCOME TAXES

    Income taxes, which include federal, state and foreign taxes, were 34.5%, 25.0% and 18.2% of pre-tax earnings before equity earnings in 1999, 1998 and 1997, respectively. Income taxes include certain unusual items in all years. Capital loss tax benefits of $10.0, $44.8 and $61.7 were recognized in 1999, 1998 and 1997, respectively, and were primarily related to prior years' restructuring actions. Additionally in 1997, a tax benefit of $34.7 was recorded related to tax refund claims for 1993 through 1996 as a result of a change in the Company's method of computing foreign tax credits. The income tax percentage in 1997 was unfavorably impacted by pre-tax restructuring provisions that did not result in tax benefits due to tax loss situations or particular statutes of a country. Income tax percentages, excluding the impact of unusual items in each year, were 35.7%, 35.0% and 36.2% of pre-tax earnings before equity earnings in 1999, 1998 and 1997, respectively. The decrease in the tax rate from 1997 is partially due to the 70% exclusion on dividend income received from DuPont.

                        LIQUIDITY AND CAPITAL RESOURCES

    Cash flow from operations is the Company's primary source of liquidity. Additional sources of liquidity include the Company's investments in DuPont, IBC and Conoco. Management continues to have a strong orientation toward cash flows and the effective management of cash generated. In addition, the Company uses financial leverage to minimize the overall cost of capital and maintain adequate operating and financial flexibility. Management monitors leverage through its interest coverage ratio, debt to internal funds ratio and total debt as a percentage of total capitalization.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

                                                               1999              1998              1997
                                                               ----              ----              ----
Cash Flow from Continuing Operations........................  $679.2            $516.6            $451.1
Interest Coverage <Fa>......................................     4.4               4.0               3.7
Debt to Internal Funds <Fb>.................................     3.6               4.8               5.2
Total Debt as a Percentage of Total Capitalization..........      65%               66%               67%

-----

<Fa>  Defined as earnings from continuing operations before income taxes, interest expense, provisions for restructuring, gains on the sale or conversion of IBC and DuPont stock and unrealized gain on SAILS debt divided by gross interest expense.

<Fb>  Defined as average debt divided by cash flow from continuing operations.

    On a current equity market basis, total debt as a percentage of total capitalization was 22% at September 30, 1999 compared to 23% at September 30, 1998 and 20% at September 30, 1997. For purposes of the 1998 and 1997 debt ratios, the guarantee of the ESOP debt is treated as debt and redeemable preferred stock and related unearned compensation are treated as capital. The historical cost basis ratio is significantly influenced by the large amount of stock repurchased by the Company.

    Cash flow from continuing operations increased 31.5% in 1999 due to higher cash earnings and favorable changes in working capital items. Inventory decreases and increases in accounts payable and accrued liabilities were the primary contributors to the working capital change. In 1998, cash flow from continuing operations increased 14.5% as increased cash earnings were partially offset by changes in working capital items, particularly payables and accrued liabilities. The interest coverage ratio improved in both 1999 and 1998. The 1999 ratio improved on higher earnings and lower interest expense. The 1998 improvement resulted from higher earnings, partially offset by higher interest expense. The debt to internal funds ratio improved in 1999 on higher cash flows. In 1998, the debt to internal funds ratio improved due to higher cash flows, partially offset by a higher average debt balance.

    The Company's working capital requirement for inventories and receivables is influenced by seasonality, the availability of raw materials and changes in raw materials costs, and as a result, may fluctuate widely. The Company has traditionally used short-term debt to finance these seasonal and other working capital requirements and, from time to time, to finance capital expenditures on a temporary basis. Bank lines of credit provide future credit availability and support the sale of commercial paper. Payment for lines of credit is effected primarily through fees. At September 30, 1999, total unused lines of credit were $372.9.

    At September 30, 1999 and 1998, current liabilities exceeded current assets by $440.6 and $54.5, respectively. The decrease in working capital is primarily due to increased current maturities of long-term debt and other current liabilities and decreased inventories, partially offset by decreased notes payable. Included in current maturities of long-term debt at September 30, 1999 is SAILS debt of $356.5. The Company can settle this obligation with shares of IBC common stock or cash, at its option, upon maturity of the notes.

INVESTING ACTIVITIES

    Cash flow provided by investing activities was $119.4 in 1999 compared to cash flow used for investing activities by continuing operations of $370.5 in 1998 and $223.4 in 1997. In 1999, in addition to reduced capital spending, the Company recognized proceeds from the sale of DuPont common stock of $284.4. The 1998 increase in cash flow used for investing activities was primarily due to the December 1997 acquisition of Edward Baker Petfoods for $182.5, which was funded primarily by the issuance of short-term debt.

    Capital expenditures related to continuing operations were $171.9, $230.7 and $282.9 in fiscal years 1999, 1998 and 1997, respectively. Anticipated capital expenditures of approximately $220 in 2000 are expected to be financed with funds generated from operations.

FINANCING ACTIVITIES

    Long-term financings are arranged as necessary to meet the Company's capital or other requirements, with the timing of issue, principal amount and structure depending on the prevailing securities markets and general economic conditions. In 1999, the Company reduced its total borrowings through principal payments on long-term debt and decreased short-term borrowings. The Company increased its total borrowings in 1998 through increased short-term obligations due to market conditions and favorable short-term rates.

    In 1997, the Company reduced its short-term obligations and increased its long-term debt primarily by issuing $480 of SAILS consisting of 7% exchangeable notes due in 2000. At maturity, the notes are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. The number of shares or the amount of cash will be based on the average market price of the IBC stock on the 20 trading days prior to maturity of the notes. See further discussion of SAILS in the Investment in Interstate Bakeries Corporation Note to Financial Statements. This transaction effectively limits the amount of appreciation on part of the Company's investment in IBC and establishes a minimum gain on these same shares should the Company elect to settle the SAILS with IBC common stock. Net proceeds from the SAILS transaction of $466 were used to pay down short-term debt.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

    The Company used cash during the three years ended September 30, 1999 for common stock dividends and common stock repurchases. These outflows totaled $123.5 and $552.9 in 1999 for dividends and stock repurchases, respectively, compared to $121.7 and $416.1 in 1998 and $122.4 and $55.1 in 1997. As of
November 12, 1999, approximately 738,000 shares of RAL Stock remained under the current Board of Directors' authorization for the purchase of RAL Stock. This authorization is in addition to a continuing authorization permitting the Company to acquire from time to time, at prevailing market prices, shares of RAL Stock that may be offered for sale by the trustee of the Company's Savings Investment Plan as a result of investment directions from participants in the plan.

                                ESOP CONVERSION

    At the end of December 1998, the Company converted all of the outstanding shares of Series A 6.75% Preferred Stock (Redeemable Preferred Stock) into RAL Stock in accordance with terms of the Redeemable Preferred Stock. To effect this conversion, the Company issued 13,505,609 shares held in Treasury and 2,209,192 authorized but previously unissued shares of RAL Stock.

                                YEAR 2000 COSTS

    The Company uses both purchased and internally developed computer software. Like many other organizations, certain programs within the Company's purchased and internally developed software process dates based on two digits for the year of a transaction rather than a full four digits. These programs are unable to properly process dates in the year 2000. As such, incomplete or untimely resolution of the Year 2000 issue by the Company or its critical suppliers and customers could have an adverse impact on the Company's business, operations and financial condition.

    The Company started its Year 2000 compliance efforts in 1995 when it began replacing certain key financial systems with Year 2000 compliant packaged applications. In 1996, a formal inventory and scoping effort was begun to estimate remaining replacement, remediation, and package upgrade efforts. The Company has plans and active projects in place targeted to achieve Year 2000 readiness in its application systems software, computer hardware and operating systems software, and various other systems containing embedded chip technology (such as manufacturing equipment controllers and facility controllers which include elevators, alarm systems and heating and cooling systems) before the year 2000.

STATE OF READINESS

    The Company estimates that approximately 98% of its application systems software has been modified or replaced and tested for Year 2000 readiness. More than 98% of the Company's computer hardware and operating systems software has been remediated and tested for Year 2000 readiness. Systems that contain embedded chip technology have been inventoried and the process of verifying these systems for Year 2000 readiness is nearing completion.

COSTS

    The estimated total cost for the Company to achieve Year 2000 readiness is approximately $37 million, of which $36 million has been expended through September 30, 1999. Costs include remediation of existing systems, acceleration of the installation of new systems and costs to replace/upgrade systems containing embedded chip technology.

RISKS AND CONTINGENCY PLANS

    The Company has developed a base contingency plan to address Year 2000 risks; however, contingency planning efforts are ongoing and will continue to evolve as new information becomes available. Contingency plans to address specifically identified Year 2000 risks include increasing raw material, packaging material and inventory levels in key manufacturing locations, securing alternate sources of supply, distribution and warehousing, developing manual workarounds and other appropriate measures. The Company's critical suppliers and major customers have been contacted regarding Year 2000 issues. Because of the uncertainties associated with assessing the ability of major suppliers and customers to complete the remediation of their systems in time to prevent operational difficulties, the Company will continue to contact and/or visit these business partners to gain assurances that no significant adverse consequences will result due to failure to complete remediation of their systems.

                             ENVIRONMENTAL MATTERS

    The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, foreign and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to worker safety, air and water quality, underground fuel storage tanks and waste handling and disposal.

    The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 12 federal "Superfund" sites. It may also be required to share in the cost of cleanup with respect to a state-designated site. Of these 13 sites, the Company has reached negotiated agreement as to its liability with respect to 4 of the sites. Negotiations with the U.S. Environmental Protection Agency, the state agency that is involved on the state-designated site, and other PRP's are at various stages with respect to the remaining sites. Negotiations involve determinations of the

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

actual responsibility of the Company and the other PRP's at the site, appropriate investigatory and/or remedial actions, and allocation of the costs of such activities among the PRP's and other site users.

    The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

    It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, the Company believes that its ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to its financial position. Such liability could, however, be material to results of operations or cash flows for a particular quarter or annual period.

                                   INFLATION

    Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The Company tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1999.

                MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

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

INTEREST RATES

    At September 30, 1999 and 1998, the fair value of the Company's total debt is estimated at $2,374.6 and $2,925.1, respectively, using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options. Such fair value exceeded the carrying value of debt at September 30, 1999 and 1998 by $61.0 and $320.8, respectively. Market risk is estimated as the potential change in fair value resulting from a hypothetical 10% adverse change in interest rates and amounted to $104.2 and $108.2 at September 30, 1999 and 1998, respectively.

    The Company had $694.7 and $839.6 variable rate debt outstanding at September 30, 1999 and 1998, respectively. A hypothetical 10% adverse change in interest rates would have had an annualized unfavorable impact of $4.2 and $5.9 on the Company's earnings and cash flows based upon these year-end debt levels. The primary interest rate exposures on variable rate debt are with respect to U.S. rates and short-term local currency rates in certain European and Asian countries.

    Although the Company's SAILS are subject to a change in fair market value due to interest rate risk, equity risk presents the more significant risk as the value of these instruments is tied to the stock price of IBC. Market equity risk exists to the extent the Company has recorded unrealized settlement gains on the SAILS. As of September 30, 1999, the Company had recorded a cumulative pre-tax unrealized gain on the SAILS of $123.5, based on an IBC stock price of $23.00 at that date. Market equity risk for the SAILS represents the amount of cumulative unrealized gain that would be lost given a hypothetical 10% increase in the IBC stock price at September 30, 1999. Accordingly, market equity risk of the SAILS at September 30, 1999 amounted to $35.6. There were no cumulative unrealized gains on the SAILS at September 30, 1998. The effect of the interest rate risk of the SAILS is included in the aforementioned discussion of the fair value of the Company's total debt. See the discussion of these instruments in the Investment in Interstate Bakeries Corporation and Long Term Debt Notes to the Financial Statements.

FOREIGN CURRENCY EXCHANGE RATES

    The Company employs a foreign currency hedging strategy to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Foreign currency exposures arise from transactions, including firm commitments and anticipated transactions, and assets and liabilities denominated in a currency other than an entity's functional currency. The primary currencies to which the Company's foreign affiliates are exposed include the U.S. dollar, the euro and the British pound, while domestic affiliates are primarily exposed to the Swiss franc and the euro.

    The Company's hedging strategy involves the use of natural hedging techniques, where possible, such as the offsetting or netting of like currency cash flows. Where natural hedging techniques are not possible, foreign currency derivatives with durations of generally one year or less may be used, including forward foreign currency contracts and put and call options. Company policy allows foreign currency transactions only for identifiable foreign currency exposures and, therefore, the Company does not enter into foreign currency contracts for trading purposes where the objective is to generate profits.

    Market risk of foreign currency derivatives is the potential loss in fair value of net currency positions for outstanding foreign currency contracts at year end resulting from a hypothetical 10% adverse change in all foreign currency exchange rates. Market risk does not include foreign currency derivatives that hedge existing balance sheet

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

exposures, as any losses on these contracts would be fully offset by exchange gains on the underlying exposures for which the contracts are designated as hedges. Accordingly, market risk of the Company's foreign currency derivatives at September 30, 1999 and 1998 amounted to $1.5 and $4.0, respectively.

    The Company generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, the Company does not generally hedge these net investments. However, the Company uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, the Company attempts to limit its U.S. dollar net monetary liabilities in currencies of inflationary countries. In terms of foreign currency translation risk, the Company is exposed to the Swiss franc, British pound and other European currencies; the Mexican peso and other Latin American currencies; and the Singapore dollar, Chinese yuan, Australian and Hong Kong dollars, and other Asian currencies. The Company's net foreign currency investment in foreign subsidiaries and affiliates translated into U.S. dollars using year-end exchange rates was $736.2 and $785.5 at September 30, 1999 and 1998, respectively. The potential loss in value of the Company's net foreign currency investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates at September 30, 1999 and 1998 amounted to $73.6 and $78.6.

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

    A sensitivity analysis has been prepared to estimate the Company's exposure to market risk of its agricultural commodities positions, excluding inventory on hand and fixed price contracts. The fair value of the Company's positions is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The results of this analysis are as follows for fiscal years 1999 and 1998:

                                                                         1999                     1998
                                                                         ----                     ----
                                                                  FAIR         MARKET      FAIR         MARKET
                                                                  VALUE         RISK       VALUE         RISK
                                                                  -----         ----       -----         ----
Highest long position.......................................      $149.9       $15.0       $127.1       $12.7
Average long position.......................................        98.3         9.8         58.3         5.8
Lowest long position........................................        52.8         5.3          7.7         0.8

MARKETABLE EQUITY SECURITY PRICES

    Marketable equity securities at September 30, 1999 and 1998, which were recorded at a fair value of $1,185.5 and $1,281.2, respectively, have exposure to price risk. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in the securities' quoted market prices, and amounted to $118.6 and $128.1 at September 30, 1999 and 1998, respectively.

                           RESTRUCTURING ACTIVITIES

    During 1999, the Company recorded after-tax provisions for restructuring of $61.4, or $.20 and $.19 per basic and diluted share, respectively. On a pre-tax basis, before reversals of prior years' charges, these charges were $103.9 and consisted of termination benefits of $3.3 and non-cash charges of $100.6. The total pre-tax charge and non-cash component were reduced to net amounts of $95.2 and $91.9, respectively, due to reversals of prior period restructuring charges of $8.7.

    Included in the total pre-tax charge are impairment write-downs totaling $56.7 related to fixed assets of the Company's OEM rechargeable battery business and a loss of $38.9 on the sale of this business on November 1, 1999. The fair value of the impaired assets was primarily determined based upon estimates of recovery value for unique manufacturing equipment. The remaining 1999 pre-tax charges are related to additional rationalization of Battery Products' production capacity, which provide for the termination of approximately 210 production and administrative employees and the closure of one plant. As of September 30, 1999, approximately 160 employees have been severed and the plant was closed in connection with these charges.

    These restructuring actions are expected to generate annual pre-tax cost savings of $1.4 beginning in 2001.

    During 1998, the Company recorded after-tax provisions for restructuring of $61.3, or $.20 and $.19 per basic and diluted share, respectively. On a pre-tax basis, before reversals of prior years' charges, these charges were $108.3 and consisted of termination benefits of $31.4, other cash costs of $6.3 and non-cash charges of $70.6. The total pre-tax charge and non-cash component were reduced to net amounts of $96.4 and $58.7, respectively, due to reversals of prior period restructuring charges of $11.9.

    Included in the 1998 pre-tax charge were impairment write-downs of $66.4, primarily representing a write-down of lithium ion rechargeable battery assets of the OEM rechargeable battery business. The pre-tax charge also included $21.8 related to a voluntary early retirement option offered to most U.S. Battery Products' employees and additional charges related to the Company's European battery and international pet food operations. These provisions provided for the termination or early retirement of

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

approximately 700 employees in production, sales and administrative capacities. As of September 30, 1999, approximately 650 employees have been terminated or retired in connection with these charges.

    Pre-tax cost savings from these restructuring actions have been or are expected to be as follows: 1999 - $15; and ultimate annual reduction - $16.

    During 1997, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic and diluted share by $111.4, $98.0, $.32 and $.30, respectively. These charges are primarily associated with the continued rationalization of Battery Products' production capacity and business structure and provided for the termination of approximately 1,340 employees in production, sales and administrative capacities and the closing of three plants. The total pre-tax charge consisted of termination benefits of $50.5, other cash costs of $11.0 and non-cash charges of $49.9, primarily related to impairment losses on land, buildings, machinery and equipment. A portion of Battery Products' 1997 restructuring plan was subsequently revised due to a change in business operations. As a result, 200 of the 1,340 employees are being retained, and termination costs associated with these employees are being used to provide for other cash costs associated with the 1997 restructuring provisions. As of September 30, 1999, approximately 990 employees have been terminated and all plants were closed in connection with these charges.

    Pre-tax cost savings from these restructuring actions have been or are currently expected to be as follows: 1998 - $12; 1999 - $24; 2000 - $30; and ultimate annual reduction - $31.

    Activity related to the restructuring provisions discussed above is summarized as follows:

                                                                      (IN MILLIONS)
                                                                   1999          1998
                                                                   ----          ----
Reserve balance at beginning of year........................      $  57.3       $  66.3
Gross provision recorded before reversals...................        103.9         108.3
Portion of current period provision classified as asset
  impairments and loss on sale of business..................       (100.6)        (70.6)
Termination benefits paid...................................        (38.8)        (28.5)
Other cash exit costs incurred..............................         (6.5)        (16.5)
Decrease due to translation.................................         (1.7)         (1.7)
                                                                  -------       -------
Reserve balance at September 30.............................      $  13.6       $  57.3
                                                                  =======       =======

                     RECENTLY ISSUED ACCOUNTING STANDARDS

    See discussion in Summary of Accounting Policies in Notes to Financial Statements.

                          FORWARD-LOOKING INFORMATION

    In various places throughout the Financial Review and other sections of this Annual Report to Shareholders, we discuss our expectations regarding future performance of the Company. These "forward-looking" statements are based on currently available competitive, financial, economic and systems data, as well as our operating plans. Section 21E of the Securities and Exchange Act of 1934 provides a safe harbor for such forward-looking statements. Such statements are inherently uncertain; known and unknown risks, uncertainties and other factors may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things: the effect of general economic conditions; fluctuations in supply and demand for the Company's products; competition and competitive pricing pressures in the industries in which the Company competes, both domestically and internationally; significant increases in operating expenses, including the cost of raw materials; fluctuations in the value of the Company's investments in DuPont, Conoco and IBC common stock; the Year 2000 readiness of critical suppliers, customers and governmental agencies, as well as the difficulty of evaluating and remediating certain systems and technologies utilized in the operation of the Company's businesses, and incremental costs associated with evaluation and remediation; unexpected litigation and environmental claims and expenses or adverse developments in domestic or foreign laws related to product liability, environmental or employment claims; and other risks detailed from time to time in the Company's publicly-filed documents, including its current report on Form 8-K dated January 26, 1999.

                         OPERATING SEGMENT INFORMATION

    In the current year, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires the reporting of segment information consistent with the way management organizes segments for making operating decisions and assessing performance. The adoption of this statement did not have an effect on the Company's financial position or results of operations. Prior year information has been restated to conform to the current year's presentation.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

    The Company manufactures and markets pet products and battery products throughout the world. The Company's chief operating decision maker evaluates Company performance based on results of operations for four operating segments -- North American Pet Foods, including Canada, International Pet Foods, Golden Products and Battery Products. This structure is the basis for the Company's reportable operating segment information presented below.

    The North American Pet Foods and International Pet Foods segments produce and market dry dog foods, dry and soft-moist cat foods and pet treats. The Golden Products segment manufactures and markets cat box filler and also markets related items, such as cat box liners and deodorizers, primarily in the United States. These products are marketed primarily through a direct sales force to grocery, mass merchandisers, specialty retailers, wholesalers and other customers. The Battery Products segment manufactures and markets dry cell batteries, including alkaline, carbon zinc and miniatures, and flashlights and other lighting products throughout the world. Its products are marketed primarily through a direct sales force, and also through distributors, to mass merchandisers, wholesalers and other customers.

    Segment performance is evaluated based on operating profit, exclusive of general corporate income and expenses, amortization of goodwill and other intangible assets and unusual items. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

    Sales between segments were immaterial for all years presented. Sales to one single mass merchandiser accounted for 16.6%, 14.3% and 11.9% of total net sales in 1999, 1998 and 1997, respectively, across all segments.

                           NORTH AMERICAN PET FOODS

    Sales for North American Pet Foods increased 5.0% in 1999 and 7.1% in 1998 on higher volumes. Segment profitability increased 16.4% in 1999 and 8.0% in 1998. In both years, the profitability increase resulted from higher sales coupled with lower ingredient costs. These positive factors were partially offset by increased promotional spending and advertising support and an unfavorable package size mix. Gross profit margins continued to improve in 1999 reflecting favorable ingredient prices.

    Cost of products sold in the North American Pet Foods segment is somewhat dependent on agricultural commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as corn or soy meal. Agricultural commodity costs of North American Pet Foods segment have represented approximately 19% to 23% of cost of products sold during the three-year period ended September 30, 1999. See Market Risk Sensitive Instruments and Positions section of this financial review for further discussion of commodities.

    The North American Pet Foods' industry is well developed and non-cyclical with strong cash flows. The improvement in pet ownership trends in recent years is supporting volume growth in the industry. Consolidation of the retail industry, growth of the mass merchandiser and category-dominant retailer segments, an increase in store-branded product and a trend toward larger bags have resulted, and will continue to result, in significant changes in the product distribution pattern and marketing practices of this segment. Increased profitability depends on maintaining brand loyalty, developing higher performance capabilities and on the successful development of mutually beneficial trading relationships with our customers.

                            INTERNATIONAL PET FOODS

    Sales for International Pet Foods increased 5.9% in 1999 and 46.4% in 1998. These increases resulted primarily from the inclusion of sales from the December 1997 acquisition of Edward Baker Petfoods, based in the United Kingdom.

    Segment profitability increased 36.7% in 1999 as a result of the sales increase, partially offset by increased advertising and promotion expense. The profitability improvement was primarily attributable to increases in Europe, including an additional quarter's results from Edward Baker Petfoods, and improved results in Asia largely as a result of the elimination of losses in Japan following withdrawal from the Japanese market during 1998. Results in the Americas were flat as increases in Mexico and Argentina were offset by declines in Brazil. Profitability increased significantly in 1998 due primarily to the acquisition of Edward Baker. Additionally, results in Argentina were strong and losses in Japan decreased due to the withdrawal process.

                                GOLDEN PRODUCTS

    Sales for Golden Products increased 8.4% in 1999 and 9.4% in 1998 on increased volumes. In 1999, volumes of both conventional litter and the higher-priced scooping litter were up over the prior year. The volume increase in 1998 was primarily in scooping litter.

    Segment profitability increased 18.7% in 1999 and 26.7% in 1998. The increase in 1999 was attributable to the sales increase and improved margins due to production efficiencies achieved with the 1998 start-up of a new production facility. These increases were partially offset by increased advertising and higher promotional spending. The profitability increase in 1998 resulted from the sales increase.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

FINANCIAL REVIEW (continued)
(in millions except per share data)

                               BATTERY PRODUCTS

    Sales for Battery Products decreased 3.4% in 1999. Sales improved in North America on higher alkaline volumes, partially offset by lower carbon zinc sales. The increase in North American sales was more than offset by international volume declines, lower European selling prices and decreased rechargeable battery sales, particularly to the Original Equipment Manufacturers' (OEM) market. Excluding sales of the OEM rechargeable battery business and the unfavorable impact of foreign exchange rates, sales were flat for the year.

    Sales for Battery Products decreased 4.9% in 1998 primarily due to currency devaluations, particularly in Asia, and lower rechargeable and carbon zinc battery sales. These declines were mitigated by increased alkaline volumes and improved product mix. Alkaline volumes increased in all world areas except in Asia Pacific where alkaline volumes declined only slightly despite overall market contractions. However, market conditions in Asia resulted in a 10% decline in carbon zinc volumes. Excluding sales of the OEM rechargeable battery business and the unfavorable impact of currency devaluations worldwide, sales increased 1.4% for the year.

    The impact of the consolidation of the retail trade and increased competitive pressures also negatively impacted sales for both years.

    Segment profitability decreased 14.9% in 1999 and 5.4% in 1998. In 1999, profitability declined as a result of the poor performance of the OEM rechargeable battery business, impacts of foreign exchange, primarily in the first quarter, and decreased volumes in the international markets. North American results improved on strong fourth quarter improvements in alkaline volumes, partially offset by unfavorable net pricing and carbon zinc volume declines.

    In 1998, results in the Americas improved on higher alkaline volumes and improved product mix. These gains were more than offset by lower earnings in Asia and Europe, which included the impact of significant currency devaluations. Margin improvements in 1998 were primarily attributable to the favorable product mix in the Americas and price increases in the Asia Pacific region in response to currency devaluations.

    The Company sold its worldwide OEM rechargeable battery business on November 1, 1999. The OEM rechargeable battery business contributed sales of $127.7, $149.4 and $172.1 in 1999, 1998 and 1997, respectively. Pre-tax operating losses for this business, excluding unusual charges, were $21.6, $2.3 and $3.6 in 1999, 1998 and 1997, respectively.

    The Battery Products business faces intense competition. There has been a shift within primary battery products from carbon zinc batteries to alkaline batteries. As such, the Company has recorded provisions related to restructuring its worldwide battery production capacity and certain administrative functions in each of the last three years. These actions were necessary to maintain the Company's competitiveness. Alkaline batteries are now the dominant primary battery in all world areas with the exception of Asia and Africa. The Company continues to review its battery production capacity and its business structure in light of pervasive global trends, including the evolution of technology. (See Restructuring Activities discussion in this section.)

    On June 10, 1999, the Company announced its intention to separate its Battery Products business in a tax-free spin-off to shareholders. Completion of the spin-off is expected to occur in April 2000 and is contingent upon a favorable tax ruling from the Internal Revenue Service, effectiveness of a registration statement relating to the spin-off and final approval by the Ralston Purina Company Board of Directors.

                            DISCONTINUED OPERATIONS

SOY PROTEIN PRODUCTS AND AGRICULTURAL PRODUCTS

    Results of discontinued operations decreased in 1998 primarily due to the December 1997 sale of the Soy Protein Products business and the April 1, 1998 spin-off to shareholders of the Agricultural Products business.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

SEGMENT INFORMATION

(IN MILLIONS)                                                       1999            1998            1997
-------------                                                       ----            ----            ----
NET SALES
North American Pet Foods....................................      $2,092.3        $1,993.6        $1,860.8
International Pet Foods.....................................         411.9           389.0           265.8
Golden Products.............................................         216.3           199.5           182.3
Battery Products............................................       2,000.0         2,071.2         2,177.9
                                                                  --------        --------        --------
            Total...........................................      $4,720.5        $4,653.3        $4,486.8
                                                                  ========        ========        ========
PROFITABILITY
North American Pet Foods....................................      $  438.9        $  377.2        $  349.1
International Pet Foods.....................................          36.9            27.0             6.0
Golden Products.............................................          49.6            41.8            33.0
Battery Products............................................         275.2           323.5           341.9
                                                                  --------        --------        --------
            TOTAL SEGMENT PROFITABILITY.....................         800.6           769.5           730.0
General corporate income/(expense) <Fa>.....................          25.8             6.8           (39.6)
Amortization of goodwill and other intangible assets........         (41.5)          (40.5)          (44.3)
Unusual items <Fb>..........................................         114.3           (76.3)          (88.2)
Interest expense............................................        (183.4)         (190.1)         (173.0)
                                                                  --------        --------        --------
            Earnings from Continuing Operations before
              Income Taxes and Equity Earnings..............      $  715.8        $  469.4        $  384.9
                                                                  ========        ========        ========
TOTAL ASSETS AT YEAR END
North American Pet Foods....................................      $  621.6        $  599.7        $  533.2
International Pet Foods.....................................         196.1           202.8           148.1
Golden Products.............................................          77.0            74.8            78.9
Battery Products............................................       1,495.0         1,590.9         1,658.5
                                                                  --------        --------        --------
            Subtotal........................................       2,389.7         2,468.2         2,418.7
Goodwill and other intangible assets........................         715.2           777.1           682.9
Investment in discontinued operations<Fc>...................            --              --           592.3
Corporate...................................................       2,255.9         2,306.4         1,047.9
                                                                  --------        --------        --------
            Total...........................................      $5,360.8        $5,551.7        $4,741.8
                                                                  ========        ========        ========

-----

<Fa>  Primarily includes general corporate expenses, net unallocated pension income and investment income.

<Fb>  Includes provisions for restructuring, gains on the sale of IBC and DuPont stock, gain on the conversion of DuPont common stock to Conoco B common stock and an unrealized gain on SAILS debt.

<Fc>  See Discontinued Operations in the Notes to Financial Statements.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

SEGMENT INFORMATION (continued)

(IN MILLIONS)                                                       1999            1998            1997
-------------                                                       ----            ----            ----
CAPITAL EXPENDITURES
North American Pet Foods....................................      $   64.2        $   85.2        $   85.0
International Pet Foods.....................................          21.9            16.4            28.5
Golden Products.............................................           5.4             7.5            21.7
Battery Products............................................          72.7           116.5           141.9
                                                                  --------        --------        --------
            Subtotal........................................         164.2           225.6           277.1
Corporate...................................................           7.7             5.1             5.8
                                                                  --------        --------        --------
            Total Capital Expenditures......................      $  171.9        $  230.7        $  282.9
                                                                  ========        ========        ========
DEPRECIATION EXPENSE
North American Pet Foods....................................      $   45.6        $   41.3        $   39.1
International Pet Foods.....................................          11.0             9.7             4.6
Golden Products.............................................           4.1             4.7             3.4
Battery Products............................................          75.7            80.4            84.5
                                                                  --------        --------        --------
            Subtotal........................................         136.4           136.1           131.6
Corporate...................................................           8.5             9.8            10.9
                                                                  --------        --------        --------
            Total Depreciation Expense......................      $  144.9        $  145.9        $  142.5
                                                                  ========        ========        ========

GEOGRAPHIC SEGMENT INFORMATION
SALES
    United States...........................................      $3,275.9        $3,099.9        $2,950.8
    International...........................................       1,444.6         1,553.4         1,536.0
                                                                  --------        --------        --------
        Total...............................................      $4,720.5        $4,653.3        $4,486.8
                                                                  ========        ========        ========
LONG-LIVED ASSETS
    United States...........................................      $1,685.6        $1,741.4        $1,736.2
    International...........................................         659.6           687.6           551.1
                                                                  --------        --------        --------
        Total...............................................      $2,345.2        $2,429.0        $2,287.3
                                                                  ========        ========        ========

    Supplemental product information is presented below for revenues from external customers.

NET SALES
Pet foods...................................................      $2,504.2        $2,382.6        $2,126.6
Litter products.............................................         216.3           199.5           182.3
Alkaline batteries..........................................       1,211.0         1,189.4         1,185.4
Carbon zinc batteries.......................................         358.8           419.7           500.4
Other.......................................................         430.2           462.1           492.1
                                                                  --------        --------        --------
                                                                  $4,720.5        $4,653.3        $4,486.8
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

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Ralston Purina Company

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholders equity and of cash flows present fairly, in all material respects, the financial position of Ralston Purina Company and its subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PriceWaterhouseCoopers LLP

St. Louis, Missouri
November 2, 1999

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF EARNINGS

                                          YEAR ENDED SEPTEMBER 30
(IN MILLIONS EXCEPT PER SHARE DATA)                                 1999             1998             1997
-----------------------------------                                 ----             ----             ----
Net Sales...................................................      $4,720.5         $4,653.3         $4,486.8
                                                                  --------         --------         --------
Costs and Expenses
    Cost of products sold...................................       2,269.8          2,295.1          2,276.4
    Selling, general and administrative.....................         947.3            946.6            925.8
    Advertising and promotion...............................         740.8            696.2            646.2
    Interest expense........................................         183.4            190.1            173.0
    Provisions for restructuring............................          95.2             96.4            111.4
    Unrealized gain on SAILS debt...........................        (123.5)              --               --
    Gain on sale of DuPont stock............................         (35.7)              --               --
    Gain on conversion of DuPont stock......................         (50.3)              --               --
    Gain on sale of IBC stock...............................            --            (20.1)           (23.2)
    Other (income)/expense, net.............................         (22.3)           (20.4)            (7.7)
                                                                  --------         --------         --------
                                                                   4,004.7          4,183.9          4,101.9
                                                                  --------         --------         --------
Earnings from Continuing Operations before Income Taxes and
  Equity Earnings...........................................         715.8            469.4            384.9
Income Taxes................................................        (246.6)          (117.5)           (70.0)
                                                                  --------         --------         --------
Earnings from Continuing Operations before Equity
  Earnings..................................................         469.2            351.9            314.9
Equity Earnings, Net of Taxes...............................          35.9             38.7             34.0
                                                                  --------         --------         --------
Earnings from Continuing Operations.........................         505.1            390.6            348.9
Net Earnings from Discontinued Operations...................            --             10.0             74.8
Gain on Sale of Discontinued Operations.....................            --            705.1               --
                                                                  --------         --------         --------
Net Earnings................................................         505.1          1,105.7            423.7
Preferred Stock Dividend, Net of Taxes......................          (2.6)           (11.5)           (13.1)
                                                                  --------         --------         --------
Earnings Available to Common Shareholders...................      $  502.5         $1,094.2         $  410.6
                                                                  ========         ========         ========
Earnings Per Share
    Basic
        Earnings from continuing operations.................      $   1.63         $   1.24         $   1.10
        Net earnings from discontinued operations...........            --             0.03             0.24
        Gain on sale of discontinued operations.............            --             2.32               --
                                                                  --------         --------         --------
        Net Earnings........................................      $   1.63         $   3.59         $   1.34
                                                                  ========         ========         ========
    Diluted
        Earnings from continuing operations.................      $   1.60         $   1.19         $   1.05
        Net earnings from discontinued operations...........            --             0.03             0.22
        Gain on sale of discontinued operations.............            --             2.16               --
                                                                  --------         --------         --------
        Net Earnings........................................      $   1.60         $   3.38         $   1.27
                                                                  ========         ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                                                SEPTEMBER 30
(IN MILLIONS EXCEPT SHARE DATA)                                                       1999             1998
-------------------------------                                                       ----             ----
ASSETS
Current Assets
    Cash and cash equivalents...................................................    $   84.7         $   89.8
    Receivables, less allowance for doubtful accounts...........................       715.8            717.2
    Inventories.................................................................       549.0            600.4
    Other current assets........................................................       123.0            120.1
                                                                                    --------         --------
        Total Current Assets....................................................     1,472.5          1,527.5
Investments and Other Assets....................................................     2,824.6          2,908.2
Property at Cost
    Land........................................................................        36.1             35.3
    Buildings...................................................................       439.4            413.5
    Machinery and Equipment.....................................................     1,593.2          1,599.4
    Construction in Progress....................................................       126.1            164.7
                                                                                    --------         --------
                                                                                     2,194.8          2,212.9
        Accumulated depreciation................................................     1,131.1          1,096.9
                                                                                    --------         --------
                                                                                     1,063.7          1,116.0
                                                                                    --------         --------
            Total...............................................................    $5,360.8         $5,551.7
                                                                                    ========         ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
    Current maturities of long-term debt........................................    $  371.3         $   37.1
    Notes payable...............................................................       690.5            772.4
    Accounts payable and accrued liabilities....................................       789.4            714.8
    Dividends payable...........................................................        29.8             34.2
    Income taxes................................................................        32.1             23.5
                                                                                    --------         --------
        Total Current Liabilities...............................................     1,913.1          1,582.0
Long-Term Debt..................................................................     1,251.8          1,794.8
Deferred Income Taxes...........................................................       397.4            309.3
Other Liabilities...............................................................       541.5            533.6
Redeemable Preferred Stock--Series A 6.75%, $1 par value, issued 2,310,634
  shares in 1998................................................................          --            256.1
Unearned ESOP Compensation......................................................          --            (13.2)
Shareholders Equity
    Preferred stock, $1 par value, none outstanding
    Common stock--$.10 par value, issued 328,554,994 and 326,303,467 shares in
      1999 and 1998, respectively...............................................        32.9             32.6
    Capital in excess of par value..............................................       172.8            127.7
    Retained earnings...........................................................     1,871.7          2,067.0
    Common stock in treasury, at cost, 17,148,841 and 13,875,377 shares in 1999
      and 1998, respectively....................................................      (493.7)          (766.3)
    Unearned portion of restricted stock........................................        (2.9)            (4.2)
    Value of 13,733,142 and 13,470,442 shares of common stock held in Grantor
      Trust in 1999 and 1998, respectively......................................      (199.6)          (191.5)
    Accumulated other comprehensive income......................................      (124.2)          (176.2)
                                                                                    --------         --------
        Total Shareholders Equity...............................................     1,257.0          1,089.1
                                                                                    --------         --------
            Total...............................................................    $5,360.8         $5,551.7
                                                                                    ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                 YEAR ENDED SEPTEMBER 30
(IN MILLIONS)                                                                     1999             1998            1997
-------------                                                                     ----             ----            ----
Cash Flow from Operations
    Net earnings...........................................................      $ 505.1         $1,105.7         $ 423.7
    Adjustments to reconcile net earnings to net cash flow from operations
        Net earnings from discontinued operations..........................           --            (10.0)          (74.8)
        Non-cash restructuring charges.....................................         91.9             58.7            49.9
        Depreciation and amortization......................................        192.6            194.7           189.0
        Deferred income tax provision (benefit)............................         32.0            (47.0)         (115.5)
        Unrealized gain on SAILS debt......................................       (123.5)              --              --
        Gain on sale of investments in common stock........................        (35.7)           (20.1)          (23.2)
        Non-cash gain on conversion of DuPont stock........................        (50.3)              --              --
        Gain on sale of discontinued operations............................           --           (705.1)             --
        Changes in assets and liabilities used in operations
            Increase in accounts receivable................................         (8.0)           (42.5)          (39.9)
            (Increase) decrease in inventories.............................         49.6            (13.4)           (9.0)
            (Increase) decrease in other current assets....................          8.3             (8.8)            4.0
            Increase in accounts payable and accrued liabilities...........         47.3              8.6            65.8
            Increase in other current liabilities..........................         13.6             29.6            15.3
        Other, net.........................................................        (43.7)           (33.8)          (34.2)
                                                                                 -------         --------         -------
            Cash flow from continuing operations...........................        679.2            516.6           451.1
            Cash flow (used by) from discontinued operations...............           --            (29.5)          156.5
                                                                                 -------         --------         -------
              Net cash flow from operations................................        679.2            487.1           607.6
                                                                                 -------         --------         -------
Cash Flow from Investing Activities
    Property additions.....................................................       (171.9)          (230.7)         (282.9)
    Purchase of Edward Baker Petfoods......................................           --           (182.5)             --
    Proceeds from the sale of property.....................................         12.4             17.8            10.4
    Proceeds from the sale of investments in common stock..................        284.4             41.3            60.1
    Other, net.............................................................         (5.5)           (16.4)          (11.0)
                                                                                 -------         --------         -------
            Cash from (used by) investing activities--continuing
              operations...................................................        119.4           (370.5)         (223.4)
            Cash used by investing activities--discontinued operations.....           --           (223.6)         (114.3)
                                                                                 -------         --------         -------
              Net cash flow from (used by) investing activities............        119.4           (594.1)         (337.7)
                                                                                 -------         --------         -------
Cash Flow from Financing Activities
    Issuance of long-term debt.............................................          1.0             17.3           541.1
    Principal payments on long-term debt, including current maturities.....        (72.9)           (73.1)          (63.5)
    Net increase (decrease) in notes payable...............................        (77.7)           698.2          (508.7)
    Treasury stock purchases...............................................       (552.9)          (416.1)          (55.1)
    Dividends paid.........................................................       (132.1)          (141.2)         (143.9)
    Other, net.............................................................         30.0             12.9            13.1
                                                                                 -------         --------         -------
              Net cash flow from (used by) financing activities............       (804.6)            98.0          (217.0)
                                                                                 -------         --------         -------
Effect of Exchange Rate Changes on Cash....................................          0.9            (10.3)           (6.1)
                                                                                 -------         --------         -------
Net Increase (Decrease) in Cash and Cash Equivalents.......................         (5.1)           (19.3)           46.8
Cash and Cash Equivalents, Beginning of Period.............................         89.8            109.1            62.3
                                                                                 -------         --------         -------
Cash and Cash Equivalents, End of Period...................................      $  84.7         $   89.8         $ 109.1
                                                                                 =======         ========         =======

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY

                                                    YEAR ENDED SEPTEMBER 30

                                                               NUMBER OF SHARES                              AMOUNT
                                                                (IN THOUSANDS)                           (IN MILLIONS)
                                                         -----------------------------          --------------------------------
                                                          1999       1998       1997              1999        1998        1997
                                                          ----       ----       ----              ----        ----        ----
Common Stock:
        Balance at beginning of year..................   326,303    114,695    114,688          $   32.6    $   11.5    $   11.5
            Shares issued on conversion of
              debentures..............................         3          2          7                --          --          --
            Shares issued for activity under stock
              plans...................................        40         --         --                --          --          --
            Shares issued in connection with preferred
              stock conversion........................     2,209         --         --               0.3          --          --
                                                         -------    -------    -------          --------    --------    --------
                Subtotal..............................   328,555    114,697    114,695              32.9        11.5        11.5
            Three-for-one split.......................        --    211,606         --                --        21.1          --
                                                         -------    -------    -------          --------    --------    --------
        Balance at end of year........................   328,555    326,303    114,695          $   32.9    $   32.6    $   11.5
                                                         =======    =======    =======          --------    --------    --------
Common Stock in Treasury:
        Balance at beginning of year..................   (13,875)    (8,116)    (8,740)         $ (766.3)   $ (466.7)   $ (482.3)
            Treasury stock purchased..................   (17,501)    (7,166)      (308)           (502.1)     (367.2)      (24.7)
            Activity in connection with stock and
              benefit plans...........................       721      1,407        932              47.3        67.6        40.3
            Shares issued in connection with preferred
              stock conversion........................    13,506         --         --             727.4          --          --
                                                         -------    -------    -------          --------    --------    --------
        Balance at end of year........................   (17,149)   (13,875)    (8,116)         $ (493.7)   $ (766.3)   $ (466.7)
                                                         =======    =======    =======          --------    --------    --------
Grantor Trust:
        Balance at beginning of year..................   (13,470)    (4,307)    (4,228)         $ (191.5)   $ (381.2)   $ (289.6)
            Shares purchased..........................      (263)      (167)       (79)             (8.1)      (18.4)       (6.4)
            Market value adjustment...................        --         --         --                --          --       (85.2)
            Adjustment of grantor trust to cost.......        --         --         --                --       194.4          --
            Other transactions........................        --         --         --                --        15.0          --
                                                         -------    -------    -------          --------    --------    --------
                Subtotal..............................   (13,733)    (4,474)    (4,307)           (199.6)     (190.2)     (381.2)
            Three-for-one split.......................        --     (8,949)        --                --          --          --
            Shares purchased..........................        --        (47)        --                --        (1.3)         --
                                                         -------    -------    -------          --------    --------    --------
        Balance at end of year........................   (13,733)   (13,470)    (4,307)         $ (199.6)   $ (191.5)   $ (381.2)
                                                         =======    =======    =======          --------    --------    --------

Capital in Excess of Par Value:
        Balance at beginning of year..................................................          $  127.7    $  320.0    $  217.3
            Three-for-one stock split.................................................                --       (21.1)         --
            Activity under stock plans................................................              10.9        23.2        17.5
            Adjustment of grantor trust to cost.......................................                --      (194.4)       85.2
            Effect of preferred stock conversion......................................              34.2          --          --
                                                                                                --------    --------    --------
        Balance at end of year........................................................          $  172.8    $  127.7    $  320.0
                                                                                                --------    --------    --------
Retained Earnings:
        Balance at beginning of year..................................................          $2,067.0    $1,566.7    $1,302.9
            Net earnings..............................................................             505.1     1,105.7       423.7
            Agricultural Products business spin-off dividend declared.................                --      (419.4)         --
            Effect of preferred stock conversion......................................            (517.1)         --          --
            Activity under stock and benefit plans....................................             (57.3)      (53.6)      (24.1)
            Dividends declared on preferred stock, net of taxes.......................              (2.6)      (11.5)      (13.1)
            Dividends declared........................................................            (123.4)     (120.9)     (122.7)
                                                                                                --------    --------    --------
        Balance at end of year........................................................          $1,871.7    $2,067.0    $1,566.7
                                                                                                --------    --------    --------

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY (continued)

                                               YEAR ENDED SEPTEMBER 30
                                                                                                  AMOUNT
                                                                                              (IN MILLIONS)
                                                                                     --------------------------------
                                                                                       1999        1998        1997
                                                                                     --------    --------    --------
Unearned Portion of Restricted Stock:
        Balance at beginning of year.......................................          $   (4.2)   $   (3.4)   $   (4.2)
            Activity under stock plans.....................................               0.2        (1.7)        (.3)
            Amortization of restricted stock...............................               1.1         0.9         1.1
                                                                                     --------    --------    --------
        Balance at end of year.............................................          $   (2.9)   $   (4.2)   $   (3.4)
                                                                                     --------    --------    --------
Accumulated Other Comprehensive Income:
        Cumulative translation adjustments:
            Balance at beginning of year...................................          $  (87.3)   $ (129.8)   $  (66.6)
            Translation and reclassification adjustments...................             (11.1)       42.5       (63.2)
                                                                                     --------    --------    --------
            Balance at end of year.........................................          $  (98.4)   $  (87.3)   $ (129.8)
        Net unrealized holding loss on available-for-sale securities:
            Balance at beginning of year...................................          $  (88.9)   $     --    $     --
            Net unrealized holding gains/(losses) and reclassification
              adjustments..................................................              64.4       (88.9)         --
                                                                                     --------    --------    --------
            Balance at end of year.........................................          $  (24.5)   $  (88.9)   $     --
        Minimum pension liability:
            Balance at beginning of year...................................          $     --    $     --    $     --
            Adjustment.....................................................              (1.3)         --          --
                                                                                     --------    --------    --------
            Balance at end of year.........................................          $   (1.3)   $     --    $     --
                                                                                     --------    --------    --------
    Accumulated Other Comprehensive Income.................................          $ (124.2)   $ (176.2)   $ (129.8)
                                                                                     --------    --------    --------
Total Shareholders Equity..................................................          $1,257.0    $1,089.1    $  917.1
                                                                                     ========    ========    ========
Comprehensive Income:
        Net Earnings.......................................................          $  505.1    $1,105.7    $  423.7
                                                                                     --------    --------    --------
    Other Comprehensive Income, net of tax:
        Cumulative translation adjustments:
            Translation adjustments........................................              (6.6)      (50.2)      (63.2)
            Reclassification adjustment due to disposal of businesses......                --        92.7          --
            Other reclassification adjustments.............................              (4.5)         --          --
        Net unrealized holding gain/(loss) on available-for-sale
          securities:
            Unrealized holding gains/(losses), net of tax of $(60.1) and
              $50.0 in 1999 and 1998, respectively.........................             106.9       (88.9)         --
            Reclassification adjustment due to sale and conversion of
              available-for-sale securities, net of tax of $23.9...........             (42.5)         --          --
        Minimum pension liability adjustment, net of tax of $0.7...........              (1.3)         --          --
                                                                                     --------    --------    --------
                Total Other Comprehensive Income, net of tax...............              52.0       (46.4)      (63.2)
                                                                                     --------    --------    --------
Total Comprehensive Income.................................................          $  557.1    $1,059.3    $  360.5
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

NATURE OF OPERATIONS -- The Company manufactures and markets pet products and battery products throughout the world. Pet products include dry dog foods, dry and soft-moist cat foods, pet treats and pet litter products. These products are marketed primarily through a direct sales force to grocery, mass merchandisers, specialty retailers, wholesalers and other customers. Battery products include dry cell batteries, including alkaline, carbon zinc and miniatures, and flashlights and other lighting products. These products are marketed primarily through a direct sales force, and also through distributors, to mass merchandisers, wholesalers and other customers.

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

FOREIGN CURRENCY TRANSLATION -- Financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component within Accumulated Other Comprehensive Income in the shareholders equity section of the Consolidated Balance Sheet. For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange while translation adjustments for other accounts are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

FINANCIAL INSTRUMENTS -- The Company uses financial and commodities derivatives in the management of foreign currency, commodities price and interest rate risks that are inherent to its business operations. Such instruments are not held or issued for trading purposes.

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

MARKETABLE EQUITY SECURITIES classified as available-for-sale are carried at fair value, based on quoted market prices, and are included in Investments and Other Assets. Net unrealized gains or losses on these securities are reported, net of tax, as a separate component within Accumulated Other Comprehensive Income in the shareholders equity section of the Consolidated Balance Sheet.
-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

PROPERTY AT COST -- Expenditures for new facilities and expenditures which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

DEPRECIATION is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 25 years for machinery and equipment and 10 to 50 years for buildings.

GOODWILL AND OTHER INTANGIBLE ASSETS -- Amortization of goodwill, representing the excess of cost over the net tangible assets of acquired businesses, is recorded on a straight-line basis primarily over a period of 25 years, with some amounts being amortized over 40 years. The cost to purchase or develop other intangible assets, which consist primarily of patents, tradenames and trademarks, is amortized on a straight-line basis over estimated periods of related benefit ranging from 7 to 40 years.

IMPAIRMENT OF LONG-LIVED ASSETS -- The Company reviews long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

STOCK APPRECIATION INCOME LINKED SECURITIES (SAILS) -- SAILS debt was initially recorded on the balance sheet at the principal amount of the issuance. At each subsequent balance sheet date, the SAILS are marked to the cash value of the underlying Interstate Bakeries Corporation (IBC) shares for which the SAILS may be exchanged. Any changes in value are recorded in earnings each period.

REVENUE RECOGNITION -- Revenue is recognized upon shipment of product to customers. Sales discounts, returns and allowances are included in net sales, and the provision for doubtful accounts is included in selling, general and administrative expenses in the Consolidated Statement of Earnings.

ADVERTISING AND PROMOTION COSTS -- The Company advertises and promotes its products through national and regional media. Products are also advertised and promoted through cooperative programs with retailers. The Company expenses advertising and promotion costs as incurred, although costs incurred during interim periods are generally expensed ratably in relation to revenues.

RESEARCH AND DEVELOPMENT costs are expensed as incurred and were $86.7, $79.9 and $70.2 in 1999, 1998 and 1997, respectively.

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

EARNINGS PER SHARE -- Basic earnings per share is based on the average number of shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options, convertible debentures and compensation awards. For purposes of calculating diluted earnings per share, net earnings have been adjusted for the additional contribution to the ESOP portion of the Company's Savings Investment Plan and its related trust that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

ACCOUNTING FOR STOCK-BASED COMPENSATION -- The Company accounts for stock options using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 (APB 25). Pro forma disclosures required under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as if the Company had adopted the fair value based method of accounting for stock options, are presented in the "Stock-Based Compensation" Note.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 133 provides standards on accounting and disclosure for derivative instruments, and requires that all derivatives be measured at fair value and reported as either assets or liabilities in the Company's Consolidated Balance Sheet. In accordance with the issuance of SFAS No. 137, the Company will be required to adopt the provisions of SFAS No. 133 no later than the beginning of fiscal year 2001. The Company has not completed its evaluation to determine the impact of SFAS No. 133 on its Consolidated Financial Statements.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 1998 and 1997 Consolidated Financial Statements to conform with the 1999 presentation.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

                                  STOCK SPLIT

    On May 28, 1998, the Company's Board of Directors declared a three-for-one stock split, which was accomplished by means of a stock dividend of two additional shares of RAL stock for each outstanding share of RAL stock. The dividend was paid to shareholders of record at the close of business on June 22, 1998, and the additional shares were distributed on July 15, 1998. Previously unissued shares were used for the split; therefore, treasury shares were not affected. All references to number of shares and per share amounts in the Consolidated Financial Statements and Notes to Financial Statements reflect this split, except on the Consolidated Statement of Shareholders Equity.

                              SEGMENT INFORMATION

    The Operating Segment Information discussion appearing on pages 18 and 19 and the Segment Information appearing on pages 21 and 22 herein are an integral part of these financial statements.

                               SUBSEQUENT EVENTS

    On November 1, 1999, the Company completed the sale of its Energizer Power Systems Original Equipment Manufacturers' (OEM) rechargeable battery business to Moltech Corporation for approximately $20.

    Also on November 1, 1999, the Company purchased the assets of Canbrands International, Ltd., a manufacturer of pet litter products in Canada and the United States.

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

    The Soy Protein Products and Agricultural Products businesses are accounted for as discontinued operations in the accompanying consolidated financial statements. Also included in discontinued operations in 1998 is a gain of $5.3, after taxes, on the settlement of a claim related to a previously disposed business, partially offset by transaction costs associated with the spin-off of the Company's Agricultural Products business. Operating results for the Soy Protein Products and Agricultural Products businesses are included in the Consolidated Statement of Earnings through December 3, 1997 and April 1, 1998, respectively. Results for discontinued operations are as follows:

                                                                                        1998          1997
                                                                                        ----          ----
Net sales.......................................................................      $  923.7      $1,983.8
                                                                                      ========      ========
Earnings before income taxes....................................................      $   32.1      $  116.3
Income taxes....................................................................          22.1          41.5
                                                                                      --------      --------
Net earnings from discontinued operations.......................................      $   10.0      $   74.8
                                                                                      ========      ========

                                 ACQUISITIONS

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

                         MARKETABLE EQUITY SECURITIES

    Marketable equity securities at September 30, 1999 consist primarily of shares of DuPont common stock and Conoco, Inc. (Conoco) B common stock. Shares of Conoco were obtained in the current year in conjunction with DuPont's spin-off of Conoco, whereby the Company chose to tender some of its shares of DuPont common stock in a non-taxable exchange for Conoco B common stock. This exchange resulted in an after-tax gain of $32.2, or $.11 and $.10 per basic and diluted share, respectively, during 1999. On a pre-tax basis, this gain was $50.3, calculated as the difference between the average cost of the DuPont common shares tendered and the market value of the Conoco B common shares received.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    During 1999, the Company sold DuPont common stock shares for $284.4 and recorded an after-tax gain on this sale of $22.8, or $.07 per basic and diluted share. On a pre-tax basis, this gain was $35.7. The cost basis of these shares was determined using the average cost method.

    The table below shows the aggregate fair value, gross unrealized holding loss, tax benefit, and net unrealized holding loss for these securities as of September 30, 1999 and 1998. The change in net unrealized holding loss of $64.4 and $88.9 for the years ended September 30, 1999 and 1998, respectively, are included in Other Comprehensive Income, as shown in the Consolidated Statement of Shareholders Equity.

                                                      GROSS                         NET
                                                    UNREALIZED                   UNREALIZED
                                    AGGREGATE        HOLDING          TAX         HOLDING
                                    FAIR VALUE         LOSS         BENEFIT         LOSS
                                    ----------      ----------      -------      ----------
September 30, 1999............       $1,185.5        $  (38.3)      $ 13.8         $(24.5)
September 30, 1998............       $1,281.2        $ (138.9)      $ 50.0         $(88.9)

                 INVESTMENT IN INTERSTATE BAKERIES CORPORATION

    The Company's equity investments in affiliated companies includes a 43.3% interest in IBC at September 30, 1999. The Company accounts for its investment in IBC by the equity method of accounting. The carrying value of this investment was $357.6 and $314.1 at September 30, 1999 and 1998, respectively. The market value of the Company's investment in IBC was $698.0 and $940.7 at September 30, 1999 and 1998, respectively. As of the July 1995 sale of Continental Baking Company (CBC), the market value of the IBC shares received exceeded the underlying net assets of IBC by $95.2. This excess is included in the carrying value of the Company's investment in IBC, and is amortized over 30 years and adjusted for changes in the Company's equity ownership. Cash dividends received from IBC were $8.5 and $8.8 in fiscal years 1999 and 1998, respectively.

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

    In July 1997, the Company issued $480 million of SAILS consisting of 7% exchangeable notes due August 1, 2000. At maturity, the SAILS are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. The number of shares or the amount of cash will be based on the average market price of IBC stock on the 20 trading days prior to maturity on August 1, 2000 (the "IBC Maturity Price"). If the IBC Maturity Price is greater than or equal to $37.7819, the SAILS will be exchangeable at maturity into 12.70 million shares of IBC stock. If the IBC Maturity Price is $30.96875 or less, the SAILS will be exchangeable into 15.50 million shares of IBC stock. If the IBC Maturity Price is between $30.96875 and $37.7819, the SAILS will be exchangeable into a number of shares of IBC stock between 15.50 million and 12.70 million, respectively, based on an exchange ratio. If the SAILS are redeemed for cash, the amount of cash will be equal to the number of IBC shares exchangeable under the terms of the SAILS times the IBC Maturity Price. This transaction effectively limits the amount of appreciation on part of the Company's investment in IBC and locks in a minimum gain at the issuance price of $30.96875. (See the "Long-Term Debt" Note for additional information on the SAILS debt for the current year.)

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    Presented below is summary financial information of IBC:

                                                                                            AUGUST 21,       AUGUST 22,
                                                                                               1999             1998
                                                                                            ----------       ----------
                    Current assets........................................................   $  333.7         $  343.2
                    Noncurrent assets.....................................................    1,321.1          1,304.2
                                                                                             --------         --------
                        Total assets......................................................   $1,654.8         $1,647.4
                                                                                             ========         ========
                    Current liabilities...................................................   $  365.5         $  361.0
                    Noncurrent liabilities................................................      660.7            710.5
                    Stockholders equity...................................................      628.6            575.9
                                                                                             --------         --------
                        Total liabilities and stockholders equity.........................   $1,654.8         $1,647.4
                                                                                             ========         ========


                                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                                          ENDED           ENDED           ENDED
                                                                        AUGUST 21,      AUGUST 22,      AUGUST 23,
                                                                           1999            1998            1997
                                                                        ----------      ----------      ----------
Net sales.............................................................   $3,480.4        $3,290.5        $3,222.5
Cost of products sold.................................................    1,644.3         1,551.6         1,554.3
                                                                         --------        --------        --------
Gross profit..........................................................   $1,836.1        $1,738.9        $1,668.2
                                                                         ========        ========        ========
Net income............................................................   $  124.9        $  132.5        $  108.4
                                                                         ========        ========        ========
Company equity earnings, net of taxes.................................   $   35.9        $   38.7        $   34.0
                                                                         ========        ========        ========

                           RESTRUCTURING ACTIVITIES

    During 1999, the Company recorded after-tax provisions for restructuring of $61.4, or $.20 and $.19 per basic and diluted share, respectively. On a pre-tax basis, before reversals of prior years' charges, these charges were $103.9 and consisted of termination benefits of $3.3 and non-cash charges of $100.6. The total pre-tax charge and non-cash component were reduced to net amounts of $95.2 and $91.9, respectively, due to reversals of prior period restructuring charges of $8.7.

    Included in the total pre-tax charge are impairment write-downs totaling $56.7 related to fixed assets of the Company's OEM rechargeable battery business and a loss of $38.9 on the sale of this business on November 1, 1999. The fair value of the impaired assets was primarily determined based upon estimates of recovery value for unique manufacturing equipment. The remaining 1999 pre-tax charges are related to additional rationalization of Battery Products' production capacity, which provide for the termination of approximately 210 production and administrative employees and the closure of one plant. As of September 30, 1999, approximately 160 employees have been severed and the plant was closed in connection with these charges.

    During 1998, the Company recorded after-tax provisions for restructuring of $61.3, or $.20 and $.19 per basic and diluted share, respectively. On a pre-tax basis, before reversals of prior years' charges, these charges were $108.3 and consisted of termination benefits of $31.4, other cash costs of $6.3 and non-cash charges of $70.6. The total pre-tax charge and non-cash component were reduced to net amounts of $96.4 and $58.7, respectively, due to reversals of prior period restructuring charges of $11.9.

    Included in the 1998 pre-tax charge were impairment write-downs of $66.4, primarily representing a write-down of lithium ion rechargeable battery assets of the OEM rechargeable battery business. The pre-tax charge also included $21.8 related to a voluntary early retirement option offered to most U.S. Battery Products' employees and additional charges related to the Company's European battery and international pet food operations. These provisions provided for the termination or early retirement of approximately 700 employees in production, sales and administrative capacities. As of September 30, 1999, approximately 650 employees have been terminated or retired in connection with these charges.

    During 1997, the Company recorded provisions for restructuring which reduced pre-tax and after-tax earnings from continuing operations and earnings from continuing operations per basic and diluted share by $111.4, $98.0, $.32 and $.30, respectively. These charges are primarily associated with the continued rationalization of Battery Products' production capacity and business structure and provided for the termination of approximately 1,340 employees in production, sales and administrative capacities and the closing of three plants. The total pre-tax charge consisted of termination benefits of $50.5, other cash costs of $11.0 and non-cash charges of $49.9, primarily related to impairment losses on land, buildings, machinery and equipment. A portion of Battery Products' 1997 restructuring plan was subsequently revised due to a change in business operations. As a result, 200 of the 1,340 employees are being retained, and termination costs associated with these employees are being used to provide for other cash costs associated with the 1997 restructuring provisions. As of September 30, 1999, approximately 990 employees have been terminated and all plants were closed in connection with these charges.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    Activity related to the restructuring provisions discussed above is summarized as follows:

                                                                                                   1999          1998
                                                                                                   ----          ----
                 Reserve balance at beginning of year.......................................      $  57.3       $ 66.3
                 Gross provision recorded before reversals..................................        103.9        108.3
                 Portion of current period provision classified as asset impairments and
                     loss on sale of business...............................................       (100.6)       (70.6)
                 Termination benefits paid..................................................        (38.8)       (28.5)
                 Other cash exit costs incurred.............................................         (6.5)       (16.5)
                 Decrease due to translation................................................         (1.7)        (1.7)
                                                                                                  -------       ------
                 Reserve balance at September 30............................................      $  13.6       $ 57.3
                                                                                                  =======       ======

    Restructuring actions represented by the September 30, 1999 reserve balance are expected to be substantially completed in 2000.

                                 INCOME TAXES

    The provisions for income taxes consisted of the following:

                                     CONTINUING OPERATIONS BEFORE
                                            EQUITY EARNINGS                        CONSOLIDATED
                                    -------------------------------      ---------------------------------
                                     1999        1998        1997         1999         1998         1997
                                     ----        ----        ----         ----         ----         ----
Currently payable
    United States.............      $156.2      $120.0      $ 136.8      $156.7      $  140.9      $ 151.1
    State.....................        19.1        14.9         12.2        19.2          15.4         14.5
    Foreign...................        39.3        29.6         36.5        39.3          41.0         61.0
                                    ------      ------      -------      ------      --------      -------
        Total current.........       214.6       164.5        185.5       215.2         197.3        226.6
                                    ------      ------      -------      ------      --------      -------
Deferred
    United States.............        37.8       (57.1)      (114.4)       52.7         345.1       (100.7)
    State.....................        (6.0)       (1.3)        (1.2)       (5.4)          9.6         (1.2)
    Foreign...................         0.2        11.4          0.1         0.2          11.5          1.1
                                    ------      ------      -------      ------      --------      -------
        Total deferred........        32.0       (47.0)      (115.5)       47.5         366.2       (100.8)
                                    ------      ------      -------      ------      --------      -------
Income taxes..................      $246.6      $117.5      $  70.0      $262.7      $  563.5      $ 125.8
                                    ======      ======      =======      ======      ========      =======

    Components of consolidated income taxes:

                                                                          1999         1998         1997
                                                                          ----         ----         ----
Continuing operations before equity earnings.......................      $246.6      $  117.5      $  70.0
Equity earnings....................................................        16.1          17.6         14.3
Discontinued operations............................................          --         428.4         41.5
                                                                         ------      --------      -------
                                                                         $262.7      $  563.5      $ 125.8
                                                                         ======      ========      =======

    The source of pre-tax earnings follows:

                                      CONTINUING OPERATIONS BEFORE
                                    INCOME TAXES AND EQUITY EARNINGS                CONSOLIDATED
                                    --------------------------------      ---------------------------------
                                     1999        1998         1997        1999         1998         1997
                                     ----        ----         ----        ----         ----         ----
United States.................      $623.5      $385.3      $ 352.4      $675.5      $1,561.4      $ 464.3
Foreign.......................        92.3        84.1         32.5        92.3         107.8         85.2
                                    ------      ------      -------      ------      --------      -------
Pre-tax earnings..............      $715.8      $469.4      $ 384.9      $767.8      $1,669.2      $ 549.5
                                    ======      ======      =======      ======      ========      =======

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                       1999                   1998                    1997
                                                 -----------------      -----------------      ------------------
Computed tax at federal statutory rate.......    $250.5       35.0%     $164.3       35.0%     $134.7        35.0%
State income taxes, net of federal tax
  benefit....................................      10.6        1.5         8.8        1.9         7.1         1.8
Foreign tax in excess of domestic rate.......       7.2        1.0        11.6        2.4        25.2         6.5
Taxes on repatriation of foreign earnings....       9.6        1.4         9.0        1.9        13.1         3.4
Foreign tax credit refunds...................        --         --          --         --       (34.7)       (9.0)
Recognition of capital losses related to
  prior years' restructuring actions.........     (10.0)      (1.4)      (44.8)      (9.5)      (61.7)      (16.0)
Investment income............................     (11.5)      (1.6)      (16.6)      (3.5)      (10.6)       (2.7)
Other, net...................................      (9.8)      (1.4)      (14.8)      (3.2)       (3.1)        (.8)
                                                 ------       ----      ------       ----      ------       -----
                                                 $246.6       34.5%     $117.5       25.0%     $ 70.0        18.2%
                                                 ======       ====      ======       ====      ======       =====

    The Company recognized capital loss benefits of $10.0 in 1999, $44.8 in 1998 and $61.7 in 1997 primarily related to past restructuring actions. In 1997, the Company changed its method of computing foreign tax credits and recognized tax benefits of $34.7 related to foreign tax credit refund claims for 1993 through 1996.

    The effective rate for discontinued operations is higher than the federal statutory rate in 1998 and 1997 due to foreign taxes in excess of the domestic rate, taxes on repatriation of foreign earnings and non-deductible costs related to the Agricultural Products business spin-off.

    The deferred tax assets and liabilities recorded on the balance sheet, which include current and noncurrent elements, as of September 30, 1999 and 1998 are as follows:

                                                                   1999                   1998
                                                                   ----                   ----
Deferred Tax Liabilities:
    Investment in available-for-sale securities.............      $(359.4)               $(380.3)
    Depreciation and property differences...................        (75.9)                (100.8)
    Pension plans...........................................       (117.3)                (106.0)
    Equity investments in affiliated companies..............        (36.7)                 (21.3)
    SAILS debt..............................................        (44.5)                    --
    Other...................................................        (55.9)                 (58.9)
                                                                  -------                -------
        Gross deferred tax liabilities......................       (689.7)                (667.3)
                                                                  -------                -------
Deferred Tax Assets:
    Postretirement benefits other than pensions.............        216.5                  207.4
    Accrued liabilities.....................................         77.2                   65.7
    Tax loss carryforwards and tax credits..................         55.0                   54.4
    Recognized capital losses...............................          0.5                   91.7
    Intangible assets.......................................         20.6                   30.5
    Other...................................................         69.9                   43.3
                                                                  -------                -------
        Gross deferred tax assets...........................        439.7                  493.0
                                                                  -------                -------
    Valuation allowance.....................................        (78.3)                 (74.6)
                                                                  -------                -------
    Net deferred tax liability..............................      $(328.3)               $(248.9)
                                                                  =======                =======

    Tax loss carryforwards and tax credits totaling $2.0 expired in 1999. Future expiration of tax loss carryforwards and credits, if not utilized, are as follows: 2000, $3.0; 2001, $3.0; 2002, $4.4; 2003, $3.0; 2004, $2.9;
thereafter or no expiration, $38.7. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance increased in 1999 by $3.7, primarily due to losses in certain foreign subsidiaries for which no tax benefit is expected to be realized.

    At September 30, 1999, $148 of foreign subsidiary net earnings were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

                              EARNINGS PER SHARE

    Basic earnings per share is based on the average number of shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options, convertible debentures and compensation awards.

    The following table sets forth the computation of basic and diluted earnings per share.

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                  ------------------------------------
                                                                   1999           1998           1997
                                                                   ----           ----           ----
Numerator:
    Earnings from continuing operations.....................      $505.1         $390.6         $348.9
    Preferred stock dividend, net of taxes..................        (2.6)         (11.5)         (13.1)
                                                                  ------         ------         ------
    Numerator for basic earnings per share -
      Earnings from continuing operations
        available to common shareholders....................       502.5          379.1          335.8
    Effect of dilutive securities:
      ESOP stock............................................         2.5            9.8           10.0
                                                                  ------         ------         ------
    Numerator for diluted earnings per share -
      Earnings from continuing operations
        available to common shareholders....................      $505.0         $388.9         $345.8
                                                                  ------         ------         ------
      Net earnings from discontinued operations.............      $   --         $ 10.0         $ 74.8
                                                                  ------         ------         ------
      Gain on sale of discontinued operations...............      $   --         $705.1         $   --
                                                                  ------         ------         ------
Denominator (shares in millions):
    Denominator for basic earnings per share -
      weighted average shares<F*>...........................       307.8          304.9          306.2
    Effect of dilutive securities:
      ESOP stock............................................         4.1           17.7           19.4
      Stock options.........................................         3.0            4.2            4.5
      Deferred compensation.................................          --             --            0.6
                                                                  ------         ------         ------
    Dilutive potential common shares........................         7.1           21.9           24.5
                                                                  ------         ------         ------
    Denominator for diluted earnings per
      share - adjusted weighted average
      shares and assumed conversions........................       314.9          326.8          330.7
                                                                  ======         ======         ======
Basic earnings per share:
    Earnings from continuing operations.....................      $ 1.63         $ 1.24         $ 1.10
    Net earnings from discontinued operations...............          --           0.03           0.24
    Gain on sale of discontinued operations.................          --           2.32             --
                                                                  ------         ------         ------
    Net Earnings............................................      $ 1.63         $ 3.59         $ 1.34
                                                                  ======         ======         ======
Diluted earnings per share:
    Earnings from continuing operations.....................      $ 1.60         $ 1.19         $ 1.05
    Net earnings from discontinued operations...............          --           0.03           0.22
    Gain on sale of discontinued operations.................          --           2.16             --
                                                                  ------         ------         ------
    Net Earnings............................................      $ 1.60         $ 3.38         $ 1.27
                                                                  ======         ======         ======

<F*>Weighted average shares excludes 13.7, 13.5 and 12.9 shares of common stock held by the Company's Grantor Trust at September 30, 1999, 1998 and 1997, respectively.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

                           STOCK-BASED COMPENSATION

    The Company's 1999 Incentive Stock Plan (1999 Plan) was adopted in February 1999, and replaced the 1996 Incentive Stock Plan (1996 Plan). Under these plans, awards to purchase shares of the Company's common stock may be granted to directors, officers and key employees. No additional awards may be granted under the 1996 Plan, which will continue in existence until granted shares are exercised or terminated. A maximum of 19.0 million shares of RAL Stock was approved to be issued under the 1999 Plan. At September 30, 1999, 1998 and 1997, respectively, there were 17.1 million, 3.0 million and 8.7 million shares available for future awards.

    Options under the 1999 and 1996 Plans generally consist of two types of grants, all of which are granted at the market price on the grant date. The first type of option grant generally vests ratably over four or five years. The second type has accelerated vesting provisions that are based on stock price or peer group performance hurdles. If these hurdles are met, options vest at various times between years three through eight. If the hurdles are not achieved, options vest in year nine. Awards have a maximum term of 10 years.

    In fiscal 1999, a restoration option feature was added to substantially all outstanding option grants for employees. A restoration option may be received equal to the number of shares surrendered upon a stock-for-stock exercise. The shares tendered must have been held for a minimum of six months. Restoration option grants are non-dilutive, as they do not increase the combined number of shares of RAL Stock and options held by an employee before exercise. The new options have an exercise price equal to the market price of RAL Stock on the grant date, a maximum term equal to the remainder of the original option's term, and are subject to a one-year vesting period.

    In fiscal 1998, some options were modified for certain employees of discontinued operations to extend the option exercise period. The modification resulted in a new measurement date and a one-time charge to earnings from discontinued operations in fiscal 1998. The effect of this modification is also included in the pro forma disclosures below.

    Phantom options may also be granted to certain executives currently located outside of the United States. Each unit, upon exercise, allows the holder to receive cash equal to the excess of the market price of RAL Stock over the grant price. The grant price of each phantom option is equal to the market price of RAL Stock on the grant date. During 1998, 32,750 units were granted. The weighted-average fair value for phantom options granted in 1998 was $30.875. No units were granted in 1999 or 1997.

    Restricted stock awards may also be issued under the 1999 Plan. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. Restricted stock shares granted in 1999, 1998 and 1997 were 2,000, 64,000 and 12,000, respectively. The weighted-average fair value for restricted stock granted in 1999, 1998 and 1997 was $28.00, $30.88 and $28.01, respectively.

    The Company continues to apply APB 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, charges to earnings for stock-based compensation were $3.6, $20.5 and $13.8 in 1999, 1998 and 1997, respectively. Had compensation cost for stock-based compensation been determined based on the fair value method set forth under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the table below. Pro forma amounts are for disclosure purposes only and do not include options granted prior to fiscal year 1996; therefore, these amounts may not be representative of future calculations.

    Under the terms of the 1999 and 1996 Plans, option shares and prices are adjusted in conjunction with stock splits and spin-offs so that the option holder is in the same economic position before and after these equity transactions. Fiscal 1998 and 1997 shares and prices reflect the three-for-one stock split distributed on July 15, 1998. Fiscal 1998 information also reflects the effect of the spin-off of the Agricultural Products business effective April 1, 1998. The stock split and spin-off did not result in additional compensation expense.

                                                                                1999          1998          1997
                                                                                ----          ----          ----
    Net Earnings:
        As reported........................................................    $505.1       $1,105.7       $423.7
        Pro forma..........................................................    $492.9       $1,104.9       $417.9
    Basic Earnings Per Share:
        As reported........................................................    $ 1.63       $   3.59       $ 1.34
        Pro forma..........................................................    $ 1.59       $   3.59       $ 1.32
    Diluted Earnings Per Share:
        As reported........................................................    $ 1.60       $   3.38       $ 1.27
        Pro forma..........................................................    $ 1.56       $   3.38       $ 1.25

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    The weighted average fair value for options granted in fiscal 1999, 1998 and 1997 was $7.60, $8.80 and $9.69, respectively. This was estimated at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                                  1999               1998           1997
                                                                                  ----               ----           ----
Risk-free interest rate....................................................       5.7%               5.6%           6.3%
Expected life of option.................................................... 1.1 to 4.5 years        6 years        8 years
Expected volatility of RAL Stock...........................................  24.9% to 38.9%     19.9% to 23.0%     20.0%
Expected dividend yield on RAL Stock.......................................       1.4%               1.3%           1.3%

    A summary of nonqualified RAL Stock options outstanding is as follows (shares in millions):

                                                            1999                      1998                      1997
                                                    --------------------      --------------------      --------------------
                                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                                                AVERAGE                   AVERAGE                   AVERAGE
                                                                EXERCISE                  EXERCISE                  EXERCISE
                                                    SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
                                                    ------      --------      ------      --------      ------      --------
Outstanding on October 1,.........................  19.38        $21.33       16.95        $18.15       20.16        $17.16
Granted...........................................   1.92         28.58        2.68         30.73         .06         27.63
Exercised.........................................  (1.98)        18.29        (.87)        14.18       (3.09)        11.68
Cancelled.........................................   (.08)        24.30        (.08)        22.63        (.18)        21.36
                                                    -----                     -----                     -----
Outstanding prior to spin-off
  on April 1,.....................................     --            --       18.68         20.12          --            --
                                                                              =====
Adjusted options at April 1,
  based on spin-off ratio of
  average trading prices..........................     --            --       19.27         19.50          --            --
Granted...........................................     --            --        2.21         30.88          --            --
Exercised.........................................     --            --       (2.03)        14.14          --            --
Cancelled.........................................     --            --        (.07)        27.65          --            --
                                                                              -----
Outstanding on September 30,......................  19.24         22.36       19.38         21.33       16.95         18.15
                                                    =====                     =====                     =====
Exercisable on September 30,......................   7.34         17.41        5.92         17.70        2.46         15.49
                                                    =====                     =====                     =====

    Information about RAL Stock options at September 30, 1999 is summarized below (shares in millions):

                                                      OUTSTANDING STOCK OPTIONS                    EXERCISABLE STOCK OPTIONS
                                          --------------------------------------------------      ----------------------------
                                                      WEIGHTED AVERAGE
                                                         REMAINING
   RANGE OF                                           CONTRACTUAL LIFE      WEIGHTED AVERAGE                  WEIGHTED AVERAGE
EXERCISE PRICES                           SHARES          (YEARS)            EXERCISE PRICE       SHARES       EXERCISE PRICE
---------------                           ------      ----------------      ----------------      ------      ----------------
$11.00-15.63............................   4.43             2.6                  $13.18            3.69            $13.04
$18.74-28.13............................   7.86             6.6                   20.79            3.28             20.57
$28.50-42.84............................   6.95             8.7                   29.98             .37             32.77
                                          -----                                                    ----
$11.00-42.84............................  19.24             6.4                   22.36            7.34             17.41
                                          =====                                                    ====

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

                  PENSIONS AND OTHER POSTRETIREMENT BENEFITS

    In the current year, the Company adopted SFAS No. 132, " Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement standarizes the disclosure requirements for pensions and other postretirement benefits into a combined format, requires additional information on changes in benefit obligations and fair value of plan assets and eliminates certain requirements from other accounting standards no longer deemed useful. The Statement does not change the measurement or recognition of these benefits in the financial statements. The following pension and other postretirement benefit information is presented in accordance with SFAS No. 132. Prior year amounts have been restated to conform to the current year's presentation.

    The Company has several defined benefit pension plans covering substantially all of its employees in the U.S. and certain employees in other countries. The aggregate benefit obligation of these foreign pension plans is not significant to the total benefit obligation.

    The Company currently provides other postretirement benefits, consisting of health care and life insurance benefits for certain groups of retired employees and plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement. Retiree contributions for health care benefits are adjusted periodically, and it is expected that such adjustments will continue into the future.

    In fiscal 1999, the Company amended the qualified U.S. Pension Plan to allow employees to make an irrevocable election effective January 1, 1999 between two pension benefit formulas. Prior to this time, one benefit formula was used. Also effective January 1, 1999, assets of the Plan provide employee benefits in addition to normal retirement benefits. The additional benefit is equal to a 300 percent match on participants' after-tax contributions of 1 or
1.75 percent to the Savings Investment Plan.

    The following tables present the benefit obligation and funded status of the plan:

                                                                                   SEPTEMBER 30,
                                                                  ------------------------------------------------
                                                                         PENSION                 POSTRETIREMENT
                                                                  ----------------------      --------------------
                                                                    1999          1998         1999         1998
                                                                    ----          ----         ----         ----
CHANGE IN BENEFIT OBLIGATION:
    Benefit obligation at beginning of year.................      $1,088.8      $  974.7      $ 422.6      $ 366.4
    Service cost............................................          36.7          21.1          2.2          2.3
    Interest cost...........................................          72.9          72.3         28.9         28.1
    Plan participants' contributions........................           0.8           1.0          3.7          3.7
    Actuarial (gain) loss...................................          (8.0)        102.8         16.4         46.0
    Benefits paid...........................................         (82.6)        (60.5)       (26.0)       (23.1)
    Foreign currency exchange rate changes..................          (1.6)         (1.7)          --           --
    Disposal of businesses..................................            --         (34.8)          --         (0.8)
    Amendments..............................................          (8.1)          0.6           --           --
    Special termination benefits............................            --           8.9           --           --
    Curtailment.............................................           1.8           4.4           --           --
                                                                  --------      --------      -------      -------
    Benefit obligation at end of year.......................      $1,100.7      $1,088.8      $ 447.8      $ 422.6
                                                                  ========      ========      =======      =======
CHANGE IN PLAN ASSETS:
    Fair value of plan assets at beginning of year..........      $1,729.2      $1,682.2      $   4.6      $   5.1
    Actual return on plan assets............................         150.6         137.8          0.2         (0.5)
    Company contributions...................................           3.5           3.3         22.3         21.0
    Plan participants' contributions........................           0.8           1.0          3.7          3.7
    Benefits paid...........................................         (82.6)        (60.5)       (26.0)       (23.1)
    Foreign currency exchange rate changes..................          (2.5)         (0.9)          --           --
    Disposal of businesses..................................          (3.6)        (33.7)          --         (1.6)
                                                                  --------      --------      -------      -------
    Fair value of plan assets at end of year................      $1,795.4      $1,729.2      $   4.8      $   4.6
                                                                  ========      ========      =======      =======

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

                                                                                   SEPTEMBER 30,
                                                                  ------------------------------------------------
                                                                         PENSION                 POSTRETIREMENT
                                                                  ----------------------      --------------------
                                                                    1999          1998         1999         1998
                                                                    ----          ----         ----         ----
FUNDED STATUS:
    Funded status of the plan...............................      $  694.7      $  640.4      $(443.0)     $(418.0)
    Unrecognized net loss (gain)............................        (396.1)       (380.1)        50.6         35.4
    Unrecognized prior service cost.........................          (4.2)          4.3         (7.4)        (8.0)
    Unrecognized net transition asset.......................          (0.2)         (4.5)          --           --
                                                                  --------      --------      -------      -------
    Prepaid (accrued) benefit cost..........................      $  294.2      $  260.1      $(399.8)     $(390.6)
                                                                  ========      ========      =======      =======
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET:
    Prepaid benefit cost....................................      $  314.8      $  279.3      $    --      $    --
    Accrued benefit liability...............................         (23.7)        (19.2)      (399.8)      (390.6)
    Intangible asset........................................           1.1            --           --           --
    Accumulated other comprehensive income..................           2.0            --           --           --
                                                                  --------      --------      -------      -------
    Net amount recognized...................................      $  294.2      $  260.1      $(399.8)     $(390.6)
                                                                  ========      ========      =======      =======

    For pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation was $29.0 and $29.7 at September 30, 1999 and 1998, respectively, and the accumulated benefit obligation was $23.7 and $19.2. There are no plan assets for these non-qualified plans as of September 30, 1999 and 1998.

    Pension assets consist primarily of listed common stocks and bonds. The U.S. plan held approximately 5.2 million shares of RAL Stock at September 30, 1999 and 1998, with market values of $146.1 and $151.9, respectively. The plan received dividends on RAL Stock during 1999 and 1998 of $2.1 per year.

    Of the postretirement liabilities, $22.7 and $20.1 are classified as current liabilities at September 30, 1999 and 1998, respectively, and the remainder is classified as long-term liabilities.

    The following table presents pension and postretirement expense:

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                 ---------------------------------------------------------------
                                                                            PENSION                        POSTRETIREMENT
                                                                 ------------------------------      ---------------------------
                                                                  1999        1998        1997       1999       1998       1997
                                                                  ----        ----        ----       ----       ----       ----
    Service cost...........................................      $ 36.7      $ 21.1      $ 23.9      $ 2.2      $ 2.3      $ 3.0
    Interest cost..........................................        72.9        72.3        68.5       28.9       28.1       27.0
    Expected return on plan assets.........................      (133.5)     (121.9)     (110.1)        --         --         --
    Amortization of unrecognized prior service cost........         0.4         0.9         1.0       (0.6)      (0.6)      (0.6)
    Amortization of unrecognized transition asset..........        (4.6)       (4.6)       (4.6)        --         --         --
    Recognized net actuarial (gain) loss...................        (3.1)       (6.8)       (2.7)       1.1       (1.5)      (1.0)
    Early retirement enhancement...........................          --         9.7         1.6         --         --         --
    Curtailment loss.......................................          --         7.2          --         --        0.1         --
                                                                 ------      ------      ------      -----      -----      -----
    Net periodic benefit cost/(income).....................      $(31.2)     $(22.1)     $(22.4)     $31.6      $28.4      $28.4
                                                                 ======      ======      ======      =====      =====      =====
DISTRIBUTION OF NET PERIODIC BENEFIT COST:
    Continuing operations..................................      $(31.2)     $(31.7)     $(24.2)     $31.6      $27.6      $25.9
    Discontinued operations................................          --         9.6         1.8         --        0.8        2.5
                                                                 ------      ------      ------      -----      -----      -----
    Net periodic benefit cost/(income).....................      $(31.2)     $(22.1)     $(22.4)     $31.6      $28.4      $28.4
                                                                 ======      ======      ======      =====      =====      =====

    The following table presents assumptions, which reflect weighted averages for the component plans, used in determining the above information.

                                                                    PENSION     POSTRETIREMENT
                                                                  -----------   ---------------
                                                                  1999   1998    1999     1998
                                                                  ----   ----    ----     ----
Discount rate...............................................      6.9%   6.9%    7.0%     7.0%
Expected return on plan assets..............................      8.9%   8.9%     --       --
Compensation increase rate..................................      5.4%   5.4%     --       --

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    Assumed health care cost trend rates have been used in the valuation of postretirement health insurance benefits. The trend rate is 7 percent in 1999 declining to 6 percent in 2000 and thereafter for retirees under age 65. For retirees age 65 and older, the trend rate is 6 percent in 1999 and thereafter. A one percentage point increase in health care cost trend rates in each year would increase the accumulated postretirement benefit obligation as of September 30, 1999 by $13.5 and the net periodic postretirement benefit cost by $1.0. A one percentage point decrease in the health care cost trend rates in each year would decrease the accumulated postretirement benefit obligation as of September 30, 1999 by $12.0 and the net periodic postretirement benefit cost for 1999 by $0.9.

                           DEFINED CONTRIBUTION PLAN

    The Company sponsors employee savings plans which cover substantially all U.S. employees. In fiscal 1999, the Company amended the contribution structure of the plans. Prior to January 1, 1999, the Company generally matched 100% of participants' before-tax contributions up to 6 percent of compensation for employees hired prior to July 1, 1993. For employees hired on or after July 1, 1993, the Company matched before-tax participant contributions in increasing 20 percent increments for each year of service. On January 1, 1999 and thereafter, the Company matches 25 percent of participants' before-tax contributions up to 4 percent of compensation. In addition, participants can make after-tax contributions of 1 percent or 1.75 percent of compensation into the savings plan. This participant after-tax contribution is matched within the pension plan at 300 percent. Amounts charged to expense during 1999, 1998, and 1997 were $8.8, $21.3 and $20.3, respectively. The 1999 decrease in defined contribution expense, and related increase in defined benefit service cost, reflects the aforementioned plan change.

                                 NOTES PAYABLE

    Notes payable at September 30, 1999 consisted of notes payable to financial institutions of $640.7 and commercial paper borrowings of $49.8 and had a weighted average interest rate of 6.1%. Notes payable at September 30, 1998 consisted of notes payable to financial institutions of $657.3 and commercial paper borrowings of $115.1 and had a weighted average interest rate of 7.2%.

    At September 30, 1999, total unused lines of credit were $372.9.

                                LONG-TERM DEBT

    The detail of long-term debt at September 30 follows:

                                                                    1999                1998
                                                                    ----                ----
Debentures
    9 1/4% due 2009.........................................      $  181.0            $  181.0
    7 3/4% due 2015.........................................         175.0               175.0
    9.30% due 2021..........................................         200.0               200.0
    8 5/8% due 2022.........................................         250.0               250.0
    8 1/8% due 2023.........................................         175.0               175.0
    7 7/8% due 2025.........................................         225.0               225.0
Other Debt
    SAILS, 7%, net of unrealized gain.......................         356.5               480.0
    ESOP loan guarantee (through 12-31-98)..................            --                13.2
    Medium-term Notes, 9.74% to 10.18%, maturing
      2000-2010.............................................          24.0                31.0
    LIBOR + 15 basis points, or 5.8375% at September 30,
      1998..................................................            --                50.0
Industrial revenue bonds, 4.25% to 8.0%, maturing
  2000-2015.................................................          26.9                29.1
Other.......................................................           9.7                22.6
                                                                  --------            --------
                                                                   1,623.1             1,831.9
    Less current portion....................................        (371.3)              (37.1)
                                                                  --------            --------
                                                                  $1,251.8            $1,794.8
                                                                  ========            ========

    Aggregate maturities on all long-term debt, exclusive of debentures held in treasury, are $6.2, $2.9, $3.2 and $0.2 for the years ending September 30, 2001 through 2004, respectively.

    In July 1997, the Company issued $480 of SAILS consisting of 7% exchangeable notes due August 1, 2000. At maturity, the SAILS are mandatorily exchangeable into a number of shares of IBC common stock owned by the Company, or cash, at the Company's option. Approximately 7.7 million notes were issued. Net proceeds of $466 from the transaction were primarily used to reduce short-term debt.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

    The SAILS debt was initially recorded on the balance sheet at the principal amount at issuance. For accounting purposes, terms of the SAILS require them to be marked to the cash value of the underlying IBC common shares into which they may be exchanged. A market value adjustment is required for the SAILS debt when the IBC stock price is outside the range of $30.96875 and $37.7819. If the IBC stock price is greater than $37.7819, the Company records a cumulative unrealized loss on the SAILS debt, and if the IBC stock price is less than $30.96875, the Company records a cumulative unrealized gain. At September 30, 1999, the IBC stock price was $23.00. Accordingly, the Company recorded a cumulative, unrealized pre-tax gain of $123.5 during fiscal year 1999. This gain was calculated as the difference between the carrying value of the SAILS at September 30, 1998, or $480.0, and the carrying value of the SAILS at September 30, 1999, based on 15.5 million shares of IBC common stock into which the SAILS may be exchanged. On an after-tax basis, this gain was $79.0, or $.26 and $.25 per basic and diluted share, respectively. (See the Investment in Interstate Bakeries Corporation Note for more information on SAILS.)

    To fund its purchase of the Company's Redeemable Preferred Stock, the trust for the Company-sponsored ESOP borrowed $500.0 principal amount in ten-year 8.25% notes (ESOP loan). During 1999, 1998 and 1997, the ESOP incurred $0.5, $4.2 and $8.2, respectively, of interest expense on the ESOP loan.

                          REDEEMABLE PREFERRED STOCK

    The Company's Articles of Incorporation authorize the Company to issue up to 10,600,000 shares of $1 par value preferred stock. As of September 30, 1999, there were no shares of preferred stock outstanding.

    At the end of December, 1998, the Company converted all of the outstanding shares of Series A 6.75% Preferred Stock (Redeemable Preferred Stock) into RAL Stock in accordance with the terms of the Redeemable Preferred Stock. To effect this conversion, the Company issued 13,505,609 shares held in Treasury and 2,209,192 authorized but previously unissued shares of RAL Stock. The shares of RAL Stock issued in the conversion were issued to the ESOP, where they were held in the ESOP Common Stock Fund of the Company's Savings Investment Plan. Since the conversion, participants in the ESOP have been able to diversify their account balances in that Fund into other investment options in the Savings Investment Plan.

                              SHAREHOLDERS EQUITY

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

    At September 30, 1999, there were 600,000,000 shares of RAL Stock authorized, of which 32,286 shares were reserved for conversion of the 5 3/4% subordinated debentures and 43,376,578 shares were reserved under various employee incentive compensation and benefit plans.

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

    For financial reporting purposes, the Trust is consolidated with the Company. In 1998, the Trust was adjusted through additional paid in capital from fair market value to original cost basis based upon guidance issued by the Emerging Issues Task Force of the FASB. The cost basis of the shares held by the Trust is shown as a reduction of

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

shareholders equity. Any dividend transactions between the Company and the Trust are eliminated. RAL Stock held in the Trust is not considered outstanding in the computation of earnings per share.

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

    The operations of the Company, like those of other companies engaged in similar businesses, are subject to various federal, state, and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to worker safety, air and water quality, underground fuel storage tanks and waste handling and disposal.

    The Company has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 12 federal "Superfund" sites. It may also be required to share in the cost of cleanup with respect to a state-designated site. Of these 13 sites, the Company has reached negotiated agreement as to its liability with respect to 4 of the sites. Negotiations with the U.S. Environmental Protection Agency, the state agency that is involved on the state-designated site, and other PRP's are at various stages with respect to the remaining sites. Negotiations involve determinations of the actual responsibility of the Company and the other PRP's at the site, appropriate investigatory and/or remedial actions, and allocation of the costs of such activities among the PRP's and other site users. The Company's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

    In addition, the Company has undertaken certain programs to reduce or eliminate the environmental contamination at the rechargeable battery facility in Gainesville, Florida. This business was sold on November 1, 1999. In the event that the buyer would become unable to continue such programs, the Company would be required to bear financial responsibility for such programs as well as for other known and unknown environmental conditions at the site.

    It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, the Company believes that its ultimate liability arising from such environmental matters, together with the liability for all other pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals of $9.6 for estimated liabilities, should not be material to its financial position. Such liability could, however, be material to results of operations or cash flows for a particular quarter or annual period. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

OTHER COMMITMENTS -- At September 30, 1999 and 1998, the Company had third party guarantees outstanding in the aggregate amount of approximately $56.6 and $65.5, respectively. These guarantees relate primarily to revenue bonds for various facilities and to workers compensation claims associated with the disposition of CBC prior to the sale. While IBC is primarily liable for the payment of these claims, the Company remains secondarily liable for payment.

    Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1999 are: 2000--$7.5, 2001--$6.6, 2002--$4.8,
2003--$4.0, 2004--$2.6 and thereafter--$9.5.

    Total rental expense for all operating leases was $35.6 in 1999, $37.0 in 1998 and $36.7 in 1997.

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

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

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

                                                                  1999             1998
INSTRUMENT                                                        ----             ----
    Forwards...............................................      $133.4           $248.7
    Options................................................        17.7              6.7

CURRENCY
    Canadian dollar........................................        17.7             19.5
    French franc...........................................          --             74.7
    Swiss franc............................................       124.2            144.0
    Other currencies.......................................         9.2             17.2

CONCENTRATION OF CREDIT RISK -- The counterparties to foreign currency contracts and repurchase agreements consist of a number of major international financial institutions and are generally institutions with which the Company maintains lines of credit. The Company does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times. The Company continually monitors the credit ratings of its counterparties both internally and by using outside rating agencies. The Company has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the Company to potential credit losses, such losses are not anticipated due to the control features mentioned.

    Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas.

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, marketable equity securities, short-term and long-term debt, foreign currency contracts and, in 1998, Redeemable Preferred Stock.

    At September 30, 1999 and 1998, the fair value of the Company's available-for-sale marketable equity securities was $1,185.5 and $1,281.2, respectively. See the "Marketable Equity Securities" Note for additional information about the Company's available-for-sale securities at September 30, 1999 and 1998.

    At September 30, 1999 and 1998, the fair value of debt was $2,374.6 and $2,925.1, respectively, compared to its carrying value of $2,313.6 and $2,604.3, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

    Due to the nature of cash equivalents and short-term borrowings, including notes payable, carrying amounts on the balance sheet approximate fair value.

    The fair value of foreign currency contracts is the amount that the Company would receive or pay to terminate the contracts, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts outstanding at September 30, 1999 and 1998 were not material.

    During fiscal year 1999, all shares of Redeemable Preferred Stock were converted into RAL Stock. See the "Redeemable Preferred Stock" Note for additional information. At September 30, 1998, Redeemable Preferred Stock had a fair value and carrying value of $481.2 and $256.1, respectively. The fair value was based upon the greater of the fair market value of the RAL Stock into which the Redeemable Preferred Stock may have been converted or the guaranteed redemption value.

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)

                           OTHER INCOME AND EXPENSE

    Other (income)/expense, net consists of the following:

                                                                          YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------------------
                                                                   1999             1998             1997
                                                                  ------            ----             ----
Translation and exchange losses.............................      $ 10.5           $ 16.9           $  6.0
Dividend income.............................................       (30.3)           (22.9)              --
Investment income...........................................        (5.5)            (5.7)            (4.3)
Return on other investments.................................         0.1             (9.1)            (8.3)
Miscellaneous (income)/expense..............................         2.9               .4             (1.1)
                                                                  ------           ------           ------
                                                                  $(22.3)          $(20.4)          $ (7.7)
                                                                  ======           ======           ======

                    SUPPLEMENTAL BALANCE SHEET INFORMATION
                                                                        SEPTEMBER 30,
                                                                  -------------------------
                                                                    1999             1998
                                                                    ----             ----
Receivables (current)--
    Trade...................................................      $  674.8         $  672.1
    Notes and other.........................................          65.5             69.6
    Allowance for doubtful accounts.........................         (24.5)           (24.5)
                                                                  --------         --------
                                                                  $  715.8         $  717.2
                                                                  ========         ========
Inventories--
    Raw materials and supplies..............................      $  128.5         $  134.7
    Work in process.........................................         111.1            124.1
    Finished products.......................................         309.4            341.6
                                                                  --------         --------
                                                                  $  549.0         $  600.4
                                                                  ========         ========
Other Current Assets--
    Prepaid expenses........................................      $   53.9         $   59.7
    Deferred income tax benefits............................          69.1             60.4
                                                                  --------         --------
                                                                  $  123.0         $  120.1
                                                                  ========         ========
Investments and Other Assets--
    Goodwill (net of accumulated amortization: 1999--$164.6
      and 1998--$133.5).....................................      $  499.9         $  545.9
    Other intangible assets (net of accumulated
      amortization: 1999--$363.3 and 1998--$345.7)..........         215.3            231.2
    Equity investments in affiliated companies..............         363.7            319.3
    Available-for-sale securities...........................       1,185.5          1,281.2
    Deferred charges and other assets.......................         560.2            530.6
                                                                  --------         --------
                                                                  $2,824.6         $2,908.2
                                                                  ========         ========
Accounts Payable and Accrued Liabilities--
    Trade accounts payable..................................      $  316.0         $  286.2
    Accrued advertising, promotion and allowances...........         125.6            101.4
    Incentive compensation, salaries and vacations..........          83.5             76.2
    Accrued interest........................................          41.3             43.1
    Restructuring reserves..................................          13.6             57.3
    Other...................................................         209.4            150.6
                                                                  --------         --------
                                                                  $  789.4         $  714.8
                                                                  ========         ========
Other Liabilities--
    Postretirement medical benefits.........................      $  144.6         $  141.9
    Other postretirement benefits...........................         232.5            228.6
    Minority interests......................................           2.7              3.0
    Other...................................................         161.7            160.1
                                                                  --------         --------
                                                                  $  541.5         $  533.6
                                                                  ========         ========

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Dollars in millions except per share data)


                              SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION
                                                                          YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------------------
                                                                   1999             1998             1997
                                                                   ----             ----             ----
Interest paid...............................................      $179.1           $175.7           $154.2
Income taxes paid...........................................       201.4            146.4            166.7

                                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                                                   1999             1998             1997
                                                                   ----             ----             ----
Balance, beginning of year..................................       $24.5            $24.8           $ 26.7
Provision charged to expense................................         8.3              3.9              3.1
Writeoffs, less recoveries..................................        (8.3)            (4.2)            (5.0)
                                                                   -----            -----           ------
Balance, end of year........................................       $24.5            $24.5           $ 24.8
                                                                   =====            =====           ======

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION

                                                  (UNAUDITED)
                                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1999                                                 FIRST            SECOND           THIRD            FOURTH
-----------                                                 -----            ------           -----            ------
Net sales..............................................    $1,291.8         $1,130.2         $1,088.5         $1,210.0
Gross profit<Fa>.......................................       663.4            579.9            565.3            642.1
Net earnings<Fb>.......................................       176.8            107.2             57.2            163.9
Earnings per share of RAL Stock
    Basic
        Net earnings...................................         .58              .34              .18              .54
    Diluted
        Net earnings...................................         .55              .34              .18              .53
Dividends paid per share...............................         .10              .10              .10              .10
Market price range of RAL Stock........................    37 3/16-          32 1/2-              33-          30 7/8-
                                                             28 1/4         25 13/16           25 5/8           27 1/4

<Fa>  Amounts published in previous quarters have been restated
      due to certain reclassifications made between cost of products sold and selling, general and administrative expenses, to conform to year-end presentation.

<Fb>  Earnings from continuing operations were (reduced)/increased for the following unusual items:

                                                                           EARNINGS FROM
                                                                            CONTINUING         BASIC       DILUTED
                                                                            OPERATIONS          EPS          EPS
                                                                           -------------       -----       -------
                        First Quarter
                            Unrealized gain on SAILS debt............         $ 44.9           $ .15        $ .14
                        Second Quarter
                            Restructuring provisions.................         $(35.0)          $(.11)       $(.11)
                            Unrealized gain on SAILS debt............           48.4             .15          .15
                                                                              ------           -----        -----
                                                                              $ 13.4           $ .04        $ .04
                                                                              ------           -----        -----
                        Third Quarter
                            Restructuring provisions.................         $(26.8)          $(.09)       $(.09)
                            Unrealized loss on SAILS debt............           (8.7)           (.03)        (.03)
                            Gain on sale of DuPont stock.............            8.4             .03          .03
                                                                              ------           -----        -----
                                                                              $(27.1)          $(.09)       $(.09)
                                                                              ------           -----        -----
                        Fourth Quarter
                            Restructuring reversals..................         $  0.4           $  --        $  --
                            Unrealized loss on SAILS debt............           (5.6)           (.02)        (.02)
                            Gain on sale of DuPont stock.............           14.4             .05          .05
                            Gain on conversion of DuPont stock.......           32.2             .11          .11
                            Capital loss tax benefits................           10.0             .03          .03
                                                                              ------           -----        -----
                                                                              $ 51.4           $ .17        $ .17
                                                                              ------           -----        -----

-------------------------------------------------------------------------------

                 R A L S T O N    P U R I N A    C O M P A N Y
-------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION (continued)

                                                  (UNAUDITED)
                                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1998                                                 FIRST            SECOND           THIRD            FOURTH
-----------                                                 -----            ------           -----            ------
Net sales..............................................    $1,317.1         $1,110.8         $1,072.9         $1,152.5
Gross profit<Fa>.......................................       670.1            563.1            545.1            579.9
Earnings from continuing operations<Fb>................       139.7             86.5             59.6            104.8
Net earnings/(loss) from discontinued operations.......        15.7             (6.6)             0.9               --
Gain on sale of discontinued operations................       705.1               --               --               --
Net earnings...........................................       860.5             79.9             60.5            104.8
Earnings per share of RAL Stock
    Basic
        Earnings from continuing operations............         .44              .27              .19              .34
        Net earnings/(loss) from discontinued
          operations...................................         .05             (.02)              --               --
        Gain on sale of discontinued operations........        2.30               --               --               --
        Net earnings...................................        2.79              .25              .19              .34
    Diluted
        Earnings from continuing operations............         .42              .26              .18              .33
        Net earnings/(loss) from discontinued
          operations...................................         .05             (.02)              --               --
        Gain on sale of discontinued operations........        2.14               --               --               --
        Net earnings...................................        2.61              .24              .18              .33
Dividends paid per share...............................         .10              .10              .10              .10
Market price range of RAL Stock........................   32 19/64-          35 5/8-         39 5/64-          38 7/8-
                                                           27 51/64           28 1/2          33 9/16               26

<Fa>  Amounts have been restated due to certain reclassifications made between cost of products sold and selling, general and administrative expenses, to conform to the current year's presentation.

<Fb>  Earnings from continuing operations were (reduced)/increased for the following unusual items:

                                                                           EARNINGS FROM
                                                                            CONTINUING         BASIC       DILUTED
                                                                            OPERATIONS          EPS          EPS
                                                                           -------------       -----       -------
                        Second Quarter
                            Restructuring provisions.................         $(43.7)          $(.14)       $(.13)
                            Capital loss tax benefits................           41.5             .13          .12
                            Gain on sale of IBC stock................            9.5             .03          .03
                                                                              ------           -----        -----
                                                                              $  7.3           $ .02        $ .02
                                                                              ------           -----        -----
                        Third Quarter
                            Restructuring provisions.................         $(17.6)          $(.05)       $(.05)

                        Fourth Quarter
                            Capital loss tax benefits................         $  3.3           $ .01        $ .01
                            Gain on sale of IBC stock................            3.5             .01          .01
                                                                              ------           -----        -----
                                                                              $  6.8           $ .02        $ .02
                                                                              ------           -----        -----

-------------------------------------------------------------------------------