Form 10-K, Exhibit 13
period 2000-09-30
RALSTON PURINA CO
filed 2000-12-21
CIK 81870

              RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
--------------------------------------------------------------------------------

                                                  Five Year Financial Summary
                                              (In millions except per share data)

                                                                        FOR THE YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------------------------------------------------------
                                                    2000             1999             1998             1997             1996
STATEMENT OF EARNINGS DATA                          ----             ----             ----             ----             ----
Net Sales.....................................    $2,763.3         $2,689.7         $2,550.6         $2,291.9         $2,105.3
Depreciation and Amortization.................       101.9             92.7             85.8             70.2             65.5
Earnings from Continuing Operations before
  Interest Expense, Income Taxes, Equity
  Earnings and Extraordinary Item.............       743.6            745.6            451.9            345.3            334.9
    As a Percent of Sales.....................        26.9%            27.7%            17.7%            15.1%            15.9%
Earnings from Continuing Operations before
  Income Taxes, Equity Earnings and
    Extraordinary Item........................    $  579.2         $  566.0         $  270.3         $  187.3         $  165.5
Income Tax Provision/(Benefit)................       166.9            182.0             38.7            (31.4)            52.4
Earnings from Continuing Operations before
  Extraordinary Item<Fa>......................       436.5            419.9            270.3            252.7            124.7
    As a Percent of Sales.....................        15.8%            15.6%            10.6%            11.0%             5.9%
Net Earnings<Fb><Fc>..........................    $  530.4         $  505.1         $1,105.7         $  423.7         $  359.6
Earnings Available to Common Shareholders.....       530.4            502.5          1,094.2            410.6            345.5


                                                                            YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------------------------------------------------------
                                                    2000             1999             1998             1997             1996
BALANCE SHEET DATA                                  ----             ----             ----             ----             ----
Working Capital...............................    $  (36.7)        $ (967.4)        $ (608.0)        $ (284.1)       $ (823.0)
Property at Cost, Net.........................       616.6            589.5            566.9            490.2            410.2
    Additions (during the year)...............       110.8             99.2            114.2            141.0             78.6
    Depreciation (during the year)............        74.9             67.8             64.3             56.2             52.3
Total Assets..................................     2,943.6          4,735.2          4,886.6          4,060.5          3,815.8
Long-Term Debt................................     1,245.3          1,249.9          1,793.6          1,839.1          1,393.8
Redeemable Preferred Stock....................          --<Fd>           --<Fd>        256.1            304.9            323.5
Shareholders Equity...........................       438.6          1,257.0          1,089.1            917.1            689.0
Common Shares Outstanding<Fe>.................       286.4            297.7            298.9            306.8            305.2

-----
<Fa>  Earnings from continuing operations before extraordinary item were
      (reduced)/increased due to the following unusual items:



                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                    ----------------------------------------------------------------------------
                                                      2000             1999             1998             1997             1996
                                                      ----             ----             ----             ----             ----
   Restructuring reversal/(provision)...........     $   --           $  3.2           $ (3.8)          $(15.5)          $ (8.4)
   Realized/unrealized gain on SAILS debt.......       72.6             79.0               --               --               --
   Net gain on sale of investments in common
     stock......................................       27.5             22.8             13.0             15.1               --
   Gain on conversion of DuPont stock...........         --             32.2               --               --               --
   Capital loss tax benefits....................       31.1             10.0             44.8             61.7               --
   Foreign tax credit refunds...................         --               --               --             34.7               --
                                                     ------           ------           ------           ------           ------
           Total................................     $131.2           $147.2           $ 54.0           $ 96.0           $ (8.4)
                                                     ======           ======           ======           ======           ======

<Fb>  Net earnings include the following amounts related to
      discontinued operations. Discontinued operations consist primarily of the Company's Battery Products business which was spun off to shareholders in April 2000, the Agricultural
      Products business which was spun off to shareholders in April 1998 and the Soy Protein Products business which was sold in December 1997.



                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                    ----------------------------------------------------------------------------
                                                      2000             1999             1998             1997             1996
                                                      ----             ----             ----             ----             ----
   Net earnings from discontinued operations....     $93.9            $85.2            $130.3           $171.0           $237.0
   Gain on sale of discontinued operations......        --               --             705.1               --               --

<Fc>  Includes extraordinary charges for early retirement of debt of $2.1 in 1996.

<Fd>  At the end of December, 1998, the Company converted all of the outstanding shares of Redeemable Preferred Stock into RAL Stock, in accordance with the terms of the Redeemable
      Preferred Stock. See the Notes to Financial Statements for further information.

<Fe>  Does not include 21.8, 13.7, 13.5, 12.9 and 12.7 shares of common stock held by the Company's Grantor Trust at September 30, 2000--1996, respectively.

                                      12
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                              Five Year Financial Summary (continued)
                                (In millions except per share data)

                                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ------------------------------------------
                                                             2000     1999     1998     1997     1996
PER SHARE DATA                                               ----     ----     ----     ----     ----
RAL Stock:
    Earnings from Continuing Operations before
      Extraordinary Item
        Basic...........................................    $ 1.51   $ 1.35   $  .85   $  .78   $  .36
        Diluted.........................................      1.50     1.33      .82      .75      .36
    Net Earnings
        Basic...........................................      1.84     1.63     3.59     1.34     1.13
        Diluted.........................................      1.82     1.60     3.38     1.27     1.07
    Average Shares Outstanding..........................     287.9    307.8    304.9    306.2    305.3
    Dividends Declared..................................    $  .31   $  .40   $  .40   $  .40   $  .40

                                      13
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                               FINANCIAL REVIEW
                  (Dollars in millions except per share data)

    The following discussion is a summary of the key factors management considers necessary in reviewing the Company's results of operations, operating segment results and liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes.

                                  Highlights

    Net earnings were $530.4 for the year ended September 30, 2000 compared to $505.1 in 1999. Earnings per share were $1.84 and $1.82 on a basic and diluted basis, respectively, compared to earnings per basic and diluted share of $1.63 and $1.60 in the prior year. Included in net earnings are earnings from continuing operations of $436.5 and $419.9 in 2000 and 1999, respectively, and net earnings from discontinued operations of $93.9 in 2000 and $85.2 in 1999. Net earnings from discontinued operations represent results of the Battery Products business (Energizer), which was spun off to shareholders on April 1, 2000 in a tax-free transaction, and associated transaction costs. Pro forma comparisons of 2000 and 1999 results are presented below to reflect the impact of the spin-off.

    Pro forma earnings from continuing operations were $444.2 and $434.7 in 2000 and 1999, respectively, and included a net pro forma adjustment of $7.7 in 2000 and $14.8 in 1999. The net pro forma adjustment in both years represents a reduction in interest expense due to the change in debt structure associated with the spin-off of Energizer, net of an adjustment to income taxes to reflect the Company's post-spin-off tax rate. On a per share basis, pro forma earnings from continuing operations were $1.54 and $1.53 per basic and diluted share, respectively, in 2000 compared to $1.40 and $1.38 in the prior year. The current year increase of $9.5 in pro forma earnings from continuing operations resulted primarily from higher earnings in all three of the Company's operating segments, North American Pet Foods, International Pet Foods and Golden Products. These increases were partially offset by lower earnings from unusual items and lower equity earnings from the Company's investment in Interstate Bakeries Corporation (IBC). Unusual items, which are detailed below, increased earnings from continuing operations by $131.2 and $147.2 in 2000 and 1999, respectively, or $.45 per basic and diluted share in 2000 and $.48 and $.47 per basic and diluted share, respectively, in 1999.

    Pro forma earnings from continuing operations before unusual items increased $25.5, or 8.9%, to $313.0 compared to $287.5 in 1999. Earnings per share on this basis were $1.09 and $1.08 per basic and diluted share, respectively, in 2000 compared to $.92 and $.91 in the prior year.

    Unusual items included in current year results that increased net earnings by $131.2 are as follows: an after-tax gain of $72.6, or $.25 per basic and diluted share, representing a final market value adjustment of the Company's Stock Appreciation Income Linked Securities (SAILS); an after-tax gain of $23.8, or $.08 per basic and diluted share, on the sale of a portion of the Company's investment in IBC common stock; an after-tax gain of $7.1, or $.02 per basic and diluted share, on the sale of a portion of the Company's investment in E. I. du Pont de Nemours and Company (DuPont) common stock; an after-tax loss of $3.4, or $.01 per basic and diluted share, on the sale of a portion of the Company's investment in Conoco, Inc. (Conoco) B common stock; and capital loss tax benefits totaling $31.1, or $.11 per basic and diluted share, related to the sale and reorganization of two of the Company's subsidiaries.

    The following unusual items increased net earnings by $147.2 in the prior year: an after-tax restructuring reserve reversal of $3.2, or $.01 per basic and diluted share; an unrealized after-tax gain of $79.0, or $.26 and $.25 per basic and diluted share, respectively, representing a SAILS market value adjustment; an after-tax gain of $22.8, or $.07 per basic and diluted share, on the sale of shares of DuPont common stock; an after-tax gain of $32.2, or $.11 per basic and diluted share, on the conversion of a portion of the Company's investment in DuPont common stock to Conoco B common stock; and capital loss tax benefits totaling $10.0, or $.03 per basic and diluted share, primarily associated with past restructuring actions.

    Net earnings in 1998 were $1,105.7, or $3.59 and $3.38 per basic and diluted share, respectively. Included in net earnings are earnings from continuing operations of $270.3, net earnings from discontinued operations of $130.3, and an after-tax gain of $705.1 on the December 3, 1997 sale of the Soy Protein Products business to DuPont.

    In 1999, earnings from continuing operations increased $149.6, primarily on higher operating earnings and higher earnings from unusual items. Earnings from continuing operations before unusual items increased $56.4, or 26.1%, in 1999 to $272.7 compared to $216.3 in 1998. Earnings per share on this basis were $.87 and $.86 per basic and diluted share, respectively, in 1999 compared to $.67 and $.65 in 1998.

    Unusual items in 1998 increased earnings by $54.0, or $.18 and $.17 per basic and diluted share, respectively, and included the following: an after-tax restructuring charge of $3.8, or $.01 per basic and diluted share; capital loss tax benefits of $44.8, or $.15 and $.14 per basic and diluted share, primarily associated with past restructuring actions; and a $13.0 after-tax gain, or $.04 per basic and diluted share, on the sale of shares of IBC common stock.

                                      14
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

    Discontinued operations in 1998 consist of the operating results of Energizer, operating results of the Soy Protein Products business through the sale date and operating results of the Agricultural Products business, which was spun-off to shareholders on April 1, 1998. Also included in earnings from discontinued operations in 1998 is a gain on the settlement of a claim related to a previously disposed business and transaction costs associated with the Agricultural Products business spin-off.

                Transactions Affecting Comparability of Results

    On April 1, 2000, the Company completed the tax-free spin-off to shareholders of its Battery Products business.

    On April 1, 1998, the Company completed the tax-free spin-off to shareholders of its Agricultural Products business.

    On December 3, 1997, the Company sold its Soy Protein Products business to DuPont for shares of DuPont common stock and the assumption of certain liabilities.

    The Battery Products, Agricultural Products and Soy Protein Products businesses are accounted for as discontinued operations in the financial statements and related notes. Summarized results of these businesses are shown separately as Discontinued Operations in the accompanying consolidated financial statements.

    In December 1997, the Company acquired Edward Baker Petfoods, a United Kingdom manufacturer of dry pet foods and a supplier of branded and private label products to the European market. The acquisition was accounted for using the purchase method of accounting.

                       Results of Continuing Operations

                                   Net Sales

    Net sales increased $73.6 or 2.7% in 2000 and $139.1 or 5.5% in 1999. The increase in 2000 to total net sales of $2,763.3 was attributable to increases in International Pet Foods and Golden Products, while sales for North American Pet Foods remained flat with the prior year. In 1999, sales increased for each of the Company's operating segments.

                                 Gross Profit

    Gross profit increased 7.1% in 2000 and 11.1% in 1999 due to increases in all segments. Gross profit as a percentage of sales was 59.3% in 2000 compared to 56.9% in 1999 and 54.0% in 1998. The increased percentage in 2000 reflects increases in North American Pet Foods and International Pet Foods, partially offset by a decreased percentage in Golden Products. The 1999 increase reflects improved margins for all operating segments.

                              Operating Expenses

    Selling, general and administrative expenses increased 3.5% in 2000 as increases in operating segments were partially offset by increased pension earnings and lower corporate expenses. In 1999, selling, general and administrative expenses decreased 1.1%, as increases in operating segments were more than offset by lower corporate expenses and favorable mark-to-market adjustments on liabilities denominated in share equivalents. Selling, general and administrative expenses were 18.1%, 18.0% and 19.2% of sales in 2000, 1999 and 1998, respectively.

    Advertising and promotion expense increased 7.0% in 2000 and 13.5% in 1999 on increases in all segments in both years. In 2000, the increase includes additional support of the Company's primary brands, costs associated with new product introductions during the year and costs associated with expansion into new international markets. The increase in 1999 was attributable to increased brand development and promotional spending by all segments. Advertising and promotion expense was 21.1% of sales in 2000 compared to 20.3% in 1999 and 18.8% in 1998.

                               Interest Expense

    Interest expense decreased to $164.4 in 2000 from $179.6 in 1999 and $181.6 in 1998. The decrease in 2000 primarily reflects the decrease in debt levels for the second half of the year as a result of the spin-off of Energizer. Pro forma interest expense decreased in 2000 to $149.9 compared to $154.7 in 1999. This decrease was attributable to lower average borrowings in 2000, partially offset by higher interest rates.

                                      15
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

                                 Income Taxes

    Income taxes, which include federal, state and foreign taxes, were 28.8%, 32.2% and 14.3% of pre-tax earnings before equity earnings in 2000, 1999 and 1998, respectively. Capital loss tax benefits of $31.1, related to the sale and reorganization of two of the Company's subsidiaries, were recognized in 2000. In 1999 and 1998, capital loss tax benefits of $10.0 and $44.8, primarily associated with past restructuring actions, were recognized.

    Pro forma income taxes, excluding capital loss benefits and other aforementioned unusual items in each year, were 34.3% and 33.5% of pre-tax pro forma earnings before equity earnings in 2000 and 1999, respectively.

    Excluding unusual items, income taxes were 33.0% and 30.2% of pre-tax earnings before equity earnings in 1999 and 1998, respectively. The lower rate in 1998 is attributable to benefits arising from the consolidated group and allocated to continuing operations.

                                          Operating Segment Information
                                                                    2000               1999               1998
                                                                    ----               ----               ----
NET SALES
North American Pet Foods....................................      $2,068.2           $2,063.8           $1,962.1
International Pet Foods.....................................         447.2              411.9              389.0
Golden Products.............................................         247.9              214.0              199.5
                                                                  --------           --------           --------
            Total...........................................      $2,763.3           $2,689.7           $2,550.6
                                                                  ========           ========           ========
PROFITABILITY
North American Pet Foods....................................      $  477.8           $  438.9           $  377.2
International Pet Foods <Fa>................................          42.4               36.9               27.0
Golden Products.............................................          53.7               49.6               41.8
                                                                  --------           --------           --------
            Total Segment Profitability.....................         573.9              525.4              446.0
General corporate income/(expense) <Fb>.....................          33.2               24.0                4.5
Amortization of goodwill and other intangible assets........         (17.8)             (16.5)             (14.6)
Unusual items <Fc>..........................................         154.3              212.7               16.0
Interest expense............................................        (164.4)            (179.6)            (181.6)
                                                                  --------           --------           --------
            Earnings from Continuing Operations before
              Income Taxes and Equity Earnings..............      $  579.2           $  566.0           $  270.3
                                                                  ========           ========           ========

-----
<Fa>  Includes equity earnings of $8.2, $7.0 and $4.8 for 2000, 1999 and 1998, respectively.

<Fb>  Primarily includes general corporate expenses, mark-to-market adjustments on liabilities denominated in share equivalents, net unallocated pension income, postretirement expenses and investment income.

<Fc>  Includes gains on SAILS debt, gains on the sale of IBC and DuPont stock, gain on the conversion of DuPont common stock to Conoco B common stock, loss on the sale of Conoco B common stock and restructuring reversals/provisions.

    The Company manufactures and markets pet products throughout the world. The Company evaluates its performance based on results of operations for three operating segments--North American Pet Foods, including Canada, International Pet Foods and Golden Products. This structure is the basis for the Company's reportable operating segment information.

    The North American Pet Foods and International Pet Foods segments produce and market dry and moist dog foods, dry and soft-moist cat foods and pet treats. The Golden Products segment manufactures and markets cat and dog box filler and also markets related items, such as cat box liners and deodorizers, in the United States and Canada. These products are marketed primarily through a direct sales force to grocery, mass merchandisers, specialty retailers, wholesalers and other customers.

    Segment performance is evaluated based on operating profit, exclusive of general corporate income and expenses, amortization of goodwill and other intangible assets and unusual items. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

    Sales between segments were immaterial for all years presented. Sales to Wal-Mart and affiliated companies accounted for 24.0%, 20.3% and 18.0% of total net sales in 2000, 1999 and 1998, respectively, across all segments.

                                      16
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

    Sales and advertising and promotion expense have been restated for North American Pet Foods and Golden Products to conform to the current year presentation.

                           North American Pet Foods

    Sales for North American Pet Foods were flat in 2000 as increased branded pet food sales were offset by the discontinuance of lower-margin products. The increased branded sales resulted from a favorable product mix as sales of the Company's super-premium products increased as a percentage of total branded sales. In 1999, sales increased 5.2% on higher volumes.

    Segment profitability increased 8.9% in 2000 primarily on lower ingredient costs and improved product mix, partially offset by higher selling, general and administrative expenses and increased advertising and promotion expenses. Results for the year were also negatively impacted by an increase in the competitive environment as a significant competitor's brand began selling in grocery and mass merchandiser distribution channels. Profitability increased 16.4% in 1999 due to higher sales coupled with lower ingredient costs. These positive factors were partially offset by increased promotional spending and advertising support and an unfavorable package size mix.

    Gross profit margins continued to improve in 2000 reflecting favorable ingredient prices; however, the recent trend of decreasing ingredient prices appears to have halted in the fourth quarter of 2000. Cost of products sold in the North American Pet Foods segment is somewhat dependent on agricultural commodity market prices. Prices may fluctuate due to weather conditions, government regulations, economic climate or other unforeseen circumstances. The Company manages exposure to changes in the commodities markets as considered necessary by hedging certain of its ingredient requirements such as corn or soybean meal. Agricultural commodity costs of North American Pet Foods have represented approximately 34% to 38% of cost of products sold during the three-year period ended September 30, 2000. See the Market Risk Sensitive Instruments and Positions section of this financial review for further discussion of commodities.

    The North American Pet Foods' industry is well developed and non-cyclical with strong cash flows. The improvement in pet ownership trends in recent years is supporting volume growth in the industry. Consolidation of the retail industry, growth of the mass merchandiser segment, an increase in store-branded product, increased competition, distribution channel shifts and a trend toward larger bags have resulted, and will continue to result, in significant changes in the product distribution pattern and marketing practices of the Company. Increased profitability depends on maintaining brand loyalty, developing higher performance capabilities and on the successful development of mutually beneficial trading relationships with our customers.

                            International Pet Foods

    Sales for International Pet Foods increased 8.6% in 2000 on significant volume increases with strong performance in all regions, partially offset by unfavorable foreign exchange. Sales increased 5.9% in 1999 due primarily to the inclusion of a full year of sales from the December 1997 acquisition of Edward Baker Petfoods, based in the United Kingdom.

    Segment profitability increased 14.9% in 2000 due to the sales increase, improved margins and a one-time negative adjustment related to foreign value-added taxes in the prior year. Both Europe and the Americas contributed to the profitability increase. These favorable factors were partially offset by increased advertising and promotion expenses, and selling, general and administrative expenses, as well as expenses associated with expansion into the Asian market. In 1999, profitability increased 36.7% as a result of the sales increase, partially offset by increased advertising and promotion expenses and the one-time adjustment mentioned above. The profitability improvement was primarily attributable to increases in Europe, including an additional quarter's results from Edward Baker Petfoods, and improved results in Asia largely as a result of the elimination of losses in Japan following withdrawal from the Japanese market during 1998. Results in the Americas were flat as increases in Mexico and Argentina were offset by the aforementioned value-added tax adjustment.

    International Pet Foods' markets are diverse and include those that are highly developed and others that are still developing with respect to prepared pet foods and economic stability. In addition, competition ranges from local businesses to global competitors.

                                Golden Products

    Sales for Golden Products increased 15.8% in 2000 due to significant volume increases in scooping litter and new product introductions during the third quarter, namely Tidy Cats Crystals(TM), a synthetic cat litter, and secondnature(TM) brand dog litter. In 1999, sales increased 7.3% on increased volumes of both conventional litter and the higher-priced scooping litter.

    Segment profitability increased 8.3% in 2000 as a result of the sales increase, partially offset by increased advertising and promotion expenses and higher product costs. Profitability increased 18.7% in 1999. This increase was attributable to the sales increase and improved margins due to production

                                      17
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

efficiencies achieved with the 1998 start-up of a new production facility. These increases were partially offset by increased advertising and promotional spending.

    The dynamics of the litter industry and key factors to increased profitability are similar to those discussed in the North American Pet Foods' section.

                        Liquidity and Capital Resources

    Cash flow from operations is the Company's primary source of liquidity. Additional sources of liquidity include the Company's investments in DuPont, IBC and Conoco. At September 30, 2000, the Company held 14.8 million shares of DuPont common stock, 14.8 million shares of IBC common stock and 4.0 million shares of Conoco B common stock.

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

                                                              2000       1999       1998
                                                              ----       ----       ----
Interest Coverage <Fa>......................................  4.1        3.8        3.3
Debt to Internal Funds <Fb>.................................  4.4        3.4        4.8
Total Debt as a Percentage of Total Capitalization:
    Historical Cost Basis...................................   76%        64%        65%
    Market Basis............................................   17%        22%        22%

<Fa>  Defined as earnings from continuing operations before income taxes, interest expense, provisions for restructuring, gains/losses on the sale or conversion of DuPont, Conoco and IBC stock and unrealized/realized gain on SAILS debt, divided by gross pro forma interest expense.

<Fb>  Defined as average debt divided by cash flow from total operations.

    The historical cost basis debt to capitalization ratio increased in 2000 as a result of the Energizer spin-off. This ratio is significantly influenced by the large amount of stock repurchased by the Company, so a market basis comparison is also presented above. For purposes of the 1998 debt ratios, the guarantee of the ESOP debt is treated as debt and redeemable preferred stock and related unearned compensation are treated as capital.

    Cash flow from continuing operations decreased 55.3% in 2000 due to lower cash earnings, primarily related to deferred taxes, and unfavorable changes in working capital items. Increases in accounts receivable, inventories and other current assets combined with a decrease in accounts payable and accrued liabilities to yield the unfavorable working capital change. In 1999, cash flow from continuing operations increased 52.0% due to higher cash earnings, primarily related to deferred taxes, and favorable changes in working capital items, primarily increased accounts payable and accrued liabilities. The interest coverage ratio improved in both 2000 and 1999, primarily from higher earnings. The debt to internal funds ratio weakened in 2000 due to lower cash flows. In 1999, the debt to internal funds ratio improved on higher cash flows.

    The Company's working capital requirement for inventories and receivables is influenced by seasonality, the availability of raw materials and changes in raw materials costs, and as a result, may fluctuate. The Company has traditionally used short-term debt to finance these seasonal and other working capital requirements and, from time to time, to finance capital expenditures on a temporary basis. Bank lines of credit provide future credit availability and support the sale of commercial paper. Payment for lines of credit is effected primarily through fees. At September 30, 2000, total unused lines of credit were $250.0.

    At September 30, 2000 and 1999, current liabilities exceeded current assets by $36.7 and $967.4, respectively. The improved working capital position in 2000 is primarily due to decreased notes payable and current maturities of long-term debt. These decreases resulted primarily from the maturity of the Company's SAILS debt on August 1, 2000 and the spin-off of Energizer.

                             Investing Activities

    Cash flow from investing activities of continuing operations was $287.8 in 2000 and $175.1 in 1999. In 1998, investing activities of continuing operations used cash of $302.7. The Company received proceeds from the sale of IBC, DuPont and Conoco B common stock of $421.8 in 2000. In 1999 and in 1998, the Company received proceeds from the sale of DuPont and IBC common stock, respectively, of $284.4 and $41.3. The December 1997 acquisition of Edward Baker Petfoods for $182.5 was a significant use of cash in 1998.

                                      18
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

    Capital expenditures related to continuing operations were $110.8, $99.2 and $114.2 in fiscal years 2000, 1999 and 1998, respectively. Anticipated capital expenditures of approximately $135 in 2001 are expected to be financed with funds generated from operations.

                             Financing Activities

    Long-term financings are arranged as necessary to meet the Company's capital or other requirements, with the timing of issue, principal amount and structure depending on the prevailing securities markets and general economic conditions. In 2000 and in 1999, the Company reduced its total borrowings through principal payments on long-term debt and decreased short-term borrowings.

    In connection with the spin-off of Energizer on April 1, 2000, the company received $478 from new borrowings and then assigned this debt to Energizer. The majority of the proceeds from the borrowings were used by the Company to pay down its short-term debt. Subsequent to the debt assignment, the Company made payments of $19.0 to Energizer representing a post-spin-off adjustment required in connection with the spin-off agreement.

    At maturity on August 1, 2000, the SAILS (Ralston Purina Company 7% Exchangeable Notes) were settled in cash for $243.0 pursuant to the provisions of the SAILS and the Trust Indenture. Those provisions provided that the amount of cash for settlement be based on 15,498,000 shares of IBC stock and an average closing price on the New York Stock Exchange of IBC stock on the 20 trading days prior to maturity.

    The Company used cash during the three years ended September 30, 2000 for common stock dividends and common stock repurchases. These outflows totaled $97.8 and $398.0 in 2000 for dividends and stock repurchases, respectively, compared to $123.5 and $552.9 in 1999 and $121.7 and $416.1 in 1998. As of
November 10, 2000, approximately 762,000 shares of RAL Stock remained under the Board of Directors' authorization dated December 20, 1999 for the purchase of
8.0 million shares of RAL Stock. A new authorization for the purchase of 8.0 million additional shares of RAL stock was approved by the Board of Directors on May 25, 2000. These authorizations are in addition to a continuing authorization permitting the Company to acquire from time to time, at prevailing market prices, shares of RAL stock that may be offered for sale by the trustee of the Company's Savings Investment Plan as a result of investment directions from participants in the plan.

                               IBC Common Stock

    During 2000, the shareholder agreement with IBC was amended to require the Company to reduce its stake in IBC to no more than 15% as of August 1, 2004 and to no more than 10% as of August 1, 2005. During the 12-month period following August 1, 2005, IBC has a call to purchase any IBC shares owned by the Company at 110% of the market value, as defined in the agreement. The Company held 14.8 million shares of IBC common stock at September 30, 2000.

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

                                   Inflation

    Management recognizes that inflationary pressures may have an adverse effect on the Company through higher asset replacement costs and related depreciation and higher material costs. The Company tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 2000.

                                      19
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

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

                                Interest Rates

    At September 30, 2000 and 1999, the fair value of the Company's total debt is estimated at $1,452.7 and $2,253.0, respectively, using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options. Such fair value exceeded the carrying value of debt at September 30, 2000 and 1999 by $44.4 and $61.0, respectively. Market risk is estimated as the potential change in fair value resulting from a hypothetical 10% adverse change in interest rates and amounted to $101.1 and $104.2 at September 30, 2000 and 1999, respectively.

    The Company had $159.6 and $573.2 variable rate debt outstanding at September 30, 2000 and 1999, respectively. A hypothetical 10% adverse change in interest rates would have had an annualized unfavorable impact of $1.1 and $3.3 on the Company's earnings and cash flows based upon these year-end debt levels. The primary interest rate exposures on variable rate debt at September 30, 2000 are with respect to short-term local currency rates in certain European countries.

                        Foreign Currency Exchange Rates

    The Company's objective is to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. Foreign currency exposures arise from transactions, including firm commitments and anticipated transactions, and assets and liabilities denominated in a currency other than an entity's functional currency. The primary currencies to which the Company's foreign affiliates are exposed include the U.S. dollar and the euro, while domestic affiliates are primarily exposed to the British pound.

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

    The Company did not have any foreign currency derivatives outstanding at September 30, 2000 or 1999. Accordingly, no market risk existed for such instruments at these dates.

    The Company generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, the Company does not generally hedge these net investments. However, the Company uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, the Company attempts to limit its U.S. dollar net monetary liabilities in currencies of inflationary countries. In terms of foreign currency translation risk, the Company is exposed primarily to the Canadian dollar; the British pound and the euro; the Mexican peso and other Central and South American currencies; and the Australian dollar and the South Korean won. The Company's net foreign currency investment in foreign subsidiaries and affiliates translated into U.S. dollars using year-end exchange rates was $167.5 and $129.2 at September 30, 2000 and 1999, respectively. The potential loss in value of the Company's net foreign currency investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates at September 30, 2000 and 1999 amounted to $16.8 and $12.9.

                                      20
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                         FINANCIAL REVIEW (continued)
                  (Dollars in millions except per share data)

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

    A sensitivity analysis has been prepared to estimate the Company's exposure to market risk of its agricultural commodities positions, excluding inventory on hand and fixed price contracts. The fair value of the Company's positions is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The results of this analysis are as follows for fiscal years 2000 and 1999:

                                                        2000                      1999
                                                 -------------------       -------------------
                                                 FAIR         MARKET       FAIR         MARKET
                                                 VALUE         RISK        VALUE         RISK
                                                 -----         ----        -----         ----
Highest long position..........................  $151.4       $15.1        $149.9       $15.0
Average long position..........................    75.6         7.6          98.3         9.8
Lowest long position...........................    25.1         2.5          52.8         5.3

                       Marketable Equity Security Prices

    Marketable equity securities at September 30, 2000 and 1999, which were recorded at a fair value of $726.3 and $1,185.5, respectively, have exposure to price risk. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in the securities' quoted market prices, and amounted to $72.6 and $118.6 at September 30, 2000 and 1999, respectively.

                     Recently Issued Accounting Standards

    See discussion in Summary of Accounting Policies in the Notes to Financial Statements.

                          Forward-Looking Information

    In various places throughout the Financial Review and other sections of this Annual Report to Shareholders, we discuss our expectations regarding future performance of the Company. These "forward-looking" statements are based on currently available competitive, financial, economic and systems data, as well as our operating plans. Section 21E of the Securities and Exchange Act of 1934 provides a safe harbor for such forward-looking statements. Such statements are inherently uncertain; known and unknown risks, uncertainties and other factors may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things: the effect of general economic conditions; fluctuations in supply and demand for the Company's products; competition and competitive pricing pressures in the industries in which the Company competes, both domestically and internationally; significant increases in operating expenses, including the cost of raw materials; fluctuations in the value of the Company's investments in DuPont, Conoco B and IBC common stock; unexpected litigation and environmental claims and expenses or adverse developments in domestic or foreign laws related to product liability, environmental or employment claims; and other risks detailed from time to time in the Company's publicly-filed documents.

                                      21
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

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

                       Report of Independent Accountants

To the Shareholders and Board of Directors of Ralston Purina Company

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholders equity and of cash flows present fairly, in all material respects, the financial position of Ralston Purina Company and its subsidiaries at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
October 26, 2000

                                      22
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                                     Consolidated Statement of Earnings
                                          YEAR ENDED SEPTEMBER 30
(IN MILLIONS EXCEPT PER SHARE DATA)                                 2000             1999             1998
-----------------------------------                                 ----             ----             ----
Net Sales...................................................      $2,763.3         $2,689.7         $2,550.6
                                                                  --------         --------         --------
Costs and Expenses
    Cost of products sold...................................       1,123.5          1,158.7          1,172.8
    Selling, general and administrative.....................         500.8            483.9            489.3
    Advertising and promotion...............................         583.5            545.1            480.3
    Interest expense........................................         164.4            179.6            181.6
    Restructuring (reversal)/provision......................            --             (3.2)             4.1
    Gain on SAILS debt......................................        (113.5)          (123.5)              --
    Net gain on sale of investments in common stock.........         (40.8)           (35.7)           (20.1)
    Gain on conversion of DuPont stock......................            --            (50.3)              --
    Other (income)/expense, net.............................         (33.8)           (30.9)           (27.7)
                                                                  --------         --------         --------
                                                                   2,184.1          2,123.7          2,280.3
                                                                  --------         --------         --------
Earnings from Continuing Operations before Income Taxes and
  Equity Earnings...........................................         579.2            566.0            270.3
Income Taxes................................................        (166.9)          (182.0)           (38.7)
                                                                  --------         --------         --------
Earnings from Continuing Operations before Equity
  Earnings..................................................         412.3            384.0            231.6
Equity Earnings, Net of Taxes...............................          24.2             35.9             38.7
                                                                  --------         --------         --------
Earnings from Continuing Operations.........................         436.5            419.9            270.3
Net Earnings from Discontinued Operations...................          93.9             85.2            130.3
Gain on Sale of Discontinued Operations.....................            --               --            705.1
                                                                  --------         --------         --------
Net Earnings................................................         530.4            505.1          1,105.7
Preferred Stock Dividend, Net of Taxes......................            --             (2.6)           (11.5)
                                                                  --------         --------         --------
Earnings Available to Common Shareholders...................      $  530.4         $  502.5         $1,094.2
                                                                  ========         ========         ========
Earnings Per Share
    Basic
        Earnings from continuing operations.................      $   1.51         $   1.35         $   0.85
        Net earnings from discontinued operations...........          0.33             0.28             0.43
        Gain on sale of discontinued operations.............            --               --             2.31
                                                                  --------         --------         --------
        Net Earnings........................................      $   1.84         $   1.63         $   3.59
                                                                  ========         ========         ========
    Diluted
        Earnings from continuing operations.................      $   1.50         $   1.33         $   0.82
        Net earnings from discontinued operations...........          0.32             0.27             0.40
        Gain on sale of discontinued operations.............            --               --             2.16
                                                                  --------         --------         --------
        Net Earnings........................................      $   1.82         $   1.60         $   3.38
                                                                  ========         ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

                                      23
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                                         Consolidated Balance Sheet
                                                SEPTEMBER 30
(IN MILLIONS EXCEPT SHARE DATA)                                                       2000             1999
-------------------------------                                                       ----             ----
ASSETS
Current Assets
    Cash and cash equivalents...................................................    $  112.2         $   56.6
    Receivables, less allowance for doubtful accounts...........................       223.1            203.6
    Inventories.................................................................       130.5            119.2
    Other current assets........................................................        64.1             38.8
                                                                                    --------         --------
        Total Current Assets....................................................       529.9            418.2
Investments and Other Assets....................................................     1,797.1          2,403.8
Investment in Discontinued Operations...........................................          --          1,323.7
Property at Cost
    Land........................................................................        17.7             17.5
    Buildings...................................................................       309.5            294.9
    Machinery and Equipment.....................................................       856.0            813.3
    Construction in Progress....................................................        41.6             38.5
                                                                                    --------         --------
                                                                                     1,224.8          1,164.2
        Accumulated depreciation................................................       608.2            574.7
                                                                                    --------         --------
                                                                                       616.6            589.5
                                                                                    --------         --------
            Total...............................................................    $2,943.6         $4,735.2
                                                                                    ========         ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
    Current maturities of long-term debt........................................    $    4.6         $  370.1
    Notes payable...............................................................       158.4            572.0
    Accounts payable and accrued liabilities....................................       350.4            390.7
    Dividends payable...........................................................        20.0             29.8
    Income taxes................................................................        33.2             23.0
                                                                                    --------         --------
        Total Current Liabilities...............................................       566.6          1,385.6
Long-Term Debt..................................................................     1,245.3          1,249.9
Deferred Income Taxes...........................................................       267.8            435.2
Other Liabilities...............................................................       425.3            407.5
Shareholders Equity
    Preferred stock, $1 par value, none outstanding.............................          --               --
    Common stock--$.10 par value, issued 328,580,199 and 328,554,994 shares in
      2000 and 1999, respectively...............................................        32.9             32.9
    Capital in excess of par value..............................................       193.2            172.8
    Retained earnings...........................................................     1,293.5          1,871.7
    Common stock in treasury, at cost, 20,460,610 and 17,148,841 shares in 2000
      and 1999, respectively....................................................      (477.0)          (493.7)
    Unearned portion of restricted stock........................................        (0.7)            (2.9)
    Common stock held in Grantor Trust, at cost, 21,761,175 and 13,733,142
      shares in 2000 and 1999, respectively.....................................      (372.0)          (199.6)
    Accumulated other comprehensive income......................................      (231.3)          (124.2)
                                                                                    --------         --------
        Total Shareholders Equity...............................................       438.6          1,257.0
                                                                                    --------         --------
            Total...............................................................    $2,943.6         $4,735.2
                                                                                    ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

                                      24
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                                            Consolidated Statement of Cash Flows
                                                  YEAR ENDED SEPTEMBER 30
(IN MILLIONS)                                                                      2000              1999             1998
-------------                                                                      ----              ----             ----
Cash Flow from Operations
    Net earnings...........................................................      $   530.4         $  505.1         $1,105.7
    Adjustments to reconcile net earnings to net cash flow from operations
        Net earnings from discontinued operations..........................          (93.9)           (85.2)          (130.3)
        Non-cash restructuring provision/(reversal)........................             --             (3.2)             4.1
        Depreciation and amortization......................................          101.9             92.7             85.8
        Deferred income tax provision (benefit)............................          (74.2)            91.3            (11.8)
        Gain on SAILS debt.................................................         (113.5)          (123.5)              --
        Net gain on sale of investments in common stock....................          (40.8)           (35.7)           (20.1)
        Non-cash gain on conversion of DuPont stock........................             --            (50.3)              --
        Gain on sale of discontinued operations............................             --               --           (705.1)
        IBC equity earnings, pre-tax.......................................          (33.7)           (52.0)           (56.2)
        Changes in assets and liabilities used in operations
            (Increase) decrease in accounts receivable.....................          (18.2)             8.7             (8.7)
            (Increase) decrease in inventories.............................          (13.0)             1.7             (1.0)
            (Increase) decrease in other current assets....................           (8.2)             6.4            (13.7)
            Increase (decrease) in accounts payable and accrued
              liabilities..................................................          (36.0)            80.1            (12.2)
            Increase in other current liabilities..........................           20.8             23.1             26.4
        Other, net.........................................................          (28.0)           (19.9)            22.2
                                                                                 ---------         --------         --------
            Cash flow from continuing operations...........................          193.6            439.3            285.1
            Cash flow from discontinued operations.........................          215.5            239.9            202.0
                                                                                 ---------         --------         --------
              Net cash flow from operations................................          409.1            679.2            487.1
                                                                                 ---------         --------         --------
Cash Flow from Investing Activities
    Property additions.....................................................         (110.8)           (99.2)          (114.2)
    Purchase of Edward Baker Petfoods......................................             --               --           (182.5)
    Proceeds from the sale of property.....................................            2.8              1.1              3.4
    Proceeds from the sale of investments in common stock..................          421.8            284.4             41.3
    Other, net.............................................................          (26.0)           (11.2)           (50.7)
                                                                                 ---------         --------         --------
            Cash from (used by) investing activities--continuing
              operations...................................................          287.8            175.1           (302.7)
            Cash used by investing activities--discontinued operations.....           (0.7)           (32.6)          (300.0)
                                                                                 ---------         --------         --------
              Net cash flow from (used by) investing activities............          287.1            142.5           (602.7)
                                                                                 ---------         --------         --------
Cash Flow from Financing Activities
    Issuance of long-term debt and notes payable with maturities greater
      than 90 days.........................................................           33.4            176.6             12.5
    Payments on long-term debt, including current maturities, and notes
      payable with maturities greater than 90 days.........................         (271.6)          (223.8)           (37.2)
    Net increase (decrease) in notes payable with maturities of 90 days or
      less.................................................................         (416.7)           (91.9)           647.7
    Treasury stock purchases...............................................         (398.0)          (552.9)          (416.1)
    Dividends paid.........................................................          (97.8)          (132.1)          (141.2)
    Other, net.............................................................           32.8             29.9             12.9
                                                                                 ---------         --------         --------
            Cash from (used by) financing activities--continuing
              operations...................................................       (1,117.9)          (794.2)            78.6
            Cash from (used by) financing activities--discontinued
              operations...................................................          478.7            (10.5)            19.4
                                                                                 ---------         --------         --------
              Net cash flow from (used by) financing activities............         (639.2)          (804.7)            98.0
                                                                                 ---------         --------         --------
Effect of Exchange Rate Changes on Cash....................................           (1.4)            (0.9)            (5.6)
                                                                                 ---------         --------         --------
Net Increase (Decrease) in Cash and Cash Equivalents.......................           55.6             16.1            (23.2)
Cash and Cash Equivalents, Beginning of Period.............................           56.6             40.5             63.7
                                                                                 ---------         --------         --------
Cash and Cash Equivalents, End of Period...................................      $   112.2         $   56.6         $   40.5
                                                                                 =========         ========         ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

                                      25
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                                        Consolidated Statement of Shareholders Equity
                                                    YEAR ENDED SEPTEMBER 30

                                                               NUMBER OF SHARES                              AMOUNT
                                                                (IN THOUSANDS)                           (IN MILLIONS)
                                                         -----------------------------          --------------------------------
                                                          2000       1999       1998              2000        1999        1998
                                                          ----       ----       ----              ----        ----        ----
Common Stock:
        Balance at beginning of year..................   328,555    326,303    114,695          $   32.9    $   32.6    $   11.5
            Shares issued on conversion of
              debentures..............................        25          3          2                --          --          --
            Shares issued for activity under stock
              plans...................................        --         40         --                --          --          --
            Shares issued in connection with preferred
              stock conversion........................        --      2,209         --                --         0.3          --
                                                         -------    -------    -------          --------    --------    --------
                Subtotal..............................   328,580    328,555    114,697              32.9        32.9        11.5
            Three-for-one stock split.................        --         --    211,606                --          --        21.1
                                                         -------    -------    -------          --------    --------    --------
        Balance at end of year........................   328,580    328,555    326,303          $   32.9    $   32.9    $   32.6
                                                         =======    =======    =======          --------    --------    --------
Common Stock in Treasury:
        Balance at beginning of year..................   (17,149)   (13,875)    (8,116)         $ (493.7)   $ (766.3)   $ (466.7)
            Treasury stock purchased..................   (14,796)   (19,229)    (7,875)           (398.0)     (552.9)     (416.1)
            Activity in connection with stock plans...     3,733      1,713        870              94.8        57.5        41.7
            Shares issued in connection with benefit
              plans...................................        --        736      1,246                --        40.6        74.8
            Treasury stock purchased from Grantor
              Trust...................................   (13,785)        --         --            (201.0)         --          --
            Shares sold to Grantor Trust..............    21,536         --         --             520.9          --          --
            Shares issued in connection with preferred
              stock conversion........................        --     13,506         --                --       727.4          --
                                                         -------    -------    -------          --------    --------    --------
        Balance at end of year........................   (20,461)   (17,149)   (13,875)         $ (477.0)   $ (493.7)   $ (766.3)
                                                         =======    =======    =======          --------    --------    --------
Grantor Trust:
        Balance at beginning of year..................   (13,733)   (13,470)    (4,307)         $ (199.6)   $ (191.5)   $ (381.2)
            Shares purchased..........................      (277)      (263)      (167)             (5.9)       (8.1)      (18.4)
            Adjustment of Grantor Trust to cost.......        --         --         --                --          --       194.4
            Shares sold to Ralston....................    13,785         --         --             201.0          --          --
            Shares purchased from Ralston.............   (21,536)        --         --            (367.5)         --          --
            Other transactions........................        --         --         --                --          --        15.0
                                                         -------    -------    -------          --------    --------    --------
                Subtotal..............................   (21,761)   (13,733)    (4,474)           (372.0)     (199.6)     (190.2)
            Three-for-one stock split.................        --         --     (8,949)               --          --          --
            Shares purchased..........................        --         --        (47)               --          --        (1.3)
                                                         -------    -------    -------          --------    --------    --------
        Balance at end of year........................   (21,761)   (13,733)   (13,470)         $ (372.0)   $ (199.6)   $ (191.5)
                                                         =======    =======    =======          --------    --------    --------
Capital in Excess of Par Value:
        Balance at beginning of year..................................................          $  172.8    $  127.7    $  320.0
            Three-for-one stock split.................................................                --          --       (21.1)
            Activity under stock plans................................................              20.4        10.9        23.2
            Adjustment of Grantor Trust to cost.......................................                --          --      (194.4)
            Effect of preferred stock conversion......................................                --        34.2          --
                                                                                                --------    --------    --------
        Balance at end of year........................................................          $  193.2    $  172.8    $  127.7
                                                                                                --------    --------    --------
Retained Earnings:
        Balance at beginning of year..................................................          $1,871.7    $2,067.0    $1,566.7
            Net earnings..............................................................             530.4       505.1     1,105.7
            Elimination of month lag in Canadian reporting............................               0.6          --          --
            Effect of preferred stock conversion......................................                --      (517.1)         --
            Activity under stock and benefit plans....................................             (62.2)      (57.3)      (53.6)
            Grantor Trust transaction.................................................            (153.4)         --          --
            Dividends declared on preferred stock, net of taxes.......................                --        (2.6)      (11.5)
            Dividends declared........................................................             (87.5)     (123.4)     (120.9)
            Battery Products business spin-off dividend declared......................            (806.1)         --          --
            Agricultural Products business spin-off dividend declared.................                --          --      (419.4)
                                                                                                --------    --------    --------
        Balance at end of year........................................................          $1,293.5    $1,871.7    $2,067.0
                                                                                                --------    --------    --------

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

                                      26
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                              Consolidated Statement of Shareholders Equity (continued)
                                               YEAR ENDED SEPTEMBER 30
                                                                                                  AMOUNT
                                                                                              (IN MILLIONS)
                                                                                     --------------------------------
                                                                                       2000        1999        1998
                                                                                     --------    --------    --------
Unearned Portion of Restricted Stock:
        Balance at beginning of year.......................................          $   (2.9)   $   (4.2)   $   (3.4)
            Activity under stock plans.....................................              (0.1)        0.2        (1.7)
            Amortization of restricted stock...............................               2.3         1.1         0.9
                                                                                     --------    --------    --------
        Balance at end of year.............................................          $   (0.7)   $   (2.9)   $   (4.2)
                                                                                     --------    --------    --------
Accumulated Other Comprehensive Income:
        Cumulative translation adjustments:
            Balance at beginning of year...................................          $  (98.4)   $  (87.3)   $ (129.8)
            Translation and reclassification adjustments...................              79.7       (11.1)       42.5
                                                                                     --------    --------    --------
            Balance at end of year.........................................          $  (18.7)   $  (98.4)   $  (87.3)
        Net unrealized holding loss on available-for-sale securities:
            Balance at beginning of year...................................          $  (24.5)   $  (88.9)   $     --
            Net unrealized holding gains/(losses) and reclassification
              adjustments..................................................            (184.0)       64.4       (88.9)
                                                                                     --------    --------    --------
            Balance at end of year.........................................          $ (208.5)   $  (24.5)   $  (88.9)
        Minimum pension liability:
            Balance at beginning of year...................................          $   (1.3)   $     --    $     --
            Adjustment.....................................................              (2.8)       (1.3)         --
                                                                                     --------    --------    --------
            Balance at end of year.........................................          $   (4.1)   $   (1.3)   $     --
                                                                                     --------    --------    --------
   Accumulated Other Comprehensive Income..................................          $ (231.3)   $ (124.2)   $ (176.2)
                                                                                     --------    --------    --------
Total Shareholders Equity..................................................          $  438.6    $1,257.0    $1,089.1
                                                                                     ========    ========    ========

Comprehensive Income:
        Net Earnings.......................................................          $  530.4    $  505.1    $1,105.7
                                                                                     --------    --------    --------
   Other Comprehensive Income, net of tax:
        Cumulative translation adjustments:
            Translation adjustments........................................              (4.9)       (6.6)      (50.2)
            Reclassification adjustment due to disposal of businesses......              84.6          --        92.7
            Other reclassification adjustments.............................                --        (4.5)         --
        Net unrealized holding gain/(loss) on available-for-sale
          securities:
            Unrealized holding gains/(losses), net of tax of $101.4,
              $(60.1) and $50.0 in 2000, 1999 and 1998, respectively.......            (180.3)      106.9       (88.9)
            Reclassification adjustment due to sale and conversion of
              available-for-sale securities, net of tax of $2.1 and $23.9 in
              2000 and 1999, respectively..................................              (3.7)      (42.5)         --
        Minimum pension liability adjustment, net of tax of $1.8 and $0.7
          in 2000 and 1999, respectively...................................              (2.8)       (1.3)         --
                                                                                     --------    --------    --------
                Total Other Comprehensive Income, net of tax...............            (107.1)       52.0       (46.4)
                                                                                     --------    --------    --------
Total Comprehensive Income.................................................          $  423.3    $  557.1    $1,059.3
                                                                                     ========    ========    ========

    The above financial statement should be read in conjunction with the Notes to Financial Statements.

                                      27
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

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

NATURE OF OPERATIONS -- The Company manufactures and markets pet products, including dry dog foods, dry and soft-moist cat foods, pet treats and pet litter products, throughout the world. These products are marketed primarily through a direct sales force to grocery, mass merchandisers, specialty retailers, wholesalers and other customers.

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

    The Company uses foreign exchange (F/X) instruments, primarily foreign currency forward contracts, to reduce transaction and translation exposures resulting from its foreign currency activities. F/X instruments used are selected based on their risk reduction attributes and the related market conditions. Such instruments are marked-to-market, and the terms generally do not exceed twelve months. Realized and unrealized gains and losses from instruments that hedge firm commitments are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the statement of earnings in the same period as the underlying transaction. Realized and unrealized gains or losses from F/X instruments used as hedges of existing balance sheet exposures or anticipated transactions that are not firmly committed are recognized currently in the statement of earnings. However, gains and losses from F/X instruments that hedge existing balance sheet exposures are offset by gains and losses recorded on these hedged exposures. F/X instruments are generally not disposed of prior to the settlement date; however, if an F/X instrument and the underlying hedged transaction were disposed of prior to the settlement date, any gain or loss would be recognized immediately in the statement of earnings.

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

INVENTORIES are valued generally at the lower of average cost or market.

CAPITALIZED SOFTWARE COSTS are included in Investments and Other Assets. These costs are amortized using the straight line method over periods of related benefit ranging primarily from 3 to 7 years.

                                      28
--------------------------------------------------------------------------------

            RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

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

GOODWILL AND OTHER INTANGIBLE ASSETS -- Amortization of goodwill, representing the excess of cost over the net tangible assets of acquired businesses, is recorded on a straight-line basis primarily over a period of 15 to 30 years. The cost to purchase or develop other intangible assets, which consist primarily of patents, tradenames and trademarks, is amortized on a straight-line basis over estimated periods of related benefit ranging from 7 to 40 years.

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

STOCK APPRECIATION INCOME LINKED SECURITIES (SAILS) -- SAILS debt was initially recorded on the balance sheet at the principal amount at issuance. At each subsequent balance sheet date prior to maturity, the SAILS were marked to the cash value of the underlying Interstate Bakeries Corporation (IBC) common shares into which the SAILS could be exchanged. Any changes in value were recorded in earnings each period. The SAILS were settled in cash on August 1, 2000.

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

RESEARCH AND DEVELOPMENT costs are expensed as incurred and were $31.1, $31.3 and $26.3 in 2000, 1999 and 1998, respectively.

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

EARNINGS PER SHARE -- Basic earnings per share is based on the average number of shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options and convertible debentures. For purposes of calculating diluted earnings per share for prior years, net earnings have been adjusted for the additional contribution to the ESOP portion of the Company's Savings Investment Plan and its related trust that would have been required had the Redeemable Preferred Stock been converted as of the beginning of the period.

ACCOUNTING FOR STOCK-BASED COMPENSATION -- The Company accounts for stock options using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations. Pro forma disclosures required under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as if the Company had adopted the fair value based method of accounting for stock options, are presented in the "Stock-Based Compensation" Note.

                                      29
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which provides standards on accounting and disclosure for derivative instruments. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which requires the provisions of SFAS No. 133 to be effective for all fiscal quarters of fiscal years that begin after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133."

    SFAS No. 133 will be adopted by the Company in fiscal year 2001, and implementation will not have a material impact on the Company's results of operations or financial position. This statement requires all derivative instruments to be recognized in the statement of financial position at fair value. Changes in the fair value (i.e., gains or losses) of derivative instruments are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated and is effective as a hedge, and on the type of hedging transaction. Changes in the fair value of a derivative that are initially recorded in other comprehensive income are subsequently reclassified into earnings in the same period that the hedged forecasted transaction affects earnings. Any ineffective portion of a derivative's change in fair value is recognized currently in earnings.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," which provides guidance on the application of existing revenue recognition rules for transactions that existing rules do not specifically address. In June 2000, the SEC issued SAB No. 101B, which delayed the effective date of SAB No. 101. This guidance is effective for the Company's fourth quarter of fiscal year 2001.

    In the third calendar quarter of fiscal 2000, the Emerging Issues Task Force (EITF) of the FASB reached consensus on Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The consensus establishes requirements for the classification and disclosure of shipping and handling costs incurred and those costs billed. The consensus is effective for the Company's fourth quarter of fiscal year 2001.

    In May 2000, the EITF reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives." This consensus establishes requirements for the recognition and presentation of sales incentives such as coupons, rebates and other discounts. The consensus is effective for the Company's fourth quarter of fiscal year 2001.

    The SEC and the EITF are also currently working on other issues related to revenue recognition and income statement classification. The Company has not completed its evaluation to determine the impact of SAB No. 101, EITF No. 00-10, EITF No. 00-14 or other related issues on its financial statements.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 1999 and 1998 Consolidated Financial Statements to conform with the 2000 presentation.

                                  Stock Split

    On May 28, 1998, the Company's Board of Directors declared a three-for-one stock split, which was accomplished by means of a stock dividend of two additional shares of RAL stock for each outstanding share of RAL stock. The dividend was paid to shareholders of record at the close of business on June 22, 1998, and the additional shares were distributed on July 15, 1998. Previously unissued shares were used for the split; therefore, treasury shares were not affected. All references to number of shares and per share amounts in the Consolidated Financial Statements and Notes to Financial Statements reflect this split.

                            Discontinued Operations

    On April 1, 2000, the Company completed the tax-free spin-off to shareholders of its Battery Products business. The spin-off resulted in a reduction in equity of $721.5, recorded as a reduction of the Company's retained earnings of $806.1 and a reduction of the Company's cumulative translation adjustment of $84.6.

    On April 1, 1998, the Company completed the tax-free spin-off to shareholders of its Agricultural Products business. The spin-off resulted in a reduction in equity of $333.1, recorded as a reduction of the Company's retained earnings of $419.4 and a reduction of the Company's cumulative translation adjustment of $86.3.

                                      30
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

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

    The Battery Products, Agricultural Products and Soy Protein Products businesses, as well as transaction costs associated with the spin-offs, are accounted for as discontinued operations in the accompanying consolidated financial statements. Also included in discontinued operations in 1998 is a gain of $5.3, after taxes, on the settlement of a claim related to a previously disposed business. Operating results for the Battery Products, Agricultural Products and Soy Protein Products businesses are included in the Consolidated Statement of Earnings through April 1, 2000, April 1, 1998 and December 3, 1997, respectively. Results for discontinued operations are as follows:

                                                                    2000          1999          1998
                                                                    ----          ----          ----
Net sales...................................................      $1,108.8      $2,000.0      $2,994.9
                                                                  ========      ========      ========
Earnings before income taxes................................      $  171.1      $  149.8      $  231.2
Income taxes................................................          77.2          64.6         100.9
                                                                  --------      --------      --------
Net earnings from discontinued operations...................      $   93.9      $   85.2      $  130.3
                                                                  ========      ========      ========

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

                         Marketable Equity Securities

    Marketable equity securities at September 30, 2000 and 1999 consist primarily of shares of DuPont common stock and Conoco, Inc. (Conoco) B common stock. During 2000, the Company sold shares of DuPont common stock for $88.6 and recorded an after-tax gain of $7.1, or $.02 per basic and diluted share. On a pre-tax basis, this gain was $11.1. Also during 2000, the Company sold shares of Conoco B common stock for $88.8 and recorded an after-tax loss of $3.4, or $.01 per basic and diluted share. On a pre-tax basis, this loss was $5.3. At September 30, 2000, the Company held 14.8 million and 4.0 million shares of DuPont and Conoco B common stock, respectively.

    During 1999, the Company sold shares of DuPont common stock for $284.4 and recorded an after-tax gain of $22.8, or $.07 per basic and diluted share. On a pre-tax basis, this gain was $35.7. The cost basis of all shares sold during 2000 and 1999 was determined using the average cost method.

    Shares of Conoco were obtained during 1999 in conjunction with DuPont's spin-off of Conoco, whereby the Company chose to tender some of its shares of DuPont common stock in a non-taxable exchange for Conoco B common stock. This exchange resulted in an after-tax gain of $32.2, or $.11 per basic and diluted share, during 1999. On a pre-tax basis, this gain was $50.3, calculated as the difference between the average cost of the DuPont common shares tendered and the market value of the Conoco B common shares received.

    The table below shows the aggregate fair value, gross unrealized holding loss, tax benefit, and net unrealized holding loss for these securities as of September 30, 2000 and 1999. The change in net unrealized holding loss of $184.0 and $64.4 for the years ended September 30, 2000 and 1999, respectively, are included in Other Comprehensive Income, as shown in the Consolidated Statement of Shareholders Equity.

                                                      GROSS                         NET
                                                    UNREALIZED                   UNREALIZED
                                    AGGREGATE        HOLDING          TAX         HOLDING
                                    FAIR VALUE         LOSS         BENEFIT         LOSS
                                    ----------      ----------      -------      ----------
September 30, 2000............       $  726.3        $ (325.8)      $117.3        $(208.5)
September 30, 1999............       $1,185.5        $  (38.3)      $ 13.8        $ (24.5)

                                      31
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                 Investment in Interstate Bakeries Corporation

    The Company's equity investments in affiliated companies includes a 29.5% interest in Interstate Bakeries Corporation (IBC) at September 30, 2000. The Company accounts for its investment in IBC by the equity method of accounting. The carrying value of this investment was $172.8 and $357.6 at September 30, 2000 and 1999, respectively. The market value of the Company's investment in IBC was $217.2 and $698.0 at September 30, 2000 and 1999, respectively. As of the July 1995 sale of Continental Baking Company (CBC), the market value of the IBC shares received exceeded the underlying net assets of IBC by $95.2. This excess is included in the carrying value of the Company's investment in IBC, and is amortized over 30 years and adjusted for changes in the Company's equity ownership. Cash dividends received from IBC were $8.5 in both fiscal years 2000 and 1999.

    On August 1, 2000, the Company sold 2.6 million shares of IBC stock to IBC for $40.0. Pursuant to a share purchase agreement with IBC, on August 31, 2000, the Company sold an additional 12.9 million shares of IBC stock to IBC for $204.4. These transactions resulted in an after-tax gain in the current year of $23.8, or $.08 per basic and diluted share. On a pre-tax basis, this gain was $35.0.

    At September 30, 2000, the Company held 14.8 million shares of IBC stock. Under the shareholder agreement with IBC, the Company is required to reduce its stake in IBC to no more than 15% as of August 1, 2004 and to no more than 10% as of August 1, 2005. During the 12-month period following August 1, 2005, IBC has a call to purchase any IBC shares owned by the Company at 110% of the market value, as defined in the agreement.

    At maturity on August 1, 2000, the Company's SAILS debt was settled in cash for $243.0, pursuant to the provisions of the SAILS and the Trust Indenture. Those provisions provided that the amount of cash for settlement be based on 15,498,000 shares of IBC stock and an average closing price on the New York Stock Exchange of IBC stock on the 20 trading days prior to maturity.

    Presented below is summary financial information of IBC:

                                                                        AUGUST 26,       AUGUST 21,
                                                                           2000             1999
                                                                        ----------       ----------
Current assets........................................................   $  348.4         $  333.7
Noncurrent assets.....................................................    1,303.4          1,321.1
                                                                         --------         --------
    Total assets......................................................   $1,651.8         $1,654.8
                                                                         ========         ========
Current liabilities...................................................   $  323.0         $  365.5
Noncurrent liabilities................................................      754.9            660.7
Stockholders equity...................................................      573.9            628.6
                                                                         --------         --------
    Total liabilities and stockholders equity.........................   $1,651.8         $1,654.8
                                                                         ========         ========

                                                         53 WEEKS        52 WEEKS        52 WEEKS
                                                          ENDED           ENDED           ENDED
                                                        AUGUST 26,      AUGUST 21,      AUGUST 22,
                                                           2000            1999            1998
                                                        ----------      ----------      ----------
Net sales.............................................   $3,533.2        $3,480.4         $3,290.5
Cost of products sold.................................    1,675.7         1,644.3          1,551.6
                                                         --------        --------         --------
Gross profit..........................................   $1,857.5        $1,836.1         $1,738.9
                                                         ========        ========         ========
Net income............................................   $   83.0        $  124.9         $  132.5
                                                         ========        ========         ========
Company equity earnings, net of taxes.................   $   24.2        $   35.9         $   38.7
                                                         ========        ========         ========

                                      32
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                                 Income Taxes

    The provisions for income taxes consisted of the following:

                                         CONTINUING OPERATIONS
                                        BEFORE EQUITY EARNINGS                     CONSOLIDATED
                                    -------------------------------      ---------------------------------
                                     2000        1999        1998         2000         1999         1998
                                     ----        ----        ----         ----         ----         ----
Currently payable
    United States.............      $218.7      $ 79.8      $  62.9      $214.7      $  156.7      $ 140.9
    State.....................        16.7        11.0          8.2        14.4          19.2         15.4
    Foreign...................        14.6        15.4         (3.7)       44.6          39.3         41.0
                                    ------      ------      -------      ------      --------      -------
        Total current.........       250.0       106.2         67.4       273.7         215.2        197.3
                                    ------      ------      -------      ------      --------      -------
Deferred
    United States.............       (80.8)       75.4        (38.9)      (22.9)         52.7        345.1
    State.....................        (2.4)       (1.0)         1.2         4.9          (5.4)         9.6
    Foreign...................         0.1         1.4          9.0        (2.1)          0.2         11.5
                                    ------      ------      -------      ------      --------      -------
        Total deferred........       (83.1)       75.8        (28.7)      (20.1)         47.5        366.2
                                    ------      ------      -------      ------      --------      -------
Income taxes..................      $166.9      $182.0      $  38.7      $253.6      $  262.7      $ 563.5
                                    ======      ======      =======      ======      ========      =======

    Components of consolidated income taxes:

                                                                          2000         1999         1998
                                                                          ----         ----         ----
Continuing operations before equity earnings.......................      $166.9      $  182.0      $  38.7
Equity earnings....................................................         9.5          16.1         17.5
Discontinued operations............................................        77.2          64.6        507.3
                                                                         ------      --------      -------
                                                                         $253.6      $  262.7      $ 563.5
                                                                         ======      ========      =======

    The source of pre-tax earnings follows:

                                         CONTINUING OPERATIONS
                                        BEFORE INCOME TAXES AND
                                            EQUITY EARNINGS                         CONSOLIDATED
                                        -----------------------          ----------------------------------
                                     2000        1999        1998         2000         1999          1998
                                     ----        ----        ----         ----         ----          ----
United States.................      $547.9      $534.3      $ 269.4      $681.1      $  675.5      $1,561.4
Foreign.......................        31.3        31.7          0.9       102.9          92.3         107.8
                                    ------      ------      -------      ------      --------      --------
Pre-tax earnings..............      $579.2      $566.0      $ 270.3      $784.0      $  767.8      $1,669.2
                                    ======      ======      =======      ======      ========      ========

    A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:

                                                       2000                   1999                    1998
                                                 -----------------      -----------------      ------------------
Computed tax at federal statutory rate.......    $202.7       35.0%     $198.1       35.0%     $ 94.6        35.0%
State income taxes, net of federal tax
  benefit....................................      10.0        1.7         8.6        1.5         6.1         2.3
Foreign tax in excess of domestic rate.......       3.7        0.6         5.7        1.0         5.0         1.8
Recognition of capital losses................     (31.1)      (5.4)      (10.0)      (1.8)      (44.8)      (16.6)
Investment income............................     (12.3)      (2.1)      (11.5)      (2.0)      (16.6)       (6.1)
Other, net...................................      (6.1)      (1.0)       (8.9)      (1.5)       (5.6)       (2.1)
                                                 ------       ----      ------       ----      ------       -----
                                                 $166.9       28.8%     $182.0       32.2%     $ 38.7        14.3%
                                                 ======       ====      ======       ====      ======       =====

                                      33
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

    The Company recognized capital loss benefits of $31.1 in 2000 related to the sale and reorganization of two of the Company's subsidiaries. In 1999 and 1998, the Company recognized capital loss benefits of $10.0 and $44.8, respectively, primarily related to past restructuring actions.

    The effective rate for discontinued operations is higher than the federal statutory rate in all periods due to foreign taxes in excess of the domestic rate, taxes on repatriation of foreign earnings and non-deductible costs related to the Battery Products and Agricultural Products spin-offs.

    The deferred tax assets and liabilities recorded on the balance sheet, which include current and noncurrent elements, as of September 30, 2000 and 1999 are as follows:

                                                                   2000                   1999
                                                                   ----                   ----
Deferred Tax Liabilities:
    Investment in available-for-sale securities.............      $(214.8)               $(359.4)
    Depreciation and property differences...................        (46.4)                 (46.9)
    Pension plans...........................................        (97.1)                 (85.0)
    Goodwill and intangible assets..........................        (27.6)                 (20.5)
    Equity investments in affiliated companies..............        (18.9)                 (36.7)
    SAILS debt..............................................           --                  (44.5)
    Other...................................................        (62.3)                 (58.7)
                                                                  -------                -------
        Gross deferred tax liabilities......................       (467.1)                (651.7)
                                                                  -------                -------
Deferred Tax Assets:
    Postretirement benefits other than pensions.............        183.5                  180.1
    Accrued liabilities.....................................         37.4                   23.4
    Tax loss carryforwards..................................         18.6                   16.7
    Other...................................................         14.9                   36.0
                                                                  -------                -------
        Gross deferred tax assets...........................        254.4                  256.2
                                                                  -------                -------
    Valuation allowance.....................................        (17.8)                 (19.6)
                                                                  -------                -------
    Net deferred tax liability..............................      $(230.5)               $(415.1)
                                                                  =======                =======

    Tax loss carryforwards of $1.5 expired in 2000. Tax loss carryforwards of $3.3 will expire in 2001 if not utilized. The remaining tax loss carryforwards of $15.3 have no expiration. The valuation allowance is primarily attributed to certain accrued liabilities, tax loss carryforwards and tax credits outside the U.S. The valuation allowance decreased in 2000 by $1.8.

    At September 30, 2000, $96.4 of foreign subsidiary net earnings were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

                                      34
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                              Earnings Per Share

    Basic earnings per share is based on the average number of shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options and convertible debentures.

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                  ------------------------------------
                                                                   2000           1999           1998
                                                                   ----           ----           ----
Numerator:
    Earnings from continuing operations.....................      $436.5         $419.9         $270.3
    Preferred stock dividend, net of taxes..................          --           (2.6)         (11.5)
                                                                  ------         ------         ------
    Numerator for basic earnings per share -
      Earnings from continuing operations
        available to common shareholders....................       436.5          417.3          258.8
    Effect of dilutive securities:
      ESOP stock............................................          --            2.5            9.8
                                                                  ------         ------         ------
    Numerator for diluted earnings per share -
      Earnings from continuing operations
        available to common shareholders....................      $436.5         $419.8         $268.6
                                                                  ------         ------         ------
      Net earnings from discontinued operations.............      $ 93.9         $ 85.2         $130.3
                                                                  ------         ------         ------
      Gain on sale of discontinued operations...............      $   --         $   --         $705.1
                                                                  ------         ------         ------
Denominator (shares in millions):
    Denominator for basic earnings per share -
      Weighted average shares<F*>...........................       287.9          307.8          304.9
    Effect of dilutive securities:
      ESOP stock............................................          --            4.1           17.7
      Stock options.........................................         2.8            3.0            4.2
                                                                  ------         ------         ------
    Dilutive potential common shares........................         2.8            7.1           21.9
                                                                  ------         ------         ------
    Denominator for diluted earnings per share -
      Adjusted weighted average shares
        and assumed conversions.............................       290.7          314.9          326.8
                                                                  ------         ------         ------
Basic earnings per share:
    Earnings from continuing operations.....................      $ 1.51         $ 1.35         $ 0.85
    Net earnings from discontinued operations...............        0.33           0.28           0.43
    Gain on sale of discontinued operations.................          --             --           2.31
                                                                  ------         ------         ------
    Net earnings............................................      $ 1.84         $ 1.63         $ 3.59
                                                                  ======         ======         ======
Diluted earnings per share:
    Earnings from continuing operations.....................      $ 1.50         $ 1.33         $ 0.82
    Net earnings from discontinued operations...............        0.32           0.27           0.40
    Gain on sale of discontinued operations.................          --             --           2.16
                                                                  ------         ------         ------
    Net earnings............................................      $ 1.82         $ 1.60         $ 3.38
                                                                  ======         ======         ======

<F*>Weighted average shares excludes 21.8, 13.7 and 13.5 shares of common stock held by the Company's Grantor Trust at September 30, 2000, 1999 and 1998, respectively.

                                      35
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                           Stock-Based Compensation

    The Company's 1999 Incentive Stock Plan (1999 Plan) was adopted in February 1999, and replaced the 1996 Incentive Stock Plan (1996 Plan). Under these plans, awards to purchase shares of the Company's common stock may be granted to directors, officers and key employees. No additional awards may be granted under the 1996 Plan, which will continue in existence until granted shares are exercised or terminated. A maximum of 19.0 million shares of RAL Stock were approved to be issued under the 1999 Plan. At September 30, 2000, 1999 and 1998, respectively, there were 13.1 million, 17.1 million and 3.0 million shares available for future awards.

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

    Phantom options may also be granted to certain executives currently located outside of the United States. Each unit, upon exercise, allows the holder to receive cash equal to the excess of the market price of RAL Stock over the grant price. The grant price of each phantom option is equal to the market price of RAL Stock on the grant date. During 1998, 45,965 units were granted. The weighted-average fair value for phantom options granted in 1998 was $22.00. No units were granted in 1999 or 2000.

    Restricted stock awards may also be issued under the 1999 Plan. Restrictions on shares of restricted stock issued to eligible employees lapse over various periods, provided continued employment and, in certain cases, minimum stock price requirements are met. Restricted stock shares granted in 2000, 1999 and 1998 were 6,250, 2,807 and 89,826, respectively. The weighted-average fair value for restricted stock granted in 2000, 1999 and 1998 was $22.25, $19.95 and $22.00, respectively.

    The Company continues to apply APB 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, charges to earnings for stock-based compensation were $5.8, $3.6 and $20.5 in 2000, 1999 and 1998, respectively. Had compensation cost for stock-based compensation been determined based on the fair value method set forth under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the table below. Pro forma amounts are for disclosure purposes only and do not include options granted prior to fiscal year 1996; therefore, these amounts may not be representative of future calculations.

    Under the terms of the 1999 and 1996 Plans, option shares and prices are adjusted in conjunction with stock splits and spin-offs so that the option holder is in the same economic position before and after these equity transactions. Fiscal 2000 information reflects the effect of the spin-off of the Battery Products business effective April 1, 2000. Fiscal 1998 shares and prices reflect the three-for-one stock split distributed on July 15, 1998. Fiscal 1998 information also reflects the effect of the spin-off of the Agricultural Products business effective April 1, 1998.

                                                                      2000          1999           1998
                                                                      ----          ----           ----
    Net Earnings:
        As reported..............................................    $530.4       $  505.1       $1,105.7
        Pro forma................................................    $518.9       $  492.9       $1,104.9
    Basic Earnings Per Share:
        As reported..............................................    $ 1.84       $   1.63       $   3.59
        Pro forma................................................    $ 1.80       $   1.59       $   3.59
    Diluted Earnings Per Share:
        As reported..............................................    $ 1.82       $   1.60       $   3.38
        Pro forma................................................    $ 1.78       $   1.56       $   3.38

                                      36
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

    The weighted-average fair value for options granted in fiscal 2000, 1999 and 1998 was $5.88, $5.41 and $6.27, respectively. This was estimated at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                              2000            1999            1998
                                                              ----            ----            ----
Risk-free interest rate................................        5.9%              5.7%             5.6%
Expected life of option................................  1.0 to 4.5 years  1.1 to 4.5 years      6 years
Expected volatility of RAL Stock.......................   27.6% to 33.3%    24.9% to 38.9%    19.9% to 23.0%
Expected dividend yield on RAL Stock...................        1.4%              1.4%             1.3%

    A summary of nonqualified RAL Stock options outstanding is as follows (shares in millions):

                                                  2000                      1999                      1998
                                          --------------------      --------------------      --------------------
                                                      WEIGHTED                  WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                                      EXERCISE                  EXERCISE                  EXERCISE
                                          SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
                                          ------      --------      ------      --------      ------      --------
Outstanding on
 October 1,.............................  19.24        $22.36       19.38        $21.33       16.95        $18.15
Granted.................................    .06         28.49        1.92         28.58        2.68         30.73
Exercised...............................   (.73)        13.09       (1.98)        18.29        (.87)        14.18
Cancelled...............................   (.08)        27.02        (.08)        24.30        (.08)        22.63
                                          -----                                               -----
Outstanding prior to
 spin-off on April 1,...................  18.49         22.73          --            --       18.68         20.12
                                          =====                                               =====
Adjusted options at April 1,
 based on spin-off ratio of
 average trading prices.................  25.96         16.19          --            --       19.27         19.50
Granted.................................   4.00         20.36          --            --        2.21         30.88
Exercised...............................  (3.40)         9.39          --            --       (2.03)        14.14
Cancelled...............................   (.25)        23.41          --            --        (.07)        27.65
                                          -----                     -----                     -----
Outstanding on
 September 30,..........................  26.31         17.64       19.24         22.36       19.38         21.33
                                          =====                     =====                     =====
Exercisable on
 September 30,..........................  12.02         16.38        7.34         17.41        5.92         17.70
                                          =====                     =====                     =====

    Information about RAL Stock options at September 30, 2000 is summarized below (shares in millions):

                                                      OUTSTANDING STOCK OPTIONS                    EXERCISABLE STOCK OPTIONS
                                          --------------------------------------------------      ----------------------------
                                                      WEIGHTED AVERAGE
                RANGE OF                                 REMAINING
                EXERCISE                              CONTRACTUAL LIFE      WEIGHTED AVERAGE                  WEIGHTED AVERAGE
                 PRICES                   SHARES          (YEARS)            EXERCISE PRICE       SHARES       EXERCISE PRICE
                 ------                   ------      ----------------      ----------------      ------      ----------------
$ 7.84-11.13............................   2.06             2.7                  $10.00            1.99            $10.09
$13.35-20.08............................  12.61             6.3                   15.36            5.80             14.69
$20.31-30.53............................  11.64             8.8                   21.46            4.23             21.65
                                          -----                                                   -----
$ 7.84-30.53............................  26.31             7.1                   17.64           12.02             16.38
                                          =====                                                   =====

                                      37
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

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

    In fiscal 1999, the Company amended the qualified U.S. Pension Plan to allow certain employees to make an irrevocable election effective January 1, 1999 between two pension benefit formulas. Prior to this time, one benefit formula was used. Also effective January 1, 1999, assets of the Plan provide employee benefits in addition to normal retirement benefits. The additional benefit is equal to a 300 percent match on participants' after-tax contributions of 1 or 1.75 percent to the Savings Investment Plan.

    The following tables present the benefit obligation and funded status of the plan:

                                                                           SEPTEMBER 30,
                                                          ------------------------------------------------
                                                                 PENSION                 POSTRETIREMENT
                                                          ----------------------      --------------------
                                                            2000          1999         2000         1999
                                                            ----          ----         ----         ----
CHANGE IN BENEFIT OBLIGATION:
    Benefit obligation at beginning of year.........      $1,100.7      $1,088.8      $ 447.8      $ 422.6
    Service cost....................................          30.0          36.7          1.6          2.2
    Interest cost...................................          64.0          72.9         28.2         28.9
    Plan participants' contributions................           0.6           0.8          3.4          3.7
    Actuarial (gain) loss...........................          19.1          (8.0)       (12.4)        16.4
    Benefits paid...................................         (70.8)        (82.6)       (28.1)       (26.0)
    Foreign currency exchange rate changes..........          (2.8)         (1.6)          --           --
    Disposal of businesses..........................        (352.0)           --        (75.8)          --
    Amendments......................................            --          (8.1)          --           --
    Curtailment.....................................            --           1.8           --           --
                                                          --------      --------      -------      -------
    Benefit obligation at end of year...............      $  788.8      $1,100.7      $ 364.7      $ 447.8
                                                          ========      ========      =======      =======
CHANGE IN PLAN ASSETS:
    Fair value of plan assets at beginning of year..      $1,795.4      $1,729.2      $   4.8      $   4.6
    Actual return on and adjustments to plan assets.         124.8         150.6          6.9          0.2
    Company contributions...........................           4.3           3.5         24.7         22.3
    Plan participants' contributions................           0.6           0.8          3.4          3.7
    Benefits paid...................................         (70.8)        (82.6)       (28.1)       (26.0)
    Foreign currency exchange rate changes..........          (3.4)         (2.5)          --           --
    Disposal of businesses..........................        (525.2)         (3.6)        (1.7)          --
                                                          --------      --------      -------      -------
    Fair value of plan assets at end of year........      $1,325.7      $1,795.4      $  10.0      $   4.8
                                                          ========      ========      =======      =======

                                      38
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                                                                                   SEPTEMBER 30,
                                                                  ------------------------------------------------
                                                                         PENSION                 POSTRETIREMENT
                                                                  ----------------------      --------------------
                                                                    2000          1999         2000         1999
                                                                    ----          ----         ----         ----
FUNDED STATUS:
    Funded status of the plan...............................      $  536.9      $  694.7      $(354.7)     $(443.0)
    Unrecognized net loss (gain)............................        (284.3)       (396.1)        34.6         50.6
    Unrecognized prior service cost.........................          (0.4)         (4.2)        (3.1)        (7.4)
    Unrecognized net transition asset.......................          (0.6)         (0.2)          --           --
                                                                  --------      --------      -------      -------
    Prepaid (accrued) benefit cost..........................      $  251.6      $  294.2      $(323.2)     $(399.8)
                                                                  ========      ========      =======      =======
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET:
    Prepaid benefit cost....................................      $  265.5      $  224.0      $    --      $    --
    Accrued benefit liability...............................         (21.3)        (20.1)      (323.2)      (318.7)
    Intangible asset........................................           0.8           1.1           --           --
    Accumulated other comprehensive income..................           6.6           2.0           --           --
    Investment in discontinued operations...................            --          87.2           --        (81.1)
                                                                  --------      --------      -------      -------
    Net amount recognized...................................      $  251.6      $  294.2      $(323.2)     $(399.8)
                                                                  ========      ========      =======      =======

    For pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation was $26.8 and $29.0 at September 30, 2000 and 1999, respectively, and the accumulated benefit obligation was $21.3 and $23.7. There are no plan assets for these non-qualified plans as of September 30, 2000 and 1999.

    Pension assets consist primarily of listed common stocks and bonds. The U.S. plan held approximately 5.2 million shares of RAL Stock at September 30, 2000 and 1999, with market values of $123.0 and $146.1, respectively. The plan received dividends on RAL Stock during 2000 and 1999 of $1.8 and $2.1, respectively.

    Of the postretirement liabilities, $24.7 and $22.7 are classified as current liabilities at September 30, 2000 and 1999, respectively, and the remainders are classified as long-term liabilities.

    The following table presents pension and postretirement (income)/expense:

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                 ---------------------------------------------------------------
                                                                            PENSION                        POSTRETIREMENT
                                                                 ------------------------------      ---------------------------
                                                                  2000        1999        1998       2000       1999       1998
                                                                  ----        ----        ----       ----       ----       ----
    Service cost...........................................      $ 30.0      $ 36.7      $ 21.1      $ 1.6      $ 2.2      $ 2.3
    Interest cost..........................................        64.0        72.9        72.3       28.2       28.9       28.1
    Expected return on plan assets.........................      (125.8)     (133.5)     (121.9)        --         --         --
    Amortization of unrecognized prior service cost........          --         0.4         0.9       (0.4)      (0.6)      (0.6)
    Amortization of unrecognized transition asset..........        (1.2)       (4.6)       (4.6)        --         --         --
    Recognized net actuarial (gain) loss...................       (10.3)       (3.1)       (6.8)       1.1        1.1       (1.5)
    Early retirement enhancement...........................          --          --         9.7         --         --         --
    Curtailment loss.......................................          --          --         7.2         --         --        0.1
                                                                 ------      ------      ------      -----      -----      -----
    Net periodic benefit cost/(income).....................      $(43.3)     $(31.2)     $(22.1)     $30.5      $31.6      $28.4
                                                                 ======      ======      ======      =====      =====      =====
DISTRIBUTION OF NET PERIODIC BENEFIT COST:
    Continuing operations..................................      $(42.3)     $(35.6)     $(31.5)     $28.0      $27.6      $24.4
    Discontinued operations................................        (1.0)        4.4         9.4        2.5        4.0        4.0
                                                                 ------      ------      ------      -----      -----      -----
    Net periodic benefit cost/(income).....................      $(43.3)     $(31.2)     $(22.1)     $30.5      $31.6      $28.4
                                                                 ======      ======      ======      =====      =====      =====

                                      39
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

    The following table presents assumptions, which reflect weighted averages for the component plans, used in determining the above information.

                                                                    PENSION     POSTRETIREMENT
                                                                  -----------   ---------------
                                                                  2000   1999    2000     1999
                                                                  ----   ----    ----     ----
Discount rate...............................................      7.5%   6.9%    7.5%     7.0%
Expected return on plan assets..............................      9.0%   8.9%     --       --
Compensation increase rate..................................      5.5%   5.4%     --       --

    Assumed health care cost trend rates have been used in the valuation of postretirement health insurance benefits. The trend rate is 8.0 percent in 2000 declining to 6.5 percent in 2004 and thereafter. A one percentage point increase in health care cost trend rates in each year would increase the accumulated postretirement benefit obligation as of September 30, 2000 by $3.9 and the net periodic postretirement benefit cost for 2000 by $0.3. A one percentage point decrease in the health care cost trend rates in each year would decrease the accumulated postretirement benefit obligation as of September 30, 2000 by $3.5 and the net periodic postretirement benefit cost for 2000 by $0.3.

                           Defined Contribution Plan

    The Company sponsors employee savings plans which cover substantially all U.S. employees. In fiscal 1999, the Company amended the contribution structure of the plans. Prior to January 1, 1999, the Company generally matched 100% of participants' before-tax contributions up to 6 percent of compensation for employees hired prior to July 1, 1993. For employees hired on or after July 1, 1993, the Company matched before-tax participant contributions in increasing 20 percent increments for each year of service. On January 1, 1999 and thereafter, the Company matches 25 percent of participants' before-tax contributions up to 4 percent of compensation. In addition, participants can make after-tax contributions of 1 percent or 1.75 percent of compensation into the savings plan. This participant after-tax contribution is matched within the pension plan at 300 percent. Amounts charged to expense for the match on before-tax contributions during 2000, 1999 and 1998 were $1.6, $4.3 and $11.4, respectively. The decrease in defined contribution expense, and related increase in defined benefit service cost, reflects the aforementioned plan change.

                                 Notes Payable

    Notes payable at September 30, 2000 consisted of notes payable to financial institutions of $158.4 and had a weighted average interest rate of 6.9%. Notes payable at September 30, 1999 consisted of notes payable to financial institutions of $522.2 and commercial paper borrowings of $49.8 and had a weighted average interest rate of 5.8%.

    At September 30, 2000, total unused lines of credit were $250.0.

                                      40
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                                Long-Term Debt

    The detail of long-term debt at September 30 follows:

                                                                    2000                1999
                                                                    ----                ----
Debentures
    9 1/4% due 2009.........................................      $  181.0            $  181.0
    7 3/4% due 2015.........................................         175.0               175.0
    9.30% due 2021..........................................         200.0               200.0
    8 5/8% due 2022.........................................         250.0               250.0
    8 1/8% due 2023.........................................         175.0               175.0
    7 7/8% due 2025.........................................         225.0               225.0
Other Debt
    SAILS, 7%, net of unrealized gain.......................            --               356.5
    Medium-term notes, 9.74% to 10.18%, maturing 2010.......          11.5                24.0
Industrial revenue bonds, 4.25% to 8.0%, maturing
  2000-2015.................................................          25.9                26.9
Other.......................................................           6.5                 6.6
                                                                  --------            --------
                                                                   1,249.9             1,620.0
    Less current portion....................................          (4.6)             (370.1)
                                                                  --------            --------
                                                                  $1,245.3            $1,249.9
                                                                  ========            ========

    Aggregate maturities on all long-term debt are $2.7, $3.2, $0.2 and $3.6 for the years ending September 30, 2002 through 2005, respectively.

    In July 1997, the Company issued $480.0 of SAILS consisting of 7% exchangeable notes, which were settled in cash for $243.0 on August 1, 2000, pursuant to the provisions of the SAILS and the Trust Indenture. Those provisions provided that the amount of cash for settlement be based on 15,498,000 shares of IBC common stock and an average closing price on the New York Stock Exchange of IBC stock on the 20 trading days prior to maturity.

    The SAILS debt was initially recorded on the balance sheet at the principal amount at issuance. For accounting purposes, terms of the SAILS required them to be marked to the cash value of the underlying 15.5 million IBC common shares into which they could be exchanged. Prior to maturity, a market value adjustment was required for the SAILS when the IBC stock price was outside the range of $30.96875 and $37.7819. If the IBC stock price was greater than $37.7819, the Company recorded a cumulative unrealized loss on the SAILS debt, and if the IBC stock price was less than $30.96875, the Company recorded a cumulative unrealized gain. During the fiscal year 1999, the Company recorded an unrealized pre-tax gain of $123.5, calculated as the difference between the carrying value of the SAILS at September 30, 1998, or $480.0, and the carrying value of the SAILS at September 30, 1999, based on 15.5 million shares of IBC common stock and an IBC stock price of $23.00 per share on September 30, 1999. On an after-tax basis, this gain was $79.0, or $.26 and $.25 per basic and diluted share, respectively. On August 1, 2000, the cumulative pre-tax gain was $237.0, calculated as the difference between the SAILS value at issuance of $480.0 and the cash settlement amount of $243.0. Accordingly, the Company recorded an additional pre-tax gain of $113.5 during fiscal year 2000. On an after-tax basis, this gain was $72.6, or $.25 per basic and diluted share.

                          Redeemable Preferred Stock

    The Company's Articles of Incorporation authorize the Company to issue up to 10,600,000 shares of $1 par value preferred stock. As of September 30, 2000 and 1999, there were no shares of preferred stock outstanding.

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

                                      41
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                              Shareholders Equity

    On March 28, 1996, the Board of Directors declared a dividend of one share purchase right ("Right") for each outstanding share of RAL Stock. Each Right entitles a shareholder of RAL Stock to purchase an additional share of RAL Stock at an exercise price of $46.48, which price is subject to antidilution adjustments. Rights, however, may only be exercised if a person or group has acquired, or commenced a public tender for, 20% or more of the outstanding RAL Stock, unless the acquisition is pursuant to a tender or exchange offer for all outstanding shares of RAL Stock and a majority of the Board of Directors determines that the price and terms of the offer are adequate and in the best interests of shareholders (a "Permitted Offer"). At the time that 20% or more of the outstanding RAL Stock is actually acquired (other than in connection with a Permitted Offer), the exercise price of each Right will be adjusted so that the holder (other than the person or member of the group that made the acquisition) may then purchase a share of RAL Stock at one-third of its then-current market price. If the Company merges with any other person or group after the Rights become exercisable, a holder of a Right may purchase, at the exercise price, common stock of the surviving entity having a value equal to twice the exercise price. If the Company transfers 50% or more of its assets or earnings power to any other person or group after the Rights become exercisable, a holder of a Right may purchase, at the exercise price, common stock of the acquiring entity having a value equal to twice the exercise price.

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

    At September 30, 2000, there were 600,000,000 shares of RAL Stock authorized, of which 39,248,784 shares were reserved under various employee incentive compensation and benefit plans.

                                 Grantor Trust

    On September 15, 1994, the Company established the Ralston Purina Company Grantor Trust (the Trust) to provide a source of funds to assist the Company in meeting its obligations under various employee benefit plans and programs. The Trust supports certain employee benefit plans and does not change those plans or the benefits provided by those plans. However, payment of certain benefits would be accelerated if minimum funding requirements of the Trust are not met.

    For financial reporting purposes, the Trust is consolidated with the Company. The cost basis of the shares held by the Trust is shown as a reduction of shareholders equity. All dividend transactions between the Company and the Trust are eliminated. RAL Stock held in the Trust is not considered outstanding in the computation of earnings per share. The Trustee, a party not related to the Company, is responsible for voting the shares of RAL Stock held in the Trust.

    On March 30, 2000, the Company exchanged its commercial paper with a maturity of approximately 30 days for the RAL common shares then held by the Trust. Upon maturity of the commercial paper, the Company exchanged with the Trust the commercial paper for 21,535,675 RAL common shares with a value of $367.5. In 1998, the Trust was adjusted through capital in excess of par value from fair market value to original cost basis based upon guidance issued by the Emerging Issues Task Force of the FASB.

                         Commitments and Contingencies

LEGAL MATTERS -- The Company is a party to a number of legal proceedings in various state, federal and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

    In fiscal year 1997, the Company changed its method of computing foreign tax credits and, as a result, the Company recognized tax benefits of approximately $24 related to a foreign tax credit refund claim for the years 1993 through 1995. The Internal Revenue Service has denied this refund claim. On July 3, 2000, the Company filed a petition in the United States Tax Court in order to pursue its refund claim. The Company believes that its claim is meritorious.

                                      42
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

    Based upon the information currently available, the Company believes that its ultimate liability for all pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, should not be material to its financial position. Such liability could, however, be material to results of operations or cash flows for a particular quarter or annual period.

OTHER COMMITMENTS -- At September 30, 2000 and 1999, the Company had third party guarantees outstanding in the aggregate amount of approximately $51.4 and $55.0, respectively. These guarantees relate primarily to revenue bonds for various facilities and to workers compensation claims associated with the disposition of CBC prior to the sale. While IBC is primarily liable for the payment of these claims, the Company remains secondarily liable for payment.

    Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 2000 are: 2001--$3.3, 2002--$2.9, 2003--$2.3,
2004--$1.5, 2005--$0.7 and thereafter--$0.6.

    Total rental expense for all operating leases was $14.4 in 2000, $12.9 in 1999 and $13.7 in 1998.

                   Financial Instruments and Risk Management

FOREIGN CURRENCY CONTRACTS -- The Company enters into foreign currency forward contracts to mitigate the Company's economic exposure to changes in exchange rates. The Company views these exposures as arising from three major areas: (a) non-U.S. dollar cash flows to the U.S. from foreign subsidiaries expected within a year or less, (b) cash flows to a foreign country in a currency other than the subsidiary's functional currency, and (c) future cash flows at the operating margin level, including anticipated intercompany transactions. The level of such actions is dependent on seasonality of the Company's activities and on specific market conditions involving various currencies.

    At September 30, 2000 and 1999, there were no foreign currency forward contracts outstanding.

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

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, marketable equity securities, short-term and long-term debt.

    At September 30, 2000 and 1999, the fair value of the Company's available-for-sale marketable equity securities was $726.3 and $1,185.5, respectively. See the "Marketable Equity Securities" Note for additional information about the Company's available-for-sale securities at September 30, 2000 and 1999.

    At September 30, 2000 and 1999, the fair value of total debt was $1,452.7 and $2,253.0, respectively, compared to its carrying value of $1,408.3 and $2,192.0, respectively. The fair value of the Company's long-term debt has been estimated using quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements, taking into consideration the underlying terms of the debt, such as the coupon rate, term to maturity, tax impact to investors and imbedded call options.

    Due to the nature of cash equivalents and short-term borrowings, including notes payable, carrying amounts on the balance sheet approximate fair value.

                                      43
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                                                 Segment Information
                                                                    2000               1999               1998
                                                                    ----               ----               ----
NET SALES
North American Pet Foods....................................      $2,068.2           $2,063.8           $1,962.1
International Pet Foods.....................................         447.2              411.9              389.0
Golden Products.............................................         247.9              214.0              199.5
                                                                  --------           --------           --------
            Total...........................................      $2,763.3           $2,689.7           $2,550.6
                                                                  ========           ========           ========
PROFITABILITY
North American Pet Foods....................................      $  477.8           $  438.9           $  377.2
International Pet Foods <Fa>................................          42.4               36.9               27.0
Golden Products.............................................          53.7               49.6               41.8
                                                                  --------           --------           --------
            Total Segment Profitability.....................         573.9              525.4              446.0
General corporate income/(expense) <Fb>.....................          33.2               24.0                4.5
Amortization of goodwill and other intangible assets........         (17.8)             (16.5)             (14.6)
Unusual items <Fc>..........................................         154.3              212.7               16.0
Interest expense............................................        (164.4)            (179.6)            (181.6)
                                                                  --------           --------           --------
            Earnings from Continuing Operations before
              Income Taxes and Equity Earnings..............      $  579.2           $  566.0           $  270.3
                                                                  ========           ========           ========
TOTAL ASSETS AT YEAR END
North American Pet Foods....................................      $  621.5           $  611.6           $  591.1
International Pet Foods.....................................         240.6              196.1              202.8
Golden Products.............................................          81.9               77.0               74.8
                                                                  --------           --------           --------
            Subtotal........................................         944.0              884.7              868.7
Goodwill and other intangible assets........................         406.2              415.8              436.4
Investment in discontinued operations <Fd>..................            --            1,323.7            1,441.3
Corporate...................................................       1,593.4            2,111.0            2,140.2
                                                                  --------           --------           --------
            Total...........................................      $2,943.6           $4,735.2           $4,886.6
                                                                  ========           ========           ========

-----
<Fa>  Includes equity earnings of $8.2, $7.0 and $4.8 for 2000, 1999 and 1998, respectively.

<Fb>  Primarily includes general corporate expenses, mark-to-market adjustments on liabilities denominated in share equivalents, net unallocated pension income, postretirement expenses and investment income.

<Fc>  Includes gains on SAILS debt, gains on the sale of IBC and DuPont stock, gain on the conversion of DuPont common stock to Conoco B common stock, loss on the sale of Conoco B common stock and restructuring reversals/provisions.

<Fd>  See Discontinued Operations in the Notes to Financial Statements.

                                      44
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                                                                    2000               1999               1998
                                                                    ----               ----               ----
CAPITAL EXPENDITURES
North American Pet Foods....................................      $   64.7           $   64.2           $   85.2
International Pet Foods.....................................          23.9               21.9               16.4
Golden Products.............................................           7.4                5.4                7.5
                                                                  --------           --------           --------
            Subtotal........................................          96.0               91.5              109.1
Corporate...................................................          14.8                7.7                5.1
                                                                  --------           --------           --------
            Total...........................................      $  110.8           $   99.2           $  114.2
                                                                  ========           ========           ========
DEPRECIATION EXPENSE
North American Pet Foods....................................      $   49.9           $   45.6           $   41.3
International Pet Foods.....................................          11.6               11.0                9.7
Golden Products.............................................           5.1                4.1                4.7
                                                                  --------           --------           --------
            Subtotal........................................          66.6               60.7               55.7
Corporate...................................................           8.3                7.1                8.6
                                                                  --------           --------           --------
            Total...........................................      $   74.9           $   67.8           $   64.3
                                                                  ========           ========           ========

GEOGRAPHIC SEGMENT INFORMATION
SALES
    United States...........................................      $2,232.8           $2,203.7           $2,048.7
    International...........................................         530.5              486.0              501.9
                                                                  --------           --------           --------
        Total...............................................      $2,763.3           $2,689.7           $2,550.6
                                                                  ========           ========           ========
LONG-LIVED ASSETS
    United States...........................................      $1,254.9           $1,183.7           $1,154.9
    International...........................................         259.7              266.5              261.7
                                                                  --------           --------           --------
        Total...............................................      $1,514.6           $1,450.2           $1,416.6
                                                                  ========           ========           ========

                           Other Income and Expense

    Other (income)/expense, net consists of the following:

                                                                          YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------------------
                                                                   2000             1999             1998
                                                                  ------            ----             ----
Translation and exchange losses.............................      $  3.1           $  1.5           $  6.4
Dividend income.............................................       (26.8)           (30.3)           (22.9)
Investment income...........................................        (4.9)            (3.5)            (2.5)
Return on other investments.................................        (5.7)             0.1             (9.1)
Miscellaneous expense.......................................         0.5              1.3              0.4
                                                                  ------           ------           ------
                                                                  $(33.8)          $(30.9)          $(27.7)
                                                                  ======           ======           ======

                                      45
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                    Supplemental Balance Sheet Information
                                                                        SEPTEMBER 30,
                                                                    ---------------------
                                                                    2000             1999
                                                                    ----             ----
Receivables (current)--
    Trade...................................................      $  198.0         $  196.6
    Notes and other.........................................          29.7             11.7
    Allowance for doubtful accounts.........................          (4.6)            (4.7)
                                                                  --------         --------
                                                                  $  223.1         $  203.6
                                                                  ========         ========
Inventories--
    Raw materials and supplies..............................      $   49.8         $   45.2
    Finished products.......................................          80.7             74.0
                                                                  --------         --------
                                                                  $  130.5         $  119.2
                                                                  ========         ========
Other Current Assets--
    Prepaid expenses........................................      $   26.8         $   18.7
    Deferred income tax benefits............................          37.3             20.1
                                                                  --------         --------
                                                                  $   64.1         $   38.8
                                                                  ========         ========
Investments and Other Assets--
    Goodwill (net of accumulated amortization: 2000--$65.4
      and 1999--$44.4)......................................      $  276.6         $  294.9
    Other intangible assets (net of accumulated
      amortization: 2000--$27.2 and 1999--$20.0)............         129.6            120.9
    Equity investments in affiliated companies..............         179.2            363.7
    Available-for-sale securities...........................         726.3          1,185.5
    Prepaid pension costs...................................         265.5            224.0
    Other investments.......................................         147.7            142.8
    Deferred charges and other assets.......................          72.2             72.0
                                                                  --------         --------
                                                                  $1,797.1         $2,403.8
                                                                  ========         ========
Accounts Payable and Accrued Liabilities--
    Trade accounts payable..................................      $  140.9         $  177.2
    Compensation expense....................................          56.3             52.5
    Accrued advertising, promotion and allowances...........          37.8             40.4
    Accrued interest........................................          33.7             40.7
    Postretirement benefits.................................          24.7             22.7
    Other...................................................          57.0             57.2
                                                                  --------         --------
                                                                  $  350.4         $  390.7
                                                                  ========         ========
Other Liabilities--
    Postretirement medical benefits.........................      $   63.5         $   63.5
    Other postretirement benefits...........................         235.0            232.5
    Other...................................................         126.8            111.5
                                                                  --------         --------
                                                                  $  425.3         $  407.5
                                                                  ========         ========

                                      46
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                   Notes to Financial Statements (continued)
                  (Dollars in millions except per share data)

                            Supplemental Cash Flow Statement Information
                                                                          YEAR ENDED SEPTEMBER 30,
                                                                   --------------------------------------
                                                                   2000             1999             1998
                                                                   ----             ----             ----
Interest paid...............................................      $167.9           $177.8           $169.5
Income taxes paid...........................................      $222.0           $165.8           $114.9

                                   Allowance for Doubtful Accounts
                                                                   2000             1999             1998
                                                                   ----             ----             ----
Balance, beginning of year..................................       $ 4.7            $ 4.2           $  4.3
Provision charged to expense................................         0.8              1.6              0.5
Writeoffs, less recoveries..................................        (0.9)            (1.1)            (0.6)
                                                                   -----            -----           ------
Balance, end of year........................................       $ 4.6            $ 4.7           $  4.2
                                                                   =====            =====           ======

                                      47
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                                          Quarterly Financial Information

                                                    (UNAUDITED)
                                    (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 2000                                                     FIRST          SECOND         THIRD          FOURTH
-----------                                                     -----          ------         -----          ------
Net sales...................................................    $728.3         $690.8         $668.3         $675.9
Gross profit................................................     435.7          415.9          393.8          394.4
Earnings from continuing operations<Fa>.....................     135.1          151.1           66.8           83.5
Net earnings/(loss) from discontinued operations............     107.7           (8.1)          (5.7)            --
Net earnings................................................     242.8          143.0           61.1           83.5
Earnings per share of RAL Stock:
    Basic
        Earnings from continuing operations.................       .46            .52            .23            .29
        Net earnings/(loss) from discontinued operations....       .37           (.03)          (.02)            --
        Net earnings........................................       .83            .49            .21            .29
    Diluted
        Earnings from continuing operations.................       .46            .52            .23            .29
        Net earnings/(loss) from discontinued operations....       .36           (.03)          (.02)            --
        Net earnings........................................       .82            .49            .21            .29
Dividends paid per share....................................       .10            .10            .07            .07
Market price range of RAL Stock.............................   32 1/2-        29 3/4-       22 5/16-        24 1/2-
                                                                25 1/2         23 1/4         16 3/4<Fb>   18 13/16<Fb>

<Fa>  Earnings from continuing operations and related per share amounts were (reduced)/increased for the following unusual items:


                                                                 EARNINGS FROM
                                                                  CONTINUING         BASIC       DILUTED
                                                                  OPERATIONS          EPS          EPS
                                                                 -------------       -----       -------
              First Quarter
                  Gain on SAILS debt.......................         $ 48.4           $ .17        $ .17
                                                                    ======           =====        =====
              Second Quarter
                  Gain on SAILS debt.......................         $ 38.4           $ .13        $ .13
                  Gain on sale of DuPont stock.............            7.1             .02          .02
                  Capital loss tax benefits................           31.1             .11          .11
                                                                    ------           -----        -----
                                                                    $ 76.6           $ .26        $ .26
                                                                    ======           =====        =====
              Third Quarter
                  Gain on SAILS debt.......................         $  2.5           $ .01        $ .01
                                                                    ======           =====        =====
              Fourth Quarter
                  Loss on SAILS debt.......................         $(16.7)          $(.06)       $(.06)
                  Gain on sale of IBC stock................           23.8             .08          .08
                  Loss on sale of Conoco stock.............           (3.4)           (.01)        (.01)
                                                                    ------           -----        -----
                                                                    $  3.7           $ .01        $ .01
                                                                    ======           =====        =====

<Fb>  Represents the market price range excluding Energizer, which was spun off to shareholders on April 1, 2000.

                                      48
--------------------------------------------------------------------------------

             RALSTON PURINA COMPANY ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------------------------------------------------

                                    Quarterly Financial Information (continued)

                                                    (UNAUDITED)
                                    (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

FISCAL 1999                                                     FIRST          SECOND         THIRD          FOURTH
-----------                                                     -----          ------         -----          ------
Net sales<Fa>...............................................    $676.9         $679.8         $650.1         $682.9
Gross profit<Fa>............................................     376.2          381.6          373.0          400.2
Earnings from continuing operations<Fb>.....................     115.4          120.8           61.4          122.3
Net earnings/(loss) from discontinued operations............      61.4          (13.6)          (4.2)          41.6
Net earnings................................................     176.8          107.2           57.2          163.9
Earnings per share of RAL Stock:
    Basic
        Earnings from continuing operations.................       .38            .38            .19            .40
        Net earnings/(loss) from discontinued operations....       .20           (.04)          (.01)           .14
        Net earnings........................................       .58            .34            .18            .54
    Diluted
        Earnings from continuing operations.................       .36            .38            .19            .40
        Net earnings/(loss) from discontinued operations....       .19           (.04)          (.01)           .13
        Net earnings........................................       .55            .34            .18            .53
Dividends paid per share....................................       .10            .10            .10            .10
Market price range of RAL Stock.............................  37 3/16-        32 1/2-            33-        30 7/8-
                                                                28 1/4       25 13/16         25 5/8         27 1/4

<Fa>  Amounts have been restated due to certain reclassifications made between sales and advertising and promotion expense, to conform to the current year's presentation.

<Fb>  Earnings from continuing operations and related per share amounts were (reduced)/increased for the following unusual items:


                                                                 EARNINGS FROM
                                                                  CONTINUING         BASIC       DILUTED
                                                                  OPERATIONS          EPS          EPS
                                                                 -------------       -----       -------
              First Quarter
                  Unrealized gain on SAILS debt............         $ 44.9           $ .15        $ .14
                                                                    ======           =====        =====
              Second Quarter
                  Unrealized gain on SAILS debt............         $ 48.4           $ .15        $ .15
                                                                    ======           =====        =====
              Third Quarter
                  Restructuring reversal...................         $  3.2           $ .01        $ .01
                  Unrealized loss on SAILS debt............           (8.7)           (.03)        (.03)
                  Gain on sale of DuPont stock.............            8.4             .03          .03
                                                                    ------           -----        -----
                                                                    $  2.9           $ .01        $ .01
                                                                    ======           =====        =====
              Fourth Quarter
                  Unrealized loss on SAILS debt............         $ (5.6)          $(.02)       $(.02)
                  Gain on sale of DuPont stock.............           14.4             .05          .05
                  Gain on conversion of DuPont stock.......           32.2             .11          .11
                  Capital loss tax benefits................           10.0             .03          .03
                                                                    ------           -----        -----
                                                                    $ 51.0           $ .17        $ .17
                                                                    ======           =====        =====

                                      49
--------------------------------------------------------------------------------